=============================================================================

   As filed with the Securities and Exchange Commission on April 10, 2000.
                                   REGISTRATION NO. 333-
=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                             -------------------
                                  FORM S-4

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                             -------------------

                            KRAMONT REALTY TRUST
           (Exact name of registrant as specified in its charter)

                             -------------------


        Maryland                    6798                    256703702
   (State or other           (Primary standard          (I.R.S. employer
   jurisdiction of               industrial            identification no.)
    incorporation              classification
   or organization)             code number)

                               Plymouth Plaza
                          580 West Germantown Pike
                    Plymouth Meeting, Pennsylvania 19462
                               (610) 825-7100
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                            Louis P. Meshon, Sr.
                    President and Chief Executive Officer
                               Plymouth Plaza
                          580 West Germantown Pike
                    Plymouth Meeting, Pennsylvania 19462
                               (610) 825-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             -------------------
                                 Copies To:

         Alan S. Pearce, Esq.                   Klaus Eppler, Esq.
           Gary Wolff, Esq.                      Gail Sanger, Esq.
       Robinson Silverman Pearce                Proskauer Rose LLP
         Aronsohn & Berman LLP                     1585 Broadway
       New York, New York  10104             New York, New York 10036
            (212) 541-2000                        (212) 969-3000
      (212) 541-4630 (telecopier)           (212) 969-2900 (telecopier)

                             -------------------

      Approximate Date of Commencement of Proposed Sale to the Public:
     As soon as practicable after the effective date of this Registration Statement.
                             -------------------


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



                       CALCULATION OF REGISTRATION FEE

=============================================================================
                                        Proposed    Proposed
        Title of                         maximum     maximum     Amount of
      each class of         Amount      offering    aggregate    Regis-
       securities            to be      price per   offering     tration
    to be registered     Registered(1)   unit(2)    price(2)     fee(3)
-----------------------------------------------------------------------------
Common Shares, par
 value $.01 per share(4) .19,756,915      $8.65 $170,741,758.8 $45,128.62
-----------------------------------------------------------------------------
Series B-1 Cumulative
 Convertible Preferred
 Shares, par value
 $.01 per share. . . . . . 1,235,000     $15.50   $19,142,500   $5,053.62
-----------------------------------------------------------------------------
Series D Cumulative
 Redeemable Preferred
 Shares, par value
 $.01 per share. . . . . . 2,070,000     $15.90   $32,913,000   $8,689.03
=============================================================================


(1) Represents the estimated maximum number of shares to be issued in connection with the transactions contemplated herein.
(2) Pursuant to Rule 457(f), the filing fee for the shares has been computed based on the market value of the shares of beneficial interest of Kranzco Realty Trust and CV Reit, Inc. computed pursuant to Rule 457(c) using the average of the high and low prices ($8.31 for Kranzco common shares, $15.50 for Kranzco Series B-1 preferred shares, $15.90 for Kranzco Series D preferred shares and $9.13 for CV common shares) of such shares as reported on the New York Stock Exchange on April 5, 2000. The offering price per unit for the common shares was calculated using the weighted average of the market value of the Kranzco common shares and the CV common shares for which Kramont common shares will be issued in connection with the transactions contemplated herein.
(3) Pursuant to Rule 457(b), the registration fee has been reduced by $44,703, the aggregate of the fees previously paid in connection with the filing with the Commission of the preliminary proxy materials relating to the transactions described herein on January 21, 2000.
(4) Plus an indeterminate number of Common Shares as may be issued upon conversion of the Series B-1 Preferred Shares of Kranzco Realty Trust.
     No registration fee is required for such shares reserved for conversion because such shares will be issued for no additional consideration.

                             -------------------


[CV Logo]                                                      [Kranzco Logo]

Dear Shareholder:

     The board of directors of CV Reit, Inc. and the board of trustees of Kranzco Realty Trust have approved a merger agreement that would result in the tax-free combination of the businesses of CV and Kranzco into a newly formed entity, Kramont Realty Trust, a Maryland real estate investment trust. CV shareholders will receive one Kramont common share for each CV common share they own. Kranzco shareholders will receive one Kramont common share for each Kranzco common share that they own prior to the pre-merger transactions described in the merger agreement. Each Kranzco preferred share outstanding prior to the pre-merger transactions described in the merger agreement will convert into one preferred share of Kramont with the same rights.

     The mergers cannot be completed without the affirmative vote of CV shareholders owning a majority of the outstanding common shares of CV and the affirmative vote of Kranzco shareholders owning two-thirds of the outstanding common shares of Kranzco. Each of our companies will hold a special meeting of its shareholders to consider and vote on the combination of the businesses of CV and Kranzco into Kramont and the merger agreement.

     The directors of CV unanimously recommend that all CV shareholders vote for approval of the merger and the merger agreement. The trustees of Kranzco unanimously recommend that all Kranzco shareholders vote for approval of the merger.

     The dates, times and places of the meetings are:

          FOR CV SHAREHOLDERS:               FOR KRANZCO SHAREHOLDERS:
          June 6, 2000, 10:30 a.m.,          June 6, 2000, 9:30 a.m.,
          local time                         local time
          Peninsula Hotel                    Philadelphia Marriott West
          700 Fifth Avenue, at 55th Street   Matson Ford Road and Route 23
          3rd floor (La Grande Salle)        West Conshohocken, PA  19428
          New York, NY  10019


     This document provides you with detailed information about the meetings and the proposed mergers. We encourage you to read this entire document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 22 FOR A DESCRIPTION OF RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGERS. You may also obtain information about our companies from publicly available documents that our companies have filed with the Securities and Exchange Commission.

     YOUR VOTE IS VERY IMPORTANT. Please take the time to complete the enclosed proxy card and return it in the return envelope provided, even if you plan to attend your shareholders' meeting. If you are a Kranzco shareholder of record, you may also, by telephone or over the Internet, as described in the enclosed joint proxy statement/prospectus, authorize a proxy to cast your votes. You may revoke your proxy in the manner described in the accompanying document at any time before it has been voted at your special meeting. The solicitations are made on behalf of the board of directors of CV with respect to the CV shareholders and on behalf of the board of trustees of Kranzco with respect to the Kranzco shareholders.


Louis P. Meshon, Sr.                    Norman M. Kranzdorf
President and Chief Executive Officer   President and Chief Executive Officer
CV Reit, Inc.                           Kranzco Realty Trust

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE MERGERS OR THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this joint proxy statement/prospectus is April 14, 2000, and it is first being mailed to shareholders on April 14, 2000.

                                CV REIT, INC.
                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A special meeting of shareholders of CV Reit, Inc., a Delaware corporation, will be held at the Peninsula Hotel, 700 Fifth Avenue, at 55th Street, 3rd floor (La Grande Salle), New York, NY 10019, on June 6, 2000, at 10:30 a.m., local time, to consider and vote on the following:

      1. A proposal to adopt and approve the Agreement and Plan of Reorganization and Merger, dated as of December 10, 1999, as amended, providing for the merger of CV and KRT Trust, a Maryland real estate investment trust, with and into Kramont Realty Trust, a Maryland real estate investment trust, including the amendment and restatement of Kramont's declaration of trust;

      2. A proposal to adopt and approve the 2000 Incentive Plan of Kramont Realty Trust; and

      3. To transact other business as may properly come before the meeting and any adjournments of the meeting.

     Only CV common shareholders of record as of the close of business on April 10, 2000 will be entitled to vote at the meeting and at any adjournments or postponements that may take place.

                    By order of the board of directors,



                                   Orilla Floyd
                                   Secretary


West Palm Beach, FL 33417
April 14, 2000

                            KRANZCO REALTY TRUST
                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A special meeting of shareholders of Kranzco Realty Trust, a Maryland real estate investment trust, will be held at the Philadelphia Marriott West, Matson Ford Road and Route 23, West Conshohocken, PA 19428, on June 6, 2000, at 9:30 a.m., local time, to consider and vote on the following:

     1. A proposal to approve the merger of KRT Trust, a Maryland real estate investment trust and the successor to Kranzco, with and into Kramont Realty Trust, a Maryland real estate investment trust, pursuant to an Agreement and Plan of Reorganization and Merger, dated as of December 10, 1999, as amended, including the amendment and restatement of Kramont's declaration of trust;

     2. A proposal to adopt and approve the 2000 Incentive Plan of Kramont Realty Trust; and

     3. To transact other business as may properly come before the meeting and any adjournments of the meeting.

     As more fully described in the accompanying joint proxy statement/prospectus, approval of the merger of KRT Trust into Kramont is, together with the approval by the shareholders of CV Reit, Inc., a Delaware corporation, of the merger of CV into Kramont, a prerequisite to the effectiveness of certain additional transactions.

     Only Kranzco common shareholders of record as of the close of business on April 10, 2000 will be entitled to vote at the meeting and at any adjournments or postponements that may take place.

                     By order of the board of trustees,



                                   Hermina Kranzdorf
                                   Secretary


Conshohocken, PA 19428
April 14, 2000

                              TABLE OF CONTENTS
                                                                        Page
                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE MERGERS. . . . . . . . . . . . . . . . . . 1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

OWNERSHIP STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . . . . . .11

CV SELECTED FINANCIAL AND OPERATING DATA . . . . . . . . . . . . . . . . .12

 AND OPERATING DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . .14

KRAMONT SUMMARY PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL DATA (UNAUDITED) . . . . . . . . . . . . . . . . . . . . . . . .16

COMPARATIVE MARKET AND PER SHARE DATA. . . . . . . . . . . . . . . . . . .18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. . . . . . . . .20

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     The directors and officers of CV and trustees and officers of
          Kranzco may have interests that are different from the
          interests of the CV and Kranzco shareholders generally . . . . .22
     The fixed exchange ratio may not reflect changes in market values of shares . . . . . . . . . . . . . . . . . . . . . . . .22
     Even though the Kranzco shareholders will receive a majority of the Kramont shares, a majority of the Board of Trustees of
          Kramont will consist of current members of the CV Board
          of Directors and CV will be treated as the acquirer for
          accounting purposes. . . . . . . . . . . . . . . . . . . . . . .22
     Payments of fees and expenses by CV and Kranzco if the merger fails to occur could adversely affect their ability to
          engage in other transactions . . . . . . . . . . . . . . . . . .23
     Other than holders of Kranzco Series A-1 preferred shares, shareholders of CV and Kranzco have no appraisal rights. . . . .23
     If the mergers are completed, the Kramont common shares to be received by the CV common shareholders will be subject to
          the rights of Kramont preferred shareholders . . . . . . . . . .23
     If the mergers are completed, holders of Kramont Series B-1 preferred shares will have the right to vote their preferred shares with the Kramont common shareholders. . . . . . . . . . .23
     Holders of Partnership Units in Montgomery CV Realty L.P. will have an opportunity to benefit from the operations of Kramont disproportionately to Kramont common shareholders. . . . . . . .24
     As a shareholder of a REIT, you may be liable for certain claims against Kramont. . . . . . . . . . . . . . . . . . . . . . . . .24
     Upon completion of the mergers, CV shareholders will lose
          protections against reduction of CV's dividend . . . . . . . . .24
     Combining CV and Kranzco may have potential adverse
          effects on operations and savings. . . . . . . . . . . . . . . .24
     The issuance of additional Kramont shares may reduce the market price for Kramont shares . . . . . . . . . . . . . . . . . . . .25
     Our combined company will depend on key personnel . . . . . . . . . .25
     Financing Risks . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     General Real Estate Risks . . . . . . . . . . . . . . . . . . . . . .27
     Federal Income Tax Risks. . . . . . . . . . . . . . . . . . . . . . .30
     Certain provisions of the Maryland General Corporation Law and
          Kramont's Declaration of Trust may inhibit business
          combinations . . . . . . . . . . . . . . . . . . . . . . . . . .32

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS. . . . . . . . . . . . . . . .33

THE MEETING OF CV SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . .33
     Time and Place; Purposes. . . . . . . . . . . . . . . . . . . . . . .33
     Voting Rights; Votes Required for Approval. . . . . . . . . . . . . .33
     Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     Dissenters' Appraisal Rights. . . . . . . . . . . . . . . . . . . . .34
     Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

THE MEETING OF KRANZCO SHAREHOLDERS. . . . . . . . . . . . . . . . . . . .35
     Time and Place; Purposes. . . . . . . . . . . . . . . . . . . . . . .35
     Voting Rights; Votes Required for Approval. . . . . . . . . . . . . .35
     Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
     Dissenters' Appraisal Rights. . . . . . . . . . . . . . . . . . . . .36
     Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .36

PRE-MERGER TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . .37
     Kranzco Reorganization Transactions . . . . . . . . . . . . . . . . .37
     CV Trust Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     Private Placement Offering of Kramont Operating Partnership, L.P.
     Partnership Units . . . . . . . . . . . . . . . . . . . . . . . . . .38

THE MERGERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     Terms of the Merger . . . . . . . . . . . . . . . . . . . . . . . . .40
     Background of the Mergers . . . . . . . . . . . . . . . . . . . . . .40
     Reasons for the Merger; Recommendation of the CV Board of Directors .46
     Opinion of CV's Financial Advisor . . . . . . . . . . . . . . . . . .49
     Reasons for the Mergers; Recommendation of the Kranzco Board of
     Trustees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
     Opinion of Financial Advisor to Kranzco Board . . . . . . . . . . . .56
     Interests of CV Executive Officers and Directors in the Mergers . . .60 Interests of Kranzco Executive Officers and Trustees in the Mergers .62
     Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .64
     Material Federal Income Tax Consequences. . . . . . . . . . . . . . .65
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . .78
     Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .78

MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .79
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .79
     Effective Time of the Mergers . . . . . . . . . . . . . . . . . . . .80
     Exchange of Certificates for CV and KRT Trust Shares. . . . . . . . .80
     Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81
     Representations and Warranties. . . . . . . . . . . . . . . . . . . .81
     Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .83
     Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . .84
     Listing of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .85
     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .85
     No Solicitation of Transactions . . . . . . . . . . . . . . . . . . .85
     Conditions to the Mergers . . . . . . . . . . . . . . . . . . . . . .86
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .89
     Termination Fees and Expenses . . . . . . . . . . . . . . . . . . . .90
     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .91
     Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . . . .91

THE COMPANIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
     CV Reit, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
     Kranzco Realty Trust. . . . . . . . . . . . . . . . . . . . . . . . .95
     KRT Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
     Kramont Realty Trust. . . . . . . . . . . . . . . . . . . . . . . . 101

MANAGEMENT OF KRAMONT FOLLOWING THE MERGERS. . . . . . . . . . . . . . . 102
     Trustees and Executive Officers . . . . . . . . . . . . . . . . . . 102
     Trustee Compensation. . . . . . . . . . . . . . . . . . . . . . . . 104
     Board Committees. . . . . . . . . . . . . . . . . . . . . . . . . . 104
     Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . 104
     Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . 105

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 107

OPERATING, ACQUISITION, FINANCING AND GENERAL INVESTMENT STRATEGIES
OF KRAMONT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
     Operating Strategies. . . . . . . . . . . . . . . . . . . . . . . . 109
     Acquisition Strategies. . . . . . . . . . . . . . . . . . . . . . . 109
     Financing Strategies. . . . . . . . . . . . . . . . . . . . . . . . 110
     General Investment Strategies . . . . . . . . . . . . . . . . . . . 110

PRINCIPAL SHAREHOLDERS OF KRAMONT. . . . . . . . . . . . . . . . . . . . 110

COMPARISON OF RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . 112
     Comparison of Rights of Holders of CV Common Shares and Holders
          of Kramont Common Shares . . . . . . . . . . . . . . . . . . . 112
     Comparison of Rights of Holders of Kranzco Common and Preferred
          Shares and Kramont Common and Preferred Shares . . . . . . . . 120

DESCRIPTION OF KRAMONT SHARES. . . . . . . . . . . . . . . . . . . . . . 127
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 127
     Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . 127
     Preferred Shares. . . . . . . . . . . . . . . . . . . . . . . . . . 128
     No Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . . 142
     Power to Issue Additional Common Shares and Preferred Shares. . . . 142
     Restrictions on Transfer. . . . . . . . . . . . . . . . . . . . . . 142
     Transfer Agent and Registrar. . . . . . . . . . . . . . . . . . . . 145

DESCRIPTION OF THE PARTNERSHIP AGREEMENTS OF KRAMONT OPERATING
PARTNERSHIP, L.P. AND MONTGOMERY CV REALTY L.P.. . . . . . . . . . . . . 146

KRAMONT PRO FORMA FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . 150

PROPOSAL TO APPROVE KRAMONT'S 2000 INCENTIVE PLAN. . . . . . . . . . . . 155

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 161

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 161

FUTURE SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . 162

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . 162

APPENDIX A     Agreement and Plan of Reorganization and
               Merger, as amended. . . . . . . . . . . . . . . . . . . . A-1
APPENDIX B     Opinion of Salomon Smith Barney Inc.. . . . . . . . . . . B-1
APPENDIX C     Opinion of ING Barings LLC. . . . . . . . . . . . . . . . C-1
APPENDIX D     Articles of Amendment and Restatement of Kramont
                    Realty Trust . . . . . . . . . . . . . . . . . . . . D-1
APPENDIX E     Amended and Restated Agreement of Limited Partnership of
                    Kramont Operating Partnership, L.P.. . . . . . . . . E-1
APPENDIX F     The Kramont 2000 Incentive Plan . . . . . . . . . . . . . F-1

     This document incorporates important business and financial information about CV and Kranzco that is not included in or delivered with this document. CV will provide you with copies of the incorporated documents containing information relating to CV, without charge, upon written or oral request to:

          CV REIT, INC.
          100 Century Boulevard
          West Palm Beach, FL 33417
          Telephone:  (561) 640-3155

     Kranzco will provide you with copies of the incorporated documents containing information relating to Kranzco, without charge, upon written or oral request to:

          KRANZCO REALTY TRUST
          128 Fayette Street
          Conshohocken, PA 19428
          Telephone:  (610) 941-9292


IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF YOUR SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN MAY 26, 2000.

                   QUESTIONS AND ANSWERS ABOUT THE MERGERS


Q:   WHY ARE THE SPECIAL MEETINGS BEING CALLED?

A: The special meetings are being called so that the shareholders of CV and Kranzco can vote to approve the combination of the businesses of CV and Kranzco into a newly formed company, Kramont.

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: CV believes that the combination will benefit the shareholders of CV for the reasons described below.

     The CV shareholders will benefit from:

     o the substantial increase in the gross leasable area of the real estate portfolio of the combined company as compared to the gross leasable area of CV's real estate portfolio;

     o the opportunity presented to CV's management, led by Louis P. Meshon, Sr., to upgrade some of Kranzco's properties and improve the occupancy rate of Kranzco's properties;

     o the geographic and tenant diversity of the combined company's properties;

     o an expected increase in the distribution rate payable to shareholders, at least during the first year after the mergers are completed;

     o the increased number of shares in the combined company available for trading; and

     o acquiring an equity interest in a much larger, more diversified shopping center real estate investment trust.

     Kranzco believes that the combination will benefit the shareholders of Kranzco for the reasons described below.

     The Kranzco shareholders will benefit from:

     o CV's high occupancy rates and its management and leasing expertise which is anticipated to increase the occupancy rates of Kranzco's properties;

     o the unencumbered cash from CV's unutilized borrowing capacity which is expected to increase the capacity of the combined company to finance the redevelopment and upgrading of existing Kranzco properties, and potentially in the future, acquisitions of additional properties; and

     o the ownership structure of the combined company. As a result of this structure, called an UPREIT structure, potential transferors of property to the combined company may be able to transfer property to Kramont on a tax-deferred basis, facilitating Kramont's acquisition of properties.

          In addition, the fact that Louis P. Meshon, Sr., 59, will be the President and Chief Executive Officer of Kramont, and Norman M. Kranzdorf, 69, will be the Chairman of the Board of Kramont, is expected to provide for succession of management for Kranzco shareholders.

Q.   ARE THERE ANY POSSIBLE DISADVANTAGES TO THE MERGERS?

A. Although CV and Kranzco believe that the mergers will benefit their respective shareholders, they considered the possible disadvantages described below.

     Among other things, CV and Kranzco may be disadvantaged by the mergers because of the significant costs and management time and effort involved.

     In addition, CV considered:

     o that Kramont's declaration of trust and bylaws do not include provisions like those in CV's certificate of incorporation and bylaws to protect against reductions in the amount of dividends;

     o the Kramont shares to be received by CV's shareholders will be subject to the prior rights of Kramont's preferred shares;

     o the termination of the merger agreement under some circumstances may require CV to pay a significant fee to Kranzco and reimburse a significant amount of Kranzco's expenses; and

     o the potential adverse financial consequences which could result from the need to obtain material consents, waivers or approvals.

     In addition, Kranzco considered:

     o    that it may be prohibited from combining with another party besides
          CV; and

     o the termination of the merger agreement under some circumstances may require Kranzco to pay a significant fee to CV and reimburse a significant amount of CV's expenses.

     Neither CV nor Kranzco, however, believe these factors affecting its shareholders outweigh the benefits of the mergers.

Q:   WHAT WILL I RECEIVE IN THE MERGERS?

A: CV common shareholders will receive one common share of Kramont in exchange for each of their common shares in CV.

     Kranzco common shareholders will receive one common share of Kramont in exchange for each of their common shares in Kranzco. Each Kranzco preferred share will convert into one preferred share of Kramont with the same rights.

Q:   DO I HAVE APPRAISAL RIGHTS?

A: No, unless you hold Kranzco's Series A-1 preferred shares, which appraisal rights are described on page 78 of this joint proxy statement/prospectus.

Q:   WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED?

A:   We hope to complete the mergers during the second quarter of 2000.

Q:   WHAT WILL KRAMONT'S DISTRIBUTION POLICY BE FOR ITS COMMON SHAREHOLDERS?

A: Following the mergers, Kramont's board of trustees will use its discretion to decide the amount of any distributions. In making its decision, the board of trustees will consider various factors, including the earnings and financial condition of Kramont and its subsidiaries.
     The merger agreement provides that, subject to the exercise of its duties under applicable law, the policy of the board of trustees of Kramont will be to pay cash distributions on the Kramont common shares for the first year following the effective time of the mergers on a quarterly basis at the rate of $0.325 per quarter, which equates to $1.30 annually for each common share. It is expected that Kramont in any event will make distributions in a sufficient amount to continue to qualify as a real estate investment trust. For CV shareholders, this represents an increase of approximately 12% above the current CV distribution rate.
     For Kranzco shareholders, it is the same rate that Kranzco currently pays its shareholders.

Q:   WHAT VOTE IS REQUIRED TO APPROVE THE MERGERS?

A: The merger agreement must be adopted by the affirmative vote of CV shareholders owning a majority of the outstanding common shares of CV, and the combination of the business of Kranzco into Kramont must be approved by the affirmative vote of Kranzco shareholders owning two-thirds of the outstanding common shares of Kranzco.

Q:   HOW DO I VOTE?

A: Your vote is important. Shareholders can vote in person at their special meeting or by proxy. If you are a registered holder (that is, you hold your shares in your own name and not through a broker or other nominee), you can authorize a proxy to cast your vote by mail by signing, dating and mailing the enclosed proxy card in the return envelope provided. If you prefer and you are a Kranzco shareholder, you may authorize a proxy by telephone or over the Internet to cast your vote (the toll-free telephone number and the Internet site are listed in this joint proxy statement/prospectus).

     If you hold your shares in "street name" with a broker, your broker will vote your shares only if you provide your broker with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as voting against the mergers and the merger agreement.

Q:   CAN I REVOKE OR CHANGE MY PROXY?

A: Yes, you may change or revoke your proxy at any time before the meeting. To do so, you must:

     o advise the Secretary of your company in writing before your shares are voted by the proxy holders at the meeting;

     o deliver later proxy instructions or, if you are a Kranzco shareholder, you may grant your new proxy by using the toll-free telephone number or the Internet site listed on the proxy card; or

     o    attend your meeting and vote your shares in person.

     The powers of your proxy holder will be suspended if you attend your meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

     If your shares are held by a broker, to vote your shares you must follow the directions received from your broker to change those instructions.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the mergers are completed, we will send you written instructions regarding the surrender of your certificates in exchange for certificates evidencing Kramont shares.

Q.   WHO CAN HELP ANSWER YOUR QUESTIONS ABOUT THE MERGERS AND VOTING?

A. If you have additional questions about voting on the mergers, you should contact our proxy solicitor:

                    D.F. King & Co., Inc.
                    77 Water Street
                    New York, NY  10005
                    Telephone: 1-800-290-6429

     If you are a CV shareholder and have additional questions about the mergers, you should contact:

                    Louis P. Meshon, Sr.
                    CV Reit, Inc.
                    100 Century Boulevard
                    West Palm Beach, FL 33417
                    (888) 642-7100 or (561) 640-5902

     If you are a Kranzco shareholder and have additional questions about the mergers, you should contact:

                    Norman M. Kranzdorf
                    Kranzco Realty Trust
                    128 Fayette Street
                    Conshohocken, PA 19428
                    (800) 983-9290 or (610) 941-9292

                                   SUMMARY

     The following summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. To better understand the business combination fully and for a more complete description of its legal terms, please read carefully this entire joint proxy statement/prospectus, the
appendices and the documents to which we refer you.   See "Where You Can Find
More Information."

     The terms of the mergers are complex. We discuss these terms in greater detail under "The Mergers." We have included parenthetical page references to direct you to a more complete description of each topic presented in this summary.

The Companies  (see page 91)

     CV REIT, INC.
     100 Century Boulevard
     West Palm Beach, FL 33417
     (561) 640-3155

     CV is a self-administered and self-managed equity real estate investment trust ("REIT") primarily in the business of owning, managing, operating, leasing, acquiring, redeveloping and upgrading neighborhood and community shopping centers. CV owns 22 properties, including two office buildings, aggregating approximately 2 million square feet of gross leasable area, which are principally neighborhood and community shopping centers located in the Mid-Atlantic region and Florida with a diverse base of approximately 400 tenants. CV is organized as an UPREIT, or umbrella partnership REIT. In an UPREIT structure, the REIT owns its properties through a limited partnership called the operating partnership, in which the REIT is usually the general partner and owns a substantial amount of the limited partner interests. The name of CV's operating partnership is Montgomery CV Realty L.P. CV owns the general partner interest and approximately 84.5% of the limited partner interests in Montgomery CV Realty L.P. through CV's wholly owned subsidiary, Montgomery CV Realty Trust.

     KRANZCO REALTY TRUST (and KRT TRUST)
     128 Fayette Street
     Conshohocken, PA 19428
     (610) 941-9292

     Kranzco Realty Trust is a self-administered and self-managed equity REIT engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and free-standing retail properties. Kranzco owns and operates 62 neighborhood and community shopping centers and free-standing properties, aggregating approximately 9 million square feet of gross leasable area located primarily in the Northeast, Mid-Atlantic and Southern regions of the United States with a diverse base of approximately 825 tenants.

     KRT Trust is a Maryland real estate investment trust and a wholly-owned subsidiary of Kranzco which was recently created solely to effect the Kranzco Reorganization (described under "- The Pre-Merger Transactions" below) and the combination of the businesses of CV and Kranzco. Before the Kranzco Reorganization, KRT Trust will have no operations. The Kranzco Reorganization refers to a series of transactions expected to occur prior to the combination of the businesses of CV and Kranzco into Kramont. In connection with the Kranzco Reorganization, all of the outstanding shares of Kranzco will convert into an equal number of shares with substantially the same rights in KRT Trust. KRT Trust will then merge into Kramont.

     KRAMONT REALTY TRUST
     Plymouth Plaza
     580 West Germantown Pike
     Plymouth Meeting, PA  19462
     (610) 825-7100

     CV and Kranzco caused Kramont to be formed solely for the purpose of effecting the mergers of CV and KRT Trust into Kramont. Following the completion of the mergers, you will own shares in Kramont. Kramont has had no business operations as of the date of this joint proxy statement/prospectus. After the mergers of CV and KRT Trust into Kramont, the shareholders of CV and the shareholders of Kranzco who become KRT Trust shareholders in the Kranzco Reorganization will become shareholders of Kramont, and Kramont will, through operating partnerships, own the real estate assets currently owned directly or indirectly by CV and Kranzco. If the mergers were completed as of the date of this joint proxy statement/prospectus, Kramont would have 84 properties totaling approximately 11 million square feet of gross leasable area in 16 states. Kramont intends to qualify as a real estate investment trust.

The Shareholder Meetings (see page 33 and 35)

     CV

     The special meeting of shareholders of CV will be held on June 6, 2000, at 10:30 a.m., local time, at the Peninsula Hotel, 700 Fifth Avenue, at 55th Street, 3rd floor (La Grande Salle), New York, NY 10019. Only holders of record of CV common shares at the close of business on April 10, 2000, will be entitled to vote at the CV special meeting. Each CV common share carries one vote. As of the close of business on April 7, 2000, 8,111,419 shares were eligible to be voted at the special meeting, of which 793,577 shares (or approximately 10% of the outstanding shares of CV) (excluding 175,000 shares where beneficial ownership is disclaimed) were owned beneficially by the officers and directors of CV. The mergers of CV and KRT Trust into Kramont will not be completed unless holders of a majority of the outstanding shares of CV vote to adopt and approve the merger agreement and the mergers.

     Kranzco

     The special meeting of shareholders of Kranzco will be held on June 6, 2000, at 9:30 a.m., local time, at the Philadelphia Marriott West, Matson Ford Road and Route 23, West Conshohocken, PA 19428. Only holders of record of Kranzco common shares at the close of business on April 10, 2000, will be entitled to vote at the Kranzco special meeting. Each Kranzco common share carries one vote. As of the close of business on April 7, 2000, 10,566,746 shares were eligible to be voted at the special meeting, of which 317,603 shares (or approximately 3% of the outstanding shares of Kranzco) were owned beneficially by the officers and trustees of Kranzco. The mergers of CV and KRT Trust into Kramont will not be completed unless holders of two-thirds of the outstanding Kranzco common shares approve the merger of KRT Trust into Kramont pursuant to the merger agreement.

The Pre-Merger Transactions (see page 37)

     Prior to consummating the mergers, Kranzco will complete the Kranzco Reorganization. In the Kranzco Reorganization, Kranzco will reorganize into an UPREIT structure, similar to the existing structure of CV, to facilitate the combination of the businesses of CV and Kranzco. In an UPREIT structure, a REIT conducts its businesses through an operating partnership, the REIT owns a controlling interest in the operating partnership and the operating partnership, directly or indirectly, owns all of the properties of the REIT. Following completion of the mergers, Kramont will operate in an UPREIT structure and will conduct its business through Kramont Operating
Partnership, L.P. Following the Kranzco Reorganization, Montgomery CV Realty Trust will merge into CV. In a privately negotiated transaction, holders of 99.88% of the limited partner interests in Montgomery CV Realty L.P. (or the limited partners of one of the holders) have agreed to exchange their limited partner interests for common units of limited partner interests in Kramont Operating Partnership, L.P. The exchange will close contemporaneously with the closing of the mergers.

The Mergers (see page 40)

     After the pre-merger transactions are completed, CV and KRT Trust (the shares of which the former Kranzco shareholders will own after the Kranzco Reorganization) will be merged into a newly formed company, Kramont Realty Trust. Upon completion of the mergers, each outstanding CV common share and each outstanding KRT Trust common share will be converted into one common share of Kramont and each outstanding KRT Trust preferred share will be converted into one preferred share of Kramont with the same rights.

Ownership and Voting following the Mergers

     Upon completion of the mergers, there will be outstanding approximately 18,753,165 Kramont common shares and 1,317,607 units of limited partner interests in Kramont Operating Partnership, L.P. Holders of units of limited partner interests in Kramont Operating Partnership (other than Kramont) may elect to redeem their partnership units for cash, and upon this election, Kramont may, in lieu thereof, elect to issue to these holders Kramont common shares on a one-to-one basis. Upon completion of the mergers, because Norman
M. Kranzdorf will not be a senior executive officer of Kramont, holders of Kramont's Series B-1 preferred shares will have the right, commencing after the mergers, to vote their preferred shares with the common shareholders on an as converted basis (which currently would represent 1,670,116 common shares or approximately 8% of the outstanding Kramont common shares immediately after the mergers). Holders of Kranzco's Series A-1, Series B-1 and Series D preferred shares will not have a right to vote on the mergers.

Management of Kramont (see page 102)

     Our combined company will initially have seven trustees. The board of trustees will be made up of four current directors of CV, Louis P. Meshon, Sr., H. Irwin Levy, Milton S. Schneider and Alan L. Shulman, and three current trustees of Kranzco, Norman M. Kranzdorf, Bernard J. Korman and E. Donald Shapiro. Mr. Kranzdorf will serve as chairman of the board of trustees. The board of trustees of our combined company will be divided into three classes serving staggered three year terms. The terms of Bernard J. Korman and Norman
M. Kranzdorf will expire at Kramont's 2001 annual meeting, the terms of Louis
P. Meshon, Sr., Milton S. Schneider and Alan L. Shulman will expire at Kramont's 2002 annual meeting and the terms of H. Irwin Levy and E. Donald Shapiro will expire at Kramont's 2003 annual meeting.

     Louis P. Meshon, Sr., President and Chief Executive Officer of CV, will serve as the President and Chief Executive Officer of Kramont. Other members of CV's senior management generally, as well as George S. Demuth of Kranzco, will continue in the same positions in the management of Kramont. All members of Kramont's management and its other officers and employees will report to Mr. Meshon and he will have full authority from time to time to hire and/or terminate the employment of any member of Kramont's management or any of Kramont's other officers and employees.

Interests of CV Management and Directors and Kranzco Management and Trustees in the Mergers (see page 60 and 62)

     In considering whether to approve the mergers and the merger agreement, shareholders should be aware that some members of the management of CV and Kranzco and some of the CV directors and Kranzco trustees have interests in the mergers that are different from or in addition to the interests of CV and Kranzco shareholders generally. These interests include entering into employment agreements, assumption of outstanding options, acceleration of vesting of restricted Kranzco common shares held by them and their receipt of severance payments. In addition, if we complete the mergers of CV and KRT Trust into Kramont, some members of senior management of each of CV and Kranzco will continue as members of management of Kramont and, as described above, four directors of CV and three trustees of Kranzco will be designated as members of the initial board of trustees of Kramont. Also, Kramont will provide indemnification arrangements for existing directors of CV, trustees of Kranzco, and officers of CV and Kranzco. In addition, Mr. Meshon, H. Irwin Levy and Milton S. Schneider will exchange their limited partner interests in Montgomery CV Realty L.P. for common units of limited partner interest in Kramont Operating Partnership, L.P. The CV board of directors and the Kranzco board of trustees considered these interests and deliberated upon any resulting conflicts of interest in connection with their unanimous approval of the mergers and the merger agreement and the benefits of the mergers to the shareholders of CV and Kranzco.

Voting Agreements (see page 64)

     Louis P. Meshon, Sr., President and Chief Executive Officer of CV, H. Irwin Levy, Chairman of the Board of CV, Alan L. Shulman and the Claudia Morse Evans Family Trust, who in the aggregate own approximately 18% of the issued and outstanding CV common shares, have entered into voting agreements with Kranzco in which they have agreed to vote all of the CV common shares which they own or have the right to vote in favor of the merger of CV into Kramont and the merger agreement.

     Norman M. Kranzdorf, President and Chief Executive Officer of Kranzco, and Robert H. Dennis, Chief Financial Officer of Kranzco, who in the aggregate own approximately 2% of the issued and outstanding Kranzco common shares, have entered into voting agreements with CV in which they have agreed to vote all of the Kranzco common shares which they own or have the right to vote in favor of the merger of KRT Trust into Kramont and the merger agreement.

Material United States Federal Income Tax Consequences (see page 65)

     Neither CV, Kranzco nor our respective shareholders will recognize any gain or loss for United States federal income tax purposes as a result of the mergers, except for taxes that may be payable by Kranzco shareholders because of cash received for fractional shares held in Kranzco's dividend reinvestment plan or upon the exercise of appraisal rights.

     Other tax consequences of the mergers to CV and Kranzco shareholders will depend on the particular facts of each holder's own situation. Therefore, CV and Kranzco shareholders should consult their own tax advisors regarding the mergers' specific tax consequences.

Accounting Treatment (see page 78)

     The mergers will be treated as a purchase by CV of Kranzco for accounting purposes.

Opinions of Financial Advisors (see page 49 and 56)

     In connection with the mergers, the CV board of directors received an opinion from CV's financial advisor, Salomon Smith Barney Inc., as to the fairness, from a financial point of view and as of the date of the opinion, of the CV exchange ratio to the holders of CV common shares, and the Kranzco board of trustees received an opinion from Kranzco's financial advisor, ING Barings LLC, as to the fairness, from a financial point of view and as of the date of the opinion, of the KRT Trust exchange ratio to the holders of Kranzco common shares. The full text of Salomon Smith Barney's opinion is attached as Appendix B to this joint proxy statement/prospectus, and the full text of the opinion of ING Barings LLC is attached as Appendix C to this joint proxy statement/prospectus. We encourage you to read these opinions in their entirety. The opinions of Salomon Smith Barney and ING Barings are directed to our boards and do not constitute recommendations to any shareholder as to any matter relating to the mergers.

Recommendations to Our Shareholders (see page 46 and 54)

     The CV board of directors believes that the merger agreement providing for the merger of CV into Kramont, including the CV exchange ratio, is fair and in the best interests of CV and its shareholders. The Kranzco board of trustees believes that the merger of KRT Trust into Kramont, including the KRT Trust exchange ratio, is fair and in the best interests of Kranzco and its shareholders. The CV directors unanimously approved the merger of CV and Kramont and the merger agreement and unanimously recommend that the CV common shareholders vote FOR the transaction and the merger agreement. The Kranzco trustees unanimously approved the merger of KRT Trust into Kramont following the Kranzco Reorganization and unanimously recommend that the Kranzco common shareholders vote FOR the merger of KRT Trust into Kramont. In making their decisions, the CV board of directors and the Kranzco board of trustees considered the positive and negative factors which could arise from the business combination.

Appraisal Rights (see page 78)

     CV is organized under Delaware law and Kranzco is organized under Maryland law. Under Delaware law, no CV shareholders are entitled to dissenters' appraisal rights in connection with the merger of CV into Kramont. Under Maryland law, only holders of Series A-1 preferred shares of Kranzco will be entitled to appraisal rights in connection with the Kranzco Reorganization.

Listing of Kramont Shares (see page 85)

     The Kramont common shares to be issued to CV common shareholders and KRT Trust common shareholders are expected to be listed on the New York Stock Exchange and its trading symbol is expected to be "KRT." The Kramont Series B-1 preferred shares and Series D preferred shares issued to holders of KRT Trust Series B-1 preferred shares and Series D preferred shares are expected to be listed on The New York Stock Exchange.

The Merger Agreement (see page 79)

     The merger agreement is the legal document which governs the mergers. We encourage you to read the merger agreement which is attached as Appendix A to this joint proxy statement/prospectus.

     Conditions to the Mergers (see page 86)

     The obligations of CV, Kranzco and KRT Trust to complete the mergers are subject to the satisfaction or waiver of the conditions described in the merger agreement. These conditions include, among others:

     o obtaining the requisite approval of the shareholders of CV and Kranzco;

     o the absence of any material adverse change in the financial condition, business or operations of CV or Kranzco;

     o    the receipt of specified legal opinions; and

     o the receipt of material consents, authorizations, orders and approvals of governmental agencies and third parties.

     CV, Kranzco and KRT Trust each have the right to waive any conditions to their respective obligations to complete the mergers.

     Termination (see page 89)

     The merger agreement provides that it may be terminated in a number of circumstances at any time prior to the completion of the mergers, whether before or after the approval of the mergers by the shareholders of CV and Kranzco. The merger agreement provides for the payment by CV of a $5 million break-up fee to Kranzco, and the payment by Kranzco of a $6 million break-up fee to CV if the agreement is terminated for various reasons. The failure of Kranzco to obtain the vote of the holders of not less than two-thirds of its common shares approving the mergers, and the failure of CV to obtain the vote of the holders of not less than a majority of its common shares adopting and approving the merger agreement, will not trigger the payment of the break-up fee by either party.

     Termination Fees (see page 90)

     Depending on the reason for the merger agreement's termination, Kranzco may be required to pay CV a break-up fee of $6 million or an expense fee of up to $1.5 million or both, and CV may be required to pay Kranzco a break-up fee of $5 million or an expense fee of up to $1.5 million or both.

     No Solicitation of Other Transactions (see page 85)

     CV and Kranzco have agreed that they will not initiate, solicit or encourage any inquiries or offers to acquire all or any significant portion of the assets or equity securities of CV or Kranzco, or any of their subsidiaries, other than the mergers.

     Notwithstanding the above restrictions, the merger agreement does not prohibit CV or Kranzco from entering into discussions with respect to an unsolicited proposal if the CV board of directors or Kranzco board of trustees determines that the discussions are required by its duties to its shareholders.

     Conversion of Shares (see page 80)

     When the mergers become effective, each common share of CV and Kranzco outstanding immediately before the completion of the pre-merger transactions described in the merger agreement will convert into one Kramont common share, and each Kranzco preferred share outstanding immediately before completion of the pre-merger transactions described in the merger agreement will convert into one Kramont preferred share with the same rights. At the same time, all currently outstanding Kramont common shares (all of which CV and Kranzco hold) will be canceled. Each holder of a certificate evidencing common shares of CV or Kranzco (which at the time of the mergers will represent KRT Trust common shares) will cease to have any rights with respect to the CV or KRT Trust common shares, except the right to receive (1) a certificate evidencing common shares of Kramont, (2) cash instead of any fractional common shares held in Kranzco's dividend reinvestment plan and (3) any distributions declared with respect to the CV, Kranzco or KRT Trust common shares with a record date before the completion of the mergers. You will continue to receive distributions declared by Kramont until December 31, 2001, after that date you will be required to surrender your CV or Kranzco certificate before receiving distributions.

                             OWNERSHIP STRUCTURE

                             Ownership Structure
                             -------------------

The diagram sets forth below illustrates the ownership of Kramont following completion of the mergers.

                             Public Shareholders

                            Kramont Realty Trust

               General and Limited
               Common and
               Preferred OP Units

Limited Partners

          Limited Partner     Kramont Operating
                              Partnership, L.P.

     CV GP          100%                                    Former Kranzco
     LLC                           99.9% Limited  100% 1    property owning
               0.1% General        Partner                  limited
               Partner                                      partnerships
                                                            and limited
                    100%                                    liability
                              CV GP LP                      companies

Louis P.       CV OP
Meshon, Sr.    Holdings LLC
                                   General and
     0.1% limited                  Limited Partner
     partner        99.9%
                         Limited             Limited   Limited Partners
          Non-Economic   Partner             Partner
          General Partner

               CV Partner
               Holdings,
               L.P.      Limited
                         Partner                  100%

                              Montgomery CV
                              Realty L.P.
                                                            Montgomery CV
                                                            Realty L.P.
                                                            property
                                                            owning limited
                                                            parterships


1 A third party owns a minority interest in one of the partnerships.

                  CV SELECTED FINANCIAL AND OPERATING DATA
                   (In thousands, except per share data )

     The following table sets forth summary historical consolidated financial and operating information for CV. The summary historical consolidated financial information for the years ended December 31,1999, 1998, 1997, 1996 and 1995 is derived from the audited consolidated financial statements of CV for such periods. The information set forth below should be read in conjunction with the "Selected Historical Consolidated Financial Information of CV," "CV Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements of CV" incorporated by reference.


                                            Year Ended December 31,
                                            -----------------------
                                  1999      1998     1997     1996     1995
                                -------   -------  -------  -------  -------
OPERATING DATA:
Revenue:
   Rents . . . . . . . . . .   $25,555   $17,155   $2,703  $1,057     $686
   Interest. . . . . . . . .     8,008     8,854   10,612  11,695   12,231
                                 -------------------------------------------
   Total revenue . . . . . .    33,563    26,009   13,315  12,752   12,917
                                 -------------------------------------------

Expenses:
   General and administrative,
   interest and operating costs 21,132    15,232    4,830   4,461    4,924
   Depreciation and
   amortization. . . . . . .     4,078     2,707      409     238      144
Equity in income of
   unconsolidated
   affiliates. . . . . . . .       238       547      439     490      508

Gain on sale of real estate.         -     2,347        -       -        -

Minority interests in income of
   Operating Partnership . .    (1,344)   (1,855)       -       -        -

Non-recurring items. . . . .         -      (300)       -     906        -
                                 -------------------------------------------

Income before income tax benefit$7,247    $8,809   $8,515  $9,449   $8,357
                                 ===========================================

Net income . . . . . . . . .    $7,247   $15,850(2)$8,515  $9,570(2)$9,374(2)
                                 ===========================================
Per Common Share:
   Net income, basic
   and diluted . . . . . . .     $0.91     $1.99    $1.07   $1.20    $1.18
   Dividends declared. . . .      1.16      1.16     1.16    1.14     1.08
   Average shares outstanding,
   basic and diluted . . . .     7,967     7,967    7,967   7,967    7,967

Other Data:
   Funds from operations(1).   $10,823    $9,535   $9,088  $8,956   $8,679
   Ratio of earnings to
   fixed charges(3). . . . .      1.64      2.05     3.58    3.93     3.45

Balance Sheet Data (at end of period):
   Real Estate, before
   accumulated depreciation:  $180,184  $145,550  $73,748 $12,503   $5,092
   Total assets. . . . . . .   257,761   225,422  171,927 118,930  120,021
   Borrowings. . . . . . . .   156,329   121,933   66,281  35,064   37,074
   Stockholders' equity. . .    77,562    79,557   72,948  73,674   73,186


__________________
(1) Management generally considers Funds From Operations to be a useful measure of the operating performance of an equity REIT because, together with net income and cash flows, Funds From Operations provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds From Operations has been calculated in accordance with the definition of "funds from operations" clarified by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") generally as net income, computed in accordance with generally accepted accounting principles, excluding gains from sales of property, deferred income tax benefit, reversal of provision for losses and settlement of litigation plus depreciation and amortization (in each case only on real estate related assets) and after adjustments for unconsolidated partnerships and joint ventures. Funds From Operations does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. Funds From Operations should not be considered as a substitute for net income as an indication of CV's performance or as a substitute for cash flows as a measure of its liquidity. Furthermore, Funds From Operations as disclosed by other REIT's may not be comparable to CV's calculation of Funds From Operations.

(2)  Includes benefit arising from the reversal of deferred tax liability.

(3) For purposes of these computations, earnings consists of income before extraordinary charges, if any, plus interest expense and amortization of debt expense. Fixed charges include interest, whether expensed or capitalized, and amortization of debt expense.

                              AND OPERATING DATA
                   (In thousands, except per share data )

     The following table sets forth summary historical consolidated financial and operating information for Kranzco. The summary historical consolidated financial information for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 is derived from the audited consolidated financial statements of Kranzco for such periods. The information set forth below should be read in conjunction with the "Selected Historical Consolidated Financial Information of Kranzco," "Kranzco Management's Discussion and Analysis of Financial Condition and Results of Operations" and Consolidated Financial Statements of Kranzco" incorporated by reference.


                                             Year Ended December 31,
                                             -----------------------
                                    1999     1998     1997     1996     1995
                                  -------  -------  -------  -------  -------

OPERATING DATA:
Revenue:
   Rents . . . . . . . . . . . .  $63,422  $58,056  $48,742  $42,707  $41,303
   Expense reimbursements. . . .   13,820   12,800   11,165   11,732   10,988
   Other income. . . . . . . . .      860      486      405      741    1,179
                                  -------------------------------------------

   Total revenue . . . . . . . .   78,102   71,342   60,312   55,180   53,470
                                  -------------------------------------------
Expenses:
   General and administrative,
   interest and property
   operating costs . . . . . . .   49,044   44,897   36,694   35,514   32,690
   Depreciation and amortization   16,863   14,582   12,534   11,194   10,903
                                  -------------------------------------------

Income before extraordinary
   charge and before preferred
   distributions . . . . . . . .   12,195   11,863   11,084    8,472    9,877
Extraordinary charge from early
   extinguishment of debt and
   debt refinancing. . . . . . .        -        -      467   11,052        -
                                  -------------------------------------------

Net income (loss). . . . . . . .  $12,195  $11,863  $10,617  ($2,580)  $9,877
                                  ===========================================

Income before extraordinary
   items per share, basic
   and diluted . . . . . . . . .    $0.41    $0.37    $0.73    $0.75    $0.91

Distributions per share  . . . .    $1.61    $1.92    $1.92    $1.92    $1.92

Average shares outstanding:
   Basic . . . . . . . . . . . .   10,551   10,479   10,342   10,328   10,319
   Diluted . . . . . . . . . . .   10,551   10,485   10,348   10,328   10,319

Other Data:
Funds from operations(1) . . . .  $19,943  $17,817  $19,428  $18,313  $19,278
Preferred share distributions. . 7,903 7,984 3,565 695 485 Ratio of earnings to fixed
   charges(2). . . . . . . . . .     1.10     1.10     1.27     1.41     1.50

Balance Sheet Data (at end
   of period):
Real estate, before accumulated
   depreciation. . . . . . . . . $584,261 $584,883 $484,741 $370,491 $368,073
Total assets . . . . . . . . . .  535,625  546,516  466,220  359,157  372,983
Total debt . . . . . . . . . . .  353,208  350,141  255,124  212,590  204,247
Series C Preferred Shares. . . .        -      445    2,228        -        -
Beneficiaries' equity. . . . . .  171,704  184,034  198,112  137,013  159,882

_______________

(1) Management generally considers Funds From Operations to be a useful measure of the operating performance of an equity REIT because, together with net income and cash flows, Funds From Operations provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds From Operations has been calculated in accordance with the definition of "funds from operations" clarified by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") generally as net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization (in each case only on real estate related assets) and after adjustments for unconsolidated partnerships and joint ventures, less preferred share distributions. Funds From Operations does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. Funds From Operations should not be considered as a substitute for net income as an indication of Kranzco's performance or as a substitute for cash flows as a measure of its liquidity. Furthermore, Funds From Operations as disclosed by other REIT's may not be comparable to Kranzco's calculation of Funds From Operations.

(2) For purposes of these computations, earnings consists of income before extraordinary charges, if any, plus preferred share distributions, interest expense and amortization of debt expense. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and preferred share distributions.

 KRAMONT SUMMARY PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA (UNAUDITED)

     The following tables set forth summary consolidated condensed pro forma financial information of Kramont for the year ended December 31, 1999 as if the Merger and CV's property acquisitions during its current fiscal year had occurred on December 31, 1999 for balance sheet data and January 1, 1999 for income statement data. The pro forma data included herein may not be indicative of the actual results or financial position had the merger and property acquisitions occurred on the dates indicated. The summary consolidated condensed pro forma financial information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements and notes thereto of CV and Kranzco, as well as the "Unaudited Pro Forma Operating and Financial Information" included herein.

                            Kramont Realty Trust
             Pro Forma Consolidated Condensed Balance Sheet Data

                                                December 31, 1999
                                             -----------------------
                                              (dollars in thousands)

               ASSETS

Real estate, net . . . . . . . . . . . .             $691,283
Cash and cash equivalents. . . . . . . .                8,515
Real estate mortgage notes receivable. .               63,385
                                                     ________
Other assets . . . . . . . . . . . . . .               25,729
                                                     ________

  Total assets . . . . . . . . . . . . .             $788,912
                                                     ========
  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Mortgage and other notes payable . . .             $521,298
  Accounts payable, accrued expenses and other
  liabilities. . . . . . . . . . . . . .               16,499
                                                     ________

    Total liabilities. . . . . . . . . .              537,797
                                                     ________

Minority interest in partnership . . . .               18,271
                                                     ________

Stockholders' Equity
  Paid-in capital of common
  and preferred shares . . . . . . . . .              174,602
  Retained earnings. . . . . . . . . . .               58,992
  Unearned compensation on restricted
  common shares. . . . . . . . . . . . .                 (750)

  Total stockholders' equity . . . . . .              232,844
                                                     ________


  Total liabilities and stockholders' equity         $788,912
                                                     ========

_____________________________________________________________________________
See "Notes and Management's Assumptions to Pro Forma Consolidated Condensed Financial Information-Unaudited" found elsewhere in this Joint Proxy Statement/Prospectus.

 KRAMONT SUMMARY PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA (UNAUDITED)
                                 (CONTINUED)

                            Kramont Realty Trust
           Pro Forma Consolidated Condensed Income Statement Data


                                               Year
                                               Ended
                                         December 31, 1999
                                       ---------------------
                                      (dollars in thousands,
                                      except per share data)


Revenue:
 Rents . . . . . . . . . . . . . . . . . .   $ 84,559
 Interest and other. . . . . . . . . . . .     28,869
                                             --------
 Total revenue . . . . . . . . . . . . . .    113,428
                                             --------
Expenses:
 General and administrative, interest
  and operating costs. . . . . . . . . . .     72,371
 Depreciation and amortization . . . . . .     16,343
                                             --------
 Total expenses. . . . . . . . . . . . . .     88,714
                                             --------
Income before minority interest, real estate
 sales, and other. . . . . . . . . . . . .     24,714
                                             --------

Equity in income of unconsolidated affiliates       281
Gain on sale of real estate. . . . . . . .        535
Minority interests in income of operating
 partnership . . . . . . . . . . . . . . .     (1,860)
                                             --------

Net income before preferred distributions.     23,670

Preferred distributions. . . . . . . . . .      7,903
                                             --------

Net income applicable to common shares . .   $ 15,767
                                             ========

Basic and diluted net income per common share      $ 0.85
                                               ======

Pro forma basic weighted average number of
 common shares outstanding . . . . . . . .     18,593
Pro forma diluted average number of common
 shares outstanding. . . . . . . . . . . .     18,593
Ratio of earnings to fixed charges(1). . .       1.31
_____________________
See "Notes and Management's Assumptions to Pro Forma Consolidated Condensed Financial Information-Unaudited" found elsewhere in this Joint Proxy Statement/Prospectus.

(1) For purposes of these calculations, earnings consists of income before extraordinary charges, if any, plus preferred share distributions, interest expense and amortization of debt expense. Fixed charges include interest, whether expensed or capitalized, and preferred share distributions.

                    COMPARATIVE MARKET AND PER SHARE DATA

Comparative Market Data

     CV common shares are listed on the New York Stock Exchange under the symbol "CVI." Kranzco common shares are listed on the New York Stock Exchange under the symbol "KRT."

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of CV and Kranzco common shares as reported on the NYSE Composite Transaction Tape and the dividends declared on the stock.

                                   CV                     Kranzco
                              Common Shares            Common Shares
                              -------------            -------------
                          Market Price                Market Price
                          ------------                ------------
                                            Cash                     Cash
                                         Dividends                 Dividends
                          High   Low      Declared    High   Low   Declared
                          ----   ---      --------    ----   ---   --------

1998
  First Quarter. . . . . $15.25 $13.25     $.29      $19.63 $17.38   $.48
  Second Quarter . . . .  14.31  13.00      .29       18.69  17.50    .48
  Third Quarter. . . . .  13.63  12.00      .29       19.00  15.00    .48
  Fourth Quarter . . . .  13.00  11.50      .29       16.38  13.38    .48

1999
  First Quarter. . . . . $12.69 $11.25     $.29      $15.19 $11.56   $.48
  Second Quarter . . . .  13.63  10.38      .29       14.56  11.50    .48
  Third Quarter. . . . .  13.06  11.75      .29       13.44   9.25   .325
  Fourth Quarter . . . .  12.56   9.00      .29       10.31   7.50   .325

2000
  First Quarter. . . . .  $9.81  $8.75     $.29       $9.00  $8.00  $.325
  Second Quarter
  (through April 6,. . .  $9.25   9.00       --        8.75   8.25     --
   2000)

     On December 10, 1999, the last full trading day on the NYSE prior to the public announcement of the execution of the merger agreement, CV common shares closed at $10.75 per share on the NYSE Composite Transaction Tape and Kranzco common shares closed at $7.75 per share on the NYSE Composite Transaction Tape. On April 6, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the closing price on the NYSE Composite Transaction Tape was $9.125 per CV common share and $8.375 per Kranzco common share.

     Following the consummation of the mergers, CV and Kranzco common shares will cease to be traded on the NYSE, and Kramont common shares are expected to be traded on the NYSE under the trading symbol, "KRT."

Unaudited Comparative Per Share Data

     We present below the earnings per share, cash dividends or cash distributions declared and book value per common share data of CV and Kranzco on both historical and unaudited pro forma combined bases and on a per share equivalent unaudited pro forma basis. We have derived the unaudited pro forma combined per share information from the unaudited pro forma combined information presented elsewhere in this document. You should read the information below in conjunction with the financial statements and accompanying notes of CV and Kranzco that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma combined data included under "Kramont Pro Forma Summary Financial Data."


                                                   As of and for the
                                                       Year Ended
                                                    December 31, 1999
                                                    -----------------
CV Historical: . . . . . . . . . . . . . . . . .
     Earnings per share - basic. . . . . . . . .          $0.91
     Earnings per share - diluted. . . . . . . .          $0.91
     Cash dividends declared . . . . . . . . . .          $1.16
     Book value per common share . . . . . . . .          $9.74

Kranzco  Historical:
     Earnings per share - basic. . . . . . . . .          $0.41
     Earnings per share - diluted. . . . . . . .          $0.41
     Cash distributions declared . . . . . . . .          $1.61
     Book value per common share . . . . . . . .         $16.27

Kramont Pro Forma Combined:
     Earnings per share - basic. . . . . . . . .          $0.85
     Earnings per share - diluted. . . . . . . .          $0.85
     Cash distributions declared . . . . . . . .          $1.30
     Book value per common share . . . . . . . .         $12.56

Kranzco Per Share Equivalent:
     Earnings per share - basic. . . . . . . . .          $0.85
     Earnings per share - diluted. . . . . . . .          $0.85
     Cash distributions declared . . . . . . . .          $1.30
     Book value per common share . . . . . . . .         $12.56

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made certain statements in the Summary and under captions "Risk Factors," "The Mergers-Reasons for the Mergers; Recommendation of the CV Board of Directors," "The Mergers-Positive Factors Considered by the CV Board of Directors," "The Mergers-Negative Factors Considered by CV's Board of Directors," "The Mergers-Opinion of CV's Financial Advisor," "The Mergers-Reasons for the Mergers; Recommendation of the Kranzco Board of Trustees," "The Mergers-Positive Factors Considered by the Kranzco Board of Trustees," "The Mergers-Negative Factors Considered by Kranzco's Board of Trustees,"
"The Mergers-Opinion of Kranzco's Financial Advisor," and elsewhere in this joint proxy statement/prospectus which are or may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You may find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions in this joint proxy statement/prospectus or in documents incorporated herein. Shareholders are cautioned that these statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which may not even be anticipated. Prospective investors are cautioned that these statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements. Risks and other factors that might cause these differences, some of which could be material, include, among others:

     o inability to achieve anticipated cost savings and operating efficiencies from the mergers;

     o the substantial debt obligations of Kramont and potential increases in interest rates;

     o the potential adverse financial consequences which could result from the need to obtain material consents, waivers or approvals;

     o the necessity of future financings to repay the "balloon" payments required at the maturity of some of Kramont's debt obligations;

     o general and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants and lease rents;

     o    dependence on the retail industry;

     o financial condition and bankruptcy of tenants, including rejection of leases by bankrupt tenants;

     o    competitive nature of the real estate leasing market;

     o limitation on availability of, and the cost of, debt and equity financing;

     o    compliance with federal, state and local regulatory requirements;

     o    environmental and safety requirements;

     o qualification of Kramont as a REIT, which will not be entirely within Kramont's control;

     o    legislative, judicial and administrative changes to tax laws; and

     o other changes and factors referenced in this joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference.

     Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of a document incorporated by reference, the date of the document.

                                RISK FACTORS

     In considering whether to approve the mergers and the merger agreement, you should consider the risks described in this section and in the documents we are incorporating by reference into this joint proxy statement/prospectus.

The directors and officers of CV and trustees and officers of Kranzco may have interests that are different from the interests of the CV and Kranzco shareholders generally

     In considering whether to approve the mergers, you should be aware that some members of the management of CV and Kranzco and some CV directors and Kranzco trustees have interests in the mergers that are different from or in addition to the interests of shareholders of CV and Kranzco generally. These interests include entering into employment agreements, assumption of outstanding options, acceleration of vesting of restricted Kranzco common shares held by them and their receipt of severance payments. In addition, if we complete the mergers, some members of senior management of CV and Kranzco will continue as members of management of Kramont, and four directors of CV and three trustees of Kranzco will be designated as members of the initial board of trustees of Kramont. Kramont will also provide indemnification arrangements for existing directors of CV, trustees of Kranzco, and officers of CV and Kranzco. In addition, Mr. Meshon, H. Irwin Levy and Milton S. Schneider will exchange their limited partner interests in Montgomery CV Realty L.P. (or in a limited partner of Montgomery CV Realty L.P.) for common units of limited partner interest in Kramont Operating Partnership, L.P. Therefore, a conflict between the interests of these individuals and the interests of CV and Kranzco shareholders could exist. These interests are described under "The Mergers-Interests of CV Executive Officers and Directors in the Mergers" and "The Mergers-Interests of Kranzco Executive Officers and Trustees in the Mergers."

The fixed exchange ratio may not reflect changes in market values of shares

     The exchange ratio for the mergers is fixed at one common share of Kramont for each CV common share and each Kranzco common share. A fixed exchange ratio means that CV and Kranzco shareholders will receive the same number of Kramont shares regardless of the price at which the CV and Kranzco common shares are trading at the effective time of the mergers. Neither CV nor Kranzco has the right to terminate the merger agreement solely because of any change in the prevailing market price of CV or Kranzco common shares. As a result, the number of Kramont common shares received by the CV or Kranzco shareholders in the mergers may not reflect the market value of the shares surrendered by the CV or Kranzco shareholders, depending on the fluctuations in the market value of the common shares of CV or Kranzco. These fluctuations may be the result of changes in business, operations or prospects of CV, Kranzco or Kramont as the combined company, market assessments of the likelihood that the mergers will be consummated and the timing thereof, general market and economic conditions and other factors.

Even though the Kranzco shareholders will receive a majority of the Kramont shares, a majority of the Board of Trustees of Kramont will consist of current members of the CV Board of Directors and CV will be treated as the acquirer for accounting purposes

     The Kranzco shareholders will receive in the aggregate a majority of the Kramont common shares to be issued in connection with the merger. However, a majority of the Board of Trustees of Kramont will consist of current members of the CV board of directors and because the Kramont Declaration of Trust and Bylaws contain provisions requiring the maintenance of a three-class staggered board, the shareholders of Kramont will be unable to overturn the majority control of the Kramont Board by the CV designees to the Board of Trustees for a period of at least two years. Primarily as a result of the foregoing, as well as the fact that CV's Chief Executive Officer, Louis

P. Meshon, Sr., will become the Chief Executive Officer of Kramont, the merger will be treated as a purchase by CV of Kranzco for accounting purposes.

Payments of fees and expenses by CV and Kranzco if the merger fails to occur could adversely affect their ability to engage in other transactions

     Depending on the reason for the merger agreement's termination, CV may be required to pay Kranzco a break-up fee of $5 million or an expense fee of up to $1.5 million or both, and Kranzco may be required to pay CV a break-up fee of $6 million or an expense fee of up to $1.5 million or both. See "Merger Agreement-Termination." The obligation to pay the break-up fee or the expense fee or both may deter others from offering to engage in a different transaction with either CV or Kranzco in the event the mergers are not consummated.

Other than holders of Kranzco Series A-1 preferred shares, shareholders of CV and Kranzco have no appraisal rights

     Except for holders of Kranzco Series A-1 preferred shares, shareholders of CV and Kranzco are not entitled to dissenting shareholders' appraisal rights under Delaware or Maryland law. Delaware law does not provide appraisal rights to shareholders of a corporation in connection with a merger if their shares are listed on a national securities exchange, such as the NYSE, on the record date for determining shareholders entitled to vote on the merger and they will receive only shares in the surviving entity as consideration for their shares. Maryland law does not provide appraisal rights to shareholders of a REIT in connection with a merger if their shares are listed on a national securities exchange, such as the NYSE, on the record date for determining shareholders entitled to vote on the merger.

     Other than Kranzco Series A-1 preferred shares, all of the CV and Kranzco shares outstanding on the record date for determining the shareholders entitled to vote on the mergers were listed on the NYSE. In addition, all CV shareholders will receive only shares in Kramont in exchange for their shares in CV in the mergers. Assertion of appraisal rights by a significant number of the holders of the Kranzco Series A-1 preferred shares may have a material adverse effect on Kramont.

If the mergers are completed, the Kramont common shares to be received by the CV common shareholders will be subject to the rights of Kramont preferred shareholders

     Although CV common shareholders currently are not subject to the rights of any preferred shareholders of CV, upon the completion of the mergers, following the conversion of CV common shares into Kramont common shares, the rights of CV shareholders will be subject to the rights of Kramont preferred shareholders, including the right of Kramont preferred shareholders to receive distributions and specified amounts upon liquidation of Kramont prior to any payment made to Kramont common shareholders.

If the mergers are completed, holders of Kramont Series B-1 preferred shares will have the right to vote their preferred shares with the Kramont common shareholders

     Upon the completion of the mergers, holders of Kramont Series B-1 preferred shares (former Kranzco Series B-1 preferred shareholders) will have the right to vote together with the holders of Kramont common shares as a single class on all actions to be taken by holders of Kramont common shares. Each holder of Kramont Series B-1 preferred shares will be entitled to a number of votes equal to the number of common shares into which such holder's Kramont Series B-1 preferred shares are then convertible. As a result, immediately following completion of the mergers, holders of Kramont Series B-1 preferred shares will be entitled to cast 1,670,116 votes, which will represent approximately 8% of all shares entitled to vote at a meeting of Kramont shareholders.

Holders of Partnership Units in Montgomery CV Realty L.P. will have an opportunity to benefit from the operations of Kramont disproportionately to Kramont common shareholders

     Present holders of limited partner interests in Montgomery CV Realty L.P. who have not agreed to receive partnership units in Kramont Operating Partnership, L.P. upon completion of the mergers, will have an opportunity to benefit from the operations of the business of Kramont disproportionately to Kramont common shareholders. One way in which these holders would receive a disproportionate benefit is that these holders would share pro rata in distributions from Montgomery CV Realty L.P., if the portion of the distributions received by Kramont are first used to satisfy obligations to Kramont's preferred shareholders prior to distributions to Kramont common shareholders. In addition, these holders will be entitled to share proportionately in distributions arising from the operations of the real property assets owned by Montgomery CV Realty L.P. (which are the assets currently owned, directly or indirectly, by CV) even if those assets produce distributions at a better rate than the assets of Kramont as a whole. On the other hand, if the assets of Kramont as a whole produce distributions at a better rate, these holders would be entitled to exercise their right to have their partnership units redeemed for an amount of cash based on the market value of Kramont common shares or at Kramont's election, Kramont common shares in exchange for the interests of the holders. As a result, these holders may have an opportunity to decide in the future whether to benefit from the rate of distributions of the Kramont business as a whole or the rate of distributions of the portion of the business acquired from CV. This opportunity is not available to Kramont shareholders.

As a shareholder of a REIT, you may be liable for certain claims against Kramont

     Title 8 and Kramont's Declaration of Trust expressly provide that no Kramont shareholder shall be liable for the debts of Kramont solely by reason of being a shareholder; Kramont's Bylaws provide that Kramont shall indemnify and advance expenses to shareholders in connection with any asserted liability, and Kramont maintains public liability insurance which it considers adequate as well as a policy of including a clause in its contracts expressly disclaiming shareholder liability. However, in some jurisdictions, a Kramont shareholder may be liable for tort claims, contractual claims where liability is not so negated, claims for taxes and certain other liabilities to the extent that such claims are not satisfied out of the assets of Kramont plus its insurance coverage. (See "Description of Kramont Shares-General".) Shareholders of CV do not now have the risk of these liabilities.

Upon completion of the mergers, CV shareholders will lose protections against reduction of CV's dividend

     CV's current certificate of incorporation and bylaws contain provisions which protect against reductions in CV's dividend until December 31, 2002, including that most reductions in CV's dividend must be approved by the vote of at least three-quarters of CV's entire board of directors. If CV's dividend is reduced in any quarter, with exceptions relating to the payment of indebtedness owed to CV, the base salary, deferred compensation and bonus of CV's Chief Executive Officer must be reduced by fifty percent for that quarter and for each subsequent quarter until CV declares and pays a quarterly dividend of at least $0.29 per CV common share for four consecutive quarters. Kramont's declaration of trust and bylaws upon the completion of the mergers are not expected to have analogous protections against reductions in Kramont's dividend.

Combining CV and Kranzco may have potential adverse effects on operations and savings

     CV and Kranzco are large enterprises with operations in a number of different states. We cannot assure you that costs or other factors associated with the integration of the two companies would not adversely affect future combined results of operations or the benefits of expected cost savings.

The issuance of additional Kramont shares may reduce the market price for Kramont shares

     We cannot predict the effect, if any, that future sales of Kramont shares, or the availability of Kramont shares for future sale, will have on the market price of the Kramont common shares. Sales of substantial amounts of Kramont common shares in the public market or the perception that such sales might occur could reduce the market price of the Kramont common shares and the terms upon which Kramont may obtain additional equity financing in the future. Upon completion of the mergers, it is expected that there will be approximately 18,753,165 outstanding Kramont common shares. In addition, Kramont may issue additional Kramont shares in the future to raise capital or as a result of the following:

     o The conversion of Kramont Series A-1 and Series B-1 preferred shares into Kramont common shares.

     o    The issuance of common shares under the 2000 Incentive Plan or other
          Kramont remuneration plans.   Kramont may also issue Kramont common
          shares to its employees in lieu of bonuses or to its trustees in lieu of trustee's fees.

     o The exercise of options to purchase Kramont common shares. At the closing of the mergers, Kramont will have outstanding options to acquire approximately 1,105,500 Kramont common shares. In addition, Kramont may in the future issue additional options or other securities convertible into or exercisable for Kramont common shares under Kramont's 2000 Incentive Plan or other Kramont remuneration plans. Kramont may also issue options or convertible securities to its employees in lieu of bonuses or to its trustees in lieu of trustee's fees.

     o The redemption of partnership units in the operating partnerships, Kramont Operating Partnership and/or Montgomery CV Realty L.P.
          Under the terms of the operating partnerships, minority limited partners in each partnership may elect to redeem their partnership units in the operating partnerships for cash. Upon such election, Kramont Realty Trust, can elect to issue Kramont common shares in lieu of the cash payment, currently on a one-to-one basis. See "Description of Partnership Agreement of Kramont Operating Partnership, L.P." Immediately following completion of the mergers, in the event all of the limited partners in both operating partnerships elect to redeem their partnership units for cash, Kramont may issue an aggregate of 1,317,607 common shares in Kramont in connection with these redemptions. Kramont may in the future issue additional partnership units in the operating partnerships to third parties in exchange for real property.

Our combined company will depend on key personnel

     The success of the business of our combined company will be dependent on the efforts of its executive officers and trustees, particularly Louis P. Meshon, Sr. The loss of his services could adversely affect Kramont's business, assets or results of operations.

Financing Risks

     Kramont may incur expenses in connection with obtaining material consents

     Kramont may be required to incur costs and expenses in connection with CV's and Kranzco's obtaining of material consents, waivers and approvals.

     Our combined company will have substantial debt obligations which could limit its net income and cash available for distribution

     Kramont will have substantial debt obligations. The pro forma debt of Kramont at December 31, 1999, after giving effect to the completion of the mergers, would have been approximately $521,298,000 (including a net debt premium of $855,000) of which approximately $443,736,000 would have been long-term debt. The pro forma ratio of Kramont's debt to estimated value of Kramont's real estate assets at December 31, 1999 after giving effect to the completion of the mergers, would have been approximately 69%.

     If Kramont were to borrow additional funds after completion of the mergers, it could increase the costs that Kramont must pay to maintain its debt and thereby increase the risk of default under its loan agreements. The increased costs would adversely affect Kramont's net income. In addition, payments of principal and interest made to service Kramont's debts may leave Kramont with insufficient cash to pay the distributions that it is required to pay to maintain its qualification as a real estate investment trust. In addition, 80 of Kramont's properties will be security for mortgage indebtedness of Kramont.

     It may be difficult for Kramont to meet its balloon payment obligations; balloon payment obligations may adversely affect Kramont's ability to pay distributions to shareholders

     A number of Kramont's outstanding loans after the completion of the mergers will require lump sum or "balloon" payments for the outstanding principal balance at maturity. Kranzco has $65.2 million outstanding on a secured first mortgage loan facility with Salomon Brothers Realty Corp., which is secured by nine properties and is due in October 2008. Kranzco's current seven-year REMIC loan in the principal amount of $181.7 million, is secured by 27 properties and is due in June 2003. Additionally, Kranzco has approximately $48 million outstanding on a line of credit facility with Salomon Brothers Realty Corp. This facility is secured by 15 properties and is due in July 2000. Kranzco has an option to extend this facility for an additional year. In addition, GMAC Commercial Mortgage Corporation has made four mortgage loans to CV aggregating approximately $49 million. These mortgage loans are due in December 2000 (approximately $17 million) and in April 2001 (approximately $32 million). The remainder of Kranzco and CV's 27 mortgages that have balloon indebtedness have due dates ranging from November 2000 to February 2009. In addition, Kramont may finance future acquisitions with debt which may require a lump sum or "balloon" payment for the outstanding principal balance at maturity. Kramont's ability to pay the outstanding principal balance of its debt at maturity may depend upon its ability to refinance the debt, or to sell properties. We cannot assure you that Kramont will be able to refinance its payment obligations on reasonable terms and conditions, that Kramont will be able to sell any properties or that the amounts Kramont receives from refinancings or sales will be sufficient to make the required balloon payment on its debt. If Kramont cannot make a balloon payment when due, its lenders may foreclose on the properties securing the debt, which foreclosure would have a material adverse effect on Kramont's business, assets and results of operations.

     If Kramont fails to make its debt payments, it could lose its investment in a property

     If Kramont is unable to make its debt payments on loans secured by mortgages on its properties as required, a lender could foreclose on the property or properties securing its debt. This could cause Kramont to lose part or all of its investment, which could cause the value of the common shares and the distributions payable to shareholders to be reduced.

     Floating rate debt of Kramont will be adversely affected by increases in interest rates

     Upon completion of the combination of our businesses, Kramont will have indebtedness with an aggregate outstanding principal balance of approximately $108 million that will bear interest at rates that are variable. This amount includes four mortgage loans to CV aggregating approximately $49 million and Kranzco's line of credit with Salomon Brothers Realty Corp., which currently has an outstanding principal balance of approximately $48 million. As a result of variable interest rates on the debt and on other debt Kramont will incur in the future after completion of the mergers, an increase in interest rates could have an adverse effect on Kramont's net income and cash available for distributions.

General Real Estate Risks

     Your investment in Kramont is subject to risks related to the ownership of real estate securities generally

     Your investment in Kramont will be affected by adverse economic conditions and regulatory changes.

     Your investment may be subject to risks generally incident to the ownership of real estate, including:

     o    changes in general economic or local conditions;

     o changes in supply of or demand for similar or competing properties in an area;

     o changes in interest rates which may render the sale and/or refinancing of a property difficult or unattractive;

     o    changes in consumer spending patterns;

     o    increases in operating costs and expenses;

     o excess supply of retail or commercial space and construction of new shopping centers, regional malls or other retail or commercial spaces;

     o tax, real estate, environmental and zoning laws and changes in such laws; and

     o periods of high interest rates and tight money supply, which may render it more expensive to operate.

     In addition, some significant operating expenses associated with Kramont's properties, such as debt payments, maintenance, tenant improvement costs and taxes, generally are not reduced when gross income from properties is reduced.

     For these and other reasons, we cannot assure you that the combined company will be profitable or that we will realize growth in the value of our properties.

     Kramont will be dependent on the retail industry

     The market for retail space and, indirectly, the general economic or local conditions of the retail sector in which Kramont will operate can significantly affect the performance of our combined company. Consolidation in the retail sector, the financial distress of some large retailers, competition from e-commerce companies and the excess amount of retail space in some markets has adversely affected the market for retail space. To the extent that these conditions persist, we cannot assure you that Kramont will have sufficient net income and cash available for distributions to shareholders and Kramont may not be able to obtain debt or equity financing on reasonable terms and conditions.

     One or more vacancies at a property may make it difficult for Kramont to sell or re-lease that property

     The ability of Kramont to rent or relet unleased space will be affected by many factors, including the existence of covenants typically found in shopping center tenant leases, such as covenants restricting the use of other space at the shopping center to those which are not competitive with another tenant. Kramont's ability to lease or relet its properties may cause fluctuations in Kramont's cash flow, which, in turn, may affect the cash available for distributions to shareholders.

     Kramont will be dependent on the financial stability of its tenants for revenue

     Substantially all of Kramont's income will be derived from rental payments from tenants of Kramont's properties. Therefore, the success of Kramont's investments will be dependent to a large extent on the financial stability of its tenants. Lease payment defaults by tenants could cause Kramont to reduce the amount of distributions to shareholders. A default of a tenant on its lease payments to Kramont would cause Kramont to lose revenue from the property and require it to find an alternative source of revenue to meet its mortgage payment obligations and prevent a foreclosure, if the property is subject to a mortgage. In the event of a default, Kramont may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and reletting its property. If a lease is terminated, we cannot assure you that Kramont will be able to lease the property for the rent previously received or sell the property without incurring a loss. In addition, if a large number of tenants default under their leases, it would adversely affect Kramont's net income and cash available for distributions to its shareholders.

     Kramont will succeed to several Kranzco tenants which are currently operating under Chapter 11 of the Bankruptcy Code. These bankrupt tenants continue to pay rent to Kranzco, have not rejected their leases and operate their stores under Chapter 11 and, in the aggregate, will pay approximately 1% of the estimated annual rental revenue of Kramont at the effective time of the mergers.

     Kramont will rely on major tenants to pay rent, and their inability to pay rent may substantially reduce Kramont's net income and cash available for distributions to shareholders

     Upon completion of the mergers, Kramont's four largest tenants are expected to be Wal-Mart Stores, Inc., Kmart Corporation, Pathmark Stores, Inc. and Stop & Shop Companies, Inc. As of January 1, 2000, on a pro forma basis, Wal-Mart Stores, Inc. would have represented approximately 5.4% of Kramont's annualized minimum rents, K-Mart would have represented approximately 3.0% of Kramont's annualized minimum rents, Pathmark Supermarkets would have represented approximately 2.6% of Kramont's annualized minimum rents and Stop & Shop would have represented approximately 2.6% of Kramont's annualized minimum rents. As of January 1, 2000, on a pro forma basis, no other tenant would have represented more than 2.2% of the aggregate annualized minimum rents of Kramont's properties. Kramont's financial position and its ability to make distributions may be adversely affected if any of these tenants, or any other major tenants, experiences financial difficulties, including a bankruptcy, insolvency or general downturn in the business of any of these tenants, or if any of these tenants does not renew its leases as they expire.

     Kramont's properties are subject to risks related to specific geographic areas which could adversely affect net income

     Following the completion of the mergers, Kramont will own properties located in 16 states, primarily in the eastern portion of the United States. To the extent that general economic or other relevant conditions decline in the states in which the properties are located and result in a decrease in consumer demand in these areas, the income from, and value of, these properties may be adversely affected. The impact of any general decline would affect Kramont more significantly if it affected states in which Kramont had a significant concentration of properties, or the Eastern United States as a whole.

     Uninsured losses relating to real property may adversely affect your returns

     Kramont expects to carry comprehensive liability, fire, flood, extended coverage and rental loss insurance for its properties with customary terms carried for similar properties. We believe Kramont will be adequately insured for all material risks of loss. However, we cannot assure you that all insurance will be available in the future or will be available at commercially reasonable rates. In addition, we cannot assure you that every loss affecting Kramont's properties will be covered by insurance or that any loss that Kramont incurs will not exceed the limits of policies obtained. Kramont's net income and cash available for distributions would be adversely affected by an uninsured loss.

     Competition with other properties and other companies may increase costs and reduce returns

     The leasing of real estate is highly competitive. Most of Kramont's properties will be located in developed retail and commercial areas and there are generally numerous other neighborhood or community shopping centers within a five-mile radius of any given property. In addition, there are generally one or more regional malls within a ten-mile radius of some of the properties.

     There are numerous developers and real estate companies which will compete with Kramont in seeking acquisition opportunities and locating tenants to lease vacant space, some of which may have greater financial resources than Kramont. In addition, these developers or real estate companies may develop or acquire new shopping centers or regional malls, or renovate, refurbish or expand existing shopping centers or regional malls, in the vicinity of one or more of Kramont's properties. Competition from these developers, and real estate companies could adversely and materially affect Kramont's acquisition opportunities and ability to locate tenants to lease vacant space.

     Compliance with regulatory requirements, including the Americans with Disabilities Act, at Kramont's properties may cause Kramont to incur additional costs

     Kramont's properties will be subject to various federal, state and local regulatory requirements, including the Americans with Disabilities Act, which requires that buildings be made accessible to people with disabilities. Governmental authorities could impose fines and private litigants may be awarded damages if Kramont fails to comply with these requirements. CV and Kranzco each believes that its properties will be in substantial compliance with all material federal, state and local regulatory requirements. We cannot assure you, however, that regulatory requirements will not be changed or that new regulatory requirements will not be imposed that would require significant unanticipated expenditures by Kramont or the tenants. Unexpected expenditures would adversely affect Kramont's net income and cash available for distributions to shareholders.

     Illiquidity of real estate investments may make it difficult for Kramont to sell properties to respond to changing market conditions

     Kramont's ability to vary its portfolio in response to changes in economic and other conditions will be limited as a result of various factors. First, real estate investments are relatively illiquid. In addition, REIT requirements may subject Kramont to confiscatory taxes on gain recognized from the sale of property if such property is considered to be held primarily for sale to customers in the ordinary course of Kramont's trade or business.
Also, Kranzco's existing $181.7 million mortgage loan will restrict Kramont's ability to sell the 27 properties subject to the mortgage loan. Some CV properties are subject to resale and refinancing restrictions for periods ending on or before July 31, 2002. We cannot assure you that Kramont will be able to promptly dispose of one or more of its properties when it wants or needs to. Consequently, the sale price for any property may not recoup or exceed the amount invested in the property.

     Costs associated with environmental matters may adversely affect Kramont's operating results

     Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be liable for the costs of investigating and remediating these substances on or under the property. The federal Comprehensive Environmental Response, Compensation & Liability Act, as amended ("CERCLA"), and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party was at fault for the presence of such hazardous substances. The costs of remediating hazardous or toxic substances can be substantial and can exceed the value of the subject property. In connection with the ownership or operation of its properties, Kramont could be liable for such costs in the future. The presence of hazardous or toxic substances on its properties, or Kramont's failure to remediate such substances, also may adversely affect Kramont's ability to sell or rent its properties or to borrow funds as collateral. In addition, environmental laws may impose restrictions on the manner in which Kramont uses its properties or operates its business, and these restrictions may require expenditures for compliance.

     CV is currently not aware of any material environmental claims pending or threatened against CV, and Kranzco is currently not aware of any material environmental claims pending or threatened against Kranzco. Neither CV nor Kranzco believes its properties are subject to any material environmental remediation obligations, after giving effect to available insurance.
However, we cannot assure you that a material environmental claim or compliance obligation will not arise that either is not covered by insurance or is in excess of such coverage. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial to Kramont and affect its operating results.

Federal Income Tax Risks

     Failure to qualify as a real estate investment trust could adversely affect Kramont's operations and Kramont's ability to make distributions.

     Kranzco has qualified to be taxed as a REIT commencing with its taxable year ended December 31, 1992, and CV has qualified to be taxed as a REIT commencing with its taxable year ended December 31, 1982, and each intends to continue to qualify to be taxed as a REIT under the Internal Revenue Code until consummation of the mergers. It is expected that Kramont, the surviving entity in the combination of the businesses of CV and Kranzco, will also qualify to be taxed as a REIT under the Code. However, we cannot assure you that Kramont will be able to operate in a manner so as to maintain its qualification as a REIT. Qualification as a REIT involves the application of highly technical and complex tax law provisions for which there are only limited interpretations. In addition, qualification as a REIT involves the determination of various factual matters that will not be entirely in Kramont's control. We also cannot assure you that new laws, regulations or interpretations will not change the applicable REIT law.

     If Kramont fails to qualify as a REIT for any taxable year, its distributions to its shareholders would cease to qualify for the deductions for dividends paid, with the effect that Kramont would be subject to federal income tax on its taxable income at corporate rates. In addition, Kramont could be disqualified from treatment as a REIT for four taxable years following the year of losing its REIT status. Losing its REIT status would reduce net earnings available for investment or distribution to shareholders because of the additional tax liability. In addition, Kramont might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

     Real estate investment trust distribution requirements limit the amount of cash Kramont will have available for other business purposes, including amounts to fund its future growth

     To maintain Kramont's qualification as a REIT under the Internal Revenue Code, Kramont will have to distribute annually to its shareholders at least 95% (90% commencing with the 2001 taxable year) of its ordinary taxable income, excluding net capital gains. This requirement will limit Kramont's ability to accumulate capital for use for other business purposes. If Kramont does not have sufficient cash or other liquid assets to meet the distribution requirements, it may have to borrow funds or sell properties on adverse terms in order to meet the distribution requirements. If Kramont fails to make a required distribution, it would cease to qualify as a REIT.

     Taxability of Kramont Distributions

     Pursuant to the Kramont distribution policy which will take effect upon the completion of the mergers, it is anticipated that the Kramont distributions will be fully taxable as dividends to the Kramont shareholders. This will differ from the treatment of distributions previously made by Kranzco because part of those distributions constituted non-taxable distributions.

     Kramont's board may determine without shareholder approval that Kramont should no longer qualify as a REIT

     Kramont's board may determine without shareholder approval that it is in the best interests of Kramont to cease to qualify as a REIT for federal income tax purposes. In the event the Kramont board would make this determination, Kramont and its shareholders would no longer be entitled to the Federal income tax benefits that are applicable to a REIT.

     Legislative or regulatory action could adversely affect investors in Kramont

     In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of Kramont. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect your taxation as a Kramont shareholder. Any of these changes could have an adverse affect on an investment in shares of Kramont or on the market value or the resale potential of Kramont's properties. You are urged to consult with your own tax advisor with respect to the impact that recent legislation may have on your investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect.

Certain provisions of the Maryland General Corporation Law and Kramont's Declaration of Trust may inhibit business combinations

     Provisions of the Maryland General Corporation Law may prevent a business combination involving Kramont

      Provisions of the Maryland General Corporation Law applicable to Kramont prohibit business combinations with:

     o any person who beneficially owns 10% or more of the voting power of Kramont's outstanding shares or any of Kramont's affiliates or associates who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of Kramont's outstanding shares (an "interested shareholder"); or

     o    an affiliate of an interested shareholder.

     These prohibitions last for five years after the most recent date on which the interested shareholder became an interested shareholder.
Thereafter, Maryland law provides that any business combination must be recommended by Kramont's board of trustees and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of Kramont's outstanding shares and two-thirds of the votes entitled to be cast by holders of Kramont's shares other than shares held by the interested shareholder or its affiliate. These requirements, as well as the ability of Kramont to issue other classes of common and preferred shares, could inhibit a change in control even if a change in control were in your best interest. These provisions of Maryland law do not apply, however, to business combinations with a person that are approved or exempted by Kramont's board of trustees prior to the time the person becomes an interested shareholder.

     Kramont's Declaration of Trust contains ownership limitations which may discourage a takeover

     To preserve Kramont's qualification as a REIT, Kramont's declaration of trust provides that no more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals. Kramont's declaration of trust authorizes the board of trustees of Kramont to take any action that may be required to preserve its qualification as a REIT and to limit any direct or indirect ownership by any one person to not more than 9.8% of Kramont's common shares or of all outstanding Kramont shares. In addition, the terms of Kramont's Series D preferred shares authorize the Kramont board to limit any person to direct or indirect ownership of not more than 10% of the outstanding Series D preferred shares. These restrictions may discourage a change in control of Kramont and may deter individuals or entities from making tender offers for shares, which offers might be financially attractive to shareholders or which may cause a change in the management of Kramont.

     Kramont's staggered board may prevent shareholders from adopting a bid for control

     The Kramont board will be divided into three classes of trustees. The term of the first class expires in 2001, the term of the second class expires in 2002, and the term of the third class expires in 2003. Each year, one class of the Kramont board is elected by the shareholders. The staggered terms prevent the shareholders from voting on the election of more than one class of trustees at each annual meeting and, thus may delay a change in control of Kramont or deter a bid for control of Kramont even in a case where the holders of a majority of the outstanding Kramont common shares believe a change in control would be in their interest.

                 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus is part of a registration statement that Kramont filed with the Securities and Exchange Commission relating to the Kramont common shares and preferred shares being issued in the merger. This joint proxy statement/prospectus provides you with a general description of the securities Kramont will offer. You should read this joint proxy statement/prospectus together with the additional information described under the heading "Where You Can Find More Information."


                       THE MEETING OF CV SHAREHOLDERS

Time and Place; Purposes

     The CV special meeting will be held on June 6, 2000 at 10:30 a.m., local time, at the Peninsula Hotel, 700 Fifth Avenue, at 55th Street, 3rd floor (La Grande Salle), New York, NY 10019. At the CV special meeting, the shareholders of CV will be asked:

     1. To consider, adopt and approve the merger agreement, including the amendment and restatement of Kramont's declaration of trust;

     2. To consider, adopt and approve the 2000 Incentive Plan of Kramont, the combined company; and

     3. To transact other business as may properly come before the special meeting or any adjournments of the special meeting.

Voting Rights; Votes Required for Approval

     The board of directors of CV has fixed the close of business on April 10, 2000, as the record date for the determination of CV shareholders entitled to notice of and to vote at the CV special meeting. Only holders of record of CV common shares at the close of business on April 10, 2000 will be entitled to vote at the CV special meeting. As of the close of business on April 7, 2000, there were 8,111,419 CV common shares eligible to be voted, of which 793,577 (or approximately 10% of the outstanding CV common shares) (excluding 175,000 shares where beneficial ownership is disclaimed) were owned beneficially by the officers and directors of CV, who have indicated their intention to vote their shares in favor of the merger of CV into Kramont and the 2000 Incentive Plan. No CV shares other than CV common shares are entitled to vote on either the merger agreement or the 2000 Incentive Plan. You are entitled to one vote per CV common share you own. If you sign and return the accompanying proxy form, your CV common shares will be voted in accordance with your direction on the proxy form, or in the absence of a direction, your shares will be voted for the merger agreement and the 2000 Incentive Plan. Before the special meeting, you may change your vote or revoke your proxy at any time by:

     (1) giving written notice to Elaine Hauff, 100 Century Boulevard, West Palm Beach, FL 33417;

     (2)  executing and delivering a later-dated proxy; or

     (3) attending the special meeting of CV shareholders and voting in person.

Solicitation

     CV will bear the cost of the solicitation of CV common shareholders. CV will solicit proxies initially by mail. Directors, officers, or regular employees of CV may solicit proxies in person, by telecopy or by telephone, but they will not be specifically compensated for these services. CV will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of CV common shares. CV will also reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding the solicitation materials. CV and Kranzco have retained D.F. King & Co., Inc. to coordinate the solicitation of proxies.
Each of CV and Kranzco will pay to D.F. King a fee of $6,500 plus a charge per telephone call plus reasonable out-of-pocket expenses in connection with these services.

Dissenters' Appraisal Rights

     Shareholders of CV are not entitled to dissenting shareholders' appraisal rights under Delaware law. Delaware law does not provide appraisal rights to shareholders of a corporation in connection with a merger if their shares are listed on a national securities exchange, such as the NYSE, on the record date for determining shareholders entitled to vote on the merger agreement and if they will receive only shares in the resulting entity as consideration for their shares. All of the shares of CV outstanding on the record date for determining the shareholders entitled to vote on the merger were listed on the NYSE, and all CV shareholders will receive only shares in Kramont in exchange for their shares in CV in the mergers.

Other Matters

     The presence, in person or by proxy, of the holders of a majority of the outstanding CV common shares entitled to vote is necessary to constitute a quorum under the CV Bylaws. Votes cast by proxy or in person at the meeting will be tabulated by election inspectors appointed for the meeting who will also determine whether or not a quorum is present. Under Delaware law, the CV Certificate of Incorporation and the CV Bylaws, the affirmative vote of the holders of a majority of the outstanding CV common shares is required to adopt the merger agreement and the affirmative vote of the holders of a majority of the CV common shares voting at a meeting at which a quorum is present is required to approve the 2000 Incentive Plan.

     You may separately mark the accompanying CV proxy to vote your shares FOR or AGAINST, or to ABSTAIN from voting with respect to the merger agreement and the 2000 Incentive Plan. Abstentions and broker non-votes will be counted in determining the presence of a quorum. "Broker non-votes" are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it is precluded by rules of a stock exchange or the NASD from voting on a matter. Because a majority of the outstanding CV common shares is required to adopt the merger agreement and a majority of the CV common shares voting at a meeting at which a quorum is present is required to approve the 2000 Incentive Plan, abstentions and broker non-votes will have the effect of a vote against adoption of the merger agreement and the approval of the 2000 Incentive Plan.

     THE CV DIRECTORS UNANIMOUSLY RECOMMEND THAT THE CV COMMON SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE 2000 INCENTIVE PLAN.

     Pursuant to the CV Bylaws, no business may be transacted at the special meeting except the business referred to in the accompanying notice of meeting. If, however, any other matters are properly presented at the CV special meeting, it is intended that the persons named in the enclosed form of proxy will have the power to vote on those matters in accordance with their discretion.

                     THE MEETING OF KRANZCO SHAREHOLDERS

Time and Place; Purposes

     The Kranzco special meeting will be held on June 6, 2000, 9:30 a.m., local time, at the Philadelphia Marriott West, Matson Ford Road and Route 23, West Conshohocken, PA 19428. At the Kranzco special meeting, the shareholders of Kranzco will be asked:

     1. To consider and approve the merger of KRT Trust into Kramont including the amendment and restatement of Kramont's declaration of trust;

     2. To consider, adopt and approve the 2000 Incentive Plan of Kramont, the combined company; and

     3. To transact other business as may properly come before the special meeting or any adjournments of the special meeting.

Voting Rights; Votes Required for Approval

     The board of trustees of Kranzco has fixed the close of business on April 10, 2000, as the record date for the determination of Kranzco shareholders entitled to notice of and to vote at the Kranzco special meeting. Only holders of record of Kranzco common shares at the close of business on April 10 2000 will be entitled to vote at the Kranzco special meeting. As of the close of business on April 7, 2000, there were 10,566,746 Kranzco common shares entitled to be voted, of which 317,603 (or approximately 3% of the outstanding Kranzco common shares) were owned beneficially by the officers and trustees of Kranzco, who have indicated their intention to vote their shares in favor of the merger of KRT Trust into Kramont and the 2000 Incentive Plan. No Kranzco shares other than Kranzco common shares are entitled to vote on either the merger of KRT Trust into Kramont or the 2000 Incentive Plan. You are entitled to one vote per Kranzco common share you own. If you sign and return the accompanying proxy form, your Kranzco common shares will be voted in accordance with your direction on the proxy form, or in the absence of a direction, your shares will be voted for the merger of KRT Trust into Kramont and the 2000 Incentive Plan. In addition, if you are a shareholder of record, you can authorize a proxy to cast your votes using the toll-free number 1-888-216-1310 or the Internet at www.directvote.com/krt. Before the special meeting, you may change your vote or revoke your proxy at any time by:

     (1) giving written notice to Norman M. Kranzdorf, 128 Fayette Street, Conshohocken, PA 19428;

     (2)  executing and delivering a later-dated proxy; or

     (3) attending the special meeting of Kranzco shareholders and voting in person.

Solicitation

     Kranzco will bear the cost of the solicitation of Kranzco common shareholders. Kranzco will solicit proxies initially by mail. Trustees, officers, or regular employees of Kranzco may solicit proxies in person, by telecopy or by telephone, but they will not be specifically compensated for these services. Kranzco will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Kranzco common shares. Kranzco will also reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding the solicitation materials. Kranzco and CV have retained D.F. King & Co., Inc. to coordinate the solicitation of proxies. Each of Kranzco and

CV will pay to D.F. King a fee of $6,500 plus a charge per telephone call plus reasonable out-of-pocket expenses in connection with these services.

Dissenters' Appraisal Rights

     Except for holders of Kranzco's Series A-1 preferred shares, shareholders of Kranzco are not entitled to dissenting shareholders' appraisal rights under Maryland law. Maryland law does not provide appraisal rights to shareholders of a REIT in connection with a merger if their shares are listed on a national securities exchange, such as the NYSE, on the record date for determining shareholders entitled to vote on the merger. Other than Kranzco's Series A-1 preferred shares, all of the shares of Kranzco outstanding on the record date for determining the shareholders entitled to vote on the Kranzco Reorganization were listed on the NYSE. The dissenters' appraisal rights of Kranzco's Series A-1 preferred shares are described in "The Mergers-Appraisal Rights."

Other Matters

     The presence, in person or by proxy, of the holders of a majority of the outstanding Kranzco common shares entitled to vote is necessary to constitute a quorum under the Kranzco Bylaws. Votes cast by proxy or in person at the meeting will be tabulated by election inspectors appointed for the meeting who will also determine whether or not a quorum is present. Although the approval of the Kranzco shareholders of the merger of KRT Trust into Kramont is not required by law, the merger agreement provides that the merger of KRT Trust into Kramont will not be completed without the approval of the holders of two-thirds of the outstanding Kranzco common shares. Approval of the merger of KRT Trust into Kramont is a condition to the effectiveness of the merger of Kranzco into KRT Trust II LLC, which is a part of the Kranzco Reorganization. Under Maryland law, the Kranzco Declaration of Trust and the Kranzco Bylaws, the affirmative vote of the holders of a majority of the Kranzco common shares voting at a meeting at which a quorum is present is required to approve the 2000 Incentive Plan.

     You may separately mark the accompanying Kranzco proxy to vote your shares FOR or AGAINST, or to ABSTAIN from voting with respect to the merger of KRT Trust into Kramont and the 2000 Incentive Plan. Abstentions and broker non-votes will be counted in determining the presence of a quorum. "Broker non-votes" are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it is precluded by rules of a stock exchange or the NASD from voting on a matter. Because two-thirds of the outstanding Kranzco common shares is required to approve the merger of Kranzco into Kramont and a majority of the Kranzco common shares voting at a meeting at which a quorum is present is required to approve the 2000 Incentive Plan, abstentions and broker non-votes will have the effect of a vote against approval of the merger and the 2000 Incentive Plan.

     THE KRANZCO TRUSTEES UNANIMOUSLY RECOMMEND THAT THE KRANZCO COMMON SHAREHOLDERS VOTE FOR THE MERGERS AND THE 2000 INCENTIVE PLAN.

     Pursuant to the Kranzco Bylaws, no business may be transacted at the special meeting except the business referred to in the accompanying notice of meeting. If, however, any other matters are properly presented at the Kranzco special meeting, it is intended that the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their discretion.

                           PRE-MERGER TRANSACTIONS

Kranzco Reorganization Transactions

     In order to facilitate the combination of the businesses of CV and Kranzco, immediately prior to the completion of the business combination, Kranzco will reorganize into a structure similar to the existing structure of CV. This structure is called an UPREIT structure. In an UPREIT structure, a REIT conducts its business through an operating partnership, the REIT owns a controlling interest in the operating partnership, and the operating partnership directly or indirectly owns all of the properties of the REIT.
The UPREIT structure enables potential transferors of real property to transfer property to the REIT on a tax-deferred basis, facilitating the REIT's acquisition of properties. This section describes the steps that Kranzco will take in order to convert into an UPREIT structure.

     Conversion Transactions. Substantially all of Kranzco's properties are currently held either by wholly-owned corporations or by limited partnerships, all of the partnership interests of which are held by Kranzco, either directly or through other entities.

     In order to comply with applicable REIT law requirements for an UPREIT, Kranzco will convert its existing corporate subsidiaries into either limited liability companies or limited partnerships, depending on the state of incorporation of each corporation. These conversions will be accomplished in most instances by forming limited liability companies and limited partnerships, all of the equity interests of which will be owned by Kranzco, either directly or through other entities. After the formation of these entities, the existing corporations will then merge with either a limited liability company or a limited partnership.

     Merger of Kranzco into its Subsidiary. If the mergers of KRT Trust and CV into Kramont are both approved, following completion of the "conversion transactions" described above Kranzco will merge with its indirectly wholly-owned subsidiary, KRT Trust II LLC, a Delaware limited liability company, and Kranzco will cease to exist. In connection with this merger, all common shareholders of Kranzco will receive an equal number of common shares in KRT Trust, the sole member of KRT Trust II LLC, and preferred shareholders of Kranzco will receive an equal number of shares of a series of preferred shares of KRT Trust having the same rights. The KRT Trust common shares will have the same rights as the Kranzco common shares. Each holder of KRT Trust preferred shares will have the same rights as that holder had as a preferred shareholder of Kranzco immediately prior to the merger of Kranzco into KRT Trust II LLC.

     Approval of the merger of KRT Trust into Kramont is a condition to the effectiveness of the merger of Kranzco into KRT Trust II LLC, and the Kranzco Reorganization as a whole will not become effective unless and until the mergers of CV and KRT Trust into Kramont are both approved.

     Shareholders of Kranzco will not surrender certificates evidencing their shares in Kranzco for certificates evidencing their shares in KRT Trust because promptly following the completion of the Kranzco Reorganization, KRT Trust will merge into Kramont. At that time, former Kranzco shareholders will be entitled to receive certificates evidencing shares in Kramont. See "Merger Agreement-Exchange of Certificates for CV and KRT Trust Shares." Instead of receiving certificates evidencing KRT Trust shares, each certificate evidencing a preferred or common share of Kranzco shall be deemed to evidence a preferred or common share of KRT Trust after the Kranzco Reorganization. As a result of the merger of Kranzco into KRT Trust II LLC, KRT Trust II LLC will own all of the equity interests, directly or through other entities, in all of the newly formed limited liability companies and limited partnerships that own the Kranzco properties.

     Subsequent Merger. Following the merger of Kranzco into KRT Trust II LLC, KRT Trust II LLC will merge into Kramont Operating Partnership, L.P., a Delaware limited partnership (known as KRT Operating Partnership, L.P. prior to the Kranzco Reorganization), and KRT Trust II LLC will cease to exist. Kramont Operating Partnership, L.P. is a newly formed entity in which KRT Trust holds all of the general partner interests and KRT Trust I LLC holds all of the limited partner interests. As a result of this merger and the merger of KRT Trust into Kramont, Kramont will be the general partner of Kramont Operating Partnership, L.P. and Kramont Operating Partnership, L.P. will hold all of the equity interests in all of the limited liability companies and limited partnerships previously held by KRT Trust II LLC.

     Approval Rights. Because applicable law does not require shareholder approval for the Kranzco Reorganization, the Kranzco board of trustees will not request the Kranzco shareholders to approve the Kranzco Reorganization. However, if the shareholders of Kranzco do not approve the merger of KRT Trust into Kramont, Kranzco will not complete the Kranzco Reorganization.

     Appraisal Rights. Only holders of Kranzco's Series A-1 preferred shares are entitled to appraisal rights in connection with the Kranzco
Reorganization. These rights are described on page 78 of this joint proxy statement/prospectus.

CV Trust Merger

     Also to facilitate the combination of the businesses of CV and Kranzco, prior to the effective time of the merger of CV into Kramont, CV will complete the CV Trust Merger, in which CV's wholly-owned subsidiary, Montgomery CV Realty Trust, a Delaware business trust, will merge into CV, and Montgomery CV Realty Trust will cease to exist. Montgomery CV Realty Trust currently is the sole general partner of Montgomery CV Realty L.P. and holds approximately 84.5% of the outstanding limited partner interests in Montgomery CV Realty L.P. No consideration will be exchanged in connection with this merger.
After the CV Trust Merger is completed, CV will merge into Kramont and CV will cease to exist. Because applicable law does not require that CV's shareholders approve the CV Trust Merger or the CV Trust Merger merger agreement, the CV board of directors will not request the CV shareholders to approve the CV Trust Merger or the CV Trust Merger merger agreement. However, if the CV shareholders do not adopt the merger agreement relating to the merger of CV and Kranzco into Kramont, CV will not complete the CV Trust Merger.

Private Placement Offering of Kramont Operating Partnership, L.P. Partnership Units

     Following the signing of the merger agreement, KRT Trust caused Kramont Operating Partnership, L.P. (known as KRT Operating Partnership, L.P. prior to the Kranzco Reorganization) to offer each holder of limited partner units in Montgomery CV Realty L.P., other than CV Trust, the right to contribute all of their limited partner units in Montgomery CV Realty L.P. to Kramont Operating Partnership, L.P. in exchange for an equal number of common units of partnership interest in Kramont Operating Partnership, L.P. Alternatively, at their option, each holder of limited partner units in Montgomery CV Realty L.P. was given the right first to contribute all of its units to CV Partner Holdings, L.P., a Delaware limited partnership, in exchange for units of limited partner interest in CV Partner Holdings, L.P., and then to contribute such limited partner interests in CV Partner Holdings, L.P. to Kramont Operating Partnership, L.P. in exchange for an equal number of common units of partnership interest in Kramont Operating Partnership, L.P.

     At the same time, pursuant to the current limited partnership agreement of Montgomery CV Realty L.P., Kramont and Montgomery CV Realty L.P. offered each holder of limited partner units in

Montgomery CV Realty L.P., other than Montgomery CV Realty Trust, the alternative right to exchange their limited partner units in Montgomery CV Realty L.P. for an equal number of Kramont common shares, but subject to and only to become effective on the completion of the mergers.

     The holders of limited partner units in Montgomery CV Realty L.P. were given the opportunity to accept each of these exchange offers until March 27, 2000. However, Kramont Operating Partnership, L.P. and Montgomery CV Realty L.P. have the right to extend the period during which the exchange offers may be accepted. The accepted exchange offers will be consummated only if the mergers are completed, and will be completed immediately following completion of the mergers.

     Holders of limited partner units representing 99.88% of the limited partner interests in Montgomery CV Realty L.P. have irrevocably agreed to exchange their limited partner units in Montgomery CV Realty L.P. or CV Partner Holdings, L.P. for limited partner interests in Kramont Operating Partnership, L.P., subject only to the completion of the mergers. No holders of limited partner units in Montgomery CV Realty L.P. accepted the offer to exchange their limited partner units for Kramont common shares. As a result, if the mergers are consummated, holders of limited partner units in Montgomery CV Realty L.P. making such exchanges will have the rights of holders of common units of partnership interest in Kramont Operating Partnership, L.P. See "- Kranzco Reorganization Transactions" and "Description of Partnership
Agreement of Kramont Operating Partnership". After the mergers are completed, except for holders holding 0.12 % of the limited partner interests, no holders of the limited partner interests in Montgomery CV Realty L.P. on the date of this joint proxy statement/prospectus will continue to own limited partner units in Montgomery CV Realty L.P.

     The exchange of limited partner units in Montgomery CV Realty L.P. or CV Partner Holdings, L.P. for common units of partnership interest in Kramont Operating Partnership, L.P. or Kramont common shares will be effectuated through privately negotiated transactions.

                                 THE MERGERS

     The following is a summary of the material terms of the mergers and the merger agreement. To understand the mergers fully, and for a more complete description of the legal terms of the mergers, you should carefully read this entire document, including the merger agreement, which is attached as Appendix A and is incorporated herein by reference.

Terms of the Merger

     CV and KRT Trust (the shares of which former Kranzco shareholders will hold after the Kranzco Reorganization) will be merged into a newly formed entity, Kramont Realty Trust, upon satisfaction or waiver of the conditions set forth in the merger agreement. Upon the completion of the mergers, each outstanding common share of CV and KRT Trust will be converted into one Kramont common share. Holders of KRT Trust preferred shares will receive an equal number of Kramont preferred shares having the same rights as the KRT Trust preferred shares of the same series previously outstanding. No fractional shares of Kramont will be issued in connection with the merger. Each Kranzco shareholder owning fractional shares held in the dividend reinvestment plan will instead be entitled to receive a cash payment equal to the product obtained by multiplying (A) the fractional share interest to which the former holder would otherwise be entitled by (B) the average closing price of Kranzco common shares on the NYSE on the effective date of the mergers, or if the effective date is not a trading day, then on the immediately preceding trading day.

Background of the Mergers

     CV is a successor to the company that developed, built and operated the Century Village active adult residential condominium communities in southern Florida. CV became a REIT in January, 1982 following a restructuring which separated the development and operating activities from the more passive real estate investment activities. After qualifying as a REIT, CV's operating strategy consisted of investing in real estate mortgage notes receivable, primarily loans to developers. In the 1990's CV limited new loan commitments, repaid all of its outstanding borrowings, other than its long-term collateralized mortgage obligations, and began to seek real estate investments for available cash with proven and experienced personnel to manage and enhance such a portfolio.

     In December 1997, CV acquired a number of shopping centers and an interest in Drexel Realty, Inc., a real estate management and leasing company. In connection with these transactions, CV created an UPREIT structure by forming Montgomery CV Realty L.P., reorganizing ownership of its assets and acquiring 100% of the ownership interests in nine shopping centers and an office building, located in Pennsylvania and New Jersey, and by acquiring from Louis P. Meshon, Sr. an approximately 95% economic interest in Drexel. As a result, CV became the sole beneficial owner of Montgomery CV Realty Trust, directly or indirectly owning approximately 84.5% of Montgomery CV Realty L.P. and thus became a self-administered, self-managed equity REIT with Mr. Meshon as President and Chief Executive Officer.

     Since its conversion into an UPREIT structure, it has been CV's operating strategy to increase its funds from operation through:

     o efficient operation of properties including through active leasing and property management;

     o maintenance of high occupancy levels, increasing rental rates and controlling operating and capital costs;

     o acquisition of additional properties which satisfy CV's criteria, at favorable prices, including properties requiring renovation or re-leasing;

     o completion of strategic renovations and expansions to further maximize cash available for distribution; and

     o    attainment of greater access to financing sources.

     Although CV has acquired 10 additional shopping center properties since January 1998, in light of the difficulty in obtaining new properties resulting from, among other things, a lack of available equity capital and lower REIT stock prices, which limit the ability to acquire properties using REIT stock or operating partnership units as consideration, and the advantages of a larger property portfolio, it considered the possibility of a combination with another shopping center REIT with a compatible property portfolio, management philosophies and objectives as an alternative growth strategy to the acquisition of individual properties.

     Kranzco was formed in 1992 to provide certain entities then known as The Kranzco Group with a public vehicle for the expansion of their shopping center ownership and management business. Upon completion of its initial public offering in November 1992, Kranzco owned and operated 25 neighborhood and community shopping centers located in Connecticut, New Jersey, New York, Pennsylvania and Rhode Island. Since completion of the offering, Kranzco has acquired 42 neighborhood and community shopping centers, sold 5 and now owns 62 shopping centers located in 16 states in the Northeast, Mid-Atlantic and Southern region of the United States. Given Kranzco's view as to the importance of size with respect to REITs generally, Kranzco began to consider the possibility of a business combination with another shopping center REIT or a substantial infusion of equity capital as a method of growing the company at a rate faster than could otherwise be accomplished, given its resources at that time.

     Louis P. Meshon, Sr., President and Chief Executive Officer of CV, and Norman M. Kranzdorf, President and Chief Executive Officer of Kranzco, have known each other professionally for more than 20 years. As a result of a call from Mr. Meshon to Mr. Kranzdorf on May 29, 1998, Mr. Meshon, H. Irwin Levy, Chairman of CV, and Mr. Kranzdorf met on June 16, 1998. At the meeting, the parties discussed the status of developing trends with respect to real estate investment trusts and the shopping center industry, the businesses of CV and Kranzco and the possibility of a business combination involving the two companies. During the course of the meeting, the parties noted that the strategic philosophies and objectives of the two companies were very similar.

     After additional telephone conversations in early July 1998 between Messrs. Meshon and Kranzdorf and the execution of a confidentiality and standstill agreement on July 7, 1998 by CV and Kranzco, on July 15, 1998, Messrs. Meshon and Kranzdorf met to discuss a wide range of topics relating to a business combination between their respective companies, including their property portfolios, management philosophies, acquisition criteria, long-range goals and strategic interests. After additional telephone conversations toward the end of July, Messrs. Meshon and Kranzdorf met on August 3, 1998 to discuss various operational issues relating to the respective companies, how a merger of the two companies might be structured and the mutual benefits of such a transaction.

     On August 7, 1998, Mr. Meshon met with representatives of ING Barings, the financial advisor to Kranzco, and the two of them spoke to Mr. Kranzdorf by telephone to discuss the general parameters of a transaction. Messrs. Meshon and Kranzdorf had several additional meetings and discussions between August 19, 1998 and September 9, 1998 to discuss proposed exchange ratios, property information, financial aspects of a merger and management of the combined company.

     Messrs. Meshon and Levy kept the CV board informed concerning the discussions with Kranzco throughout the summer of 1998, and obtained the CV board's authorization to continue the discussions with Kranzco.

     At a regularly scheduled Kranzco board meeting held on September 16, 1998, Mr. Kranzdorf updated the board regarding management's ongoing discussions with CV. The Kranzco board agreed that management should proceed with further discussions with CV.

     On September 18, 1998, Messrs. Meshon and Kranzdorf met to discuss the various issues which would need to be resolved in connection with a merger of the two companies. On October 6, 1998, Messrs. Meshon, Kranzdorf and representatives of ING Barings discussed the proposed management structure and board composition of the combined company. Also in early October 1998, CV engaged Salomon Smith Barney to assist CV in connection with CV's possible business combination with Kranzco. During the latter part of October and early part of November, the parties continued their discussions regarding the composition of the board of the combined company and exchanged some financial and property information.

     On November 30, 1998, Messrs. Meshon and Levy, together with representatives of Salomon Smith Barney, met with Mr. Kranzdorf and representatives of ING Barings to continue discussions of the proposed terms of a transaction. After a series of further discussions among Messrs. Meshon and Kranzdorf, the parties were unable to agree on an exchange ratio and the composition of the board and management of the combined company. As a result, the parties decided to terminate formal discussions.

     During March 1999, the parties reconstituted discussions regarding a potential transaction. At a regularly scheduled board meeting held on March 10, 1999, Mr. Meshon reported to CV's board concerning his discussions with Mr. Kranzdorf and the board authorized further discussions to explore the possibility of a strategic combination with Kranzco.

     On March 22, 1999, Messrs. Meshon and Kranzdorf met to discuss the points of disagreement among the two parties, and they agreed to have further discussions to try to resolve the open issues. During the balance of March and in May 1999, the parties continued discussions in an effort to resolve their differences.

     In May 1999, during informal conversations with individual members of the Kranzco board, Mr. Kranzdorf informally updated the board of trustees on the status of the discussions with CV, and was authorized to continue discussions with CV. In May 1999, counsel for the parties began to draft the merger documentation, conduct due diligence and analyze alternative structures of the transaction.

     On May 18, 1999, Messrs. Meshon, Kranzdorf and Bernard Korman, a trustee of Kranzco, met to discuss the positives and negatives of a merger and how the combined companies would operate. On May 25, 1999, Messrs. Meshon and Kranzdorf and representatives of Salomon Smith Barney and ING Barings met to discuss the open business issues and the status of legal documentation.

     On May 28, 1999, an information meeting was held between members of CV's board, representatives of Salomon Smith Barney, and CV's legal counsel regarding the possible merger of CV with Kranzco and the proposed terms of that transaction. At the meeting, Mr. Meshon updated the board concerning the discussions with Kranzco. Legal counsel informed the board regarding its legal duties in connection with the proposed transaction. The CV board also discussed with CV's management and legal and financial advisors the principal terms of the proposed merger, including the proposed exchange ratio of 0.78 Kranzco common shares for each CV common share, the likely dividend of the combined company, the proposed composition of the new board, which was proposed to include three of CV's current directors, three of Kranzco's current directors and one director chosen together by CV and Kranzco, the management of the new company by Mr. Meshon and certain employment arrangements with Mr. Kranzdorf, and the proposed break-up fees and expense reimbursement arrangements.

     At a regularly scheduled Kranzco board meeting held on June 2, 1999, Mr. Kranzdorf and representatives of ING Barings updated the board regarding management's discussions with CV and the issues that still needed to be resolved. Mr. Kranzdorf reviewed with the board Kranzco's efforts regarding other possible strategic transactions, all of which were with a view toward increasing the size of Kranzco in light of the relative importance of size with respect to REITs generally. Mr. Kranzdorf indicated that given the nature of the unresolved issues with CV and the time it would take to resolve them, the board should reevaluate the various means by which Kranzco might grow and accomplish its strategic objectives. The trustees discussed the alternative methods of making Kranzco grow, including a merger, raising debt and equity capital, the acquisition of property portfolios and the likelihood of success with respect to each. Representatives of ING Barings then presented a financial analysis of Kranzco and CV and a thorough analysis of the positives and negatives of merging with CV. After a thorough discussion of the issues, the board decided to terminate discussions with CV and explore other possible strategic transactions. At the conclusion of the board meeting, Mr. Kranzdorf called Mr. Meshon to inform him that the Kranzco board of trustees had decided to terminate discussions with CV at that time and to explore other strategic alternatives. During the summer and fall of 1999, Kranzco continued to explore other strategic alternatives.

     At a regularly scheduled board meeting held on June 7, 1999, Mr. Meshon reported to CV's board concerning the status of the discussions with Kranzco, including that Mr. Kranzdorf had informed him that Kranzco had decided to end its discussions with CV and pursue other strategic combinations. At a regularly scheduled board meeting held on August 19, 1999, Mr. Meshon reported to CV's board regarding preliminary discussions with other parties concerning possible business combinations between them and CV for the purpose of increasing the size of CV's property portfolio. Mr. Meshon advised the board that no further discussions had occurred with any of the Kranzco representatives.

     On September 29, 1999, at a regularly scheduled Kranzco board meeting, the board reviewed Kranzco's current and anticipated cash requirements, the reduced amount of funds from operations for the third quarter, the state of the equity and debt markets, including the cost of capital and debt, and Kranzco's ability to obtain additional funding from these markets. After discussion, the board voted to reduce the distribution paid to common shareholders from $0.48 per quarter to $0.325 per quarter. The closing share price of Kranzco's common shares dropped from $11.75 to $9.50 on September 29, 1999.

     On October 1, 1999, following discussions among the CV directors, Mr. Meshon proposed to Kranzco that CV and Kranzco combine in a transaction in which each Kranzco common share would convert into 1.1 shares in the combined company, and each CV common share would convert into one share in the combined company. Mr. Kranzdorf informally discussed the proposal with members of the Kranzco board of trustees, and they authorized Mr. Kranzdorf to pursue discussions with Mr. Meshon on the basis of the proposal.

     From October 8 through October 13, 1999, Messrs. Meshon and Kranzdorf met and had a number of telephone calls to discuss the proposed structure of the transaction, which at that time involved the merger of CV into KRT Trust, the proposed exchange ratio, the performance of the companies since their last discussions and the proposed board composition and management of the combined company. On October 15, 1999, Messrs. Meshon and Kranzdorf discussed the status of the business and legal negotiations at the time discussions terminated in June 1999. On October 18, 1999, Mr. Meshon and representatives of Salomon Smith Barney and ING Barings, and counsel to CV and Kranzco met to discuss the open business and legal issues to be resolved. Following the October 18th meeting, the parties continued to negotiate a draft merger agreement and address employee arrangements and structural issues related to the proposed transaction.

     During November and the beginning of December 1999, Messrs. Meshon and Kranzdorf had numerous discussions to address the various issues that arose in negotiations as well as the respective companies' third quarter and projected fourth quarter financial results. During these discussions, the parties agreed to modify the structure of the transaction to provide that both CV and Kranzco would merge into Kramont, a newly formed entity.

     At a regularly scheduled board meeting held on November 12, 1999, Mr. Meshon reported to CV's board concerning the status of discussions with Kranzco regarding a possible merger of the two companies. At the meeting, the board reviewed with CV's legal and financial advisors various issues regarding the merger, including the proposed structure, the exchange ratio, the liquidity of the combined company, and the proposed composition of the new board. The board also discussed the proposed transaction at length and identified a number of issues that would need to be resolved to the board's satisfaction before a transaction with Kranzco could be given further consideration, including a change in the exchange ratio so that each common share of both CV and Kranzco would convert into one share of the combined company, and a modification of the proposed board composition so that CV would designate four members of the new board and Kranzco would designate three members and a modification of some closing conditions.

     On November 12, 1999, a special telephonic meeting of the Kranzco board of trustees was held to approve the execution of a merger agreement. At the meeting, members of Kranzco's management, representatives of ING Barings and legal counsel were present. At the meeting, Mr. Kranzdorf updated the Kranzco board on the proposed terms of a merger with CV. Kranzco's legal counsel informed the board of its legal duties in connection with the transaction with CV and presented and explained the terms of the merger agreement to the Kranzco board, including the exchange ratio, closing conditions, termination rights and break up fees and expense reimbursement provisions. Legal counsel and members of Kranzco management then indicated to the board the nature and scope of the due diligence performed by legal counsel and by Kranzco. During the board meeting, counsel to Kranzco received a call from representatives of CV indicating that CV expected to propose modifications to certain provisions of the proposed merger agreement. At that point, Mr. Kranzdorf suggested that the Kranzco board meeting be adjourned until he had been advised of the proposed modifications. Mr. Meshon then called Mr. Kranzdorf to discuss CV's proposed modifications to the merger agreement, including (1) a lowering of the Kranzco exchange ratio such that each share of both CV and Kranzco would each be converted into one share of the combined company, (2) modification of the composition of the board of the combined company and (3) a modification to some of the closing conditions of the merger. When the Kranzco board reconvened, they discussed CV's proposed modifications. The board indicated that they needed more time to review the proposed modifications and Mr. Kranzdorf then notified Mr. Meshon of the Kranzco board's decision.

     Following the November 12th Kranzco board meeting, Mr. Kranzdorf had informal conversations with individual members of the board and representatives of ING Barings regarding the proposed modifications. During these discussions, they discussed the status of the REIT capital markets and the difficulty of obtaining financing, the recent reduction of the market price of the Kranzco common shares, as well as the reduction in Kranzco's funds from operations.

     During November, 1999, Messrs. Meshon and Kranzdorf met to discuss CV's proposed modifications to the transaction. Believing that CV and Kranzco had resolved the outstanding issues, Messrs. Meshon and Kranzdorf instructed their legal counsel to finalize the merger documentation.

     From December 6 through 10, 1999, legal counsel for CV and Kranzco held discussions concerning outstanding legal issues and to finalize the legal documentation for the transaction.

     Beginning in the morning on December 10, 1999, a special meeting of CV's board was held to approve the proposed merger between CV and Kranzco and to approve the execution of the merger agreement. At the meeting, members of CV's management, representatives of Salomon Smith Barney and legal counsel were present. The board was advised that Kranzco had accepted the modifications identified at the November 12 board meeting with respect to lowering the exchange ratio to 1:1, increasing to four the number of members of the new board designated by CV, and described the new structure involving the merger of both CV and Kranzco into a newly formed entity called Kramont Realty Trust. The board also reviewed in detail with CV's management and financial and legal advisors various terms of the proposed merger. In this connection, the board discussed, among other matters, including closing conditions, pro forma cash flows and operating results and strategic benefits to CV and its shareholders. Legal counsel advised the board regarding their legal duties in connection with the transaction with Kranzco and explained provisions of the merger agreement including the closing conditions and termination provisions. Discussion ensued concerning the background of the proposed transaction, CV's growth strategy and possible alternatives to the merger with Kranzco that might be available, the management of the combined companies by Mr. Meshon, the results of due diligence concerning Kranzco, particularly the upside potential in Kranzco's properties in light of their occupancy rates and other considerations, and the possible benefits and perceived risks of the proposed merger described below under "Reasons for the Merger; Recommendation of the CV Board of Directors - Positive Factors Considered by the CV Board of Directors," "- Negative Factors Considered by the CV Board of Directors."

     Representatives of Salomon Smith Barney reviewed its financial analysis of the proposed exchange ratio and delivered to the CV board its opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the CV exchange ratio was fair, from a financial point of view, to the holders of CV's common shares.

     After a full discussion of the proposed transaction and the merger agreement by the board and CV's financial and legal advisors as described above, the CV board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

     Late in the afternoon on December 10, 1999, a special telephonic meeting of the Kranzco board of trustees was held with Kranzco trustees, members of Kranzco management, representatives of ING Barings, a representative of Arthur Andersen LLP, Kranzco's independent public accountants, and legal counsel. At the meeting, Mr. Kranzdorf updated the Kranzco board on the proposed terms of a merger with CV and advised the board as to the proposed resolution of open issues discussed at the previous meeting. Kranzco's legal counsel informed the board of its legal duties in connection with the transaction with CV and presented and explained the terms of the merger agreement to the Kranzco board, including the exchange ratio, closing conditions, termination rights and break up fees and expense reimbursement provisions. Legal counsel and members of Kranzco management then indicated to the board the nature and scope of the due diligence performed by legal counsel and by Kranzco. Mr. Kranzdorf and others reviewed with the Kranzco board of trustees (1) the background of the proposed merger and the material terms of the transaction and the various alternatives which may be available to Kranzco at that time or in the future with respect to the financing of Kranzco's activities and other strategic alternatives, (2) pertinent due diligence findings with respect to CV, with particular emphasis on the current operations and properties of CV, and (3) the potential benefits as well as the risks of the proposed merger transaction as described below under "Advantages and Disadvantages of the Merger; Recommendations of the Kranzco Board of Trustees-Positive Factors Considered by the Kranzco Board of Trustees" and "- Negative Factors Considered by the Kranzco Board of Trustees."

     Representatives of ING Barings then made a presentation to the Kranzco board outlining the results of the financial analyses it had conducted to assess the fairness of the proposed exchange ratio to Kranzco under the revised structure. The Kranzco board then asked questions of legal counsel and ING Barings and discussed the advantages and disadvantages of the transaction as described in "-Advantages and Disadvantages of the Merger;

Recommendation of the Kranzco Board of Trustees." ING Barings then delivered to the Kranzco board their written opinion that as of December 10, 1999, based upon and subject to the facts and circumstances as they existed at that time, and based upon and subject to certain assumptions, factors and limitations, the Kranzco exchange ratio was fair to Kranzco shareholders from a financial point of view to such shareholders.

     After considering the fairness opinion and following a discussion of the transaction, the Kranzco board of trustees unanimously approved the merger agreement and all transactions contemplated by the merger agreement.

     Upon approval by both companies' boards, the merger agreement was executed by CV and Kranzco in the evening on December 10, 1999.

Reasons for the Merger; Recommendation of the CV Board of Directors

     The CV board of directors believes that the terms of the merger of CV into Kramont are fair to and in the best interests of CV and its stockholders. Consequently, the CV board of directors unanimously approved the merger of CV into Kramont and recommends that CV's stockholders vote FOR the adoption of the merger agreement.

     Positive Factors Considered By the CV Board of Directors

     In deciding whether to approve the merger of CV into Kramont, the CV board of directors considered a number of factors. The following are some of the positive factors that the board considered:

     o Increased Size and Geographic Diversity of Portfolio. Upon the completion of the mergers, Kramont will own 84 properties with an aggregate of approximately 11 million square feet of gross leasable area in 16 states from Massachusetts to Florida. CV's board of directors viewed this as favorable because it will give Kramont the potential for greater financial capacity and resources to develop and further increase the number of its properties, for critical mass in new markets and be less subject to regional economic influences.

     o Occupancy Rates. Kranzco's occupancy rate (including, as rented, space for which rent is being paid but is not presently occupied)- approximately 91% for Kranzco's properties as of March 1, 2000 compared to approximately 97% for CV's properties as of that same date-provides an opportunity to improve occupancy rates through active portfolio and property management.

     o Market Capitalization. The combined market capitalization of Kramont resulting from the mergers is expected to be substantially greater than the capitalization of CV alone. CV's board of directors viewed this as favorable because it would potentially give Kramont increased access to financing and an enhanced presence in the REIT industry.

     o Increase in the Number of Shares Available for Trading. The number of outstanding common shares will increase from approximately
          8 million CV common shares currently outstanding to approximately
          18.6 million Kramont common shares anticipated to be outstanding immediately after the mergers are completed.

     o Increased Dividend. Subject to the exercise of its duties under applicable law, the policy of Kramont's board of trustees during the first year following the completion of the mergers will be to pay cash distributions on Kramont's common shares on a quarterly basis at the rate of $0.325 per quarter, which equates to $1.30 annually for each common share and which, if achieved, would be $.14 per share greater than CV's current annual targeted dividend per share.

     o Broader Research Coverage. The CV board of directors considered it a positive factor that, while no research analysts currently follow CV, four research analysts currently follow Kranzco and, accordingly, may follow Kramont after the completion of the mergers.

     o Potential For Upgrading Properties. Upon the completion of the merger, Louis P. Meshon, Sr., CV's chief executive officer, will become the president and chief executive officer of Kramont, and Kramont's board of trustees will be composed of 7 members, 4 of which have been designated by CV. It is anticipated that the application of CV's management team in the operation of Kramont's business will upgrade some of Kranzco's properties.

     o Terms of the Merger. The CV board of directors concluded that the terms of the merger agreement are fair to CV and its stockholders.

     o Tax-free Nature of the Merger. The mergers are expected to be treated as a tax-free reorganization for U.S. federal income tax purposes.

     o Fixed Exchange Ratio. The fixed exchange ratio provided in the merger agreement provides certainty to CV 's stockholders regarding the number of Kramont common shares they will be issued in the mergers.

     o Opinion of Financial Advisor. The financial presentation of Salomon Smith Barney, including its opinion as to the fairness from a financial point of view and as of the date of the opinion, of the CV exchange ratio to the holders of CV common shares, as described under "Opinion of CV's Financial Advisor."

     o CV Exchange Ratio. In approving the CV exchange ratio, which equates to paying to Kranzco shareholders a premium over the market value of their shares, the CV board considered the merger as consistent with its strategic objective since, among other things, CV will have four out of the seven seats on the Kramont board of trustees and Louis P. Meshon, Sr., the President and Chief Executive Officer of CV, will be the President and Chief Executive Officer of Kramont.

     Negative Factors Considered By the CV Board of Directors

     In addition to the foregoing positive factors, CV's board of directors also considered the potential adverse impact of other factors on the proposed mergers. These included the following:

     o Cost of the Mergers. The significant cost involved to complete the mergers and the substantial management time and effort required.

     o Financing Risks. The potential that the obligation to repay certain indebtedness of Kranzco and CV will be accelerated upon the completion of the mergers or, if consents are obtained from the holders of such indebtedness, additional costs may be incurred in order to obtain such consents.

     o Dividend Protections. Upon the completion of the mergers, Kramont's Declaration of Trust will not include certain protections included in CV's certificate of incorporation generally intended to protect

          CV's ability to make quarterly distributions of $.29 per common share and annual distributions of $1.16 per common share.

     o Preferred Shares. Currently, CV's common stockholders are not subject to the rights of any class of preferred stock including with respect to the payment of dividends and liquidation preference.
          Upon completion of the mergers, Kramont's common shares will be subject to the prior rights of Kramont's Series A-1, Series B-1 and Series D preferred shares with respect to such matters.

     o Expense of Regulatory Compliance. The potential expenses of compliance with regulatory requirements applicable to Kranzco properties, including the Americans with Disabilities Act and applicable environmental regulations, the availability of insurance with respect to expenses of this kind, and the likelihood that these expenses would not be material to Kramont.

     o Occupancy Rates. The challenge of improving Kranzco's current occupancy rate of approximately 91% following the completion of the mergers, especially in light of the number of Kranzco's significant tenants operating while in Chapter 11 bankruptcy proceedings.

     o Combining CV and Kranzco. The challenge of combining CV's 22 properties and Kranzco's 62 properties into a combined company with 84 properties with an aggregate of approximately 11 million square feet of gross leasable area in 16 states.

     o Fixed Exchange Ratio. The CV board of directors considered the possibility that, after the announcement of the mergers, the market price of CV's common shares might rise and the market price of Kranzco's common shares might fall, which might have the result that CV common shareholders might not receive a sufficient number of Kramont common shares to adequately reflect the market value of the CV common shares they would be surrendering in the mergers.

     o Payment of Fees. CV may be required to pay Kranzco a fee of $5 million and/or reimburse Kranzco for up to $1.5 million in expenses incurred in connection with the mergers if the merger agreement is terminated under some circumstances.

     o Benefits Not Realized. The possibility that the mergers would not be consummated or, if consummated, that the anticipated benefits would not be fully realized.

     Other Considerations

     The CV board of directors viewed as adequate the conditions to the completion of the mergers included in the merger agreement, including the condition that no change in the financial condition, business or operations of Kranzco and its subsidiaries taken as a whole will have occurred that would have or would be reasonably likely to have a material adverse effect on Kranzco.

     The foregoing discussion of the information and factors considered by the CV board of directors is not meant to be exhaustive, but is believed to include all material factors that the CV board of directors considered. The CV board of directors did not quantify or attach any particular weight to any of the various factors that it considered in reaching its determination. Instead, the CV board of directors viewed its position and recommendation to be based on the totality of the information presented to it. Additionally, the individual members of the CV board of directors may have given different weight to different factors in reaching their own individual conclusions regarding the mergers and the merger agreement.

Opinion of CV's Financial Advisor

     CV retained Salomon Smith Barney to act as its financial advisor in connection with the proposed mergers. In connection with its engagement, CV requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of CV common shares of the CV exchange ratio provided for in the merger agreement. On December 10, 1999, at a meeting of the CV board of directors held to evaluate the proposed mergers and the proposed merger agreement, Salomon Smith Barney delivered to the CV board of directors an oral opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the CV exchange ratio was fair, from a financial point of view, to the holders of CV common shares. Salomon Smith Barney confirmed its oral opinion by delivery of a written opinion dated December 10, 1999.

In arriving at its opinion, Salomon Smith Barney:

     o    reviewed the merger agreement and related documents;

     o held discussions with senior officers, directors and other representatives and advisors of CV and with senior officers and other representatives and advisors of Kranzco concerning the businesses, operations and prospects of CV and Kranzco;

     o examined publicly available business and financial information relating to CV and Kranzco;

     o examined financial forecasts and other information and data for CV and Kranzco which were provided to or otherwise discussed with Salomon Smith Barney by the managements of CV and Kranzco, including information relating to strategic implications and operational benefits anticipated to result from the mergers;

     o reviewed the financial terms of the mergers as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of CV common shares and Kranzco common shares, the historical and projected earnings and other operating data of CV and Kranzco, and the capitalization and financial condition of CV and Kranzco;

     o analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of CV and Kranzco;

     o evaluated the potential pro forma financial impact of the mergers on CV and Kranzco; and

     o conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied on, without independent verification, the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to these financial forecasts and other information and data, the managements of CV and Kranzco advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of CV and Kranzco and the strategic implications and operational benefits anticipated to result from the mergers.

     Salomon Smith Barney assumed, with CV's consent, that the mergers will be treated as tax-free mergers for federal income tax purposes and that the pre-merger transactions would be consummated in all material respects in accordance with their terms. Salomon Smith Barney also assumed, with CV's consent, that CV and Kranzco were organized and have operated in conformity with the requirements for qualification as a REIT for federal income tax purposes and that none of the mergers, the pre-merger transactions or the other transactions contemplated by the mergers would adversely affect the REIT status or operations of CV and Kranzco.

     Salomon Smith Barney's opinion relates to the relative values of CV and Kranzco and the CV exchange ratio of CV common shares for Kramont common shares provided for in the merger agreement. Salomon Smith Barney did not express any opinion as to what the value of the Kramont common shares actually will be when issued to the holders of CV common shares in the mergers or the prices at which the Kramont common shares will trade or otherwise be transferable after the mergers. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of CV or Kranzco, and Salomon Smith Barney did not make any physical inspection of the properties or assets of CV or Kranzco.

     Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of CV. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the mergers as compared to any alternative business strategies that might exist for CV or the effect of any other transaction in which CV might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the CV exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the mergers, which was determined through negotiations between CV and Kranzco. No other instructions or limitations were imposed by CV on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     The full text of Salomon Smith Barney's written opinion dated December 10, 1999, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Appendix B and is incorporated into this joint proxy statement/prospectus by reference. Salomon Smith Barney's opinion is directed to the CV board of directors and relates only to the fairness of the CV exchange ratio from a financial point of view, does not address any other aspect of the mergers or any related transaction and does not constitute a recommendation to any shareholder with respect to any matter relating to the proposed mergers.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of CV and Kranzco. No company, transaction or business used in those analyses as a comparison is identical to CV, Kranzco or the proposed mergers, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the CV board of directors in its evaluation of the mergers and should not be viewed as determinative of the views of the CV board of directors or management with respect to the CV exchange ratio or the proposed mergers.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated December 10, 1999. The financial analyses summarized below include information presented in tabular format. In order to fully understand Salomon Smith Barney's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney's financial analyses.

     Net Asset Value Analysis

     Salomon Smith Barney performed a net asset value analysis of CV's and Kranzco's assets by adding the gross estimated values of CV's and Kranzco's real estate assets and other assets, including current assets, other properties and notes receivables, and subtracting CV's and Kranzco's outstanding long-term debt and other current outstanding liabilities. The gross estimated values of CV's and Kranzco's assets were estimated by capitalizing CV's and Kranzco's year 2000 estimated net operating income, commonly known as NOI. For purposes of this analysis, Salomon Smith Barney used capitalization rates of 9.32% to 9.82% for CV and 9.67% to 10.18% for Kranzco based on market conditions and discussions with CV's management. Estimated financial data for CV were based on internal estimates of CV's management and estimated financial data for Kranzco were based on internal estimates of Kranzco's management as adjusted by CV's management. This analysis resulted in an implied exchange ratio range of 0.90x to 1.10x, as compared to the CV exchange ratio provided for in the merger agreement of 1.0x.

     Public Market Analysis

     Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of CV and the following seven publicly traded REITS:

     o    First Washington Realty Trust, Inc.
     o    IRT Property Co.
     o    Malan Realty Investors, Inc.
     o    Mid-Atlantic Realty Trust
     o    Pennsylvania Real Estate Investment Trust
     o    Philips International Realty Corp.
     o    Saul Centers, Inc.

     Using publicly available information, Salomon Smith Barney also analyzed the market values and trading multiples of Kranzco and the following seven publicly traded REITS:

     o    Burnham Pacific Properties Inc.
     o    Center Trust, Inc.
     o    Developers Diversified Realty Corp.
     o    IRT Property Co.
     o    Konover Property Trust, Inc.
     o    New Plan Excel Realty Trust, Inc.
     o    Pennsylvania Real Estate Investment Trust

All multiples were based on closing stock prices on December 7, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates, estimated financial data for CV were based on internal estimates of CV's management and estimated financial data for Kranzco were based on internal estimates of Kranzco's management as adjusted by CV's management.

     Salomon Smith Barney compared equity values of CV, Kranzco and the selected companies as a multiple of, among other things, calendar years 1999 and 2000 estimated funds from operations, commonly known as FFO. Salomon Smith Barney then applied a range of selected multiples derived from the CV selected companies of calendar years 1999 and 2000 estimated FFO to corresponding financial data of CV and a range of selected multiples derived from the Kranzco selected companies of calendar years 1999 and 2000 estimated FFO to corresponding financial data of Kranzco. This analysis resulted in an implied exchange ratio range of 0.75x to 0.92x, as compared to the CV exchange ratio provided for in the merger agreement of 1.0x.

     Contribution Analysis

     Salomon Smith Barney analyzed the relative contributions of CV and Kranzco to Kramont's estimated NOI and FFO for calendar years 1999 and 2000. Estimated financial data for CV were based on internal estimates of CV's management and estimated financial data for Kranzco were based on internal estimates of Kranzco's management as adjusted by CV's management. This analysis indicated the following contributions of NOI and FFO for CV and Kranzco for calendar years 1999 and 2000, as compared to the pro forma equity ownership in Kramont of CV's and Kranzco's shareholders based on the CV and Kranzco exchange ratios provided for in the merger agreement of 1.0x:

                                     CV                Kranzco
                                   -----               -------

     Estimated 1999 NOI            42.4%               57.6%
     Estimated 2000 NOI            44.2%               55.8%
     Estimated 1999 FFO            39.4%               60.6%
     Estimated 2000 FFO            41.4%               58.6%

     Pro Forma Equity
     Ownership in Kramont          47.2%               52.8%

Salomon Smith Barney also calculated an implied exchange ratio range based on the percentage contributions of CV and Kranzco to Kramont's calendar year 1999 and 2000 estimated NOI and FFO described above. This analysis resulted in an implied exchange ratio range of 0.73x to 0.89x, as compared to the CV exchange ratio provided for in the merger agreement of 1.0x.

     Pro Forma Analysis

     Salomon Smith Barney analyzed potential pro forma financial effects resulting from the mergers, including the impact of the mergers on CV's and Kranzco's estimated FFO, funds available for distribution, commonly known as FAD, and dividends per share, commonly known as DPS, for calendar years 2000 and 2001. Estimated financial data for CV were based on internal estimates of CV's management and estimated financial data for Kranzco were based on internal estimates of Kranzco's management as adjusted by CV's management.
The results of this analysis indicated that the mergers could be accretive to CV's estimated FFO, FAD and DPS, dilutive to Kranzco's estimated FFO and FAD and neutral to Kranzco's estimated DPS in calendar years 2000 and 2001. The actual results achieved by Kramont may vary from projected results and the variations may be material.

     Other Factors

     In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

     o historical trading prices and trading volumes for CV common shares and Kranzco common shares and a comparison of the trading volumes of the CV common shares and the trading volumes of the CV selected companies;

     o the relationship between movements in CV common shares and movements in the common shares of the CV selected companies and the relationship between movements in Kranzco common shares and movements in the Kranzco selected companies;

     o the relationship between the CV exchange ratio and the implied historical exchange ratios for CV common shares and Kranzco common shares for the period January 1, 1999 to December 7, 1999; and

     o selected analysts' reports on Kranzco, including calendar years 1999 and 2000 estimated FFO of those analysts.

     Miscellaneous

     Under the terms of its engagement, CV has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the mergers an aggregate fee of $2.5 million. CV also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of CV and Kranzco for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates have in the past provided financial services to Kranzco unrelated to the proposed mergers, including the issuance of a credit facility and a mortgage to Kranzco, for which services Salomon Smith Barney and its affiliates have received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with CV, Kranzco and their affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by CV based on its experience and expertise. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Reasons for the Mergers; Recommendation of the Kranzco Board of Trustees

     The Kranzco board of trustees believes that the merger of KRT Trust into Kramont, including the KRT Trust exchange ratio, is fair and in the best interests of Kranzco and its shareholders. Accordingly, the Kranzco board of trustees unanimously approved the merger of KRT Trust into Kramont and unanimously recommends that Kranzco shareholders vote for the merger of KRT Trust into Kramont.

     Positive Factors Considered by the Kranzco Board of Trustees

     In reaching this determination, the Kranzco board of trustees reviewed information provided by Kranzco management, legal counsel and accountants and considered a number of factors. The following are some of the positive factors that the board considered:

     o Increase in Market Capitalization. Upon completion of the mergers, the combined market capitalization of Kramont is expected to be substantially greater than the capitalization of Kranzco alone. Kranzco's board viewed this as favorable because the combined company will have increased ability to obtain financing and the flexibility to pursue a more comprehensive range of strategic options.

     o Occupancy Rates; CV Expertise in Leasing. The occupancy rate at March 1, 2000 for CV's properties was approximately 97%, as opposed to approximately 91% (including, as rented, space for which rent is being paid but is not presently occupied) for Kranzco. Kranzco's board believed that CV's management and leasing expertise would increase occupancy rates at Kranzco's properties.

     o Continued Management. Kranzco's board believed the fact that Louis P. Meshon, Sr., 59, would be President and CEO of Kramont, and Norman M. Kranzdorf, 69, would be Chairman of the Board of Kramont will provide for succession of management for Kranzco shareholders.

     o Financing Capacity. Kranzco's board believed that unencumbered cash and CV's unutilized borrowing capacity will increase the capacity of the combined company to finance acquisitions of additional properties.

     o Costs Savings. Kranzco's board believed that the combination of the business of CV and Kranzco would increase operating efficiencies through economies of scale and that the combined entity would realize savings in overhead and expenses.

     o Terms of the Merger Agreement. Kranzco's board believed that the terms of the merger agreement are fair to Kranzco and its shareholders.

     o Tax-free Nature of the Mergers. The mergers are expected to be treated as a tax-free reorganization for U.S. federal income tax purposes. The Kranzco board of trustees viewed this as favorable because no gain or loss will be recognized in the mergers by either Kranzco or the shareholders of

          Kranzco except for cash received for fractional shares held in Kranzco's dividend reinvestment plan and except for shareholders who elect to exercise appraisal rights.

     o Fixed Exchange Ratio. The fixed exchange ratio in the merger agreement provides certainty to Kranzco shareholders as to the number of common shares of the combined company to be issued in the mergers.

     o Opinion of Financial Advisor. The opinion of ING Barings to the Kranzco board that the Kranzco exchange ratio was fair from a financial point of view to the holders of Kranzco common shares. See "-Opinion of Kranzco's Financial Advisor."

     Negative Factors Considered by the Kranzco Board of Trustees

     The Kranzco board of trustees also considered some potentially negative factors which could result from the mergers. These included:

     o Cost of the Mergers. The significant cost involved to complete the mergers and the substantial management time and effort required to complete the mergers.

     o Prohibition on Solicitation. The Kranzco board of trustees considered that under the terms of the merger agreement, Kranzco would be prohibited from initiating, soliciting, encouraging, participating in negotiations or otherwise facilitating a proposal of an acquisition by or business combination with any other party unless, among other things, the Kranzco board of trustees determines, after consultation with outside counsel, that the action is required for the Kranzco board of trustees to comply with its duties under applicable law.

     o Payment of Fees. The Kranzco board of trustees considered the possibility that Kranzco may be required to pay CV a termination fee of $6.0 million and/or to reimburse CV for up to $1.5 million of its out-of-pocket expenses if the merger agreement is terminated under some circumstances. The Kranzco board of trustees recognized that the inclusion of a provision in the merger agreement providing for payment of these fees would render it unlikely that a more attractive transaction would be presented to Kranzco and its shareholders; however, the Kranzco board of trustees believed that the merger with CV represents the best offer reasonably available to Kranzco and its shareholders.

     o Fixed Exchange Ratio. The Kranzco board of trustees considered the possibility that following the announcement of the mergers the market price of Kranzco common shares would rise, and the market price for CV common shares would fall. If such an event occurred, the number of Kramont common shares received by Kranzco common shareholders would not adequately reflect the actual value of the shares surrendered by Kranzco common shareholders.

     o Combining the Businesses of CV and Kranzco. The Kranzco board considered the challenge of combining CV's and Kranzco's businesses into a combined company with 84 properties with an aggregate of approximately 11 million square feet of gross leasable area in 16 states.

     o Benefits Not Fully Realized. The risk that the anticipated benefits of the mergers might not be fully realized.

     The Kranzco board of trustees did not believe that the negative factors were sufficient, either individually or in the aggregate, to outweigh the advantages of the merger.

     Other Considerations

     The Kranzco board of trustees viewed as adequate the conditions to the completion of the mergers included in the merger agreement, including the condition that no change in the financial condition, business or operations of Kranzco and its subsidiaries taken as a whole will have occurred that would have or would be reasonably likely to have a material adverse effect on Kranzco.

     The foregoing discussion of the information and factors considered by the Kranzco board of trustees is not meant to be exhaustive, but is believed to include all material factors that the Kranzco board of trustees considered. The Kranzco board of trustees did not quantify or attach any particular weight to any of the various factors that it considered in reaching its determination. Instead, the Kranzco board of trustees viewed its position and recommendation to be based on the totality of the information presented to it. Additionally, the individual members of the Kranzco board of trustees may have given different weight to different factors in reaching their own individual conclusions regarding the mergers and the merger agreement.

Opinion of Financial Advisor to Kranzco Board

     ING Barings was retained by Kranzco to act as its financial advisor in connection with the proposed combination of the businesses of CV and Kranzco and to render a fairness opinion to the Kranzco board regarding the KRT Trust exchange ratio. At the meeting of the Kranzco board held on December 10, 1999, ING Barings delivered a written opinion to the Kranzco board stating that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in the ING Barings opinion, the KRT Trust exchange ratio was fair to Kranzco and to the holders of its common shares from a financial point of view. This analysis, as presented to the Kranzco board, is summarized below. All except one of the members of the Kranzco board were present at the meeting on December 10, 1999 and had an opportunity to ask questions regarding ING Barings' presentation.

     The full text of the ING Barings opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by ING Barings, is attached as Appendix C to this joint proxy statement/prospectus. Each holder of Kranzco common shares is urged to read the opinion in its entirety. The ING Barings opinion was intended for the use and benefit of the Kranzco board, was directed only to the fairness of the exchange ratio to Kranzco and the holders of Kranzco common shares from a financial point of view, and does not address Kranzco's underlying business decision to approve the mergers or constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the mergers or any transaction related thereto. The exchange ratio was determined on the basis of negotiations between Kranzco and CV and was approved by the Kranzco board. The summary of the ING Barings opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at their opinion, ING Barings, among other things: (i) reviewed certain publicly available business and financial information relating to Kranzco and CV which ING Barings deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, FFO, cash flow, assets, liabilities and prospects of Kranzco and CV furnished to ING Barings by Kranzco and CV, (iii) conducted discussions with members of senior management of Kranzco and CV concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the merger; (iv) reviewed the market prices and valuation multiples for Kranzco common shares and the CV common shares and compared them with those of certain publicly traded companies that ING Barings deemed relevant; (v) reviewed the results of operations of Kranzco and CV and compared them with those of certain publicly traded companies that ING Barings deemed relevant; (vi) participated in certain discussions among representatives of Kranzco and CV and their financial and legal advisors;
(vii) reviewed the merger agreement; and (viii) reviewed such other financial studies and analyses and took into account such other matters as ING Barings deemed necessary, including ING Barings' assessment of general economic, market and monetary conditions.

     The ING Barings opinion relates to the relative values of Kranzco and CV common shares and the exchange ratio of Kranzco shares for Kramont Realty Trust common shares as provided in the merger agreement. ING Barings did not express any opinion as to what the value of Kramont common shares actually will be when issued to the holders of the Kranzco common shares in the mergers or the prices at which Kramont common shares will trade or otherwise be transferable after the mergers.

     In preparing their opinion, ING Barings assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to ING Barings, discussed with or reviewed by or for ING Barings, or publicly available. ING Barings also did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of Kranzco or CV, and ING Barings has not been furnished with any such evaluation or appraisal. In addition, ING Barings did not assume any obligation to conduct any physical inspection of the properties or facilities of Kranzco or CV. ING Barings expressed no view as to, and its opinion does not address, the relative merits of the mergers as compared to any alternative business strategies that might exist for Kranzco or the effect of any other transaction in which Kranzco might engage. With respect to the financial forecast information furnished to or discussed with ING Barings by Kranzco and CV, ING Barings assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Kranzco's or CV's management as to the expected future financial performance of Kranzco or CV.

     The ING Barings opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the basis of the information made available to ING Barings as of the date of the ING Barings opinion. ING Barings assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the mergers, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the mergers. Furthermore, ING Barings assumed that none of the mergers, the pre-merger transactions or other transactions contemplated by the mergers will adversely affect the REIT status or operations of Kranzco and CV.

     The following is a summary of the material financial and comparative analyses performed by ING Barings in arriving at the ING Barings opinion.

     ING Barings applied the KRT Trust exchange ratio to CV's closing share price of $10.56 on December 8, 1999 and calculated an aggregate value for the Kranzco common shares (the "Kranzco Value") of $111.6 million. Using an estimation of Kranzco's debt balances and the liquidation preferences of its preferred stock as of September 30, 1999 provided by Kranzco's management, ING Barings also calculated an aggregate transaction value of $541.6 million which consisted of the Kranzco Value plus debt of $353.1 million, preferred stock of $85.7 million, less an estimation of Kranzco's cash balance at September 30, 1999 of $8.8 million. With respect to the Kranzco Value, ING Barings calculated FFO multiples for 1999 and 2000 of 5.7x and 6.0x, respectively.

     Historical Exchange Ratio Analysis

     ING Barings reviewed the historical implied ratios of the market prices of CV common shares to Kranzco common shares and compared these to the KRT Trust exchange ratio. ING Barings observed that the average ratio for the twelve calendar months ended December 8, 1999 was 1.01x and the range was 0.74x to 1.46x. ING Barings observed that the average ratio for the six calendar months ended December 8, 1999 was 1.13x and the range was 0.93x to 1.46x. ING Barings observed that the average ratio for the 90 trading days ended December 8, 1999 was 0.97x and the range was 0.73x to 1.46x. ING Barings observed that the average ratio for the 30 trading days ended December 8, 1999 was 1.39x and the range was 1.31x to 1.46x. ING Barings observed that the average ratio for the 10 trading days ended December 8, 1999 was 1.42x and the range was 1.36x to 1.46x.

     Analysis of Selected Comparable Publicly Traded Companies

     Using publicly available information and estimates of future financial results published by First Call (an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms), ING Barings compared certain financial and operating information and ratios for Kranzco with the corresponding financial and operating information for a group of similarly sized publicly traded REITs engaged primarily in the ownership, management, operation and acquisition of shopping centers. For the purpose of its analysis, the following companies were used: CenterTrust Retail Properties, Inc., Pennsylvania Real Estate Investment Trust, Ramco-Gershenson Properties Trust, Saul Centers, Inc., IRT Property Company, Western Investment Real Estate Trust and Equity One, Inc.

     ING Barings' calculations resulted in the following relevant ranges for the Kranzco comparable companies and for Kranzco as of December 8, 1999: a range of ratios of debt to total market capitalization of 49.6% to 72.9%, with a median of 54.1% (as compared to Kranzco's ratio of 67.8%); a range of market value as a multiple of projected 1999 FFO of 5.1x to 8.1x, with a median of 6.5x (as compared to Kranzco's multiple of 4.1x); a range of market value as a multiple of projected 2000 FFO of 4.8x to 7.7x, with a median of 6.3x (as compared to Kranzco's multiple of 4.4x). Based upon the range of projected 2000 FFO multiples, the implied per share valuation of the Kranzco common shares is between $8.44 and $13.53. This analysis resulted in an implied exchange ratio of 1.25x to 0.78x.

     Net Asset Valuation Analysis

     ING Barings performed a net asset valuation analysis for Kranzco based on an asset-by-asset real estate valuation of Kranzco's properties, an estimation of the current value for Kranzco's other assets and liabilities, and an estimation for Kranzco's debt and preferred stock balances as of September 30, 1999. The real estate valuation utilized property specific projections prepared by Kranzco's management for the calendar year 2000. For the operating shopping center portfolio of Kranzco, the valuation utilized the direct capitalization method on projected 2000 property net operating income, adjusted for estimated recurring capital expenditures, tenant improvements and leasing commission costs. For those shopping centers with physically occupied anchor tenant spaces ING Barings utilized weighted-average capitalization rates of 9.75% to 10.75%. For Kranzco's other shopping centers, called the dark anchor centers, ING Barings utilized a capitalization rate of 14%. These calculations indicated a per share net asset valuation range for Kranzco's common shares of approximately $6.48 to $10.66. This analysis resulted in an implied exchange ratio of 1.63x to 0.99x.

     Discounted Cash Flow Analyses

     ING Barings performed discounted cash flow analyses (i.e., an analysis of the present value of the projected levered cash flows for the periods using the discount rates indicated) of Kranzco based upon projections provided by Kranzco's management for the years 1999 through 2004, inclusive, using discount rates reflecting an equity cost of capital ranging from 15.0% to 20.0% and terminal value multiples of calendar year 2004 FFO ranging from 5.0x to 7.0x. The range of implied present values per Kranzco common share was approximately $8.81 to $12.71 using the discounted dividend method and approximately $10.51 to $14.79 based upon the discounted FFO method. These analyses resulted in implied exchange ratios of 1.20x to 0.83x using the discounted dividend method and 1.01x and 0.71x using the discounted FFO method.

     Contribution Analysis

     ING Barings observed that Kranzco common shareholders would own 52.7% of Kramont common shares outstanding after the mergers (without giving effect to the potential conversion of any of Kranzco's preferred shares into Kramont common shares). ING Barings reviewed certain actual and projected operating and financial information, including, among other things, actual book values of debt and preferred stock outstanding and projected FFO and property revenues for Kranzco, CV, and the pro forma Kramont without giving effect to potential transaction synergies. ING Barings noted that based on balances outstanding as of September 30, 1999, Kranzco and CV had total debt to total market capitalization ratios of 67.8% and 61.2%, respectively, and total debt plus preferred stock to total market capitalization ratios of 84.3% and 61.2%, respectively. ING Barings observed that in 1999 and 2000 Kranzco would contribute (without giving effect to potential transaction synergies) 60.5% and 59.9% to Kramont's FFO, respectively, and 75.3% and 73.5% to Kramont's property revenue. ING Barings also reviewed the relative contributions to the pro forma combined net asset valuation. The analysis indicated that Kranzco would contribute 50.1% of the net asset value of Kramont based upon a 10% weighted-average capitalization rate for both the Kranzco (excluding its dark anchor centers) and CV shopping center properties. Projected financial and other information concerning Kranzco and CV and the impact of the mergers upon the holders of Kranzco common shares are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of Kranzco and CV.

     Pro Forma Merger Analysis

     ING Barings analyzed the potential pro forma effects resulting from the mergers, including the potential impact of the mergers on Kranzco's and CV's projected FFO and dividends per share and FFO payout ratios (dividends per share divided by FFO per share) for the calendar years 2000 and 2001. Estimated financial data for Kranzco were prepared by management of Kranzco and estimated financial data for CV were based on estimates provided by CV management as adjusted by Kranzco management. The results of this analysis indicated that the mergers would be dilutive to Kranzco's estimated FFO per share, would not affect Kranzco's estimated dividends per share and would increase Kranzco's estimated FFO payout ratio. The analysis also indicated that the mergers would be accretive to CV's estimated FFO and dividends per share and would decrease CV's estimated FFO payout ratio. The actual results achieved by Kramont may vary from the projected results and the variations may be material.

     The summary set forth above does not purport to be a complete description of the analysis performed by ING Barings in arriving at their opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. ING Barings believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the ING Barings opinion. In its analyses, ING Barings made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Kranzco's, CV's and ING Barings' control. Any estimates contained in ING Barings' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     The Kranzco board selected ING Barings to render a fairness opinion because ING Barings is an internationally recognized investment banking firm with substantial experience in transactions similar to the mergers and because it is familiar with Kranzco and its business. ING Barings is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated December 8, 1999, Kranzco has agreed to pay ING Barings a fee of $2 million for its financial advisory services and the delivery of the ING Barings opinion. In addition, Kranzco has agreed to reimburse ING Barings for reasonable travel and other out-of-pocket expenses incurred by ING Barings in performing its services, including the fees and expenses of its legal counsel and under certain circumstances to indemnify ING Barings and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

     ING Barings has, in the past, provided financial advisory services to Kranzco and may continue to do so and has received, and may receive, fees for the rendering of such services. Since 1998, ING Barings has provided assistance to Kranzco in the solicitation and evaluation of third party indications of interest to invest in, acquire or merge with Kranzco and in December 1998, ING Barings acted as financial advisor to Kranzco in connection with adopting a shareholder rights plan. In addition, in the ordinary course of its business, ING Barings may actively trade in the securities of Kranzco, CV or Kramont for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of CV Executive Officers and Directors in the Mergers

     In considering whether to adopt the merger agreement, CV common shareholders should be aware that some members of CV's management and some of CV's directors have interests in the merger that are different from or in addition to the interests of CV's common shareholders generally. If the mergers are completed, Louis P. Meshon, Sr., CV's President and Chief Executive Officer, will enter into an employment agreement with Kramont, other members of CV's management will continue as members of Kramont's management, Kramont will assume all outstanding options to purchase CV common shares previously granted to CV's officers and directors, and four of CV's directors will be members of Kramont's board of trustees and, as a result, also are expected to participate in Kramont's 2000 Incentive Plan. In addition, Mr. Meshon, H. Irwin Levy and Milton S. Schneider will exchange their limited partner interests in Montgomery CV Realty L.P. or in CV Partner Holdings, L.P. for common units of limited partner interests in Kramont Operating
Partnership, L.P.   Additionally, some indemnification arrangements for
existing CV officers and directors are to be continued by Kramont.

     Employment Agreement

     Kramont will enter into an employment agreement with Mr. Meshon as of the completion of the mergers pursuant to which he will serve as Kramont's president and chief executive officer. Mr. Meshon's employment agreement is to have a five year term and will continue for successive one year periods thereafter unless otherwise terminated. Mr. Meshon is to be paid an annual base salary of $325,000 and Kramont's board of trustees, in their discretion, may increase Mr. Meshon's annual base salary or other compensation. Mr. Meshon is to be paid an annual performance bonus and he will be entitled to participate in Kramont's 2000 Incentive Plan. See "Management of Kramont Following the Mergers -Executive Compensation" and "-Employment Agreements."

     Membership on Kramont's Board of Trustees

     Upon the completion of the mergers, Messrs. Meshon, H. Irwin Levy, Milton
S. Schneider and Alan L. Shulman will become members of Kramont's board of trustees. The terms of Mr. Meshon, Mr. Schneider and Mr. Shulman will end at Kramont's annual shareholders meeting in 2002, and Mr. Levy's term will end at Kramont's annual shareholders meeting in 2003.

     Assumption and Issuance of Options

     (a) Assumed Options. Over the years, options were granted to purchase CV common shares to CV's directors and officers in connection with services they had rendered. Under the terms of the merger agreement, Kramont will assume all options to purchase CV common shares under the applicable CV option plan which shall be assumed by Kramont. Each assumed option will be subject to and exercisable on the same terms and conditions, including the number of shares underlying the option, exercise price, vesting and expiration, as currently exist under the CV options, except that it will apply to Kramont common shares. The following number of CV common shares are subject to options that will be assumed by Kramont for each of the individuals listed below.

     Name                          Number of Shares         Exercise Price
     ----                          ----------------         --------------

     Louis P. Meshon, Sr.               150,000             $13.69
     H. Irwin Levy                            0               0
     Milton S. Schneider                 15,000             $8.9375-$14.50
     Alan L. Shulman                     15,000             $8.9375-$14.50
     Allyn L. Levy                       15,000             $8.9375-$14.50
     Stanley S. Cohen                    15,000             $8.9375-$14.50
     Stanley Brenner                     15,000             $8.9375-$14.50
     Etta Strehle                        10,000             $13.69

     (b) New Options. In connection with the mergers, Kramont will cause the following number of options to be issued under the 2000 Incentive Plan to the individuals listed below, who are officers or directors of CV and some of its subsidiaries and affiliates and who will continue in a similar capacity with Kramont. All of the options listed below will be exercisable at an exercise price equal to the fair market value of a Kramont common share on the date of grant as follows:

     Name                               Number of Options
     ----                               -----------------

     Louis P. Meshon, Sr.                    25,000
     Etta Strehle                             3,500

     Exchange of OP Units

     Mr. Meshon, H. Irwin Levy and Milton S. Schneider will exchange their limited partner interests in Montgomery CV Realty L.P. or in CV Partner Holdings, L.P. for common units of limited partner interests in Kramont Operating Partnership, L.P.

     Indemnification

     The merger agreement requires that Kramont indemnify to the fullest extent permitted by the Maryland General Corporation Law each person who is now, later becomes or has been in the past an officer or director of CV or its subsidiaries. Additionally, Kramont will indemnify each of its officers and trustees to the fullest extent permitted by Maryland law.

Interests of Kranzco Executive Officers and Trustees in the Mergers

     In considering whether to approve the merger of KRT Trust into Kramont, Kranzco shareholders should be aware that some members of Kranzco management and some of Kranzco's trustees have interests in the mergers that are different from or in addition to the interests of Kranzco shareholders generally. These interests include entering into employment agreements, acceleration of vesting of restricted Kranzco common shares held by them and their receipt of severance payments. In addition, if we complete the mergers of CV and KRT Trust into Kramont, some members of senior management of Kranzco will continue as members of management of Kramont and, as described above, three trustees of Kranzco will be designated as members of the initial board of trustees of Kramont. In addition, some indemnification arrangements for existing trustees of Kranzco, and officers of Kranzco will be continued by Kramont.

     Severance Agreements

     Some of the executive officers and trustees of Kranzco are parties to severance agreements with Kranzco. These severance agreements are designed to provide severance payments to individuals as a result of a change in control of Kranzco, such as the mergers. Kranzco officers and trustees who will continue in similar capacities with Kramont will waive their rights to payments under these severance agreements as a condition to their continued association with Kramont, provided that the waiver by an officer will be null and void retroactive to the date of waiver in the event the employment of the waiving officer is terminated for any reason, other than cause, within one year of the completion of the mergers.

     The Kranzco executive officers and trustees who are not waiving their rights under the severance agreement will receive lump sum cash severance payments. These payments are expected to be made upon completion of the mergers. Assuming that waivers of payments under the severance agreements will not be null and void, as described in the previous paragraph, Edmund Barrett will receive a lump sum severance payment of approximately $400,000 upon completion of the mergers, and Robert H. Dennis will receive a lump sum severance payment of approximately $451,000 upon completion of the mergers. Gerald Finn and Peter D. Linneman, trustees of Kranzco, will each be entitled to receive cash compensation equal to, on the date of a change in control, the amount obtained by multiplying the number of shares underlying such trustee's options, whether or not the option is then vested or exercisable, by the amount that the exercise price of the option or the closing share price on the date of change in control, whichever is less, exceeds the average of the closing prices of the shares during a thirty day period commencing 180 days prior to the change in control. With respect to each option, if the closing share price on the date of change in control exceeds the exercise price of such option, then the trustee can (1) retain the option, or (2) forfeit the option and receive a cash payment equal to the number of shares underlying the option multiplied by the amount that the closing share price on the date of change in control exceeds the exercise price of the option.

     Vesting of Restricted Shares

     Kranzco has previously made restricted share grants to executive officers of Kranzco, portions of which have vested and portions of which remain subject to forfeiture. The portions of the grants that remain subject to forfeiture will automatically vest upon consummation of the mergers. The following number of Kranzco common shares will vest (and will therefore convert into Kramont common shares) upon completion of the mergers for each of the executive officers listed below:

     Name                       Number of Vesting Kranzco Common Shares
     ----                       ---------------------------------------
     Norman M. Kranzdorf                       6,694
     Robert H. Dennis                          3,774
     George S. Demuth                          1,382
     Edmund Barrett                            3,408
     Hermina Kranzdorf                           605

     Membership on Board of Trustees of Kramont. At the effective time of the mergers, Bernard J. Korman, Norman M. Kranzdorf and E. Donald Shapiro will become members of the board of trustees of Kramont. The terms of Bernard J. Korman and Norman M. Kranzdorf will end at Kramont's annual shareholders meeting in 2001 and the term of E. Donald Shapiro will end at Kramont's annual shareholders meeting in 2003. Pursuant to an employment agreement with Mr. Kranzdorf, Kramont will agree to cause Mr. Kranzdorf to be nominated to serve as a trustee of Kramont for at least an additional 4 years.

     Indemnification. The merger agreement requires that Kramont indemnify to the fullest extent permitted by Maryland law, each person who is now, later becomes or has been in the past an officer or trustee of Kranzco or its subsidiaries. Additionally, Kramont will indemnify each officer and trustee of Kramont to the fullest extent permitted by Maryland law.

     Employment Agreements. Kramont will enter into an employment agreement as of the effective time of the mergers with Norman M. Kranzdorf. Mr. Kranzdorf will enter into a five-year employment agreement with Kramont, pursuant to which he will serve as Chairman of the Board and be paid a base salary of $350,000 per annum for the first three years of the employment agreement and a base salary of $175,000 per annum for the remaining two years of the employment agreement. Mr. Kranzdorf will have duties that are not inconsistent with his status as Chairman of the Board, as may be assigned to him by the Kramont board of trustees. He is not required to devote all of his time to such duties, but may devote only such time as is necessary to carry out his responsibilities under his employment agreement. The board of trustees of Kramont in its discretion may increase Mr. Kranzdorf's compensation as it may determine. See "Management of Kramont Following the Mergers-Employment Agreements."

     Assumption and Issuance of Options

     (a) Assumed Options. Over the years, Kranzco granted share options to its executive officers and trustees in connection with services they had previously rendered. Under the terms of the merger agreement, Kramont will assume all options to purchase Kranzco common shares under the applicable Kranzco option plan which shall be assumed by Kramont (which will be converted prior to the mergers into options to purchase KRT Trust common shares in the Kranzco Reorganization). Each assumed option will be subject to and exercisable upon the same terms and conditions, including the number of shares underlying the option, exercise price, vesting and expiration, as currently exist under the Kranzco options, except that it will apply to Kramont common shares. The following number of Kranzco common shares are subject to options that will be assumed by Kramont for each of the executive officers and trustees listed below.

     Name                       Number of Shares         Exercise Price
     ----                       ----------------         --------------

     Norman M. Kranzdorf             381,800             $14.25 - $20.00
     Robert H. Dennis                 73,000             $15.50 - $21.50
     Edmund Barrett                   37,000             $13.44 - $20.00
     George S. Demuth                  7,500             $19.06
     Hermina Kranzdorf                21,250             $16.25
     Peter D. Linneman                18,000              $8.88 - $20.00
     E. Donald Shapiro                15,000              $8.88 - $21.50
     Bernard J. Korman                 9,000              $8.88 - $19.19
     Gerald Finn                       6,000              $8.88 - $18.31

     (b) New Options. In connection with the mergers, Kramont will cause the following number of options to be issued under the 2000 Incentive Plan to current executive officers of Kranzco. All such options will be exercisable at an exercise price equal to the fair market value of a Kramont common share on the date of grant as follows:

     Name                               Number of Options
     ----                               -----------------

     Norman M. Kranzdorf                     25,000
     George S. Demuth                         3,000

Voting Agreements

     Voting Agreements with CV Shareholders

     Concurrently with the execution and delivery of the merger agreement, Louis P. Meshon, Sr., President and Chief Executive Officer of CV, H. Irwin Levy, Chairman of the Board of CV, Alan L. Shulman, a director of CV, and the Claudia Morse Evans Family Trust have entered into voting agreements with Kranzco. These shareholders own in the aggregate approximately 18% of the issued and outstanding CV common shares. Pursuant to these agreements, the shareholders agreed:

     o to vote all of the shares of CV owned by the shareholders (including any shares acquired after the voting agreement was executed) or that they have the right to vote in favor of the merger agreement and the merger of CV into Kramont and against any other proposed business combination involving CV.

     o    not to dispose of any shares of CV owned by them.

     o to exchange, directly or indirectly in accordance with the Unit Contribution Agreement described under "Pre-Merger Transactions-Private Placement Offering of Kramont Operating Partnership, L.P. Partnership Units," with some exceptions, all of the operating partnership units held by them in Montgomery CV Realty L.P. for operating partnership units in Kramont Operating Partnership, L.P.

     These agreements automatically terminate upon termination of the merger agreement or upon the effective time of the merger of CV into Kramont.

     Voting Agreements with Kranzco Shareholders

     Concurrently with the execution and delivery of the merger agreement, Norman M. Kranzdorf, President and Chief Executive Officer of Kranzco, and Robert H. Dennis, Chief Financial Officer of Kranzco, have entered into voting agreements with CV. Messrs. Kranzdorf and Dennis own in the aggregate approximately 2% of the issued and outstanding Kranzco common shares.
Pursuant to these agreements, the shareholders agreed:

     o to vote all of the shares of Kranzco owned by the shareholders (including any shares acquired after the voting agreement was executed) or that they have the right to vote in favor of the merger agreement and the merger of KRT Trust into Kramont and against any other proposed business combination involving Kranzco.

     o    not to dispose of any shares of Kranzco owned by them.

     These agreements automatically terminate upon termination of the merger agreement or upon the effective time of the merger of KRT Trust into Kramont.

Material Federal Income Tax Consequences

     The following is a general summary of the material United States Federal income tax consequences both to CV and its shareholders and to Kranzco and its shareholders resulting from the respective mergers of CV into Kramont and of KRT Trust into Kramont. The following discussions were prepared based on consultation with both Roberts & Holland LLP, special tax counsel to CV, and Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to Kranzco. In the opinion of Roberts & Holland LLP, as it relates to CV and CV's shareholders, and Robinson Silverman Pearce Aronsohn & Berman LLP, as it relates to KRT Trust and Kranzco's shareholders, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations and assumptions upon which the discussion is based are accurate) are accurate in all material respects. However, the IRS is not bound by these opinions and we cannot assure you that the IRS will agree with this discussion and with the positions described below. Additionally, we cannot assure you that the IRS would not seek to challenge these positions, or that such challenges would not be sustained in the courts.

     The tax discussion set forth below is not intended to be, and should not be construed to be legal or tax advice to any particular holder of CV shares or Kranzco shares. The following summary is based upon current provisions of the Internal Revenue Code, existing temporary and final regulations and current administrative rulings and court decisions. All of these are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all of the possible relevant United States federal income tax consequences of the mergers to any particular holder of CV shares or Kranzco shares, or to anyone who holds Kramont shares. For example, this discussion does not address the special tax rules which may apply to dealers in securities, mutual funds, insurance companies, tax-exempt entities, foreign corporations, foreign partnerships, foreign estates or trusts or individuals who are treated as non-resident aliens under the U.S. tax laws (except as may be set forth herein). Moreover, this discussion does not address the tax consequences to Kranzco shareholders who exercise appraisal rights. Because each holder of shares of CV or Kranzco may have different tax attributes, the consequences of the mergers may differ for each. Therefore, each shareholder of either CV or Kranzco is urged to consult with his own legal and tax advisers regarding the federal, state, local or foreign tax consequences of the mergers or of holding Kramont shares.

     Tax Consequences of the Mergers

     Roberts & Holland LLP, special counsel to CV in connection with the merger of CV into Kramont, will render an opinion to CV that, on the basis of the facts, representations and assumptions set forth in such opinion, the merger of CV into Kramont will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that CV and Kramont will each be a party to the reorganization, within the meaning of Section 368(b) of the Internal Revenue Code. In addition, Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to Kranzco in connection with the merger of KRT Trust into Kramont will render an opinion to Kranzco that on the basis of the facts, representations and assumptions set forth in such opinion, the merger of KRT Trust into Kramont will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, and that KRT Trust and Kramont will each be a party to that reorganization, within the meaning of Section 368(b) of the Internal Revenue Code.

     Shareholders of Kranzco and CV should be aware that such opinions of counsel are not binding on the IRS, and no assurance is or will be given that the IRS will not adopt a contrary position or that the IRS position would not be sustained by a court.

     This tax discussion does not specifically describe the details of the Kranzco Reorganization because there are no material tax consequences thereof to the Kranzco shareholders. This summary describes the tax consequences of the merger of KRT Trust into Kramont to Kranzco shareholders who will become, successively, KRT Trust shareholders and Kramont shareholders. This summary refers to such shareholders in each capacity as Kranzco shareholders. This discussion does not address the details of the CV Trust Merger because there are no material tax consequences thereof to the CV shareholders.

     The following is a summary of the Federal income tax consequences to CV and its shareholders of the merger of CV into Kramont. This discussion assumes that the merger of CV into Kramont constitutes a reorganization within the meaning of Internal Revenue Code Section 368(a), and that CV and Kramont are each a party to this reorganization, within the meaning of Internal Revenue Code Section 368(b):

          o No gain or loss will be recognized by CV or Kramont as a result of the merger of CV into Kramont;

          o No gain or loss will be recognized by the holders of CV common shares upon the exchange of their CV common shares solely for Kramont common shares pursuant to the merger of CV into Kramont;

          o The tax basis of the Kramont common shares received by any CV shareholder in exchange for CV common shares will be the same as the tax basis of the CV common shares exchanged therefor; and

          o The holding period for Kramont common shares received in exchange for CV common shares pursuant to the merger of CV into Kramont will include the period during which the shareholder held the CV shares, provided that the CV shares were held as capital assets by such holder at the time of the merger of CV into Kramont.

     The following is a summary of the Federal income tax consequences to KRT Trust and the Kranzco shareholders resulting from the merger of KRT Trust into Kramont. This discussion assumes that the merger of KRT Trust into Kramont constitutes a reorganization within the meaning of Internal Revenue Code
Section 368(a), and
that KRT Trust and Kramont are each a party to such reorganization within the meaning of Internal Revenue Code Section 368(b):

          o No gain or loss will be recognized by Kramont or Kranzco as a result of the merger of KRT Trust into Kramont;

          o No gain or loss will be recognized by the holders of Kranzco common shares upon the exchange of these shares solely for Kramont common shares (including fractional shares of Kramont common shares deemed issued as described below) pursuant to the merger of KRT Trust into Kramont;

          o No gain or loss will be recognized by the holders of Kranzco preferred shares upon the exchange of these preferred shares solely for Kramont preferred shares pursuant to the merger of KRT Trust into Kramont (This conclusion is based on the assumption that the likelihood that any class of Kranzco preferred shares would be redeemed (based on the facts on their respective dates of issuance) is not materially different than the likelihood that the corresponding class of Kramont preferred shares will be redeemed (based on the facts on their date of issuance));

          o The tax basis of the Kramont common shares (including fractional shares deemed issued as described below) received by any Kranzco shareholder in exchange for his Kramont common shares pursuant to the merger of KRT Trust into Kramont will be the same as the tax basis of the Kranzco common shares exchanged;

          o The tax basis of the Kramont preferred shares received by any Kranzco shareholder in exchange for such shareholder's Kranzco preferred shares pursuant to the merger of KRT Trust into Kramont will be the same as the tax basis of such Kranzco preferred shares exchanged;

          o The holding period for Kramont common shares received in exchange for Kranzco common shares and for Kramont preferred shares received in exchange for Kranzco preferred shares, pursuant to the merger of KRT Trust into Kramont will include the period that the Kranzco common and preferred shares exchanged were held by the holder, provided that the Kranzco common and preferred shares were held as capital assets by the holder at the time of the merger of KRT Trust into Kramont; and

          o A holder of Kranzco common shares who receives cash instead of a fractional share of Kramont common shares pursuant to the merger of KRT Trust into Kramont will be treated as if he received a fractional share of Kramont common shares pursuant to the merger and then redeemed the fractional share for cash. The shareholder will recognize gain or loss equal to the difference, if any, between his basis in the fractional share and the amount of cash received.

     Qualification of Kramont as a REIT

          Prior History

     CV elected REIT status commencing with its taxable year ending December 31, 1982. In the opinion of Roberts & Holland LLP, special counsel to CV, CV has been and is organized in conformity with the Internal Revenue Code requirements for qualification and taxation as a REIT, for its taxable year ending December 31, 1991 and thereafter. At all times since that taxable year, CV's method of operation has enabled it (and, provided such method of operation is continued, will continue to enable it, until the time of the merger of CV into Kramont) to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. For Federal income tax purposes, both the taxable year of CV and its separate status as a REIT will terminate at the time of the merger into Kramont. Certain of CV's tax attributes will be inherited by Kramont. However, new depreciation periods will be required to be begun for the assets of Montgomery CV Realty L.P.

     Kranzco elected REIT status commencing with its taxable year ending December 31, 1992. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to Kranzco, commencing with its taxable year ending December 31, 1992, Kranzco was organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code. At all times since that taxable year, its method of operation has enabled it (and, provided such method of operation is continued, will continue to enable Kranzco and KRT Trust up until the time of the merger of KRT Trust into Kramont) to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. For Federal income tax purposes, both the taxable year of KRT Trust (and Kranzco), and its separate status as a REIT will terminate at the time of the merger of KRT Trust into Kramont. Certain of Kranzco's tax attributes will be inherited by Kramont.

     It must be emphasized that both the opinion by Roberts & Holland LLP and the opinion by Robinson Silverman Pearce Aronsohn & Berman LLP are based on various assumptions relating to the organization and operation of various entities. Roberts & Holland LLP's opinion is conditioned upon certain representations made by CV as to factual matters relating to its organization,
operation, income, assets, distributions and share ownership.   Robinson
Silverman Pearce Aronsohn & Berman LLP's opinion is conditioned upon certain representations made by Kranzco as to factual matters relating to its organization, operation, income, assets, distributions and share ownership. Additionally, each of these opinions relies upon certain representations regarding the various Internal Revenue Code qualification tests described below. Neither Roberts & Holland LLP nor Robinson Silverman Pearce Aronsohn & Berman LLP has reviewed or will review the results of these qualification tests. A corporation's qualification as a REIT depends on its having met and continuing to meet -through actual operating results, distribution levels and diversity of stock ownership -the various qualification tests imposed by the Code. Therefore, no assurance can be given that the actual results of either CV's or Kranzco's operations for any particular taxable year have satisfied or will satisfy these requirements.

          General

     Kramont will elect REIT status commencing with a taxable year ending December 31, 2000. Kramont was organized to enable it to be in conformity with the Internal Revenue Code requirements for qualification and taxation as a REIT. As represented by Kramont, Kranzco and CV, its proposed method of operation described in this joint proxy statement/prospectus will enable it to meet the requirements for qualification and taxation as a REIT.

     Provided that Kramont qualifies for taxation as a REIT, it generally will not be subject to Federal income tax on that portion of its net income which is distributed currently to its shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels which generally results from the use of corporate investment vehicles. Kramont may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

     If Kramont failed to satisfy either the 75% or the 95% gross income test, each described below, but nonetheless continued to maintain its qualification as a REIT because certain other requirements were met, it would be subject to a 100% tax on the greater of the amount by which it failed the 75% or the 95% test, respectively, multiplied by a fraction intended to reflect Kramont's profitability. In addition, if Kramont failed to distribute during each calendar year at least the sum of (A) 85% of its REIT ordinary income for such year, (B) 95% of its REIT capital gain net income for such year, and (C) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Notwithstanding the foregoing, a REIT may elect to retain, rather than distribute, all or a portion of its net long term capital gains and pay the tax on the gains at normal corporate capital gains tax rates. In such a case, a REIT may elect to have its shareholders include their proportionate share of the undistributed long term capital gains in income and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

     Kramont may also be subject to the corporate "alternative minimum tax." Additionally, Kramont could be subject to tax on the disposition of certain assets during a 10-year period following their acquisition (if acquired from a C corporation in a non-taxable exchange), including certain assets acquired from Kranzco. Kramont will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

     Finally, Kramont will be subject to a 100% tax on net income derived from any "prohibited transaction." "Prohibited transactions" generally are sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business. Such prohibited transactions, however, would exclude sales of certain dealer property held by Kramont for at least four years, as well as foreclosure property.

     In order to qualify as a REIT, Kramont must meet, among others, the following requirements:

          Share Ownership Test

     Shares of beneficial interest of Kramont must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year which lasts less than 12 months. In addition, no more than 50% in value of the shares of beneficial interest of Kramont may be owned, directly or indirectly by applying certain constructive ownership rules, by five or fewer individuals (and certain tax exempt organizations considered to be individuals) during the last half of each taxable year. Kramont believes it will satisfy both of these tests. In order to help comply with the second of these tests, and prevent greater concentration of share ownership, Kramont has placed certain restrictions on the transfer of shares of either Kramont preferred or common shares.

     To monitor their compliance with the share ownership requirements, REITs are required to maintain records regarding the actual ownership of their shares. To do so, REITs must demand written statements each year from specified record holders of their shares in which the record holders are to disclose the beneficial owners of the shares, which are the persons required
to include in gross income the REIT dividends.   A list of those persons
failing or refusing to comply with this demand is required to be maintained by the REIT. Kramont represents that it will comply with this requirement.

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          Asset Tests

     At the close of each quarter of its taxable year, Kramont must satisfy tests relating to the nature of its assets. First, at least 75% of the value of Kramont's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, stock or debt instruments held not more than one year purchased with the proceeds of a stock offering or long-term debt offering (lasting at least five years) and certain government securities. Second, although the remaining 25% of Kramont's assets generally may be invested without restriction, securities in this class may not exceed either (a) 5% of the value of Kramont's total assets as to any one issuer, or (b) 10% of the outstanding voting securities of any one issuer. See also "-Recent Legislation," below.

     By virtue of its partnership interest in Kramont Operating Partnership, Kramont will be deemed to own its pro rata share of the assets of Kramont Operating Partnership, and of any other partnership, including Montgomery CV Realty L.P., in which Kramont Operating Partnership is directly or indirectly a partner. Qualified REIT subsidiaries are not treated as entities separate from their parent REIT for federal tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary will be treated as the assets, liabilities and items of Kramont. The general restrictions against ownership of more than 10% of the voting securities of any one issuer or investment of more than 5% of the value of the REIT's total assets in any one issuer do not apply to the ownership of voting securities of, or investment in, a qualified REIT subsidiary. It is not anticipated, however, that Kramont will own any qualified REIT subsidiaries that have material assets or liabilities.

          Gross Income Tests

     There are two separate percentage tests relating to the sources of Kramont's gross income which must be satisfied for each taxable year. For the purposes of these tests, where Kramont invests in a partnership, it will be treated as receiving its share of the income and loss of the partnership. Additionally, the gross income of the partnership will retain the same character in the hands of Kramont as it has in the hands of the partnership.

     1. The 75% Test. At least 75% of Kramont's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (a) rents from real property (except as modified below); (b) interest on obligations collateralized by mortgages on, or interests in, real property;
(c) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of Kramont's trade or business ("dealer property"); (d) distributions on shares in other REITs, as well as gain from the sale of such shares; (e) abatements and refunds of real property taxes;
(f) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property ("foreclosure property"); (g) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (h) certain qualified temporary investment income attributable to the investment of new capital received by Kramont in exchange for its shares (including the securities offered pursuant to this prospectus) during the one-year period following the receipt of such new capital.

     Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements for either the 75% test described above or the 95% test described below, only if the following conditions are met. First, in order to qualify as rents from real property, the rents received may not be based in whole or in part on the income or profits of any person. The rents may, however, qualify if they are based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant of which Kramont owns at least 10%, either directly or constructively, will not qualify as rents from real property. Third, if more than 15% of rent in connection with a lease of real property is attributable to personal property, the amounts attributable to the lease of personal property do not qualify as rents from real property. Fourth, for rents received to qualify as rents from real property, Kramont generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" (as defined in Section 856 of the Code) from whom Kramont derives no revenue (and who, in certain circumstances, must bear the cost for such services and receive and retain an adequate separate charge therefor). The "independent contractor" requirements, however, do not apply to the extent the services provided by Kramont are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Kramont (or its affiliate) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the amount received for the services does not exceed 1% of the total gross income from the property. For purposes of this test, the amount received from any non-customary services is deemed to be at least 150% of the direct cost of providing the services.

     2. The 95% Test. At least 95% of Kramont's gross income for the taxable year must be derived either from the qualifying income described above, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Income which qualifies for the 95% test but not for the 75% test includes dividends, interest on any obligations not collateralized by an interest in real property and any payments made on Kramont's behalf by a financial institution pursuant to a rate protection agreement. Finally, income derived from "prohibited transactions," described above does not qualify for either the 75% test or the 95% test.

     Income derived from Kramont's investment in its properties through Kramont Operating Partnership, will qualify in major part under both the 75% and 95% gross income tests. Furthermore, Kramont's share of gains on sales of the properties owned, directly or indirectly, by Kramont Operating Partnership or of Kramont's interest in Kramont Operating Partnership will generally qualify under both the 75% and 95% gross income tests. Kramont believes that the income on its other investments will not cause Kramont to fail the 75% or 95% gross income test for any year. Kramont anticipates that this will continue to be the case.

     Even if Kramont fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under the following conditions. Relief generally will be available if: (a) Kramont's failure to comply was due to reasonable cause and not to willful neglect; (b) Kramont reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (c) any incorrect information on this schedule is due to reasonable cause and is not due to fraud with intent to evade tax. Even if these relief provisions apply, however, Kramont, will still be subject to a 100% tax based upon the greater of the amount by which it fails either the 75% or the 95% gross income test, respectively, multiplied by a fraction intended to reflect Kramont's profitability for that year, less certain adjustments.

          Annual Distribution Requirements

     In order to qualify as a REIT, Kramont is required to make distributions of dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (1) 95% of Kramont's REIT taxable income (computed without regard to the dividends paid deduction and Kramont's net capital gain) and (2) 95% of the net income (after tax), if any, from foreclosure property, and possibly (3) 95% of the "net recognized built-in gain" minus the tax imposed thereon, minus (B) the sum of certain items of non-cash income. Such distributions generally must be paid in the taxable year to which they relate. However, Kramont may make the distributions in the following taxable year if it declares the dividends before it timely files its tax return for the prior year, and pays the dividends before the first regular dividend payment after the declaration is made. To the extent that Kramont does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

     Kramont intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of Kramont Operating Partnership authorizes Kramont, as general partner, to take such steps as may be necessary to cause Kramont Operating Partnership to distribute to its partners an amount sufficient to permit Kramont to meet these distribution requirements. It is possible that Kramont may not have sufficient cash or other liquid assets to meet the 95% dividend requirement, due either to the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing Kramont's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, Kramont will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause Kramont Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

          Failure to Qualify

     If Kramont failed to qualify for taxation as a REIT in any taxable year and the relief provisions did not apply, Kramont would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Kramont failed to qualify would not be required and, if made, would not be deductible by Kramont. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. In addition, corporate distributees could be eligible for the dividends received deduction. Finally, unless Kramont were entitled to relief under specific statutory provisions, Kramont would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

     Tax Aspects of Kramont's Investment in Partnerships

          General

     Kramont will hold direct or indirect interests in Kramont Operating Partnership. Kramont Operating Partnership qualifies as a partnership for Federal income tax purposes. Further, Kranzco will receive an opinion of Roberts & Holland LLP that Montgomery CV Realty L.P. is a partnership for Federal income tax purposes. If any entity directly or indirectly owned by Kramont were to be treated as an association, such entity would be taxable as a corporation, and, therefore, subject to an entity-level tax on its income. In such a situation, the character of Kramont's assets and items of gross income would change, which could preclude Kramont from satisfying the asset tests and possibly the income tests (see "-Qualification of Kramont as a REIT-Asset Tests" and "-Gross Income Tests"), and in turn would prevent Kramont from qualifying as a REIT.

          Publicly Traded Partnerships

     Internal Revenue Code Section 7704 provides that publicly traded partnerships will be taxed as corporations, unless a certain percentage of their income consists of "qualifying income." A partnership is "a publicly traded partnership" if interests in the partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." Under the Treasury Regulations promulgated under Internal Revenue Code Section 7704, interests in a partnership are readily tradable on a secondary market or substantial equivalent thereof if, "taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market." Furthermore, interests in a partnership are tradable as such if (a) interests in the partnership are regularly quoted by any person, such as a broker or dealer, making a market in the interests;
(b) any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (c) the holder of an interest in the partnership has a readily available, regular, and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in the partnership; or (d) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in the partnership in a time frame and with the regularity and continuity that is comparable to that described in (a), (b), or (c). Kramont Operating Partnership believes that it will not be a publicly traded partnership at the time of the respective mergers of CV and KRT Trust into Kramont.

     Even if Kramont Operating Partnership were deemed to be a publicly traded partnership, depending on circumstances at the time, it still might avoid taxation as a corporation under Internal Revenue Code Section 7704, based on the nature of its income. A publicly traded partnership is not taxed as a corporation if at least 90% of its gross income for each taxable year consists of passive income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property. Kramont Operating Partnership expects to earn predominantly these types of income.

     If Kramont Operating Partnership were at any time considered a publicly traded partnership and did not satisfy the qualifying income test, then it would be considered to have transferred its assets at that time to a corporation, and would be taxed as a corporation for Federal income tax purposes. This would jeopardize Kramont's status as a REIT for Federal income tax purposes. This deemed transfer of assets to a corporation could also cause Kramont Operating Partnership and its partners (including Kramont) to recognize taxable income, to the extent that its liabilities at that time exceed the adjusted tax bases of its assets, without the receipt of any cash with which to pay the income tax liability resulting from such income.

          Tax Allocations with Respect to the Properties

     The Internal Revenue Code and Treasury Regulations provide that income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. Certain of the properties contributed to Kramont in connection with the mergers of CV and KRT Trust into Kramont may include such unrealized appreciation or depreciation at the time of contribution. The amount of unrealized gain or unrealized loss is generally equal to the "book-tax difference," the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution. Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

     The Kramont Operating Partnership Agreement requires these allocations be made in a manner consistent with the Internal Revenue Code and Treasury Regulations. As a result, certain limited partners of Kramont Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by these partnerships of assets which were contributed with unrealized appreciation and depreciation. These allocations will tend to eliminate the differences between the partner's book capital account and his adjusted tax basis associated with those assets over the lives of the partnerships. However, these special allocation rules as applied by Kramont will not always entirely rectify the difference between the partner's book capital account and his adjusted tax basis on an annual basis or with respect to a specific taxable transaction such as a sale. The carryover basis of the contributed assets in the hands of these partnerships will cause Kramont to be allocated lower depreciation and other deductions. It may additionally cause Kramont to be allocated amounts of taxable income in excess of the economic or book income allocated to it in the event of a sale of these assets. Kramont will also have contributed to Kramont Operating Partnership assets the tax basis of which is lower than their fair market value, with the result that Kramont will be allocated a disproportionately small share of the depreciation, or a disproportionately large share of the gain, with respect to such assets. As a result of all the foregoing, Kramont may recognize taxable

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income in excess of cash proceeds, which could adversely affect Kramont's ability to comply with the REIT distribution requirements. See "-- Qualification of Kramont as a REIT -- Annual Distribution Requirements."

          Sale of Properties

     Kramont's share of any gain realized by Kramont Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Qualification of Kramont as a REIT -- General." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Kramont believes that, in general, the properties it owns, directly and indirectly, should not be considered dealer property, and that the amount of income from prohibited transactions, if any, will not be material.

     Taxation of Shareholders

          Taxation of Taxable U.S. Shareholders

     General. As long as Kramont qualifies as a REIT, "U.S. Shareholders," defined below, are required to treat distributions with respect to their shares out of current or accumulated earnings as ordinary income, to the extent that the distributions are not designated as capital gain dividends. For purposes of determining whether distributions on the shares of Kramont are out of current or accumulated earnings and profits, the earnings and profits of Kramont generally will be allocated first to the holders of Kramont preferred shares and second to the holders of Kramont common shares.
Corporate shareholders will not be eligible for the dividend received deduction with respect to dividends received from Kramont.

     Dividends that are designated as capital gain dividends will be taxed as long-term capital gains to the extent that they do not exceed Kramont's actual net capital gain for the taxable year, regardless of the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to a portion of certain capital gain dividends as ordinary income. On November 10, 1997, the IRS released Notice 97-64 describing forthcoming temporary regulations that would permit a REIT to designate different classes of capital gain dividends. Notice 97-64 serves as guidance until such regulations are issued and applies to taxable years ending on or after May 7, 1997. In general, under Notice 97-64, if a REIT designates a dividend as a capital gain dividend for such a taxable year, it may further designate such dividend as a 20% rate gain distribution or an unrecaptured
Section 1250 gain distribution (subject to a 25% rate).

     For the purposes of this discussion, the term "U.S. Shareholder" means a holder of Kramont common or preferred shares who (for United States Federal income tax purposes) is (a) a citizen or resident of the United States; (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, except to the extent otherwise provided in Treasury Regulations with respect to an entity treated as a partnership for Federal tax purposes; (c) an estate, the income of which is subject to United States Federal income taxation regardless of its source; or (d) a trust, if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

     To the extent that Kramont makes distributions in excess of current and accumulated earnings and profits, (including the accumulated earnings and profits of CV and Kranzco, which will carry over to Kramont in the mergers) these distributions are treated first as a tax-free return of capital to the shareholder. Any such distributions reduce the tax basis of a shareholder's shares by the amount of such distribution (but not below zero). The excess of any distributions over the shareholder's tax basis is taxable as capital gain, if the shares are held as a capital asset.

It is expected that Kramont will not make distributions in excess of its current and accumulated earnings and profits; thus, all distributions by Kramont will be taxable as ordinary dividends or as capital gain dividends.

     Any dividend declared by Kramont in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by Kramont and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Kramont during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Kramont.

     The current earnings and profits of Kramont for its taxable year ending December 31, 2000 will include all earnings and profits of Kramont, as the surviving entity in each of the mergers of CV into Kramont, and of KRT Trust into Kramont, for the period beginning on the date of these mergers, and ending on December 31, 2000. No dividends declared and paid by CV or Kranzco prior to the time of the mergers will constitute distributions by Kramont for Federal tax purposes.

     In general, any loss upon a sale or exchange of securities by a shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from Kramont received by such shareholder that are required to be treated by such shareholder as long-term capital gains.

          Election to Retain Net Long-Term Capital Gain

     Pursuant to the Taxpayer Relief Act of 1997, if Kramont retains and pays income tax on its net long-term capital gain attributable to a taxable year, its shareholders may be required to include in their income as long-term capital gain their proportionate share of such amount, as designated by Kramont. A Kramont shareholder will be treated as having paid his or her share of the tax paid by Kramont in respect of the amount designated by Kramont, for which the Kramont shareholder will be entitled to a credit or refund. Additionally, each Kramont shareholder's adjusted basis in Kramont shares will be increased by the excess of the amount includable in income over the tax deemed paid on that amount. Kramont must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice of its designation to its shareholders within 60 days of the close of the taxable year.

          Taxation of Tax-Exempt Shareholders

     Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Internal Revenue Code Section 512(a). Distributions by Kramont to a shareholder that is a tax-exempt entity should not constitute unrelated business taxable income, as long as the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity, and the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness," as defined in the Internal Revenue Code. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as unrelated business taxable income. Neither CV nor Kranzco has been and Kramont does not expect to be treated as a pension-held REIT for purposes of this rule.

          Taxation of Foreign Shareholders

     A "Non-U.S. Holder" is any person who holds securities and is not (a) a citizen or resident of the United States; (b) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, except to the extent otherwise provided in Treasury Regulations with respect to an entity treated as a partnership for Federal tax purposes; (c) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source; or (d) a trust if (A) a court in the United States is able to exercise primary jurisdiction over its administration and
(B) one or more United States persons have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. Non-U.S. Holders are urged to consult with their own legal and tax advisors regarding the United States Federal income tax consequences of continuing to hold their Kramont shares.

     1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of Kramont's earnings and profits which are not attributable to capital gains of Kramont and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable treaty. In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of securities. Where the dividend income from a Non-U.S. Holder's investment in securities is considered effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, similar to the manner in which U.S. shareholders are taxed with respect to such dividends. Additionally, a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax.

     Non-U.S. Holders are encouraged to consult their tax advisors particularly in light of recent changes in the United States' position regarding the treatment of dividends paid to REIT investors under the U.S. Model Treaty and under certain recently negotiated treaties.

     2. Non-Dividend Distributions. Distributions by Kramont, no portion of which is a dividend out of the earnings and profits of Kramont, will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of Kramont's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Kramont.

     3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, a distribution made by Kramont to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States real property interests, such as the properties beneficially owned by Kramont, will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder. As such, these amounts will be subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, Kramont will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute gain from any U.S. real property interest. Distributions subject to the Foreign Investment in Real Property Tax Act which are made to a foreign corporate shareholder may also be subject to a 30% branch profits tax, unless the rate is reduced or eliminated pursuant to a tax treaty.

     4.   Dispositions of Securities. Unless securities constitute a U.S.
real property interest, a sale of securities by a Non-U.S. Holder generally will not be subject to U.S. taxation. The securities will not constitute a U.S. real property interest if Kramont is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its securities is held directly or indirectly by Non-U.S. Holders. Based on available information regarding the share ownership of CV and Kranzco, Kramont anticipates that it will be a domestically controlled REIT and that the sale of securities of Kramont thus will not be subject to taxation. Because the securities will be publicly traded and because available information may not accurately identify the status of all holders as foreign or domestic, however, no assurance can be given that Kramont will be a domestically controlled REIT. If Kramont does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of securities of Kramont generally will still not be subject to tax if (a) the securities are "regularly

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traded" (as defined by applicable Treasury Regulations) on an established securities market and (b) the selling Non-U.S. Holder held 5% or less of Kramont's outstanding securities at all times during a specified testing period of up to 5 years.

     If gain on the sale of securities were subject to U.S. taxation, the Non-U.S. Holder would generally be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). The purchaser of such securities might be required to withhold 10% of the purchase price and remit such amount to the IRS. Capital gains may also be taxable in the United States to a Non-U.S. Holder in two additional cases: (1) if the Non-U.S. Holder's investment in securities were effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, and (2) if the Non-U.S. Holder were a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions were satisfied.

          Taxation of Non-U.S. Holders in the Mergers

     Each of CV and Kranzco believes it has been, and will be through the date of the mergers, a domestically controlled REIT. Thus, a Non-U.S. Holder who is (i) a shareholder of CV and participates in the merger of CV into Kramont, or (ii) a shareholder of Kranzco and participates in the merger of KRT Trust into Kramont, will not be subject to U.S. taxation on the exchange of their shares for Kramont shares, provided CV and Kranzco, as the case may be, are domestically controlled REITs or if the 5% exception described in the second preceding paragraph applies. If CV or Kranzco, as the case may be, is not a domestically controlled REIT and the 5% exception does not apply, then the exchange of shares by a CV shareholder or a Kranzco shareholder in the mergers will be taxable in the manner described in the preceding paragraph.

          Recent Legislation

     On December 17, 1999, the President signed into law H.R. 1180, the Ticket to Work and Work Incentives Improvement Act of 1999, which contains the REIT Modernization Act. This act includes a number of provisions affecting REITs generally effective for taxable years beginning after December 31, 2000. One provision would amend the tests relating to the composition of a REIT's assets. Under current law, a REIT is precluded from owning more than 10% of the outstanding voting securities of any one issuer, other than a "qualified REIT subsidiary" or another REIT. Pursuant to the REIT Modernization Act, a REIT would remain subject to the current restriction and would be additionally precluded from owning more than 10% of the value of all classes of stock of any issuer. Certain interests held on or before July 12, 1999 are grandfathered. Also, under the REIT Modernization Act, the minimum distribution requirement to maintain REIT status will decrease from 95% to 90% of REIT taxable income. In addition, a REIT will be permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries," as defined, subject to various limitations.

          State and Local Tax Considerations

     Kramont and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Kramont and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of beneficial interest of Kramont.

Accounting Treatment

     The mergers will be treated as a purchase by CV of Kranzco in accordance with Accounting Principals Board Opinion No. 16. Although the Kranzco shareholders will receive in the aggregate a majority of the Kramont common shares to be issued in connection with the merger, CV is the accounting acquirer of Kranzco because, among other things, for a period of at least two years a majority of the Board of Trustees of Kramont will consist of current members of the CV Board of Directors as a result of provisions in the Kramont Declaration of Trust and Bylaws requiring the maintenance of a three-class staggered board, and CV's Chief Executive Officer, Louis P. Meshon, Sr., will become the Chief Executive Officer of Kramont. The fair value of the consideration given by the accounting acquirer in the merger will be used as the valuation basis of the acquiree. The assets and liabilities of CV will be recorded at their historical carrying amount. The assets and liabilities of Kranzco will be recorded at their fair values as of the completion of the mergers. The financial statements of Kramont will reflect the combined operations of CV and Kranzco from the closing date.

Appraisal Rights

     Holders of Kranzco Series A-1 preferred shares are entitled to appraisal rights under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") and the Maryland General Corporation Law (the "MGCL") in connection with the merger of Kranzco into KRT Trust II LLC. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the Maryland REIT Law and the MGCL. Each holder of Kranzco Series A-1 preferred shares desiring to exercise appraisal rights should refer to Section 8-501.1(i) of the Maryland REIT Law and Title 3, Subtitle 2, of the MGCL, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights.

     Under the Maryland REIT Law and the MGCL, a holder of Kranzco Series A-1 preferred shares will be entitled to demand and receive payment of the fair value of its shares from KRT Trust II LLC instead of receiving KRT Trust Series A-1 preferred shares. A Kranzco shareholder who wants to receive fair value for his shares must follow specific procedures. He must:

     (a) before or at the special meeting of Kranzco shareholders, file with Kranzco a written objection to the merger of Kranzco into KRT Trust II LLC, and

     (b) make written demand on KRT Trust II LLC (or its successor, Kramont Operating Partnership, L.P.), within 20 days after the Articles of Merger have been accepted for record by the State Department of Assessments and Taxation of Maryland ("SDAT"). Because it is expected, as discussed above (see p. 37), that KRT Trust II LLC will be merged into Kramont Operating Partnership, L.P. immediately after the merger of Kranzco into KRT Trust II LLC, any references in this section to KRT Trust II LLC shall be deemed to include Kramont Operating Partnership, L.P.

     Any shareholder who fails to comply with the requirements described above will be bound by the terms of the merger.

     KRT Trust II LLC is required to promptly notify each objecting shareholder in writing of the date of acceptance of the Articles of Merger for record by the SDAT, and may send a written offer to each objecting shareholder to pay for his shares at what KRT Trust II LLC considers to be the fair value of the shares. Within 50 days after the SDAT accepts the Articles of Merger for record, KRT Trust II LLC or any objecting shareholder who has not received payment for his shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.

     KRT Trust II LLC does not presently intend to file an appraisal petition and shareholders seeking to exercise appraisal rights should not assume that KRT Trust II LLC will either file such a petition or initiate any negotiations with respect to the fair value of any shares. Accordingly, shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in the MGCL.

     If the court finds that an objecting shareholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares.

     "Fair value" may not include any appreciation or depreciation which directly or indirectly results from the merger or from its proposal.

     Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the shares. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting shareholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the special meeting of Kranzco shareholders. Costs of the proceeding shall be determined by the court and may be assessed against KRT Trust II LLC or, under certain circumstances, the objecting shareholder, or both.

     At any time after the filing of a petition for appraisal, the court may require objecting shareholders to submit their certificates evidencing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.

     A shareholder demanding payment for shares has no right to receive any dividends or distributions payable to shareholders of record after the close of business on the date of the shareholders' vote on the merger, and shall cease to have any right as a shareholder of Kranzco with respect to such shares except the right to receive payment of the fair value thereof.


                              MERGER AGREEMENT

     We encourage you to read the entire merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

General

     The mergers provide for the merger of CV and KRT Trust into a newly formed entity, Kramont Realty Trust. As we described under "Pre-Merger Transactions," immediately prior to the completion of the mergers and in order to facilitate the completion of the mergers, Kranzco will reorganize into an UPREIT structure and CV Trust will be merged into CV. In connection with the Kranzco Reorganization, each Kranzco common share will convert into one common share of KRT Trust, and each preferred share of Kranzco will convert into a preferred share in KRT Trust of the same series and having the same rights. See "Pre-Merger Transactions - Kranzco Reorganization Transactions".

     In the mergers, the CV common shareholders will receive one common share of Kramont for each common share of CV, and the KRT Trust common shareholders (who will be former Kranzco common shareholders) will receive one common share of Kramont for each common share of KRT Trust. Each KRT Trust preferred share (which will be held by former holders of Kranzco preferred shares) will convert into one preferred share of Kramont of the same series and having the same rights.

Effective Time of the Mergers

     Subject to the satisfaction, or waiver, of the conditions to the obligations of Kranzco and CV to complete the mergers, the mergers of CV and KRT Trust into Kramont will be completed as soon as practicable following the approval by the shareholders of CV and Kranzco of the mergers and the merger agreement at their respective meetings. It is currently expected that the mergers will become effective during the second quarter of 2000.

Exchange of Certificates for CV and KRT Trust Shares

     As of the effective time, Kramont will deposit or cause to be deposited with an exchange agent selected by Kramont certificates evidencing the Kramont common shares and the Kramont preferred shares to be issued in the mergers to former CV and Kranzco shareholders.

     Promptly after the effective time of the mergers, the exchange agent will mail to each CV and KRT Trust shareholder of record a letter of transmittal which contains instructions regarding surrendering certificates representing CV common shares and Kranzco common and preferred shares for certificates evidencing Kramont common shares or Kramont preferred shares.

     You should not return your certificates with the enclosed proxy and should not forward them to the exchange agent until you receive a letter of transmittal following the effective time of the mergers.

     Upon surrender of a share certificate for cancellation to the exchange agent, together with the executed letter of transmittal and any other documents reasonably required by the exchange agent, the person specified in the letter of transmittal will be entitled to receive in exchange a certificate evidencing that number of Kramont common or preferred shares which the holder has the right to receive pursuant to the merger agreement and a check for any unpaid CV or Kranzco distributions with a record date before the time that the mergers become effective that the holder may have the right to receive, in all instances giving effect to any required withholding tax. The surrendered share certificates will be canceled. The letter of transmittal will provide instructions for shareholders who have lost or misplaced their certificates and wish to tender their shares.

     Former CV and Kranzco shareholders who do not surrender their share certificates to the exchange agent will continue to receive dividends and distributions, if any, on the Kramont common or preferred shares into which their shares converted until December 31, 2001. Distributions on the Kramont common shares and Kramont preferred shares payable after December 31, 2001 will not be paid by Kramont to the former CV and Kranzco shareholders who do not surrender their certificates to the exchange agent prior to December 31, 2001, but shall be paid by Kramont without interest to the non-tendering holders at the time the non-tendering holders surrender their certificates for cancellation.

     None of the parties to the merger agreement nor the exchange agent will be liable to any former CV or Kranzco shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     At and after the effective time of the merger agreement there will not be transfers on the stock transfer books of CV, Kranzco, or KRT Trust. After the effective time, if any Kranzco common share certificates, Kranzco preferred share certificates or CV common share certificates are presented to Kramont, they will be canceled and exchanged for certificates of Kramont common shares or Kramont preferred shares. Kranzco common share certificates, Kranzco preferred share certificates or CV common share certificates surrendered by any affiliate of Kranzco or CV will not be exchanged until Kramont has received from the affiliate a written affiliate letter in the form set forth in the merger agreement.

Options

     At the effective time of the mergers, all outstanding KRT Trust share options (which were Kranzco share options prior to the Kranzco reorganization transactions described under "Pre-Merger Transactions") and CV stock options will be assumed by Kramont. Each assumed option will have the same option price per Kramont common share as the option price per CV share or KRT Trust share, subject to the option in effect immediately prior to the effective time.

Representations and Warranties

     The merger agreement contains representations and warranties by CV, Kranzco and KRT Trust, relating to among other things, the following matters:

     o their due organization, power, authority and good standing and that of their subsidiaries and similar corporate matters;

     o their due authorization and power to execute the merger agreement, and the enforceability of the merger agreement;

     o    their capital structure;

     o    ownership and capitalization of their subsidiaries;

     o    interests and investments in third parties;

     o compliance of the merger agreement with their articles and bylaws and material agreements;

     o    governmental and third party approvals;

     o    the absence of material legal proceedings and injunctions;

     o filings with the Securities and Exchange Commission and reliability of their financial statements;

     o the absence of changes in their business, not in the ordinary course of business, since December 31, 1998;

     o    filing and accuracy of tax returns and qualification as a REIT;

     o accuracy and completeness of their books and records and their maintenance in accordance with generally accepted business practices;

     o the identity, status and condition of their respective properties, including ownership, title and existence of necessary consents;

     o    compliance with environmental laws;

     o employee benefit plans and compliance with the related laws and regulations;

     o    labor matters;

     o    brokers' and finders' fees;

     o    opinions of their financial advisors;

     o    no ownership of common equity of CV or Kranzco, as the case may be;

     o    existence of convertible securities;

     o    related party transactions;

     o    material contracts, indebtedness and other obligations;

     o payments resulting from consummation of the merger agreement transactions;

     o    material leases;

     o lack of any requirement to be registered under the Investment Company Act of 1940, as amended;

     o    notes and related mortgages held by the party;

     o    the inapplicability to the mergers of state anti-takeover laws; and

     o identification of compensation agreements or arrangements with any officers, trustees or employees based on funds from operations.

     Kramont made representations and warranties in the merger agreement relating to the following matters:

     o its due organization, power, authority and standing of and similar corporate matters;

     o its due authorization and power to execute the merger agreement and the enforceability of the merger agreement;

     o    its capital structure; and

     o absence of Kramont conducting any business or incurring any liabilities prior to the effective time of the mergers.

Certain Covenants

     Conduct Of Business Pending Mergers. Except as contemplated by the merger agreement, previously disclosed in writing or consented to by the other parties, each of CV and Kranzco agreed that they will, and cause their respective subsidiaries to:

     o preserve intact their present business organizations and goodwill and keep available the services of their respective officers and employees;

     o confer on a regular basis to report material operational matters and proposals to engage in material transactions;

     o coordinate the record dates for any dividends payable to holders of CV and Kranzco common shares and Kranzco preferred shares; and

     o promptly deliver to each other copies of any documents filed with the Securities and Exchange Commission.

     In addition, except as previously disclosed in writing or unless the other party has agreed in writing, each party also agreed, for itself and its subsidiaries:

     o to conduct its operations according to its usual, regular and ordinary course in substantially the manner conducted previously;

     o    not to amend its organizational documents;

     o not to acquire, enter into an option to acquire or execute an option or contract to acquire additional real property, encumber assets or commence construction of (except regular tenant improvements, reimbursements and allowances) or commit to develop or construct retail shopping center properties and other real estate projects;

     o except pursuant to existing arrangements, not to issue any of its shares, effect any share split, reverse share split, share dividend, recapitalization or other similar transaction; grant or award any option or other right to acquire any of its shares; increase any compensation or enter into or amend any employment agreement with any of its present or future trustees, officers or directors; or adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are required by law or are less favorable to participants in these plans;

     o not to (i) declare or pay any dividend or other payment on its shares, except for regular quarterly dividends and required payments on preferred shares, if any, and (ii) redeem, purchase or acquire any shares of capital stock of any of its subsidiaries or commit to take such action, except in connection with (x) share-based employee benefit plans, or (y) pay the exercise price or tax withholding in connection with share-based employee benefit plans;

     o not to sell, lease or dispose of (i) any properties owned or leased by them or any capital stock or interests in its subsidiaries or
          (ii) any of its other material assets;

     o not to make any loans, advances or capital contributions to, or investments in, any other person other than loans, advances or capital contributions to its subsidiaries and advances to tenants;

     o not to pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements included in filings with the Securities and Exchange Commission or incurred in the ordinary course of business consistent with past practice;

     o not to enter into any commitment which may result in total payments or liability in excess of $100,000 except for (i) tenant reimbursements and allowances and leases entered into in the ordinary course of business consistent with past practice; (ii) capital expenditures incurred in the ordinary course of business consistent with past practice; (iii) pending listed commitments and
          (iv) payment of fees and expenses in connection with obtaining necessary consents;

     o not to enter into any commitment with any officer, director, trustee, consultant or affiliate;

     o not to make any changes in its accounting methods or policies except as required by law, the Securities and Exchange Commission or generally accepted accounting principles;

     o to maintain insurance in the amounts and against the risks as are customary for these companies; or

     o not to cause Montgomery CV Realty L.P. or Kramont Operating Partnership, L.P. to own more than 10% of the voting interests in any corporation at the effective time of the mergers.

Other Agreements

     Prior to the effective time of the mergers, CV and Kranzco have also agreed to:

     o convene a meeting of their respective shareholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated in the merger agreement;

     o prepare and mail this joint proxy statement/prospectus to the shareholders of CV and Kranzco;

     o make all necessary filings, declarations, registrations and notifications, and obtain all necessary consents and approvals and otherwise use all reasonable efforts to do all things necessary to consummate the mergers;

     o notify the other party of all non-routine actions that each intends to take in connection with any environmental laws and any communication from any third party alleging that consent of the party is required in connection with the merger agreement;

     o afford the other party access to all files, correspondence, audits and properties of the party, and permit each other to conduct environmental inspections to the extent no inspection was previously conducted for the particular property at issue;

     o consult with each other before issuing public statements regarding the transactions contemplated by the merger agreement;

     o not knowingly take any action or fail to take any action that would jeopardize qualification of the mergers as tax-free reorganizations for federal income tax purposes;

     o make it the policy of the board of trustees of Kramont, subject to the exercise of its duties under applicable law to pay quarterly cash dividends of $0.325 per Kramont common share will be paid for the first year following the effective time of the mergers (which, if annualized, would equal $1.30 per Kramont common share); and

     o    have CV promptly obtain a $10,000,000 life insurance policy on Louis
          P. Meshon, Sr. which it will keep in effect until the effective time of the mergers and of which CV and Kranzco will each be a beneficiary as to $5,000,000.

Listing of Shares

     Kramont shall prepare and submit to the New York Stock Exchange a listing application covering the Kramont common shares, Kramont Series B-1 preferred shares and Kramont Series D preferred shares issuable in the mergers and the Kramont common shares issuable upon the exercise of options issued by Kramont in connection with the mergers and any other shares of Kramont issued in the mergers as may be required by the New York Stock Exchange.

Employees

     As of the effective time of the mergers, all employees of CV and Kranzco, except those persons agreed upon by CV and Kranzco, will be terminated by their employer and then offered a substantially similar position with Kramont Operating Partnership, L.P., provided that these employees waive any severance plans, arrangements or agreements that they have with their employer. Any waiver by a Kranzco employee listed on the schedules to the merger agreement will be void retroactive to the date of the waiver if that employee's employment is terminated, other than for cause, by Kramont Operating Partnership, L.P. within one year of the closing of the mergers. If any employee does not waive his or her severance plans, arrangements or agreements, then Kramont Operating Partnership, L.P. will not offer that person employment. Except for persons who will have employment agreements with Kramont or Kramont Operating Partnership, all offers of employment will be on an at-will basis.

No Solicitation of Transactions

     In the merger agreement, each of CV and Kranzco agree:

     o that neither they nor any of their subsidiaries will directly or indirectly initiate, solicit or encourage any inquires or the making or implementation of any proposal or offer with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving or any purchase of 10% or more of the assets, or any equity securities of, the party or its subsidiaries or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a proposal;

     o to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any proposal; and

     o to notify the other party immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the party;

     The merger agreement does not prohibit either party from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal, if a majority of the disinterested members of the board of directors of CV or board of trustees of Kranzco determines in good faith after consultation with outside counsel that the action is required for them to comply with their respective duties imposed by law or their duties under its organizational documents and that the person or entity making the proposal has the ability and financial wherewithal to consummate a more favorable proposal than the transactions contemplated by the merger agreement.

     Notwithstanding the foregoing, each of CV and Kranzco may approve and recommend a superior acquisition proposal and withdraw or modify its approval or recommendation of the merger agreement and the mergers only (i) after providing written notice to the other party advising them that the board has received a proposal, specifying the material terms and conditions of the proposal, and (ii) if the party so advised does not within five business days after receipt of the notice make an offer which the board of the notifying party determines in its good faith judgment (after consultation with its independent financial advisor) to be as favorable to the party's common shareholders as the superior acquisition proposal. As used in the merger agreement, "superior acquisition proposal" means a bona fide acquisition proposal made by a third party which a majority of the disinterested members of the CV board of directors or Kranzco board of trustees determines in good faith (after consultation with independent financial advisors) to be more favorable to the shareholders of its company than the merger agreement and which the board of trustees or board of directors intends to accept and determines is reasonably capable of being completed.

Conditions to the Mergers

     The respective obligations of CV, Kranzco and KRT Trust to effect the mergers and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions at or prior to the closing date of the mergers:

     o Each party will have performed in all material respects its obligations required to be performed by it on or prior to the closing of the mergers;

     o The representations and warranties of each party that are qualified as to material adverse effect to the business of CV or Kranzco, shall be true and correct, and any of the representations and warranties that are not so qualified shall be true and correct except where the failure to be so true and correct would not have a material adverse effect on the business of CV or Kranzco, as the case may be, except to the extent that a representation or warranty is expressly limited by its terms to another date;

     o Holders of a majority of the outstanding common shares of CV and holders of two-thirds of the outstanding common shares of Kranzco will have approved the mergers and the transactions contemplated by the merger agreement;

     o No injunctions or restraints shall have been issued by any court of competent jurisdiction preventing the consummation of the mergers or any of the other transactions or agreements contemplated by the merger agreement;

     o The registration statement of which this joint proxy statement/prospectus forms a part shall have become effective, all necessary state securities law permits or approvals will have been obtained and no stop order will have been issued and no proceeding for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

     o The New York Stock Exchange will have approved for listing the Kramont common shares to be issued in the mergers, the Kramont Series B-1 preferred shares and the Kramont Series D preferred shares to be issued in the merger of KRT Trust into Kramont, and the Kramont common shares issuable upon the exercise of any Kramont stock options;

     o All necessary consents and waivers shall have been received from third parties in connection with the consummation of the mergers, except where failure to receive such consents or waivers would not have a material adverse effect on the business of Kranzco and CV;

     o Nothing will have caused Kramont not to qualify as a real estate investment trust;

     o Receipt of a favorable opinion of Ballard Spahr Andrews & Ingersoll, LLP to the effect that, among other things, the merger agreement is enforceable under Maryland law;

     o Receipt of a favorable opinion of Richards, Layton & Finger, P.A. to the effect that, among other things, the merger agreement is enforceable under Delaware law; and

     o    Some agreed upon consents of third parties will have been obtained.


     The following additional conditions must be satisfied or waived before the parties to the merger agreement are obligated to complete the merger:

     o CV will have received a favorable opinion of its counsel to the effect that the merger of CV into Kramont will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     o Each of Kranzco and KRT Trust will have received a favorable opinion of its counsel to the effect that the merger of KRT Trust into Kramont will qualify as a reorganization within the meaning of
          Section 368(a) of the Internal Revenue Code of 1986, as amended;

     o CV will have received an opinion from counsel to Kranzco stating that, commencing with its tax year ended December 31, 1992 Kranzco qualified as a REIT under Section 856 of the Internal Revenue Code of 1986, as amended;

     o Kranzco will have received an opinion from counsel to CV stating that, commencing with its tax year ended December 31, 1991, CV qualified as a REIT under Section 856 of the Internal Revenue Code of 1986, as amended;

     o Each of CV and Kranzco will have received a "comfort letter" from the other party's accountants with respect to the financial statements of the other party in this joint proxy statement/prospectus;

     o Since the date of the merger agreement, there will have been no material adverse change in the business, financial condition or results of operations of CV and its subsidiaries or Kranzco and its subsidiaries;

     o Louis P. Meshon. Sr. and Norman M. Kranzdorf will have executed employment agreements with Kramont; and

     o The board of trustees of Kramont will consist of Louis P. Meshon, Sr., Norman M. Kranzdorf, H. Irwin Levy, Donald Shapiro, Bernard J. Korman, Alan L. Shulman and Milton S. Schneider and if any of these trustees are unable to serve, the CV board of directors or Kranzco board of trustees (whichever designated the trustee) will designate the successor to that trustee.

     The following are additional conditions that must be satisfied before Kranzco is obligated to complete the merger:

     o Holders of at least 75% of the limited partner interests in Montgomery CV Realty L.P. will have executed the unit contribution agreement described in "Private Placement Offering of Kramont Operating Partnership Units", given notice requiring redemption of their partnership interest in Montgomery CV Realty L.P. or exchanged their partnership interests in Montgomery CV Realty L.P. or CV Partner Holdings, L.P. for an equal number of partnership interests in Kramont Operating Partnership, L.P.;

     o Louis P. Meshon, Sr., H. Irwin Levy and any entities controlled by either of them will have executed the unit contribution agreement described in "Private Placement Offering of KRT Operating Partnership Units";

     o All agreements by which people receive payments or benefits based on funds from operations generated by CV, all management agreements with respect to any properties owned or leased by CV or any of its subsidiaries, and all employment agreements to which CV is a party will be terminated; and

     o Options to acquire CV shares do not result in the triggering of any payment or acceleration of vesting under any CV options, except those listed on the schedules to the merger agreement.

     The following are conditions that must be satisfied or waived by CV before CV is obligated to complete the merger:

     o    the Kranzco Reorganization is completed;

     o the lease amendment with respect to Kranzco's executive offices is executed; and

     o Options to acquire Kranzco shares do not result in the triggering of any payment or acceleration of vesting under any Kranzco options, except those listed on the schedules to the merger agreement.

Termination

     The merger agreement may be terminated at any time prior to the effective time by the board of directors of CV or the board of trustees of Kranzco under the following circumstances:

     o    by the mutual written consent of CV and Kranzco;

     o the mergers shall not have been consummated by July 31, 2000, provided that the terminating party shall not have materially breached its obligations under the merger agreement in a manner that proximately caused the mergers not to be consummated by that date;

     o the approval of the shareholders of CV or Kranzco will not have been obtained at the meetings of the shareholders or at any adjournment thereof;

     o any governmental entity shall have issued a final and non-appealable order, decree or injunction or taken any other final action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

     o Louis P. Meshon, Sr. shall have died prior to the effective time of the mergers; or

     o the Kranzco Reorganization cannot be consummated by reason of any change in laws, rules or regulations.

     The merger agreement may be terminated at any time prior to the effective time of the mergers whether before or after approval of the shareholders under the following circumstances:

     1. by CV, if the board of trustees of Kranzco withdraws, modifies or changes in a manner adverse to CV its recommendation to Kranzco shareholders of the merger agreement or the mergers, other than as a result of the occurrence of an event that, in the good faith judgment of the board of trustees of Kranzco has or is reasonably likely to have a material adverse effect on CV's business, or if the board of trustees of Kranzco approves, or recommends a superior acquisition proposal (which term is described under "-No Solicitation of Transactions");

     2. by CV, if in the exercise of its good faith judgment as to its duties to its shareholders imposed by law the board of directors of CV determines that the termination is required by reason of a superior acquisition proposal, provided CV made all necessary termination payments described under "- Termination Fees and Expenses";

     3. by CV, if Kranzco shall have breached its obligations with respect to proposals from third parties described under "-No Solicitation of Transactions" or Kranzco or Norman M. Kranzdorf or Robert H. Dennis shall have breached their obligations under any voting agreement described under "The Mergers-Voting Agreements";

     4. by CV, if there has been a breach by Kranzco of any representation or warranty contained in the merger agreement which would have or would be reasonably likely to have a material adverse effect on Kranzco's business, which breach is not curable by July 31, 2000;

     5. by CV, if Kranzco shall have materially breached any of its covenants or agreements set forth in the merger agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by CV to Kranzco;

     6. by Kranzco, if the board of directors of CV withdraws, modifies or changes in a manner adverse to Kranzco its recommendation to CV shareholders of the merger agreement or the mergers, other than as a result of the occurrence of an event that, in the good faith judgment of the board of directors of CV has or is reasonably likely to have a material adverse effect on Kranzco's business, or if the board of directors of CV approves, or recommends a superior acquisition proposal (which term is described under "-No Solicitation of Transactions");

     7. by Kranzco, if in the exercise of its good faith judgment as to its duties imposed by law, the board of trustees of Kranzco determines that the termination is required by reason of a superior acquisition proposal, provided Kranzco has made all necessary termination payments described under "- Termination Fees and Expenses";

     8    by Kranzco, if CV shall have breached its obligations with respect to proposals from third parties described under "-No Solicitation of Transactions" or CV or H. Irwin Levy, Louis P. Meshon, Sr., Alan L. Shulman or the Claudia Morse Evans Family Trust shall have breached their obligations under any voting agreements described under "The Mergers -Voting Agreements;"

     9. by Kranzco, if there has been a breach by CV of any representation or warranty contained in the merger agreement which would have or would be reasonably likely to have a material adverse effect on CV's business, which breach is not curable by July 31, 2000; or

     10. by Kranzco, if CV shall have materially breached any of its covenants or agreements set forth in the merger agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Kranzco to CV.

Termination Fees and Expenses

     In the event the merger agreement is terminated under the circumstances described in paragraphs 1, 3 or 7 above, then Kranzco will be obligated to pay CV (provided Kranzco was not entitled to terminate the merger agreement pursuant to paragraphs 9 or 10 above) a break-up fee of up to $6 million plus transaction expenses of CV of up to $1.5 million.

     In the event the merger agreement is terminated under the circumstances described in paragraphs 4 or 5 above, then Kranzco will be obligated to pay CV (provided Kranzco was not entitled to terminate the merger agreement pursuant to paragraphs 9 or 10 above) the transaction expenses of CV of up to $1.5 million.

     In the event the merger agreement is terminated under the circumstances described in paragraphs 2, 6 or 8 above, then CV will be obligated to pay Kranzco (provided CV was not entitled to terminate the merger agreement pursuant to paragraphs 4 or 5 above) a break-up fee of up to $5 million plus transaction expenses of Kranzco of up to $1.5 million.

     In the event the merger agreement is terminated under the circumstances described in paragraphs 9 or 10 above, then CV will be obligated to pay Kranzco (provided CV was not entitled to terminate the merger agreement pursuant to paragraphs 4 or 5 above) the transaction expenses of Kranzco of up to $1.5 million.

     In the event the merger agreement is terminated by either CV or Kranzco because Louis P. Meshon, Sr. shall have died prior to the effective time of the mergers, CV and Kranzco will each be entitled to receive $5 million under the life insurance policy described under "-Other Agreements," and neither party will be entitled to break-up fees or transaction expenses.

Indemnification

     From and after the effective time of the mergers, Kramont shall exculpate and indemnify to the fullest extent permitted by the Maryland General Corporation Law or Title 8 each person who is now or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time of the mergers, an officer, trustee or director of CV, Kranzco or any of their subsidiaries. The exculpation and indemnification shall cover actions on or prior to the effective time of the mergers, including all transactions contemplated by the merger agreement.

Amendment and Waiver

     The merger agreement may be amended by the board of directors of CV and the board of trustees of Kranzco at any time before or after approval of the mergers by the shareholders of CV and Kranzco. After any shareholder approval, no amendment may be made which by law requires the further approval of shareholders without obtaining such further approval.

     At any time prior to the effective time of the mergers, any party may, to the extent legally allowed,

     o extend the time for the performance of any of the obligations or other acts of the other parties;

     o waive any inaccuracies in the representations and warranties made to the party contained in the merger agreement or in any related document; and

     o waive compliance with any of the agreements or conditions for the benefit of the party contained in the merger agreement.


                                THE COMPANIES


CV Reit, Inc.

     CV is a self-administered and self-managed equity REIT primarily in the business of owning, managing, operating, leasing, acquiring, redeveloping and upgrading neighborhood and community shopping centers. CV owns 22 properties, including two office buildings, aggregating approximately 2 million square feet of gross leasable area, which are principally neighborhood and community shopping centers located in the Mid-Atlantic region and Florida with a diverse base of approximately 400 tenants. CV is organized as an UPREIT, or umbrella partnership REIT. In an UPREIT structure, the REIT owns its properties through a limited partnership called the operating partnership, in which the REIT is usually the general partner and owns a substantial amount of the limited partner interests. The name of CV's operating partnership is Montgomery CV Realty L.P. CV owns the general partner interest and approximately 84.5% of the limited partner interests in Montgomery CV Realty L.P. through CV's wholly owned subsidiary, Montgomery CV Realty Trust.

     The following table sets forth certain information regarding CV's real properties, as of March 1, 2000. CV's operating partnership owns each of the properties listed below. Except for Century Plaza and the Century Village Administration Building, which CV originally built, each of the properties was acquired by CV operating partnership on December 31, 1997, or during 1998 or 1999.


                                                                     Gross
                                              Year of              Leasable
                                              Latest                Square     Occu-     Principal Tenants
                                    Year    Renovation Ownership     Area      pancy     (Lease Expiration/
Property          Location        Acquired or ExpansionInterest    (Sq. Ft.)   Rate      Option Expiration)
----------------  --------        -------- ---------------------   ---------  ------   --------------------

Shopping Centers
----------------

Florida

Century Plaza     Deerfield Beach   1982       1991       Fee         85,151    95.0%   Broward County Library (2001/2004)

Pennsylvania

Chesterbrook
Village Center    Wayne             1997       1995       Fee        122,316    96.9%   Genuardi Markets (2010/2030)

Collegeville
Shopping Center   Collegeville      1998       1994       Fee        110,518     100%   Acme (2003/2038)

Chalfont Village
Shopping Center   New Britain       1999        N/A       Fee         46,051    85.3%   Better Bodies (2005/2010)

Cherry Square
Shopping Center   Northampton       1999        N/A       Fee         75,005     100%   Redners Supermarket (2016/2021)

County Line Plaza Souderton         1997       1998       Fee        175,023   100.0%   Ames (2002/2017)
                                                                                        Clemens Markets (2007/2027)

Danville Plaza    Danville          1997       1987       Fee         24,052    96.4%   CVS Pharmacy (2007/2027)

Gilbertsville
Shopping Center   Gilbertsville     1998        N/A       Fee         85,748    97.7%   Weis Markets (2004/2019)

New Holland Plaza New Holland       1998        N/A       Fee         65,730    85.7%   Weis Markets (2000/2015)

Mount Carmel      Glenside          1997        N/A       Fee         14,504    90.3%   CVS Pharmacy (2002)
Plaza

North Penn
Marketplace       Upper Gwynedd     1998        N/A       Fee         57,898   100.0%   Eckerd Drugs (2003/2018)

Dickson City
Center            Dickson City      1997       1990       Fee         47,224   100.0%   Office Max (2006/2016)

Village at
Newtown           Newtown           1998        N/A       Fee        177,032    96.2%   Genuardi Markets (2008/2018)

Whitemarsh
Shopping Center   Conshohocken      1997       1996       Fee         67,546   100.0%   Clemens Markets (2017/2027)

                                                               -92-

Woodbourne
Square            Langhorne         1997        N/A       Fee         29,976    93.6%   Rehab Place at Oxford Valley (2000)

555 Scott
Street Center     Wilkes-Barre      1997        N/A       Fee          8,400   100.0%   Pet Supplies Plus (2000/2005)

New Jersey

Marlton Shopping
Center-Phase II   Evesham           1998        N/A       Fee        155,587    93.0%   Burlington Coat Factory (2006/2030)
                                                                                        T.J. Maxx (2001/2011)

Lakewood Plaza
Shopping Center   Lakewood          1999        N/A       Fee        202,499    99.7%   Shop Rite Supermarkets (2010/2030)

Marlton Shopping
Center-Phase I    Evesham           1998        N/A       Fee        146,542    97.2%   Super Fresh Markets (2007/2047)

Rio Grande Plaza  Rio Grande        1997       1997       Fee        138,747   100.0%   JC Penney (2012/2042)
                                                                                        Peebles (2012/2022)
                                                                                        Sears (2006/2026)
Office Buildings
----------------

Florida

Century Village
Administration
Building          W. Palm Beach      N/A       1995       Fee         25,100   100.0%   First Choice Health Care
                                                                                        Services (2000/2025)

Pennsylvania

Plymouth Plaza    Plymouth
                  Meeting           1997       1994       Fee         30,026    97.5%   Drexel Realty, Inc. (2004)
                                                                   ---------    -----

Totals                                                             1,890,675    97.2%
                                                                   =========    =====


                                                               -93-



     The following table sets forth certain information regarding the expiration of leases at CV's properties as of
December 31, 1999.

                                                                                       Percent of
                                                                 Annualized Base     Annualized Base
                                Leased GLA   Percent of GLA     Rent Revenue Under    Rent Revenue
                 No. of Leases   Expiring    Represented by   Expiring Leases as of  Represented by
Year Expirations    Expiring    (in Sq. Ft)  Expiring Leases         12/31/99        Expiring Leases
---------------- -------------  -----------  ---------------  ---------------------  ----------------
     2000            61         196,032         10.37%          $2,096,877               10.48%
     2001            70         195,711         10.35%          $2,622,668               13.11%
     2002            55         230,529         12.19%          $1,992,120                9.95%
     2003            51         182,960          9.68%          $2,011,570               10.05%
     2004            51         187,385          9.91%          $2,256,248               11.28%
     2005            26         109,691          5.80%          $2,014,474               10.07%
     2006            24         163,246          8.63%          $1,742,258                8.71%
     2007            13         180,903          9.57%          $1,661,273                8.30%
     2008             6          58,426          3.09%            $824,064                4.12%
     2009             4          24,325          1.29%            $240,631                1.20%
Thereafter           16         311,752         16.49%          $2,546,193               12.73%
Vacant                0          49,715          2.63%                  $0                0.00%
                    ---       ---------        -------         -----------              -------
TOTALS              377       1,890,675        100.00%         $20,008,376              100.00%
                    ===       =========        =======         ===========              =======

                                                  -94-


Kranzco Realty Trust

     Kranzco Realty Trust is a self-administered and self-managed equity real estate investment trust (a "REIT") engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers and, to a lesser extent, free-standing retail properties.  Kranzco owns and operates 62 neighborhood and community shopping centers and free-
standing properties, aggregating approximately 9 million square feet of gross leasable area located primarily in the Northeast, Mid-
Atlantic and Southern regions of the United States with a diverse base of approximately 825 tenants.

     The following table sets forth certain information regarding Kranzco's shopping center properties, as of March 1, 2000.



                                             Year                        Gross
                                           of Latest     Ownership     Leasable Occupancy  Principal Tenants
                                  Year   Renovation or   Interest/       Area     Rate     (Lease Expiration/
Property          Location      Acquired   Expansion   (expiration)    (Sq. Ft.)    (1)    Option Expiration)
--------          --------      --------   ---------   ------------    --------- -------   ------------------

Connecticut

Groton Square     Groton          1992       1999           Fee         194,015  100.00%   Stop & Shop (2007/2027),
                                                                                           Stop & Shop (2007/2025)(1)

Manchester Kmart  Manchester      1994       1998           Fee         183,376  100.00%   Kmart (2002/2022),
Plaza                                                                                      Stop & Shop (2018/2058),
                                                                                           Pep Boys (2016/2036)


Milford           Milford         1992        N/A    Leasehold (2020)   25,200   100.00%   Xpect Discount Drug (2004/2009)

Orange            Orange          1992        N/A    Leasehold (2006)   27,000     0%


Parkway Plaza I   Hamden          1992        N/A           Fee         72,530   93.55%    Pathmark (2007/2037) (1)

Parkway Plaza II  Hamden          1992        N/A           Fee         131,100  53.72%    Kids R Us (2006/2026),
                                                                                           Pathmark (2005/2035) (1)

Stratford Square  Stratford       1992        N/A           Fee         160,176  86.45%    Pathmark (2009/2039) (1),
                                                                                           Marshalls (2005/2010)

                                                                -95-

Florida

Village Oaks      Pensacola       1998        N/A           Fee         171,653  100.00%   Wal Mart (2008/2038),(2003/2018)
                                                                                           Haverty Furniture Company

Georgia

Bainbridge Town   Bainbridge      1997        N/A           Fee         143,729  98.89%    Kmart (2015/2065),
Center                                                                                     Food Lion (2010/2030)

Douglasville      Douglasville    1998        N/A           Fee         267,800  97.11%    Wal Mart (2010/2040) (1),
Crossing                                                                                   Cub Foods Inc. (2010/2035),
                                                                                           Rhodes Furniture (2000/2010)

Holcomb Bridge    Roswell         1997        N/A           Fee         105,420  97.56%    Cub Foods Inc. (2008/2033),
                                                                                           Georgetown Interiors (2003/2008)

Northpark         Macon           1997       1998           Fee         195,355  97.93%    Kroger (2008/2028),
                                                                                           Kmart (2013/2063)

Park Plaza        Douglasville    1998        N/A           Fee         46,495   86.34%    Kroger (not owned by the Company)

Snellville Oaks   Snellville      1998        N/A           Fee         220,885  94.86%    Wal Mart (2011/2041),
                                                                                           Georgia State Theatres (2015/2025),
                                                                                           Food Lion Inc. (2011/2031)

Summerville       Summerville     1998        N/A           Fee         67,809   100.00%   Wal Mart (2004/2034)

Tifton Corners    Tifton          1998        N/A           Fee         186,629  97.86%    Wal Mart (2011/2041),
                                                                                           Bruno's (2010/2025)

Tower Plaza       Carrollton      1997        N/A           Fee         87,990   92.69%    Bruno's (2007/2027)

Vidalia           Vidalia         1998        N/A           Fee         93,696   100.00%   Wal Mart (2005/2035)

                                                                -96-

Village at
Mableton          Mableton        1997       1998           Fee         239,474  95.18%    Kmart (2014/2064),
                                                                                           Cub Foods (2009/2029),
                                                                                           CVS (2004/2019)(1)

Kentucky

Harrodsburg       Harrodsburg     1997        N/A           Fee         60,048   94.00%    Kroger (2007/2027)
Marketplace

Maryland

Anneslie          Baltimore       1993        N/A           Fee         135,744  96.34%

Campus Village    College Park    1995        N/A           Fee         25,529   93.48%

Coral Hills       Coral Hills     1995        N/A           Fee         86,050   90.27%    Shoppers Food Warehouse (2004/2029)

Fox Run           Prince          1994       1997           Fee         293,492  98.32%    Kmart (2016/2066),
                  Frederick                                                                Giant Foods (2021/2051),
                                                                                           Peebles (2012/2032)

Hillcrest Plaza   Frederick       1995        N/A           Fee         109,526  53.90%

Michigan

Builder's Square  Flint           1997        N/A           Fee         80,000   100.00%   Kmart (2006/2026) (1)

Musicland         Livonia         1997        N/A           Fee         80,000   100.00%   Media Play (2007/2027)

Mississippi

Brookway          Brookhaven      1997        N/A           Fee         47,587   29.84%
Village

Towne Square      Columbus        1997        N/A           Fee         116,358  45.10%    Jitney Jungle (2003/2003)

New Jersey

Collegetown       Glassboro       1992       1995           Fee         250,234  96.41%    Kmart (2001/2021),
                                                                                           Acme (2004/2044)

                                                                -97-

Hillcrest Mall    Phillipsburg    1992       1985           Fee         220,985  63.73%    Staples (2010/2025),
                                                                                           Warren Hospital (2008/2018),
                                                                                           Consolidated Stores Inc. (2004/2019)

Suburban Plaza    Hamilton        1994       1999           Fee         244,718  98.61%    Bradlees Stores, Inc. (2013/2033),
                                                                                           Shop Rite (2002/2017)

New York

A & P             Mamaroneck      1992        N/A           Fee         24,978   100.00%   A & P (2006/2016)
Mamaroneck

The Mall at       Yonkers         1992       1997           Fee         262,256  98.12%    National Wholesale Liquidators
Cross County                                                                               (2012/2032), T.J. Maxx (2004/2014), The
                                                                                           Sports Authority (2010/2025), Circuit
                                                                                           City (2018/2038)

Highridge         Yonkers         1992        N/A           Fee         88,501   100.00%   Pathmark (2003/2027)

North Ridge       New Rochelle    1992        N/A           Fee         42,198   97.47%    Harmon Cosmetics (2007/2017),
                                                                                           NRHMC (2011/2016)

Port Washington   Port            1992        N/A    Leasehold (2067)   19,600   100.00%   North Shore Farms (2003/2033)
                  Washington

Village Square    Larchmont       1992       1998           Fee         17,028   94.71%    Trader Joe's (2009/2024)

North Carolina

Cary Plaza        Cary            1997        N/A           Fee         60,702   95.39%    Food Lion (2010/2030)

Magnolia Plaza    Morganton       1997       1997           Fee         104,539  72.85%    Ingles Supermarket (2007/2062)

Ohio

Pickaway          Circleville     1998       1999           Fee         127,130  100.00%   Wal Mart (2009/2039)
Crossing

                                                                -98-

Pennsylvania

69th Street
Plaza             Upper Darby     1994       1994           Fee         42,500   100.00%   Drug Emporium (2003/2006)

Barn Plaza        Doylestown      1992       1998           Fee         210,782  95.68%    Acme (2007/2037),
                                                                                           Marshalls (2004/2019),
                                                                                           Regal Cinemas, Inc. (2018/2026)

Bensalem Square   Bensalem        1992       1983           Fee         72,558   100.00%   Pathmark (2009/2039)

Bethlehem Square  Bethlehem       1992       1994           Fee         386,820  100.00%   Bradlees (2007/2025),
                                                                                           TJ Maxx (2006/2021),
                                                                                           Home Depot (2010/2040),
                                                                                           Shop Rite (2010/2030)

Bradford Mall     Bradford        1992        N/A         Fee (2)       287,975  98.96%    Kmart (2004/2049),
                                                                                           Consolidated Stores Inc. (2002/2012),
                                                                                           Ames (2008/2026)

Bristol Commerce  Bristol         1992       1993           Fee         273,119  97.92%    Superfresh (2008/2038),
                                                                                           Ames (2020/2029)

Franklin Center   Chambersburg    1997        N/A           Fee         174,892  94.11%    Food Lion (2010/2030),
                                                                                           Big Lots (2001/2011),
                                                                                           Lowe's (2010/2018) (1)

MacArthur Road    Whitehall       1993        N/A           Fee         50,856   100.00%   Oak Works (2007/2017),
                                                                                           Frank's Nursery (2002/2032)

Park Hills Plaza  Altoona         1992       1996           Fee         279,858  97.15%    Weis Market (2022/2037),
                                                                                           Dunham's Sporting Goods (2005/2015),
                                                                                           Toys R Us (2015/2035),
                                                                                           Staples (2010/2019),
                                                                                           Superpetz (2005/2015)

                                                                -99-

Pilgrim Gardens   Drexel Hill     1992        N/A           Fee         83,358   100.00%   Loehmann's (2003/2013),
                                                                                           QVC Network, Inc. (2000/2000)

Street Road       Bensalem        1993       1995           Fee         68,031   100.00%   Drug Emporium (2002/2008),
                                                                                           Frank's Nursery (2007/2022)

Valley Fair       Tredyffrin      1993       1999           Fee         112,336  40.36%

Valley Forge      Phoenixville    1992        N/A           Fee         177,379  87.11%    Eckerd Drug (2000/2010),
Mall                                                                                       Ames (2017/2025)
                                                                                           French Creek Outfitters, Inc. (2005/2020)

Whitehall         Whitehall       1992        N/A           Fee         298,023  93.25%    Stop & Shop (2006/2024)(1),
Square                                                                                     Phar Mor (2001/2016),
                                                                                           Today's Man (2002/2007),
                                                                                           The Sports Authority (2006/2036),
                                                                                           Kids R Us (2007/2027)

Rhode Island

Wampanoag         East            1992        N/A           Fee         242,162  82.49%    Rx Drug (2001/2016),
Plaza             Providence                                                               Cherry&Webb (2005/2005),
                                                                                           Marshalls (2006/2006),
                                                                                           Savers/TVI, Inc.(2010/2025)

South Carolina

East Main Centre  Spartanburg     1997        N/A           Fee         171,595  100.00%   Wal Mart (2009/2039),
                                                                                           Goody's (2001/2007)

Park Centre       Columbia        1997        N/A          Fee          190,705  100.00%   Wal Mart (2009/2039),
                                                                                           Harris Teeter (2012/2027)

Tennessee

Meeting Square    Jefferson
                  City            1998        N/A           Fee         92,968   100.00%   Wal Mart (2009/2039) (1),
                                                                                           Food Lion (2009/2039)

Virginia

Culpeper Town     Culpeper        1995       1999           Fee         132,881  89.51%    Central Tractor (2005/2010),
Mall                                                                                       Schewel Furniture (2001/2006),
                                                                                           Food Lion (2017/2039)

                                                                -100-

Marumsco-         Woodbridge      1995        N/A           Fee         329,305  68.51%    Giant Food Store (2004/2024),
Jefferson Plz.                                                                             Peebles (2004/2010),
                                                                                           Consolidated Stores Inc.
                                                                                           (2002/2012)

Statler Crossing  Staunton        1998        N/A           Fee          166,944  97.12%   Wal Mart (2009/2039) (1),
                                                                                           Rack 'N Sack (2013/2028)
                                                                      ---------- -------

                  Total                                                8,962,582  91.27%
                                                                       ========= =======
_________________
Footnotes:
(1)  Includes space for which rent is being paid but which is not presently occupied, which represents approximately 816,000 square feet.
(2)  84,692 square feet gross leasable area is subject to a ground lease which expires in 2004.

     The following table sets forth certain information regarding the expiration of leases at Kranzco's properties as of December 31, 1999.

                                                                                                  Percent of
                                                                           Annualized Base      Annualized Base
                                     Leased GLA      Percent of GLA      Rent Revenue Under      Rent Revenue
                    No. of Leases     Expiring       Represented by     Expiring Leases as of   Represented by
Year of Expiration    Expiring      (in Sq. Ft.)     Expiring Leases          12/31/99          Expiring Leases
------------------  -------------   ------------     ---------------    ---------------------   ---------------
    2000                  190          557,708            6.22%             $5,324,182               8.65%
    2001                  127          590,096            6.58%             $5,188,765               8.43%
    2002                  134          604,473            6.74%             $5,235,699               8.50%
    2003                  101          455,671            5.09%             $4,307,297               7.00%
    2004                   92          816,863            9.12%             $5,831,061               9.47%
    2005                   31          414,234            4.62%             $2,593,930               4.21%
Thereafter                164        4,775,162           53.28%            $33,085,961              53.74%
Vacant                      0          748,375            8.35%                     $0               0.00%
                          ---        ---------          -------            -----------             -------
TOTALS                    839        8,962,582          100.00%            $61,566,895             100.00%
                          ===        =========          =======            -----------             -------

KRT Trust

     KRT Trust is a Maryland real estate investment trust and a wholly-owned subsidiary of Kranzco and was recently created solely to effect the Kranzco Reorganization and the combination of the businesses of CV and Kranzco. KRT Trust will not conduct any business operations.

Kramont Realty Trust

     CV and Kranzco caused Kramont to be formed solely for the purpose of effecting the mergers of CV and KRT Trust into Kramont. Kramont has had no other business operations as of the date of this joint proxy statement/prospectus. After the mergers of CV and KRT Trust into Kramont, the current shareholders of CV and Kranzco will become shareholders of Kramont, and Kramont will, through an operating partnership, directly or indirectly own real estate assets currently owned by CV and Kranzco. If the mergers were completed as of the date of this joint proxy statement/prospectus, Kramont would have 84 properties totaling approximately 11 million square feet of gross leasable area in 16 states. Kramont intends to qualify as a real estate investment trust.


                 MANAGEMENT OF KRAMONT FOLLOWING THE MERGERS

Trustees and Executive Officers

     The executive officers and trustees of Kramont and their ages and positions held by them will be as set forth in the following table:

                                                                   Trustee
     Name                   Age               Position          Term Expires
     ----                   ---               --------           -----------
Louis P. Meshon, Sr.        59       President, Chief Executive     2002
                                         Officer and Trustee

Norman M. Kranzdorf         69         Chairman of the Board        2001
                                             of Trustees

George S. Demuth            43        Executive Vice President
                                     and Chief Operating Officer

Etta Strehle                44                Treasurer

Bernard J. Korman           68                 Trustee              2001


H. Irwin Levy               73                 Trustee              2003

Milton S. Schneider         50                 Trustee              2002

E. Donald Shapiro           68                 Trustee              2003

Alan L. Shulman             67                 Trustee              2002



     Louis P. Meshon, Sr., 59, has been a director and the Chief Executive Officer of CV since December 1997. Mr. Meshon was the President of Drexel Realty, Inc. and of Montgomery Development Company, a shopping center developer and manager, from 1974, when he co-founded the company, until 1997. In December 1997, companies directly or indirectly owned or controlled by Mr. Meshon and engaged in the development, management and ownership of community based shopping centers and an office building in the aggregate totaling approximately 590,000 square feet consummated a transaction in which CV acquired ownership of those properties through its subsidiary, Montgomery CV Realty L.P. and Mr. Meshon assumed the positions of director, President and Chief Executive Officer of CV. Mr. Meshon is a member of NAREIT, the International Council of Shopping Centers, and the Real Estate Advisory Board of the Wharton School of the University of Pennsylvania.

     Norman M. Kranzdorf, 69, a co-founder of Kranzco, has been a trustee and the President and Chief Executive Officer of Kranzco since its organization in June 1992. Mr. Kranzdorf was the President of Kranzco Realty, Inc., a general commercial real estate management and brokerage company, from 1979, when he founded Kranzco Realty, Inc., to 1992. He served as President of Amterre Development Inc. from 1972 to 1981. Amterre, the successor to Food Fair Properties, Inc., owned and operated over 50 shopping centers, as well as other single-tenant retail properties, on the Eastern seaboard. Mr. Kranzdorf was also an officer and director of Kranzco Management Inc., a general commercial real estate manager and brokerage company and a wholly-owned subsidiary of Kranzco Realty, from 1980, when it was founded, to 1992. He is a former member of the Board of Governors of NAREIT and a former trustee of the ICSC.

     George S. Demuth, 43, has been Director of Leasing at Kranzco since 1997. From 1995 to 1997, Mr. Demuth was the Director of Real Estate at Kimco Realty Corporation. From 1994 to 1995, Mr. Demuth was managing director of LRA Realty Advisors, Inc. Mr. Demuth has been engaged in the shopping center industry since 1981, holding both executive and officer positions in leasing, acquisition, management and redevelopment capacities. Mr. Demuth has been associated with Dusco Property Management, Cadillac Fairview Corporation and the Kravco Companies. From 1978 to 1981, Mr. Demuth was engaged in the appraisal, development, acquisition and disposition of commercial real estate for the Penn Central Corporation, the Southland Corporation and the Beal Companies. Mr. Demuth has been active in the International Council of Shopping Centers and the Urban Land Institute.

     Etta Strehle, 44, has been Chief Financial Officer of Montgomery CV Realty Trust, a subsidiary of CV, since February 1999, and was previously the Controller of Drexel Realty, Inc., in which CV owns a 95% economic interest from December 1997 until February 1999. Prior to joining CV in 1997, Ms. Strehle was employed by Drexel Realty, Inc., then doing business as Montgomery Development Company, for 5 years, principally as Controller. Previously thereto, she was employed by Kravco Company for 16 years, holding various supervisory positions including property controller.

     Bernard J. Korman, 68, has been a trustee of Kranzco since May 1997. Mr. Korman is Chairman of Philadelphia Health Care Trust, a non-profit organization, and NutraMax Products, Inc. (NASDAQ), a consumer healthcare products company. Mr. Korman served as President and Chief Executive Officer of MEDIQ Incorporated (healthcare services) (AMEX) from 1981 to 1995 and as Chairman of PCI Services, Inc. from 1992 to 1996. Mr. Korman currently is a director of The Pep Boys, Inc. (auto supplies) (NYSE), The New America High Income Fund, Inc. (financial services) (NYSE), Omega Healthcare Investors, Inc. (a healthcare REIT) (NYSE) and Omega Worldwide, Inc. (real estate company) (NASDAQ).

     H. Irwin Levy, 73, became a director and Chairman of the Board of CV in December 1997. Mr. Levy is Chairman of the Board, Chief Executive Officer and a majority stockholder of Hilcoast Development Corp., which is principally engaged in the ownership and management of recreation facilities at active adult condominium communities in southern Florida. Since 1995, he has also served as a director of nStor Technologies, Inc. (a manufacturer of information storage and storage area network solutions) (AMEX). Mr. Levy was Chairman of the Board and Chief Executive Officer of CV from 1985 to July 1992. He is of counsel to the West Palm Beach law firm of Levy Kneen Mariani Curtin Kornfeld and del Russo, which provides legal services to CV.

     Milton S. Schneider, 50, became a director of CV in December 1997. Since January 1995 Mr. Schneider has been Chief Executive Officer of The Glenville Group, Inc., headquartered in Plymouth Meeting, Pennsylvania, which is involved in the development, ownership and management of commercial and residential properties. Since June 1995 Mr. Schneider also has been Chairman of Togar Property Company, an apartment development company located in Malvern, Pennsylvania. In addition, since June 1994 Mr. Schneider has been Vice Chairman of Parkland Management Company, a financial services company, and since October 1994 Vice Chairman of Horvitz Newspapers, Inc.

     E. Donald Shapiro, 68, has been a trustee of Kranzco since June 1994. Mr. Shapiro is The Joseph Solomon Distinguished Professor of Law at New York Law School since 1983. Mr. Shapiro also serves as a director of each of the following entities: Loral Space and Communications (formerly Loral Corporation) (satellite communications) (NYSE) since 1973; GHI (health care provider) (not for profit) since 1974; Vasomedical, Inc. (medical products) (NASDAQ) since 1992; United Industrial Corporation (defense industry) (NYSE) since 1996; and Frequency Electronics (space and communication components)
(AMEX) since 1998.

     Alan L. Shulman, 67, has been a director of CV since 1985 and served as Chairman of the Board from August 1992 until May 1996. Mr. Shulman is a private investor and was previously a general partner of Unitel Associates, Ltd., a Florida limited partnership engaged in the ownership and operation of Holiday Inn motel properties, for more than twenty years until its dissolution in 1987. From December 1997 Mr. Shulman has served as a director of Engle Homes (real estate development) (NASDAQ). A company controlled by Mr. Shulman leased, operated and managed a Days Inn Motel in West Palm Beach, Florida, which was owned by the Company until sold in May 1998.

     Kramont intends to hire or designate a chief financial officer.

Trustee Compensation

     It is expected that Kramont will pay to each non-employee trustee (i) an annual fee of $18,000, payable in cash, (ii) a fee of $1,000, payable in cash, for each board meeting at which the trustee is present and (iii) a fee of $500, payable in cash, for each board committee meeting at which the trustee is present. In addition, Kramont will issue annually to each non-employee trustee options to purchase 5,000 Kramont common shares.

Board Committees

     Following the mergers, Kramont's board of trustees will establish an audit committee in accordance with applicable New York Stock Exchange requirements. The Kramont board of trustees will select the members of any committees following completion of the mergers. No determination is expected to be made by Kramont's board of trustees regarding the formation of any other committees until after the completion of the mergers.

Executive Compensation

     The following table sets forth some information with respect to the compensation that will be paid by Kramont to the Chief Executive Officer and each of the other executive officers of Kramont whose salary and bonus are expected to exceed $100,000 on an annualized basis for the fiscal year ended December 31, 2000 and all executive officers as a group.

                         Summary Compensation Table

                                                              Annual
Name                    Principal Position                 Compensation
----                    ------------------                 -------------
                                                                ($)

Louis P. Meshon, Sr.    President and CEO                     325,000
George S. Demuth        Executive Vice President and COO      150,000
Etta Strehle            Treasurer                             137,500

All executive officers as a group                             612,500
(consisting of the three persons named above)

Employment Agreements

     Kramont will enter into employment agreements with Messrs. Louis P. Meshon, Sr. and Norman M. Kranzdorf, pursuant to which Mr. Meshon will serve as the President and Chief Executive Officer of Kramont and Mr. Kranzdorf will serve as Chairman of the board of trustees. It is expected that Kramont will also enter into one year employment agreements with George S. Demuth, Etta Strehle and nine other employees see "- Other Employment Agreements." Kramont may enter into employment agreements with other employees from time to time.

     Louis P. Meshon, Sr. Employment Agreement

     Kramont's employment agreement with Louis P. Meshon, Sr. has a term of five years and shall continue for successive one year periods unless otherwise terminated as provided in the employment agreement or unless Kramont or Mr. Meshon gives notice to the other at least 90 days prior to the end of the term of his employment. The employment agreement provides for annual compensation of $325,000. The board of trustees of Kramont may, in their sole discretion, increase Mr. Meshon's base salary or other compensation. All officers, executives and employees of Kramont will report to Mr. Meshon and Mr. Meshon will have to power to hire and/or terminate officers, executives and employees of Kramont. Mr. Meshon's employment agreement requires that he devote substantially all of his time to his duties on behalf of Kramont.

     Mr. Meshon will receive a performance bonus determined by Kramont and Kramont's independent auditor to be paid within 100 days after the end of each calendar year. The performance bonus is calculated as follows:


Funds from Operations Per Share(1)           Bonus ($)
----------------------------------           ---------
     < $1.30                                      0
       $1.30 to $1.49              $200,000 - $10,000 for each cent < $1.50
       $1.50 to $1.60              $200,000
       $1.61 to $1.80              $200,000 + $10,000 for each cent > $1.60
     > $1.80                       $400,000 + $5,000 for each cent > $1.80

     (1)  Funds from operations has been redefined as of January 1, 2000.

     The employment agreement further provides that Kramont will sell to Mr. Meshon 75,000 restricted shares for a price equal to their fair market value evidenced by a full recourse promissory note that matures after 5 years. The note, any security interest created by the note and Mr. Meshon's obligations under the note, will terminate on the earlier to occur of: (i) its full satisfaction, (ii) its fifth anniversary (if Mr. Meshon is still employed by Kramont) or (iii) the termination of Mr. Meshon's employment following a change of control, termination of the employment of Mr. Meshon without cause or by Mr. Meshon for good reason or because of Mr. Meshon's death or disability. Kramont will pay to Mr. Meshon an amount equal to any taxes payable by him, on a full gross-up basis, at the time his obligations under the note terminates.

     One-fifth of the restricted shares will vest on each anniversary of the effective time of the mergers so long as Mr. Meshon is still employed by Kramont. The restricted shares will fully vest: (i) on a termination of Mr. Meshon's employment following a change of control, (ii) upon Mr. Meshon's death or disability, (iii) if Mr. Meshon terminates his employment for good reason or (iv) if Mr. Meshon's employment is terminated without cause. If Mr. Meshon's employment is terminated for cause or if he terminates his employment without good reason, Kramont is obligated to buy from Mr. Meshon, and Mr. Meshon will be obligated to sell, any unvested restricted shares for the lesser of: (i) the fair market value of the common shares on the date Mr. Meshon's employment terminates and (ii) the price evidenced by Mr. Meshon's promissory note.

     In the event that Mr. Meshon is fired for "cause," Kramont shall pay Mr. Meshon's salary through the date that he is fired.

     In the event Mr. Meshon dies or is unable to perform his customary duties for a period of ninety consecutive days or one hundred twenty days in the aggregate in any twelve month period due to a disability, Mr. Meshon or his estate shall receive his salary for twelve months after his death or disability. Upon disability, during the same twelve month period, Mr. Meshon shall continue to receive benefits, perquisites and health coverage.

     The employment agreement provides that if Mr. Meshon terminates his employment for "good reason," (including a change of control) Kramont shall pay him a severance benefit in four equal quarterly payments beginning at the end of the calendar quarter when the termination occurs, in an amount equal to the greater of (A) the sum of all compensation due to Mr. Meshon during the balance of his term of employment, assuming that annual bonuses payable to him during this period equal the average of the annual bonuses paid to him under the employment agreement prior to the end of his employment, or (B) 199% of his annual salary and bonuses for the year prior to his termination for "good reason." Kramont will also continue all medical, dental and life insurance coverages that were in effect when Mr. Meshon terminated his employment for "good reason" for a period ending the sooner of three years or the date upon which Mr. Meshon obtains new employment which provides him with this coverage. In no event, however, shall any of the foregoing payments be made by Kramont upon Mr. Meshon terminating his employment for "good reason" to the extent such payments will constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (without regard to Section 280G(b)(4) of the Code).

     The employment agreement will supersede Mr. Meshon's current employment agreement with CV on the completion of the mergers, and also contains provisions relating to non-competition and indemnification.

     Norman M. Kranzdorf Employment Agreement

     Kramont's employment agreement with Norman M. Kranzdorf has a term of five years. The employment agreement provides for annual compensation of $350,000 for the first three years and $175,000 for the last two years of the term of his employment. The board of trustees of Kramont may, in their sole discretion, increase Mr.

Kranzdorf's salary or other forms of compensation. Mr. Kranzdorf will have duties that are not inconsistent with his status as Chairman of the board, as are assigned to him by the Kramont board of trustees. He is not required to devote all of his time to his duties as Chairman, but only such time as is necessary to carry out his responsibilities under his employment agreement.

     In the event that Mr. Kranzdorf is fired for "proper cause," Kramont shall pay Mr. Kranzdorf's salary through the date that he is fired. In the event Mr. Kranzdorf dies during the term of his employment, Kramont shall pay Mr. Kranzdorf's estate his annual salary for the remainder of his five year term of employment and to the extent not inconsistent with any plan under which shares are granted, all options and restricted stock awards granted to Mr. Kranzdorf shall vest and be immediately exercisable. In the event Mr. Kranzdorf is unable to perform his customary duties for a period of ninety consecutive days or one hundred twenty days in the aggregate in any twelve month period due to a disability, Mr. Kranzdorf shall receive his salary and will continue to receive health, dental and life insurance for the remaining term of his employment.

     The employment agreement provides that if Mr. Kranzdorf terminates his employment for "good reason," (except as a result of a change of control) Kramont shall pay him a lump sum severance payment equal to his salary during the remainder of his employment term and any accrued and unpaid bonuses within 15 days of termination. If the termination for "good reason" is because of a change of control of Kramont, Mr. Kranzdorf will receive a severance payment of $1,040,000 if the termination is prior to the end of the third year of his employment or $520,000 if it is after the third year of his employment and Kramont will also pay taxes payable by Mr. Kranzdorf under section 4999 of the Internal Revenue Code of 1986, as amended with respect to any "excess parachute payment" within the meaning of the Internal Revenue Code, plus all federal, state and local income taxes payable by him under section 4999 of the Internal Revenue Code. Upon any termination by Mr. Kranzdorf for "good reason," Mr. Kranzdorf will receive any accrued but unpaid bonuses or awards and to the extent not inconsistent with any plan under which shares are granted, all options and restricted stock awards shall vest and be immediately exercisable.

     The employment agreement also contains provisions relating to non-competition and indemnification. Currently Mr. Kranzdorf is party to a severance agreement with Kranzco, but is not a party to an employment agreement with Kranzco.

     Other Employment Agreements

     Kramont will enter into one-year employment agreements with George S. Demuth and Etta Strehle and nine other employees. The base annual compensation of George S. Demuth will be $150,000 and of Etta Strehle will be $137,500. The nine employment agreements will also provide for severance payments in the event of a change in control.

     The employment agreements will supersede any existing agreements.


                            CERTAIN TRANSACTIONS

     Norman M. Kranzdorf

     Kranzco currently leases, and after the mergers Kramont will lease from Norman Kranzdorf a three-story building containing approximately 20,000 gross square feet located at 128 Fayette Street, Conshohocken, Pennsylvania. The lease expires on January 15, 2004 and provides that Kranzco (Kramont after the mergers) will pay rent of $153,720 per annum. The lease also provides that Kranzco (Kramont after the mergers) will pay all real estate taxes, utilities, repairs and other costs and expenses in connection with the use and occupancy of the building. The lease will be amended at the effective time of the mergers to provide for termination rights for both parties to the lease in the event Mr. Kranzdorf enters into an agreement to sell the building and to provide for rights of assignment and subleasing to Kramont upon the terms described in the amendment.

     H. Irwin Levy/Hilcoast

     During December 1981 and January 1982, CV sold each of its recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton in separate transactions to different purchasers, including
Mr. Levy, for sales prices based upon independent appraisals. CV sold the recreation facilities at Boca Raton to Mr. Levy for $18 million, subject to a lease to a corporation currently owned by Mr. Levy. (The annual net rental to Mr. Levy on that lease is $2,162,000.) At closing, Mr. Levy issued a 30-year non-recourse promissory note to CV in the principal amount of $12,535,000 which bears interest at 13.25% per annum and is not prepayable. At
December 31, 1999, the outstanding balance on this note was approximately $10.3 million. During 1999, CV recognized approximately $1.7 million in interest income on this note.

     Since 1990, companies owned by Mr. Levy and/or members of his family have leased, managed and operated the recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton, Florida which are collateral for certain notes held by CV with an outstanding balance of approximately $38.6 million (including the $10.3 million discussed above) at December 31, 1999. During 1999, Montgomery CV Realty L.P. leased approximately 2,500 square feet of office space to those companies on a month-to-month basis for approximately $4,766 per month, plus an allocation of expenses.

     Mr. Levy is Chairman of the Board, chief executive officer and a majority stockholder of Hilcoast Development Corp. which, as of December 31, 1999, owed approximately $24.7 million to CV, consisting of an 11% mortgage note collateralized by first mortgages on the recreation facilities at the Century Village at Pembroke Pines, Florida active adult condominium project. That note requires equal monthly payments of principal and interest aggregating approximately $2.9 million per annum through 2023 and may not be prepaid by Hilcoast without a prepayment penalty. During 1999, CV recognized
$2.7 million in interest income from Hilcoast on that note.

     Effective July 31, 1992, CV and Hilcoast entered into a consulting and advisory agreement under which Hilcoast provides certain investment advisory, consulting and administrative services to CV, excluding matters related to Hilcoast's loans from CV. The agreement provides for the payment of $10,000 per month to Hilcoast, plus reimbursement for reasonable out-of-pocket expenses. The agreement may be terminated by Hilcoast upon 180 days notice and by CV upon 30 days notice. During 1999, CV paid $104,000 under this agreement, plus expense reimbursement. Following the mergers, this agreement will be continued for 6 months at a reduced fee of $5,000 per month.

     Louis P. Meshon, Sr.

     Louis P. Meshon, Sr. and Patricia Meshon, in the aggregate, own 99% of the voting stock (a 5% equity interest) in Drexel Realty, Inc., the management company in which Montgomery CV Realty L.P. owns 1% of the voting stock and 100% of the non-voting stock (a 95% equity interest). In 1999, Drexel Realty did not make any payments to Mr. Meshon. Montgomery CV Realty L.P. leases space to Drexel Realty, Inc. in the Plymouth Plaza office building pursuant to a lease expiring in 2004. In 1999, Drexel Realty, Inc. paid Montgomery CV Realty L.P. $236,257 for rent and additional charges in connection with that lease.

     In addition, Drexel Realty, Inc. manages the following third-party owned properties in which Louis P. Meshon, Sr. has the following partnership interests:
                                                   Percentage of Meshon
            Properties                             Partnership Interest
            ----------                             --------------------

Renaissance Plaza                                         20.75%

Montgomery A.C., Inc. (owns 1% general partner
interest in Renaissance Plaza)                            50.00%

Laurel Mall (indirect ownership through MTGY
Associates) (Louis P. Meshon, Sr. owns 100%
of the corporate general partner of Laurel Mall)          29.00%

Lane Plaza Associates (holds a cash-flow mortgage
on Weis Plaza, which is a third-party managed
property) (Louis P. Meshon, Sr. is general
partner of Lane Plaza Associates)                         25.00%

In 1999, the owners of these properties paid Drexel Realty, Inc. $302,596 for these management services and leasing commissions.

                    OPERATING, ACQUISITION, FINANCING AND
                  GENERAL INVESTMENT STRATEGIES OF KRAMONT

Operating Strategies

     Kramont's primary business objective will be to achieve growth in its funds from operations by enhancing the operating performance of its properties and, in appropriate cases, through the selective acquisitions of properties. Kramont's operating strategies will be to:

     o principally focus on the neighborhood and community shopping center business;

     o actively manage its properties for long-term growth in funds from operations and, in appropriate cases, capital appreciation;

     o increase portfolio occupancy by capitalizing on its management's reputation and relationships with national and regional tenants;

     o    maintain, renovate, expand and redevelop its properties;

     o    refine and balance the tenant mix; and

     o benefit from economies of scale by spreading overhead expenses over a larger number of assets.

Acquisition Strategies

     Kramont intends to make acquisitions in appropriate cases in a manner consistent with the federal tax requirements applicable to REITs and related regulations. Kramont will seek to utilize its UPREIT structure to

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acquire interests in properties in exchange for units of limited partner interest in Kramont Operating Partnership, L.P.

Financing Strategies

     Kramont expects to finance any future acquisitions with the most appropriate sources of capital, as determined by its board of trustees, which may include limited partner units in Kramont Operating Partnership, L.P., available cash from operations, the issuance of other equity securities, and the issuance of debt securities. Future borrowings by Kramont for acquisitions may be either on a secured or unsecured basis.

     Kramont will not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments will usually limit additional indebtedness on specific properties. Following the mergers, there will be no restrictions on the amount of debt that Kramont may incur.

General Investment Strategies

     Kramont intends to make acquisitions in a manner consistent with the requirements of the federal tax law applicable to REITs and related regulations with respect to the composition of Kramont's portfolio and the derivation of its income. Since Kramont will be an UPREIT, potential transferors of property to Kramont may be able to transfer the property on a tax-deferred basis. See "The Mergers-Material Federal Income Tax Consequences." Kramont has the authority to offer its shares of beneficial interest or other securities in exchange for property and to repurchase or otherwise reacquire shares or any other securities.

     Upon completion of the mergers, Kramont will have outstanding more than one series of preferred shares and anticipates that its balance sheet will reflect indebtedness for borrowed money. Kramont may acquire securities of other REITs or other issuers or purchase or otherwise acquire its own shares. However, Kramont does not anticipate investing in issuers of securities, other than REITs, for the purpose of exercising control or underwriting securities of other issuers or acquiring any investments primarily for sale in the ordinary course of business or to hold any investments with a view to making short-term profits from their sale. In any event, Kramont does not intend that its investments in securities will require Kramont to register as an "investment company" under the Investment Company Act of 1940, and Kramont will divest securities before any such registration would be required. Although Kramont may make loans to other entities or persons, it has no plans to do so. In the future, the board of trustees will consider any transaction involving loans to other entities or persons on a case by case basis.

     The Declaration of Trust of Kramont permits the board of trustees, without the approval of shareholders, to alter Kramont's operating, acquisition, financing and investment strategies if they determine in the future that such a change is in the best interests of Kramont and its shareholders.


                      PRINCIPAL SHAREHOLDERS OF KRAMONT

     The following table sets forth information regarding the beneficial ownership of Kramont common shares by each person anticipated by Kramont to be the beneficial owner of more than 5% of the Kramont common shares, by each trustee of Kramont, by each executive officer of Kramont and by all trustees and executive officers of Kramont as a group after giving effect to the mergers. Each person named in the table has sole voting and investment power with respect to all Kramont common shares shown as beneficially owned by such person.

Name and Address                    After Merger            Percent
of Beneficial Owner         Amount Beneficially Owned(1)   Owned(2)
-------------------          --------------------------    --------

Louis P. Meshon, Sr.(3)              835,539 (4)             4.3%

George S. Demuth(5)                   12,786 (6)               *

Etta M. Strehle(3)                     8,100 (7)               *

Norman M. Kranzdorf(5)               655,033 (8)             3.4%

Bernard J. Korman

Graduate Health System, Inc.
22nd and Chestnut Streets
Philadelphia, PA  19103               17,386 (9)               *

E. Donald Shapiro
1 Princeton Terrace
Short Hills, NJ  07078               34,271 (10)               *

H. Irwin Levy(11)                   825,946 (12)             4.4%

Alan L. Shulman(11)                  35,680 (13)               *

Milton S. Schneider(3)               95,957 (14)               *

Trustees and Executives
 as a group                       2,520,698                 12.53%

*    Indicates beneficial ownership of less than 1.0%.

(1) Several of the trustees and officers of Kramont will own units of limited partnership interest in Kramont Operating Partnership, L.P., which units may at the holder's election be redeemed at any time at a price payable in cash equal to the fair market value of an equal number of Kramont common shares or, at Kramont's option, for Kramont common shares on a one-to-one basis (as adjusted).
(2) Calculated based on approximately 18,753,165 Kramont common shares beneficially owned and outstanding upon completion of the mergers.
(3) The address for this individual is 580 W. Germantown Pike, Suite 200, Plymouth Meeting, PA 19462.
(4) Includes options to purchase 60,000 common shares originally granted under the Montgomery CV Trust Executive Officer Stock Option Plan (with an exercise price of $13.69 per share). Includes option to purchase 25,000 Kramont common shares to be issued pursuant to the 2000 Incentive Plan of Kramont. Includes 674,249 partnership units expected to be held in Kramont Operating Partnership, L.P. The partnership units include 89,909 partnership units jointly owned with Mr. Meshon's wife and 2,714 partnership units owned by companies controlled by Mr. Meshon. Also includes 75,000 shares to be issued to Mr. Meshon upon completion of the mergers.
(5)  The address for this individual is 128 Fayette Street, Conshohocken, PA
     19428.
(6) Includes options to purchase 7,500 common shares originally granted to him under Kranzco's 1995 Incentive Plan (with exercise prices of $19.06 per share). Includes option to purchase 3,000 Kramont common shares to be issued pursuant to the 2000 Incentive Plan of Kramont.
(7) Includes option to purchase 4,000 common shares originally granted under the Drexel Realty, Inc. 1997 Stock Option Plan (with an exercise price of $13.69 per share). Includes options to purchase 3,500 Kramont common shares to be issued pursuant to the 2000 Incentive Plan of Kramont.

(8)  Includes (a) 14,956 shares to be owned directly by Mr. Kranzdorf's wife,
     (b) 36,000 shares to be owned by Mrs. Kranzdorf as trustee for the benefit of Michael Kranzdorf and Betty Kranzdorf, (c) options to purchase 381,800 shares originally granted to him under Kranzco's 1992 Trustee Share Option Plan (with exercise prices ranging from $19.25 to $20.00 per share), (d) options to purchase 21,250 shares originally granted to Mrs. Kranzdorf under Kranzco's 1992 Employee Share Option Plan (with exercise prices ranging from $16.25 to $20.00 per share) and (e) options to purchase 25,000 Kramont common shares to be issued pursuant to the 2000 Incentive Plan of Kramont. All options originally granted under either Kranzco's 1992 Employee Share Option Plan or the 1992 Trustee Share Option Plan are exercisable immediately.
(9) Includes (a) options to purchase 9,000 common shares originally granted to him under Kranzco's 1995 Incentive Plan (with exercise prices ranging from $8.88 to $19.19 per share) and (b) 3,900 common shares to be owned solely by his spouse.
(10) Includes (a) options to purchase 3,000 common shares originally granted to him under Kranzco's 1992 Trustee Share Option Plan (with an exercise price of $21.50) and (b) options to purchase 12,000 common shares originally granted to him under Kranzco's 1995 Incentive Plan (with exercise prices ranging from $8.88 to $19.19 per share), and (c) 10,000 shares to be owned directly by his spouse.
(11) The address for this individual is 100 Century Boulevard, West Palm Beach, FL 33147.
(12) Includes 102,292 shares to be owned by a corporation controlled by Mr. Levy. Includes 78,149 partnership units expected to be held in Kramont
     Operating Partnership, L.P.   Excludes 175,000 shares to be owned by Mr.
     Levy's wife. Mr. Levy disclaims beneficial ownership of the excluded shares.
(13) Includes options to purchase 15,000 common shares originally granted under the CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan (with exercise prices ranging from $8.9375 to $14.50 per share).
(14) Includes options to purchase 15,000 common shares originally granted under the CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan (with exercise prices ranging from $8.9375 to $14.50 per share). Includes 20,957 partnership units expected to be held in Kramont Operating Partnership, L.P. Excludes 34,013 partnership units to be owned by Mr. Schneider's wife. Mr. Schneider disclaims beneficial ownership of the excluded partnership units.


                    COMPARISON OF RIGHTS OF SHAREHOLDERS

Comparison of Rights of Holders of CV Common Shares and Holders of Kramont Common Shares

     General

     CV is organized as a corporation under the laws of the State of Delaware, and Kramont is organized as a real estate investment trust under Title 8 (a Maryland REIT). As a Delaware corporation, CV is subject to the General Corporation Law of the State of Delaware (the "DGCL"), which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties and liabilities of directors; dividends and other distributions; meetings of stockholders; and extraordinary actions, such as amendments to the certificate of incorporation, mergers, sales of all or substantially all of the assets and dissolution. The rights of CV shareholders are governed by the DGCL, the CV Certificate of Incorporation, the CV Bylaws and Delaware law generally.

     As a Maryland REIT, Kramont is governed by Title 8 and certain other provisions of the Annotated Code of Maryland. Title 8 covers some of the same matters covered by the DGCL, including liabilities of the trust, shareholders, trustees and officers; amendments of the Declaration of Trust; and mergers of a Maryland REIT with other entities. There are, however, many matters that are addressed in the DGCL that are not addressed by Title 8, and it is a general practice for a Maryland REIT such as Kramont to address a number of these matters through provisions in its declaration of trust or bylaws. The rights of holders of Kramont common and preferred shares are governed by Title 8, the Kramont Declaration of Trust and the Kramont Bylaws and Maryland law generally. Both the Kramont Declaration of Trust and the Kramont Bylaws will be amended and restated in connection with the mergers. The Declaration of Trust to be adopted by Kramont at the effective time of the mergers is annexed hereto as Appendix D. All references to the Kramont Declaration of Trust and to the Kramont Bylaws in the discussion of the comparative rights of holders of CV common shares and Kramont common shares as set forth below are to the Declaration of Trust and Bylaws as amended and restated in connection with the mergers.

     If the mergers are completed, Kramont common shares received by the CV common shareholders will be subject to the rights of Kramont preferred shareholders. See "Risk Factors."

     The following is a summary of the comparative rights of holders of CV common shares and holders of Kramont common shares and may not contain all the information that is important to you. To better understand the comparative rights summarized below, please refer to the DGCL and Title 8 and also to the CV Certificate of Incorporation and the CV Bylaws and the Kramont Declaration of Trust and the Kramont Bylaws.

     Liability of Shareholders

     Holders of CV common shares have no personal liability as shareholders, except with respect to wrongfully paid dividends and wrongfully paid distributions upon dissolution in some circumstances. Both Title 8 and Kramont's Declaration of Trust provide that no shareholder of Kramont will be personally liable for any obligation of Kramont solely by reason of being a shareholder. Kramont's Bylaws further provide that Kramont shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder and that Kramont will reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is Kramont's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of Kramont. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Kramont. In addition, Kramont expects to carry public liability insurance which it considers adequate. The risk of any personal liability to shareholders is thus limited to situations in which Kramont's assets plus its available insurance coverage would be insufficient to satisfy the claims against Kramont and its shareholders.

     Voting Rights

     Each CV common share entitles the holder thereof to one vote on all matters submitted to a vote of CV common shareholders, including the election of directors. The amendment, alteration, change or repeal of any of the provisions of Article 6 of the CV Certificate of Incorporation (relating to limitation for liability for directors and indemnification of officers and directors) must be approved by the affirmative vote of the holders of at least 80% of the outstanding CV common shares entitled to vote in elections of directors, except such amendment that is submitted to the CV common shareholders for adoption with the unanimous recommendation of the CV board. No other action to be taken by CV requires approval by the affirmative vote of the holders of greater than a majority of the outstanding CV common shares, except for actions that require super-majority or unanimous shareholder approval under the DGCL.

     Each Kramont common share entitles the holder thereof to one vote on all matters submitted to a vote of Kramont common shareholders, including the election of trustees. The following actions must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding Kramont common shares: certain amendments to the Kramont Declaration of Trust or removal of trustees from the Kramont board. No other action to be taken by Kramont requires approval by the affirmative vote of the holders of greater than a majority of the outstanding Kramont common shares. All proposed amendments to the Kramont Declaration of Trust must first be declared advisable by a majority vote of the Kramont Board of Trustees.

     Dividends and Other Distributions

     CV shareholders are entitled to distributions if, as and when authorized by the CV board. CV currently pays a regular quarterly cash distribution of $0.29 per CV common share (which, if annualized, would equal $1.16 per CV common share). However, future distributions are at the discretion of the CV board, provided, however, that until December 31, 2002, any reduction of the regular quarterly cash distribution below $0.29 per CV common share must be approved by the affirmative vote of at least three- quarters of the entire board of directors, unless it resulted from a material default in certain outstanding debt obligations payable to CV and, if such a reduction occurs in any quarter that is not a result of a material default in such debt obligations, the base salary, deferred compensation and bonus of CV's chief executive officer and chief financial officer must be reduced by fifty percent for that quarter and for each subsequent quarter until a dividend of at least $0.29 per CV common share is declared and paid for four consecutive quarters. Additionally, until December 31, 2002, for any proposed acquisition of real property to be approved, CV's board of directors must determine by a majority vote that it does not believe that the acquisition would adversely affect or cause a decrease in CV's regular quarterly cash distribution below $0.29 per CV common share. Dividends may only be paid out of the surplus of CV or, if there is no surplus, out of net profits for the year in which the dividend is declared and/or the preceding fiscal year.

     Holders of Kramont common shares are entitled to distributions if, as and when declared by the Kramont board. It is expected that Kramont will initially pay a regular quarterly cash distribution of $0.325 per Kramont common share (which, if annualized, would equal $1.30 per Kramont common share). However, future distributions will be at the discretion of the Kramont board. Under Title 8 and the Kramont Declaration of Trust, there are no limits on the assets from which payment of dividends or other distributions on the Kramont common shares may be paid similar to the limits in the DGCL.

     Restrictions on Transfer

     The CV Certificate of Incorporation restricts the transferability of CV common shares as provided in the CV Bylaws. The CV Bylaws authorize the CV board to take such actions as are necessary and desirable to preserve its qualification as a REIT.

     The Kramont Declaration of Trust restricts the transferability of
Kramont common shares and Kramont preferred shares. To ensure that Kramont will not fail to qualify as a REIT under various tests set forth under the Code, the Kramont Declaration of Trust, subject to certain exceptions, limits any person (other than (i) David Hillman with respect to the Kramont Series A-1 preferred shares, (ii) Leonard Mandor, Robert Mandor and certain of their affiliates with respect to the Kramont Series B-1 preferred shares and
(iii) other persons approved by the Kramont board, in its discretion, with respect to Kramont common shares and Kramont preferred shares, provided that such approval will not result in the termination of Kramont's status as a
REIT) to direct or indirect ownership of 9.8% of the lesser of the number or value of the outstanding Kramont common shares or Kramont Series B-1 preferred shares, 75% of the lesser of the number or value of the outstanding Series A-1 preferred shares or 10% of the lesser of the number or value of the
outstanding Kramont Series D preferred shares.    The Declaration of Trust
also authorizes the Kramont board to take such actions as are necessary and
desirable to preserve its qualification as a REIT.   The ownership limits may
delay, defer or prevent a transaction or a change in control of Kramont that might involve a premium price for the Kramont common shares or the Kramont preferred shares or otherwise be in the best interest of the shareholders of Kramont. See "Description of Kramont Shares -- Restrictions on Transfer."

     Amendment of Bylaws

     The CV Bylaws may be amended by the CV board or by the CV common shareholders. The Kramont Bylaws may be amended only by the Kramont board and not by the Kramont common shareholders or Kramont preferred shareholders.

     Appraisal Rights

     Under the DGCL, CV shareholders are entitled to appraisal rights in connection with certain mergers involving CV. Under Title 8, holders of Kramont Series A-1 preferred shares are entitled to appraisal rights in connection with certain mergers of Kramont into another entity and certain other transactions. Because the Kramont common shares, the Kramont Series B-1 preferred shares and the Kramont Series D preferred shares will be listed on a national securities exchange, holders of these shares will have no appraisal rights. See "The Mergers- Appraisal Rights."

     CV Board and Kramont Board

     The business and affairs of CV are managed under the direction of a seven-member board of directors. The business and affairs of Kramont will be managed under the direction of a seven-member board of trustees.

     The CV Certificate of Incorporation and the CV Bylaws provide that the number of directors of CV will be fixed by the CV board, from time to time (but in no case shall the number be less than seven or more than twelve). Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office (although such majority is less than a quorum) or by the shareholders. The CV board is divided into three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders. At each annual meeting, the class of directors whose term expires at that meeting will be elected for a term of three years and the directors in the other two classes will continue in office.

     The Kramont Declaration of Trust provides that the number of trustees of Kramont shall be seven, which number may be increased or decreased pursuant to the Kramont Bylaws. The Kramont Bylaws provide that the number of trustees shall be seven, which number may be increased or decreased by the affirmative vote of at least two-thirds of the whole board of trustees. Any vacancy for any cause other than an increase in the number of trustees will be filled, at any regular meeting or at any special meeting of the trustees called for that purpose, by a majority of the remaining trustees, although such majority is less than a quorum. Any vacancy created by an increase in the number of trustees will be filled by a majority vote of the entire Kramont board. The Kramont board is divided into three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders. At each annual meeting, the class of trustees whose term expires at that meeting will be elected for a term of three years and the trustees in the other two classes will continue in office.

     Kramont believes the classification of the Kramont board will help to assure the continuity and stability of Kramont's business strategies and policies as determined by the Kramont board.

     The classified board provision could, however, have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the trustees on the Kramont board. Thus, the classified board could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees might have the effect of delaying, deferring or preventing a change in control of Kramont or other transaction which might involve a premium price for Kramont common shares or the Kramont preferred shares or otherwise be in the best interest of its shareholders.

     Special Meetings

     Under the DGCL, a special meeting of the CV shareholders may only be called by the CV board or anyone authorized in the CV Certificate of Incorporation or the CV Bylaws. Under the CV Bylaws, a special meeting of CV common shareholders may be called by the CV board, the chairman or the president and must be called by the CV board, the chairman, the president or the secretary at the written request of holders of at least 40% of the outstanding common shares of CV. Under the Kramont Bylaws, a special meeting of holders of Kramont common shares may be called by the president or the Kramont board and must be called upon the written request of the holders of Kramont common shares entitled to cast not less than a majority of all the votes entitled to be cast at a meeting.

     Advance Notice for Shareholder Nominations for Trustee and Proposals of New Business

     CV common shareholders are not required to provide advance notice to nominate a director or to propose new business at CV's annual meeting of shareholders.

     In order to nominate a trustee or to propose new business at an annual meeting of shareholders, a Kramont shareholder entitled to vote at the meeting must give written notice not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of notice for the preceding year's annual meeting. In the case of a special meeting, similar notice must be given not less than 90 days nor more than 120 days prior to the date of the special meeting.

     Action by Written Consent

     Any action required or permitted to be taken at an annual meeting or special meeting of CV shareholders may be taken without a meeting if a written consent to the action is signed by holders of outstanding shares of stock having not less than the minimum number of votes required to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

     Any action required or permitted to be taken at an annual or special meeting of Kramont shareholders may be taken without a meeting only if a written consent to the action is signed by holders of all of the outstanding shares entitled to vote on the action and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing any right to dissent from such action.

     Amendment of CV Certificate of Incorporation and Kramont Declaration of
     Trust

     An amendment to the CV Certificate of Incorporation must be approved by holders of a majority of the outstanding shares entitled to vote on the amendment; provided, however, that the amendment, alteration, change or repeal of any of the provisions of Article 6 of the CV Certificate of Incorporation dealing with the limitation of liability of directors and the indemnification of directors and officers must be approved by the affirmative vote of the holders of at least 80% of the outstanding CV common shares entitled to vote on the matter, except an amendment that is submitted to the CV common shareholders for adoption with the unanimous recommendation of the CV board. The trustees of the Kramont board, by a two-thirds vote, may at any time amend the Declaration of Trust of Kramont to enable Kramont to maintain its qualification as a REIT, without the approval of the shareholders. In addition, the trustees, without any action by the shareholders, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that Kramont has authority to issue. Other amendments require the affirmative vote of the holders of a majority of the outstanding Kramont shares entitled to vote except that amendments to the provisions of the Kramont Declaration of Trust relating to the classification of the board, the removal of trustees, amendments by shareholders and mergers require the affirmative vote of the holders of two-thirds of the outstanding Kramont shares entitled to vote thereon.

     Dissolution of CV and Termination of Kramont and REIT Status

     CV may be dissolved if (i) the CV board, by resolution adopted by a majority of the directors of the CV board at any meeting called for that purpose, deems such dissolution advisable and (ii) the holders of a majority of the outstanding CV common shares vote for the proposed dissolution at a shareholders meeting called for the purpose of acting upon such resolution. Dissolution of CV may also be authorized without action by the CV board if all shareholders entitled to vote on the dissolution consent in writing.

     Kramont may be dissolved by the affirmative vote of the holders of a majority of the outstanding Kramont common shares at a meeting of shareholders called for that purpose. The Kramont board may terminate the status of Kramont as a REIT at any time.

     Upon any liquidation, dissolution or winding-up of the affairs of Kramont, before any distribution may be made to the holders of any junior shares, including the Kramont common shares, and subject to the payment or provision or reserve for payment of the debts and liabilities and the preferences of senior shares, if any:

     o the holders of Kramont Series A-1 preferred shares shall be entitled to receive, out of the assets of Kramont legally available for payment of distributions, liquidating distributions in cash in the amount of $1,000 for each Series A-1 preferred share plus an amount equal to all accrued and unpaid distributions to the date of such liquidation, dissolution or winding-up;

     o the holders of Kramont Series B-1 preferred shares shall be entitled to receive, out of the assets of Kramont legally available for payment of distributions, liquidating distributions in cash or property (or a combination thereof) in the amount of the Series B-1 liquidation preference of $25.00 for each Kramont Series B-1 preferred share plus an amount equal to all accrued and unpaid distributions to the date of such liquidation, dissolution or winding-up; and

     o the holders of Kramont Series D preferred shares shall be entitled to receive, out of the assets of Kramont legally available for payment of distributions, liquidating distributions in cash or property (or a combination thereof) in the amount of the Series D liquidation preference of $25.00 for each Kramont Series D preferred share plus an amount equal to all accrued and unpaid distributions to the date of such liquidation, dissolution or winding-up.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Kramont preferred shares shall have no right or claim to any of the remaining assets of Kramont and will not be entitled to any other distribution.

     Upon any liquidation, dissolution or winding-up of the affairs of Kramont, holders of Kramont common shares will be entitled to share ratably in the assets of Kramont remaining after provision for payment of liabilities to creditors and any senior securities, including, without limitation, the Kramont preferred shares.

     Limitation of Liability of Directors and Officers

     As permitted by the DGCL, the liability of the directors of CV to CV or to any CV shareholder for monetary damages for breach of fiduciary duty as a director has been eliminated except for (a) any breach of the director's duty of loyalty to CV or the CV shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) unlawful dividends or redemptions or purchases of stock, or (d) any transaction from which the director derived an improper personal benefit.

     As permitted by Title 8, the liability of trustees and officers of Kramont to Kramont or to any shareholder of Kramont for money damages has been eliminated except for (a) actual receipt of an improper personal benefit in money, property or services and (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

     Indemnification of Directors and Officers

     CV is required to indemnify, to the fullest extent permitted by the DGCL, any and all persons that it shall have the power to indemnify under the DGCL. The DGCL currently permits CV to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, the DGCL does not permit CV to indemnify any person for judgments, fines or amounts paid in settlement in a suit by or in the right of CV. The CV Certificate of Incorporation provides that the rights to indemnification provided thereby are non-exclusive.

     Kramont is required, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify (a) any trustee, officer or shareholder, or former trustee, officer or shareholder, against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of service in such capacity, (b) any trustee or officer or any former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) the act or omission giving rise to the claim was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,
(ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. Maryland law permits indemnification for settlements (but not judgments in) suits by or in the right of the trust. Kramont is also required by its Bylaws to pay or reimburse, in advance of a final disposition, reasonable expenses of a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of his status as such, provided that, in the case of a trustee or officer, Kramont shall have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard for indemnification and a written undertaking to repay such expenses if it is ultimately determined that the applicable standard was not met.

     The DGCL, Title 8, the CV Certificate of Incorporation, the CV Bylaws, the Kramont Declaration of Trust and the Kramont Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The CV board and the Kramont board have been advised that, in the opinion of the Commission,

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indemnification for liabilities arising under the Securities Act or the
Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

     Business Combinations

     Under the DGCL, certain business combinations (including certain mergers, consolidations, asset transfers and certain issuances or reclassifications of securities) between a Delaware corporation and any person who owns 15% percent or more of the outstanding voting stock of the corporation (an Interested Stockholder) or certain affiliates of the Interested Stockholder are prohibited for three years after the time that the Interested Stockholder became an Interested Stockholder. This provision of the DGCL does not apply, however, to certain business combinations, including without limitation, any business combination or transaction resulting in an Interested Stockholder becoming an Interested Stockholder if the combination or transaction was approved by the board of directors of the corporation prior to the time the Interested Stockholder became an Interested Stockholder.

     Under the Maryland General Corporation Law, as applicable to Maryland REITs, certain business combinations (including certain mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities) between a Maryland REIT and (a) any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate or associate of the trust who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (each, an Interested Shareholder) or (b) an affiliate of the Interested Shareholder is prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the Interested Shareholder with whom the business combination is to be effected or its affiliate, unless, among other things, the trust's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares.

     These provisions of Maryland law do not apply if, prior to the most recent time at which a person would otherwise have become an Interested Shareholder, the board of trustees approves the transaction which otherwise would have resulted in the person becoming an Interested Shareholder. In addition, these provisions do not apply to business combinations that have been approved or otherwise exempted, specifically or generally, by resolution of the board of trustees prior to the time that the Interested Shareholder first became an Interested Shareholder.

     The Kramont board has exempted from the Maryland statute any business combination with (i) CV, (ii) Kranzco, (iii) KRT Trust and (iv) any affiliate or associate of CV, Kranzco or KRT Trust (provided that such combinations are entered into as a result of, or result from, the mergers).

     The business combination statute could have the effect of delaying, deferring or preventing offers to acquire Kramont and of increasing the difficulty of consummating any such offer.

     Removal of Directors and Trustees

     A director of CV may be removed only for cause by the holders of a majority of the CV common shares. A trustee of Kramont may be removed only for cause by the affirmative vote of holders of not less than two-thirds of the Kramont common shares outstanding and entitled to vote in the election of trustees. Where a trustee has been elected by the holders of the Kramont Series B-1 preferred shares, such trustee may not be removed except by the vote of the holders of a majority of the outstanding Kramont Series B-1 preferred shares, voting together

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as a separate class, at a meeting called for such purpose.  Where a trustee has been elected by the holders of the Kramont Series D preferred shares, such trustee may not be removed except by the vote of the holders of a majority of the outstanding Kramont Series D preferred shares and all other series of Kramont preferred shares ranking on a parity with the Series D preferred shares with respect to distribution rights who would then be entitled to vote in such trustee's election, voting together as a separate class, at a meeting called for such purpose.

     Inspection of Books and Records

     Any CV shareholder, upon making a written demand stating the purpose thereof, may inspect CV's corporate stock ledger, the shareholder list and any other corporate books and records for any purpose reasonably related to the shareholder's interest as a shareholder. Any shareholder of Kramont may inspect and copy the Kramont Bylaws, minutes of proceedings of shareholders and annual statements of affairs of Kramont. In addition, any shareholder (or group of shareholders) of record of Kramont who owns (and for at least six months has owned) at least five percent of the outstanding shares of any class of beneficial interest for at least six months will be entitled to inspect and copy Kramont's books of account and stock ledger and to require Kramont to prepare and deliver a verified list of the name and address of, and the number of shares owned by, each registered shareholder of Kramont.

Comparison of Rights of Holders of Kranzco Common and Preferred Shares and Kramont Common and Preferred Shares

     General

     As real estate investment trusts under Title 8 of the Corporations and Associations Article, Kranzco and Kramont are governed by Title 8 and certain other provisions of the Annotated Code of Maryland. Title 8 covers such matters as liabilities of the trust, shareholders, trustees and officers; amendments of the declaration of trust; and mergers of a Maryland REIT with other entities. There are, however, many matters that are not addressed by Title 8, and it is a general practice for Maryland REITs such as Kranzco and Kramont to address a number of these matters through provisions in their declarations of trust or bylaws. The rights of holders of Kranzco shares are governed by Title 8, the Kranzco Declaration of Trust, the Kranzco Bylaws and Maryland law generally. The rights of holders of Kramont shares are governed by Title 8, the Kramont Declaration of Trust and the Kramont Bylaws and Maryland law generally. Both the Kramont Declaration of Trust and the Kramont Bylaws will be amended and restated in connection with the mergers. All references to the Kramont Declaration of Trust and to the Kramont Bylaws in the discussion of the comparative rights of holders of Kranzco common shares, Kranzco preferred shares, Kramont common shares and Kramont preferred shares set forth below are to the Declaration of Trust and Bylaws as amended and restated in connection with the mergers.

     The following is a summary of the comparative rights of holders of Kranzco common shares, holders of Kranzco preferred shares, holders of Kramont common shares and holders of Kramont preferred shares and may not contain all the information that is important to you. To better understand the comparative rights summarized below, please refer to Title 8 and also to the Kranzco Declaration of Trust and the Kranzco Bylaws and the Kramont Declaration of Trust and the Kramont Bylaws.

     Voting Rights

     Each Kranzco common share entitles the holder thereof to one vote on all matters submitted to a vote of holders of Kranzco common shares, including the election of trustees. The following actions must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding Kranzco common shares: certain amendments to the Kranzco Declaration of Trust; removal of trustees from the Kranzco board; merging Kranzco

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into another entity; consolidating Kranzco with one or more other entities into a new entity; or selling or otherwise disposing of all or substantially all of the assets of Kranzco. No other action to be taken by Kranzco requires approval by the affirmative vote of the holders of greater than a majority of the outstanding Kranzco common shares.

     Each Kramont common share entitles the holder thereof to one vote on all matters submitted to a vote of holders of Kramont common shares, including the election of trustees. The following actions must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding Kramont common shares: certain amendments to the Kramont Declaration of Trust or removal of trustees from the Kramont board. No other action to be taken by Kramont requires approval by the affirmative vote of the holders of greater than a majority of the outstanding Kramont common shares. All proposed amendments to the Kramont Declaration of Trust must first be declared advisable by a majority vote of the Kramont Board of Trustees.

     Neither Kranzco Series A-1 preferred shares nor Kramont Series A-1 preferred shares entitles the holder thereof to any vote on matters submitted to a vote of the holders of Kranzco common shares and Kramont common shares, respectively, including the election of trustees. See "Description of Kramont Shares - Preferred Shares - Series A-1 Preferred Shares - Voting."

     Holders of Kranzco Series B-1 preferred shares are not entitled to any vote on matters submitted to a vote of the holders of Kranzco common shares, including the election of trustees except under certain limited circumstances, including, without limitation, (i) the occurrence of a Special Conversion Event and (ii) the failure of Kranzco to pay the distributions accumulated on the Kranzco Series B-1 preferred shares for any two quarterly distribution periods (whether or not consecutive). After the occurrence of a Special Conversion Event, the holders of Kranzco Series B-1 preferred shares will be entitled to vote together with the holders of the Kranzco common shares, and will be entitled to cast one vote for every common share into which their Series B-1 preferred shares are then convertible.

     A "Special Conversion Event" means:

          (i) Norman M. Kranzdorf ceasing to be Chief Executive Officer, Chief Operating Officer or any other senior executive officer of Kranzco having an active role in such capacity in the management of the business of Kranzco;

          (ii) the merger or consolidation of Kranzco with or into any person, unless the holders of Kranzco common shares own more than 50% of the voting securities of the surviving corporation and effective provisions are made by the surviving corporation to protect the preferences and other rights of the Series B-1 preferred shares;

          (iii) the sale, lease, transfer, spin-off, or other disposal or distribution of all or substantially all of the assets of Kranzco;

          (iv) a tender offer or similar offer for at least a majority of the voting shares of beneficial interest of Kranzco is commenced and successfully completed;

          (v) certain defaults on indebtedness of Kranzco or any of its subsidiaries for borrowed money in excess of $10,000,000 or capital lease obligations of Kranzco or any of its subsidiaries in excess of $25,000,000;

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

          (vi) the commencement by or against Kranzco of any insolvency, bankruptcy, dissolution, liquidation or receivership proceedings with respect to Kranzco;

          (vii) the loss of Kranzco's status as a REIT; or

          (viii) Kranzco's failing to pay a distribution on the outstanding Series B-1 preferred shares for any quarterly distribution period within five days of the payment date therefor.

     Holders of Kramont Series B-1 preferred shares will have the right to vote together with the holders of Kramont common shares as a single class on all actions to be taken by the holders of the Kramont common shares. Each holder of Kramont Series B-1 preferred shares shall be entitled to cast a number of votes equal to the number of Kramont common shares into which his Kramont Series B-1 preferred shares are then convertible. Accordingly, following completion of the mergers, holders of Kramont Series B-1 preferred shares will be entitled to cast 1,670,116 votes, which will represent approximately 8% of all shares entitled to vote at a meeting of Kramont shareholders immediately after completion of the mergers. Holders of Kranzco's Series B-1 preferred shares will not have a right to vote on the mergers. See "Description of Kramont Shares-Preferred Shares-Series B-1 Preferred Shares-Voting."

     Neither Kranzco Series D preferred shares nor Kramont Series D preferred shares entitle the holder thereof to any vote on matters submitted to a vote of the holders of Kranzco common shares and Kramont common shares, respectively, including the election of trustees except under certain limited circumstances, including, without limitation, the failure of the trust to pay the distributions accumulated on the outstanding Series D preferred shares for any six quarterly distribution periods. See "Description of Kramont Shares - Kramont Preferred Shares - Series D Preferred Shares - Voting."

     Dividends and Other Distributions

     Holders of both Kranzco common shares and Kramont common shares are entitled to distributions if, as and when authorized by the board of trustees. Kranzco currently pays a regular quarterly cash distribution of $0.325 per Kranzco common share (which, if annualized, would equal $1.30 per Kranzco common share). However, future distributions are at the discretion of the
Kranzco board.   It is expected that Kramont will initially pay a regular
quarterly cash distribution of $0.325 per Kramont common share (which, if annualized, would equal $1.30 per Kramont common share). However, future distributions will be at the discretion of the Kramont board.

     Holders of both Kranzco Series A-1 preferred shares and Kramont Series A-1 preferred shares are entitled to cumulative dividends at an annual rate of $60.00 per Series A-1 preferred share through April 18, 2000; $62.50 per Series A-1 preferred share from April 19, 2000 through April 18, 2001; and $65.00 per Series A-1 preferred share thereafter. Holders of both Kranzco Series B-1 preferred shares and Kramont Series B-1 preferred shares are entitled to cumulative dividends at an annual rate of 9.75% of the Series B-1 liquidation preference of $25.00. Holders of both Kranzco Series D preferred shares and Kramont Series D preferred shares are entitled to cumulative dividends at an annual rate of 9.5% of the Series D liquidation preference of $25.00.

     Restrictions on Transfer

     The Kranzco Declaration of Trust restricts the transferability of Kranzco common shares and Kranzco preferred shares. To ensure that Kranzco will not fail to qualify as a REIT under various tests set forth under the Code, the Kranzco Declaration of Trust, subject to certain exceptions, limits any person (other than (i) Norman M. Kranzdorf and Marvin Williams with respect to the Kranzco common shares, (ii) David Hillman with respect

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to the Kranzco Series A-1 preferred shares, (iii) Leonard Mandor, Robert
Mandor and certain of their affiliates with respect to the Kranzco Series B-1 preferred shares and (iv) other persons approved by the Kranzco board, in its discretion, with respect to Kranzco common shares and Kranzco preferred shares, provided that such approval will not result in the termination of Kranzco's status as a REIT) to direct or indirect ownership of 9.8% of the lesser of the number or value of the outstanding Kranzco common shares or Kranzco Series B-1 preferred shares, 75% of the lesser of the number or value of the outstanding Kranzco Series A-1 preferred shares or 10% of the lesser of the number or value of the outstanding Kranzco Series D preferred shares. The Declaration of Trust also authorizes the Kranzco board to take such actions as are necessary and desirable to preserve its qualification as a REIT. The ownership limits may delay, defer or prevent a transaction or a change in control of Kranzco that might involve a premium price for the Kranzco common shares or the Kranzco preferred shares or otherwise be in the best interest of the shareholders of Kranzco.

     Likewise, the Kramont Declaration of Trust restricts the transferability of Kramont common shares and Kramont preferred shares. To ensure that Kramont will not fail to qualify as a REIT under various tests set forth under the Code, the Kramont Declaration of Trust, subject to certain exceptions, limits any person (other than (i) David Hillman with respect to the Kramont Series A-1 preferred shares, (ii) Leonard Mandor, Robert Mandor and certain of their affiliates with respect to the Kramont Series B-1 preferred shares and (iii) other persons approved by the Kramont board, in its discretion, with respect to Kramont common shares and Kramont preferred shares, provided that such approval will not result in the termination of Kramont's status as a REIT) to direct or indirect ownership of 9.8% of the lesser of the number or value of the outstanding Kramont common shares or Kramont Series B-1 preferred shares, 75% of the lesser of the number or value of the outstanding Kramont Series A-1 preferred shares or 10% of the lesser of the number or value of the outstanding Kramont Series D preferred shares. The Declaration of Trust also authorizes the Kramont board to take such actions as are necessary and desirable to preserve its qualification as a REIT. The ownership limits may delay, defer or prevent a transaction or a change in control of Kramont that might involve a premium price for the Kramont common shares or the Kramont preferred shares or otherwise be in the best interest of the shareholders of Kramont. See "Description of Kramont Shares-Restrictions on Transfer."

     Amendment of Bylaws

     The Kranzco Bylaws may be amended only by the Kranzco board and not by the holders of Kranzco common shares or holders of Kranzco preferred shares. Likewise, the Kramont Bylaws may be amended only by the Kramont board and not by the holders of Kramont common shares or holders of Kramont preferred shares.

     Appraisal rights

     Under Title 8, holders of Kranzco Series A-1 preferred shares and Kramont Series A-1 preferred shares are entitled to appraisal rights in connection with certain mergers of Kranzco or Kramont into another entity and certain other transactions. Because the Kranzco common shares, the Kramont common shares, the Kranzco Series B-1 preferred shares, the Kramont Series B-1 preferred shares, the Kranzco Series D preferred shares and the Kramont Series D preferred shares are, or, in the case of Kramont, will be listed on a national securities exchange, holders of such shares will have no appraisal rights. See "The Mergers-Appraisal Rights."

     Shareholder Rights Plan

     On November 10, 1998, Kranzco adopted a rights plan and authorized a distribution of one preferred share purchase right for each outstanding Kranzco common share of beneficial interest to each Kranzco shareholder of record as of the close of business on November 24, 1998. Each such right entitles the registered holder thereof to purchase from Kranzco one one-hundredth of a Series E Junior Participating preferred share of beneficial

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interest, par value $.01 per share, at a purchase price of $55 per one one-
hundredth of a share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement dated as of November 10, 1998, between Kranzco and First Union National Bank, as rights agent.

     Kramont does not currently have a shareholder rights plan, but may in the future elect to adopt a shareholder rights plan.

     Kranzco Board and Kramont Board

     The business and affairs of Kranzco are, and the business and affairs of Kramont will be, managed under the direction of seven-member boards of trustees.

     The Kranzco Declaration of Trust provides that the number of trustees of Kranzco may not be less than three or more than fifteen. Any vacancy (including a vacancy created by an increase in the number of trustees) will be filled, at any regular meeting called for that purpose, by a majority of the trustees. The Kranzco board is divided into three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders. At each annual meeting, the class of trustees whose term expires at that meeting will be elected for a term of three years and the trustees in the other two classes will continue in office.

     The Kramont Declaration of Trust provides that the number of trustees of Kramont shall be seven, which number may be increased or decreased pursuant to the Kramont Bylaws. The Kramont Bylaws provide that the number of trustees shall be seven, which number may be increased or decreased by the affirmative vote of at least two-thirds of the whole board of trustees. Any vacancy for any cause other than an increase in the number of trustees will be filled, at any regular meeting or at any special meeting of the trustees called for that purpose, by a majority of the remaining trustees, although such majority is less than a quorum. Any vacancy created by an increase in the number of trustees will be filled by a majority vote of the entire Kramont board. The Kramont board is divided into three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders. At each annual meeting, the class of trustees whose term expires at that meeting will be elected for a term of three years and the trustees in the other two classes will continue in office.

     Kramont believes the classification of the Kramont board will help to assure the continuity and stability of Kramont's business strategies and policies as determined by the Kramont board.

     The classified board provision could, however, have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the trustees on the Kramont board. Thus, the classified board could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees might have the effect of delaying, deferring or preventing a change in control of Kramont or other transaction which might involve a premium price for Kramont common shares or the Kramont preferred shares or otherwise be in the best interest of its shareholders.

     Special Meetings

     Under the Kranzco Bylaws, a special meeting of holders of Kranzco common shares may be called by the president or one-third of the trustees and must be called upon the written request of the holders of Kranzco common shares entitled to cast not less than 40% of all the votes entitled to be cast at such meeting. Under the Kramont Bylaws, a special meeting of holders of Kramont common shares may be called by the president or the Kramont board and must be called upon the written request of the holders of Kramont common shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

     Under the Kranzco Series B-1 articles supplementary, a special meeting of holders of Kranzco Series B-1 preferred shares must be called by the Kranzco board upon the request of holders of at least 25% of the Kranzco Series B-1 preferred shares in certain limited situations in which the holders of the Kranzco Series B-1 preferred shares are entitled to vote. Under the Kranzco Series D articles supplementary, a special meeting of holders of Kranzco Series D preferred shares must be called by the Kranzco board upon the request of holders of at least 20% of the Kranzco Series D preferred shares in certain limited situations in which the holders of the Kranzco Series D preferred shares are entitled to vote.

     Likewise, under the Kramont Declaration of Trust, a special meeting of holders of Kramont Series B-1 preferred shares must be called by the Kramont board upon the request of holders of at least 25% of the Kramont Series B-1 preferred shares in certain limited situations in which the holders of the Kramont Series B-1 preferred shares are entitled to vote. Under the Kramont Declaration of Trust, a special meeting of holders of Kramont Series D preferred shares must be called by the Kramont board upon the request of holders of at least 20% of the Kramont Series D preferred shares in certain limited situations in which the holders of the Kramont Series D preferred shares are entitled to vote.

     Advance Notice for Shareholder Nominations for Trustee and Proposals of New Business

     In order to nominate a trustee or to propose new business at an annual meeting of shareholders, a Kranzco shareholder entitled to vote at the meeting must give written notice not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. In the case of a special meeting, similar notice must be given not less than 60 days nor more than 90 days prior to the date of the special meetings.

     In order to nominate a trustee or to propose new business at a meeting of shareholders, a Kramont shareholder entitled to vote at the meeting must give written notice not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of notice for the preceding year's annual meeting. In case of a special meeting, similar notice must be given not less than 90 days nor more than 120 days prior to the date of the special meeting.

     Action by Written Consent

     Any action required or permitted to be taken at an annual meeting or special meeting of shareholders of Kranzco may be taken without a meeting if a written consent to the action is signed by holders of all of the outstanding shares entitled to vote on the action.

     Any action required or permitted to be taken at an annual or special meeting of shareholders of Kramont may be taken without a meeting if a written consent to the action is signed by holders of all of the outstanding shares entitled to vote on the action and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing any right to dissent from such action.

     Amendment of Declaration of Trust

     The trustees of the Kranzco board, by a two-thirds vote, may at any time amend the Declaration of Trust of Kranzco to enable Kranzco to maintain its qualification as a REIT without the approval of the shareholders. Other amendments require the affirmative vote of the holders of a majority of the outstanding Kranzco shares entitled to vote thereon except that amendments to the provisions of the Kranzco Declaration of Trust relating to the classification of the board, the removal of trustees, the restrictions on transfer of Kranzco shares, reorganizations and mergers require the affirmative vote of the holders of two-thirds of the outstanding Kranzco shares entitled to vote thereon.

     The trustees of the Kramont board, by a two-thirds vote, may at any time amend the Declaration of Trust of Kramont to enable Kramont to maintain its qualification as a REIT without the approval of the shareholders. In addition, the trustees, without any action by the shareholders, may amend the declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that Kramont has authority to issue. Other amendments require the affirmative vote of the holders of a majority of the outstanding Kramont shares entitled to vote thereon except that amendments to the provisions of the Kramont Declaration of Trust relating to the classification of the board, the removal of trustees, amendments by shareholders and mergers require the affirmative vote of the holders of two-thirds of the outstanding Kramont shares entitled to vote thereon.

     Business Combinations

     Under the Maryland General Corporation Law, as applicable to Maryland REITs, certain business combinations (including certain mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities) between a Maryland REIT and (a) any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate or associate of the trust who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (each an Interested Shareholder) or (b) an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the Interested Shareholder with whom the business combination is to be effected or its affiliate, unless, among other things, the trust's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares.

     These provisions of Maryland law do not apply, if, prior to the most recent time at which a person would otherwise have become an Interested Shareholder, the board of trustees approves the transaction which otherwise
would have resulted in the person becoming an Interested Shareholder.    In
addition, these provisions do not apply to business combinations that have been approved or otherwise exempted, specifically or generally, by resolution of the board of trustees prior to the time that the Interested Shareholder first became an Interested Shareholder.

     The Kranzco board has exempted from the Maryland statute any business combination with Norman M. Kranzdorf or Marvin Williams or any other person acting in concert or as a group with either of the foregoing persons. In addition, the Kranzco board has exempted from the Maryland statute any business combination with (i) CV, (ii) KRT Trust, (iii) Kramont and (iv) any affiliate or associate of CV, KRT Trust or Kramont (provided that such combinations are entered into as a result of or result from the mergers). The Kramont board has exempted from the Maryland statute any business combination with (i) CV, (ii) Kranzco, (iii) KRT Trust and (iv) any affiliate or associate of CV, Kranzco or KRT Trust (provided that such combinations are entered into as a result of, or result from, the mergers).

     The business combination statute could have the effect of delaying, deferring or preventing offers to acquire Kranzco or Kramont and of increasing the difficulty of consummating any such offer.

                        DESCRIPTION OF KRAMONT SHARES

     The following summary of the terms of the shares of beneficial interest of Kramont may not contain all the information that is important to you. To more fully understand the legal terms of the Kramont shares and for a more complete description of their legal terms, please read carefully the Declaration of Trust and the Bylaws of Kramont, copies of which are exhibits to the Registration Statement of which this joint proxy statement/prospectus is a part. See "Where You Can Find Additional Information." Both the Kramont Declaration of Trust and the Kramont Bylaws will be amended and restated in connection with the mergers. All references to the declaration of trust and to the bylaws in the following summary of the terms of the shares of beneficial interest of Kramont are to the Declaration of Trust and Bylaws as amended and restated in connection with the mergers.

General

     The declaration of trust provides that Kramont may issue up to 96,683,845 common shares of beneficial interest, $.01 par value per share and 3,316,155 preferred shares of beneficial interest, $.01 par value per share. Upon completion of the mergers, approximately 18,753,165 Kramont common shares will be issued and outstanding and approximately 2,994,432 Kramont preferred shares will be issued and outstanding, in addition to approximately 1,317,607 units of partnership interest that are held by limited partners other than Kramont in Kramont Operating Partnership, L.P. or Montgomery CV Realty L.P. which may be redeemed at any time for cash or, at the option of Kramont, for Kramont common shares on a one-to-one basis (subject to adjustment).

     Both Title 8 and Kramont's declaration of trust provide that no shareholder of Kramont will be personally liable for any obligation of Kramont solely by reason of being a shareholder. Kramont's Bylaws further provide that Kramont shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder and that Kramont will reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is Kramont's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of Kramont. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Kramont. In addition, Kramont expects to carry public liability insurance which it considers adequate. The risk of any personal liability to shareholders is thus limited to situations in which Kramont's assets plus its insurance coverage would be insufficient to satisfy the claims against Kramont and its shareholders.

Common Shares

     All common shares issued in connection with the mergers will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of the declaration of trust regarding the restriction of the transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized and declared by the board of trustees of Kramont out of assets legally available therefor and to share ratably in the assets of Kramont legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of Kramont.

     Subject to the provisions of the declaration of trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding common share entitles its holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

     Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of Kramont. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, common shares will have equal dividend, liquidation and other rights.

     Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the declaration of trust. The declaration of trust provides that, except for certain amendments to Kramont's declaration of trust relating to the classification of the board, removal of trustees, mergers or amending the declaration of trust, and except where approval of the shareholders would not be required if Kramont were a corporation, the foregoing actions must be approved only by the affirmative vote of shareholders holding at least a majority of the shares entitled to vote on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Kramont's declaration of trust permits such action by the board of trustees. In addition, Kramont's declaration of trust permits the trustees, without any action by the shareholders, to amend the declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that Kramont has authority to issue.

     The declaration of trust authorizes the board of trustees to reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

Preferred Shares

     General

     The declaration of trust authorizes the board of trustees of Kramont to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series. Prior to issuance of shares of each series, the board of trustees is required by the Maryland REIT Law and the Declaration of Trust of Kramont to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the board could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of Kramont that might involve a premium price for holders of common shares or otherwise be in their best interest. Upon consummation of the mergers, Kramont will have outstanding preferred shares of beneficial interest consisting of the Series A-1 preferred shares, the Series B-1 preferred shares and the Series D preferred shares.

     Series A-1 Preferred Shares

     Ranking. The Series A-1 preferred shares, as to distributions and as to the distribution of assets upon any liquidation, dissolution, or winding up of the affairs of Kramont, will rank on a parity with the Series B-1 preferred shares and the Series D preferred shares and senior to the common shares.

     Distributions. The holders of the Series A-1 preferred shares are entitled to receive, when, as and if authorized by the board of trustees of Kramont out of assets of Kramont legally available therefor (and subject to the limitation described in the last sentence of the immediately following paragraph), cumulative cash distributions on the Series A-1 preferred shares from April 1, 2000, notwithstanding that no Series A-1 preferred shares had been issued on such date, at the per share annual rates set forth below:


       Annual Rate per
         Series A-1                  Period Covered By
       Preferred Share                  Annual Rate
       ---------------               ----------------

           $60.00          April 19, 1999 through April 18, 2000
           $62.50          April 19, 2000 through April 18, 2001
           $65.00                       Thereafter

     Distributions are payable quarterly on January 1, April 1, July 1, and October 1 of each year, commencing on July 1, 2000, with the first distribution being computed from April 1, 2000, notwithstanding that no Series A-1 preferred shares were then outstanding. If a holder converts Series A-1 preferred shares into common shares, then, in addition to all accrued and unpaid distributions with respect to prior quarters, the holder is entitled to receive a pro rata portion of the distribution which would have been payable on the Series A-1 preferred shares converted had they been outstanding for the entire quarter. The amount of the distribution to which a holder converting Series A-1 preferred shares is entitled will be determined by multiplying the amount of the distribution which would have been payable on the Series A-1 preferred shares so converted had they been outstanding for the entire quarter by a fraction, the numerator of which is the number of days in such quarter elapsed through the day immediately preceding the date of conversion, and the denominator of which is the total number of days in such quarter. If a distribution period for the common shares overlaps with the current distribution period for the Series A-1 preferred shares, an offset against the amount to be distributed to the holder with respect to the distribution period for the common shares may be required.

     No distribution or other payment with respect to redemption, purchase or other acquisition of the common shares or of any other shares of beneficial interest of Kramont ranking junior to the Series A-1 preferred shares as to distribution rights and the liquidation preference (other than distributions in shares of common shares or in any other shares of beneficial interest of Kramont ranking junior to the Series A-1 preferred shares as to distribution rights and the liquidation preference) shall be declared or paid or set apart for payment or other distribution upon the common shares or upon any other shares of beneficial interest of Kramont ranking junior to the Series A-1 preferred shares with respect to distributions or the liquidation preference, unless full cumulative distributions on the Series A-1 preferred shares have been paid or declared and a sum sufficient for such full payment on the next distribution date set apart in trust for payment for all past distribution periods.

     Distributions payable on the Series A-1 preferred shares for any period less than a full quarterly distribution period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Quarterly distributions payable on the Series A-1 preferred shares shall be computed by dividing the annual distribution rate by four.

     Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of Kramont, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of Kramont, the holders of Series A-1 preferred shares shall be entitled to receive, in cash, out of the remaining assets of Kramont legally available therefor, the amount of $1,000 for each Series A-1 preferred share, plus an amount equal to all distributions accrued and unpaid on each such share up to the date of such distribution of assets, before any distribution shall be made to the holders of common shares or any other shares of beneficial interest of Kramont ranking (as to any such distribution of assets) junior to the Series A-1 preferred shares. If upon any liquidation, dissolution or winding up of Kramont, the assets distributable among the holders of Series A-1 preferred shares and all other classes and series of preferred shares ranking (as to any such distribution of assets) on a parity with the Series A-1 preferred shares are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of Kramont thus distributable shall be distributed ratably among the holders of Series A-1 preferred shares and such other classes and series of preferred shares ranking (as to any such distribution of assets) on a parity with the Series A-1 preferred shares in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     Conversion. Holders of Series A-1 preferred shares shall have the right, exercisable at any time and from time to time, subject, however, to the next sentence of this paragraph, prior to 5:00 p.m. on April 18, 2009 (except in the case of the Series A-1 preferred shares called for redemption) to convert all or any portion of their Series A-1 preferred shares into such number of common shares as would then receive aggregate annual cash distributions based on the last quarterly distribution paid to holders of such common shares equal to the then aggregate annual cash distributions such holders of the Series A-1 preferred shares are entitled to receive on the number of Series A-1 preferred shares which such holders elect to convert into common shares; provided, however, that the aggregate number of common shares into which each share of Series A-1 preferred shares is convertible may not exceed the greater of (A) the number of common shares equal to the quotient of 500,000 divided by 11,155 or (B) the number of common shares equal to the quotient of the number of common shares representing 5% of all of the outstanding common shares at the time of conversion divided by 11,155 and not more than the following number of Series A-1 preferred shares may be converted during the following periods (commencing at 9:30 a.m. on the first day of each period and ending at 5:00 p.m. on the last day of each period):

                      Number of New Shares      Maximum Number of Shares
     Period                Convertible          Convertible During Period

April 19, 1999 to
April 18, 2000                1,860                       1,860

April 19, 2000 to
April 18, 2001                1,860                       3,720

April 19, 2001 to
April 18, 2002                1,860                       5,578

April 19, 2002 to
April 18, 2003                1,860                       5,578

April 19, 2003 to
April 18, 2004                1,860                       5,578

April 19, 2004 to
April 18, 2005                1,855                       5,578

April 19, 2005 to
April 18, 2009                  0                         5,578

     If Kramont were to be dissolved at the time of any distribution and, after giving effect to amounts that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution, Kramont would not have been permitted to make such distribution by dividend, redemption or other acquisition of shares or otherwise under the Maryland General Corporation Law (if such law were applicable to Kramont), then the holders of the Series A-1 preferred shares shall have the right to immediately convert all or any of the Series A-1 preferred shares into common shares.

     When any Series A-1 preferred shares are called for redemption (see below), those shares immediately become convertible into common shares. The right to convert shares called for redemption will expire at the close of business on the last business day before the date set by the board of trustees of Kramont for the redemption of the shares.

     Voting. The holders of Series A-1 preferred shares have no right to vote, except as required by law and except in certain other limited situations described below.

     In addition to any other rights provided by applicable law to the holders of Series A-1 preferred shares, so long as any Series A-1 preferred shares are outstanding, Kramont shall not, without the affirmative vote, or the written consent, as provided by law, of the holders of at least a majority of the total number of Series A-1 preferred shares outstanding, voting as a class, (i) authorize, create or issue to any seller of real property to Kramont in consideration of the purchase price for such real property, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of, shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 preferred shares or (ii) amend any provisions of the terms of the Series A-1 preferred shares so as to materially adversely affect the preferences, rights or powers of the Series A-1 preferred shares, unless at or prior to the time when such change is to take effect, Kramont has mailed a notice of redemption to each holder of Series A-1 preferred shares and sufficient funds have been deposited in trust for the redemption of all of the then outstanding Series A-1 preferred shares on the date set forth in such notice.

     Notwithstanding any other provision in the Declaration of Trust or Bylaws of Kramont, the provisions of the Declaration of Trust relating to:

          (i) any transfer or issuance of Series A-1 preferred shares that would create a direct or indirect owner of Series A-1 preferred shares of more than 75% of the lesser of the number or the value of the total outstanding Series A-1 preferred shares (other than David H. Hillman and certain persons previously approved by the board of trustees of Kramont) or that would result in Kramont being "closely held" within the meaning of Section 856(h) of the Code being void ab initio

          (ii) any purported transfer, sale or acquisition of Series A-1 preferred shares that would result in termination of Kramont's status as a REIT under the Code being null and void ab initio

          (iii) the purchase by Kramont, by notice to the holder thereof, of any or all Series A-1 preferred shares that are proposed to be transferred or are the subject of an attempted transfer which is void pursuant to the foregoing provisions pursuant to which, in the Kramont board's opinion, a transfer would result in any person acquiring more than 75% of the lesser of the number or the value of the total outstanding Series A-1 preferred shares (other than David H. Hillman and certain persons previously approved by the board of trustees of Kramont) or would otherwise jeopardize Kramont's status as a REIT under the Code

          (iv) amendment or repeal of any of the foregoing provisions may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the Series A-1 preferred shares then outstanding and entitled to vote.

     Trustees' Right to Refuse to Transfer; Limitation on Holdings. Because Kramont believes that it is essential for Kramont to continue to qualify as a REIT, subject to certain exceptions, the Declaration of Trust provides that in the event that any proposed transfer of Series A-1 preferred shares would jeopardize the status of Kramont as a REIT under the REIT provisions of the Code, the board of trustees of Kramont has the right to refuse to permit such transfer and to take any action necessary to cause such transfer not to occur. In addition, any transfer or issuance of Series A-1 preferred shares that would (i) create a direct or indirect owner of more than 75% of the lesser of the number or the value of all the Series A-1 preferred shares outstanding, other than a person approved by the board of trustees of Kramont, or (ii) result in Kramont being "closely held" within the meaning of Section 856(h) of the Code, will be void ab initio and any shares purported to be so transferred may be purchased by Kramont. For a more detailed description of the transfer restrictions contained in the Declaration of Trust, see below.

     Redemption. The Series A-1 preferred shares may be redeemed at the option of Kramont by resolution of the board of trustees of Kramont, in whole or from time to time in part, subject to the limitations set forth in the Declaration of Trust, at the redemption price per share of $1,000, plus, in each case, all distributions accrued and unpaid, whether for current or past distribution periods, on the Series A-1 preferred shares up to the date of the redemption.

     Series B-1  Preferred Shares

     Ranking. The Series B-1 preferred shares, as to distributions and as to the distribution of assets upon any liquidation, dissolution, or winding up of the affairs of Kramont, will rank on a parity with the Series A-1 preferred shares and the Series D preferred shares and senior to the common shares.

     Distributions. The holders of Series B-1 preferred shares are entitled to receive, when, as and if authorized by the board of trustees of Kramont out of assets of Kramont legally available for payment of distributions, cumulative cash distributions on the Series B-1 preferred shares from April 20, 2000, notwithstanding that no Series B-1 preferred shares were then outstanding, at the rate of 9.75% of the liquidation preference of $25.00 per Series B-1 Preferred Share, computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions on the Series B-1 preferred shares shall accrue and be cumulative from April 20, 2000, notwithstanding that no Series B-1 preferred shares were then outstanding. Distributions shall be payable quarterly in arrears, when, as and if authorized by the board of trustees of Kramont on January 20, April 20, July 20 and October 20 of each year, commencing on
July 20, 2000. The amount of distributions payable on Series B-1 preferred shares for each calendar quarter will be computed by dividing the annual distribution rate set forth above by four. Distributions payable for any period which is less than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Except as provided in the next sentence, if any Series B-1 preferred shares are outstanding, no distributions (other than distributions in common shares or in any other shares of beneficial interest of Kramont ranking junior to the Series B-1 preferred shares) shall be authorized, declared, set apart for payment or paid on any class or series of shares of beneficial interest of Kramont junior to or on a parity with the Series B-1 preferred shares unless all accrued distributions on the Series B-1 preferred shares for all prior periods and the then current period have been or contemporaneously are authorized and declared and set apart for payment or paid. When distributions are not paid in full, all distributions authorized or declared upon the Series B-1 preferred shares will be authorized or declared pro rata with all shares of beneficial interest of Kramont on a parity with the Series B-1 preferred shares.

     Unless all accrued distributions on the Series B-1 preferred shares have been or contemporaneously are authorized and declared and set apart for payment or paid for all distribution periods, no shares ranking junior to or on a parity with the Series B-1 preferred shares shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Kramont (except by conversion into or exchange for common shares or shares ranking junior to the Series B-1 preferred shares). Holders of the Series B-1 preferred shares shall not be entitled to any distributions, whether payable in cash, property or shares of beneficial interest of Kramont, in excess of accrued and cumulative distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series B-1 preferred shares that may be in arrears.

     Distributions Upon Liquidation, Distribution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Kramont, before any distribution may be made to the holders of any shares of beneficial interest of Kramont ranking junior to the Series B-1 preferred shares, and subject to the payment or provision or reserve for payment of the debts and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and the preferences of shares of beneficial interest of Kramont, if any, ranking senior to the Series B-1 preferred shares, the holders of Series B-1 preferred shares shall be entitled to receive, out of the assets of Kramont legally available for payment of distributions, liquidating distributions in cash (or property at its fair market value as determined in good faith by the board of trustees of Kramont (or a combination thereof)) in the amount of $25.00 for each Series B-1 Preferred Share plus an amount equal to all accrued and unpaid distributions (whether or not authorized or declared, and whether or not there would be assets legally available for the payment of such distributions) to the date of the liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B-1 preferred shares will have no right or claim to any of the remaining assets of Kramont and will not be entitled to any other distribution.

     Notwithstanding the foregoing, in the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of Kramont, the assets legally available for payment of distributions are insufficient to pay (i) the full amount of the liquidating distributions to which holders of Series

B-1 preferred shares would otherwise be entitled and (ii) the corresponding amounts of the liquidating distributions to which holders of shares of beneficial interest of Kramont ranking on a parity with the Series B-1 preferred shares would be entitled upon liquidation, dissolution or winding up of the affairs of Kramont, then the holders of the Series B-1 preferred shares and the holders of any shares ranking on a parity therewith shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.

     Conversion Rate and Right to Convert. Holders of Series B-1 preferred shares shall have the right, at any time and from time to time to convert all or any Series B-1 preferred shares (except that upon any dissolution, liquidation or winding up of the affairs of Kramont the right of conversion shall terminate at the close of business on the business day fixed for payment of the liquidating distributions to which holders of Series B-1 preferred shares are entitled) into such number of fully paid common shares as is obtained by: (i) multiplying the number of Series B-1 preferred shares to be converted by $25.00 and (ii) dividing the result by $17.7125.

     Adjustment of Conversion Rate. The conversion rate for the Series B-1 preferred shares is subject to adjustment from time to time to protect against certain dilutive events. However, no adjustment will be made until cumulative adjustments require a change of at least one percent of the conversion price. If common shares are issued to any person not an affiliate of Kramont for a price per share less than 85% of the average closing price of a common share for the 30 trading days preceding the tenth trading day prior to the issuance, the conversion rate will be adjusted accordingly. The conversion rate will be similarly adjusted for any issuance of any security convertible into or exercisable for common shares if the sum of (i) the price of the security and
(ii) the price per common share for which the security is convertible or exercisable do not total at least 85% of the average closing price referred to in the preceding sentence.

     If Kramont issues to any officer, trustee or affiliate more than 250,000 common shares in the aggregate (including common shares issuable upon the exercise, exchange, or conversion of any other security of Kramont), at a price per share less than the average closing price described above, then the conversion rate shall be adjusted similarly for each common share or security convertible into a common share issued below the average closing price described above, determined on the date of the issuance.

     The conversion rate will also be adjusted in the case of (i) a share dividend, share split or any other distribution in common shares; (ii) a reclassification of common shares into shares of another class or series; or
(iii) a subdivision or combination of common shares, so that, after any of the foregoing events, each Series B-1 preferred share will be convertible into the number of common shares into which the Series B-1 preferred share would have been convertible had it been converted immediately prior to the event. In addition, if Series A-1 preferred shares are converted into more than 500,000 common shares, the conversion rate will be adjusted so that each Series B-1 Preferred Share is convertible into the percentage of common shares into which it would have been convertible had the Series A-1 preferred shares been converted into exactly 500,000 common shares.

     If Kramont issues a dividend or other distribution of securities (other than common shares or securities convertible into or exercisable for common shares) or other property (i) to the holders of shares ranking junior to the Series B-1 preferred shares and (ii) not to the holders of Series B-1 preferred shares, then each holder of Series B-1 preferred shares will receive at the time of the issuance of the dividend or other distribution, without payment or consideration therefor, the securities or other property which he would have received had he converted his Series B-1 preferred shares immediately prior to the issuance, unless the holders of Series B-1 preferred shares are entitled to receive the dividend or other distribution upon the later conversion of their shares and the distribution has been set aside for later distribution.

     Distributions Following Conversion. All accrued distributions with respect to any Series B-1 preferred shares for any past distribution periods that are in arrears at the time of the conversion shall be paid to the registered holder of the Series B-1 preferred shares, notwithstanding their surrender for conversion in the same manner as if the registered holder continued to be the registered holder of the converted Series B-1 preferred shares following the conversion. In addition, if any holder surrenders Series B-1 preferred shares for conversion into common shares, he shall be entitled to receive a distribution on all Series B-1 preferred shares converted for the portion of the current distribution period during which he owned the Series B-1 preferred shares surrendered for conversion, notwithstanding that the record date for the distribution payable for the current distribution period may not have occurred. If a distribution period for the common shares overlaps with the current distribution period for the Series B-1 preferred shares, an offset against the amount to be distributed to the holder with respect to the distribution period for the common shares may be required.

     Reservation of Common Shares. Kramont will reserve and will at all times keep reserved out of its authorized but unissued common shares a sufficient number of common shares to permit the conversion of the then outstanding Series B-1 preferred shares that may then be converted. All common shares which may be issued upon conversion of Series B-1 preferred shares will be validly issued and fully paid, and will not be subject to preemptive or other similar rights. In order that Kramont may issue common shares upon conversion of Series B-1 preferred shares, Kramont will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list the common shares to be issued upon conversion on each securities exchange on which the common shares are listed.

     Voting. The holders of Series B-1 preferred shares shall be entitled after completion of the mergers to vote together with the holders of common shares as a single class on all actions to be taken by the holders of common shares. Each holder of Series B-1 preferred shares shall be entitled to a number of votes equal to the number of common shares into which his Series B-1 preferred shares are then convertible. Accordingly, immediately following completion of the mergers, holders of Kramont Series B-1 preferred shares will be entitled to cast 1,670,116 votes, which will represent approximately 8% of all shares entitled to vote at a meeting of Kramont shareholders. Holders of Kranzco's Series B-1 preferred shares will not have a right to vote on the mergers.

     In addition to any other rights provided to the holders of the Series B-1 preferred shares by applicable law, Kramont may not, without the affirmative vote of the holders of at least two-thirds of the total number of the outstanding Series B-1 preferred shares, voting together as a separate class:

          (i) authorize, create or issue, or increase the par value or authorized or issued amount of, any class or series of shares ranking senior to the Series B-1 preferred shares, or rights to subscribe to or acquire, any security convertible into, any class or series of shares ranking senior to the Series B-1 preferred shares, or reclassify any shares into any shares ranking senior to the Series B-1 preferred shares or reclassify any shares ranking junior thereto into shares ranking on a parity therewith;

          (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust so as to adversely affect the preferences, right to convert, conversion price adjustments, notice rights, special conversion rights, distribution and liquidation rights, preferences, restrictions or limitations, redemption rights or privileges, or voting powers or rights of the Series B-1 preferred shares; or

          (iii) modify an express contract right of the Series B-1 preferred shares.

     Except as provided in the previous paragraph, Kramont may amend, alter or repeal any of the provisions of the Declaration of Trust pertaining to Series B-1 preferred shares with the written consent or affirmative vote of the holders of a majority of the Series B-1 preferred shares.

     If Kramont fails to authorize and pay or declare and set apart for payment distributions accumulated on the outstanding Series B-1 preferred shares for any four quarterly distribution periods, the number of trustees constituting the board of trustees of Kramont will be increased by one and the holders of the Series B-1 preferred shares, voting as a separate class, will be entitled to elect one additional trustee to the board of trustees. If Kramont fails to authorize and pay or declare and set apart for payment distributions accumulated on the outstanding Series B-1 preferred shares for any six quarterly distribution periods, the number of trustees constituting the board of trustees of Kramont will be increased by one additional trustee and the holders of the Series B-1 preferred shares will be entitled to elect a second trustee. No trustee elected by the holders of the Series B-1 preferred shares may be removed except by the vote of the holders of a majority of the Series B-1 preferred shares, voting as a separate class, in person or by proxy, at a meeting called for that purpose.

     Unless the holders of Series B-1 preferred shares have been divested of their right to elect a trustee (as described below), if a trustee elected by the holders of Series B-1 preferred shares no longer serves on the board by reason of resignation, death or removal, the vacancy may be filled by holders of a plurality of the Series B-1 preferred shares, voting as a separate class.

     If and when all distributions accumulated on the outstanding Series B-1 preferred shares have been authorized and paid or declared and set apart for payment, the holders of the Series B-1 preferred shares will be divested of their right to elect a trustee (subject to revesting upon each and every future failure of Kramont to authorize and pay or declare and set apart for payment distributions accumulated on the outstanding Series B-1 preferred shares for the requisite number of distribution periods), the term of any trustees so elected will immediately terminate and the number of trustees constituting the board of trustees of Kramont will immediately be reduced accordingly.

     Trustees' Right to Refuse to Transfer; Limitation on Holdings. In the event of any proposed transfer or issuance of Series B-1 preferred shares that would jeopardize Kramont's status as a REIT, the board of trustees of Kramont has the right to refuse to permit such transfer or issuance and to take any action necessary to cause the transfer or issuance not to occur. In addition, any transfer or issuance of Series B-1 preferred shares that would (i) create a direct or indirect owner of more than 9.8% of the lesser of the number or the value of the total outstanding shares of beneficial interest of Kramont (other than certain persons previously approved by the board of trustees of Kramont); or (ii) result in Kramont being "closely held" within the meaning of
Section 856(h) of the Code, will be void ab initio and Series B-1 preferred shares purportedly so transferred may be purchased by Kramont. For a more detailed description of the transfer restrictions contained in the declaration of trust, see below.

     Redemption. At any time after February 27, 2002, if the aggregate liquidation preference of all outstanding Series B-1 preferred shares is less than $3,000,000, the board of trustees of Kramont may, at its option and in its sole discretion, redeem the Series B-1 preferred shares in whole, subject to the limitations set forth below, for $25.00 per share plus (i) all accrued and unpaid distributions for past quarterly distribution periods and (ii) the pro rata portion of the distributions on the Series B-1 preferred shares for the then current quarterly distribution period through the date of redemption.

     From and after the date fixed by Kramont for the redemption of the Series B-1 preferred shares (unless Kramont defaults in payment of any of the amounts payable described above), (i) all distributions on the Series B-1 preferred shares shall cease to accrue, and all rights of the holders of those shares as shareholders of Kramont will terminate, except the right to convert their shares to common shares at any time or to receive payment for their shares upon surrender of the certificates evidencing the shares and (ii) the Series B-1 preferred shares shall no longer be deemed outstanding for any purpose whatsoever.

     Series D Preferred Shares

     Ranking. The Series D preferred shares rank, with regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of Kramont, on a parity with the Series A-1 preferred shares and the Series B-1 preferred shares and senior to the common shares.

     Distributions. The holders of Series D preferred shares will be entitled to receive cumulative cash distributions, when, as and if authorized and declared by the board of trustees of Kramont, out of assets legally available for payment of distributions. Distributions shall be payable quarterly by Kramont in cash at a rate of $2.375 per Series D preferred share per annum (equivalent to 9.5% of the liquidation preference per annum). Distributions will accrue and be cumulative from April 20, 2000, notwithstanding that no Series D preferred shares were then outstanding. Distributions shall be payable quarterly in arrears when, as and if authorized by the board of trustees of Kramont on the 20th day of January, April, July, and October of each year, commencing on July 20, 2000. The amount of distributions payable on Series D preferred shares for each full quarterly distribution period will be computed by dividing the annual rate by four. Distributions payable on Series D preferred shares for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If any Series D preferred shares are outstanding, no distributions shall be paid or authorized or set apart for payment on any other class of securities ranking junior to or on a parity with the Series D preferred shares for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past quarterly distribution periods and the then current quarterly distribution period.

     When distributions are not paid in full (or a sum sufficient for their full payment is not set apart) upon the Series D preferred shares and any other class or series of preferred shares ranking on a parity as to distributions with the Series D preferred shares, all distributions authorized upon the Series D preferred shares and any other class or series of shares ranking on a parity therewith shall be authorized pro rata so that the amount of distributions authorized per share on the Series D preferred shares and on any class or series of shares ranking on a parity therewith shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series D preferred shares and on such class or series of shares bear to each other.

     Except as set forth above, unless full cumulative distributions on the Series D preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for their payment set apart for all past quarterly distribution periods and the then current distribution period, no distributions (other than in shares ranking junior to the Series D preferred shares) shall be authorized or paid or set apart for payment upon any shares ranking junior to or on a parity with the Series D preferred shares. Likewise, no shares ranking junior to or on a parity with the Series D preferred shares shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Kramont (except by conversion into or exchange for other such shares).

     No distributions on Series D preferred shares shall be authorized by the board of trustees of Kramont or paid or set apart for payment by Kramont so long as the terms and provisions of any agreement of Kramont, including any agreement relating to its indebtedness, prohibit the authorization, payment or setting apart for payment of distributions or provide that the authorization, payment or setting apart for payment would constitute a breach of, or a default under, any agreement of Kramont. Distributions will likewise not be authorized, paid or set apart for payment to the extent that their authorization, payment or setting apart for payment shall be restricted or prohibited by applicable law.

     Notwithstanding the foregoing, distributions on the Series D preferred shares will accrue whether or not any agreement of Kramont prohibits their payment, whether or not distributions are authorized, whether or not Kramont has earnings and whether or not Kramont has assets legally available for their payment.

     Distributions Upon Liquidation, Dissolution or Winding Up

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Kramont, after payment or provision for payment of the debts and other liabilities of Kramont, but before any distribution or payment shall be made to holders of any shares ranking junior to the Series D preferred shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of Kramont, the holders of Series D preferred shares shall be entitled to receive, out of the assets of Kramont legally available for distribution to its shareholders, liquidating distributions in cash (or property at its fair market value as determined by the board of trustees of Kramont) in the amount of $25.00 per share plus an amount equal to all distributions accrued and unpaid on each share (whether or not declared) up to the date of the liquidation, dissolution or winding up.

     If the legally available assets of Kramont are insufficient to pay the amount of $25.00 per share plus an amount equal to all distributions accrued and unpaid on the Series D preferred shares and the corresponding amounts payable on all shares ranking on a parity with the Series D preferred shares as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series D preferred shares and shares ranking on a parity therewith shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.

     Neither the consolidation or merger of Kramont with or into another entity nor the dissolution, liquidation, winding up or reorganization of Kramont immediately followed by incorporation of another corporation to which Kramont's assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of Kramont's assets to another entity shall bedeemed a liquidation, dissolution or winding up of the affairs of Kramont if, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series D preferred shares.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D preferred shares will have no right or claim to any of the remaining assets of Kramont and shall not be entitled to any other distribution in the event of the liquidation or dissolution of Kramont or the winding up of its affairs.

     Conversion. The Series D preferred shares are not convertible into or exchangeable for any other property or securities of Kramont.

     Voting Rights. Holders of the Series D preferred shares shall have no voting rights, except as set forth below.

     Whenever distributions on any Series D preferred shares are in arrears for six or more quarterly distribution periods (whether or not consecutive), the number of trustees of Kramont shall be increased by two and the holders of the Series D preferred shares will be entitled to vote (separately as a class with the holders of any other series of preferred shares upon which like voting rights have been conferred and are exercisable) for the election of two additional trustees at a special meeting called for that purpose (except that no special meeting will be called if the request for the special meeting is received less than 90 days before the date of the next annual meeting of Kramont) at the request of at least 20% of the holders of the Series D preferred shares and any other series of preferred shares upon which like rights have been conferred and are exercisable. The holders of the Series D preferred shares (together with the holders of any other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to elect these two additional trustees until the full distributions accumulated for all past quarterly distribution periods and the then current quarterly distribution period on all outstanding Series D preferred shares have been authorized and paid or set apart for payment. No trustee elected by the holders of the Series D preferred shares and the holders of any series of preferred shares upon which like voting rights have been conferred and are exercisable may be removed except by the vote of the holders of a majority of (i) the Series D preferred shares and (ii) all other series of preferred shares which would then be entitled to vote in the election of the trustee being removed, voting together as a separate class, at a meeting called for that purpose.

     Unless the holders of Series D preferred shares have been divested of their right to elect trustees (as described below), if a trustee elected by the holders of Series D preferred shares no longer serves on the board of trustees by reason of resignation, death or removal, the vacancy may be filled by holders of a majority of the Series D preferred shares and any other series of shares upon which like voting rights have been conferred and are exercisable.

     If and when all distributions accumulated on the outstanding Series D preferred shares have been authorized and paid or declared and set apart for payment, the holders of the Series D preferred shares will be divested of their right to elect trustees (subject to revesting upon each and every future failure of Kramont to authorize and pay or declare and set apart for payment distributions accumulated on the outstanding Series D preferred shares for the requisite number of distribution periods), the term of any trustees so elected will immediately terminate and the number of trustees constituting the board of trustees of Kramont will immediately be reduced accordingly.

     Kramont may not, without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series D preferred shares, voting as a class:

          (i) authorize, create or issue, or increase the authorized or issued amount of, or reclassify any existing shares of beneficial interest into, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or liquidation preference, senior to the Series D preferred shares; or

          (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of Kramont's Declaration of Trust to change the preferences, rights or privileges of the Series D preferred shares so as to materially and adversely affect the Series D preferred shares;

provided, however, that no vote or consent will be required:

          (i) in connection with any increase in the total number of authorized common shares;

          (ii)      in connection with the authorization or
          increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series D preferred shares;

          (iii) in connection with any merger or consolidation in which Kramont is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series D preferred shares other than securities of Kramont outstanding prior to such merger or consolidation;

          (iv) in connection with any merger or consolidation in which Kramont is not the surviving entity if, as a result of the merger or consolidation, the holders of Series D preferred shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series D preferred shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series D preferred shares other than securities of Kramont outstanding prior to such merger or consolidation; or

          (v) if, at or prior to the time when the issuance of any shares ranking senior to the Series D preferred shares is to be made or any change is to take effect, the Series D preferred shares have been called for redemption.

     Trustees Right to Refuse to Transfer; Limitation on Holdings. In the event of any proposed transfer or issuance of Series D preferred shares that would jeopardize Kramont's status as a REIT, the board of trustees of Kramont has the right to refuse to permit such transfer or issuance and to take any action necessary to cause the transfer or issuance not to occur. In addition, any transfer or issuance of Series D preferred shares that would (i) create a direct or indirect ownership of more than 9.8% of the lesser of the number or the value of the total outstanding shares of beneficial interest of Kramont (other than certain persons previously approved by the board of trustees of Kramont); or (ii) result in Kramont being "closely held" within the meaning of
Section 856(h) of the Code, will be void ab initio and Series D preferred shares purportedly so transferred may be purchased by Kramont. For a more detailed description of the transfer restrictions contained in the Declaration of Trust, see "-Restrictions on Transfer."

     Redemption. Except in certain circumstances relating to Kramont's maintenance of its status as a REIT (see below), the Series D preferred shares are not redeemable before December 11, 2002. At any time and from time to time on and after December 11, 2002, Kramont may, upon not less than 30 nor more than

60 days' notice (given as described below), redeem the Series D preferred shares in whole or in part (except as provided below), for the price of $25.00 per share, plus all accrued and unpaid distributions up to the date fixed by Kramont's board of trustees for the redemption, to the extent that Kramont has funds legally available for the redemption. The redemption price of $25.00 per share will be paid solely from the sale proceeds of any common, preferred or depositary shares or interests; participation or other ownership interests (however designated); and any rights (excluding convertible or exchangeable debt securities), warrants or options to purchase any of the foregoing. If Kramont elects to redeem fewer than all of the outstanding Series D preferred shares, the shares to be redeemed shall be redeemed pro rata from all holders of Series D preferred shares (with any adjustments necessary to avoid the redemption of fractional shares) or by any other equitable method determined by the board of trustees of Kramont.

     If notice of redemption of any Series D preferred shares has been given and the funds necessary for the redemption have been set aside by Kramont in trust for the benefit of the holders of the shares called for redemption, then from and after the date of the redemption, distributions will cease to accrue on the shares called for redemption, the shares called for redemption will no longer be deemed outstanding, and all rights of the holders of the shares called for redemption with respect to those shares shall terminate, except the right to receive the amount of $25.00 per share plus any accrued and unpaid distributions on the shares called for redemption up to the date of the redemption.

     Notwithstanding the foregoing, unless full cumulative distributions on all Series D preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past quarterly distribution periods and the then current quarterly distribution period, no Series D preferred shares shall be redeemed unless all outstanding Series D preferred shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D preferred shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D preferred shares, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series D preferred shares from persons owning in the aggregate 9.8% or more of the lesser of the number or value of the total outstanding shares of beneficial interest of Kramont pursuant to provisions of the declaration of trust, or 10% or more of the lesser of the number or value of the total outstanding Series D preferred shares.

      Unless full cumulative distributions on all outstanding Series D preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past quarterly distribution periods and the then current quarterly distribution period, Kramont shall not purchase or otherwise acquire any Series D preferred shares, directly or indirectly (except by conversion into or exchange for shares of Kramont ranking junior to the Series D preferred shares as to distributions and upon liquidation, dissolution or winding up of the affairs of Kramont).

     Notice of any redemption will be given by publication, once a week for two successive weeks beginning not less than 30 nor more than 60 days prior to the date fixed by the board of trustees of Kramont for the redemption, in a newspaper of general circulation in the city of New York. A similar notice will be mailed by Kramont, postage prepaid, not less than 30 nor more than 60 days prior to the date fixed by the board of trustees of Kramont, addressed to the holders of the Series D preferred shares to be redeemed at their respective addressees as they appear on the share transfer records of Kramont. No failure to give this notice or any defect in the notice or the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D preferred shares except as to any holder to whom Kramont failed to give notice or whose notice was defective.

     In addition to any information required by law or by the applicable rules of any exchange upon which the Series D preferred shares may be listed or admitted to trading, the notice will state:

          (i) the date fixed by the board of trustees for the redemption;

          (ii)      the price to be paid to redeem the shares
          (including any accrued and unpaid distributions);

          (iii) the number of shares to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of shares to be redeemed from that particular holder;

          (iv)      the place or places where certificates
          representing the shares are to be surrendered for payment of the amount set forth in clause (ii) above; and

          (v) that distributions on the shares to be redeemed will cease to accrue on the date set forth in clause (i) above.

No Preemptive Rights

     No holder of common or preferred shares will be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of Kramont or securities of Kramont convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of Kramont, whether such shares of beneficial interest or securities convertible into shares of beneficial interest are now or hereafter authorized.

Power to Issue Additional Common Shares and Preferred Shares

     Kramont believes that the power of the board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to cause Kramont to issue such classified or reclassified shares of beneficial interest will provide Kramont with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by Kramont's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Kramont's securities may be listed or traded.

Restrictions on Transfer

     For Kramont to qualify as a REIT under the Code, its shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

     Because the board of trustees believes it is at present essential for Kramont to qualify as a REIT, the declaration of trust, subject to certain exceptions, contains certain restrictions on the number of shares of beneficial interest of Kramont that a person may own. The declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the value of the outstanding shares of beneficial interest of Kramont. In addition, the declaration of trust prohibits any person from acquiring or holding, directly or indirectly, common shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding common shares.

     Kramont's board of trustees, in its sole discretion, may exempt a proposed transferee from the ownership limitations discussed above. However, the board may not grant an exemption to any person if doing so would result in Kramont being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in Kramont failing to qualify as a REIT. In order to be considered by the board of trustees for an exemption, a person also must not own, directly or indirectly, an interest in a tenant of Kramont (or a tenant of any entity owned or controlled by Kramont) that would cause Kramont to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the board of trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the trust discussed below. The board of trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure Kramont's status as a REIT.

     The declaration of trust further prohibits (a) any person from beneficially or constructively owning shares of beneficial interest of Kramont that would result in Kramont being "closely held" under Section 856(h) of the Code or otherwise cause Kramont to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of Kramont if such transfer would result in the shares of beneficial interest of Kramont being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of beneficial interest of Kramont that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of beneficial interest of Kramont that resulted in a transfer of shares to the trust, is required to give notice immediately to Kramont and provide Kramont with such other information as Kramont may request in order to determine the effect of such transfer on Kramont's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in the best interests of Kramont to attempt to qualify, or to continue to qualify, as a REIT.

     If any transfer of shares of beneficial interest of Kramont occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest of Kramont in excess or in violation of the above transfer or ownership limitations, then that number of shares of beneficial interest of Kramont the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in the shares. The automatic transfer shall be deemed to be effective as of the close of business on the business day (as defined in the declaration of trust) prior to the date of such violative transfer. Shares of beneficial interest held in the trust shall be issued and outstanding shares of beneficial interest of Kramont. The intended transferee shall not benefit economically from ownership of any shares of beneficial interest held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiaries of the trust. Any dividend or other distribution paid prior to the discovery by Kramont that shares of beneficial interest have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiaries of the trust. The intended transferee shall have no voting rights with respect to shares of beneficial interest held in the trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by an intended transferee prior to the discovery by Kramont that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries of the trust. However, if Kramont has already taken irreversible trust action, then the trustee shall not have the authority to rescind and recast such vote.

     Within 20 days of receiving notice from Kramont that shares of beneficial interest of Kramont have been transferred to the trust, the trustee shall sell the shares of beneficial interest held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the charitable beneficiaries in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiaries of the trust as follows. The intended transferee shall receive the lesser of (i) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sale proceeds in excess of the amount payable to the intended transferee shall be paid immediately to the charitable beneficiaries of the trust. If, prior to the discovery by Kramont that shares of beneficial interest have been transferred to the trust, such shares are sold by a intended transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the intended transferee received an amount for such shares that exceeds the amount that such intended transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

     In addition, shares of beneficial interest of Kramont held in the trust shall be deemed to have been offered for sale to Kramont, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or other such transaction, the Market Price at the time of such devise gift or other such transaction) and (ii) the Market Price on the date Kramont, or its designee, accepts such offer. Kramont shall have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the trust. Upon such a sale to Kramont, the interest of the charitable beneficiaries in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

     All certificates evidencing common shares and preferred shares will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of Kramont's shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to Kramont stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of Kramont which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to Kramont such additional information as Kramont may request in order to determine the effect, if any, of such beneficial ownership on Kramont's status as a REIT and to ensure compliance with the ownership limitations described above. In addition, each shareholder shall upon demand be required to provide to Kramont such information as Kramont may request, in good faith, in order to determine Kramont's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limitations could delay, defer or prevent a transaction or a change in control of Kramont that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Transfer Agent and Registrar

     The transfer agent and registrar for the common shares and preferred shares is First Union National Bank Shareholder Services Group.

                DESCRIPTION OF THE PARTNERSHIP AGREEMENTS OF
                     KRAMONT OPERATING PARTNERSHIP, L.P.
                        AND MONTGOMERY CV REALTY L.P.

     In anticipation of the signing of the merger agreement, KRT Trust and its wholly owned subsidiary KRT Trust I LLC formed KRT Operating Partnership, L.P. At the time of the Kranzco Reorganization and as of part of that reorganization, KRT Operating Partnership, L.P. will change its name to Kramont Operating Partnership, L.P. and will hold all of the equity interests in the limited liability companies and limited partnerships formed by Kranzco that will own Kranzco's existing properties. As a result of the mergers, Kramont Realty Trust will become the sole general partner of, and also will hold a substantial amount of the limited partner interests in, Kramont Operating Partnership, L.P. The remaining limited partner interests in Kramont Operating Partnership, L.P. will be held by the current limited partners of Montgomery CV Realty L.P. who exchange their limited partner interests in Montgomery CV Realty L.P. or in CV Partner Holdings, L.P. for common units of limited partner interest in Kramont Operating Partnership, L.P. See "PRE-MERGER TRANSACTIONS - Kranzco Reorganization Transactions," and "- Private Placement Offering of Kramont Operating Partnership, L.P. Partnership Units."

     Following the Kranzco Reorganization and upon the completion of the mergers, Kramont Operating Partnership, L.P., through its subsidiary, CV GP LP, is expected to become the general partner of, and will hold, together with CV Partner Holdings, L.P., a subsidiary of CV GP LP, 99.88% of the limited partner interests in Montgomery CV Realty L.P. as a result of the private transaction in which the current limited partners of Montgomery CV Realty L.P. were offered the opportunity to exchange their limited partner interests in Montgomery CV Realty L.P. and in CV Partner Holdings, L.P. for common units of limited partner interest in Kramont Operating Partnership, L.P. or Kramont common shares.

     At the time of the completion of the mergers, an amended and restated agreement of limited partnership will be adopted for Kramont Operating Partnership, L.P., which for purposes of this description is referred to as the "Kramont OP Partnership Agreement." As a part of the private transaction in which they agreed to exchange their limited partner interests in Montgomery CV Realty L.P. for common units of limited partner interest in Kramont Operating Partnership, L.P., or in CV Partner Holdings, L.P., or Kramont common shares, the limited partners in Montgomery CV Realty L.P. consented to the adoption of a second amended and restated agreement of limited partnership of Montgomery CV Realty L.P. For purposes of this description, that agreement is referred to as the "CV OP Partnership Agreement."

     Kramont Operating Partnership, L.P.

     Generally, Kramont Realty Trust exclusively will possess all management powers over the business and affairs of Kramont Operating Partnership, L.P., as its sole general partner and will have full power and authority to do all things deemed necessary or desirable by it to conduct the business of Kramont Operating Partnership, L.P., including the ability to cause it to enter into certain major transactions, such as the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation, or exchange of any of its assets. For purposes of this description only, Kramont is hereafter referred to as the "General Partner." However, the Kramont OP Partnership Agreement provides that neither Kramont Operating Partnership, L.P., CV GP LP nor Montgomery CV Realty L.P. will sell or cause the sale of certain of the properties of Montgomery CV Realty L.P. until various dates not later than July 31, 2002, and also will not make certain prepayments or refinancings of certain of the mortgages to which such properties are subject prior to various dates not later than July 31, 2002, unless certain of the affected limited partners consent to such sale, prepayment or refinancing.

     The holders of limited partner interests in Kramont Operating Partnership, L.P., other than the General Partner, will not have any right to participate in the management of Kramont Operating Partnership, L.P., except that the General Partner (in its capacity as sole general partner) may be required to seek the consent of some or all of the limited partners to effect certain amendments to the Kramont OP Partnership Agreement.

     Furthermore, the General Partner will be required to seek the consent of a majority of the holders of the then outstanding limited partner interests (including the limited partner interests held by the General Partner itself) before engaging in any merger, consolidation, sale of substantially all of its assets, or other "Termination Transaction," as such term is defined in the Kramont OP Partnership Agreement.

     As the sole general partner of Kramont Operating Partnership, L.P., the General Partner will have the ability to cause Kramont Operating Partnership, L.P., to issue additional common units of limited partner interest and under certain circumstances preferred units of limited partner interest, in each case subject to certain restrictions set forth in the Kramont OP Partnership Agreement, and can cause Kramont Operating Partnership, L.P., to acquire interests in additional properties including for common units of limited partner interest without the consent of any other partners.

     The Kramont OP Partnership Agreement provides that, if Kramont Operating Partnership, L.P., requires additional funds to pursue its investment objectives, the General Partner may fund such investments by (i) causing Kramont Operating Partnership, L.P., to issue additional partnership interests, (ii) making additional capital contributions to Kramont Operating Partnership, L.P., (iii) causing Kramont Operating Partnership, L.P., to borrow money, (iv) making a loan to Kramont Operating Partnership, L.P., or
(v) causing Kramont Operating Partnership, L.P., to sell any of its assets or properties (subject to the limitations discussed above). However, limited partners in Kramont Operating Partnership, L.P., cannot be required to make additional capital contributions, loans or provide financial accommodations to Kramont Operating Partnership, L.P.

     The Kramont OP Partnership Agreement provides that if the General Partner issues debt securities (other than to allow it to pay any dividend to maintain its REIT qualification), preferred stock, common stock (except as is needed to allow for the redemption of units of limited partner interest for shares of beneficial interest in the General Partner) or rights, options, warrants or convertible or exchangeable securities containing a right to purchase debt securities, preferred or common stock of the General Partner, then, (i) if debt securities are issued, the General Partner must lend to Kramont Operating Partnership, L.P., an amount equal to the proceeds from such debt securities on the same terms and conditions applicable to such debt securities and (ii) if equity securities (including shares of beneficial interest in the General Partner) are issued, then the General Partner must contribute to Kramont Operating Partnership, L.P., an amount equal to the proceeds from such securities including any subsequent conversion thereof (if applicable). The Kramont OP Partnership Agreement contains provisions designed to ensure that the number of common units of limited partner interest and the general partner interest held by the General Partner, directly or indirectly, will be equal to the number of outstanding Kramont common shares, and that the number and financial terms of preferred units of limited partner interest will be equal in number and will have substantially similar terms as the outstanding Kramont preferred shares. Accordingly, to maintain this equivalence, if the General Partner issues additional securities, Kramont Operating Partnership, L.P.
must issue additional units of limited partner interest to the General Partner in the same amount and having substantially the same terms.

     The Kramont OP Partnership Agreement provides that the General Partner may not voluntarily withdraw from or transfer or assign its general partner interest in Kramont Operating Partnership, L.P., unless the General Partner owns more than 95 percent of the common units of limited partner interest or limited partners holding a majority of such common units (other than common units originally issued to and still held by the General Partner) consent to such transfer or withdrawal or such transfer is to an entity which is wholly-owned by the General Partner. Except as provided in the preceding sentence, in the event the General Partner withdraws as general partner, its general partner interest will be converted into a limited partner interest.

     The Kramont OP Partnership Agreement provides that the General Partner shall cause Kramont Operating Partnership, L.P., to distribute from time to time as the General Partner determines, but in any event not less frequently than quarterly, all or a portion of the available cash generated by the partnership during the quarter to the holders of common units of limited partnership interest as the General Partner may, in its discretion, determine. The partnership agreement also permits the General Partner to cause Kramont Operating Partnership, L.P., to make sufficient distributions to enable Kramont Realty Trust, in its capacity as the General Partner, to satisfy the requirements for qualifying as REIT for purposes of federal tax law.

     Holders of limited partner interests in Kramont Operating Partnership, L.P., generally may not transfer their limited partner interests without the consent of the General Partner.

     The Kramont OP Partnership Agreement grants holders of common units of limited partner interest in Kramont Operating Partnership, L.P., other than the General Partner, the right to require the partnership to redeem their common units for cash at any time after the expiration of the twelve month period following the effective time of the merger agreement (unless the General Partner otherwise consents to a shorter holding period and except for holders of common units who elected the right to do so immediately). However, the General Partner will have the right to assume the obligation of Kramont Operating Partnership, L.P., with respect to any such units tendered for redemption and to acquire such units in exchange for cash or for Kramont common shares at the option of the General Partner, provided that a registration statement is in effect with respect to any Kramont common shares the General Partner uses to satisfy its obligation to such holders of common units (unless the Kramont common shares are otherwise freely tradeable, under then applicable law, without a registration statement). The Kramont OP Partnership Agreement also provides that if the General Partner elects to exchange Kramont common shares for common units tendered for redemption, then the number of Kramont common shares to be issued will generally be equal to the number of units tendered for redemption.

     Kramont Operating Partnership, L.P. will continue until December 31, 2096, or until sooner dissolved pursuant to terms of the Kramont OP Partnership Agreement.

     Montgomery CV Realty L.P.

     The partners in Montgomery CV Realty L.P. have consented to the adoption of the CV OP Partnership Agreement upon the completion of the mergers. The following is a summary of certain amendments that will be made by the adoption of the CV OP Partnership Agreement.

     The general partner of Montgomery CV Realty L.P. currently is Montgomery CV Realty Trust, a wholly owned subsidiary of CV. As a result of the merger of Montgomery CV Realty Trust into CV prior to the effective time of the mergers, Montgomery CV Realty Trust will cease to exist. Pursuant to the transactions contemplated in the merger agreement, CV GP LP, a subsidiary of Kramont Operating Partnership, L.P., will become the general partner of Montgomery CV Realty L.P. Thereafter, CV GP LP will possess all of the management powers over the business and affairs of Montgomery CV Realty L.P. previously held by Montgomery CV Realty Trust. Additionally, upon the completion of the mergers, the approximately 84.5% limited partner interest in Montgomery CV Realty L.P. indirectly held by CV also shall be transferred to CV GP LP. See "Ownership Structure" and "Pre-Merger Transactions-Private Placement Offering of Kramont Operating Partnership, L.P. Partnership Units."

     Following the exchange of limited partner interests in Montgomery CV Realty L.P. and in CV Partners Holdings, L.P. for units of limited partner interest in Kramont Operating Partnership, L.P. or Kramont common shares, 0.12% of the limited partner interests in Montgomery CV Realty L.P. will be held by non-exchanging limited partners who will remain subject to the CV OP Partnership Agreement.

     In light of the merger of CV into Kramont Realty Trust, the CV OP Partnership Agreement reflects an amendment of the provision that previously permitted the general partner to substitute shares of CV common stock in lieu of cash upon a limited partner's request to cause the redemption of its limited partner interest. The CV OP Partnership Agreement provides that the general partner may substitute common shares of beneficial interest in Kramont Realty Trust instead of CV common stock.

     The CV OP Partnership Agreement also reflects an amendment to the provisions that previously required the general partner to use its best efforts to cause the partnership to distribute sufficient amounts to CV, through Montgomery CV Realty Trust, to enable it to maintain its REIT qualification for federal tax purposes. The CV OP Partnership Agreement provides that CV GP LP, in its capacity as general partner may cause the partnership to make distributions in sufficient amounts to CV GP LP to enable CV GP LP to make distributions to Kramont Operating Partnership, L.P., in sufficient amounts to enable Kramont Operating Partnership, L.P. to make distributions to Kramont Realty Trust sufficient to enable it to maintain its REIT qualification for federal income tax purposes. However, the CV OP Partnership Agreement no longer includes a provision that, until December 31, 2002, if sufficient distributions are not made to enable CV to pay a regular quarterly dividend of at least 29 cents per share for any quarter, the compensation payable to the person fulfilling the duties of chief executive officer of Montgomery CV Realty L.P. shall be reduced by 50% in that quarter and each subsequent quarter until a regular quarterly dividend of at least 29 cents per share has been paid for four consecutive quarters. The CV OP Partnership Agreement does not include an analogous provision covering distributions sufficient for Kramont Realty Trust to make a quarterly dividend payment in a set amount or requiring the reduction in any person's compensation if such distributions are not made.

     The CV OP Partnership Agreement also clarifies the provisions that previously limited the general partner from selling or causing the sale of certain properties, or making certain pre-payments or refinancings of certain of the mortgages encumbering such properties, until various dates not later than July 31, 2002, so that, if the affected person is no longer a limited partner, then the limitation does not apply with respect to the property identified with such person.

     The CV OP Partnership Agreement requires that cash or other consideration received by Kramont or its subsidiaries as a result of the issuance of shares or other securities by Kramont, or certain other events, be contributed to Montgomery CV Realty L.P. CV GP LP has the power, as general partner of Montgomery CV Realty L.P., but is not required, to cause Montgomery CV Realty L.P. to lend any such cash received to Kramont Operating Partnership, L.P. or any of its affiliates.

                   KRAMONT PRO FORMA FINANCIAL STATEMENTS

           UNAUDITED PRO FORMA OPERATING AND FINANCIAL INFORMATION

     The following tables set forth summary consolidated pro forma financial information of Kramont for the year ended December 31, 1999 as if the mergers and CV's property acquisitions during its current fiscal year had occurred on December 31, 1999 for balance sheet data and January 1, 1999 for income statement data. The pro forma data included herein may not be indicative of the actual results or financial position had the mergers and property acquisitions occurred on the dates indicated nor does it purport to represent the future financial position and results of operations of Kramont. The pro forma information has been prepared on the basis that the merger will be treated as a purchase by CV of Kranzco for accounting purposes because, among other things, for a period of at least two years a majority of the Board of Trustees of Kramont will consist of current members of the CV Board of Directors as a result of provisions in the Kramont Declaration of Trust and Bylaws requiring the maintenance of a three-class staggered board, and CV's Chief Executive Officer, Louis P. Meshon, Sr., will become the Chief Executive Officer of Kramont.

                            Kramont Realty Trust

                 Pro Forma Combined Condensed Balance Sheet
                           As of December 31, 1999
                        (Dollar amounts in thousands)
                                 (Unaudited)

                                                     Pro Forma    Kramont
                               CV         Kranzco     Merger     Pro Forma
                          (Historical) (Historical) Adjustments    Total
                           -----------  ----------- ----------    --------
Assets
Real estate, at cost, net.  $ 173,076   $  510,321   $ 7,886(A)   $691,283
Real estate mortgage notes
 receivable. . . . . . . .     63,385            0         0        63,385
Cash and marketable
 securities. . . . . . . .      3,495        5,020         0         8,515
Restricted cash. . . . . .        890        1,853         0         2,743
Rents and other
 receivables, net. . . . .      2,164        7,584    (4,857)(B)     4,891
Prepaid expenses . . . . .      5,858        2,984         0         8,842
Deferred financing
 costs, net. . . . . . . .          0        1,645    (1,645)(B)         0
Other deferred costs, net.          0        3,108    (3,108)(B)         0
Other assets . . . . . . .          0        3,110    (2,750)(B)(C)    360
Other real estate, net . .      5,503            0         0         5,503
Investments in unconsol-
 idated affiliates . . . .      3,390            0         0         3,390
                             --------      -------   -------       -------

  Total assets . . . . . .  $ 257,761   $  535,625   $(4,474)     $788,912
                            =========    =========  ========     =========

Liabilities
Mortgages and notes
 payable . . . . . . . . .  $ 156,329   $  353,208   $11,761 (E)  $521,298

Accounts payable and
 accrued expenses. . . . .      7,024       10,713    (1,238)(D)    16,499
                             --------      -------   -------       -------

  Total liabilities. . . .    163,353      363,921    10,523       537,797

Minority interests in
  Operating Partnership. .     16,846            0     1,425(F)     18,271

Beneficiaries Equity
Paid in capital of Common and
  Preferred shares . . . .     18,570      263,889  (107,857)(I)   174,602

Cumulative net income available
 for common shares . . . .     58,992       41,977   (41,977)(G)    58,992
Cumulative distributions on
 common shares . . . . . .          0     (133,897)  133,897 (G)         0
                             --------      -------   -------       -------
                               77,562      171,969   (15,937)      233,594

Unearned compensation on
 restricted common shares.          0         (265)     (485)(H)      (750)
                             --------      -------   -------       -------

  Total beneficiaries'
   equity. . . . . . . . .     77,562      171,704   (16,422)      232,844
                             --------      -------   -------       -------
  Total liabilities and
   beneficiaries' equity .  $ 257,761   $  535,625   $(4,474)     $788,912
                            =========    =========  ========     =========

The accompanying notes and management's assumptions are an integral part of this statement.


                                                        Kramont Realty Trust

                                                    Pro Forma Combined Condensed
                                                     Statement of Operations for
                                                  the Year Ended December 31, 1999
                                                             (Unaudited)

                                                      CV
                                                   Pro Forma                                          Pro forma
                                     CV           Adjustments          CV              Kranzco         Merger        Kramont
                                (Historical)     Acquisitions      (Pro Forma)      (Historical)     Adjustments   (Pro Forma)
                                ------------     ------------      ----------       ------------     -----------   ----------
                                  (Audited)           (A)                             (Audited)

Revenue
Minimum Rent . . . . . . . . . .  $ 19,393          $  1,050        $  20,443        $  62,087        $   367(B)     $ 82,897
Percentage rent. . . . . . . . .       304                23              327            1,335              0           1,662
Expense reimbursements . . . . .     5,700               318            6,018           13,820              0          19,838
Other income . . . . . . . . . .       158                 5              163              520              0             683
Interest income primarily
 from mortgage notes . . . . . .     8,008                 0            8,008              340              0           8,348
                                  ---------         --------        ---------         --------        -------       ---------

 Total revenue . . . . . . . . .    33,563             1,396           34,959           78,102            367         113,428
                                  ---------         --------        ---------         --------        -------       ---------

Expenses
Interest . . . . . . . . . . . .    11,743               640           12,383           27,236            422(C)       40,041
Depreciation and amortization. .     4,078               221            4,299           16,863         (4,819)(D)      16,343
Operations and maintenance . . .     7,621               388            8,009           18,503              0          26,512
General and administrative . . .     1,768                 0            1,768            3,840            210(E)        5,818
                                  ---------         --------        ---------         --------        -------       ---------

 Total expenses. . . . . . . . .    25,210             1,249           26,459           66,442         (4,187)         88,714
                                  ---------         --------        ---------         --------        -------       ---------


Subtotal . . . . . . . . . . . .  $  8,353          $    147        $   8,500        $ 11,660         $ 4,554        $ 24,714

Equity in income of
 unconsolidated affiliates . . .       238                43 (F)          281                0              0             281

Gain on Sale of Real Estate. . .         0                 0                0              535              0             535

Minority interests in income of
 Operating Partnership . . . . .    (1,344)                0           (1,344)               0           (516)(G)      (1,860)
                                ---------           --------        ---------         --------        -------       ---------

Income before preferred share
 distributions . . . . . . . . .     7,247               190            7,437           12,195          4,038          23,670

Preferred share distributions. .         0                 0                0            7,903              0           7,903
                                ---------           --------        ---------         --------        -------       ---------

Net income attributable to
 common shareholders . . . . . .  $  7,247          $    190        $   7,437        $   4,292        $ 4,038        $ 15,767
                                ---------           --------        ---------         --------        -------       ---------


Basic Earnings Per Common
 Share . . . . . . . . . . . . .  $   0.91                          $    0.93        $    0.41                       $   0.85
                                  ========                          =========         ========                      =========

Diluted Earnings Per Common  . .
Share. . . . . . . . . . . . . .  $   0.91                          $    0.93        $    0.41                       $   0.85
                                  ========                          =========         ========                      =========

Weighted average number of
 Common Shares of
 Beneficial Interest . . . . . .     7,967                              7,967           10,551             75          18,593


The accompanying notes and management's assumptions are an integral part of this statement.

                                   -151-

          Notes and Management's Assumptions to Pro Forma Combined Condensed Balance Sheet for Kramont Realty Trust as of December 31, 1999
            (Dollar amounts in thousands, except per share data)

(A) Represents adjustments to record the Merger in accordance with the purchase method of accounting with CV as the accounting acquirer. The purchase price of the Kranzco shares was calculated assuming a market value of CV shares of $10.00 per share (based on pre- and post-announcement trading of CV shares) times the outstanding shares of Kranzco Common Shares of Beneficial Interest of 10,566,746. In addition, the Kranzco Series Preferred A-1 Shares of Beneficial Interest of 11,155 shares have been valued at $455.77 per share, based on the terms of the conversion provisions into 508,410 Common Shares of Beneficial Interest. The Kranzco Series Preferred B-1 Shares of Beneficial Interest of 1,183,277 shares have been valued at $16.88 per share and the Kranzco Series Preferred D Shares of Beneficial Interest of 1,800,000 shares have been valued at $14.44 per share based on pre- and post- announcement trading of the respective shares. The total purchase price is as follows:

        Shares of            Shares            Value Per          Total
   Beneficial Interest     Outstanding           Share        Consideration
   -------------------     -----------         ---------      -------------

   Common                   10,566,746         $   10.00        $ 105,667
   Series Preferred A-1         11,155         $  455.77        $   5,084
   Series Preferred B-1      1,183,277         $   16.88        $  19,968
   Series Preferred D        1,800,000         $   14.44        $  25,988
                                                                ---------

      Total equity                                              $ 156,707

   Merger and the other transaction costs                          12,168
                                                                ---------

      Total purchase price                                      $ 168,875
                                                                =========

   Estimated fees and expenses related to the mergers are as follows:

   Advisory fees                                                $   4,500
   Accounting and legal                                             3,500
   Merger and other costs, including employment
     and severance agreements and exit costs                        4,168
                                                                ---------

      Total CV transaction costs                                $  12,168
                                                                ---------


   Purchase Price (see above)                                   $ 168,875
   Less historical book value of Kranzco equity                  (171,704)
   Adjustments to reflect certain assets and liabilities
   of Kranzco at fair value:
      Decrease in accounts receivable
        and other assets (see (B))             $   9,860
      Increase mortgages and notes payable)          855
        (see (E))
                                                                   10,715
                                                                ---------

   Adjustment required to reflect increase in investment
      in real estate, net                                       $   7,886
                                                                ---------

(B)   Adjustments to other assets:
   To eliminate Kranzco's asset related to the straight-
      lining of rent related to leases                          $  (4,857)
   To eliminate Kranzco's asset of deferred
      financing costs                                              (1,645)
   To eliminate Kranzco's asset of deferred leasing costs          (3,108)
   To eliminate furniture and fixtures and other assets              (250)
                                                                ---------
                                                                $  (9,860)


(C)   To eliminate transaction costs paid or accrued as
      of December 31, 1999                                      $  (2,500)


(D)   Adjustments to liabilities:
   To reflect increase in other liabilities for future
      rental obligation on Kranzco headquarters                       512
   To eliminate accrued transaction costs                          (1,750)
                                                                ---------
                                                                $  (1,238)
                                                                =========


(E)   Adjustments to mortgages and notes payable:
   To record the premiums and (discounts) required to adjust mortgages and notes payable to fair value using estimated market rates on an instrument by instrument basis.

      Total premiums                                            $   3,535
      Total discounts                                              (2,680)
                                                                ---------
                                                                      855
   To reflect the increase in debt to pay for estimated
      Merger costs                                                 10,906
                                                                ---------
                                                                $  11,761
                                                                =========


(F)   To reflect the increase in minority interest resulting
      from the contribution of assets to the new
      Operating Partnership.                                    $   1,425


(G) To eliminate Kranzco's historical cumulative net income and cumulative distributions.


(H)   Adjustments to unearned compensation on
      restricted common shares:
   To record the vesting of unearned compensation
      of Kranzco.                                               $     265
   To record the unearned compensation related to
      the 75,000 restricted shares issued to
      Louis Meshon, Sr.                                              (750)
                                                                ---------
                                                                $    (485)
                                                                =========

(I)   To adjust paid in capital for securities issued.

          Notes and Management's Assumptions to Pro Forma Combined
                     Condensed Statements of Operations
                        (Dollar Amounts in Thousands)


(A) To reflect the operations of the three properties acquired by CVI during 1999, for the period from January 1, 1999 to the acquisition date.


                                                                  Year
                                                                  Ended
                                                              December 31,
                                                                  1999
                                                              ------------

(B)   To eliminate effect of pre-acquisition
      straight-line rental income for Kranzco leases           $  (237)
      To record reset straight-line rental income
      for Kranzco leases                                           604
                                                               --------
        Total straight-line rent adjustment, net               $   367
                                                               ========

(C)   To reflect the following adjustments to
      interest expense:
      To record interest expense on
      merger debt                       $11,656   8.0%         $   932
      To record amortization of the premium required
      to adjust Kranzco's mortgages and other notes
      payable to fair value, net                                  (510)
                                                               --------

           Total interest expense adjustment                   $   422
                                                               ========
(D)   Adjustments to depreciation and amortization:
      To adjust building depreciation expense for
      Kranzco properties over a 40 year life                   $(3,358)

      To eliminate amortization of deferred financing
      costs for Kranzco                                           (677)

      To eliminate amortization of deferred leasing
      costs for Kranzco                                           (784)
                                                               --------
           Total adjustment                                    $(4,819)
                                                               ========
(E)   To record the compensation related to the
      issuance of 75,000 shares of Kramont and the
      estimated taxes thereon to Louis Meshon, Sr.,
      President and CEO of Kramont                             $   210

(F)   To record management fee income of Drexel Realty,
      subsidiary of CV, for acquisition properties             $    43

(G)   To record the minority interest share of
      operating results:
      Operating results                                        $25,530
      Minority interest ownership percentage                      7.29%
                                                               --------
      Minority interest share as adjusted                       (1,860)
      Minority interest share as previously stated              (1,344)
                                                               --------
           Adjustment to reflect minority interest
           in pro-forma results                                $  (516)
                                                               ========

              PROPOSAL TO APPROVE KRAMONT'S 2000 INCENTIVE PLAN

     General

     The board of trustees of Kramont has approved the 2000 Incentive Plan, subject to the approval by the shareholders of CV and Kranzco. The purpose of the 2000 Incentive Plan is to align the interests of Kramont's trustees, officers, consultants and employees with those of the Kramont shareholders. This plan is intended also to enable Kramont to attract, compensate and retain trustees, officers, consultants and employees and provide them with appropriate incentives and rewards for their performance. The existence of the 2000 Incentive Plan should enable Kramont to compete more effectively for the services of these individuals. The following description of the 2000 Incentive Plan is a summary of the principal provisions of the 2000 Incentive Plan and is qualified in its entirety by reference to the 2000 Incentive Plan, a copy of which is attached as Appendix F hereto.

     Awards to trustees, consultants, officers and other employees under the 2000 Incentive Plan may take the form of share options, including corresponding share appreciation rights and reload options, restricted share awards, share purchase awards and other share-based awards.

     Share Authorization

     The maximum number of Kramont common shares that may be the subject of awards under the 2000 Incentive Plan is 1,000,000 shares. The number of Kramont common shares that may be the subject of awards under the 2000 Incentive Plan may be adjusted to reflect any change in Kramont's capital structure or business by reason of certain corporate transactions or events.

     Kramont common shares will again be available for awards (other than incentive options) under the 2000 Incentive Plan if those shares become available because they were either (a) previously part of any unexercised portions of terminated options, (b) forfeited by participants, or (c) subject to any awards that are otherwise surrendered by a participant without receiving any payment or other benefit. In the event the purchase price of an option is paid in whole or in part through the delivery of Kramont common shares, the number of Kramont common shares issuable in connection with the exercise of the option shall not again be available for the grant of awards under the 2000 Incentive Plan. Additionally, Kramont common shares subject to options, or portions thereof, with respect to which share appreciation rights are exercised are not again available for the grant of awards under the 2000 Incentive Plan. Kramont common shares to be issued or delivered under the 2000 Incentive Plan are shares which are either authorized and unissued, or are already-issued Kramont common shares that have been reacquired by Kramont, or both.

     2000 Incentive Plan Administration

     Unless otherwise determined by the trustees, the 2000 Incentive Plan will be administered by a committee of two or more non-employee trustees, each of whom is intended to be a non-employee director (trustee) as defined in Rule 16b-3 under the Securities Exchange Act and an outside director (trustee) as defined under Section 162(m) of the Internal Revenue Code. The committee will determine the trustees, officers, consultants, advisors and other employees who will be granted awards, and will determine the terms of awards (including, without limitation, the extent to which awards under the 2000 Incentive Plan will become fully vested, loans may be forgiven or other acceleration upon the occurrence of a change in control), and the amount and type of awards. Additionally, the committee will establish rules and regulations relating to the administration of the 2000 Incentive Plan.

     Options

     "Incentive options" meeting the requirements of Section 422 of the Internal Revenue Code, and "nonqualified options" that do not meet such requirements are both available for grant under the 2000 Incentive Plan. The term of each option will be determined by the committee, but no option will be exercisable more than ten years (or five years in the case of an incentive option granted to a 10% shareholder) after the date of grant. Options may also be subject to restrictions on exercise, as determined by the committee. The exercise price for incentive options or nonqualified options which are intended to be performance-based for purposes of Section 162(m) of the Internal Revenue Code must be at least equal to 100% of the fair market value of the Kramont common shares on the date of grant (or, in the case of an incentive option granted to a 10% shareholder, 110% of the fair market value). The exercise price for nonqualified options which are not intended to be performance-based for purposes of Section 162(m) of the Internal Revenue Code will be determined by the committee at the time of grant. The exercise price can be paid in cash, or if approved by the committee: (i) by actually or constructively tendering Kramont common shares owned by a participant for at least 6 months or such other period to avoid accounting charges against the Company's earnings, (ii) by delivery of a promissory note, or (iii) if the Kramont common shares are publicly traded, through a "cashless exercise" procedure whereby a participant delivers irrevocable instructions to a broker to promptly deliver to Kramont an amount equal to the exercise price, or a combination of any of the foregoing.

     Incentive options are not transferable except by will or the laws of descent and distribution and may be exercised only by the participant (or his guardian or legal representative) during his or her lifetime, except as provided below. Nonqualified options may be transferable to certain family members and trusts, partnerships or other entities owned more than 50% by such family members.

     The maximum number of shares that may be granted to an individual in any fiscal year with respect to grants of options and share appreciation rights that are intended to qualify as "performance based" under the Section 162(m) of the Internal Revenue Code is 100,000 shares per year.

     In connection with the merger of CV into Kramont and the merger of KRT Trust into Kramont, Kramont will cause options to be issued to current CV officers or directors and current Kranzco executive officers. See "Interests of CV Executive Officers and Directors in the Mergers-Assumption and Issuance of Options" and "Interests of Kranzco Executive Officers and Trustees in the Merge -Assumption and Issuance of Options."

     Share Appreciation Rights

     The 2000 Incentive Plan provides that share appreciation rights may be granted in connection with a grant of options. Each share appreciation right must be associated with a specific option and must be granted at the time that the option is granted. A share appreciation right is exercisable only to the extent that the related option is exercisable. Upon the exercise of a share appreciation right, the recipient is entitled to receive from Kramont, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or Kramont common shares equal to the excess of (A) the fair market value of one common share on the date of such exercise over (B) the exercise price of the related option, times the number of Kramont common shares in respect of which such share appreciation right shall have been exercised. Upon the exercise of a share appreciation right, the related share option, or the portion thereof in respect of which the share appreciation right is exercised, will terminate. Upon the exercise of an option granted in tandem with a share appreciation right, the tandem share appreciation right will terminate.

     Reload Options

     The committee may make available, concurrently with the award of any option to the participants, the right to receive in the future one or more reload options to purchase a number of Kramont common shares equal to the number of Kramont common shares delivered (or deemed delivered) by the participant to Kramont to exercise an underlying option and, to the extent authorized by the committee, the number of shares used to satisfy any tax withholding requirement incident to the exercise of the underlying option. Although an underlying option may be an incentive option, a reload option is not intended to qualify as an incentive option. A reload option may be granted in connection with the exercise of an option that is itself a reload option. Each reload option will have the same expiration date as the underlying option and an exercise price equal to the fair market value of the Kramont common shares on the date of grant of the reload option. A reload option is exercisable on or after the six month anniversary of the date of grant of the reload option.

     Restricted Shares

     The committee may award restricted Kramont common shares to a participant. Such a grant gives a participant the right to receive Kramont common shares subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the Kramont common shares may be based upon performance standards, length of service or other criteria as the committee may determine. Until all restrictions are satisfied, lapsed or waived, Kramont will maintain custody over the restricted Kramont common shares. However, during that time, the participant will be able to vote the Kramont common shares and will be entitled to an amount equal to all distributions, if any, paid with respect to the Kramont common shares, as provided by the committee. During such restrictive period, the restricted Kramont common shares may not be sold, assigned, transferred, pledged or otherwise encumbered.

     If the grant of restricted shares or the lapse of the relevant restriction is based on the attainment of objective performance goals, the committee shall establish the performance goals, formulae or standards and the applicable vesting percentage for the award of restricted shares applicable to each participant while the outcome of the performance goals is substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances.

     These performance goals shall be based on one or more of the following performance criteria (or, for awards not intended to satisfy Section 162(m) of the Internal Revenue Code, such other factors as the committee may determine in its sole discretion): (i) revenues, income before income taxes and extraordinary income, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, funds from operation of real estate investments or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow; (iv) level of, reduction of, or other specified objectives with regard to Kramont's bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders' equity; (viii) economic value added targets; (ix) fair market value of the common shares; and
(x) the growth in the value of an investment in the common shares assuming the reinvestment of dividends. In addition, such performance goals may be based upon the attainment of specified levels of Kramont (or affiliate, division or other operational unit of Kramont) performance under one or more of the measures described above relative to the performance of other corporations.
To the extent permitted under Section 162(m) of the Internal Revenue Code, the committee may, for awards intended to satisfy Section 162(m): (i) designate additional business criteria on which the performance goals may be based or
(ii) adjust, modify or amend the aforementioned business criteria.

     The maximum number of shares that may be granted to an individual in any fiscal year with respect to grants of restricted shares or other share based awards (described below) that are intended to qualify as "performance based" under the Section 162(m) on the Internal Revenue Code is 50,000 shares per year.

     Share Purchase Awards

     The 2000 Incentive Plan also permits the grant of share purchase awards to participants. Participants who are granted a share purchase award are provided with a share purchase loan to enable them to pay the purchase price for the Kramont common shares acquired pursuant to the award. The terms of each share purchase loan will be determined by the committee. The purchase price of the Kramont common shares acquired with a share purchase loan is the fair market value on the date of the award. The 2000 Incentive Plan provides that some or all of a share purchase loan can be forgiven under terms determined by the committee. At the end of the loan term, the remainder of the share purchase loan will be due and payable.

The interest rate, if any, on a share purchase loan will be determined by the committee. Share purchase loans may be recourse or nonrecourse under terms determined by the committee and, in the case of nonrecourse loans, shall be secured by a pledge of the shares acquired pursuant to the loan.

     Other Share-Based Awards

     The committee may also grant other stock-based awards under the 2000 Incentive Plan to eligible participants that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Kramont common shares, including, but not limited to, Kramont common shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by Kramont or any of its subsidiaries. Subject to the provisions of the 2000 Incentive Plan, the committee will have authority to determine the recipients to whom and the time or times at which such awards will be made, the number of shares of common stock to be awarded pursuant to or referenced by such award and all other conditions of the awards. The committee may also provide for the grant of such awards upon the completion of a specified performance period and/or achievement of performance goals. The performance criteria that may be selected by the committee are the same as those described above for restricted shares. Other performance goals may be used to the extent such goals satisfy the requirements of Section 162(m) of the Internal Revenue Code or the award is not intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code.

     Certain Federal Income Tax Consequences of the 2000 Incentive Plan

     The following is a brief summary of the principal federal income tax consequences of awards under the 2000 Incentive Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Each recipient of a grant is urged to consult with his or her own tax advisor as to the specific tax consequences to such grantee of the grant and exercise of options, share appreciation rights and rights under other awards and of the disposition of the common shares acquired through the exercise of options or other rights awarded.

     Options

     In general, a participant is not subject to federal income tax either at the time of grant or at the time of exercise of an incentive option. However, upon exercise, the difference between the fair market value of the Kramont common shares and the exercise price is a tax preference item subject to the possible application of the alternative minimum tax. If (i) a participant does not dispose of the Kramont common shares acquired through the exercise of an incentive option in a "disqualifying disposition" (i.e., if no disposition occurs either within two years from the date of grant of the share option or within one year of the transfer of the Kramont common shares to the participant) and (ii) at all times during the period beginning on the date of grant of the option and ending on the day three months before the date of such exercise, the participant was an employee of Kramont or any of its subsidiaries, then the participant will be taxed only upon the gain, if any, from the sale of such Kramont common shares, and that gain will be taxable as gain from the sale of a capital asset.

     Kramont will not receive any tax deduction on the exercise of an incentive option or, if the above holding period and employment requirements are met, on the sale of the underlying Kramont common shares so acquired by a participant. The aggregate fair market value of Kramont common shares (determined at the time of grant) with respect to which incentive options can be exercisable for the first time by a participant during any calendar year cannot exceed $100,000. If there is a disqualifying disposition (i.e., if one of the holding period requirements is not met) or the participant was not employed by Kramont or one of its subsidiaries during the entire applicable period, the participant will be treated as receiving compensation subject to ordinary income tax and Kramont, subject to the application of Sections 162(m) and 280G of the Internal Revenue Code, will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the Kramont common shares at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by Kramont.

     If nonqualified options are granted to a participant, there generally are no federal income tax consequences at the time of grant. Upon exercise of the option and provided the common shares acquired upon exercise of the option are not restricted shares, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the Kramont common shares on the date of exercise. Kramont, subject to, inter alia, the application of Sections 162(m) and 280G of the Internal Revenue Code, will receive a tax deduction of the same amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by Kramont.

     A participant who is an officer or trustee of Kramont or a beneficial owner of more than 10% of any class of registered equity securities of Kramont should consult with his or her tax advisor as to whether, as a result of
Section 16(b) of the Securities Exchange Act and the rules and regulations thereunder that are related thereto, the timing of income recognition is deferred for any period following the exercise of an option. If there is a deferral period, absent a written election (pursuant to Section 83(b) of the Internal Revenue Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the common shares pursuant to the exercise of the option to include in income, as of the transfer date, the excess on such date of the fair market value of such shares over their exercise price, recognition of income by the participant could, in certain instances, be deferred until the expiration of the deferral period.

     Share Appreciation Rights

     No income will be realized by a participant in connection with the grant of any share appreciation right and there will be no U.S. federal tax consequences to Kramont. Upon the exercise of any share appreciation right, the participant must include in ordinary income the amount of cash and the fair market value on the exercise date of any Kramont common shares that the participant is entitled to receive. Kramont, subject to, inter alia, the application of Sections 162(m) and 280G of the Internal Revenue Code, will be entitled to a deduction equal to the amount included in such participant's income by reason of the exercise of any share appreciation right.

     Reload Options

     The receipt of a reload option by a holder of an underlying incentive option or an underlying nonqualified option (including a reload option) upon exercise of such underlying option should not in itself affect the tax treatment of the exercise of such underlying incentive or nonqualified option. A participant will not be subject to tax at the time a reload option is granted (except for any income recognized upon the exercise of the underlying option at the time of grant of the reload option). A reload option will constitute a nonqualified option for federal income tax purposes and will be taxed as such in the manner set forth above.

     Restricted Shares

     A grant of restricted Kramont common shares does not constitute a taxable event either for a participant or for Kramont. However, the participant will be subject to tax, at ordinary income rates, when the Kramont common shares are no longer subject to a substantial risk of forfeiture or become freely transferable. Kramont, subject to, inter alia, the application of Sections 162(m) and 280G of the Internal Revenue Code, will be entitled to take a commensurate deduction at that time.

     A participant may elect under section 83(b) of the Internal Revenue Code to recognize taxable ordinary income at the time restricted Kramont common shares are awarded. The amount which would be recognized would be the fair market value of the Kramont common shares at the time of issuance over the amount paid, if any, by the participant, determined without regard to any forfeiture restrictions. If such an election is made, Kramont, subject to, inter alia, the application of Sections 162(m) and 280G of the Internal

Revenue Code, would be entitled to a deduction at that time in the same amount. Future appreciation on the Kramont common shares would be taxed at the capital gains rate when the Kramont common shares are sold. However, if, after making such an election, the Kramont common shares were forfeited, the participant would be unable to claim a deduction for the amount included in the income of the participant by reason of such election.

     Share Purchase Awards

     In general, a participant who receives a share purchase award should incur no tax liability if the participant pays fair market value for the common shares. Additionally, Kramont would not receive any deduction at the time Kramont common shares are acquired through such a share purchase award. However, if the share purchase loan were forgiven, the participant would be required to recognize ordinary income in an amount equal to the forgiven portion of the loan. Kramont would, subject to, inter alia, the application of Sections 162(m) and 280G of the Internal Revenue Code, be entitled to take a commensurate deduction at such time.

     Applicable withholding taxes may be withheld in connection with any award under the 2000 Incentive Plan. In that regard, the committee has the discretion to allow a participant to satisfy its required withholding tax obligations with Kramont common shares.

     Parachute Payments

     In the event that the payment of any award under the 2000 Incentive Plan is accelerated because of a change in ownership or control (as used in Section 280G(b)(2) of the Internal Revenue Code) and such payment of an award, either alone or together with any other payments made to the participant by Kramont, constitute parachute payments under Section 280G of the Internal Revenue Code, then, subject to certain exceptions, a portion of such payments would be nondeductible to Kramont and the participant would be subject to a 20% excise tax on such portion of the payment.

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Code denies a deduction to any corporation, whose common shares are publicly held, for compensation paid to certain covered employees in a taxable year to the extent that such compensation exceeds $1,000,000. Covered employees are a company's chief executive officer on the last day of the taxable year and any other individual whose compensation is required to be reported to shareholders under the Securities Exchange Act by reason of being among the four highest compensated officers for the taxable year and who are employed on the last day of the taxable year. Subject to an exception described below, the amount of compensation income recognized by a participant is considered in determining whether a covered employee's compensation exceeds $1,000,000. Compensation paid under certain qualified performance based compensation arrangements, which (among other things) provide for compensation based on pre-established performance goals established by a compensation committee that is comprised solely of two or more outside directors and which is disclosed to, and approved by, the majority of our stockholders, is not considered in determining whether a covered employee's compensation exceeds $1,000,000. It is intended that the options with an exercise price equal to the fair market value of the shares on the date of exercise and the corresponding share appreciation rights granted under the 2000 Incentive Plan (and in certain circumstances, the restricted share awards and other share based awards), will satisfy the requirements of
Section 162(m) of the Internal Revenue Code so that such awards will not be included in a covered employee's compensation for the purposes of determining whether such covered participant's compensation exceeds $1,000,000; however the effect of Section 162(m) of the Internal Revenue Code on the deductibility of such covered employee compensation cannot be ascertained with certainty.
As a result, notwithstanding the foregoing discussion, no assurance can be given as to the deductibility of the covered compensation under Section 162(m) of the Internal Revenue Code.

     Termination, Amendment and ERISA Status

     The 2000 Incentive Plan will terminate by its terms and without any action by the Kramont board of trustees on the tenth anniversary of the earlier of its date of adoption or shareholder approval. No awards may be made after that date. Awards outstanding on that date will remain valid in accordance with their terms.

     The committee, subject to the terms and provisions of the 2000 Incentive Plan, may amend or alter the terms of awards under the 2000 Incentive Plan. For example, the committee may provide for the forgiveness in whole or in part of share purchase loans, the release of the Kramont common shares securing such loans, or the termination or modification of the vesting or performance provisions of the grants of restricted Kramont common shares. However, no such action shall in any way impair the rights of a participant under any award without such participant's consent.

     The Kramont Compensation Committee may amend, alter, suspend or terminate the 2000 Incentive Plan. No such amendment, alteration, suspension, or termination of the 2000 Incentive Plan shall in any way impair the rights of a participant (or permitted assignee) under any award previously granted without such participant's consent. In addition, any amendment or termination will be subject to shareholder approval if approval is required by Federal or state law or regulation (including, without limitation, to the extent required by Section 162(m) or Section 422 of the Internal Revenue Code), or rule of any stock exchange or quotation system on which the Kramont common shares are listed or quoted.

     The 2000 Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended and is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.


                                LEGAL MATTERS

     Some legal matters in connection with the merger of KRT Trust into Kramont will be passed upon for Kranzco by Robinson Silverman Pearce Aronsohn & Berman LLP. Some legal matters in connection with the merger of CV into Kramont will be passed upon for CV by Proskauer Rose LLP and by Roberts & Holland LLP. Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland will pass upon matters of Maryland law relating to the merger agreement and the Articles of Merger, and Richards, Layton & Finger, P.A. will pass upon matters of Delaware law relating to the merger agreement.


                                   EXPERTS

     The audited consolidated financial statements of CV at December 31, 1999 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this joint proxy statement/prospectus from CV's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by BDO Seidman, LLP, independent certified public accountants, in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The audited consolidated financial statements of Kranzco at December 31, 1999 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference, in reliance upon the authority of said firm as experts in giving said reports.

     Representatives of BDO Seidman, LLP are expected to be present at the CV special meeting and representatives of Arthur Andersen LLP, are expected to be present at the Kranzco special meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                        FUTURE SHAREHOLDER PROPOSALS

     Due to the contemplated consummation of the mergers, neither Kranzco nor CV currently expects to hold a 2000 annual meeting of shareholders because Kranzco and CV will be merged with and into Kramont and will cease to exist. However, if the mergers are not consummated, Kranzco and CV do intend to hold their 2000 annual meeting in the normal course of business or as promptly as reasonably practicable. In this case, the shareholders of Kranzco and CV would continue to be entitled to attend and participate in their respective annual meeting.

     In the event the mergers are not consummated and the meetings are held, because the date of Kranzco's and CV's 2000 annual meeting may have to be changed by more than 30 days from the date of each company's 1999 annual meeting, the regulations of the Securities and Exchange Commission provide that, to be eligible for inclusion in Kranzco or CV's proxy statement and form of proxy relating to the annual meeting, proposals of Kranzco shareholders and CV shareholders intended to be presented at the annual meetings of their companies must be received by the Secretary of Kranzco or CV, as the case may be, at their respective place of business within a reasonable time before Kranzco or CV begin to print and mail their respective proxy statements to their shareholders in connection with the meeting. Kranzco and CV will inform their respective shareholders of the date by which the proposals must be received.

     If you wish to submit proposals for consideration at CV's 2000 annual meeting without including them in CV's proxy statement for that meeting, you must notify CV of your intentions a reasonable time before CV mails its proxy materials for that meeting. If you wish to submit proposals for consideration at Kranzco's 2000 annual meeting without including them in Kranzco's proxy statement for that meeting, you must have notified Kranzco of your intentions to do so no earlier than March 4, 2000 and not later than April 3, 2000. If you do not or did not, as the case may be, the persons named as proxies in CV's or Kranzco's proxy statement for its 2000 annual meeting may exercise their discretionary authority to vote on your proposals.


                     WHERE YOU CAN FIND MORE INFORMATION

     Kramont has filed a registration statement on Form S-4 to register with the SEC the Kramont common shares, the Kramont Series B-1 preferred shares and the Kramont Series D preferred shares to be issued in connection with the combination of the businesses of CV and Kranzco. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CV and Kranzco. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, CV and Kranzco file annual, quarterly and special reports, proxy statements and other information with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy any reports, statements or other information we file at the following locations of the SEC:

                            Public Reference Room
                           450 Fifth Street, N.W.
                                  Room 1024
                           Washington, D.C. 20539

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. The SEC's website contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.



CV SEC Filings (File No. 001-08073)          Description or Period/As of Date
----------------------------------           --------------------------------
Annual Report on Form 10-K                   Year ended December 31, 1999


Kranzco SEC Filings (File No. 001-11478)     Description or Period/As of Date
----------------------------------------     --------------------------------
Annual Report on Form 10-K                   Year ended December 31, 1999

     CV and Kranzco also incorporate by reference in this joint proxy statement/prospectus additional documents that they file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this joint proxy statement/prospectus to the date of the special meetings of the CV and Kranzco shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

     CV has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to CV, and Kranzco has supplied all the information relating to Kranzco.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide website as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing, by telephone or by the Internet from the appropriate company at the following addresses:

          CV Reit, Inc.
          100 Century Boulevard
          West Palm Beach, FL  33417
          Tel.:  (561) 640-3155
          Attention: Elaine Hauff
          Internet: http://www.cvreit.com

          Kranzco Realty Trust
          128 Fayette Street
          Conshohocken, PA 19428
          Tel.:  (610) 941-9292
          Attention:  Mary Gannon
          Internet: http://www.kranzco.com

     If you would like to request documents from us, please do so by May 26, 2000 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or other equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give you any information or to make any representation about the proposed mergers or our companies that differs from or adds to the information contained in this document or in the documents our companies have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

     If you live in a jurisdiction where it is unlawful to offer or exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or to ask for proxies, or, if you are a person to whom it is unlawful to direct such offers or requests, then the offer and request presented by this document does not extend to you.

     The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

                                                            Appendix A

=============================================================================









               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                    among

                            KRANZCO REALTY TRUST,

                                 KRT TRUST,

                                CV REIT, INC.

                                     and

                            KRAMONT REALTY TRUST


                        Dated as of December 10, 1999






=============================================================================


                              TABLE OF CONTENTS

                                                                         Page

1.   The Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1.   The CV Merger. . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2.   The KRT Trust Merger . . . . . . . . . . . . . . . . . . . . . 3
     1.3.   The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.4.   Effective Time . . . . . . . . . . . . . . . . . . . . . . . . 3

2.   Declaration of Trust and By-laws of Kramont . . . . . . . . . . . . . 3
     2.1.   Declaration of Trust . . . . . . . . . . . . . . . . . . . . . 3
     2.2.   By-laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.   Trustees and Executive Officers of Kramont. . . . . . . . . . . . . . 4
     3.1.   Trustees . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     3.2.   Executive Officers . . . . . . . . . . . . . . . . . . . . . . 4

4.   KRT Trust Common and Preferred Shares, CV Common Stock
     and Kramont Common and Preferred Shares . . . . . . . . . . . . . . . 4
     4.1.   Conversion of KRT Trust Common Shares, and CV Common Stock . . 4
     4.2.   Exchange of Certificates . . . . . . . . . . . . . . . . . . . 8
     4.3.   Cancellation of Kramont Common Shares. . . . . . . . . . . . .10

5.   Certain Transactions Relating to the Kranzco Reorganization and the
     Trust Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     5.1.   Preliminary Transactions . . . . . . . . . . . . . . . . . . .11
     5.2.   Merger of CV Trust into CV.. . . . . . . . . . . . . . . . . .12
     5.3.   Transactions Relating to CV Partnership. . . . . . . . . . . .12

6.   Representations and Warranties of Kranzco and KRT Trust . . . . . . .14
     6.1.   Existence; Good Standing; Authority; Compliance With Law . . .14
     6.2.   Authorization, Validity and Effect of Agreements . . . . . . .15
     6.3.   Capitalization . . . . . . . . . . . . . . . . . . . . . . . .16
     6.4.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .17
     6.5.   Other Interests. . . . . . . . . . . . . . . . . . . . . . . .17
     6.6.   No Violation . . . . . . . . . . . . . . . . . . . . . . . . .17
     6.7.   SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . .18
     6.8.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .19
     6.9.   Absence of Certain Changes . . . . . . . . . . . . . . . . . .19
     6.10.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     6.11.  Books and Records. . . . . . . . . . . . . . . . . . . . . . .21
     6.12.  Properties . . . . . . . . . . . . . . . . . . . . . . . . . .22
     6.13.  Environmental Matters. . . . . . . . . . . . . . . . . . . . .23
     6.14.  Employee Benefit Plans; ERISA. . . . . . . . . . . . . . . . .26
     6.15.  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . .28
     6.16.  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . .28
     6.17.  Opinion of Financial Advisor . . . . . . . . . . . . . . . . .28
     6.18.  CV Share Ownership . . . . . . . . . . . . . . . . . . . . . .28
     6.19.  [Intentionally Omitted]. . . . . . . . . . . . . . . . . . . .28
     6.20.  Convertible Securities . . . . . . . . . . . . . . . . . . . .28
     6.21.  Related Party Transactions . . . . . . . . . . . . . . . . . .29
     6.22.  Contracts and Commitments. . . . . . . . . . . . . . . . . . .29
     6.23.  Certain Payments Resulting From Transactions . . . . . . . . .29
     6.24.  Leases.. . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     6.25.  Investment Company Act of 1940 . . . . . . . . . . . . . . . .30
     6.26.  Mortgage Notes . . . . . . . . . . . . . . . . . . . . . . . .30
     6.27.  State Takeover Statutes. . . . . . . . . . . . . . . . . . . .31
     6.28.  FFO Agreements . . . . . . . . . . . . . . . . . . . . . . . .31
     6.29.  No Prior Activities; Other Interests . . . . . . . . . . . . .31

7.   Representations and Warranties of CV. . . . . . . . . . . . . . . . .31
     7.1.   Existence; Good Standing; Authority; Compliance With Law . . .31
     7.2.   Authorization, Validity and Effect of Agreements . . . . . . .33
     7.3.   Capitalization . . . . . . . . . . . . . . . . . . . . . . . .33
     7.4.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .34
     7.5.   Other Interests. . . . . . . . . . . . . . . . . . . . . . . .34
     7.6.   No Violation . . . . . . . . . . . . . . . . . . . . . . . . .35
     7.7.   SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . .35
     7.8.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .36
     7.9.   Absence of Certain Changes . . . . . . . . . . . . . . . . . .36
     7.10.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     7.11.  Books and Records. . . . . . . . . . . . . . . . . . . . . . .38
     7.12.  Properties . . . . . . . . . . . . . . . . . . . . . . . . . .38
     7.13.  Environmental Matters. . . . . . . . . . . . . . . . . . . . .40
     7.14.  Employee Benefit Plans; ERISA. . . . . . . . . . . . . . . . .42
     7.15.  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . .44
     7.16.  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . .44
     7.17.  Opinion of Financial Advisor . . . . . . . . . . . . . . . . .44
     7.18.  Kranzco Stock Ownership. . . . . . . . . . . . . . . . . . . .44
     7.19.  Related Party Transactions . . . . . . . . . . . . . . . . . .44
     7.20.  Contracts and Commitments. . . . . . . . . . . . . . . . . . .45
     7.21.  Certain Payments Resulting From Transactions . . . . . . . . .45
     7.22.  Leases.. . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     7.23.  Investment Company Act of 1940 . . . . . . . . . . . . . . . .46
     7.24.  State Takeover Statutes. . . . . . . . . . . . . . . . . . . .46
     7.25.  Mortgage Notes . . . . . . . . . . . . . . . . . . . . . . . .47
     7.26.  FFO Agreements . . . . . . . . . . . . . . . . . . . . . . . .48
     7A.    Representations and Warranties of Kramont. . . . . . . . . . .49
     7A.1.  Existence: Good Standing; Authority. . . . . . . . . . . . . .49
     7A.2.  Authorization, Validity and Effect of Agreements . . . . . . .49
     7A.3.  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .49
     7A.4.  No Prior Activities; Other Interests . . . . . . . . . . . . .50

8.   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     8.1.   Acquisition Proposals. . . . . . . . . . . . . . . . . . . . .50
     8.2.   Conduct of Businesses. . . . . . . . . . . . . . . . . . . . .53
     8.3.   Meetings of Shareholders . . . . . . . . . . . . . . . . . . .58
     8.4.   Filings; Other Action. . . . . . . . . . . . . . . . . . . . .59
     8.5.   Notification of Certain Matters. . . . . . . . . . . . . . . .59
     8.6.   Inspection of Records. . . . . . . . . . . . . . . . . . . . .59
     8.7.   Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . .60
     8.8.   Registration Statement . . . . . . . . . . . . . . . . . . . .60
     8.9.   Listing Application. . . . . . . . . . . . . . . . . . . . . .61
     8.10.  Further Action . . . . . . . . . . . . . . . . . . . . . . . .61
     8.11.  Affiliates of CV and Kranzco . . . . . . . . . . . . . . . . .61
     8.12.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .62
     8.13.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . .62
     8.14.  Governance . . . . . . . . . . . . . . . . . . . . . . . . . .63
     8.15.  Employees and Employee Benefit Plans . . . . . . . . . . . . .63
     8.16.  Reorganization . . . . . . . . . . . . . . . . . . . . . . . .64
     8.17.  REIT Status. . . . . . . . . . . . . . . . . . . . . . . . . .64
     8.18.  Other Agreements . . . . . . . . . . . . . . . . . . . . . . .65
     8.19.  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . .65
     8.20.  The Kranzco Reorganization Transactions. . . . . . . . . . . .65
     8.21.  CV Limited Partner Contribution. . . . . . . . . . . . . . . .66
     8.22.  Termination of CV Related Party Transactions; Termination
            of FFO Agreements. . . . . . . . . . . . . . . . . . . . . . .66
     8.23.  Drexel Agreement.  . . . . . . . . . . . . . . . . . . . . . .66
     8.24.  Life Insurance . . . . . . . . . . . . . . . . . . . . . . . .67
     8.25.  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .67
     8.26.  Performance by Kramont . . . . . . . . . . . . . . . . . . . .67

9.   Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
     9.1.   Conditions to Each Party's Obligation to Effect the
            Reorganization . . . . . . . . . . . . . . . . . . . . . . . .67
     9.2.   Conditions to Obligations of Kranzco to Effect the
            Reorganization . . . . . . . . . . . . . . . . . . . . . . . .68
     9.3.   Conditions to Obligation of CV to Effect the Reorganization. .70

10.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .72
     10.1.  Termination by Mutual Consent. . . . . . . . . . . . . . . . .72
     10.2.  Termination by Either Kranzco or CV. . . . . . . . . . . . . .72
     10.3.  Termination by Kranzco . . . . . . . . . . . . . . . . . . . .73
     10.4.  Termination by CV. . . . . . . . . . . . . . . . . . . . . . .73
     10.5.  Certain Fees and Expenses Upon Termination and Abandonment . .74
     10.6.  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . .78

11.  General Provisions. . . . . . . . . . . . . . . . . . . . . . . . . .78
     11.1.  Nonsurvival of Representations, Warranties and Agreements. . .78
     11.2.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .78
     11.3.  Assignment; Binding Effect; Benefit. . . . . . . . . . . . . .79
     11.4.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .80
     11.5.  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .80
     11.6.  Definition of Knowledge. . . . . . . . . . . . . . . . . . . .80
     11.7.  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . .80
     11.8.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .80
     11.9.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .81
     11.10. Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .81
     11.11. Interpretation . . . . . . . . . . . . . . . . . . . . . . . .81
     11.12. Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . .81
     11.13. Incorporation. . . . . . . . . . . . . . . . . . . . . . . . .81
     11.14. Severability . . . . . . . . . . . . . . . . . . . . . . . . .81
     11.15. Enforcement of Agreement . . . . . . . . . . . . . . . . . . .81
     11.16. Non-Recourse . . . . . . . . . . . . . . . . . . . . . . . . .81


EXHIBIT A   Amended and Restated Declaration of Trust of Kramont
EXHIBIT B   By-laws of Kramont
EXHIBIT C   Trustees of Kramont
EXHIBIT D   Executive Officers of the Kramont
EXHIBIT E   Certificate of Merger regarding Merger of Kranzco into KRT Trust
            II (Delaware)
EXHIBIT F   Articles of Merger regarding Merger of Kranzco into KRT Trust II
            (Maryland)
EXHIBIT G   Certificate of Merger regarding Merger of KRT Trust II into KRT
            Partnership (Delaware)
EXHIBIT H   Certificate of Merger regarding merger of CV Trust into CV
            (Delaware)
EXHIBIT I   Unit Contribution Agreement
EXHIBIT J   Second Amended and Restated Agreement of Limited Partnership of
            CV Partnership
EXHIBIT K   Affiliate Letter
EXHIBIT L   Norman M. Kranzdorf Employment Agreement
EXHIBIT M   Louis P. Meshon, Sr. Employment Agreement
EXHIBIT N   Amended and Restated Agreement of Limited Partnership of KRT
            Partnership
EXHIBIT O   Press Release
EXHIBIT P   Lease Amendment

                           INDEX OF DEFINED TERMS

     Each of the following terms is defined in the Section set forth opposite such term:


     Defined Term                                 Section
     ------------                                 -------

     Affiliate                                    8.11(a)
     Agreement                                    Recitals
     Ancillary Agreements                         6.2
     Average Price                                4.2(e)
     Break-Up Expenses                            10.5(d)
     Break-Up Expenses Tax Opinion                10.5(d)
     CERCLA                                       6.13(a)(vi)
     Closing                                      1.3
     Closing Date                                 1.3
     COBRA Coverage                               8.15(d)
     Code                                         Recitals
     Commitment                                   6.9
     Confidentiality Agreement                    11.5
     Conversion Transactions                      5.1
     CV                                           Recitals
     CV Acquisition Proposal                      8.1(a)
     CV Base Amount                               10.5(b)
     CV Benefit Plans                             7.14(a)
     CV Break-Up Fee                              10.5(b)
     CV Break-Up Fee Tax Opinion                  10.5(c)
     CV Common Certificate                        4.1(i)
     CV Common Stock                              4.1(h)
     CV Disclosure Letter                         7
     CV Employment Agreements                     7.19
     CV Employee Arrangements                     7.21
     CV Employees                                 8.15(a)
     CV Entities                                  7.2
     CV ERISA Affiliate                           7.14(a)
     CV Exchange Ratio                            4.1(h)
     CV GP                                        5.3(b)
     CV Ground Leases                             7.12
     CV IRS Fee Ruling                            10.5(c)
     CV Management Agreements                     7.20
     CV Material Adverse Effect                   7.1
     CV Merger                                    Recitals
     CV OP Units                                  5.3(a)
     CV Option                                    4.1(k)
     CV Options                                   4.1(k)
     CV Partnership                               Recitals
     CV Partnership Agreement                     5.3(a)
     CV Partnership Approvals                     5.3(e)
     CV Partnership Exchange Offer                5.3(a)
     CV Properties                                7.12
     CV Reports                                   7.7
     CV Shareholder Approval                      7.2
     CV Stock Option Plans                        4.1(k)
     CV Subsidiary                                7.1
     CV Trust                                     Recitals
     CV Unit Holders                              5.3(a)
     CV Voting Agreements                         Recitals
     Declaration of Trust                         6.1
     Delaware Business Trust Laws                 5.2
     DGCL                                         1.1
     DR Plan                                      4.2(i)
     Drexel Shareholder Agreement                 8.23
     Effective Time                               1.4
     Encumbrances                                 6.12
     Environmental Law                            6.13(c)(i)
     Environmental Permit                         6.13(c)(ii)
     ERISA                                        6.14, 7.14
     Exchange Act                                 6.6
     Exchange Agent                               4.2(a)
     Exchange Fund                                4.2(a)
     Expenses Recipient                           10.5(d)
     FFO Agreements                               7.26
     First CV Partnership Approval                5.3(b)
     Form S-4                                     8.8
     Funds From Operations                        6.1
     Governmental Entity                          6.1
     Hazardous Material                           6.13(c)(iii)
     Hilcoast                                     8.22(a)
     Holdings                                     Recitals
     IRS                                          6.10(a)
     IRS Expense Ruling                           10.5(d)
     Joint Proxy Statement/Prospectus             8.8
     Kramont                                      Recitals
     Kramont Amended & Restated
       Declaration of Trust                       2.1
     Kramont Common Shares                        4.1(a)
     Kramont OP Common Units                      5.3(a)
     Kramont Options                              6.3
     Kramont Preferred Exchange Ratio             4.1(f)
     Kramont Preferred Shares                     4.1(f)
     Kramont Series A-1 Preferred Shares          4.1(c)
     Kramont Series B-1 Preferred Shares          4.1(d)
     Kramont Series B-2 Preferred Shares          4.1(e)
     Kramont Series D Preferred Shares            4.1(f)
     Kranzco                                      Recitals
     Kranzco Acquisition Proposal                 8.1(c)
     Kranzco Base Amount                          10.5(c)
     Kranzco Benefit Plans                        6.14(a)
     Kranzco Break-Up Fee                         10.5(c)
     Kranzco Break-Up Fee Tax Opinion             10.5(b)
     Kranzco Common Share                         4.2(e)
     Kranzco Contribution                         5.3(c)
     Kranzco Disclosure Letter                    6
     Kranzco Employee Arrangements                6.23
     Kranzco Entities                             6.2
     Kranzco Exchange Ratio                       4.1(a)
     Kranzco ERISA Affiliate                      6.14(a)
     Kranzco Ground Leases                        6.12
     Kranzco IRS Fee Ruling                       10.5(b)
     Kranzco Material Adverse Effect              6.1
     Kranzco Preferred Shares                     6.1
     Kranzco Properties                           6.12
     Kranzco Reorganization                       Recitals
     Kranzco Reorganization Transactions          8.20
     Kranzco Reports                              6.7
     Kranzco Right                                6.3
     Kranzco Series A-1 Preferred Shares          6.1
     Kranzco Series B-1 Preferred Shares          6.1
     Kranzco Series B-2 Preferred Shares          6.1
     Kranzco Series D Preferred Shares            6.1
     Kranzco Series E Preferred Shares            6.1
     Kranzco Shareholder Approval                 6.2
     Kranzco Subsidiary                           6.1
     Kranzco Voting Agreements                    Recitals
     KRT Partnership Merger                       5.1
     KRT Partnership                              Recitals
     KRT Trust                                    Recitals
     KRT Trust Common Certificate                 4.1(b)
     KRT Trust Common Share                       4.1(a)
     KRT Trust Common Shares                      4.1(a), 4.1 (b)
     KRT Trust Merger                             Recitals
     KRT Trust Option Plans                       4.1(k)
     KRT Trust Option                             4.1(k)
     KRT Trust Options                            4.1(k)
     KRT Trust Preferred Certificate              4.1(g)
     KRT Trust Preferred Shares                   4.1(f)
     KRT Trust Series A-1 Preferred Shares        4.1(c)
     KRT Trust Series B-1 Preferred Shares        4.1(d)
     KRT Trust Series B-2 Preferred Shares        4.1(e)
     KRT Trust Series D Preferred Shares          4.1(f)
     KRT Trust II                                 Recitals
     KRT Trust II Merger                          5.1
     Louis P. Meshon, Sr.
          Employment Agreement                    8.18
     Louis P. Meshon, Sr. Insurance Policy        8.24
     Maryland REIT Law                            1.1
     Material CV Lease                            7.22(a)
     Material CV Tenant                           7.22(a)
     Material Kranzco Lease                       6.24(a)
     Material Kranzco Tenant                      6.24(a)
     MGCL                                         1.1
     Mortgage                                     7.25(a)
     NAREIT                                       6.1
     Necessary Consents                           8.25
     New Options                                  4.1
     New York Courts                              11.8
     Non-Tendering Holders                        4.2(c)
     Norman M. Kranzdorf
          Employment Agreement                    8.18
     Notice of Superior CV Proposal               8.1(a)
     Notice at Superior Kranzco Proposal          8.1(c)
     NYSE                                         4.2(e)
     Partnership Contribution                     Recitals
     Payor                                        10.5(d)
     Property Restrictions                        6.12
     Qualifying Income                            10.5(b)
     REIT                                         6.10(b), 7.10(b)
     REIT Income Requirements                     10.5(b)
     Registered Securities                        8.8
     Regulatory Filings                           6.6
     Reorganization                               Recitals, 5.1
     Return                                       6.10(a)
     Returns                                      6.10(a)
     Rule 145                                     8.11(a)
     Second CV Partnership Approval               5.3(d)
     Securities Laws                              6.7
     Series A-1 Exchange Ratio                    4.1(c)
     Series B-1 Exchange Ratio                    4.1(d)
     Series B-2 Exchange Ratio                    4.1(e)
     Series D Exchange Ratio                      4.1(f)
     Superior CV Acquisition Proposal             8.1(a)
     Superior Kranzco Acquisition Proposal        8.1(c)
     Survivor Common Shares                       4.1(a)
     Tax                                          6.10(a)
     Taxes                                        6.10(a)
     Tender Deadline Date                         4.2(c)
     Third CV Partnership Approval                5.3(d)
     Trust Merger                                 Recitals, 5.2
     Unit Contribution Agreement                  5.3(a)


               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


     AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement"), dated as of December 10, 1999, among Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), KRT Trust, a Maryland real estate investment trust and a wholly owned subsidiary of Kranzco ("KRT Trust"), CV Reit, Inc., a Delaware corporation ("CV"), and Kramont Realty Trust, a Maryland real estate investment trust ("Kramont").

                                  RECITALS

     A. The Boards of Trustees of Kranzco, KRT Trust and Kramont and the Board of Directors of CV each has determined that a business combination between Kranzco and CV is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger of CV (the "CV Merger") and the merger of KRT Trust (the "KRT Trust Merger") into Kramont, upon the terms and subject to the conditions set forth herein. The CV Merger and the KRT Trust Merger are hereafter referred to collectively as the "Reorganization."

     B. In connection with but prior to the Reorganization, the following additional transactions will be effected: (i) Kranzco will convert all of its corporate subsidiaries into single member limited liability companies or limited partnerships and may elect to transfer certain of the assets owned directly by Kranzco to single member limited liability companies or limited partnerships, as more fully described in Section 5.1, but, KRT Trust will continue to be wholly-owned by Kranzco, (ii) Kranzco will merge with and into KRT Trust II LLC, a Delaware limited liability company and a wholly owned subsidiary of KRT Trust ("KRT Trust II"), and in connection with such merger, each shareholder of Kranzco will receive such number of common and preferred shares in KRT Trust as is equal to the number of common and preferred shares held by such shareholder in Kranzco and (iii) KRT Trust II will merge with and into KRT Operating Partnership, L.P., a Delaware limited partnership of which KRT Trust is the sole general partner ("KRT Partnership"), as more fully described in Section 5.1 (the transactions referred to in clauses (i), (ii) and (iii) of this Recital B are referred to herein as the "Kranzco Reorganization"), (iv) Montgomery CV Realty Trust, a Delaware business trust and a wholly owned subsidiary of CV ("CV Trust") will merge with and into CV, as more fully described in Section 5.2 (the "Trust Merger") and (v) immediately following the Reorganization, Kramont will contribute to KRT Partnership the units of partnership interest then held by Kramont in Montgomery CV Realty L.P., a Delaware limited partnership ("CV Partnership"), solely in exchange for units of partnership interest in KRT Partnership, as more fully described in Section 5.3 (the "Partnership Contribution").

     C. Following the execution of this Agreement, KRT Partnership will offer to each holder of units of limited partner interest in CV Partnership, other than CV Trust, the right to (i) contribute to KRT Partnership the units of limited partner interest in CV Partnership held by such holder solely in exchange for units of limited partner interest in KRT Partnership or (ii) provided such holder shall theretofore have contributed to CV Partner Holdings, L.P., a Delaware limited partnership ("Holdings"), the units of limited partner interest in CV Partnership held by such holder solely in exchange for units of limited partner interest in Holdings, contribute to KRT Partnership the units of limited partner interest in Holdings held by such holder solely in exchange for units of limited partner interest in KRT Partnership, all as more fully described in Section 5.3.

     D. In order to induce Kranzco to enter into this Agreement, concurrently herewith, Kranzco and Louis P. Meshon, Sr., H. Irwin Levy and Alan Shulman are entering into Voting Agreements pursuant to which, among other matters, Louis P. Meshon, Sr., H. Irwin Levy and Alan Shulman have agreed in their capacities as shareholders to vote in favor of this Agreement and the CV Merger provided for herein and against any other competing transactions (the "Kranzco Voting Agreements").

     E. In order to induce CV to enter into this Agreement, concurrently herewith, CV, Norman M. Kranzdorf and Robert H. Dennis are entering into Voting Agreements pursuant to which, among other matters, Norman M. Kranzdorf and Robert H. Dennis have agreed in their capacities as shareholders to vote in favor of this Agreement and the KRT Merger provided for herein and against any other competing transactions (the "CV Voting Agreements").

     F. For federal income tax purposes, it is intended that each of the KRT Trust Merger and the CV Merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     G. Kranzco and CV have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

     H. Kranzco and CV desire to make certain representations, warranties and agreements in connection with the merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                  ARTICLE 1

     1.     The Reorganization.

     1.1. The CV Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the Maryland General Corporation Law ("MGCL"), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"), and the Delaware General Corporation Law ("DGCL") at the Effective Time (as defined in Section 1.4), CV shall be merged with and into Kramont in accordance with this Agreement and the separate corporate existence of CV shall thereupon cease. Kramont shall be the surviving real estate investment trust in the CV Merger. The CV Merger shall have the effects provided in this Agreement, Section 8-501.1 of the Maryland REIT Law and the applicable provisions of the DGCL.

     1.2. The KRT Trust Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the Maryland REIT Law, at the Effective Time (as defined in Section 1.4), KRT Trust shall be merged with and into Kramont in accordance with this Agreement and the separate corporate existence of KRT Trust shall thereupon cease. Kramont shall be the surviving real estate investment trust in the KRT Trust Merger. The KRT Trust Merger shall have the effects provided in this Agreement and Section 8-501.1 of the Maryland REIT Law.

     1.3. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Reorganization (the "Closing") shall take place
(a) at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Kranzco and CV may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.4. Effective Time. If all the conditions to the Reorganization set forth in Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall, on the Closing Date, cause (i) Articles of Merger meeting the requirements of the Maryland REIT Law to be properly executed, verified and delivered for filing in accordance with the Maryland REIT Law and
(ii) this Agreement to be properly delivered for filing in accordance with the DGCL. The Reorganization shall become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the Maryland REIT Law and the filing of this Agreement with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with applicable law as the effective time of the Reorganization (the "Effective Time").


                                  ARTICLE 2

     2.     Declaration of Trust and By-laws of Kramont.

     2.1. Declaration of Trust. The Declaration of Trust of Kramont shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A attached hereto, until duly amended in accordance with the terms thereof (the "Kramont Amended and Restated Declaration of Trust").

     2.2. By-laws. The By-laws of Kramont shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit B attached hereto, until duly amended in accordance with the terms thereof.


                                  ARTICLE 3

     3.     Trustees and Executive Officers of Kramont.

     3.1. Trustees. The trustees of Kramont as of the Effective Time shall be those individuals listed in Exhibit C attached hereto. If any person identified on Exhibit C is unable to serve, the Board of Directors of CV or the Board of Trustees of Kranzco, as the case may be, whichever designated such person (as indicated on Exhibit C) shall designate a successor who shall serve in such capacity.

     3.2. Executive Officers. The executive officers of Kramont as of the Effective Time shall be those individuals listed in Exhibit D attached hereto.



                                  ARTICLE 4

     4. KRT Trust Common and Preferred Shares, CV Common Stock and Kramont Common and Preferred Shares.

     4.1.   Conversion of KRT Trust Common Shares, and CV Common Stock.

            (a) At the Effective Time, each common share of beneficial interest, $.01 par value per share of KRT Trust (each, a "KRT Trust Common Share" and collectively, the "KRT Trust Common Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one common share of beneficial interest, $.01 par value per share ("Survivor Common Shares" or "Kramont Common Shares") of Kramont (the "Kranzco Exchange Ratio"). Each KRT Trust Common Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (b) Subject to Section 4.1(a), as a result of the KRT Trust Merger and without any action on the part of the holder thereof, all KRT Trust Common Shares shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any KRT Trust Common Shares (a "KRT Trust Common Certificate") shall thereafter cease to have any rights with respect to such KRT Trust Common Certificate, except the right to receive a certificate representing Kramont Common Shares in accordance with Section 4.1(a) upon the surrender of such KRT Trust Common Certificate subject to the first sentence of Section 4.2(c).

            (c) At the Effective Time, each Series A-1 Increasing Rate Cumulative Convertible Preferred Share of Beneficial Interest of KRT Trust (the "KRT Trust Series A-1 Preferred Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one Series A-1 Increasing Rate Cumulative Convertible
Preferred Share of Beneficial Interest (the "Kramont Series A-1 Preferred Shares") of Kramont (the "Series A-1 Exchange Ratio"), which Kramont Series A-1 Preferred Shares shall have the terms, rights and preferences designated in the Kramont Amended and Restated Declaration of Trust. Each KRT Trust Series A-1 Preferred Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (d) At the Effective Time, each Series B-1 Cumulative Convertible Preferred Share of Beneficial Interest of KRT Trust (the "KRT Trust Series B-1 Preferred Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one Series B-1 Cumulative Convertible Preferred Share of Beneficial Interest (the "Kramont Series B-1 Preferred Shares") of Kramont (the "Series B-1 Exchange Ratio"), which Kramont Series B-1 Preferred Shares shall have the terms, rights and preferences designated in the Kramont Amended and Restated Declaration of Trust. Each KRT Trust Series B-1 Preferred Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (e) At the Effective Time, each Series B-2 Cumulative Convertible Preferred Share of Beneficial Interest of KRT Trust (the "KRT Trust Series B-2 Preferred Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one Series B-2 Cumulative Convertible Preferred Share of Beneficial Interest (the "Kramont Series B-2 Preferred Shares") of Kramont (the "Series B-2 Exchange Ratio"), which Kramont Series B-2 Preferred Shares shall have the terms, rights and preferences designated in the Kramont Amended and Restated Declaration of Trust. Each KRT Trust Series B-2 Preferred Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (f) At the Effective Time, each Series D Cumulative Redeemable Preferred Share of Beneficial Interest of KRT Trust (the "KRT Trust Series D Preferred Shares," and together with the KRT Trust Series A-1 Preferred Shares, the KRT Trust Series B-1 Preferred Shares and the KRT Trust Series B-2 Preferred Shares, the "KRT Trust Preferred Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one Series D Cumulative Redeemable Preferred Share of Beneficial Interest (the "Kramont Series D Preferred Shares," together with the Kramont Series A-1 Preferred Shares, the Kramont Series B-1 Preferred Shares and the Kramont Series B-2 Preferred Shares, the "Kramont Preferred Shares") of Kramont (the "Series D Exchange Ratio," and together with the Series A-1 Exchange Ratio, the Series B-1 Exchange Ratio and the Series B-2 Exchange Ratio, the "Kramont Preferred Exchange Ratios"), which Kramont
Series D Preferred Shares shall have the terms, rights and preferences designated in the Kramont Amended and Restated Declaration of Trust. Each KRT Trust Series D Preferred Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (g) Subject to Sections 4.1(c), (d), (e) and (f), as a result of the KRT Trust Merger and without any action on the part of the holder thereof, all KRT Trust Preferred Shares shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any KRT Trust Series A-1 Preferred Shares, KRT Trust Series B-1 Preferred Shares, KRT Trust Series B-2 Preferred Shares or KRT Trust Series D Preferred Shares (a "KRT Trust Preferred Certificate") shall thereafter cease to have any rights with respect to such KRT Trust Preferred Certificate, except the right to receive a certificate representing Kramont Series A-1 Preferred Shares, Kramont Series B-1 Preferred Shares, Kramont Series B-2 Preferred Shares and Kramont Series D Preferred Shares, respectively, upon the surrender of such KRT Trust Preferred Certificate.

            (h) At the Effective Time, each share of common stock, $.01 par value per share ("CV Common Stock") of CV issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the CV Merger and without any action on the part of the holder thereof, be converted into one Kramont Common Share (the "CV Exchange Ratio"). Each share of CV Common Stock to be converted in the CV Merger shall be converted without further consideration.

            (i) Subject to Section 4.1(h), as a result of the CV Merger and without any action on the part of the holder thereof, all shares of CV Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of CV Common Stock (a "CV Common Certificate") shall thereafter cease to have any rights with respect to such CV Common Certificate, except the right to receive a certificate representing Kramont Common Shares in accordance with
Section 4.1(b) upon the surrender of such CV Common Certificate subject to the first sentence of Section 4.2(c).

            (j) Each share of CV Common Stock issued and held in CV's treasury at the Effective Time, if any, shall, by virtue of the CV Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

            (k) All options to purchase KRT Trust Common Shares (individually, a "KRT Trust Option," and collectively, the "KRT Trust Options") outstanding by reason of the actions described in Section 8.20(e) of this Agreement under Kranzco's 1992 Employee Share Option Plan, Kranzco's 1992 Trustee Share Option Plan and Kranzco's 1995 Incentive Plan (as assumed by KRT Trust hereafter, collectively, the "KRT Trust Option Plans") shall remain outstanding following the Effective Time. All options to purchase shares of CV Common Stock (individually, a "CV Option" and collectively, the "CV Options") outstanding under the CV Trust Executive Stock Option Plan, the Drexel Realty, Inc. 1997 Stock Option Plan and the CV Non-Employee Director 1998 Stock Option Plan (collectively, the "CV Stock Option Plans") shall remain outstanding following the Effective Time.

            At the Effective Time, such KRT Trust Options and CV Options shall, by virtue of the KRT Trust Merger and CV Merger, respectively, and without any further action on the part of KRT Trust or CV, as the case may be, or the holder of any such KRT Trust Options or CV Options, as the case may be, be assumed by Kramont in such manner that Kramont (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code, or (ii) to the extent that
Section 424 of the Code does not apply to any such KRT Trust Options and CV Options, would be such a corporation were Section 424 of the Code applicable to such options. Each KRT Trust Option and CV Option assumed by Kramont shall be subject to and exercisable upon the same terms and conditions (including expiration date, vesting and exercise provisions) as under the applicable KRT Trust Option Plans or CV Stock Option Plans, as the case may be, except that
(i) each such KRT Trust Option or CV Option, as the case may be, shall be exercisable for that whole number of Kramont Common Shares into which the number of KRT Trust Common Shares or shares of CV Common Stock, as the case may be, subject to the KRT Trust or CV Option, as the case may be, immediately prior to the Effective Time would have been converted under this Article 4 had such option been exercised in full immediately prior to the Reorganization,
(ii) with respect to each assumed CV Option, the option price per Kramont Common Share shall be equal to the option price per share of CV Common Stock subject to such CV Option in effect immediately prior to the Effective Time, and (iii) with respect to each assumed KRT Trust Option, the option price per Kramont Common Share shall be equal to the option price per KRT Trust Common Share subject to such KRT Trust Option in effect immediately prior to the Effective Time. At the Effective Time, Kramont will cause to be filed one or more registration statements on Form S-8 under the Securities Act (or any successor form) in order to register the Kramont Common Shares issuable in connection with the assumed KRT Trust Options and the assumed CV Options, and Kramont shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein or used pursuant thereto) for so long as such assumed KRT Trust Options and assumed CV Options remain outstanding. At or prior to the Effective Time, Kramont shall take all corporate action necessary to reserve for issuance a sufficient number of Kramont Common Shares for delivery in connection with the assumed KRT Trust Options and assumed CV Options.

            In addition, as of the Effective Time, the Board of Trustees of Kramont shall (i) adopt a new management incentive plan, which, among other things, will provide for the issuance of options and restricted shares, the form and substance of which shall have been mutually agreed upon by KRT Trust and CV, and (ii) grant new options (which new options, when taken together with all of the assumed KRT Trust Options and the assumed CV Options, shall not exceed 10% of the number of Kramont Common Shares issued and outstanding immediately following the Reorganization) (the "New Options") to purchase Kramont Common Shares to the individuals, in the amounts and upon the terms mutually agreed upon by KRT Trust and CV. At the Effective Time, Kramont will cause to be filed one or more registration statements on Form S-8 under the Securities Act (or any successor form) in order to register the Kramont Common Shares issuable in connection with the New Options, and Kramont shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein or used pursuant thereto) for so long as such New Options remain outstanding. At or prior to the Effective Time, Kramont shall take all corporate action necessary to reserve for issuance a sufficient number of Kramont Common Shares for delivery in connection with the New Options.

     4.2.   Exchange of Certificates.

            (a) As of the Effective Time, Kramont shall deposit, or shall cause to be deposited, with an exchange agent selected by Kramont, which shall be KRT Trust's transfer agent or such other party reasonably satisfactory to KRT Trust and CV (the "Exchange Agent"), for the benefit of the holders of KRT Trust Common Shares, KRT Trust Preferred Shares and shares of CV Common Stock, for exchange in accordance with this Article 4, certificates representing Kramont Common Shares or Kramont Preferred Shares, as the case may be (such certificates for Kramont Common Stock and Kramont Preferred Shares, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to
Section 4.1 in exchange for outstanding KRT Trust Common Shares, KRT Trust Preferred Shares and shares of CV Common Stock.

            (b) Promptly after the Effective Time, Kramont shall cause the Exchange Agent to mail to each holder of record of one or more KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, shall pass, only upon delivery of the KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, to the Exchange Agent and shall be in such form and have such other provisions as KRT Trust and CV may reasonably specify and (ii) instructions for use in effecting the surrender of the KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, in exchange for certificates representing shares of Kramont Common Stock or Kramont Preferred Stock, as the case may be. Subject to the first sentence of Section 4.2(c) upon surrender of a KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate, as the case may be, shall be entitled to receive in exchange therefor a certificate representing the number of Kramont Common Shares or Kramont Preferred Shares, as the case may be, which such holder has the right to receive in respect of the KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate, as the case may be, surrendered pursuant to the provisions of this Article 4, in each case after giving effect to any required withholding tax, and the KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of KRT Trust Common Shares, shares of CV Common Stock or KRT Trust Preferred Shares which is not registered in the transfer records of KRT Trust or CV, as the case may be, a certificate representing the proper number of Kramont Common Shares or Kramont Preferred Shares, as the case may be, may be issued to such a transferee if the KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate, as the case may be, representing shares of such KRT Trust Common Shares, shares of CV Common Stock or KRT Trust Preferred Shares, as the case may be, are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            (c) Notwithstanding the foregoing, holders of KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates who do not surrender their KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, for cancellation to the Exchange Agent in accordance with this Section 4.2(c) shall, until December 31, 2001 (the "Tender Deadline Date"), continue to receive dividends and distributions, if any, on the Kramont Common Shares or Kramont Preferred Shares into which such KRT Trust Common Shares, shares of CV Common Stock and KRT Trust Preferred Shares shall have been converted pursuant to Section 4.1. Distributions on Kramont Common Shares and Kramont Preferred Shares payable after the Tender Deadline Date shall not be paid to holders ("Non-Tendering Holders") of KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates who do not surrender their KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates, as the case may be, for cancellation prior to the Tender Deadline Date, but rather shall be paid by Kramont, without interest, to such Non-Tendering Holders at the time such Non-Tendering Holders surrender their KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, for cancellation pursuant to this Section 4.2(c).

            (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of KRT Trust of the KRT Trust Common Shares or KRT Trust Preferred Shares which were outstanding immediately prior to the Effective Time. At and after the Effective Time, there shall be no transfers on the stock transfer books of CV of the shares of CV Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates are presented to Kramont, they shall be cancelled and exchanged for certificates for Kramont Common Shares or Kramont Preferred Shares, as the case may be, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates surrendered for exchange by any person constituting an "affiliate" of KRT Trust or CV for purposes of Rule 145(c) under the Securities Act, shall not be exchanged until Kramont has received a written agreement from such person as provided in Section 8.11.

            (e) No fractional Kramont Common Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional Kramont Common Shares to holders of KRT Trust Common Shares pursuant to Section 4.1(i), cash adjustments will be paid to holders in respect of any fractional Kramont Common Share that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a common share of beneficial interest, $.01 par value per share of Kranzco (a "Kranzco Common Share"). The "Average Price" of a Kranzco Common Share, shall be the closing sale price thereof on the New York Stock Exchange (the "NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) on the trading day on which the Effective Time occurs, or if the Effective Time is not a trading day, then on the trading day immediately preceding the Effective Time.

            (f) Any portion of the Exchange Fund (including any Kramont Common Shares) that remains unclaimed by the former shareholders of KRT Trust or CV, as the case may be, after the Tender Deadline Date shall be delivered to Kramont. Any former shareholders of KRT Trust or CV, as the case may be, who have not theretofore complied with this Article 4 shall thereafter look only to Kramont for delivery of certificates evidencing their Kramont Common Shares, Kramont Preferred Shares and payment of unpaid dividends or distributions, if any, deliverable in respect of each KRT Trust Common Share such shareholder holds as determined pursuant to this Agreement without any interest thereon.

            (g) None of Kranzco, KRT Trust, CV, Kramont, the Exchange Agent or any other person shall be liable to any former holder of Kranzco Common Shares, Kranzco Preferred Shares, KRT Trust Common Shares, shares of CV Common Stock or KRT Trust Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (h) In the event any KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate to be lost, stolen or destroyed and, if required by Kramont, the posting by such person of a bond in such reasonable amount as Kramont may direct as indemnity against any claim that may be made against it with respect to such KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate, the Exchange Agent or Kramont will issue in exchange for such lost, stolen or destroyed KRT Trust Certificate, CV Common Certificate or KRT Trust Preferred Certificate a certificate representing the Kramont Common Shares or Kramont Preferred Shares, as the case may be.

            (i) In connection with the Reorganization, appropriate action shall be taken without any action on behalf of the holders thereof (i) to reflect the conversion of Kranzco Common Shares held by First Union National Bank pursuant to the Kranzco Dividend Reinvestment Plan (the "DR Plan") into an equal number of KRT Trust Common Shares and conversion of such shares into an equal number of Kramont Common Shares and (ii) to reflect the conversion of fractional Kranzco Common Shares held pursuant to the DR Plan into an equal number of fractional shares of KRT Trust and the subsequent conversion of such fractional shares of KRT Trust into a right to receive cash, without interest, in lieu of such fractional interests as provided in Section 4.2(e).

     4.3. Cancellation of Kramont Common Shares. Pursuant to the Reorganization, the Kramont Common Shares held by its shareholders immediately prior to the Reorganization will be canceled in the Reorganization for no consideration.

     4.4. Service of Process. Kramont agrees that it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of any constituent corporation of the State of Delaware, as well as enforcement of any obligation of Kramont arising from the Reorganization, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such service of process shall be mailed by the Secretary of State is:
Corporation Service Company, 1013 Centre Road, Wilmington, DE 19805.


                                  ARTICLE 5

     5. Certain Transactions Relating to the Kranzco Reorganization and the Trust Merger. Subject to the satisfaction of the conditions set forth in
Article 9 of this Agreement the following transactions will be consummated in the order described below.

     5.1.   Preliminary Transactions.  Prior to the Effective Time, Kranzco
(i) will cause all of its corporate subsidiaries to either convert into or merge with and into single-member limited liability companies or limited partnerships (in each case the sole owner of any such limited liability company or limited partnership, for Federal income tax purposes, shall be Kranzco and such limited liability company or limited partnership shall be, directly and indirectly, owned by Kranzco and its wholly-owned subsidiaries) but, KRT Trust will continue to be wholly owned by Kranzco, and (ii) may elect to transfer certain of the assets currently owned directly by Kranzco to single-member limited liability companies or limited partnerships of which, for Federal income tax purposes, the sole owner shall be Kranzco and which shall be, directly and indirectly, owned by Kranzco and its wholly-owned subsidiaries (collectively, the "Conversion Transactions"). Immediately following the Conversion Transactions, Kranzco will merge with and into KRT Trust II and in connection with such merger, (i) the shares of KRT Trust owned by Kranzco shall be canceled without any consideration and (ii) each shareholder of Kranzco will receive such number of common and preferred shares in KRT Trust as is equal to the number of common and preferred shares held by such shareholder in Kranzco (in each case with substantially the same economic terms, rights, privileges, designations and preferences as the shares formerly held in Kranzco) and such former Kranzco shareholders shall thereupon and as of the Effective Time be the only shareholders of KRT Trust and KRT Trust II shall be the surviving entity (the "KRT Trust II Merger"). Immediately prior to the effective time of the KRT Trust II Merger, Kranzco and KRT Trust II will cause to be filed with (i) the Delaware Secretary of State, a Certificate of Merger in the form attached hereto as Exhibit E and
(ii) the State Department of Assessments and Taxation of Maryland, the Articles of Merger in the form attached hereto as Exhibit F, which documents shall set forth the effects of the KRT Trust II Merger. Immediately following the KRT Trust II Merger, (i) KRT Trust II will merge with and into KRT Partnership, and KRT Partnership shall be the surviving entity (the "KRT Partnership Merger") and (ii) the agreement of limited partnership of KRT Partnership shall be amended and restated to read as set forth on Exhibit N hereto. Immediately prior to the effective time of the KRT Partnership Merger, KRT Trust II and KRT Partnership will cause to be filed with the Delaware Secretary of State, a Certificate of Merger in the form attached hereto as Exhibit G, which document will set forth the effects of the KRT Partnership Merger. Immediately following the KRT Partnership Merger, the number of common and preferred partnership interests in KRT Partnership held by KRT Trust (which, together with the non-economic interest of KRT Trust I in KRT Partnership shall thereupon be the only outstanding partnership interests) shall be equal in number and have substantially identical economic terms, rights, privileges, designations and preferences to the respective outstanding common shares and preferred shares of KRT Trust. Effective the day prior to the Effective Time, an election shall be made pursuant to Treasury Regulation Section 301.7701-3 for each of Kramont and KRT Trust to be treated as a corporation for federal income tax purposes.

     5.2. Merger of CV Trust into CV. Immediately prior to the Effective Time, CV Trust shall merge with and into CV in accordance with the DGCL and Title XII, Chapter 38 of the Delaware Code (the "Delaware Business Trust Laws"), and CV shall be the surviving entity. Immediately prior to the Effective Time, CV Trust and CV shall cause to be filed with the Delaware Secretary of State a Certificate of Merger meeting the requirements of the DGCL and the Delaware Business Trust Laws in the form attached hereto as Exhibit H.

     5.3.   Transactions Relating to CV Partnership.

            (a) Following the execution of this Agreement, KRT Trust shall cause KRT Partnership to offer (the "Contribution Offer") to each holder of units of partnership interest ("CV OP Units") in CV Partnership (other than CV Trust) (the "CV Unit Holders") the right to (i) contribute to KRT Partnership all the CV OP Units held by such CV Unit Holder in exchange for an equal number of common units of partnership interest of KRT Partnership ("Kramont OP Common Units") or (ii) at the option of such CV Unit Holder, and provided (x) such holder shall theretofore have contributed to Holdings all of the CV OP Units held by such CV Unit Holder in exchange for an equal number of units of partnership interest in Holdings, and (y) immediately prior to such contribution: the sole general partner of Holdings is CV OP Holdings LLC, the sole limited partner of Holdings is Louis P. Meshon, Sr., and Holdings has no assets or liabilities, contribute to KRT Partnership all of the units of partnership interest in Holdings held by such former CV Unit Holder (except that Louis P. Meshon, Sr. may retain units of limited partner interest in Holdings equal to 0.1% of the total units of limited partner interest in Holdings (the "Meshon Retained Interest")) in exchange for an equal number of Kramont OP Common Units, in each case pursuant to a Unit Contribution Agreement in substantially the form attached hereto as Exhibit I (the "Unit Contribution Agreement"). At the same time, CV Partnership and Kramont shall offer (the "CV Partnership Exchange Offer") each CV Unit Holder, other than CV Trust, the alternative right to exchange such holder's CV OP Units under
Section 11.2D of the Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P. (the "CV Partnership Agreement") for an equal number of Kramont Common Shares, effective upon and subject to the consummation of the Reorganization. Each such offer shall be terminated as to any CV Unit Holder if not accepted by such CV Unit Holder by the day before the date the Proxy Statement/Prospectus (defined below) is mailed to the holders of beneficial interest of Kranzco and shareholders of CV unless extended by KRT Partnership or CV Partnership, as the case may be, in its sole discretion. If the Contribution Offer is accepted, the closing of the contribution of CV OP Units for which such offer is accepted shall be conditioned upon the occurrence of the Reorganization and shall not occur until the Effective Time. If the CV Partnership Exchange Offer is accepted, the CV OP Units of holders accepting such offer shall, at the Effective Time, automatically by virtue of the Reorganization be converted into an equal number of Kramont Common Shares.

            (b) Following the execution of this Agreement, CV shall seek the requisite approval of the partners of CV Partnership to (i) Kramont becoming the general partner of CV Partnership, (ii) the Kranzco Contribution (as defined below) and (iii) any other matters reasonably requested by either party to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the "First CV Partnership Approval").
The limited partners of CV Partnership immediately prior to the consummation of the transactions contemplated by the Unit Contribution Agreement shall be asked to consent to the adoption of the Second Amended and Restated Agreement of Limited Partnership of CV Partnership by CV GP LLC, a Delaware limited partnership ("CV GP").

            (c) Immediately following the Effective Time, Kramont shall contribute to KRT Partnership all of the units of partnership interests then held by Kramont in CV Partnership (the "Kranzco Contribution") pursuant to the Unit Contribution Agreement in exchange for a number of common units of partnership interest in KRT Partnership equal to the number of units of partnership interest in CV Partnership contributed by Kramont.

            (d) In connection with the transactions contemplated by the Unit Contribution Agreement, KRT Partnership shall (i) transfer to CV GP (x) all of the units of general and limited partner interests in CV Partnership acquired by KRT Partnership pursuant to the Unit Contribution Agreement, (y) all of the units of limited partner interests in Holdings acquired by KRT Partnership pursuant to the Unit Contribution Agreement and (z) all of the limited liability company interests in CV OP Holdings LLC that it acquired pursuant to the Unit Contribution Agreement and (ii) consent to the transfer of the units of general and limited partner interests in CV Partnership to CV GP (the "Second CV Partnership Approval").

            (e) CV GP, in its capacity as the sole general and a limited partner of CV Partnership, will consent to the execution of the Second Amended and Restated Agreement of Limited Partnership of CV Partnership in substantially the form attached hereto as Exhibit J (the "Third CV Partnership Approval" and, together with the First CV Partnership Approval and the Second CV Partnership Approval, the "CV Partnership Approvals").

                                  ARTICLE 6

     6. Representations and Warranties of Kranzco and KRT Trust. Except as set forth in the disclosure letter delivered at or prior to the execution hereof to CV (the "Kranzco Disclosure Letter") (it being understood and agreed that disclosure set forth in the Kranzco Disclosure Letter shall be deemed applicable to each particular representation and warranty of Kranzco herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty) Kranzco and KRT Trust, jointly and severally, represent and warrant to CV as follows:

     6.1.   Existence; Good Standing; Authority; Compliance With Law.
Kranzco and KRT Trust are each a real estate investment trust, KRT Partnership is a limited partnership, and each is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation. Kranzco is duly licensed or qualified to do business as a foreign trust and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Kranzco Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, a "Kranzco Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or financial condition (including, without limitation, Funds from Operations (as defined below)) or prospects of Kranzco and the Kranzco Subsidiaries taken as a whole; provided, however, that a Kranzco Material Adverse Effect shall not be deemed to have occurred by reason of (i) changes or conditions affecting real estate investment trusts regionally or generally or the real estate industry regionally or generally, (ii) changes in financial or equity markets or economic, regulatory or political conditions regionally or generally, or
(iii) the events set forth on Section 6.1 of the Disclosure Letter. It is understood and agreed that for purposes of this Agreement, a change in the market price of the Kranzco Common Shares or a reduction in Kranzco's Funds from Operations will not in and of itself constitute a Kranzco Material Adverse Effect. However, a restatement of the previously issued financial statements of Kranzco, as a result of which the Funds from Operations of Kranzco, as restated by Kranzco and calculated in the same manner as required to be calculated in connection with the originally issued financial statements, are materially adversely different from the Funds from Operations of Kranzco reported by Kranzco prior to such restatement, shall be deemed a Kranzco Material Adverse Effect. As used in this Agreement, "Funds from Operations" shall have the meaning given such term by the National Association of Real Estate Investment Trusts ("NAREIT") from time to time. As used in this Agreement, the term "Kranzco Subsidiary" when used with respect to Kranzco means any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which Kranzco directly or indirectly owns or controls more than 50% of the equity interests, including, without limitation, KRT Trust, KRT Trust II, KRT Partnership and, upon its formation, each new limited liability company and limited partnership which is a party to any of the Conversion Transactions. Kranzco has all requisite trust power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each Kranzco Subsidiary is a corporation, partnership, limited liability company or real estate investment trust duly organized, formed or created, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization, formation or creation, has the corporate, partnership, limited liability company or trust power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in those jurisdictions listed in Section 6.1 to the Kranzco Disclosure Letter, which are the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Kranzco Material Adverse Effect. To the best knowledge of Kranzco, neither Kranzco nor any Kranzco Subsidiary is in violation of any order of any federal, state, local or foreign governmental body, court, arbitration board, tribunal, commission, agency or authority ("Governmental Entity"), or any law, ordinance, governmental rule or regulation to which Kranzco or any Kranzco Subsidiary or any of their respective properties or assets is subject, where such violation would have a Kranzco Material Adverse Effect. Kranzco (i) has not received any notice of any violation of any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted, (ii) to its knowledge, has not violated any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted, and (iii) has not received any written notice of revocation of any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted. Copies of Kranzco's and the Kranzco Subsidiaries' declaration of trust, as amended and restated, together with the Articles Supplementary for the Kranzco Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest (the "Kranzco Series A-1 Preferred Shares"), the Kranzco Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest (the "Kranzco Series B-1 Preferred Shares"), the Kranzco Series B-2 Cumulative Convertible Preferred Shares (the "Kranzco Series B-2 Preferred Shares"), the Kranzco Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Kranzco Series D Preferred Shares") and the Kranzco Series E Junior Participating Preferred Shares of Beneficial Interest (the "Kranzco Series E Preferred Shares", and together with the Kranzco Series A-1 Preferred Shares, the Kranzco Series B-1 Preferred Shares, the Kranzco Series B-2 Preferred Shares and the Kranzco Series D Preferred Shares, the "Kranzco Preferred Shares") (collectively, the "Declaration of Trust"), Certificate of Incorporation, By-laws, organization documents and partnership, joint venture and limited liability company agreements, as the case may be, have been previously delivered or made available to CV and are true and correct.

     6.2. Authorization, Validity and Effect of Agreements. Each of Kranzco, KRT Trust, KRT Trust II and KRT Partnership (collectively, the "Kranzco Entities") has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement (to the extent a party hereto) and all agreements and documents contemplated hereby (collectively, the "Ancillary Agreements") to which it is a party. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding Kranzco Common Shares (collectively, the "Kranzco Shareholder Approval"), the consummation by the Kranzco Entities of this Agreement to the extent parties hereto and the consummation by the Kranzco Entities of the Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Kranzco Entities. This Agreement has been and the Ancillary Agreements when executed will be, duly executed and delivered by Kranzco and KRT Trust and constitutes the valid and legally binding obligation of Kranzco and KRT Trust enforceable against Kranzco and KRT Trust in accordance with its terms, and the Ancillary Agreements to which any of the Kranzco Entities is a party (when executed and delivered pursuant hereto) will constitute the valid and legally binding obligations of each of the Kranzco Entities enforceable against each of them in accordance with their respective terms, subject in each case to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3. Capitalization. The authorized shares of beneficial interest of Kranzco consist of 100,000,000 shares of beneficial interest, $.01 par value per share. As of November 30, 1999, Kranzco had issued and outstanding:
10,562,832 Kranzco Common Shares; 11,155 Kranzco Series A-1 Preferred Shares; 274,029 Kranzco Series B-1 Preferred Shares; 909,248 Kranzco Series B-2 Preferred Shares; and 1,800,000 Kranzco Series D Preferred Shares. No other shares of Kranzco Preferred Shares are authorized, issued or outstanding except Kranzco has authorized 140,000 Kranzco Series E Preferred Shares, none of which is issued or outstanding. Except for Kranzco Preferred Shares and Kramont Options (as defined below), Kranzco has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Kranzco Common Shares on any matter. As used in this Agreement, "Kramont Options" means options to purchase shares of Kranzco Common Shares outstanding under Kranzco's 1992 Employee Share Option Plan, 1992 Trustee Share Option Plan or 1995 Incentive Plan. All such issued and outstanding Kranzco Common Shares and Kranzco Preferred Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, except that shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by Kranzco. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Kranzco or any of the Kranzco Subsidiaries to issue, transfer or sell any shares of capital stock of Kranzco or any of the Kranzco Subsidiaries other than the issuance by Kranzco (i) of Kranzco Common Shares issuable upon the conversion of Kranzco Preferred Shares, (ii) of Kranzco Common Shares issuable upon exercise of share options issued to employees and trustees and (iii) of preferred stock purchase rights (each a "Kranzco Right" and collectively, the "Kranzco Rights") to the holders of Kranzco Common Shares issuable pursuant to a right to purchase Kranzco Common Shares pursuant to that certain Rights Agreement, dated November 10, 1998, between Kranzco and First Union National Bank, as rights agent. As of November 30, 1999 (i) the Kranzco Series A-1 Preferred Shares would be convertible into 500,000 Kranzco Common Shares, (ii) the Kranzco Series B-1 Preferred Shares and the Kranzco Series B-2 Preferred Shares would be convertible into 1,582,979 Kranzco Common Shares in the aggregate, and (iii) 928,750 Kranzco Common Shares are issuable upon the exercise of share options issuable to employees and trustees. Kranzco has paid all declared and unpaid dividends on the Kranzco Preferred Shares through November 30, 1999. Section
6.3 of the Kranzco Disclosure Letter sets forth the names of the holders, number of shares underlying and exercise price of each outstanding Kramont Option and the names of the holders of restricted shares, number of restricted shares held and the vesting schedule and other restrictions for such restricted shares. There are no agreements or understandings to which Kranzco is a party with respect to the voting of any of Kranzco Common Shares or which restrict the transfer of any such shares, nor does Kranzco have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in the Declaration of Trust with respect to the maintenance of Kranzco as a REIT and the share ownership limits set forth therein and the CV Voting Agreements. There are no outstanding contractual obligations of Kranzco to repurchase, redeem or otherwise acquire any Kranzco Common Shares or any other securities of Kranzco. Kranzco is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its or any Kranzco Subsidiary's securities under the Securities Act.

     6.4. Subsidiaries. Kranzco owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the Kranzco Subsidiaries. Each of the outstanding shares of capital stock of or other equity interest in each of the Kranzco Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Kranzco or such other parties set forth in Section 6.4 of the Kranzco Disclosure Letter free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Kranzco Subsidiary is set forth on the Kranzco Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation, organization, formation or creation and (ii) the name of each shareholder or owner of an equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it. Except for the shares or partnership interests required to be issued under this Agreement at the Effective Time or as set forth in
Section 6.4 of the Kranzco Disclosure Letter, none of the Kranzco Subsidiaries shall have outstanding any other shares, partnership interests or other capital stock or securities of any kind whatsoever nor any agreement, warrants, options, rights or other obligations to issue or sell any such securities or any securities exercisable for or convertible into any such securities.

     6.5.   Other Interests.  Except for interests in the Kranzco
Subsidiaries, neither Kranzco nor any Kranzco Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, limited liability company, trust or entity (other than investments in short-term investment securities).

     6.6. No Violation. Neither the execution and delivery by Kranzco or KRT Trust of this Agreement nor the consummation by the Kranzco Entities of the transactions contemplated hereby in accordance with the terms hereof, will: (i) subject to obtaining Kranzco Shareholder Approval, conflict with or result in a breach of any provisions of the Declaration of Trust of Kranzco or KRT Trust, the provisions of the certificate of limited partnership or the partnership agreement of KRT Partnership or the provisions of the respective By-laws of Kranzco or KRT Trust; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under any Kramont Options, or any grant or award made under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Kranzco or any of the Kranzco Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Kranzco or any of the Kranzco Subsidiaries is a party, or by which Kranzco or any of the Kranzco Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Kranzco Material Adverse Effect; or (iv) other than (x) the filings provided for in Article 1 and Article 5, (y) any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings") and (z) any filings with the NYSE, require any consent, approval or authorization of, declaration, filing or registration with, or notification to, any Governmental Entity, except where the failure to obtain any such consent, approval or authorization of, or make any such declaration, filing or registration with, or notification to, any governmental or regulatory authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent Kranzco or KRT Trust from performing, or materially impair Kranzco or KRT Trust's ability to perform, their obligations under this Agreement or have a Kranzco Material Adverse Effect.

     6.7. SEC Documents. Kranzco has timely filed all required forms, reports and documents with the SEC since November 19, 1992 (the "Kranzco Reports"). The Kranzco Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Kranzco under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Kranzco Reports (i) complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Kranzco included in or incorporated by reference into the Kranzco Reports (including the related notes and schedules) fairly presents, in all material respects the consolidated financial position of Kranzco and the Kranzco Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Kranzco included in or incorporated by reference into the Kranzco Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Kranzco and the Kranzco Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC. Funds from Operations for Kranzco set forth in the Kranzco Reports, including the financial statements included in or incorporated by reference in the Kranzco Reports (including any related notes and schedules) for the periods set forth therein, was calculated in accordance with applicable NAREIT guidelines then in effect consistently applied during the periods involved. All offerings of securities by Kranzco or any Kranzco Subsidiary were effected in compliance with applicable law and no party participating in such offerings has any rescission rights resulting therefrom.

     6.8. Litigation. There are (i) no continuing orders, injunctions or decrees of any Governmental Entity to which Kranzco or any Kranzco Subsidiary is a party or by which any of its properties or assets are bound or, to the best knowledge of Kranzco, to which any of its trustees, officers, employees or agents is a party, and (ii) no actions, suits or proceedings pending (of which service or notice of process has been received by an employee of Kranzco) against Kranzco or any Kranzco Subsidiary or, to the best knowledge of Kranzco, against any of its directors, trustees, officers, employees or agents in such capacity or, to the actual knowledge of Kranzco, threatened against Kranzco or any Kranzco Subsidiary or against any of its directors, trustees, officers, employees or agents in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, if decided adversely, could, individually or in the aggregate, have a Kranzco Material Adverse Effect. Section 6.8 to the Kranzco Disclosure Letter lists all actions, suits and proceedings pending which, if decided adversely, would individually result in the imposition of liability, directly or indirectly, against Kranzco or any Kranzco Subsidiary in an amount in excess of $50,000. Excluding the actions, suits or proceedings set forth on Section 6.8 to the Kranzco Disclosure Letter, Kranzco and the Kranzco Subsidiaries are not subject to any actions, suits or proceedings which if decided adversely would, in the aggregate, result in the imposition of liability, directly or indirectly, against Kranzco or any Kranzco Subsidiary in an amount in excess of $500,000.

     6.9. Absence of Certain Changes. Except as disclosed in the Kranzco Reports filed with the SEC prior to the date hereof, since December 31, 1998, Kranzco and the Kranzco Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Kranzco Material Adverse Effect, (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to (A) the Kranzco Common Shares, except dividends of $0.48 per share declared on March 16, 1999 and June 2, 1999 and dividends of $0.325 per share declared on September 29, 1999, (B) the Kranzco Preferred Shares except in accordance with the terms thereof and the redemption of the outstanding Kranzco Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, (iii) any commitment, contractual obligation, borrowing, refinancing, capital expenditure or transaction (each, a "Commitment") entered into by Kranzco or any of the Kranzco Subsidiaries, other than Commitments not exceeding $250,000 individually in the ordinary course of business, or (iv) any material change in Kranzco's accounting principles, practices or methods.

     6.10. Taxes. (a) Except as set forth in Section 6.10 of the Kranzco Disclosure Letter and except as has not resulted and would not result in a Kranzco Material Adverse Effect: Kranzco and each of the Kranzco Subsidiaries
(i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has not been rejected and has not expired and all such Returns are correct and complete in all material respects and (ii) has paid or caused to be paid or adequately accrued or reserved on its most recent balance sheet for all Taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has paid all Taxes shown to be due and payable on any Returns and (iv) has complied with all applicable laws relating to withholding Taxes. Kranzco has not received any notice of any audit (not since closed) of any Return filed by Kranzco with respect to any tax year ending after December 31, 1995, and Kranzco has not been notified by the Internal Revenue Service ("IRS") or any State taxing authority that any such audit is contemplated or pending.
Neither Kranzco nor any of the Kranzco Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither Kranzco nor any of the Kranzco Subsidiaries is a party to any pending audit, action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by Kranzco and each of the Kranzco Subsidiaries since December 31, 1992, and all material communications relating thereto have been made available for inspection to representatives of CV. Since January 1, 1998, Kranzco has incurred no liability for Taxes under Sections 857(b) (other than 857(b)(1) or (3)), 860C or 4981 of the Code or, other than as reported on Returns, Internal Revenue Service Notice 88-19, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code) and neither Kranzco nor any Kranzco Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no Tax liens upon the assets of Kranzco or any of the Kranzco Subsidiaries except liens for Taxes not yet due. Neither Kranzco nor any Kranzco Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes (other than customary provisions contained in leases relating to real estate or similar taxes), or has any liability for Taxes of any person other than Kranzco and the Kranzco Subsidiaries under Treas. Reg. Section 1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, or is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under Section 280G of the Code or any amount that would be non-deductible under Section 162(m) of the Code. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto and the term "Tax" means any of the foregoing Taxes. The term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

            (b) Kranzco (i) has met the definition of a "real estate investment trust" ("REIT") in section 856 of the Code, as in effect for each taxable year commencing with its taxable year ended December 31, 1992, for each such taxable year, (ii) has been (A) a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply and (B) a "corporation subject to a tax imposed by Subchapter M" (as that term is used in Section 11(c) of the Code) for each such taxable year, (iii) has operated, since December 31, 1998, to the date of this representation, and intends to continue to operate in such a manner, for all periods from the date of this representation through the end of its taxable year that includes the Closing Date, as to meet the requirements described in clauses (i) and (ii) above,
(iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge regarding whether it has met the requirements described in clauses (i) and (ii) above, (v) has no knowledge that any such challenge is pending or threatened, and (vi) has complied with (and intends to continue to comply with) section 857(f)(1) of the Code for each taxable year that such provision was (or is) applicable to it. Kranzco represents that each of its corporate subsidiaries is, and at all times since its affiliation with Kranzco has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code, and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which Kranzco (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of Kranzco or the Kranzco Subsidiaries has a net unrealized built-in gain within the meaning of Section 1374(d)(1) of the Code that is subject to an election under IRS Notice 88-19 or has any accumulated earnings and profits from the years ending on or prior to December 31, 1998, in each case to the extent the foregoing would result in a Kranzco Material Adverse Effect. None of Kranzco, KRT Trust, KRT Trust II, KRT Partnership, or any shareholder, member, or partner of any of them will recognize any income or gain for Federal income tax purposes as a result of the Kranzco Reorganization (except that incidental items of income not greater than $1,000,000 for all such parties in the aggregate may be so recognized). The Kranzco Reorganization will not cause the KRT Trust Merger to fail to be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)of the Code. Kranzco owns 100% of the residual interest in a REMIC established by KRT Origination Corp. pursuant to a trust and servicing agreement dated as of June 18, 1996, which constitutes, for purposes of
Section 856 of the Code, a residual interest in a REMIC at least 95% of the assets of which consists of "real estate assets." Kranzco and the Kranzco Subsidiaries own no other interest in any REMIC.

            (c) Kranzco has not agreed to and is not required to make any adjustment under Section 481(a) of the Code.

            (d) Kranzco has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Kranzco.

            (e)  Kranzco is not a "foreign person" as such term is defined in
Section 1445(f) of the Code.

     6.11. Books and Records. (a) The books of account and other financial records of Kranzco and the Kranzco Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in the financial statements included in the Kranzco Reports.

            (b) The minute books and other records of Kranzco and the Kranzco Subsidiaries, have been made available to CV, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other trust and corporate action of the shareholders, trustees and directors and any committees of the Board of Trustees of Kranzco and the Kranzco Subsidiaries and all actions of the partners of the Kranzco Subsidiaries.

     6.12. Properties. Kranzco and the Kranzco Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in
Section 6.12 of the Kranzco Disclosure Letter (the "Kranzco Properties"), which are all of the real estate properties owned or leased by them. The Kranzco Properties are not subject to any rights of way, written agreements (other than leases), laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) liens, mortgages or deeds of trust, charges which are liens and security interests ("Encumbrances") and other Property Restrictions set forth in Section 6.12 of the Kranzco Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property (other than liens under Environmental Laws which are addressed in Section 6.13(a)(ix)), (iii) Encumbrances and other Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to CV), and (iv) mechanics', carriers', workmen's and repairmen's liens, and other Property Restrictions and limitations, if any, which individually or in the aggregate are not substantial in amount, do not materially interfere with the present use of any of the Kranzco Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Kranzco and the Kranzco Subsidiaries. Valid policies of title insurance have been issued insuring Kranzco's or any of the Kranzco Subsidiaries' fee simple or leasehold title to the Kranzco Properties owned in fee or by leasehold in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy where the amount involved exceeds $50,000 and such policies will be enforceable by Kramont with respect to such properties after the Effective Time. Section 6.12 of the Kranzco Disclosure Letter contains a true and correct list of all Kranzco Properties which are leased by Kranzco pursuant to Ground Leases (collectively, the "Kranzco Ground Leases") as well as a list of all the Kranzco Ground Leases. All of such Kranzco Ground Leases are in full force and effect. Each of the Kranzco Properties is assessed as one or more tax lot(s) separate and distinct from the tax lot allocated to any other parcel of land or improvements. Except as disclosed in Section 6.12 of the Kranzco Disclosure Letter, there is no action, suit, proceeding, claim, order, decree or judgment affecting any Kranzco Subsidiary or any Kranzco Property, or any portion thereof, or relating to or arising out of the ownership, management, operation, use or occupancy of any Kranzco Property, pending or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality that, if adversely determined, would individually or in the aggregate have a Kranzco Material Adverse Effect, nor is any such action, suit, proceeding, claim, order, decree or judgment, to the knowledge of Kranzco or any Kranzco Subsidiary, threatened or being asserted. No Kranzco Subsidiary is a party to or subject to any judgment, writ, decree, injunction or order enjoining or restraining it from conducting any business in respect of the Kranzco Property that it owns. There are no outstanding unpaid judgments against any Kranzco Subsidiary, except for the judgments described in Section 6.12 of the Kranzco Disclosure Letter which are covered by insurance and on appeal. Any material certificate, permit or license from any government authority having jurisdiction over any of the Kranzco Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Kranzco Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress to and from any of the Kranzco Properties which are currently occupied and are material to the operation of the property have been obtained and are in full force and effect. Neither (i) Kranzco nor, (ii) to the knowledge of Kranzco, any Material Kranzco Tenant (as herein defined) to the extent it imposes an obligation on the part of Kranzco, is in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Kranzco Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a Kranzco Material Adverse Effect. To the knowledge of Kranzco, (A) there are no material structural defects relating to the Kranzco Properties, (B) there are no Kranzco Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any Kranzco Property in excess of $50,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, or (D) no current renovation or restoration of any Kranzco Property is underway or for which contracts have been entered into the cost of which exceeds $50,000, except in each case, as set forth in
Section 6.12 of the Kranzco Disclosure Letter. Neither Kranzco nor any of the Kranzco Subsidiaries has received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the Kranzco Properties where the fair market value of the object of such proceeding exceeds $50,000 or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by Kranzco or the Kranzco Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the Kranzco Properties as currently maintained, used or operated by Kranzco or the Kranzco Subsidiaries or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated by Kranzco or the Kranzco Subsidiaries which is not insured over and where the remedying of such violations would materially and adversely affect the relevant Kranzco Property. All work to be performed, payments to be made and actions to be taken by Kranzco or the Kranzco Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Kranzco Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and Kranzco is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements. Kranzco owns less than $15,000,000 of nonexempt assets under Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act.

     6.13. Environmental Matters. (a) Except as set forth in Section 6.13 of the Kranzco Disclosure Letter, (i) Kranzco and each of the Kranzco Subsidiaries possess all Environmental Permits (as defined below) currently required under applicable Environmental Laws (as defined below) to conduct their business and are, and within the last five years, have been, in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually or in the aggregate, would not have a Kranzco Material Adverse Effect, nor has Kranzco received written notice that any Environmental Permits possessed by Kranzco or any of the Kranzco Subsidiaries and material to their business will be revoked, suspended or will not be renewed;

                 (ii) to the knowledge of Kranzco, all Environmental Permits currently held by Kranzco and the Kranzco Subsidiaries pursuant to Environmental Laws and material to their business are identified in Section
6.13 of the Kranzco Disclosure Letter and represent all Environmental Permits necessary and material for the conduct of the business of Kranzco and the Kranzco Subsidiaries as currently conducted;

                 (iii) to the knowledge of Kranzco, the execution and delivery of this Agreement and the consummation by Kranzco of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits, and will not require any notification, registration, reporting, filing, investigation, or remediation under any Environmental Law including any transfer law;

                 (iv) Kranzco and each of the Kranzco Subsidiaries are currently in compliance, and within applicable statutory and regulatory time limitations, have complied, with all applicable Environmental Laws, except where such failures to comply, individually or in the aggregate, would not have a Kranzco Material Adverse Effect;

                 (v) except as would not have a Kranzco Material Adverse Effect, (a) there is currently no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of Kranzco, threatened, which asserts liability under any Environmental Law against Kranzco or any of the Kranzco Subsidiaries; and (b) neither Kranzco nor any of the Kranzco Subsidiaries has received written notice of actual or potential liability or of violations under any applicable Environmental Law that remains outstanding and has not been resolved, including, but not limited to, any liability that Kranzco or the Kranzco Subsidiaries may have retained or assumed either contractually or by operation of law;

                 (vi) as of the date hereof, no property or facility currently, or to the knowledge of Kranzco, formerly owned, operated or leased by Kranzco or any of its present or former Kranzco Subsidiaries, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or on any comparable foreign or state list established under any Environmental Law;

                 (vii) to the knowledge of Kranzco, (a) there has been no disposal, spill, discharge or release of any Hazardous Material (as defined below), on, at, or under any property presently or formerly owned, leased or operated by Kranzco, any of the Kranzco Subsidiaries, or any predecessor in interest, except for such disposals, spills, discharges and releases that, individually or in the aggregate, would not have a Kranzco Material Adverse Effect; and (b) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial or corrective action by Kranzco or any of the Kranzco Subsidiaries or that would reasonably likely result in material liabilities of, or losses, damages or costs to Kranzco or any of the Kranzco Subsidiaries under any Environmental Law;

                 (viii) except as would not have a Kranzco Material Adverse Effect, (a) there are not any underground or aboveground storage tanks or other underground storage receptacles or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently owned, leased or operated by Kranzco, any of the Kranzco Subsidiaries or respective predecessors in interest, and (b) no friable asbestos-containing materials or polychlorinated biphenyls in concentrations or amounts regulated under Environmental Laws are being used or have been disposed of during Kranzco's ownership or operation, or are located at, on, or under any such facility or property in violation of any applicable Environmental Law; and

                 (ix) to the knowledge of Kranzco, no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by Kranzco or any of the Kranzco Subsidiaries under any Environmental Law.

            (b) Kranzco has made available to CV and its authorized representatives all records and files, including but not limited to, all assessments, reports, studies, analyses, tests and data in Kranzco's or Kranzco's Subsidiaries' possession or custody concerning the presence of Hazardous Materials or any other environmental condition at properties, assets or facilities currently or formerly owned, operated or leased by Kranzco or any present or former Kranzco Subsidiary or predecessor in interest, or concerning compliance by Kranzco and the Kranzco Subsidiaries with, or liability under, any Environmental Law.

            (c)  For purposes of this Section 6.13 and Section 7.13:

                 (i) "Environmental Law" shall mean CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable federal, state, local, or foreign statute, rule, regulation, code, order, judgment, directive, ordinance, decree or common law as now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, or human health and safety.

                 (ii) "Environmental Permit" shall mean any permit, license, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

                 (iii) "Hazardous Material" shall mean any pollutant, contaminant or hazardous, toxic, or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, petroleum product or oil (including crude oil or any fraction thereof), any radioactive substance, any pesticide, any polychlorinated biphenyls, any lead-based paint, any chemical, and any other substance that can give rise to liability under any Environmental Law, or is regulated or classified by reason of its toxicity, carcinogenicity, ignitability, corrosivity, reactivity or other characteristic under any Environmental Law.

     6.14. Employee Benefit Plans; ERISA. (a) All employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and each bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, disability, accident, sick, vacation, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission or sales arrangement, change in control, noncompetition, and other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) covering employees or independent contractors of Kranzco and the Kranzco Subsidiaries (whether current, former or retired) or their beneficiaries (collectively, the "Kranzco Benefit Plans") are listed in Section 6.14 of the Kranzco Disclosure Letter. True and complete copies of the Kranzco Benefit Plans have been made available to CV. To the extent applicable, each Kranzco Benefit Plan complies, in all material respects, with the requirements of ERISA, the Code, and with the terms of such Kranzco Benefit Plan's plan documents, and any Kranzco Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (which may be a favorable determination letter issued to a prototype sponsor for any Kranzco Benefit Plan which is a standardized prototype plan) and is administered in compliance in all material respects with ERISA and the Code and all applicable regulations thereunder and with the terms of such Kranzco Benefit Plan's plan document. None of Kranzco, any of the Kranzco Subsidiaries, any entity that would be deemed a single-employer with Kranzco or any of the Kranzco Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (each an "Kranzco ERISA Affiliate") or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any employee pension benefit plan (within the meaning of ERISA Section 3(2)) which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan. None of Kranzco, any of the Kranzco Subsidiaries or any Kranzco Benefit Plan has incurred or is expected to incur any liability or penalty under Section 4975 of the Code or Sections 406 or 502(i) of ERISA. To the knowledge of Kranzco, there are no anticipated claims against or otherwise involving any of the Kranzco Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Kranzco Benefit Plan activities) is pending or has been brought against or with respect to any such Kranzco Benefit Plan. All contributions required to be made as of the date hereof to the Kranzco Benefit Plans have been made or provided for by Kranzco by full accruals as if all targets required by such Kranzco Benefit Plan had been or will be met at maximum levels in its financial statements. Except as provided in the Kranzco Disclosure Letter, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events including, without limitation, a termination of employment following the transactions contemplated by this Agreement) constitute an event under any Kranzco Benefit Plan that will or may reasonably be expected to result in any payment, acceleration, vesting or increase in benefits with respect to any employee, trustee, director, former employee or director of Kranzco or any of the Kranzco Subsidiaries, whether or not any such Kranzco Benefit Plan would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

            (b) None of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate has any unfunded liabilities for benefits or claims accrued pursuant to any Kranzco Benefit Plan, which Kranzco Benefit Plan is not intended to be qualified under Section 401(a) of the Code, and that is an employee pension benefit plan within the meaning of ERISA Section 3(2), a nonqualified deferred compensation plan or an excess benefit plan.

            (c) None of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate maintains any plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code, and none of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate is subject to or expected to be subject to any liability, including without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. None of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate has incurred or is expected to incur any liability from tax, excise tax, penalty or fee with respect to any Plan, including, but not limited to, taxes arising under Sections 4971 through 4980B of the Code, and no event has occurred and no circumstance has existed that could give rise to any such liability. Except as required by Section 4980B of the Code and Sections 601 through 607 of ERISA and the regulations promulgated thereunder, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code, and except as otherwise disclosed in the Kranzco Disclosure Letter, none of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate maintains or contributes to any plan or arrangement which provides, or has any liability to provide life insurance, medical or other employee welfare benefits (whether or not vested) to any employee or former employee upon his retirement or termination of employment with Kranzco or any of the Kranzco Subsidiaries.

            (d) No amounts payable under any Kranzco Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. None of Kranzco, any Kranzco Subsidiaries or any Kranzco ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, arrangement, or to modify or change any existing Kranzco Benefit Plan. No event, condition or circumstance exists that would prevent the amendment or termination of any Kranzco Benefit Plan.

     6.15. Labor Matters. Neither Kranzco nor any of the Kranzco Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Kranzco, threatened against Kranzco or any of the Kranzco Subsidiaries relating to their business, except for any such proceeding which would not have a Kranzco Material Adverse Effect. To the knowledge of Kranzco, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Kranzco or any of the Kranzco Subsidiaries.

     6.16. No Brokers. Kranzco has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Kranzco or CV to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Kranzco has retained ING Baring Furman Selz LLC as its financial advisor, the arrangements with which have been disclosed in writing to CV prior to the date hereof. Other than the foregoing arrangements, Kranzco is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.17. Opinion of Financial Advisor. The Board of Trustees of Kranzco has received the opinion of ING Baring Furman Selz LLC, to the effect that, as of the date of this Agreement, the Kranzco Exchange Ratio is fair to the holders of Kranzco Common Shares from a financial point of view.

     6.18. CV Share Ownership. Neither Kranzco nor any of the Kranzco Subsidiaries owns any shares of Common Stock of CV or other securities convertible into any shares of capital stock of CV.

     6.19.  [Intentionally Omitted]

     6.20. Convertible Securities. Except for the Kranzco Preferred Shares and the Kramont Options, Kranzco, KRT Partnership, KRT Trust and KRT Trust II have no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Kranzco Common Shares or KRT Trust Common Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby and the Kranzco Subsidiaries have no outstanding options, warrants or other securities exercisable for, or convertible into, Kranzco Common Shares or KRT Trust Common Shares.

     6.21. Related Party Transactions. Set forth in Section 6.21 of the Kranzco Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Kranzco or any of the Kranzco Subsidiaries with any person who is an officer, trustee or affiliate of Kranzco or any of the Kranzco Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. The copies of such documents, all of which have previously been delivered or made available to CV, are listed in
Section 6.21 of the Kranzco Disclosure Letter and are true and correct.

     6.22. Contracts and Commitments. The Kranzco Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness of Kranzco or any of the Kranzco Subsidiaries in each case in excess of $250,000, whether or not secured or collateralized by mortgages, deeds of trust or other security interests in the Kranzco Properties or personal property of Kranzco and the Kranzco Subsidiaries and (ii) each Commitment entered into by Kranzco or any of the Kranzco Subsidiaries (excluding tenant allowances, reimbursements and leases entered into the ordinary course) which may result in total payments or liability in excess of $250,000 per Commitment. Copies of the foregoing have been previously delivered or made available to CV, are listed in Section 6.22 of the Kranzco Disclosure Letter and are true and correct. None of Kranzco or any of the Kranzco Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods and to the knowledge of Kranzco, no event has occurred with respect to the other party thereto which, with notice or the lapse of time, or both, would give rise to an event of default and the transactions contemplated in this Agreement will not result in any obligations by Kranzco to pay a fee to any lender, mortgagee or other party or result in any debt owing to any such party becoming due and payable. Excluding the Commitments set forth in Section 6.22 of the Kranzco Disclosure Letter, Kranzco and the Kranzco Subsidiaries are not subject to any Commitments that, in the aggregate, exceed $3,000,000 (excluding Commitments that may be terminated by Kranzco or any Kranzco Subsidiary on not more than 60 days' notice, without cost or penalty). All options of Kranzco or any of the Kranzco Subsidiaries to purchase real property are set forth on the Kranzco Disclosure Letter and such options and Kranzco's or the Kranzco Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which Kranzco or any of the Kranzco Subsidiaries is a party are set forth on the Kranzco Disclosure Letter and neither Kranzco nor any of the Kranzco Subsidiaries are in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     6.23. Certain Payments Resulting From Transactions. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any Kranzco Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Kranzco Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of Kranzco or any of the Kranzco Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Kranzco or CV to amend or terminate any Kranzco Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit will be required to be made pursuant to the terms of any agreement, commitment or Kranzco Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director, trustee or employee of Kranzco or any of the Kranzco Subsidiaries, except as set forth in Section 6.23 to the Kranzco Disclosure Letter.

     6.24.  Leases.

            (a) Section 6.24 of the Kranzco Disclosure Letter sets forth a list of all Kranzco Properties that are subject to or encumbered by any non-residential lease (i) accounting for 1% or more of Kranzco's rental revenues for the most recent period reflected in the financial statements included in the Kranzco Reports or (ii) involving at least 25,000 square feet of gross leasable area (each, a "Material Kranzco Lease" and each tenant with respect thereto, a "Material Kranzco Tenant") and, with respect to each such Material Kranzco Lease, sets forth the following information:

                 (i)   the name of the lessee;

                 (ii)  the expiration date of the lease;

                 (iii) the amount (or method of determining the amount) of annual rentals due under the lease;

                 (iv) with respect to any Material Kranzco Lease with a remaining term of less than 24 months, whether the lessee has notified Kranzco in writing of any intention not to renew, or seek to renew, the lease; and

                 (v) any notices with respect to a material default given by a lessee under a Material Kranzco Lease which has not been cured.

            (b) Except as set forth in Section 6.24 of the Kranzco Disclosure Letter, (i) all rental payments due under each Material Kranzco Lease have been paid during the period January 1, 1999 through November 30, 1999, and
(ii) to Kranzco's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material Kranzco Lease.

     6.25. Investment Company Act of 1940. Neither Kranzco nor any of the Kranzco Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

     6.26. Mortgage Notes. Neither Kranzco nor any of its Subsidiaries holds any notes or related mortgages.

     6.27. State Takeover Statutes. To the knowledge of Kranzco, the provisions of Sections 3-602 and 3-702 of the Maryland General Corporation Law will not apply to Kranzco, KRT Trust, KRT Trust II or any acquisition of shares of any of them in connection with this Agreement and the transactions contemplated hereby. The Board of Trustees of Kranzco has adopted a resolution as follows: "RESOLVED, that, pursuant to Section 3-603(c) of the MGCL, any business combination entered into as a result of, or which results from the Reorganization or the transactions contemplated thereby between Kranzco, KRT Trust or Kramont (or any affiliate of Kranzco, KRT Trust or Kramont) and CV (or any officer, director, shareholder or affiliate thereof), is hereby exempted from the provisions of Section 3-602 of the MGCL; provided, however, that this resolution may be altered, amended or repealed by either the Kranzco Board of Trustees or the KRT Trust Board of Trustees, in whole or in part, at any time before the consummation of such business combination."

     6.28. FFO Agreements. Kranzco has no agreements or arrangements pursuant to which any officer, trustee or employee of Kranzco or any other Person receives any payment or benefit based in any way on the Funds from Operations generated by Kranzco.

     6.29. No Prior Activities; Other Interests. Except for the obligations and liabilities incurred in connection with its organization and the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, KRT Trust, KRT Trust II and KRT Partnership have not engaged, and prior to the Effective Time KRT Trust, KRT Trust II and KRT Partnership will not engage, in any business of any type or kind, or have incurred any liabilities or obligations, or entered into or will enter into, any agreements or arrangements with any person or entity. Except as contemplated by this Agreement and the transactions contemplated hereby, KRT Trust, KRT Trust II and KRT Partnership do not own and, prior to the Effective Time will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.


                                  ARTICLE 7

     7. Representations and Warranties of CV. Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Kranzco (the "CV Disclosure Letter") (it being understood and agreed that disclosure set forth in the CV Disclosure Letter shall be deemed applicable to each particular representation and warranty of CV herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty), CV represents and warrants to Kranzco and KRT Trust, as follows:

     7.1. Existence; Good Standing; Authority; Compliance With Law. CV is a corporation, CV Trust is a business trust, and CV Partnership is a limited partnership, and each of them is duly organized, created or formed, validly existing and in good standing under the laws of the State of Delaware. CV is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a CV Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, "CV Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, financial condition (including, without limitation, Funds from Operations) or prospects of CV and the CV Subsidiaries taken as a whole; provided, however, that a CV Material Adverse Effect shall not be deemed to have occurred by reason of (i) changes or conditions affecting real estate investment trusts regionally or generally or the real estate industry regionally or generally or (ii) changes in financial or equity markets or economic, regulatory or political conditions regionally or generally or (iii) the events set forth in Schedule 7.1 of the Disclosure Letter. However, a restatement of the previously issued financial statements of CV, as a result of which Funds from Operations of CV, as restated by CV and calculated in the same manner as required to be calculated in connection with the originally issued financial statements, are materially adversely different from the Funds from Operations of CV reported by CV prior to such restatement, shall be deemed a CV Material Adverse Effect. It is understood and agreed that for purposes of this Agreement, a change in the market price of CV Common Stock or a reduction in CV's Funds from Operations will not in and of itself constitute a CV Material Adverse Effect. As used in the Agreement, the term "CV Subsidiary" when used with respect to CV means any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which CV directly or indirectly owns or controls more than 50% of the equity interests, including, without limitation, CV Trust, CV Partnership, Drexel Realty, Inc., Royce Realty, Inc. and MGA Payroll, Inc., CV has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each CV Subsidiary is a corporation, business trust, limited liability company or partnership duly organized, formed or created, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or creation, has the corporate, partnership or trust power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in those jurisdictions listed in
Schedule 7.1 to the CV Disclosure Letter, which are the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a CV Material Adverse Effect. To the best knowledge of CV, neither CV nor any CV Subsidiary is in violation of any order of any Governmental Entity, or any law, ordinance, governmental rule or regulation to which CV or any of the CV Subsidiaries or any of their respective properties or assets is subject, where such violation would have a CV Material Adverse Effect. To the best knowledge of CV, CV and the CV Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a CV Material Adverse Effect. CV (i) has not received any notice of any violation of any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted, (ii) to its knowledge, has not violated any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted, and (iii) has not received any written notice of revocation of any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted. Copies of CV's and the CV Subsidiaries' Certificate of Incorporation, By-laws, organization documents, and partnership and joint venture agreements (including, without limitation, the partnership agreement of CV Partnership) have been previously delivered or made available to Kranzco and are true and correct.

     7.2. Authorization, Validity and Effect of Agreements. CV has the requisite corporate power and authority, CV Trust has the requisite trust power and authority, and CV Partnership has the requisite partnership power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement (to the extent a party hereto) and the Ancillary Agreements to which it is a party. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of CV Common Stock (the "CV Shareholder Approval") and the requisite CV Partnership Approvals, the consummation by the CV Entities (as defined below) of this Agreement to the extent parties hereto and the consummation by CV, CV Trust and CV Partnership (collectively the "CV Entities") of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each of the CV Entities. This Agreement has been, and the Ancillary Agreements when executed will be, duly executed and delivered by CV and this Agreement constitutes the valid and legally binding obligation of CV, enforceable against CV in accordance with its terms, and the Ancillary Agreements to which any of the CV Entities is party (when executed and delivered pursuant hereto) will constitute the valid and legally binding obligations of each of the CV Entities enforceable against each of them in accordance with their respective terms, in each case subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     7.3. Capitalization. The authorized shares of common stock of CV consist of 20,000,000 shares of common stock , $.01 par value per share. As of November 30, 1999, CV had issued and outstanding 7,966,621 shares of CV Common Stock. No shares of preferred stock of CV are authorized, issued or outstanding. CV has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of CV Common Stock on any matter. All such issued and outstanding shares of CV Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate CV or any of the CV Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of CV or any of the CV Subsidiaries, other than the issuance, by CV of 1,462,406 shares of CV Common Stock upon redemption of limited partner units in CV Partnership (which limited partner units in CV Partnership, subject to certain restrictions, may be offered for redemption by the holders thereof in exchange for cash or, at CV Trust's option, shares of CV Common Stock on a one-for-one basis) except pursuant to the CV Options. After the Effective Time, Kramont will have no obligation to issue, transfer or sell any shares of capital stock or other equity interest of CV or Kramont pursuant to any CV Benefit Plan (as defined in Section 7.14) except pursuant to the CV Options. As of November 30, 1999, 295,000 shares of CV Common Stock are issuable upon the exercise of share options issuable to employees and trustees. Schedule 7.3 of the CV Disclosure Letter sets forth the names of the holders, number of shares underlying and exercise price of each outstanding CV Option and the names of the holders of restricted shares, number of restricted shares held and the vesting schedule and other restrictions for such restricted shares. There are no agreements or understandings to which CV is a party with respect to the voting of any shares of CV Common Stock or which restrict the transfer of any such shares, nor does CV have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in the Certificate of Incorporation with respect to the maintenance of CV as a REIT and the share ownership limits set forth therein and the Kranzco Voting Agreements. There are no outstanding contractual obligations of CV to repurchase, redeem or otherwise acquire any shares of CV Common Stock or any other securities of CV. CV is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its or any CV Subsidiaries' securities under the Securities Act, except as set forth in the CV Partnership Agreement.

     7.4. Subsidiaries. CV owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the CV Subsidiaries. Each of the outstanding shares of capital stock of or other equity interest in each of the CV Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by CV or such other parties set forth in Schedule 7.4 of the CV Disclosure Letter, free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each CV Subsidiary is set forth on the CV Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation, organization, formation or creation and (ii) the name of each shareholder or owner of an equity interest and each holder of a partnership interest and the number of issued and outstanding shares of capital stock or share capital or percentage interest for non-corporate entities held by it. Schedule 7.4 of the CV Disclosure Letter sets forth (i) the number of units of limited partner interest and general partner interest in CV Partnership held by CV Trust, (ii) the total number of units of limited partner interest and general partner interest in CV Partnership held by CV Trust that were not originally issued to CV Trust by CV Partnership but were acquired by CV Trust from other limited partners of CV Partnership and (iii) the total number of outstanding units of limited partner interest and general partner interest in CV Partnership. All redemptions or repurchases of units of partnerships interests in CV Partnership were effected in compliance with the terms of the partnership agreement of CV Partnership and all applicable federal and state securities laws. Except for the shares or partnership interests required to be issued under this Agreement or disclosed on the CV Disclosure Letter, at the Effective Time, none of CV Subsidiaries shall have outstanding any other shares, partnership interests or other capital stock or securities of any kind whatsoever nor any agreement, warrants, options, rights or other obligations to issue or sell any such securities or any securities exercisable for or convertible into any such securities.

     7.5. Other Interests. Except for interests in the CV Subsidiaries, neither CV nor any CV Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, limited liability company, trust or entity (other than investments in short-term investment securities).

     7.6. No Violation. Neither the execution and delivery by CV of this Agreement nor the consummation by the CV Entities of the transactions contemplated hereby in accordance with the terms hereof, will: (i) subject to obtaining CV Shareholder Approval, conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws of CV or the Declaration of Trust or By-laws of CV Trust or the certificate of partnership or partnership agreement of CV Partnership; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of CV's Stock Option Plans, or any grant or award under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of CV or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which CV or any of the CV Subsidiaries is a party, or by which CV or any of the CV Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a CV Material Adverse Effect; or (iv) other than (x) the filings provided for in
Article 1 and Article 5, (y) the Regulatory Filings and (z) any filings with the NYSE, require any consent, approval or authorization of, declaration, filing or registration with, or notification to, any Governmental Entity, except where the failure to obtain any such consent, approval or authorization of, or make any such declaration, filing or registration with, or notification to, any governmental or regulatory authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent CV from performing, or materially impair its ability to perform, its obligations under this Agreement or have a CV Material Adverse Effect.

     7.7. SEC Documents. CV has timely filed all required forms, reports and documents with the SEC since January, 1992 (the "CV Reports"). The CV Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by CV under the Securities Laws.
As of their respective dates, the CV Reports (i) complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of CV included in or incorporated by reference into the CV Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of CV and the CV Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of CV included in or incorporated by reference into the CV Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of CV and the CV Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC. Funds from Operations for CV set forth in the CV Reports, including the financial statements included in or incorporated by reference in the CV Reports (including any related notes and schedules) for the periods set forth therein, was calculated in accordance with applicable NAREIT guidelines then in effect consistently applied during the periods involved. All offerings of securities by CV or any CV Subsidiary were effected in compliance with applicable law and no party participating in such offerings has any rescission rights resulting therefrom.

     7.8. Litigation. There are (i) no continuing orders, injunctions or decrees of any Governmental Entity to which CV or any CV Subsidiary is a party or by which any of its properties or assets are bound or, to the best knowledge of CV, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending (of which service or notice of process has been received by an employee of CV) against CV or any CV Subsidiary or, to the best knowledge of CV, against any of its directors, officers, employees or agents or, to the actual knowledge of CV, threatened against CV or any CV Subsidiary or against any of its directors, officers, employees or agents in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, if decided adversely, could, individually or in the aggregate, have a CV Material Adverse Effect. Schedule 7.8 to the CV Disclosure Letter lists all actions, suits and proceedings pending which, if decided adversely, would individually result in the imposition of liability, directly or indirectly, against CV or any CV Subsidiary in an amount in excess of $50,000. Excluding the actions, suits or proceedings set forth in Schedule 7.8 to the CV Disclosure Letter, CV and the CV Subsidiaries are not subject to any actions, suits or proceedings which if decided adversely would in the aggregate result in the imposition of liability, directly or indirectly, against CV or any CV Subsidiary in an amount in excess of $500,000.

     7.9. Absence of Certain Changes. Except as disclosed in the CV Reports filed with the SEC prior to the date hereof, since December 31, 1998, CV and the CV Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any CV Material Adverse Effect,
(ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the CV Common Stock, except dividends of $0.29 per share declared on March 10, 1999, June 7, 1999, August 19, 1999 and November 12, 1999, (iii) any Commitment entered into by CV or any of the CV Subsidiaries, other than Commitments not exceeding $250,000 individually in the ordinary course of business, or (iv) any material change in CV's accounting principles, practices or methods.

     7.10.  Taxes.

            (a) Except as set forth in Schedule 7.10 of the CV Disclosure Letter and except as has not resulted and would not result in a CV Material Adverse Effect: CV and each of the CV Subsidiaries (i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has not been rejected and has not expired and all such Returns are correct and complete in all material respects and (ii) has paid or caused to be paid or adequately accrued or reserved on its most recent balance sheet for all Taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has paid all Taxes shown to be due and payable on any Returns and (iv) has complied with all applicable laws relating to withholding Taxes. CV has not received any notice of any audit (not since closed) of any Return filed by CV with respect to any tax year ending after December 31, 1995, and CV has not been notified by the IRS or any State taxing authority that any such audit is contemplated or pending.
Neither CV nor any of the CV Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither CV nor any of the CV Subsidiaries is a party to any pending audit, action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by CV and each of the CV Subsidiaries since December 31, 1995, and all material communications relating thereto have been made available for inspection to representatives of Kranzco. Since January 1, 1998, CV has incurred no liability for Taxes under Sections 857(b) (other than 857(b)(1) or (3)), 860C or 4981 of the Code or, other than as reported on Returns, Internal Revenue Service Notice 88-19, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code) and neither CV nor any CV Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no Tax liens upon the assets of CV or any of the CV Subsidiaries except liens for Taxes not yet due. Neither CV nor any CV Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes (other than customary provisions contained in leases relating to real estate or similar taxes), or has any liability for Taxes of any person other than CV and the CV Subsidiaries under Treas. Reg. Section 1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, or is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under Section 280G of the Code or any amount that would be non-deductible under Section 162(m) of the Code.

            (b) CV (i) has met the definition of a REIT in section 856 of the Code, as in effect for each taxable year commencing with its taxable year ended December 31, 1982, for each such taxable year, (ii) has been (A) a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply and (B) a "corporation subject to a tax imposed by subchapter M" (as that term is used in section 11(c) of the Code) for each such taxable year,
(iii) has operated, since December 31, 1998, to the date of this representation, and intends to continue to operate in such a manner, for all periods from the date of this representation, through the end of its taxable year that includes the Closing Date, as to meet the requirements described in clauses (i) and (ii) above, (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge regarding whether it has met the requirements described in clauses (i) and (ii) above, (v) has no knowledge that any such challenge is pending or threatened, and (vi) has complied with (and intends to continue to comply with) section 857(f)(1) of the Code for each taxable year that such provision was (or is ) applicable to it. CV represents that each of its corporate subsidiaries is, and at all times since its affiliation with CV has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code, and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which CV (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of CV or the CV Subsidiaries has a net unrealized built-in gain within the meaning of Section 1374(d)(1) of the Code that is subject to an election under IRS Notice 88-19 or has any accumulated earnings and profits from the years ending on or prior to December 31, 1998 in each case to the extent the foregoing would result in a CV Material Adverse Effect. None of CV, CV Trust or any shareholder of CV will recognize any income or gain for Federal income tax purposes as a result of the merger of CV Trust into CV.

            (c) CV has not agreed to and is not required to make any adjustment under Section 481(a) of the Code.

            (d) CV has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by CV.

            (e)  CV is not a "foreign person" as such term is defined in
Section 1445(f) of the Code.

     7.11. Books and Records. (a) The books of account and other financial records of CV and the CV Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in the financial statements included in the CV Reports.

            (b) The minute books and other records of CV and the CV Subsidiaries, have been made available to Kranzco, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other trust and corporate action of the shareholders, trustees and directors and any committees of the Board of Trustees and Directors of CV and the CV Subsidiaries and all actions of the partners of the CV Subsidiaries.

     7.12. Properties. CV and the CV Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in Schedule
7.12 of the CV Disclosure Letter (the "CV Properties"), which are all of the real estate properties owned or leased by them. The CV Properties are not subject to any Property Restrictions, except for (i) Encumbrances and other Property Restrictions set forth in Schedule 7.12 of the CV Disclosure Letter,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property (other than liens under Environmental Laws, which are addressed in Section 7.13(a)(ix)), (iii) Encumbrances and other Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Kranzco), and (iv) mechanics', carriers', workmen's and repairmen's liens, and other Property Restrictions and limitations, if any, which individually or in the aggregate are not substantial in amount, do not materially interfere with the present use of any of the CV Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by CV and the CV Subsidiaries. Valid policies of title insurance have been issued insuring CV's or any of the CV Subsidiaries' fee simple or leasehold title to the CV Properties owned in fee or by leasehold in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy where the amount involved exceeds $50,000 and such policies will be enforceable by Kramont with respect to such properties after the Effective Time. Schedule
7.12 of the CV Disclosure Letter contains a true and correct list of all CV Properties which are leased by CV pursuant to Ground Leases (collectively, the "CV Ground Leases") as well as a list of all the CV Ground Leases. All of such CV Ground Leases are in full force and effect. Each of the CV Properties is assessed as one or more tax lot(s) separate and distinct from the tax lot allocated to any other parcel of land or improvements. Except as disclosed in
Schedule 7.12 of the CV Disclosure Letter, there is no action, suit, proceeding, claim, order, decree or judgment affecting any CV Subsidiary or any CV Property, or any portion thereof, or relating to or arising out of the ownership, management, operation, use or occupancy of any CV Property, pending or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality that, if adversely determined, would individually or in the aggregate have a CV Material Adverse Effect, nor is any such action, suit, proceeding, claim, order, decree or judgment, to the knowledge of CV or any CV Subsidiary, threatened or being asserted. No CV Subsidiary is a party to or subject to any judgment, writ, decree, injunction or order enjoining or restraining it from conducting any business in respect of the CV Property that it owns. There are no outstanding unpaid judgments against any CV Subsidiary, except for the judgments described in Schedule 7.12 of the CV Disclosure Letter which are covered by insurance and on appeal. Any material certificate, permit or license from any government authority having jurisdiction over any of the CV Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the CV Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress to and from any of the CV Properties which are currently occupied and are material to the operation of the property have been obtained and are in full force and effect. Neither (i) CV nor (ii) to the knowledge of CV, any Material CV Tenant (as herein defined) to the extent it imposes an obligation on the part of CV, is in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the CV Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a CV Material Adverse Effect. To the knowledge of CV, (A) there are no material structural defects relating to the CV Properties, (B) there are no CV Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any CV Property in excess of $50,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, or (D) no current renovation or restoration of any CV Property is underway or for which contracts have been entered into the cost of which exceeds $50,000, except in each case, as set forth in Schedule 7.12 of the CV Disclosure Letter. Neither CV nor any of the CV Subsidiaries has received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the CV Properties where the fair market value of the object of such proceeding exceeds $50,000 or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by CV or the CV Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the CV Properties as currently maintained, used or operated by CV or the CV Subsidiaries or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated by CV or the CV Subsidiaries which is not insured over and where the remedying of such violations would materially and adversely affect the relevant CV Property. All work to be performed, payments to be made and actions to be taken by CV or the CV Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the CV Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and CV is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements. CV owns less than $15,000,000 of nonexempt assets under Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act. For purposes of this
Schedule 7.12, the term "CV Properties" shall not be deemed to include properties managed by CV or a CV Subsidiary but not owned by CV or any CV Subsidiary.

     7.13. Environmental Matters. (a) Except as set forth in Schedule 7.13 of the CV Disclosure Letter,

                 (i) CV and each of the CV Subsidiaries possess all Environmental Permits currently required under applicable Environmental Laws to conduct their business and are, and within the last five years, have been, in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually or in the aggregate, would not have a CV Material Adverse Effect, nor has CV received written notice that any Environmental Permits possessed by CV or any of the CV Subsidiaries and material to their business will be revoked, suspended or will not be renewed;

                 (ii) to the knowledge of CV, all Environmental Permits currently held by CV and the CV Subsidiaries pursuant to Environmental Laws and material to their business are identified in Schedule 7.13 of the CV Disclosure Letter and represent all Environmental Permits necessary and material for the conduct of the business of CV and the CV Subsidiaries as currently conducted;

                 (iii) to the knowledge of CV, the execution and delivery of this Agreement and the consummation by CV of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits, and will not require any notification, registration, reporting, filing, investigation, or remediation under any Environmental Law including any transfer law;

                 (iv) CV and each of the CV Subsidiaries are currently in compliance, and within applicable statutory and regulatory time limitations, have complied, with all applicable Environmental Laws, except where such failures to comply, individually or in the aggregate, would not have a CV Material Adverse Effect;

                 (v)   except as would not have a CV Material Adverse Effect,
     (a) there is currently no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of CV, threatened, which asserts liability under any Environmental Law against CV or any of the CV Subsidiaries; and (b) neither CV nor any of the CV Subsidiaries has received written notice of actual or potential liability or of violations under any applicable Environmental Law that remains outstanding and has not been resolved, including, but not limited to, any liability that CV or any of the CV Subsidiaries may have retained or assumed either contractually or by operation of law;

                 (vi) as of the date hereof, no property or facility currently, or to the knowledge of CV, formerly owned, operated or leased by CV or any of its present or former CV Subsidiaries, or by any respective predecessor in interest, or to CV's knowledge, any property or facility for which CV holds a Mortgage (as defined herein), is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable foreign or state list established under any Environmental Law;

                 (vii) to the knowledge of CV, (a) there has been no disposal, spill, discharge or release of any Hazardous Material, on, at, or under any property presently or formerly owned, leased or operated by CV, any of the CV Subsidiaries, or any predecessor in interest, except for such disposals, spills, discharges and releases that, individually or in the aggregate, would not have a CV Material Adverse Effect; and (b) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location, including without limitation, at any facility or property for which CV holds a Mortgage, in either case that could reasonably be expected to require investigation, removal, remedial or corrective action by CV or any of the CV Subsidiaries or that would reasonably likely result in material liabilities of, or losses, damages or costs to CV or any of the CV Subsidiaries under any Environmental Law;

                 (viii) except as would not have a CV Material Adverse Effect,
     (a) there are not any underground or aboveground storage tanks or other underground storage receptacles or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently owned, leased or operated by CV, any of the CV Subsidiaries or respective predecessors in interest, or, to CV's knowledge, on any facility or property for which CV holds a Mortgage, and (b) no friable asbestos-containing materials or polychlorinated biphenyls in concentrations or amounts regulated under Environmental Laws are being used or have been disposed of during CV's ownership or operation, or are located at, on, or under any such facility or property in violation of any applicable Environmental Law; and

                 (ix) to the knowledge of CV, no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by CV or any of the CV Subsidiaries or against any properties, assets or facilities for which CV holds a Mortgage under any Environmental Law.

            (b) CV has made available to Kranzco and its authorized representatives all records and files, including but not limited to, all assessments, reports, studies, analyses, tests and data in CV's or CV's Subsidiaries' possession or custody concerning the presence of Hazardous Materials or any other environmental condition at properties, assets or facilities currently or formerly owned, operated or leased by CV or any present or former Subsidiary or predecessor in interest, or for which CV holds a Mortgage, or concerning compliance by CV and the CV Subsidiaries with, or liability under, any Environmental Law.

     7.14. Employee Benefit Plans; ERISA. (a) All employee benefit plans within the meaning of Section 3(3) of ERISA and each bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, disability, accident, sick, vacation, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission or sales arrangement, change in control, noncompetition, and other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) covering employees or independent contractors of CV and the CV Subsidiaries (whether current, former or retired) or their beneficiaries (collectively, the "CV Benefit Plans") are listed in Schedule 7.14 of the CV Disclosure Letter. True and complete copies of the CV Benefit Plans have been made available to Kranzco. To the extent applicable, each CV Benefit Plan complies, in all material respects, with the requirements of ERISA, the Code, and with the terms of such CV Benefit Plan's plan documents, and any CV Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (which may be a favorable determination letter issued to a prototype sponsor for any CV Benefit Plan which is a standardized prototype plan) and is administered in compliance in all material respects with ERISA and the Code and all applicable regulations thereunder and with the terms of such CV Benefit Plan's plan document. None of CV, any of the CV Subsidiaries, any entity that would be deemed a single-employer with CV or any of the CV Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (each an "CV ERISA Affiliate") or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any employee pension benefit plan (within the meaning of ERISA Section 3(2)) which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan. None of CV, any of the CV Subsidiaries or any CV Benefit Plan has incurred or is expected to incur any liability or penalty under Section 4975 of the Code or Sections 406 or 502(i) of ERISA. To the knowledge of CV, there are no anticipated claims against or otherwise involving any of the CV Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of CV Benefit Plan activities) is pending or has been brought against or with respect to any such CV Benefit Plan. All contributions required to be made as of the date hereof to the CV Benefit Plans have been made or provided for by CV by full accruals as if all targets required by such CV Benefit Plan had been or will be met at maximum levels on its financials. Except as provided in the CV Disclosure Letter, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events including, without limitation, a termination of employment following the transactions contemplated by this Agreement) constitute an event under any CV Benefit Plan that will or may reasonably be expected to result in any payment, acceleration, vesting or increase in benefits with respect to any employee, trustee, director, former employee or director of CV or any of the CV Subsidiaries, whether or not any such CV Benefit Plan would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

            (b) None of CV, any of the CV Subsidiaries or any CV ERISA Affiliate has any unfunded liabilities for benefits or claims accrued pursuant to any CV Benefit Plan, which CV Benefit Plan is not intended to be qualified under Section 401(a) of the Code, and that is an employee pension benefit plan within the meaning of ERISA Section 3(2), a nonqualified deferred compensation plan or an excess benefit plan.

            (c) None of CV, any of the CV Subsidiaries or any CV ERISA Affiliate maintains any plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of
Section 601 of ERISA and Section 4980B of the Code, and none of CV, any of the CV Subsidiaries or any CV ERISA Affiliate is subject to or expected to be subject to any liability, including without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. None of CV, any of the CV Subsidiaries or any CV ERISA Affiliate has incurred or is expected to incur any liability from tax, excise tax, penalty or fee with respect to any Plan, including, but not limited to, taxes arising under Sections 4971 through 4980B of the Code, and no event has occurred and no circumstance has existed that could give rise to any such liability. Except as required by Section 4980B of the Code and Sections 601 through 607 of ERISA and the regulations promulgated thereunder, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code, and except as otherwise disclosed in the CV Disclosure Letter, none of CV, any of the CV Subsidiaries or any CV ERISA Affiliate maintains or contributes to any plan or arrangement which provides, or has any liability to provide life insurance, medical or other employee welfare benefits (whether or not vested) to any employee or former employee upon his retirement or termination of employment with CV or any of the CV Subsidiaries.

            (d) No amounts payable under any CV Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. None of CV, any CV Subsidiaries or any CV ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, arrangement, or to modify or change any existing CV Benefit Plan. No event, condition or circumstance exists that would prevent the amendment or termination of any CV Benefit Plan.

     7.15. Labor Matters. Neither CV nor any of the CV Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of CV, threatened against CV or any of the CV Subsidiaries relating to their business, except for any such proceeding which would not have a CV Material Adverse Effect. To the knowledge of CV, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of CV or any of the CV Subsidiaries.

     7.16. No Brokers. CV has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Kranzco or CV to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that CV has retained Salomon Smith Barney Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Kranzco prior to the date hereof. Other than the foregoing arrangements, CV is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     7.17. Opinion of Financial Advisor. The Board of Directors of CV has received the opinion of Salomon Smith Barney Inc. to the effect that, as of the date of this Agreement, the CV Exchange Ratio is fair to the holders of CV Common Stock from a financial point of view.

     7.18. Kranzco Stock Ownership. Neither CV nor any of the CV Subsidiaries owns any shares of capital stock of Kranzco or other securities convertible into any shares of beneficial interest of Kranzco.

     7.19. Related Party Transactions. Set forth in Schedule 7.19 of the CV Disclosure Letter is a list of all arrangements, agreements and contracts entered into by CV or any of the CV Subsidiaries with any person who is an officer, director or affiliate of CV or any of the CV Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, including, without limitation, all employment agreements to which CV is a party (the "CV Employment Agreements"). The copies of such documents, all of which have been previously delivered or made available to Kranzco, are listed in Schedule 7.19 of the CV Disclosure Letter and are true and correct.

     7.20.  Contracts and Commitments.  The CV Disclosure Letter sets forth
(i) all notes, debentures, bonds and other evidence of indebtedness of CV or any of the CV Subsidiaries in each case in excess of $250,000 whether or not secured or collateralized by mortgages, deeds of trust or other security interests in the CV Properties or personal property of CV and the CV Subsidiaries, (ii) each Commitment entered into by CV or any of the CV Subsidiaries (excluding tenant allowances, reimbursements and leases entered into in the ordinary course of business) which may result in total payments or liability in excess of $250,000 per Commitment. Copies of the foregoing have been previously delivered or made available to Kranzco, are listed in Schedule
7.20 the CV Disclosure Letter and are true and correct, (iii) all management agreements with respect to any CV Property (the "CV Management Agreements") and (iv) all management agreements to which CV or any CV Subsidiary is a party that do not relate to any CV Property. None of CV or any of the CV Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above and or is in default respecting any payment obligations thereunder beyond any applicable grace periods and to the knowledge of CV, no event has occurred with respect to the other party thereto which, with notice or the lapse of time, or both, would give rise to an event of default. Excluding the Commitments set forth in
Schedule 7.20 of the CV Disclosure Schedule, CV and the CV Subsidiaries are not subject to any Commitments that, in the aggregate, exceed $3,000,000 (excluding Commitments that may be terminated by CV or any CV Subsidiary in not more than 60 days' notice, without cost or penalty). All options of CV or any of the CV Subsidiaries to purchase real property are set forth on the CV Disclosure Letter and such options and CV's or the CV Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which CV or any of the CV Subsidiaries is a party are set forth on the CV Disclosure Letter and neither CV nor any of the CV Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     7.21. Certain Payments Resulting From Transactions. The execution of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any CV Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "CV Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of CV or any of the CV Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Kranzco, or CV to amend or terminate any CV Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit will be required to be made pursuant to the terms of any agreement, commitment or CV Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of CV or any of the CV Subsidiaries.

     7.22. Leases. (a) Schedule 7.22 of the CV Disclosure Letter sets forth a list of all CV Properties that are subject to or encumbered by any non-residential lease (i) accounting for 1% or more of CV's rental revenues for the most recent period reflected in the financial statements included in the CV Reports or (ii) involving at least 25,000 square feet of gross leasable area (each, a "Material CV Lease" and each tenant with respect thereto, a "Material CV Tenant") and, with respect to each such Material CV Lease, sets forth the following information:

                 (i)   the name of the lessee;

                 (ii)  the expiration date of the lease;

                 (iv) the amount (or method of determining the amount) of annual rentals due under the lease;

                 (iv) with respect to any Material CV Lease with a remaining term of less than 24 months, whether the lessee has notified CV in writing of any intention not to renew, or seek to renew, the lease; and

                 (v) any notices with respect to a material default given by a lessee under a Material CV Lease which has not been cured.

            (b) Except as set forth in Schedule 7.22 of the CV Disclosure Letter, (i) all rental payments due under each Material CV Lease have been paid during the period January 1, 1999 through November 30, 1999, and (ii) to CV's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material CV Lease.

     7.23. Investment Company Act of 1940. Neither CV nor any of the CV Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

     7.24. State Takeover Statutes. To the knowledge of CV, CV has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation, including, without limitation, Section 203 of the DGCL. The Board of Directors of CV has adopted a resolution as follows:
"RESOLVED: that, pursuant to Section 203(a)(1) of the DGCL, the transactions contemplated by the Agreement and Plan of Reorganization and Merger, including the CV Merger and the Kranzco Voting Agreements, are hereby authorized and approved with the intent that neither the restrictions contained in Section 203 of the DGCL nor similar restrictions contained in any other state takeover law be applicable to the CV Merger, the Kranzco Voting Agreements, the Agreement and Plan of Reorganization and Merger or the transactions contemplated thereby." Neither CV nor any of the CV Subsidiaries has in effect any plan, scheme, device or arrangement commonly or colloquially known as a "poison pill" or an "anti-takeover" plan or any similar plan, scheme, device or arrangement.

     7.25.  Mortgage Notes.

            (a)  Mortgages.   Set forth in Schedule 7.25 of the CV Disclosure
Letter is a list of each note and related mortgage and all amendments and modifications thereof (each such note and mortgage, together with the loan evidenced thereby, a "Mortgage") held by CV, including the original and unpaid principal amounts thereof, the due date thereof and interest rate thereon.

            (b) Validity of Collateral Documents. To the knowledge of CV, each Mortgage and equivalent documents related to a Mortgage creates in CV or a wholly owned subsidiary thereof a valid security interest in the property described therein. Valid policies of title insurance have been issued insuring the first priority mortgage of CV or a wholly owned subsidiary of CV in each Mortgage and equivalent documents relating to a Mortgage, and such policies will be enforceable by Kramont with respect to such properties after the Effective Time.

            (c)  (i)   No Defense by Borrower.  To the knowledge of CV, the
borrower under each Mortgage has no valid defense that prevents the holder thereof or its assigns from enforcing the payment provisions thereof, or from foreclosing against the property subject to such Mortgage, which defense arises from applicable local, state or federal laws or regulations pertaining to usury, if any, and any or all other requirements of any federal, state or local law including, without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, and equal credit opportunity or disclosure laws applicable to such Mortgage, if any. To the knowledge of CV, such Mortgage is not subject to any valid right of rescission, setoff, abatement, diminution, counterclaim or defense that prevents the holder thereof or its assigns from enforcing the payment provisions of the Mortgage, if any, or from foreclosing against the mortgaged property subject to such Mortgage, and no such claims have been asserted.

                 (ii) Defaults. To the knowledge of CV, there is no default by the owner of any property covered by a Mortgage or by CV in the payment or performance of any term or conditions of any Mortgage.

                 (iii) Disbursement of Loan Proceeds. The borrower under each Mortgage does not have the right to disbursement of additional loan proceeds or future advances with respect to such Mortgage.

                 (iv)  Cross-Collateralization.  Except as set forth in
Schedule 7.25(c)(iv) of the CV Disclosure Letter, each Mortgage is not cross-collateralized with any other loan.

                 (v) Owner. Except as set forth in Schedule 7.25(c)(v) of the CV Disclosure Letter, CV is the sole owner of and holds legal title to each Mortgage, and each Mortgage has not been assigned or pledged and is owned by CV free and clear of any right, interest or claim of any third party.

                 (vi) Loan Documents. The documents representing the Mortgages provided to Kranzco are true and correct copies of the documents they purport to be, are all of the documents constituting the Mortgages, are in full force and effect, and have not been superseded, amended, modified, canceled or otherwise changed.

            (d) Condemnation. To the best of CV's knowledge, there is no pending or threatened condemnation proceeding or similar proceeding affecting any property encumbered by a Mortgage or any part thereof which could have an adverse effect upon the use of the property for its intended purposes.

            (e) Litigation. To CV's knowledge, there is no litigation, proceeding or governmental investigation pending, or any other injunction, decree, notice of violation or claim outstanding, existing or relating to any Mortgage or the property encumbered thereby.

            (f) Compliance with Laws. To CV's knowledge, no written notice has been issued by any governmental authority or any party entitled to enforce a restrictive covenant affecting any property encumbered by a Mortgage to the effect that (i) any zoning law, ordinance or regulation has been violated by the maintenance, operation, occupancy or use of such property which violation has not been cured and would adversely affect the current operation, current occupancy or current use of such mortgaged property, (ii) any building, or other federal, state or municipal law, ordinance, regulation, or any restrictive covenant, including without limitation, any Environmental Law, is currently violated by the current maintenance, current operation, current occupancy, or current use of such mortgaged property such that the violation would adversely affect the current operation, currency occupancy or current use of such mortgaged property or (iii) any licenses, permits, inspections, authorizations, certifications and approvals, including without limitation, any Environmental Permits required by any governmental authorities having jurisdiction over the operation of such mortgaged property, in its present manner, have not been performed or issued and paid for and are not in full force and effect, in each case without which the operation of such mortgaged property would be adversely affected.

            (g) Title Insurance. Valid and enforceable ALTA policies of title insurance have been issued insuring each Mortgage in an amount not less than the original principal amount of such Mortgage and each such policy is presently in full force and effect and there are no pending claims against any such policy. Each such policy insures that the subject Mortgage is a valid first lien on the mortgaged property and as of the date of such policy, the mortgaged property was free and clear of encumbrances and liens of record having priority over the lien of the subject Mortgage, subject only to the matters set forth therein.

     7.26. FFO Agreements. Schedule 7.26 of the CV Disclosure Letter lists all agreements and arrangements pursuant to which any officer, director or employee of CV or any other Person receives any payment or benefit based in any way on the Funds from Operations generated by CV (the "FFO Agreements").


                                 ARTICLE 7A

     7A.    Representations and Warranties of Kramont.  Kramont represents to
CV and Kranzco as follows:

     7A.1. Existence: Good Standing; Authority. Kramont is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland. Kramont is or will be prior to the Effective Time duly licensed or qualified to do business as a foreign trust and is or will be prior to the Effective Time in good standing under the laws of each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition or prospects of Kramont. Copies of Kramont's Declaration of Trust, Bylaws and organization documents have been previously delivered or made available to CV and Kranzco and are true and correct.

     7A.2. Authorization, Validity and Effect of Agreements. Kramont has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement, and the Ancillary Agreements to which it is a party. The consummation by Kramont of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite trust action on the part of Kramont. Assuming the due authorization, execution and delivery thereof by the other parties thereto, this Agreement constitutes, and the Ancillary Agreements to which Kramont is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Kramont, enforceable against Kramont in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     7A.3. Capitalization. The authorized capital shares of beneficial interest of Kramont consist of 2,000 shares of beneficial interest, $.01 par value per share. As of the date hereof, there are 2,000 shares of Kramont Common Stock issued and outstanding, 1,000 of which are owned by each of CV and KRT Trust. Kramont has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Kramont on any matter. All such issued and outstanding Kramont Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Kramont to issue, transfer or sell any Kramont Common Shares.

     7A.4. No Prior Activities; Other Interests. Except for the obligations and liabilities incurred in connection with its organization and the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, Kramont has not engaged, and prior to the Effective Time Kramont will not engage, in any business of any type or kind or incurred any liabilities or obligations or entered into or will enter into any agreements or arrangements with any person or entity. Kramont does not own and, prior to the Effective Time will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.


                                  ARTICLE 8
     8.     Covenants.

     8.1. Acquisition Proposals. (a) Unless and until this Agreement shall have been terminated in accordance with its terms, CV agrees and covenants:
(a) that neither it nor any of the CV Subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the CV Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of ten (10%) or more of the assets or any equity securities of, CV or any of the CV Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a "CV Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a CV Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.1(a); and (c) that it will notify Kranzco immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.1(a) shall prohibit the Board of Directors of CV from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide CV Acquisition Proposal, if, and only to the extent that, (A) a majority of the disinterested members of the Board of Directors of CV determines in good faith after consultation with outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law or, as applicable, its duties under its Certificate of Incorporation and that such Person has the ability and financial wherewithal to consummate a Superior CV Acquisition Proposal, and
(B) CV complies with the provisions of Section 8.1(b); and (ii) to the extent applicable, complying with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to a CV Acquisition Proposal. Nothing in this
Section 8.1(a) shall (x) permit CV to terminate this Agreement (except as specifically provided in Article 10 hereof), (y) permit CV to enter into any agreement with respect to a CV Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither CV nor any of the CV Subsidiaries shall enter into any agreement with any person that provides for, or in any way facilitates, a CV Acquisition Proposal), or
(z) affect any other obligation of any party under this Agreement. Neither the Board of Directors of CV nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Kranzco Entities, the approval or recommendation by the Board of Directors of CV or any committee thereof of this Agreement or the CV Merger or (ii) approve or recommend, or propose to approve or recommend, any CV Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of CV may approve and recommend a Superior CV Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the CV Merger, but only (1) after providing written notice to Kranzco (a "Notice of Superior CV Proposal") advising Kranzco that the Board of Directors has received a Superior CV Acquisition Proposal, specifying the material terms and conditions of such Superior CV Acquisition Proposal, and (2) if Kranzco does not within five business days after Kranzco's receipt of the Notice of Superior CV Proposal, make an offer which the Board of Directors of CV determines in its good faith judgment (after consultation with its independent financial advisor) to be as favorable to the holders of CV's Common Stock as
such Superior CV Acquisition Proposal.   As used herein, "Superior CV
Acquisition Proposal" means a bona fide CV Acquisition Proposal made by a third party which a majority of the disinterested members of the Board of Directors of CV determines in good faith (after consultation with independent financial advisors) to be more favorable to CV's shareholders than the CV Merger and which the Board of Directors of CV intends to accept and determines is reasonably capable of being consummated.

            (b) CV shall promptly advise Kranzco orally and in writing of any CV Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any CV Acquisition Proposal, and the material terms and conditions of such CV Acquisition Proposal or inquiry. CV will keep Kranzco fully informed of the status and details of any such CV Acquisition Proposal or inquiry. CV shall give Kranzco at least one day's advance notice of any information to be supplied to any Person making a CV Acquisition Proposal.

            (c) Unless and until this Agreement shall have been terminated in accordance with its terms, Kranzco agrees and covenants: (a) that neither it nor any of the Kranzco Subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, trustees, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Kranzco Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of ten (10%) or more of the assets or any equity securities of, Kranzco or any of the Kranzco Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a "Kranzco Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Kranzco Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.1(c); and (c) that it will notify CV immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.1(c) shall prohibit the Board of Trustees of Kranzco from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Kranzco Acquisition Proposal, if, and only to the extent that, (A) a majority of the disinterested members of the Board of Trustees of Kranzco determines in good faith after consultation with outside counsel that such action is required for the Board of Trustees to comply with its fiduciary duties to shareholders imposed by law or, as applicable, its duties under its Declaration of Trust and that such Person has the ability and financial wherewithal to consummate a Superior Kranzco Acquisition Proposal, (B) Kranzco complies with the provisions of
Section 8.1(d), and (ii) to the extent applicable, complying with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to a Kranzco Acquisition Proposal. Nothing in this Section 8.1(c) shall (x) permit Kranzco to terminate this Agreement (except as specifically provided in Article 10 hereof), (y) permit Kranzco to enter into any agreement with respect to a Kranzco Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither Kranzco nor any of the Kranzco Subsidiaries shall enter into any agreement with any person that provides for, or in any way facilitates, a Kranzco Acquisition Proposal), or
(z) affect any other obligation of any party under this Agreement. Neither the Board of Trustees of Kranzco nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the CV Entities, the approval or recommendation by the Board of Trustees of Kranzco or any committee thereof of this Agreement or the KRT Trust Merger or
(ii) approve or recommend, or propose to approve or recommend, any Kranzco Acquisition Proposal. Notwithstanding the foregoing, the Board of Trustees of Kranzco may approve and recommend a Superior Kranzco Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the KRT Trust Merger, but only (1) after providing written notice to CV (a "Notice of Superior Kranzco Proposal") advising CV that the Board of Trustees has received a Superior Kranzco Acquisition Proposal, specifying the material terms and conditions of such Superior Kranzco Acquisition Proposal, and (2) if CV does not within five business days after CV's receipt of the Notice of Superior Kranzco Proposal, make an offer which the Board of Trustees of Kranzco determines in its good faith judgment (after consultation with its independent financial advisor) to be as favorable to the holders of Kranzco Common Shares as such Superior Kranzco Acquisition Proposal. As used herein, "Superior Kranzco Acquisition Proposal" means a bona fide Kranzco Acquisition Proposal made by a third party which a majority of the disinterested members of the Board of Trustees of Kranzco determines in good faith (after consultation with independent financial advisors) to be more favorable to Kranzco's shareholders than the KRT Trust Merger and which the Board of Trustees of Kranzco intends to accept and determines is reasonably capable of being consummated.

            (d) Kranzco shall promptly advise CV orally and in writing of any Kranzco Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Kranzco Acquisition Proposal, and the material terms and conditions of such Kranzco Acquisition Proposal or inquiry. Kranzco will keep CV fully informed of the status and details of any such Kranzco Acquisition Proposal or inquiry. Kranzco shall give CV at least one day's advance notice of any information to be supplied to any Person making a Kranzco Acquisition Proposal.

            (e) Notwithstanding anything to the contrary contained herein, Kranzco and its affiliates shall not, without CV's consent, disclose to any other person (except Kranzco's advisors in connection with this transaction) any confidential, proprietary or non-public information of or about CV or its affiliates. Notwithstanding anything to the contrary contained herein, CV or its affiliates shall not, without Kranzco's consent, disclose to any other person (except CV's advisors in connection with this transaction) any confidential, proprietary or non-public information of or about Kranzco or its affiliates.

     8.2. Conduct of Businesses. (a) During the period from the date of this Agreement until the earlier of the date of the termination of this Agreement and the Effective Time, except as set forth in the Kranzco Disclosure Letter or the CV Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, CV and
Kranzco:

                 (i) Shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

                 (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 8.1, any proposals to engage in material transactions;

                 (iii) Except as provided in Sections 8.2(b)(v) and 8.2(c)(v), shall coordinate the record dates for any dividends payable with respect to the CV Common Stock, the Kranzco Common Shares and the Kranzco Preferred Shares until the Closing; and

                 (iv) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

            (b) During the period from the date of this Agreement until the earlier of the date of the termination of this Agreement and the Effective Time, except as set forth in the Kranzco Disclosure Letter or unless CV has consented in writing thereto, Kranzco:

                 (i)   Shall, and shall cause each of the Kranzco
     Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement below;

                 (ii) Shall not, and shall cause each of the Kranzco Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of (other than tenant improvements, reimbursements and allowances in the ordinary course of business), or enter into any agreement or commitment to develop or construct retail shopping center properties or other real estate projects, except as set forth in Section 8.2 of the Kranzco Disclosure Letter;

                 (iii) Shall not amend its or KRT Trust's Declaration of Trust or By-laws, or permit the amendment of the certificate of limited partnership and limited partnership agreement of KRT Partnership or the certificate of formation and limited liability company agreement of KRT Trust II; and

                 (iv) Shall not, and shall cause each of the Kranzco Subsidiaries not to, (i) except (x) pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including pursuant to Kranzco Preferred Shares) existing on the date hereof or (y) as payment of trustees's fees in accordance with past practice or pursuant to Kranzco's dividend reinvestment plan or as otherwise disclosed pursuant to this Agreement, issue any of its shares of beneficial interest, effect any share split, reverse share split, share dividend, recapitalization or other similar transaction, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any of its shares of beneficial interest, or (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future trustees, officers or directors except Kranzco and the Kranzco Subsidiaries shall be permitted to pay Christmas bonuses consistent with past practice, or (iv) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans;

                 (v) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its shares of beneficial interest, except regular quarterly dividends on the Kranzco Common Shares and regular quarterly dividends on the Kranzco Preferred Shares, as well as any other required dividends, distributions or payments with respect to such Kranzco Preferred Shares (which, with respect to the Kranzco Common Shares, shall have record dates to the extent occurring prior to the Effective Time of December 31, 1999 and March 31, 2000 and corresponding payment dates of January 21, 2000 and April 21, 2000), and (ii) except in connection with (x) share-based employee benefit plans of Kranzco or (y) the use of shares of beneficial interest to pay the exercise price or tax withholding in connection with share-based employee benefit plans of Kranzco, directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest or capital stock of any of the Kranzco Subsidiaries, or make any commitment for any such action;

                 (vi) Shall not, and shall not permit any of the Kranzco Subsidiaries to, sell, lease or otherwise dispose of (i) any Kranzco Properties or any of its capital stock of or other interests in the Kranzco Subsidiaries or (ii) any of its other assets which are material, individually or in the aggregate except the sale of certain properties listed in Section 8.2 to the Kranzco Disclosure Letter;

                 (vii) Shall not, and shall not permit any of the Kranzco Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person other than loans, advances or capital contributions to the Kranzco Subsidiaries in existence on the date hereof and advances to tenants;

                 (viii) Shall not, and shall not permit any of the Kranzco Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Kranzco included in the Kranzco Reports or incurred in the ordinary course of business consistent with past practice;

                 (ix) Shall not, and shall not permit any of the Kranzco Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $100,000 except (A) tenant reimbursements and allowances and leases entered into in the ordinary course of business consistent with past practice, (B) capital expenditures incurred in the ordinary course of business consistent with past practice, (C) pending Commitments listed in Section 8.2(b)(ix) of the Kranzco Disclosure Letter and (D) payment of fees and expenses in connection with obtaining the consents necessary to cure the violations or conflicts set forth in Section 6.6 of the Kranzco Disclosure Letter;

                 (x) Shall not, and shall not permit any of the Kranzco Subsidiaries to, enter into any Commitment with any officer, director, trustee, consultant or affiliate of Kranzco or any of the Kranzco Subsidiaries, except as set forth in Section 8.2 of the Kranzco Disclosure Letter;

                 (xi) Shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

                 (xii) Shall maintain, and cause the Kranzco Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like Kranzco;

                 (xiii) Shall take all actions necessary to cause KRT Partnership not to own, directly or indirectly, more than 10% of the voting interests in any corporation at the Effective Time; or

                 (xiv) Shall not, and shall not permit any of the Kranzco Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

            (c) During the period from the date of this Agreement until the earlier of the date of the termination of this Agreement and the Effective Time, except as set forth in the CV Disclosure Letter or unless Kranzco has consented in writing thereto, CV:

                 (i) Shall, and shall cause each of the CV Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement below;

                 (ii) Shall not, and shall cause each of the CV Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of (other than tenant improvements, reimbursements and allowances in the ordinary course of business), or enter into any agreement or commitment to develop or construct retail shopping center properties or other real estate projects, except as set forth in Schedule
     8.2 of the CV Disclosure Letter;

                 (iii) Except as set forth in Section 5.3(e), shall not amend its or Certificate of Incorporation or By-laws, permit the amendment of CV Trust's Declaration of Trust or By-laws or permit the amendment of the certificate of limited partnership or limited partnership agreement of CV Partnership;

                 (iv) Shall not, and shall cause each of the CV Subsidiaries not to, (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof or otherwise disclosed pursuant to this Agreement, issue any shares of its capital stock or any of its partnership interests or beneficial interests, as the case may be, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except CV and the CV Subsidiaries shall(x) be permitted to pay Christmas bonuses consistent with past practice, (y) make any remaining payments for bonuses based upon Funds from Operations of CV for the calendar year ending December 31, 1999 and (z) make a payment of a pro rata portion of bonuses based upon Funds from Operations of CV for the period from January 1, 1999 through the Closing Date, or
     (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or less favorable to participants in such plans;

                 (v) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except regular quarterly dividends on the CV Common Stock (which, with respect to the CV Common Stock, shall have record dates to the extent occurring prior to the Effective Time of January 4, 2000 and March 16, 2000 and corresponding payment dates of January 13, 2000 and April 5, 2000), and (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of CV or the CV Subsidiaries, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of the CV Subsidiaries (other than CV OP Units of CV Partnership upon redemption by the holder thereof), or make any commitment for any such action;

                 (vi) Shall not, and shall not permit any of the CV Subsidiaries to, sell, lease or otherwise dispose of (i) any CV Properties or any of its capital stock of or other interests in the CV Subsidiaries or (ii) any of its other assets which are material, individually or in the aggregate except the sale of certain properties listed in Schedule 8.2 to the CV Disclosure Letter;

                 (vii) Shall not, and shall not permit any of the CV Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person other than loans, advances or capital contributions to the CV Subsidiaries in existence on the date hereof and advances to tenants;

                 (viii) Shall not, and shall not permit any of the CV Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of CV included in the CV Reports or incurred in the ordinary course of business consistent with past practice;

                 (ix) Shall not, and shall not permit any of the CV Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $100,000 except (A) tenant reimbursements and allowances and leases entered into in the ordinary course of business consistent with past practice, (B) capital expenditures incurred in the ordinary course of business consistent with past practice, (C) pending Commitments listed in Schedule 8.2(c)(ix) of the CV Disclosure Letter and (D) payment of fees and expenses in connection with obtaining the consents necessary to cure the violations or conflicts set forth in Schedule 7.6 of the CV Disclosure Letter;

                 (x) Shall not, and shall not permit any of the CV Subsidiaries to, enter into any Commitment with any officer, director, trustee, consultant or affiliate of CV or any of the CV Subsidiaries, except as set forth in Schedule 8.2 of the CV Disclosure Letter;

                 (xi) Shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

                 (xii) Shall maintain, and cause the CV Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like CV; or

                 (xiii) Shall take all actions necessary to cause CV Partnership not to own, directly or indirectly, more than 10% of the voting interests in any corporation at the Effective Time; or

                 (xiv) Shall not, and shall not permit any of the CV Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

     8.3. Meetings of Shareholders. Each of Kranzco and CV will take all action necessary in accordance with applicable law and its Declaration of Trust, Certificate of Incorporation and By-laws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Kranzco and CV will use their best efforts to convene their respective shareholder meetings on the same day and to designate the same record date for such meetings, which record dates shall be mutually agreed upon by Kranzco and CV. The Board of Trustees of Kranzco and the Board of Directors of CV shall recommend such approval, and Kranzco and CV shall use their reasonable best efforts to obtain such approval, including, without limitation, timely mailing the Joint Proxy Statement/Prospectus (as defined in Section 8.8); provided, however, that such recommendation or use of reasonable best efforts to obtain such approval is subject to any action taken by, or upon authority of, (i) the Board of Trustees of Kranzco in the exercise of its good faith judgment as to its duties to its shareholders imposed by law or (ii) the Board of Directors of CV in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law. It shall be a condition to the mailing of the Joint Proxy Statement/Prospectus that (i) CV shall have received a "comfort" letter from Arthur Andersen LLP, independent public accountants for Kranzco, dated as of a date within two business days before the date on which the Form S-4 (as defined in Section 8.8) shall become effective, with respect to the financial statements of Kranzco included in the Joint Proxy Statement/Prospectus, in form and substance reasonably satisfactory to CV, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Joint Proxy Statement/Prospectus, and (ii) Kranzco shall have received a "comfort" letter from BDO Seidman, LLP, independent public accountants for CV, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of CV included in the Joint Proxy Statement/Prospectus, in form and substance reasonably satisfactory to Kranzco, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Joint Proxy Statement/Prospectus.

     8.4. Filings; Other Action. Subject to the terms and conditions herein provided, Kranzco, CV and Kramont shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings, declarations, registrations and notifications are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings, declarations, registrations and notifications and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Kranzco, CV and Kramont necessary to effectuate the Conversion Transactions; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors or trustees of Kranzco, CV and Kramont shall take all such necessary action. If any "fair price" or "control share acquisition" statute or similar statute or regulation shall become applicable to the transactions contemplated hereby, the Kranzco Entities and the CV Entities shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Boards of Trustees, Boards of Directors, partners or managers, as the case may be, to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to minimize or eliminate the effects of any such statute or regulation on the transactions contemplated hereby. Kranzco and CV shall promptly advise each other of and confer and consult with respect to any communications from Governmental Entities with respect to the transactions contemplated by this Agreement.

     8.5. Notification of Certain Matters. Kranzco and CV shall keep each other informed of all non-routine actions that each intends to take in connection with any Environmental Laws and all actions shall be on terms and conditions reasonably satisfactory to the other. Each shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Conversion Transactions or other transactions contemplated hereby.

     8.6. Inspection of Records. Until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, each of Kranzco and CV shall allow all designated officers, attorneys, environmental and other consultants, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Kranzco and the Kranzco Subsidiaries and CV and the CV Subsidiaries and will permit each other and their authorized representatives to conduct Phase I environmental inspections as they may reasonably require to the extent that no Phase I environmental inspection has previously been conducted for the particular property at issue, for purposes related to an evaluation of the transactions contemplated hereby, subject to any restrictions arising under applicable law. All information furnished under this Section 8.6 is subject to the Confidentiality Agreement (as herein defined).

     8.7. Publicity. The initial press release relating to this Agreement shall be a joint press release in the form attached hereto as Exhibit O (or as otherwise mutually agreed upon by CV and Kranzco) and thereafter Kranzco and CV shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     8.8. Registration Statement. As promptly as practicable following the date hereof, Kranzco, CV and Kramont shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, a joint proxy statement/prospectus and forms of proxies (such joint proxy statement/prospectus and forms of proxy, together with any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") relating to the special meetings and the votes of the shareholders of Kranzco and CV with respect to this Agreement and the transactions contemplated by this Agreement. Promptly after clearance by the SEC of the Joint Proxy Statement/Prospectus, Kramont and, to the extent required by law, KRT Trust shall prepare and thereafter file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Form S-4"), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of (i) the KRT Trust Common Shares and KRT Trust Preferred Shares to be issued to the shareholders of Kranzco in the KRT Trust II Merger, to the extent required under the Securities Act, and (ii) the Kramont Common Shares and Kramont Preferred Shares to be issued to the holders of KRT Trust Common Shares, KRT Trust Preferred Shares and CV Common Stock in the Reorganization (the KRT Trust Common Shares, KRT Trust Preferred Shares, Kramont Common Shares and Kramont Preferred Shares referred to in clauses (i) and (ii) are referred to herein as the "Registered Securities"). Kranzco, Kramont and CV will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Kranzco Entities, on the one hand, and the CV Entities, on the other hand, shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation
of the Joint Proxy Statement/Prospectus and the Form S-4.   Kramont shall use
its reasonable best efforts, and CV, Kranzco and KRT Trust will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Joint Proxy Statement/Prospectus with the SEC). Each of the Kranzco Entities and the CV Entities agrees promptly to correct any information provided by it for use in the Joint Proxy Statement/Prospectus and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement/Prospectus and the Form S-4 and to cause the Joint Proxy Statement/Prospectus and the Form S-4, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Kranzco shareholders and CV shareholders, in each case as and to the extent required by applicable federal and state securities laws, the Maryland REIT Law and the DGCL. Each of the Kranzco Entities and the CV Entities agrees that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 and each amendment or supplement thereto at the time of mailing of the Joint Proxy Statement/Prospectus or effectiveness of the Form S-4 will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Kranzco Entities and the CV Entities will advise the other parties, and deliver copies (if any) to them, promptly after receipt thereof, of (i) any request by or correspondence or communication from the SEC with respect to the Joint Proxy Statement/Prospectus and the Form S-4, (ii) any responses thereto and (iii) notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, and the suspension of the qualification of the Registered Securities for offering or sale in any jurisdiction.

            Kranzco and CV shall each use their best efforts to timely mail the Proxy Statement/Prospectus to its shareholders.

     8.9. Listing Application. Kramont shall promptly prepare and submit to the NYSE a listing application covering the Kramont Common Shares and Kramont Series B-1 Preferred Shares and Kramont Series D Preferred Shares issuable in the Reorganization and Kramont Common Shares issuable upon exercise of the New Options being issued in connection with the Reorganization and any other shares of Kramont issued in the Reorganization as may be required by the NYSE, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Shares, subject to official notice of issuance.

     8.10. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform, and shall cause its subsidiary to perform, such further acts and execute such documents as may reasonably be required to effect the Reorganization. At and after the Effective Time, the officers and directors of Kramont will be authorized to execute and deliver, in the name and on behalf of KRT Trust, KRT Partnership, CV or CV Partnership, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of KRT Trust, KRT Partnership, CV or CV Partnership, any other actions and things to vest, perfect or confirm of record or otherwise in Kramont and its Subsidiaries any and all right, title and interest in, to and under any of the rights, properties or assets of KRT Trust, KRT Partnership, CV or CV Partnership or their respective Subsidiaries acquired or to be acquired by Kramont as a result of, or in connection with the Reorganization.

     8.11. Affiliates of CV and Kranzco. (a) At least 30 days prior to the Closing Date, CV shall deliver to Kranzco a list of names and addresses of those persons who were, in CV's reasonable judgment, at the record date for its shareholders' meeting to approve the CV Merger, "affiliates" (each such person, an "Affiliate") of CV within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). CV shall provide Kranzco such information and documents as Kranzco shall reasonably request for purposes of reviewing such list. CV shall use all reasonable efforts to deliver or cause to be delivered to Kranzco, prior to the Closing Date, from each of the Affiliates of CV identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit K. Kramont shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Kramont Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Kramont Common Shares, consistent with the terms of such Affiliate Letters.

            (b) At least 30 days prior to the Closing Date, Kranzco shall deliver to CV a list of names and addresses of those persons who were, in Kranzco's reasonable judgment, at the record date for its shareholders' meeting to approve the KRT Trust Merger, Affiliates of Kranzco within the meaning of Rule 145 under the Securities Act. Kranzco shall provide CV such information and documents as CV shall reasonably request for purposes of reviewing such list. Kranzco shall use all reasonable efforts to deliver or cause to be delivered to CV, prior to the Closing Date, from each of the Affiliates of Kranzco identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit K. Kramont shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Kramont Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Kramont Common Shares, consistent with the terms of such Affiliate Letters.

            (c) Kramont shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of CV may reasonably request, all to the extent required from time to time to enable any Affiliate of CV or Kranzco to sell Kramont Common Shares received by such Affiliate in the Reorganization without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

     8.12. Expenses. Subject to Section 10.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (a) the filing fee in connection with the filing of the Form S-4 or Joint Proxy Statement/Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Joint Proxy Statement/Prospectus, and the expenses of Kramont, shall be shared equally by Kranzco and CV.

     8.13. Indemnification. From and after the Effective Time, Kramont shall exculpate and indemnify to the fullest extent permitted by the MGCL each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of CV, or any CV Subsidiary, Kranzco or any Kranzco Subsidiary. Such exculpation and indemnification shall cover action on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

     8.14. Governance. Kramont shall take all action necessary to cause the board comprising the full Board of Trustees of Kramont at the Effective Time to be those individuals listed on Exhibit C attached hereto.

     8.15. Employees and Employee Benefit Plans. (a) As of the Effective Time, the employment of all current employees of CV, CV Partnership and CV Trust (collectively, solely for the purposes of this Section 8.15, the "CV Employees") and of Kranzco, including those employees on disability, short-term or long-term, or leave of absence, paid or unpaid, except those persons agreed upon by Kranzco and CV, shall be terminated by their respective employers and then shall be offered employment with KRT Partnership in the same geographic area, in substantially the same positions on substantially the same economic terms as they occupied immediately prior to the Closing Date; provided, however, that employees of Kranzco and CV with rights or claims under any severance plans of, agreements or arrangements with, or obligations owed by, either Kranzco or CV will be required to waive such rights and claims in writing simultaneously with or prior to accepting an offer of employment with KRT Partnership; provided further, however, that such waiver of rights and claims by an employee of Kranzco listed in Section 8.15 of the Kranzco Disclosure Letter shall be null and void retroactive to the date of such waiver in the event that such employee's employment is terminated for any reason (other than for cause) by KRT Partnership within one year of the Closing. In the event any such former employee refuses to execute the waiver described above, KRT Partnership shall be under no obligation to employ such person. Kranzco and CV will agree as to the benefits and the fringe benefits to be provided to KRT Partnership employees after the Reorganization. Except for Louis P. Meshon, Sr., Norman M. Kranzdorf and Robert H. Dennis, nothing herein shall be construed to require KRT Partnership to retain any former Kranzco or CV employees for any specific period of time after the Closing Date. All such former employees of Kranzco or CV who are employed by KRT Partnership or Kramont shall receive credit for the time that they were employed with CV or Kranzco, as the case may be, for purposes of vacation eligibility.

            (b) Subject to the third to last sentence of Section 8.15(a), as of the Closing Date, all employees of CV and all employees of Kranzco who shall be hired by KRT Partnership shall be eligible for coverage under a group health plan provided by KRT Partnership, which group health plan shall be the same plan presently covering the employees of Kranzco or such other plan as the Board of Trustees of Kramont shall determine immediately after the Effective Time. All former employees of CV and Kranzco shall receive credit with respect to such group health plan for (i) service with CV or Kranzco or any of their respective Subsidiaries for purposes of determining eligibility to participate (including waiting periods of any time) and (ii) deductibles, if any, required under such plan to the extent deductibles have been paid by such former CV or Kranzco employees or their dependents under their previous group health plans. Any and all exclusions or limitations relative to pre-existing conditions shall be waived by the KRT Partnership group health plan with respect to all such former CV or Kranzco employees.

            (c) Prior to the Closing Date, Kranzco, CV and KRT Partnership shall take all necessary action, including the adoption of necessary corporate and trust resolutions and plan amendments, and shall make all required governmental filings to permit and effect (i) the adoption of Kranzco's defined contribution pension plan by KRT Partnership or such other plan as the Board of Trustees of Kramont shall determine immediately after the Effective Time, which plan shall then be renamed the KRT Partnership 401(k) Plan, and
(ii) the merger of CV's defined contribution plan with and into KRT Partnership 401(k) Plan such that as of the Closing Date, all participants in both the Kranzco defined contribution plan and the CV defined contribution plan shall be covered under the KRT Partnership 401(k) Plan. All former Kranzco and CV employees who are hired by KRT Partnership or Kramont shall receive credit for service with Kranzco and CV, respectively, for purposes of determining eligibility to participate and vesting in the KRT Partnership 401(k) Plan.

            (d) KRT Partnership shall provide continuation coverage as required under Section 4980B of the Code and Section 601 of ERISA ("COBRA Coverage") to all employees of CV and Kranzco and their respective beneficiaries who experience a "qualifying event" (as defined in the Code) at any time on or prior to the Closing Date, and shall offer COBRA Coverage to all persons who experience a qualifying event as a result of the transactions contemplated by this Agreement.

            (e) In connection with the transactions contemplated by this Agreement, the Board of Trustees of Kranzco will take such action as is reasonably necessary to accelerate the vesting of restricted stock awards set forth in Section 6.3 of the Kranzco Disclosure Letter, such that all such shares shall be vested at the Effective Time.

            (f) Prior to the Effective Time, Kranzco shall cause a Lease Amendment in the form attached hereto as Exhibit P to be executed by the parties thereto.

     8.16. Reorganization. From and after the date hereof and until the earlier to occur of termination of this Agreement and the Effective Time, neither Kranzco nor CV nor any of their respective Subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the CV Merger or the KRT Trust Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Kramont shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the CV Merger or the KRT Trust Merger as a reorganization within the meaning of Section 368(a) of the Code.

     8.17. REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Kranzco or CV from taking, and Kranzco and CV hereby agree, respectively, to take any action at any time or from time to time that in the reasonable judgment of the Board of Trustees of Kranzco or Board of Directors of CV, as the case may be, upon advice of counsel, is legally necessary for Kranzco or CV, as the case may be, to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856-860 and 4981 of the Code (and similar provisions of state or local tax law) for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to shareholders of Kranzco or shareholders of CV, as the case may be. In the event any such distribution (other than regular quarterly dividends) is made by Kranzco or CV, the other entity shall have the right to make an equivalent distribution to maintain economic parity between them. Each of CV and Kranzco shall use its best efforts to take any such actions as may be necessary to maintain their status as a REIT for any period or portion thereof ending on or prior to the Effective Time (including, without limitation, the mailing of shareholder demand letters as required by Treasury Regulations Section 1.857-8).

     8.18. Other Agreements. Kramont shall enter into (i) an employment agreement with Norman M. Kranzdorf to become effective on the first business day following the Effective Time in substantially the form attached hereto as Exhibit L (the "Norman M. Kranzdorf Employment Agreement") and (ii) an employment agreement with Louis P. Meshon, Sr. to become effective on the first business day following the Effective Time in substantially the form attached hereto as Exhibit M (the "Louis P. Meshon, Sr. Employment Agreement").

     8.19. Dividends. The Kranzco Entities and the CV Entities agree that it will be the policy of the Board of Trustees of Kramont effective as of the Effective Time subject to the exercise of its duties to the Kramont shareholders under applicable law that cash dividends on the Kramont Common Shares for the first year following the Effective Time will be payable in an amount equal to $1.30 per share.

     8.20. The Kranzco Reorganization Transactions. Prior to the Effective Time, the Kranzco Entities shall take the following actions in connection with the Kranzco Reorganization (the "Kranzco Reorganization Transactions"):

            (a)  Kranzco shall consummate the Conversion Transactions;

            (b) Following the Conversion Transactions, Kranzco and KRT Trust II shall consummate the KRT Trust II Merger;

            (c) Following the KRT Trust II Merger, KRT Trust II and KRT Partnership shall consummate the KRT Partnership Merger;

            (d) To the extent required under the Securities Act, KRT Trust shall use its reasonable best efforts, pursuant to the Form S-4, to register under the Securities Act the issuance of the KRT Trust Common Shares to holders of Kranzco Common Shares and the issuance of preferred shares of beneficial interest in KRT Trust to the holders of Kranzco Preferred Shares, in each case in connection with the KRT Trust II Merger; and

            (e) Upon consummation of the KRT Trust II Merger, the Kramont Options shall, by virtue of the KRT Trust II Merger and without any further action on the part of Kranzco or the holder of any such Kramont Options, be assumed by KRT Trust in such manner that KRT Trust (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Kramont Options, KRT Trust would be such a corporation were Section 424 of the Code applicable to such options. Each Kramont Option assumed by KRT Trust shall be exercisable upon the same terms and conditions as under the applicable Kranzco Stock Option Plan and the applicable Option agreement issued thereunder (including that each KRT Trust Option shall be exercisable for the same number of KRT Trust Common Shares as the number of Kranzco Common Shares that were issuable upon exercise of the Kramont Options immediately prior to the KRT Trust II Merger). At or prior to the consummation of the KRT Trust II Merger, KRT Trust shall take all corporate action necessary to reserve for issuance a sufficient number of KRT Trust Common Shares for delivery in connection with the assumed Kramont Options.

     8.21. CV Limited Partner Contribution. Following the execution of this Agreement, CV shall (i) use its reasonable best efforts to (A) facilitate holders of units of limited partner interest in CV Partnership entering into the Unit Contribution Agreement and (B) to obtain the First CV Partnership Approval and (ii) cause CV Trust, in its capacity as general partner of CV Partnership, to recommend that the holders of units of limited partner interest in CV Partnership enter into the Unit Contribution Agreement and approve the transactions subject to the First CV Partnership Approval. All actions taken by CV pursuant to this Section 8.21 shall be in accordance with federal and state securities laws and in a manner as would not prevent the offering and issuance of units of limited partner interest in KRT Partnership to holders of units of limited partner interest in CV Partnership from being in compliance with Regulation D under the Securities Act of 1933, as amended.

     8.22. Termination of CV Related Party Transactions; Termination of FFO Agreements. (a) CV shall, prior to the Effective Time and without cost to CV, cause the CV Management Agreements, the CV Employment Agreements and related party arrangements set forth in Schedule 8.22 of the CV Disclosure Letter to be terminated no later than the Effective Time. CV shall prior to the Effective Time enter into a consulting agreement with Hilcoast Advisory Services, Inc. ("Hilcoast") reasonably acceptable to Kranzco and CV expiring no later than six months after the Effective Time, providing for maximum payments to Hilcoast of $5,000 per month.

            (b) CV shall take all necessary action in order for CV not to be obligated to make any payments to employees of CV with respect to Funds from Operations of CV for any period commencing after the Closing Date.

     8.23. Drexel Agreement. CV Partnership and Louis P. Meshon, Sr. will enter into a shareholders agreement with Drexel Realty, Inc. (the "Drexel Shareholder Agreement") on terms reasonably satisfactory to Kranzco and CV.

     8.24. Life Insurance. CV shall promptly obtain a $10,000,000 life insurance policy on Louis P. Meshon, Sr. (the "Louis P. Meshon, Sr. Insurance Policy") which it will keep in effect until after the Effective Time, pursuant to which Kranzco and CV will each be a beneficiary and which will provide that in the event of the death of Louis P. Meshon, Sr. prior to the Effective Time or termination of this Agreement, Kranzco and CV shall each receive proceeds of $5,000,000. Any payment under this Section 8.24 shall be in lieu of any other payment under Section 10.5.

     8.25. Consents. Kranzco and CV shall each use their reasonable best efforts to obtain the consents set forth in Schedule 9.1 of the CV Disclosure Letter and Section 9.1 of the Kranzco Disclosure Letter (collectively, the "Necessary Consents") prior to the time the Joint Proxy Statement/Prospectus described in Section 8.3 is mailed to holders of Kranzco Common Shares and CV Common Stock. Kranzco, KRT Trust and CV agree that the Joint Proxy Statement/Prospectus will not be mailed to holders of Kranzco Common Shares and CV Common Stock until either (i) the Necessary Consents have been obtained or (ii) Kranzco, KRT Trust and CV agree otherwise.

     8.26. Performance by Kramont. Kranzco and CV shall each cause Kramont to effectuate the transactions contemplated by this Agreement.


                                  ARTICLE 9

     9.     Conditions.

     9.1.   Conditions to Each Party's Obligation to Effect the
Reorganization. The respective obligation of each party to effect the Reorganization shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) The CV Shareholder Approval and the Kranzco Shareholder Approval shall have been obtained in the manner required by applicable law or regulations of any stock exchange or regulatory body and the Kranzco Declaration of Trust or the CV Certificate of Incorporation, as the case may be.

            (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the Reorganization or the other transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

            (c) The Form S-4 shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect and no proceedings for that purpose shall have been initiated or, to the knowledge of Kranzco and CV, threatened by the SEC.

            (d) Kramont shall have obtained the approval for the listing on the NYSE, subject to official notice of issuance, of the Kramont Common Shares issuable in connection with the Reorganization , the Kramont Series B-1 Preferred Shares and the Kramont Series D Preferred Shares issuable in connection with the KRT Trust Merger and the Kramont Common Shares issuable upon the exercise of the Kramont Options.

            (e) All consents, authorizations, orders and approvals of (and filings and registrations with and notifications to) any Governmental Entity or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Reorganization and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, registration or notification would not have a material adverse effect on the business, results of operations or financial condition of Kranzco (and the Kranzco Subsidiaries) and CV (and the CV Subsidiaries), taken as a whole, following the Effective Time. No event or state of facts shall have occurred or exist which would cause the consummation of the transactions contemplated in this Agreement, in the reasonable opinion of CV or Kranzco, to cause a risk to the qualification of Kramont as a real estate investment trust under the Code.

            (f) Kranzco and CV shall have received the opinion of Ballard Spahr Andrews & Ingersoll LLP to the effect that this Agreement and the Articles of Merger are enforceable under Maryland law, that all requisite approval of the Reorganization and this Agreement by the shareholders of Kranzco has been obtained, and as to such other matters as are customary in a transaction such as the Reorganization (including, without limitation, that each transaction included in the Reorganization will be and each transaction included in the Kranzco Reorganization Transactions has been effected in compliance with Maryland law to the extent that such transaction is governed by Maryland law).

            (g) Kranzco and CV shall have received the opinion of Richards, Layton & Finger, P.A. to the effect that this Agreement is enforceable under Delaware law, that all requisite approval of the Reorganization and this Agreement by the shareholders of CV has been obtained and as to such other matters as are customary in a transaction such as the Reorganization (including, without limitation, as to the effectiveness under Delaware law of the CV Merger, the KRT Trust Merger and the KRT Partnership Merger).

            (h) The consents set forth in Section 9.1 to the Kranzco Disclosure Letter and Schedule 9.1 to the CV Disclosure Letter shall have been obtained or CV and Kranzco shall have otherwise agreed as set forth in Section 8.25.

     9.2.   Conditions to Obligations of Kranzco to Effect the
Reorganization. The obligation of the Kranzco Entities to effect the Reorganization shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Kranzco:

            (a) CV shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of CV contained in this Agreement that are qualified as to a CV Material Adverse Effect shall be true and correct and any of such representations and warranties that are not so qualified shall be true and correct except where the failure to be so true and correct individually or in the aggregate would not have a CV Material Adverse Effect, in each case as of the Effective Time as if made on the Effective Time (except to the extent that the representation or warranty is expressly limited by its terms to another date), and Kranzco shall have received a certificate of the President or a Vice President of CV, dated the Closing Date, certifying to such effect;

            (b) The Kranzco Entities shall have received the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, dated the Closing Date, to the effect that the KRT Trust Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that KRT Trust and Kramont will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion such firm may rely on representations of Kranzco, CV, Kramont and others.

            (c) The Kranzco Entities shall have received the opinion of Roberts & Holland LLP dated the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1991, (i) CV was organized in conformity with the requirements for qualification and taxation as a REIT under Section 856 of the Code, and at all times since that taxable year, its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code and (ii) CV Partnership has been during and since its formation, and continues to be, treated for Federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations). In rendering its opinion, Roberts & Holland LLP may rely on representations of CV and others.

            (d) The Kranzco Entities shall have received a "comfort" letter from BDO Seidman, LLP, dated the Closing Date, with respect to the financial statements of CV included in the Joint Proxy
     Statement/Prospectus, substantially in the form described in Section
     8.8.

            (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of CV and the CV Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a CV Material Adverse Effect.

            (f) Louis P. Meshon, Sr. shall have executed and delivered the Louis P. Meshon, Sr. Employment Agreement in substantially the form attached hereto as Exhibit M.

            (g) Holders of at least 75% of the units of limited partner interest in CV Partnership (excluding units of limited partner interest held by CV Trust) shall have executed the Unit Contribution Agreement, given notice of redemption of their CV OP Units or accepted the CV Partnership Exchange Offer.

            (h) Louis P. Meshon, Sr., H. Irwin Levy and any entities controlled by either of them shall have executed and delivered the Unit Contribution Agreement and the documents contemplated thereby.

            (i) Louis P. Meshon, Sr. and CV Partnership shall have executed and delivered the Drexel Shareholder Agreement.

            (j)  CV Trust shall have merged with and into CV.

            (k) The FFO Agreements, the CV Management Agreements and the CV Employment Agreements shall have been terminated.

            (l) CV shall have taken all action necessary to ensure that any CV Options granted or awarded pursuant to the CV Stock Option Plans shall not result in the triggering of any payment or other material obligations pursuant to, or accelerate vesting under any CV Options in connection with the Reorganization and other transactions contemplated by this Agreement.

     9.3. Conditions to Obligation of CV to Effect the Reorganization. The obligations of the CV Entities to effect the Reorganization shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by CV:

            (a) Kranzco shall have performed in all material respects its covenants and its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Kranzco and KRT Trust contained in this Agreement that are qualified as to a Kranzco Material Adverse Effect shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct except where the failure to be so true and correct individually or in the aggregate would not have a Kranzco Material Adverse Effect, in each case as of the Effective Time as if made on the Effective Time (except to the extent that the representation or warranty is expressly limited by the terms of another date), and CV shall have received a certificate of the President or a Vice President of Kranzco and KRT Trust, dated the Closing Date, certifying to such effect.

            (b) The CV Entities shall have received the opinion of Roberts & Holland LLP or another nationally recognized law firm selected by CV, dated the Closing Date, to the effect that the CV Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code, and that CV, and Kramont will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion such firm may rely on representations of CV, Kranzco and others.

            (c) The CV Entities shall have received the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP dated the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1992, Kranzco was organized in conformity with the requirements for qualification and taxation as a REIT under Section 856 of the Code, and at all times since that initial taxable year, its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering its opinion, Robinson Silverman Pearce Aronsohn & Berman LLP may rely on representations of Kranzco and others.

            (d) The CV Entities shall have received a "comfort" letter from Arthur Andersen LLP, dated the Closing Date, with respect to the financial statements of Kranzco included in the Proxy
     Statement/Prospectus, substantially in the form described in Section
     8.8.

            (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Kranzco and the Kranzco Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Kranzco Material Adverse Effect.

            (f) The Board of Trustees of Kramont shall be comprised of those individuals listed on Exhibit C attached hereto.

            (g) Kramont shall have executed and delivered the Louis P. Meshon, Sr. Employment Agreement in substantially the form attached hereto as Exhibit M.

            (h) Norman M. Kranzdorf shall have executed and delivered the Norman M. Kranzdorf Employment Agreement in substantially the form attached hereto as Exhibit L.

            (i)  [Intentionally Omitted]

            (j)  The Kranzco Reorganization shall have been consummated.

            (k) Kranzco shall have caused the Lease Amendment in the form attached hereto as Exhibit P to be executed by the parties hereto.

            (l) Kranzco shall have taken all action necessary to ensure that any Kramont Options granted or awarded pursuant to the Kranzco Stock Option Plans shall not result in the triggering of any payment or other material obligations pursuant to, or accelerate vesting under any Kramont Options in connection with the Reorganization and other transactions contemplated by this Agreement.


                                 ARTICLE 10

     10.    Termination.

     10.1. Termination by Mutual Consent. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Kranzco or CV, by the mutual written consent of Kranzco and CV.

     10.2. Termination by Either Kranzco or CV. This Agreement may be terminated and the Reorganization may be abandoned by action of the Board of Trustees of Kranzco or the Board of Directors of CV if:

            (a) the Reorganization shall not have been consummated by July 31, 2000; provided, however, that the right to terminate under this clause (a) shall not be available to the party who shall have breached in any material respect its obligations under this Agreement in a manner that shall have proximately caused the Reorganization not to be consummated by such date; or

            (b) a meeting of Kranzco's shareholders shall have been duly convened and held and the approval of Kranzco's shareholders required by
     Section 9.1(a) shall not have been obtained at such meeting or at any adjournment thereof; or

            (c) a meeting of CV's shareholders shall have been duly convened and held and the approval of CV's shareholders required by Section 9.1(a) shall not have been obtained at such meeting or at any adjournment thereof;

            (d) a United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause;

            (e) Louis P. Meshon, Sr. shall have died prior to the Effective Time; or

            (f) by reason of any change in applicable laws, rules or regulations of any federal, state or local governmental entity, agency or authority, the Kranzco Reorganization Transactions cannot be consummated.

     10.3. Termination by Kranzco. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Kranzco referred to in Section 9.1(a), by action of the Board of Trustees of Kranzco, if:

            (a) the Board of Directors of CV withdraws, modifies or changes in a manner adverse to Kranzco its recommendation to CV's shareholders of this Agreement or the Reorganization , other than as a result of the occurrence of an event that, in the good faith judgment of the Board of Directors of CV has or is reasonably likely to have a Kranzco Material Adverse Effect, or if the Board of Directors of CV approves or recommends a Superior CV Acquisition Proposal; or

            (b) in the exercise of its good faith judgment as to its duties to its shareholders imposed by law the Board of Trustees of Kranzco determines that such termination is required by reason of a Superior Kranzco Acquisition Proposal being made, provided, however, that in order for the termination of this Agreement pursuant to this Section 10.3(b) to be effective, Kranzco shall have complied with all provisions of Section 10.5, including the payment of all amounts due under Section 10.5; or

            (c) CV shall have breached its obligations under Section 8.1(a) or CV or H. Irwin Levy, Louis P. Meshon, Sr., or Alan Shulman shall have breached its or his obligations under the Kranzco Voting Agreements; or

            (d) there has been a breach by CV of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a CV Material Adverse Effect, which breach is not curable by July 31, 2000; or

            (e) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of CV (including, without limitation, performance by CV of its obligations pursuant to
     Section 8.26), which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Kranzco to CV.

     10.4. Termination by CV. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time by action of the Board of Directors of CV, if:

            (a) the Board of Trustees of Kranzco withdraws, modifies or changes in a manner adverse to CV its recommendation to Kranzco's shareholders of this Agreement or the Reorganization , other than as a result of the occurrence of an event that, in the good faith judgment of the Board of Trustees of Kranzco has or is reasonably likely to have a CV Material Adverse Effect, or if the Board of Trustees of Kranzco approves or recommends a Superior Kranzco Acquisition Proposal; or

            (b) in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law the Board of Directors of CV determines that such termination is required by reason of a Superior CV Acquisition Proposal being made; provided, however, that in order for the termination of this Agreement pursuant to this Section 10.4(b) to be effective, CV shall have complied with all provisions of
     Section 10.5, including the payment of all amounts due under Section
     10.5; or

            (c) Kranzco shall have breached its obligations under Section 8.1(c) or Kranzco or Norman M. Kranzdorf or Robert H. Dennis shall have breached its, or his obligations under the CV Voting Agreements; or

            (d) there has been a breach by Kranzco or any Kranzco Subsidiary of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Kranzco Material Adverse Effect, which breach is not curable by July 31, 2000; or

            (e) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Kranzco (including, without limitation, performance by Kranzco of its obligations pursuant to Section 8.26), taking action in such capacity which would prevent Kramont from performing its covenants and agreements hereunder), which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CV to Kranzco.

     10.5.  Certain Fees and Expenses Upon Termination and Abandonment. (a)
If this Agreement shall be terminated (i) pursuant to Section 10.3(a), 10.4(b) or 10.3(c) CV will pay Kranzco (provided CV was not entitled to terminate this Agreement pursuant to Section 10.4(d) or 10.4(e) at the time of such termination) a fee equal to the CV Break-Up Fee (as defined below), (ii) pursuant to Section 10.3(d) or 10.3(e), then CV will pay Kranzco (provided CV was not entitled to terminate this Agreement pursuant to Section 10.4(d) or 10.4(e) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated (i) pursuant to Section 10.3(b), 10.4(a) or 10.4(c), Kranzco will pay CV (provided Kranzco was not entitled to terminate this Agreement pursuant to Section 10.3(d) or 10.3(e) at the time of such termination) a fee equal to the Kranzco Break-Up Fee (as defined below), (ii) pursuant to Section 10.4(d) or 10.4(e), then Kranzco will pay CV (provided Kranzco was not entitled to terminate this Agreement pursuant to Section 10.3(d) or 10.3(e) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If the Reorganization is not consummated (other than due to the termination of this Agreement pursuant to Section 10.1, 10.2 or Kranzco's failure to perform its obligations under this Agreement in such a manner so as to entitle CV to terminate this Agreement pursuant to Section 10.4(d) or 10.4(e)) and at the time of the termination of this Agreement a CV Acquisition Proposal has been received by CV, and either prior to the termination of this Agreement or within twelve (12) months thereafter CV enters into any written CV Acquisition Proposal which is subsequently consummated (whether or not such CV Acquisition Proposal is the same CV Acquisition Proposal which had been received at the time of the termination of this Agreement), then CV shall pay the CV Break-Up Fee to Kranzco. If the Reorganization is not consummated (other than due to the termination of this Agreement pursuant to Section 10.1, 10.2 or CV's failure to perform its obligations under this Agreement in such a manner so as to entitle Kranzco to terminate this Agreement pursuant to Section 10.3(d) or 10.3(e)) and at the time of the termination of this Agreement a Kranzco Acquisition Proposal has been received by Kranzco, and either prior to the termination of this Agreement or within twelve (12) months thereafter Kranzco enters into any written Kranzco Acquisition Proposal which is subsequently consummated (whether or not such Kranzco Acquisition Proposal is the same Kranzco Acquisition Proposal which had been received at the time of the termination of this Agreement), then Kranzco shall pay the Kranzco Break-Up Fee to CV. The payment of the CV Break-Up Fee or the Kranzco Break-Up Fee, as the case may be, shall be compensation and liquidated damages for the loss suffered by Kranzco or CV (as applicable) as a result of the failure of the Reorganization to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the CV Break-Up Fee or the Kranzco Break-Up Fee, as the case may be. The CV Break-Up Fee shall be paid by CV to Kranzco, the Kranzco Break-Up Fee shall be paid by Kranzco to CV, or the Break-Up Expenses shall be paid by CV to Kranzco or Kranzco to CV (as applicable), in immediately available funds within fifteen (15) days after the date the event giving rise to the obligation to make such payment occurred.
If this Agreement shall be terminated by either party pursuant to Section 10.2(e), Kranzco and CV shall each be entitled to receive $5,000,000 under the Insurance Policy, and neither Kranzco nor CV shall be entitled to receive the CV Break-Up Fee or the Kranzco Break-Up Fee, as the case may be, or the Break-Up Expenses.

            (b) As used in this Agreement, "CV Break-Up Fee" shall be an amount equal to the lesser of (i) $5,000,000 plus Break-Up Expenses (the "CV Base Amount") and (ii) the maximum amount that can be paid to Kranzco, without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the "REIT Income Requirements") determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(c)(3) of the Code ("Qualifying Income"), as determined by independent accountants to Kranzco. Notwithstanding the foregoing, in the event Kranzco receives a letter from outside counsel (the "Kranzco Break-Up Fee Tax Opinion") or ruling from the IRS (the "Kranzco IRS Fee Ruling") to the effect that Kranzco's receipt of the CV Base Amount would either constitute Qualifying Income or would otherwise not cause Kranzco to fail to meet REIT Income Requirements, the CV Break-Up Fee shall be an amount equal to the CV Base Amount and shall be payable in full within three business days after receipt of such opinion or Kranzco IRS Fee Ruling. The obligation of CV to pay the CV Break-Up Fee or to pay any unpaid portion of the CV Break-Up Fee not payable by reason of clause
(ii) above shall terminate three years from the date of this Agreement. In the event that Kranzco is not able to receive the full CV Base Amount by reason of clause (ii), CV shall place the unpaid portion of the CV Base Amount in escrow by wire transfer within three days of termination, and the escrow agent shall not release any portion thereof to Kranzco, and such portion shall not be payable, except in accordance with, and unless and until CV receives, either one or a combination of the following: (x) a letter from Kranzco's independent accountants indicating the maximum amount that can be paid at that time to Kranzco without causing Kranzco to fail to meet the REIT Income Requirements or (y) a Kranzco Break-Up Fee Tax Opinion or Kranzco IRS Fee Ruling, in either of which events the escrow agent or CV shall pay to Kranzco the lesser of the unpaid portion of the CV Base Amount or in the case of clause (x), the maximum amount stated in the letter referred to in clause (x) above. Each of Kranzco and CV agrees to amend this Section 10.5 at the request of Kranzco in order to (x) maximize the portion of the CV Base Amount that may be paid to Kranzco hereunder without causing Kranzco to fail to meet the REIT Income Requirements or (y) improve Kranzco's chances of securing a Kranzco Break-Up Fee Tax Opinion or Kranzco IRS Fee Ruling, provided that no such amendment may result in any additional cost or expense to the other party other than reasonable attorneys' fees. Amounts remaining in escrow after the obligation of CV to pay the CV Break-Up Fee is satisfied or otherwise terminates shall be released to CV.

            (c) As used in this Agreement, "Kranzco Break-Up Fee" shall be an amount equal to the lesser of (i) $6,000,000 plus Break-Up Expenses (the "Kranzco Base Amount") and (ii) the maximum amount that can be paid to CV, without causing it to fail to meet the REIT Income Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to CV. Notwithstanding the foregoing, in the event CV receives a letter from outside counsel (the "CV Break-Up Fee Tax Opinion") or ruling from the IRS (the "CV IRS Fee Ruling") to the effect that CV's receipt of the Kranzco Base Amount would either constitute Qualifying Income or would otherwise not cause CV to fail to meet REIT Income Requirements, the Kranzco Break-Up Fee shall be an amount equal to the Kranzco Base Amount and shall be payable in full within three business days after receipt of such opinion or CV IRS Fee Ruling. The obligation of Kranzco to pay the Kranzco Break-Up Fee or to pay any unpaid portion of the Kranzco Break-Up Fee not payable by reason of clause (ii) above shall terminate three years from the date of this Agreement. In the event that CV is not able to receive the full Kranzco Base Amount by reason of clause (ii), Kranzco shall place the unpaid portion of the Kranzco Base Amount in escrow by wire transfer within three days of termination, and the escrow agent shall not release any portion thereof to CV, and such portion shall not be payable, except in accordance with, and unless and until Kranzco receives, either one or a combination of the following: (x) a letter from CV's independent accountants indicating the maximum amount that can be paid at that time to CV without causing CV to fail to meet the REIT Income Requirements or (y) a CV Break-Up Fee Tax Opinion or CV IRS Fee Ruling, in either of which events the escrow agent or Kranzco shall pay to CV the lesser of the unpaid portion of the Kranzco Base Amount or in the case of clause (x), the maximum amount stated in the letter referred to in clause (x) above. Kranzco agrees to amend this
Section 10.5 at the request of CV in order to (x) maximize the portion of the Kranzco Base Amount that may be paid to CV hereunder without causing CV to fail to meet the REIT Income Requirements or (y) improve CV's chances of securing a CV Break-Up Fee Tax Opinion or CV IRS Fee Ruling, provided that no such amendment may result in any additional cost or expense to the other party other than reasonable attorneys' fees. Amounts remaining in escrow after the obligation of Kranzco to pay the Kranzco Break-Up Fee is satisfied or otherwise terminates shall be released to Kranzco.

            (d) The "Break-Up Expenses" payable to Kranzco or CV, as the case may be (the "Expenses Recipient"), shall be an amount equal to the lesser of
(i) $1,500,000 and (ii) the maximum amount that can be paid to the Expenses Recipient without causing it to fail to meet the REIT Income Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Expenses Recipient. Notwithstanding the foregoing, in the event the Expenses Recipient receives a letter from outside counsel (the "Break-Up Expenses Tax Opinion") or a ruling from the IRS (the "IRS Expense Ruling") to the effect that the Expenses Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would otherwise not cause the Expenses Recipient to fail to meet the REIT Income Requirements, the Break-Up Expenses shall be determined without regard to clause (ii) above and shall be payable in full within three business days after receipt of such opinion or IRS ruling. The obligation of Kranzco or CV, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses not applicable by reason of clause (ii) above shall terminate three years from the date of this Agreement. In the event that the Expenses Recipient is not able to receive the full Break-Up Expenses by reason of clause (ii) above, the Payor shall place the unpaid amount of the Break-Up Expenses in escrow, and the escrow agent shall not release any portion thereof to the Expenses Recipient, and such portion shall not be payable, except in accordance with, and unless and until the Payor receives any one or a combination of the following: (x) a letter from the Expenses Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Expenses Recipient without causing the Expenses Receipt to fail to meet the REIT Income Requirements or (y) a Break-Up Expenses Tax Opinion or IRS Expense Ruling, in either of which events the escrow agent or the Payor shall pay to the Expenses Recipient the lesser of the unpaid Break-Up Expenses or, in the case of clause (x), the maximum amount stated in the letter referred to in clause (x) above. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Expenses is satisfied or otherwise terminates shall be released to the party making such escrow deposit.

            (e) In the event of termination of this Agreement and the abandonment of the Reorganization pursuant to this Article 10, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5 and Section 8.12 and except for the provisions of Sections 11.3, 11.4, 11.5, 11.6, 11.7, 11.9, 11.10, 11.13, 11.14 and 11.15.
In the event Kranzco or an escrow agent on behalf of Kranzco has received the CV Break-Up Fee or Break-Up Expenses, Kranzco shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting a CV Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against CV or any of its officers, directors or trustees based in whole or part upon its or their receipt, consideration, recommendation or approval of a CV Acquisition Proposal or CV's exercise of its right of termination under Section 10.4(a). In the event CV or an escrow agent on behalf of CV has received the Kranzco Break-Up Fee or Break-Up Expenses, CV shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting a Kranzco Acquisition Proposal or
(ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against Kranzco or any of its officers, directors or trustees based in whole or part upon its or their receipt, consideration, recommendation or approval of a Kranzco Acquisition Proposal or Kranzco's exercise of its right of termination under Section 10.3(a). Notwithstanding the foregoing, in the event Kranzco or CV, as the case may be, is required to file suit to seek all or a portion of the CV Break-Up Fee or the Kranzco Break-Up Fee and/or Break-Up Expenses, and it ultimately succeeds, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

     10.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Trustees or Board of Directors, as the case may be, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE 11

     11.    General Provisions.

     11.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Reorganization , provided, however, that the agreements contained in Article 4, the last sentence of Section 8.4 and Sections 8.11, 8.13, 8.14, 8.15 and 8.16, and this Article 11 shall survive the Reorganization.

     11.2. Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

            If to Kramont, to the address set forth below for the Kranzco entities and the CV entities.

            If to any of the Kranzco Entities:

                 Norman M. Kranzdorf
                 Kranzco Realty Trust
                 128 Fayette Street
                 Conshohocken, PA   19428
                 Facsimile: (610) 941-9193

            With a copy to:

                 Alan S. Pearce, Esq.
                 Robinson Silverman Pearce
                   Aronsohn & Berman LLP
                 1290 Avenue of the Americas
                 New York, NY  10104
                 Facsimile:  (212) 541-4630

            If to any of the CV Entities:

                 Louis P. Meshon, Sr.
                 CV Reit, Inc.
                 100 Century Road
                 West Palm Beach, FL  33417
                 Facsimile:  (561) 640-3160

            With copies to:

                 Louis P. Meshon, Sr.
                 Montgomery CV Realty L.P.
                 Plymouth Plaza
                 580 Germantown Pike
                 Plymouth Meeting, PA 19462
                 Facsimile: (610) 834-8110

            and

                 Klaus Eppler, Esq.
                 Proskauer Rose LLP
                 1585 Broadway
                 New York, NY 10036-8299
                 Facsimile: (212) 969-2900

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     11.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4. Entire Agreement. This Agreement, the Exhibits, the Kranzco Disclosure Letter and the CV Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     11.5. Confidentiality. Except to the extent that any of the provisions of that certain confidentiality agreement dated July 7, 1998, between Kranzco and CV, as amended by a letter agreement dated April 7, 1999, between Kranzco and CV (the "Confidentiality Agreement") are inconsistent with this Agreement, in which case the terms of this Agreement shall govern and supersede such provisions, the parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall survive any termination of this Agreement.

     11.6. Definition of Knowledge. (a) As used in this Agreement, the phrase "to the knowledge of Kranzco" (or words of similar import) means the knowledge of Norman M. Kranzdorf, Robert H. Dennis and Edmund Barrett.

            (b) As used in this Agreement, the phrase "to the knowledge of CV" (or words of similar import) means the knowledge of Louis P. Meshon, Sr., Etta Strehle and Jack Jaiven.

     11.7. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors or Board of Trustees, as the case may be, at any time before or after approval of matters presented in connection with the Reorganization by the shareholders of Kranzco and CV, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws except that the validity of the Reorganization shall be governed by the Maryland REIT Law and the DGCL, to the extent applicable. To the fullest extent permitted by law, each of the Kranzco Entities and the CV Entities hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

     11.9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     11.10. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.11. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     11.12. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.13. Incorporation. The Kranzco Disclosure Letter and the CV Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     11.14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.15. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.16. Non-Recourse. This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been negotiated, executed and delivered on behalf of Kranzco by the undersigned in his capacity as a trustee or officer of Kranzco, under its Declaration of Trust, bind only the trust estate of Kranzco, and no individual, and no trustee, officer employee, agent or shareholder of Kranzco shall be bound or have any personal liability hereunder. CV shall look solely to the assets of Kranzco for satisfaction of any liability in connection with the obligations of Kranzco hereunder, and any person or entity dealing with Kranzco in connection herewith shall look solely to the trust estate for the payment of any claim or for the performance of any obligation hereunder. CV will not seek recourse or commence any action against any of the shareholders of Kranzco or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of Kranzco or seek recourse against any of their personal assets, for the performance or payment of any obligation of Kranzco hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, and arrangements which may relate to this transaction.


     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                              KRANZCO REALTY TRUST
ATTEST:
By: /s/ Hermina Kranzdorf     By:  /s/ Norman M. Kranzdorf
    ______________________       ________________________________
    Hermina Kranzdorf            Name:   Norman M. Kranzdorf
    Secretary                    Title:  President and
                                         Chief Executive Officer


                              KRT TRUST
ATTEST:
By: /s/ Hermina Kranzdorf     By:  /s/ Norman M. Kranzdorf
   _______________________       ________________________________
   Hermina Kranzdorf             Name:   Norman M. Kranzdorf
   Secretary                     Title:  President and
                                         Chief Executive Officer


                              CV REIT, INC.
ATTEST:
By: /s/ Orilla Floyd          By: /s/ Louis P. Meshon, Sr.
   ______________________        _______________________________
   Orilla Floyd                  Name:   Louis P. Meshon, Sr.
   Secretary                     Title:  President and
                                         Chief Executive Officer


                              KRAMONT REALTY TRUST
ATTEST:
By: /s/ Hermina Kranzdorf     By: /s/ Louis P. Meshon, Sr.
   _______________________       _______________________________
   Hermina Kranzdorf             Name:   Louis P. Meshon, Sr.
   Secretary                     Title:  President and Chief Executive
                                         Officer

                                                  Exhibit A
                                                  to the Merger Agreement

          [See Appendix D to this Joint Proxy Statement/Prospectus]

                                                  Exhibit B
                                                  to the Merger Agreement


                            KRAMONT REALTY TRUST

                         AMENDED AND RESTATED BYLAWS


                                  ARTICLE I

                                   OFFICES

     Section 1. PRINCIPAL OFFICE. The principal office of the Trust shall be located at such place or places as the Trustees may designate.

     Section 2. ADDITIONAL OFFICES. The Trust may have additional offices at such places as the Trustees may from time to time determine or the business of the Trust may require.

                                 ARTICLE II

                          MEETINGS OF SHAREHOLDERS

     Section 1. PLACE. All meetings of shareholders shall be held at the principal office of the Trust or at such other place as shall be determined by the Board of Trustees and stated in the notice of the meeting. Unless specifically invited to attend a meeting by any officer of the Trust, only shareholders of record or persons holding a valid proxy of a shareholder of record may attend any meeting of shareholders.

     Section 2. ANNUAL MEETING. An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held each year on a date and at the time set by the Trustees. Failure to hold an annual meeting does not invalidate the Trust's existence or affect any otherwise valid acts of the Trust.

     Section 3.  SPECIAL MEETINGS.

          (a) General. The president or the Board of Trustees may call a special meeting of the shareholders. Subject to subsection (b) of this
Section 3, a special meeting of shareholders shall also be called by the secretary of the Trust upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

          (b) Shareholder Requested Special Meetings. (1) Any shareholder of record seeking to have shareholders request a special meeting shall, by sending written notice to the secretary (the "Record Date Request Notice") by registered mail, return receipt requested, request the Board of Trustees to set a record date to determine the shareholders entitled to request a special meeting (the "Request Record Date"). The Record Date Request Notice shall set forth the purpose of the requested special meeting and the matters proposed to be acted on at it, shall be signed by one or more shareholders of record as of the date of signature (or their duly authorized proxies or other agents), shall bear the date of signature of each such shareholder (or proxy or other agent) and shall set forth all information relating to each such shareholder that must be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest at the requested special meeting is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder. Upon receiving the Record Date Request Notice, the Board of Trustees may set a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution setting the Request Record Date is adopted by the Board of Trustees. If the Board of Trustees, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date and make a public announcement of such Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is actually received by the secretary.

               (2) In order for any shareholder to request a special meeting, one or more written requests for a special meeting, signed by shareholders of record (or their duly authorized proxies or other agents) as of the Request Record Date entitled to cast not less than a majority (the "Special Meeting Percentage") of all of the votes entitled to be cast at such meeting (the "Special Meeting Request") shall be delivered to the secretary. In addition, the Special Meeting Request shall set forth the purpose of the meeting and the matters proposed to be acted on at the meeting (which shall be limited to the matters set forth in the Record Date Request Notice received by the secretary of the Trust), shall bear the date of signature of each such shareholder (or proxy or other agent) signing the Special Meeting Request, shall set forth the name and address, as they appear in the Trust's books, and a current name and address, if different, of each shareholder signing such request (or on whose behalf the Special Meeting Request is signed) and the class and number of shares of beneficial interest of the Trust which are owned of record and beneficially by each such shareholder, shall be sent to the secretary by registered mail, return receipt requested, and shall be received by the secretary within sixty days after the Request Record Date. Any requesting shareholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

               (3) The secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and mailing the notice of the special meeting (including the Trust's proxy materials). The secretary shall not be required to call a special meeting upon shareholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

               (4) Except as provided in the next sentence, any special meeting shall be held at such place, date and time as may be designated by the president or the Board of Trustees, whichever has called the meeting. In the case of any special meeting called by the secretary upon the request of shareholders (a "Shareholder Requested Meeting"), such meeting shall be held at such place, date and time as may be designated by the Board of Trustees; provided, however, that the date of any Shareholder Requested Meeting shall be not more than 90 days after the record date for such meeting (the "Meeting Record Date"); and provided further that if the Board of Trustees fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the "Delivery Date"), a date and time for a Shareholder Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Trustees fails to designate a place for a Shareholder Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Trust. In setting a date for any special meeting, the president or the Board of Trustees may consider such factors as he, she or it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for a meeting and any plan of the Board of Trustees to call an annual meeting or a special meeting. In the case of any Shareholder Requested Meeting, if the Board of Trustees fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.

               (5) If at any time as a result of written revocations of requests for a special meeting, shareholders of record (or their duly authorized proxies or other agents) as of the Request Record Date for the meeting entitled to cast less than the applicable Special Meeting Request Percentage shall have delivered and not revoked requests for the special meeting, the secretary may refrain from mailing the notice of the meeting or, if the notice of the meeting has been mailed, the secretary may revoke the notice of the meeting at any time before ten days prior to the meeting if the secretary has first sent to all other requesting shareholders written notice of such revocation and of the intention to revoke the notice of the meeting. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

               (6) The president or the Board of Trustees may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Trust for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the inspectors certify to the Trust that the valid requests received by the secretary represent at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such meeting. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Trust or any shareholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

               (7) For purposes of these Bylaws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail, by presenting it to such shareholder personally, by leaving it at his residence or usual place of business or by any other means authorized by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at his post office address as it appears on the records of the Trust, with postage thereon prepaid.

     Section 5. SCOPE OF NOTICE. Any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.

     Section 6. ORGANIZATION. At every meeting of the shareholders, the President shall conduct the meeting or, in the case of vacancy in office or absence of the President, one of the following officers present shall conduct the meeting in the order stated: the Chairman of the Board, if there be one, the Vice Chairman of the Board, if there be one, the Vice Presidents in their order of rank and seniority, or a Chairman chosen by the shareholders entitled to cast a majority of the votes which all shareholders present in person or by proxy are entitled to cast, shall act as Chairman, and the Secretary, or, in his absence, an assistant secretary, or in the absence of both the Secretary and assistant secretaries, a person appointed by the Chairman shall act as Secretary. The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the Chairman of the meeting. The Chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such Chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other agents or other such persons as the Chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other agents or other such persons as the Chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; and (f) recessing or adjourning the meeting to a later date, time and place announced at the meeting. Unless otherwise determined by the Chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

     Section 7. QUORUM. At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the shareholders, the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

     Section 8. VOTING. A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee. Each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Declaration of Trust. Unless otherwise provided in the Declaration of Trust, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Section 9. PROXIES. A shareholder may cast the votes entitled to be cast by the shares owned of record by him either in person or by proxy executed in any manner authorized by Maryland law by the shareholder or by his duly authorized agent. Such proxy shall be filed with the secretary of the Trust before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

     Section 10. VOTING OF SHARES BY CERTAIN HOLDERS. Shares of the Trust registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing board of such corporation or a comparable governing body of such other entity or agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

     Shares of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

     The Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Trustees consider necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares in place of the shareholder who makes the certification.

     Notwithstanding any other provision contained herein or in the Declaration of Trust or these Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

     Section 11. INSPECTORS. At any meeting of shareholders, the chairman of the meeting may appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.

     Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

     Section 12. REPORTS TO SHAREHOLDERS. The Trustees shall submit to the shareholders at or before the annual meeting of shareholders a report of the business and operations of the Trust during such fiscal year, containing a balance sheet and a statement of income and surplus of the Trust, accompanied by the certification of an independent certified public accountant, and such further information as the Trustees may determine is required pursuant to any law or regulation to which the Trust is subject. Within the earlier of 20 days after the annual meeting of shareholders or 120 days after the end of the fiscal year of the Trust, the Trustees shall place the annual report on file at the principal office of the Trust and with any governmental agencies as may be required by law and as the Trustees may deem appropriate.

     Section 13.  NOMINATIONS AND SHAREHOLDER BUSINESS.

     (a) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Trustees or (iii) by any shareholder of the Trust who is a shareholder of record both at the time of giving of notice provided for in this Section 13(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 13(a).

          (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a) (1) of this Section 13, the shareholder must have given timely notice thereof in writing to the secretary of the Trust and such other business must otherwise be a proper matter for action by the shareholders. To be timely, a shareholder's notice shall be delivered to the secretary at the principal executive offices of the Trust not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of notice for the preceding year's annual meeting; provided, however, that in the event that the date of mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the tenth day following the day on which disclosure of the date of mailing of the notice for such meeting is first made. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee, (A) the name, age, business address and residence address of such person, (B) the class and number of shares of beneficial interest of the Trust that are beneficially owned by such person, and (C) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made,
(x) the name and address of such shareholder, as they appear on the Trust's books, and a current name and address, if different, and of such beneficial owner and (y) the class and number of shares of each class of shares of the Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

          (3)  Notwithstanding anything in this subsection (a) of this
Section 13 to the contrary, in the event that the Board of Trustees increases or decreases the maximum or minimum number of Trustees in accordance with
Article III, Section 2 of these Bylaws, and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of mailing of the notice of the preceding year's annual meeting, a shareholder's notice required by this Section 13(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the tenth day following the day on which such public announcement is first made by the Trust.

     (b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust's notice of meeting. Nominations of persons for election to the Board of Trustees may be made at a special meeting of shareholders at which Trustees are to be elected (i) pursuant to the Trust's notice of meeting (ii) by or at the direction of the Board of Trustees or (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such special meeting, by any shareholder of the Trust who is a shareholder of record both at the time of giving of notice provided for in this Section 13 and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 13. In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more Trustees to the Board of Trustees, any such shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the Trust's notice of meeting, if the shareholder's notice containing the information required by paragraph (a) of this Section 13 shall be delivered to the secretary at the principal executive offices of the Trust not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Trustees to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting commence a new time period or extend the existing time period for the giving of a shareholder's notice as described above.

     (c) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13 shall be eligible to serve as Trustees and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 13. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 13 and, if any proposed nomination or business is not in compliance with this
Section 13, to declare that such defective nomination or proposal be disregarded.

          (2) For purposes of this Section 13, (a) the "date of mailing of the notice" shall mean the date of the proxy statement for the solicitation of proxies for election of Trustees and (b) "public announcement" shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or (ii) in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to
Section 13, 14 or 15(d) of the Exchange Act.

          (3) Notwithstanding the foregoing provisions of this Section 13, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13. Nothing in this Section 13 shall be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Trust to omit a proposal from, the Trust's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

     Section 14. INFORMAL ACTION BY SHAREHOLDERS. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the shareholders.

     Section 15. VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

                                 ARTICLE III

                                  TRUSTEES

     Section 1. GENERAL POWERS; QUALIFICATIONS; TRUSTEES HOLDING OVER. The business and affairs of the Trust shall be managed under the direction of its Board of Trustees. A Trustee shall be an individual at least 21 years of age who is not under legal disability. In case of failure to elect Trustees at an annual meeting of the shareholders, the Trustees holding over shall continue to direct the management of the business and affairs of the Trust until their successors are elected and qualify.

     Section 2. NUMBER. The number of Trustees shall be seven, which number may be increased or decreased only by the affirmative vote of at least two-thirds of the Whole Board of Trustees (as defined herein). Any amendment to this section must be approved by the affirmative vote of two-thirds of the Whole Board of Trustees.

     As used in these Bylaws, "Whole Board of Trustees" shall mean the number of Trustees set forth in this section, as such number may be increased or decreased from time to time pursuant to these Bylaws.

     Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary. The Trustees may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Trustees without other notice than such resolution.

     Section 4. SPECIAL MEETINGS. Special meetings of the Trustees may be called by or at the request of the president or by a majority of the Trustees then in office. The person or persons authorized to call special meetings of the Trustees may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Trustees called by them.

     Section 5. NOTICE. Notice of any special meeting shall be delivered personally or by telephone, telegraph, electronic mail, facsimile-transmission, United States mail or courier to each Trustee at his business, electronic mail or residence address. Notice by personal delivery or telegraph shall be given at least three days prior to the meeting. Notice given by United States mail shall be given at least ten days prior to the meeting. Notice by telephone, facsimile-transmission, electronic mail or courier shall be given at least 72 hours prior to the meeting. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph
company.   Telephone notice shall be deemed given when the Trustee is personally given such notice in a telephone call to which he is a party. Facsimile-transmission notice shall be deemed given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt. Electronic mail notice shall be deemed given upon transmission of the message to the electronic mail address given to the Trust by the Trustee. Notice by courier shall be deemed to be given upon delivery to the address given to the Trust by the Trustee and receipt by such courier of a signature evidencing delivery thereat. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

     Section 6. QUORUM. A majority of the Whole Board of Trustees shall constitute a quorum for the transaction of business at any meeting of the Trustees, provided that, if less than a majority of the Whole Board of Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration of Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group.

     The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum.

     Section 7. VOTING. The action of the majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Trustees, unless the concurrence of a greater proportion is required for such action by applicable statute, the Declaration of Trust or these Bylaws.

     Section 8. TELEPHONE MEETINGS. Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

     Section 9. INFORMAL ACTION BY TRUSTEES. Any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each Trustee and such written consent is filed with the minutes of proceedings of the Trustees.

     Section 10. VACANCIES. If for any reason any or all the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than three Trustees remain). Any vacancy on the Board of Trustees for any cause other than an increase in the number of Trustees shall be filled, at any regular meeting or special meeting called for that purpose, by a majority of the remaining Trustees, although such majority is less than a quorum. Any vacancy in the number of Trustees created by an increase in the number of Trustees shall be filled by a majority vote of the entire Board of Trustees. Any individual so elected as Trustee shall hold office for the unexpired term of the Trustee he is replacing.

     Section 11. COMPENSATION. Trustees shall not receive any stated salary for their services as Trustees but, by resolution of the Trustees, may receive compensation per year and/or per meeting and/or per visit to real property owned or to be acquired by the Trust and for any service or activity they performed or engaged in as Trustees, which compensation shall be approved by a majority of the Whole Board of Trustees. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Trustees or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as Trustees; but nothing herein contained shall be construed to preclude any Trustees from serving the Trust in any other capacity and receiving compensation therefor.

     Section 12. REMOVAL OF TRUSTEES. The shareholders may, at any time, remove any Trustee in the manner provided in the Declaration of Trust.

     Section 13. LOSS OF DEPOSITS. No Trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares have been deposited.

     Section 14. SURETY BONDS. Unless required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his duties.

     Section 15. RELIANCE. Each Trustee, officer, employee and agent of the Trust shall, in the performance of his duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

     Section 16. CERTAIN RIGHTS OF TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS. The Trustees shall have no responsibility to devote their full time to the affairs of the Trust. Any Trustee or officer, employee or agent of the Trust, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Trust.

     Section 17. INTERESTED TRUSTEE TRANSACTIONS. Section 2-419 of the Maryland General Corporation Law (the "MGCL") shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other entity in which any of its Trustees is a trustee or director or has a material financial interest.

                                 ARTICLE IV

                                 COMMITTEES

     Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Trustees may appoint from among its members an Executive Committee, an Audit Committee and other committees, composed of one or more Trustees, to serve at the pleasure of the Trustees.

     Section 2. POWERS. The Trustees may delegate to committees appointed under Section 1 of this Article any of the powers of the Trustees, except as prohibited by law.

     Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees.

     One-third, but not less than one, of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act of such committee. The Board of Trustees may designate a chairman of any committee, and such chairman may fix the time and place of its meetings unless the Board shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of such absent or disqualified members.

     Each committee shall keep minutes of its proceedings and shall report the same to the Board of Trustees at the next succeeding meeting of the Board of Trustees, and any action by the committee shall be subject to revision and alteration by the Board of Trustees, provided that no contract rights of third persons shall be affected by any such revision or alteration.

     Section 4. TELEPHONE MEETINGS. Members of a committee of the Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

     Section 5. INFORMAL ACTION BY COMMITTEES. Any action required or permitted to be taken at any meeting of a committee of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

     Section 6. VACANCIES. Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill all committee vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

                                  ARTICLE V

                                  OFFICERS

     Section 1. GENERAL PROVISIONS. The officers of the Trust shall consist of a president, a secretary and a treasurer. In addition, the Trustees may from time to time appoint such other officers, executives, employees and agents with such powers and duties as they shall deem necessary or desirable. The officers of the Trust shall be elected annually by the Trustees at the first meeting of the Trustees held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person.
In their discretion, the Trustees may leave unfilled any office except that of president, treasurer and secretary. Election of an officer or appointment of an executive, employee or agent shall not of itself create contract rights between the Trust and such officer or agent.

     Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Trust may be removed by the Trustees if in their judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Trust may resign at any time by giving written notice of his resignation to the Trustees, the president or the secretary. Any resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust. The chief executive officer shall have the power to hire and/or terminate all officers, executives, employees and agents, all of whom shall report, either directly or through superiors, to the chief executive officer.

     Section 3. VACANCIES. A vacancy in any office may be filled by the Trustees for the balance of the term.

     Section 4. CHIEF EXECUTIVE OFFICER. The Trustees may designate a chief executive officer from among the elected officers. The chief executive officer shall have responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the administration of the business affairs of the Trust.

     Section 5. CHIEF OPERATING OFFICER. The Trustees may designate a chief operating officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.

     Section 6. CHIEF FINANCIAL OFFICER. The Trustees may designate a chief financial officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.

     Section 7. CHAIRMAN AND VICE CHAIRMAN OF THE BOARD. The Trustees may designate a chairman of the board and a vice chairman of the board from among the elected Trustees. The chairman of the board and the vice chairman of the board shall perform such duties as may be assigned to him or them by the Trustees.

     Section 8. PRESIDENT. The president shall preside over the meetings of the Trustees and of the shareholders at which he shall be present and shall in general supervise and control all of the business and affairs of the Trust.
In the absence of a designation of a chief executive officer by the Trustees, the president shall be the chief executive officer and, except as prohibited by law, any governmental entity or any exchange on which securities of the Trust are listed, shall be ex officio a member of all committees that may, from time to time, be constituted by the Trustees. The president may execute any lease, deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Trustees from time to time.

     Section 9. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to him by the president or by the Trustees. The Trustees may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

     Section 10. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Trustees and committees of the Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him by the president or by the Trustees.

     Section 11. TREASURER. The treasurer shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trustees.

     He shall disburse the funds of the Trust as may be ordered by the Trustees, taking proper vouchers for such disbursements, and shall render to the president and Trustees, at the regular meetings of the Trustees or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the Trust.

     If required by the Trustees, he shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the Trustees for the faithful performance of the duties of his office and for the restoration to the Trust, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the Trust.

     Section 12. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Trustees. The assistant treasurers shall, if required by the Trustees, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Trustees.

     Section 13. SALARIES. The salaries and other compensation of the officers shall be fixed from time to time by the Trustees and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a Trustee.

                                 ARTICLE VI

          CONTRACTS, LOANS, CHECKS AND DEPOSITS

     Section 1. CONTRACTS. The Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the Trustees or by an authorized person shall be valid and binding upon the Trustees and upon the Trust when authorized or ratified by action of the Trustees.

     Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or officers or agent or agents of the Trust in such manner as shall from time to time be determined by the Trustees.

     Section 3. DEPOSITS. All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the Trustees may designate.

                                 ARTICLE VII

                                   SHARES

     Section 1. CERTIFICATES. Each shareholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of beneficial interests held by him in the Trust. Each certificate shall be signed by the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Trust shall, from time to time, issue several classes of shares, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information.

     Section 2. TRANSFERS. Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation. Upon surrender to the Trust or the transfer agent of the Trust of a share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Trust shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

     The Trust shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

     Notwithstanding the foregoing, transfers of shares of beneficial interest of the Trust will be subject in all respects to the Declaration of Trust and all of the terms and conditions contained therein.

     Section 3. REPLACEMENT CERTIFICATE. Any officer designated by the Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, an officer designated by the Trustees may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner's legal representative to advertise the same in such manner as he shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

     Section 4. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of shareholders not less than ten days, before the date on which the meeting or particular action requiring such determination of shareholders of record is to be held or taken.

     In lieu of fixing a record date, the Trustees may provide that the share transfer books shall be closed for a stated period but not longer than 20 days. If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten days before the date of such meeting.

     If no record date is fixed and the share transfer books are not closed for the determination of shareholders, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights, is adopted.

     When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

     Section 5. STOCK LEDGER. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shares of each class held by such shareholder.

     Section 6. FRACTIONAL SHARES; ISSUANCE OF UNITS. The Trustees may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Declaration of Trust or these Bylaws, the Trustees may issue units consisting of different securities of the Trust. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

                                ARTICLE VIII

                               ACCOUNTING YEAR

     The Trustees shall have the power, from time to time, to fix the fiscal year of the Trust by a duly adopted resolution.

                                 ARTICLE IX

                                DISTRIBUTIONS

     Section 1. AUTHORIZATION. Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized and declared by the Trustees, subject to the provisions of law and the Declaration of Trust. Dividends and other distributions may be paid in cash, property or shares of the Trust, subject to the provisions of law and the Declaration of Trust.

     Section 2. CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any funds of the Trust available for dividends or other distributions such sum or sums as the Trustees may from time to time, in their absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Trust or for such other purpose as the Trustees shall determine to be in the best interest of the Trust, and the Trustees may modify or abolish any such reserve in the manner in which it was created.

                                  ARTICLE X

                                    SEAL

     Section 1. SEAL. The Trustees may authorize the adoption of a seal by the Trust. The seal shall have inscribed thereon the name of the Trust and the year of its formation. The Trustees may authorize one or more duplicate seals and provide for the custody thereof.

     Section 2. AFFIXING SEAL. Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

                                 ARTICLE XI

                   INDEMNIFICATION AND ADVANCE OF EXPENSES

     To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify (a) any Trustee, officer or shareholder or any former Trustee, officer or shareholder (including among the foregoing, for all purposes of this Article XI and without limitation, any individual who, while a Trustee, officer or shareholder and at the express request of the Trust, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner, manager or trustee of such real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any Trustee or officer or any former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Trust shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Trustee, officer or shareholder or former Trustee, officer or shareholder made a party to a proceeding by reason of such status, provided that, in the case of a Trustee or officer, the Trust shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Trust as authorized by these Bylaws and
(ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met. The Trust may, with the approval of its Trustees, provide such indemnification or payment or reimbursement of expenses to any Trustee, officer or shareholder or any former Trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the Trust or a predecessor of the Trust. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Declaration of Trust or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL for directors of Maryland corporations. The Trust may provide to Trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

                                 ARTICLE XII

                              WAIVER OF NOTICE

     Whenever any notice is required to be given pursuant to the Declaration of Trust or Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                ARTICLE XIII

                             AMENDMENT OF BYLAWS

     The Trustees shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws by the affirmative vote of a majority of the Whole Board of Trustees, except where such alteration or repeal of these Bylaws or addition of new Bylaws would affect Article III,
Section 2 hereof, in which case the affirmative vote of two-thirds of the Whole Board of Trustees shall be required.

                                 ARTICLE XIV

                                MISCELLANEOUS

     All references to the Declaration of Trust shall include any amendments thereto.


                                                  Exhibit C
                                                  to the Merger Agreement

                       Trustees of the Surviving Trust

     1.   Donald Shapiro*
     2.   Bernard J. Korman*
     3.   Norman M. Kranzdorf*
     4.   H. Irwin Levy**
     5.   Louis P. Meshon, Sr.**
     6.   Alan Shulman**
     7.   Milton S. Schneider**



*  Designated by Kranzco.

** Designated by CV.


                                                  Exhibit D
                                                  to the Merger Agreement

                       Officers of the Surviving Trust

          Name                     Title

     1.   Louis Meshon, Sr.        President and CEO
     2.   Norman M. Kranzdorf      Chairman of the Board
     3.   George Demuth            Executive Vice President
     4.   Mary Gannon              Secretary
     5.   Etta Strehle             Treasurer

     All other officers to be presented to the Board by the CEO for approval

                                                  Exhibit E
                                                  to the Merger Agreement




                            CERTIFICATE OF MERGER
                                     OF
                            KRANZCO REALTY TRUST
                                    INTO
                              KRT TRUST II LLC

                        Dated:  ___________ __, 2000


     The undersigned limited liability company formed and existing under and by virtue of the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq. (the "Act"),

     DOES HEREBY CERTIFY:

     FIRST: The name and state of domicile and jurisdiction of formation or organization of each of the constituent entities which is to merge are as follows:

                                          State of Domicile
                                         and Jurisdiction of
     Name                             Formation or Organization
     ----                             -------------------------

     Kranzco Realty Trust                    Maryland

     KRT Trust II LLC                        Delaware

     SECOND: An agreement and plan of merger (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with applicable law, including, in the case of KRT Trust II LLC, Section 18-209 of the Act and, in the case of Kranzco Realty Trust, Section 8-501.1 of the Maryland REIT Law and Section 1-301 of the Maryland General Corporation Law.

     THIRD: The name of the surviving Delaware limited liability company is KRT Trust II LLC.

     FOURTH: The merger of Kranzco Realty Trust into KRT Trust II LLC shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

     FIFTH: The executed Merger Agreement is on file at a place of business of the surviving Delaware limited liability company. The address of such place of business of the surviving Delaware limited liability company is 128 Fayette Street, Conshohocken, PA 19428.

     SIXTH: A copy of the Merger Agreement will be furnished by the surviving Delaware limited liability company, on request and without cost, to any member of KRT Trust II LLC and to any holder of a beneficial interest in Kranzco Realty Trust.



                              KRT TRUST II LLC

                              By:  KRT Trust
                                   authorized person


                              By:__________________________
                                   Name:
                                   Title:

                                                  Exhibit F
                                                  to the Merger Agreement

                  [See Exhibit F to Amendment No. 1 to the
              Agreement and Plan of Reorganization and Merger]

                                                  Exhibit G
                                                  to the Merger Agreement



                            CERTIFICATE OF MERGER
                                     OF
                              KRT TRUST II LLC
                                    INTO
                     KRAMONT OPERATING PARTNERSHIP, L.P.

                         dated: __________ __, 2000

          The undersigned limited partnership formed and existing under and by virtue of the Delaware Revised Uniform Limited Partnership Act, 6 Del.C.
Section 17-101, et seq. (the "Act"),

          DOES HEREBY CERTIFY:

          FIRST: The name and jurisdiction of formation or organization of each of the constituent entities which are to merge are as follows:

                                             Jurisdiction of
     Name                               Formation or Organization
     ----                               -------------------------

     KRT Trust II LLC                             Delaware

     Kramont Operating Partnership, L.P.          Delaware

          SECOND: An Agreement and Plan of Merger has been approved and executed in accordance with Section 17-211 of the Act and Section 18-209 of the Delaware Limited Liability Company Act by (i) Kramont Operating Partnership, L.P. and (ii) KRT Trust II LLC.

          THIRD: The name of the surviving Delaware limited partnership shall be Kramont Operating Partnership, L.P.

          FOURTH: The merger of KRT Trust II LLC into Kramont Operating Partnership, L.P. shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

          FIFTH: The executed Agreement and Plan of Merger is on file at a place of business of the surviving Delaware limited partnership. The address of such place of business of the surviving Delaware limited partnership is 128 Fayette Street, Conshohocken, PA 19428.

          SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving Delaware limited partnership, on request and without cost, to any partner of Kramont Operating Partnership, L.P. and to any member of KRT Trust II LLC.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of the day and year first above written.

                                        KRAMONT OPERATING PARTNERSHIP, L.P.


                                        By:  KRT Trust,
                                             as General Partner

                                        By:______________________________
                                             Name:
                                             Title:

                                             Exhibit H
                                             to the Merger Agreement

                            CERTIFICATE OF MERGER
                                     OF
                         MONTGOMERY CV REALTY TRUST
                                    INTO
                                CV REIT, INC.

                         dated: __________ ___, 2000
 (Under Section 254 of the General Corporation Law of the State of Delaware
            and Section 3815 of the Delaware Business Trust Act)

          The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, 8 Del. C.
Section 101, et seq. (the "GCL"),

          DOES HEREBY CERTIFY:

          FIRST: The name and state of domicile of each of the constituent entities which is to merge are as follows:

          Name                               State of Domicile
          ----                               -----------------
          Montgomery CV Realty Trust         Delaware
          CV REIT, Inc.                      Delaware

          SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 254(d) of the GCL and Section 3815(a) of the Delaware Business Trust Act, 12 Del.C. Section 3801, et seq.

          THIRD: The name of the surviving Delaware corporation is CV REIT, Inc.

          FOURTH: The certificate of incorporation of the surviving Delaware corporation shall be its certificate of incorporation.

          FIFTH: The merger of Montgomery CV Realty Trust into CV REIT, Inc. shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

          SIXTH: The executed Agreement and Plan of Merger is on file at an office of the surviving Delaware corporation. The address of such office of the surviving Delaware corporation is 100 Century Road, West Palm Beach, Florida 33417.

          SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving Delaware corporation, on request and without cost, to any stockholder of CV REIT, Inc., and to any beneficial owner of Montgomery CV Realty Trust.

                                   CV REIT, INC.

                                   By:_________________________
                                        Name:
                                        Title:

                                                  Exhibit I
                                                  to the Merger Agreement

                  [See Exhibit I to Amendment No. 1 to the
              Agreement and Plan of Reorganization and Merger]

                                                  Exhibit J
                                                  to the Merger Agreement

                  [See Exhibit J to Amendment No. 1 to the
              Agreement and Plan of Reorganization and Merger]

                                                  Exhibit K
                                                  to the Merger Agreement


                          FORM OF AFFILIATE LETTER


Kramont

[Address]


Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of [KRT Trust, a Maryland real estate investment trust ("KRT Trust")] [CV Reit, Inc., a Delaware corporation ("CV")], as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of December __, 1999 (the "Agreement"), among Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), KRT Trust, [a Maryland real estate investment trust and a wholly owned subsidiary of Kranzco ("KRT Trust")], CV[, a Delaware corporation,] and Kramont Realty Trust, a Maryland real estate investment trust ("Kramont"). Each of KRT Trust and CV will be merged with and into Kramont (the "Reorganization").

     As a result of the Reorganization , I may receive shares of Common Shares of Beneficial Interest, par value $.01 per share, of Kramont in exchange for [shares of Common Stock, par value $.01 per share, of CV] [common shares of beneficial interest, par value $.01 per share, of KRT Trust] owned by me (such shares of Kramont Common Shares, collectively, the "Kramont Securities").

     I represent, warrant and covenant to Kramont that in the event I receive any Kramont Securities as a result of the Reorganization :

          A. I shall not make any sale, transfer or other disposition of the Kramont Securities in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Kramont Securities to the extent I felt necessary, with my counsel or counsel for [CV] [KRT Trust].

          C. I have been advised that the issuance of Kramont Securities to me pursuant to the Reorganization has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Reorganization was submitted for a vote of the shareholders of [CV] [KRT Trust], I may be deemed to have been an affiliate of [CV] [KRT Trust] and the distribution by me of the Kramont Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Kramont Securities issued to me in the Reorganization unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to [KRT Trust] [CV], or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that Kramont is under no obligation to register the sale, transfer or other disposition of the Kramont Securities by me or on my behalf under the Act or, except as expressly set forth in the Agreement, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Kramont's transfer agents with respect to the Kramont Securities and that there will be placed on the certificates for the Kramont Securities issued to me, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT
          DATED                  , 1999 BETWEEN THE REGISTERED HOLDER HEREOF
          AND KRAMONT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF KRAMONT."

          F. I also understand that unless the transfer by me of my [Kranzco] [CV] Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Kramont reserves the right to put the following legend on the certificates issued to my transferee:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
          REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Kramont Securities received in the Reorganization and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Kramont Securities received in the Reorganization and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Kramont has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Kramont , or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of [CV] [KRT Trust] as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                         Very truly yours,


                         ________________________________
                         Name:


Accepted this __ day of
____________________, 2000 by
Kramont


By:_______________________
    Name:_________________
    Title:________________

                                             Exhibit L
                                             to the Merger Agreement

                            EMPLOYMENT AGREEMENT

          AGREEMENT, dated as of ___________, 1999, between KRAMONT REALTY TRUST, a Maryland real estate investment trust with offices at Plymouth Plaza, Suite 200, 580 West Germantown Pike, Plymouth, PA 19462 (the "Company"), and Norman M. Kranzdorf, an individual residing at _________________________________ ("NMK").

     NMK has been the President and Chief Executive Officer of Kranzco Realty Trust and its controlled affiliates for many years. CV Reit, Inc. and Kranzco Realty Trust have entered into an Agreement dated ______________, 1999 (the "Reorganization Agreement") pursuant to which, as a result of various transactions, the business and properties of CV Reit, Inc. and Kranzco Realty Trust will be merged and combined in an "Upreit Structure" in which the Company will be the surviving company. The Company desires to assure itself of the continued availability of the knowledge, advice and board of trustee services of NMK following the merger. Effective upon the Effective Time (as defined in the Reorganization Agreement) the Company desires to employ NMK and NMK desires to accept such employment on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

          1.   Employment.

          The Company hereby offers and NMK hereby accepts employment with the Company on the terms and conditions contained herein. It is understood that NMK shall serve as a trustee of the Company for no additional compensation.
It is also understood that NMK will serve as the Chairman of the Board although his compensation hereunder shall continue and shall not be reduced if his title is changed to such other title as may be agreed upon by the Company and NMK.

          2.   Duties.

               (a) NMK shall have only such duties, not inconsistent with his status as the Chairman of the Board, as may from time to time be assigned to him by the Board of Trustees of the Company. NMK has agreed to serve as a trustee of such controlled affiliates of the Company as the Company may request, and represent the Company on committees of NAREIT and ICSC and such other trade association groups as the Company may deem appropriate. NMK shall fulfill his duties hereunder faithfully and responsibly and to further the best interests of the Company.

               (b) NMK shall devote such time, attention and energies during business hours to the performance of his duties hereunder as is necessary to properly carry out his responsibilities under this Agreement.

               (c) NMK shall not be required to relocate outside the metropolitan Philadelphia, Pennsylvania area. If NMK agrees to undertake any business travel, he shall be reimbursed pursuant to Paragraph 6 of this Agreement for reasonable costs and expenses incurred in connection therewith.

               (d) Under the Merger Agreement NMK is designated as a trustee of the Company following the Effective Time. If NMK's term of employment has not been terminated pursuant to Paragraph 7 of this Agreement, the Company will, upon the expiration of NMK's term as a trustee, include NMK in its slate of nominees for reelection upon the expiration of each term as trustee so that he shall be a trustee for the remainder of NMK's term of employment. NMK agrees, if requested, to resign as a trustee effective at the termination of his term of employment, except if his term of employment is terminated by the Company without proper cause.

          3.   Employment Term.

          Subject to the provisions of Paragraph 7 of this Agreement, NMK's term of employment shall be for a five year period commencing on the Effective Time.

          4.   Compensation.

          For all services rendered by NMK pursuant to this Agreement, the Company shall pay NMK salary at the rate of $350,000 per annum for the period from the Effective Time until the third anniversary of the Effective Time, and at the rate of $175,000 per annum from such date until the fifth anniversary of the Effective Time. NMK's salary shall be payable bi-weekly or at such other regular intervals, not less frequently than monthly, as the Company may establish from time to time for executive employees of the Company.

          Nothing herein contained shall preclude the Board of Trustees of the Company in its sole discretion from increasing NMK's salary hereunder or from awarding NMK any bonus, any options to purchase shares, share appreciation rights, grants of shares or other forms of compensation.

          5.   Definition of a "Change of Control".

               (a) For purposes of this Agreement, a "change in control of the Company" shall be deemed to occur if:

               (i) there shall have occurred a change in control of a nature that would be required to be reported in response to Item 6(e) of
          Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, provided, however, that there shall not be deemed to be a "change in control of the Company" if immediately prior to the occurrence of what would otherwise be a "change in control of the Company" (a) NMK is the other party to the transaction (a "Control Event") that would otherwise result in a "change in control of the Company" or (b) NMK is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control Event or of any entity, directly or indirectly, controlling such other party,

               (ii) the Company merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a "Transaction") provided, however, that a Transaction shall not be deemed to result in a "change in control of the Company" if (a) immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist, or (b) (1) the shareholders of the Company, immediately before such Transaction own, directly or indirectly, immediately following such Transaction, in excess of fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Transaction, and (2) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Surviving Corporation, or

               (iii) the Company acquires assets of another company or a subsidiary of the Company merges or consolidates with another company (each, an "Other Transaction") and (a) the shareholders of the Company, immediately before such Other Transaction own, directly or indirectly, immediately following such Other Transaction, fifty percent (50%) or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the "Other Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction, or (b) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or the board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Other Surviving Corporation, provided, however, that an Other Transaction shall not be deemed to result in a "change in control of the Company" if immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist.

Neither the definition of a Control Event or any other provision hereof is intended to limit NMK's fiduciary obligation to refrain from taking personal advantage of any corporate opportunity of the Company.

          6.   Benefits.

               (a) During the term of employment NMK shall be entitled to participate in all of the Company's employee benefit plans (including pension, retirement, savings benefit, health and dental insurance programs, group and life insurance plans and programs) maintained by the Company from time to time in accordance with the terms of such employee benefit plans as in effect from time to time. Notwithstanding the foregoing, nothing herein shall obligate the Company to continue, maintain or establish any such employee benefit plans. The Company shall reimburse NMK, upon proper accounting, for reasonable expenses and disbursements incurred by him in the course of his performance of his duties hereunder. NMK shall be entitled to take such vacation time as he deems appropriate without any reduction in compensation. NMK shall be provided with such other benefits and perquisites as may be determined by the Board of Trustees of the Company. NMK shall have the right to continued use of his current automobile and/or a similar automobile and the Company shall pay all costs related to the operation, insurance and maintenance of such automobile.

               (b) During the term of this Agreement, NMK shall be permitted to attend, at the Company's expense, ISCS, NAREIT, New America International, Wharton Realty Advisory Board and other real estate industry conferences and the Company shall pay for all membership fees, and expenses (including travel) related to membership, in trade and industry organizations, the Penn Club and other similar organizations.

          7.   Termination and Severance Benefits.

               (a) If NMK shall die during the term of employment under this Agreement, the compensation provided in Paragraph 4 of this Agreement shall be paid in such installments as would be required under Paragraph 4 of this Agreement to the person designated from time to time in writing by NMK and, if not so designated, to NMK's estate, until the fifth anniversary of the Effective Time. The person designated by NMK and, if not so designated, NMK's estate, shall also receive any accrued but unpaid bonus, award or other benefit and, to the extent not inconsistent with any plan under which shares of stock of the Company or options therefor have been granted to NMK, all options and restricted stock awards shall vest and be immediately exercisable and no longer subject to restrictions.

               (b) NMK may terminate this Agreement for "Good Reason" if any of the following events occurs:

               (i) the assignment to NMK of any duties materially inconsistent with his status;

               (ii) the Company's material breach of any of its agreements or obligations under this Agreement including the failure by the Company to pay NMK any installment of his salary or a previous award under any bonus or incentive compensation arrangement;

               (iii)the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Paragraph 15 hereof;

               (iv) any purported termination of NMK's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 8 below;

               (v) any purported termination of NMK's employment for proper cause which is not effected pursuant to the procedures of Paragraph 7(c) below (and for purposes of this Agreement, no such purported termination shall be effective); or

               (vi) any change in control of the Company.

          Upon termination of NMK's employment under this Paragraph 7(b) (except as a result of a change in control of the Company), the Company shall pay NMK a lump sum severance payment equal to his salary during the remainder of the term of employment plus accrued and unpaid bonuses, if any, such severance payment to be paid within fifteen (15) days of such termination. Upon termination of NMK's employment under this Paragraph 7(b) following any change in control of the Company, the Company shall pay NMK a lump sum severance payment of $1,040,000 if the termination is prior to the third anniversary of the Effective Time or of $520,000 if the termination is on or after the third anniversary of the Effective Time. Upon termination of NMK's employment under this Paragraph 7(b) following any change in control of the Company, the Company shall, in addition, pay NMK an amount (the "Additional Amount"), if any, equal to taxes actually payable by NMK under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") with respect to any "excess parachute payment" within the meaning of the Code and the Treasury regulations thereunder, plus all federal, state and local income taxes payable by him with respect to such Additional Amount, such payment or payments to be made at least five (5) days prior to the due date of such taxes pursuant to NMK's certification by notice to the Company to the effect that the tax payment is payable by him on such due date. NMK shall promptly after such due date, certify to the Company that such tax payment has been made by him. Upon termination of NMK's employment under this Paragraph 7(b), NMK shall also be entitled to receive any accrued but unpaid bonus, award or other benefit and, to the extent not inconsistent with any plan under which shares of stock of the Company or options therefor have been granted to NMK, all options and restricted stock awards shall vest and be immediately exercisable or no longer subject to restrictions.

               (c) The Company, by notice to NMK, may terminate NMK's term of employment under this Agreement for proper cause. As used herein, "proper cause" shall mean (i) the willful and continued failure by NMK to substantially perform his duties with the Company (other than any such failure resulting from the NMK's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by NMK for Good Reason) after a written demand for substantial performance is delivered to NMK by the trustees of the Company, which demand specifically identifies the manner in which the trustees believe that NMK has not substantially performed his duties, or (ii) the willful engaging by NMK in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this subsection 7(c), no act, or failure to act, on NMK's part shall be deemed "willful" unless done, or omitted to be done, by NMK otherwise than in good faith and in a manner that NMK reasonably believed was in or not opposed to the best interests of the Company and its shareholders. Notwithstanding the foregoing, NMK shall not be deemed to have been terminated for proper cause unless and until there shall have been delivered to NMK a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of all of the trustees of the Company at a meeting of the trustees called and held for such purpose (after reasonable notice to NMK and an opportunity for him, together with counsel of his choosing, to be heard before the trustees not less than ten (10) business days after the giving of such notice), finding that in the good faith opinion of the trustees, NMK conducted himself as set forth above in clause (i) or (ii) of the first sentence of this Paragraph 7(c) and specifying the particulars of such conduct in detail.

          Upon termination of NMK's term of employment under this Agreement for proper cause, the Company shall pay NMK's salary through the Date of Termination and shall have no further obligations to NMK under this Agreement.

               (d) In the event that a reputable medical doctor ("Consulting Physician") selected by the Board of Trustees of the Company and engaged at the expense of the Company determines that NMK, by reason of physical or mental disability, is and has been unable to perform substantially his usual and customary duties under this Agreement for a period of ninety (90) consecutive days or one hundred twenty (120) days in the aggregate in any twelve (12) month period ("Disability"), NMK's term of employment under this Agreement shall be terminated but the Company shall continue to pay NMK's salary in such installments as would be required under Paragraph 4 of this Agreement and continue NMK in such health and dental insurance programs and life insurance plans and programs, until the fifth anniversary of the Effective Time, except that the Company may reduce payments made thereafter to NMK by the amount of any disability insurance benefits received by NMK under any employee benefit plan of the Company.

               (e) The Company agrees that the terms of any restricted stock awards granted to NMK shall provide that such awards shall immediately vest and no longer be subject to forfeiture in the event of the death of NMK or the termination of his employment for "Good Reason". The Company further agrees that the terms of any options granted to NMK shall provide that such options shall, in the event of the death of NMK or the termination of his employment for "Good Reason", not terminate but immediately vest in full and be exercisable by NMK at any time during the one year period commencing on the date NMK so terminates this Agreement or dies. Nothing herein shall obligate the Company to make any restricted stock awards or grant any options to NMK.

          8.   Notice of Termination.     Any purported termination of the
NMK's employment by the Company or by NMK shall be communicated by a written Notice of Termination to the other party hereto in accordance with Paragraph 16 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of NMK's employment under the provision so indicated.

          9.   Date of Termination, Etc.

               (a) "Date of Termination" shall mean if NMK's employment is terminated pursuant to Paragraph 7(b), 7(c) or 7(d) above, the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or by a binding arbitration award rendered pursuant to the provision of Paragraph 12 hereof (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), except that with respect to a termination of this Agreement by reason of expiration of its term as provided in Paragraph 3, the Date of Termination shall be the date the term hereof expires pursuant to Paragraph 3, regardless of whether a dispute exists with respect thereof; provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the dispute, the Company will continue to pay NMK his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary and installments under any bonus plan) and continue NMK as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Paragraph. Amounts paid under this Paragraph 9 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. If it is finally determined by a binding arbitration award (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), that NMK was terminated for proper cause, NMK shall promptly remit to the Company the amount of any cash payments and the value of any non-cash benefits paid pursuant to this Paragraph 9 to which NMK would not otherwise have been entitled.

               (b) In addition to all other amounts payable to NMK under Paragraph 7 of this Agreement, NMK shall be entitled to receive all benefits payable to him under the Company's Pension Plans applicable to him in accordance with the terms of such plans as in effect from time to time and any other plan or agreement relating to retirement benefits as in effect upon the occurrence of a change in control.

               (c) NMK shall not be required to mitigate the amount of any payment provided for in Paragraph 7 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, except as specifically provided in this Agreement.

          10. Indemnification. The Company shall defend and hold NMK harmless to the fullest extent permitted by law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by NMK of service for, or action of NMK as a director or employee of the Company or any affiliate of the Company, or of any other person or enterprise at the Company's request.

          11.  Noncompetition.

          NMK agrees that during the term of employment and for a period of one (1) year following the termination of this Agreement ("Covenant Period"):

               (a) Not to hire, directly or indirectly, or entice or participate in any efforts to entice to leave the Company's employ, any person who was an employee of the Company, any controlled affiliates of the Company, or the predecessors of any of them.

               (b) Not to directly or indirectly solicit, induce or influence any person, including without limitation any tenant or prospective tenant of any retail shopping center or other commercial real estate owned, directly or indirectly, in whole or in part, by the Company or its affiliates or with whom the Company or any of its affiliates has a direct or indirect business relationship (each a "Restricted Party") anywhere within a geographical area in which the Company and NMK, any affiliate of NMK, any entity which employs NMK or any entity in which NMK owns a beneficial interest (an "NMK Affiliate") are then in competition ("Restricted Territory") to discontinue or reduce the extent of such Restricted Party's relationship with the Company or any of its affiliates in the Restricted Territory (including, without limitation, to terminate a lease before the stated expiration date, to reduce the amount of space demised pursuant to a lease, to fail to enter into a proposed lease or to fail to exercise any renewal or expansion in any then existing lease).

               (c) To hold in a fiduciary capacity for the benefit of the Company and its affiliates, and not directly or indirectly use or disclose any Trade Secret (as hereinafter defined), that NMK may have acquired during the term of his employment by the Company for so long as such information remains a Trade Secret. In addition to the foregoing and not in limitation thereof, NMK agrees that during the period of his employment by the Company and the Covenant Period, he will hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information that NMK may have acquired (whether or not developed or compiled by NMK and whether or not NMK was authorized to have access to such information) during the term of, in the course of or as a result of his employment by the Company or any predecessor. "Trade Secret" means information including, but not limited to, technical or nontechnical data, a formula, a pattern, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of reasonable efforts by the Company or any affiliate to maintain its secrecy.
"Confidential or Proprietary Information" means any secret, Confidential or Proprietary Information of the Company or any affiliate not otherwise included in the definition of Trade Secret. The term does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any affiliate.

               (d) NMK acknowledges that the restrictions, prohibitions and other provisions hereof, including without limitation the definition of Restricted Territory, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and its affiliates, and are a material inducement to the Company and
its affiliates to enter into the Merger Agreement.   In the event of a breach
or attempted breach of this Paragraph, the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security. NMK hereby waives, and covenants not to assert in any action or proceeding relating to this Agreement, any claim or defense that there exists an adequate remedy at law for breach of this Agreement.

          12. Arbitration. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be concluded in Philadelphia, Pennsylvania by a panel of three (3) arbitrators and will beheld in accordance with the rule of the American Arbitration Association. Of these three arbitrators, one will be selected by the Company, one will be selected by NMK and the third will be selected by the two arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred to in this Paragraph 12. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

          13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Pennsylvania, without regard to conflicts of law principles.

          14. Entire Agreement. This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agreements including, without limitation, the Severance Agreement between Klein Realty Trust and NMK dated March 28, 1997. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

          15.  Successors; Binding Agreement.

               (a) This Agreement shall inure to the benefit of and be enforceable by NMK's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If NMK should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the NMK's devisee, legatee or other designee or, if there is no such designee, to the NMK's estate.

               (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain and deliver to NMK such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, expressly, by operation of law, or otherwise.

          16. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when given by telex, telegram or mailgram, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same at his or its address above set forth, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Paragraph 16. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

          17. Severability. If any provision in this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   KRAMONT REALTY TRUST


                                   By:___________________________
                                      Name:
                                      Title:




                                   _______________________________
                                   NMK

                                             Exhibit M
                                             to the Merger Agreement


                            EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is entered into _______________, 2000, by and between KRAMONT REALTY TRUST a Maryland real estate investment trust with offices at Plymouth Plaza, Suite 200, 580 West Germantown Pike, Plymouth, PA 19462 (the "Company"), and LOUIS P. MESHON, SR. ("Executive").

                                 BACKGROUND:

     Executive is employed as the President of C V Reit, Inc. and of its
controlled affiliates      pursuant to an employment agreement dated December
31, 1997 between Montgomery CV Trust and Executive. C V Reit, Inc. and Kranzco Realty Trust have entered into an agreement dated ______________, 1999 (the "Reorganization Agreement") pursuant to which, as a result of various transactions, the business and properties of C V Reit, Inc. and Kranzco Realty Trust will be merged and combined in an "Upreit Structure" in which Kramont Realty Trust will be the surviving company. Effective upon the Effective Time (as defined in the Reorganization Agreement) the Company desires to employ Executive as its President and Chief Executive Officer and Executive desires to accept such employment, on the terms and conditions of this Agreement. Effective upon the Effective Time, this Agreement shall supersede the aforementioned employment agreement dated December 31, 1997.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

     1.   Employment.

     The Company hereby on the terms and conditions contained herein. It is understood that Executive shall simultaneously serve as Chief Executive Officer of all controlled affiliates of the Company and as a director or trustee (as applicable) of the Company and of any controlled affiliates, for no additional compensation.

     2.   Duties.

     As President and Chief Executive Officer the Executive shall be responsible for the operations and the management of the Company and its controlled affiliates under the supervision of the Board of Trustees of the Company. Executive shall have the power to hire and/or terminate all officers, executives and employees of the Company. All officers, executives and employees of the Company shall, either directly or through subordinates, report to Executive. Executive shall report directly to the Board of Trustees of the Company and shall have such duties and authority as are consistent with his position of President and Chief Executive Officer. Executive will devote his entire business time and efforts to his duties hereunder, subject to his health and his community and charitable interests, and shall fulfill those duties faithfully and responsibly and to further the best interests of the Company.

     3.   Term.

     Subject to the provisions of Paragraph 7 of this Agreement, the initial term of Executive's employment shall commence at the Effective Time and shall end on the fifth anniversary of the Effective Time (the "Initial Term of Employment") . At the expiration of the Initial Term of Employment, the term of employment under this Agreement shall continue for successive one (1) year periods unless Executive's employment is terminated as provided in Paragraph 7 of this Agreement or unless either the Company or Executive shall have given the other at least ninety (90) days' written notice prior to the termination of the then current term of Executive's employment of his or its desire to terminate this Agreement at the termination of the then current period.

     4.   Base Salary and Bonuses.

     During the term of employment, the Company shall compensate the Executive in the following manner:

          (a) Base Salary. The Company shall compensate Executive at the base salary of $325,000 per annum ("Base Salary"), payable in by-weekly or such other installments, not less frequently than monthly, as the Company may establish from time to time for executive employees of the Company.

          (b) Discretionary Salary Review. The Board of Trustees of the Company may in their sole discretion at any time increase the Base Salary or other compensation of Executive.

          (c) Performance Bonus. In addition to the Base Salary and any other compensation provided under this Agreement, the Company will pay to Executive a Performance Bonus for each calendar year (or portion thereof). During the term of this Agreement the Performance Bonus shall be determined by the Company's independent auditor and shall be paid to the Executive not later than 100 days after the calendar year. The Performance Bonus shall be in an amount calculated as follows: if the FFO Per Share (as hereinafter defined) shall be no less than $1.50 and no more than $1.60, the Performance Bonus shall be $200,000. If the FFO Per Share shall be more than $1.60, the Performance Bonus shall be $200,000 plus $10,000 for each one cent the FFO Per Share exceeds $1.60 up to $1.80 and $5,000 for each one cent the FFO Per Share exceeds $1.80. If the FFO Per Share shall be less than $1.50, the Performance Bonus shall be reduced from $200,000 by $10,000 for each one cent that the FFO Per Share is less than $1.50, so that at an FFO Per Share of $1.30 or less, the Executive shall not be entitled to any Performance Bonus. In determining the Performance Bonus for any portion of a calendar year, the FFO Per Share during the portion of the calendar which is included in the Executive's term of employment shall be annualized and the amount of the Performance Bonus shall be that fraction of the amount determined pursuant to the immediately preceding sentences as the number of days during the term of employment is over 365.

               "FFO Per Share" for any calendar year (or portion thereof) means the "Funds From Operations" (as hereinafter defined) of the Company for such calendar year (or such portion), as shown in the financial statements prepared in the ordinary course of business in accordance with the guidelines of the National Association of Real Estate Investment Trusts ("NAREIT"), divided by a number equal to the weighted average number of fully diluted shares during such year as shown on such financial statements without giving effect to any stock splits, stock dividends or similar events.

               "Funds From Operations" means net income as reflected on the Company's year end financial statements prepared in the ordinary course of business, as adjusted in accordance with the guidelines of NAREIT for purposes of determining Funds From Operations, computed in connection with preparation of the Company's public filings.

          (d) Restricted Stock Award. (A) At the Effective Time the Company shall sell to Executive 75,000 restricted shares of Common Stock of the Company (the "Restricted Stock"). The agreement pursuant to which the Restricted Stock is awarded shall provide that the Restricted Stock shall become nonforfeitable ("vest") with respect to one fifth of such shares on each of the anniversaries of the Effective Time; provided that Executive is employed by the Company on each such vesting date. Furthermore, the agreement shall provide that the Restricted Stock shall fully vest (i) on a termination of Executive's employment for any reason following a Change in Control (as defined herein); (ii) upon Executive's death or termination of employment by the Company due to Disability (as defined herein), (iii) if Executive terminates his employment for Good Reason (as defined herein), or (iv) if Executive's employment is terminated by the Company without Cause (as defined herein). The agreement shall also provide that upon a termination of employment by the Company for Cause or a voluntary termination of employment by the Executive without Good Reason, the Company shall be obligated to purchase from the Executive and Executive shall be obligated to sell to the Company any unvested shares of Restricted Stock for the lesser of: (i) the Purchase Price and (ii) the fair market value of the Common Stock on the date the Executive's employment terminates.

               (B) The total purchase price for the Restricted Stock is [$ __________] (the "Purchase Price"). The Purchase Price shall be evidenced by the Executive's full recourse promissory note (the "Note") maturing on the fifth anniversary of its issue date, bearing interest at the rate specified in the Note (the "Note Obligations"). The Note shall provide that upon the earliest to occur of: (i) the full satisfaction of any and all Note Obligations, (ii) the fifth anniversary of the issue date, if the Executive is employed by the Company on such date or (iii) the termination of the Executive's employment with the Company: (w) for any reason following a Change in Control (as defined herein); (x) by the Company without Cause (as defined herein); (y) by the Executive for Good Reason (as defined herein) or (z) due to the Executive's death or Disability (as defined herein), the Note and any security interest created thereby shall terminate and the Executive shall have no obligations under the Note. The Company shall pay the Executive the additional amount necessary to provide the Executive with a full gross up (the "Gross Up Payment") for any federal, state or local income taxes or employment taxes (including any of the foregoing taxes imposed on or attributable to the Gross Up Payment) due at the time his obligations under the Note terminate.

     5.   Employee Benefit Plans.

     During the term of employment Executive shall be entitled to participate in all of the Company's employee benefit plans (including pension, retirement, savings benefit, health and dental insurance programs, group and life insurance plans and programs) maintained by the Company from time to time in accordance with the terms of such employee benefit plans as in effect from time to time. Notwithstanding the foregoing, nothing herein shall obligate the Company to continue, maintain or establish any such employee benefit plans. The Company will maintain at its expense throughout the Executive's term of employment term life insurance or split dollar insurance arrangements in the face amount of at least $5 million for the benefit of the Executive's estate or designated beneficiaries. The Executive agrees that the Company may also maintain life insurance policies on the life of the Executive as to which the Company is the beneficiary. The Executive agrees to cooperate by performing all of the requirements of the life insurer(s) which may be conditions to the requirements of the life insurer(s).

     6.   Other Benefits.

     The Company shall reimburse Executive, upon proper accounting, for reasonable expenses and disbursements incurred by him in the course of his performance of his duties hereunder. The Executive shall be entitled to four
(4) weeks of vacation without reduction in salary. Executive shall be provided with such other benefits and perquisites which are generally made available from time to time to senior management employees of the Company. Executive shall have the right to continued use of an automobile and the Company shall pay all costs related to the operation, insurance and maintenance of such automobile.

     7.   Termination and Severance Benefits.

          (a) Executive's employment under this Employment Agreement shall immediately terminate and all rights, benefits and obligations hereunder shall cease in the event of Executive's death except for benefits accrued but unpaid for any period prior to his death, including, but not limited to, any Performance Bonus or other benefit provided for under Paragraph 4 of this Agreement, and except as provided in Paragraphs 4(d) and 7(c).

          (b) In the event that a reputable medical doctor ("Consulting Physician") selected by the Board of Trustees of the Company and engaged at the expense of the Company determines that Executive, by reason of physical or mental disability, is and has been unable to perform substantially his usual and customary duties under this Agreement for a period of ninety (90) consecutive days or on hundred twenty (120) days in the aggregate in any twelve (12) month period ("Disability"), Executive's employment under this Employment Agreement shall be terminated and all benefits and obligations hereunder shall cease except for benefits accrued but unpaid for any period prior to the beginning of such Disability, including, but not limited to, any Performance Bonus or other benefit provided for under Paragraph 4 of this Agreement, and except as provided in Paragraphs 4(d) and 7(c).

          (c) Upon termination of Executive's employment under this Agreement resulting from his death or Disability, the Company shall continue to pay the Executive's salary to the estate of the Executive (in the event of death) or to the Executive (in the event of Disability) for a period of twelve
(12) months from the date of termination (the "Severance Period"). In the event of the Executive's Disability, Executive shall also receive, during the Severance Period, those fringe benefits, perquisites and coverages described in Paragraphs 5 and 6. The amount of any payments to be paid to Executive as a result of Disability shall be reduced by any payments received by the Executive from any disability or other policies paid for by the Company.

          (d) The Company shall have the right to terminate Executive's employment under this Agreement for Cause. "Cause" means an act or omission:
(i) causing material injury to the Company or any affiliates of the Company and involving financial gain or benefit to the Executive, his family or his affiliates; (ii) involving repeated material breach of the Executive's obligations; (iii) which is a material failure of the Executive to perform his duties or failure to adhere to instructions from the Board of Trustees after written notice from the Board; (iv) constituting a felony, or involving any material financial defalcation; (v) involving public intoxication or use of controlled substances without a prescription therefor; or (vi) causing material damage to the reputation of the Company or any affiliate of the Company;

          (e) Executive shall have the right to terminate his employment under this Agreement for Good Reason. "Good Reason" means (i) the assignment to Executive of any duties materially inconsistent with his status as President and Chief Executive Officer of the Company; (ii) a material breach by the Company of any material provision of this Agreement which breach is not remedied within thirty (30) days after receipt by the Company of notice thereof from Executive or, notwithstanding such cure, repeated or systematic and material breaches by the Company of any material provision of this Agreement; (iii) any Change in Control of the Company. "Change in Control" means the closing of a transaction or a series of related transactions which has not been approved in advance by the Board of Trustees of the Company which involves (i) a transfer of all or substantially all of the Company's assets and business (whether structured as an acquisition, sale of assets, merger, consolidation or otherwise, and whether or not the Company is the surviving entity of the transaction) or (ii) an exchange of equity securities of the Company or a controlled affiliate for assets or stock of another entity or person, after which transaction less than 50% of the equity (regardless of the form of the equity interests) of the Company or controlled affiliate (or the surviving entity, as the case may be) is owned by the persons and entities who were the shareholders of the Company or partners in any affiliate immediately prior to the closing of the transaction.

          (f) Upon termination of Executive's employment under Paragraph 7(d) of this Agreement, the Company shall pay the Executive's salary through the date of termination and, except as provided in Paragraph 4(d), shall have no further obligations to the Executive under this Agreement. Upon termination of Executive's employment under Paragraph 7(e) of this Agreement, the Company shall, in addition to the benefits provided under Paragraph 4(d), pay to Executive a severance benefit, in four (4) equal quarterly payments beginning at the end of the calendar quarter in which termination occurs, in an amount equal to the greater of (A) the aggregate sum of all compensation due to the Executive hereunder during the balance of the term of employment, assuming that the annual bonuses payable to the Executive during such period equal the average of the annual bonuses paid to the Executive under this Agreement prior to the termination of employment, or (B) 199% of Executive's annual salary and bonus for the year immediately prior to such termination; and shall continue the medical, dental and life insurance coverages (or coverage similar thereto) being provided Executive immediately prior to the date of termination of employment which shall be continued in effect, at the Company's expense (provided that coverage can be obtained at commercially reasonable rates), for a period ending on the sooner of three years from the date of termination of employment or the date on which Executive obtains new employment which provides him with such coverage; provided, however, that in no event shall any payment be made under this Section 7(f) to the extent such payment would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code, of 1986, as amended (the "Code") determined without regard to Section 280G(b)(4) of the Code.

     8.   Indemnification.

     The Company shall defend and hold Executive harmless to the fullest extent permitted by law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of the Company or any affiliate of the Company, or of any other person or enterprise at the Company's request. To the extent required, the Company shall amend its by-laws and articles to reflect the foregoing.

     9.   Noncompetition.

     Executive agrees that during the Term of Employment and for a period of one (1) year following the termination of this Agreement ("Covenant Period"):

          (a) Not to hire, directly or indirectly, or entice or participate in any efforts to entice to leave the Company's employ, any person who was an employee of the Company.

          (b) Not to directly or indirectly solicit, induce or influence any person, including without limitation any tenant or prospective tenant of any retail shopping center or other commercial real estate owned, directly or indirectly, in whole or in part, by the Company or its affiliates or with whom the Company or any of its affiliates has a direct or indirect business relationship (each, a "Restricted Party") anywhere within a geographical area in which the Company and the Executive, any affiliate of Executive, any entity which employs Executive or any entity in which Executive owns a beneficial interest (an "Executive Affiliate") are then in competition ("Restricted Territory") to discontinue or reduce the extent of such Restricted Party's relationship with the Company or any of its affiliates in the Restricted Territory (including, without limitation, to terminate a lease before the stated expiration date, to reduce the amount of space demised pursuant to a lease, to fail to enter into a proposed lease or to fail to exercise any renewal or expansion in any then existing lease).

          (c) To hold in a fiduciary capacity for the benefit of the Company and its affiliates, and not directly or indirectly use or disclose any Trade Secret (as hereinafter defined), that the Executive may have acquired during the term of his employment by the Company for so long as such information remains a Trade Secret. In addition to the foregoing and not in limitation thereof, the Executive agrees that during the period of his employment by the Company and the Covenant Period, he will hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information that the Executive may have acquired (whether or not developed or compiled by the Executive and whether or not the Executive was authorized to have access to such information) during the term of, in the course of or as a result of his
employment by the Company.   "Trade Secret" means information including, but
not limited to, technical or nontechnical data, a formula, a pattern, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of reasonable efforts by the Company or any affiliate to maintain its secrecy. "Confidential or Proprietary Information" means any secret, Confidential or Proprietary Information of the Company or any affiliate not otherwise included in the definition of Trade Secret. The term does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any affiliate.

          (d) The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including without limitation the definition of Restricted Territory, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and its affiliates, and are a material inducement to the Company and its affiliates to enter into the Reorganization Agreement. In the event of a breach or attempted breach of this Paragraph 9, the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security. The Executive hereby waives, and covenants not to assert in any action or proceeding relating to this Agreement, any claim or defense that there exists an adequate remedy at law for breach of this Agreement.

          (e) Notwithstanding the foregoing, the Executive's ownership interests in, and participation in the management and operation of, Laurel Mall Associates, Renaissance Plaza Associates and Lane Plaza Associates shall not be deemed to violate the provisions of this Paragraph 9.

     10.  Arbitration.

          The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be concluded in Philadelphia, Pennsylvania by a panel of three (3) arbitrators and will be held in accordance with the rules of the American Arbitration Association. Of the three arbitrators, one will be selected by the Company, one will be selected by the Executive and the third will be selected by the two arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred by him or it within fifteen (15) days after the giving of the written notice referred to in this Paragraph 10. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

     11.  Conflicting Agreements.

          Each party hereto hereby represents and warrants to the other party that the entering into this Agreement, and the obligations and duties undertaken by such party hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he or it is a party.

     12.  Successors and Assigns.

          (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives but may not be assigned by the Executive.

          (b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to properly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain and deliver to Executive such assumption and agreement prior to (but effective only upon) such succession shall be a material breach of this Agreement.

     13.  Notices.

          All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given when delivered by hand or 5 days after being mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

          If to The Company:

               Plymouth Plaza
               580 W. Germantown Pike, Suite 200
               Plymouth Meeting, PA 19462
               Attention:  Managing Trustees
               (with copies to all the Board of the Company at their addresses as reflected on the records of the Company)

          If to Executive:

               1120 Ivymont Road
               Rosemont, PA 19010
               With a copy to:
               Stanley S. Cohen, Esquire
               2000 Market Street - 10th Floor
               Philadelphia, PA 19103

Addresses may be changed by written notice sent to the other party at the last recorded address of that party. The Company's right to terminate the Executives's employment under this Agreement pursuant to Paragraph 7(d) may only be exercised following at least 30 days notice to the Executive hereunder, such notice to specify the basis for such termination and be accompanied by a copy of a resolution duly adopted by the affirmative vote by a majority of all of the Trustees of the Company at a meeting of the Trustees held pursuant to notice thereof given to the Executive.

     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Pennsylvania, without regard to conflicts of law.

     15.  Severability.

          If any provision of this Agreement is deemed, by a court of competent jurisdiction, to be unenforceable as written it shall be construed more narrowly to be as broad as is enforceable. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

     16.  Prior Understandings.

          This Agreement embodies the entire understanding of the parties hereof, and, except as hereinafter provided, supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. Without limiting the generality of the foregoing, the provisions of the employment agreement dated December 31, 1997 with respect to the reduction in base salary, the restriction on OP Units, as well as the provision with respect to management and leasing termination bonuses shall have no further effect. Notwithstanding the foregoing, the stock options heretofore granted to Executive by CV Reit, Inc. shall remain in effect and shall, on at the Effective Time, be assumed by the Company. Simultaneously with the execution of this Agreement, the Company is granting Executive stock options with respect to ________ shares. No change, alteration or modification hereof may be made except in a writing, signed by the parties hereto. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

     17.  Execution in Counterparts.

          This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                              KRAMONT REALTY TRUST


Attest: _______________________         By: ______________________________
        Secretary                      Name:
                                  Title:


                              _________________________________
                                           Louis P. Meshon, Sr.

                                             Exhibit N
                                             to the Merger Agreement


          [See Appendix E to this Joint Proxy Statement/Prospectus]

                                             Exhibit O
                                             to the Merger Agreement
Contact:
     Louis P. Meshon, Sr.     Norman M. Kranzdorf      Michael Cimini
     CV Reit, Inc.            Kranzco Realty Trust     Stern & Co.
     (610) 825-7100           (610) 941-9292           (212) 888-0044

For Immediate Release:

           CV REIT AND KRANZCO REALTY TRUST SIGN MERGER AGREEMENT
                  TO FORM NEW UPREIT, KRAMONT REALTY TRUST

    New Community Shopping Center REIT Will Have $800 Million Asset Base;
               Projected Kramont Distribution Policy Announced


     WEST PALM BEACH, FL/CONSHOHOCKEN, PA, December 13, 1999 - CV Reit, Inc. (NYSE:CVI), a shopping center real estate investment trust (REIT), and Kranzco Realty Trust (NYSE:KRT), a shopping center REIT, jointly announced that they signed a definitive merger agreement and reorganization plan to merge their operations to create a new community shopping center umbrella partnership real estate investment trust (UPREIT) to be called Kramont Realty Trust.

     Terms of the merger call for shareholders of CV Reit and Kranzco to receive one share of Kramont Realty Trust common stock for each outstanding share of CV Reit and Kranzco on a tax-free basis. The merger agreement is subject to approval by shareholders of both companies and other customary conditions.

     Louis P. Meshon, Sr., president and chief executive officer of CV Reit, will assume the same titles and responsibilities at the newly created Kramont Realty Trust with CV Reit to hold a majority of board seats. Norman M. Kranzdorf, president and chief executive officer of Kranzco, will assume the title of chairman of the board at Kramont, whose shares will trade on the New York Stock Exchange. Corporate headquarters will be located at the existing facilities of Montgomery CV Realty, L.P., in Plymouth Meeting, Pennsylvania.

     Kramont Realty Trust will consist of 84 properties encompassing approximately 11 million square feet in 16 states with an asset base of approximately $800 million. Major anchor tenants include supermarkets, discount stores and drug stores such as Albertson's, Wal-Mart, Kmart, Home Depot, CVS and Eckerd's.

     Noting CV Reit's occupancy rate of more than 98 percent, Meshon said, "We are excited about the tremendous potential for internal growth of this merger given CV Reit's expertise in successfully acquiring, retenanting and redeveloping properties combined with Kranzco's larger geographic market diversification and property base. Through aggressive leasing, renovation, upgrading and maintenance of properties, we expect to sharply increase Kranzco's 92 percent occupancy rate, while increasing the value and revenue stream from fully leased properties over the long term."

     Commenting on the merger agreement, Kranzdorf said, " Kramont shall seek to enhance shareholder value in a consolidating industry. Kramont will enable shareholders to participate in an excellent growth opportunity. The addition of CV Reit's management team and its existing properties, coupled with a diverse portfolio, creates an exceptional entity that will better serve the shareholders."

     The merger agreement anticipates that the initial distribution policy of Kramont will be paid at the annual rate of $1.30 per common share. As a result, the annual distributions to Kranzco shareholders will be equal to the current annual payout rate and CV Reit shareholders will receive distributions about 12 percent greater than the $1.16 per share current annual payout.

     Salomon Smith Barney acted as financial advisor to CV Reit and ING Barings was financial advisor to Kranzco.

     CV Reit and Kranzco are, and the newly created Kramont will be, self-administered, self-managed equity REITs, specializing in shopping center acquisition, leasing, development and management. CV Reit owns 22 income producing properties, aggregating approximately 2 million square feet, principally neighborhood shopping canters located in the Mid-Atlantic region and Florida. Kranzco owns 62 properties encompassing approximately 9 million square feet. Kramont will have 84 properties totaling approximately 11 million square feet in 16 states.

     Safe Harbor Statement: This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Certain forward-looking statements contained in this press release reflect management's current views as well as risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility of interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the Company's properties to generate additional income to offset increases in operating expenses, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company. All forward-looking statements included in the press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned.

                                    ####

                                             Exhibit P
                                             to the Merger Agreement


                            THIRD LEASE AMENDMENT

    THIS THIRD LEASE AMENDMENT is made this ____ day of _______, 2000 (the "Effective Date"), by and between Norman M. Kranzdorf ("Lessor") and Kranzco Realty Trust, a Maryland real estate investment trust ("Lessee").

                                 WITNESSETH:

    WHEREAS, Lessor and Lessee, or their predecessors in interest, are parties to that certain Lease dated January 13, 1989, which lease was amended by that certain Lease Amendment dated October 11, 1993, and which was further amended by that certain Second Lease Amendment dated April 9, 1998 (collectively, the "Lease"), wherein Lessor leased to Lessee those premises located at hereinafter referred to as the "Demised Premises"; and

    WHEREAS, Lessor and Lessee now desire to amend the Lease as hereinafter set forth.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Lease.

Right of Termination. A new Section 2.18 shall be added to the Lease, as follows:

    "Section 2.18. Lessor and Lessee agree that, in the event that Lessor enters into an agreement to sell its interest in the Demised Premises, Lessor shall, within two days of entering into such agreement, deliver notice ("Lessor's Notice") of Lessor's entering into such agreement to Lessee.
Lessor and Lessee shall have the right to terminate this Lease by delivering written notice (the "Termination Notice") to the other within sixty days after Lessee's receipt of Lessor's Notice. If Lessor or Lessee so elects to terminate this Lease, the term of this Lease shall end on the date the purchase and sale of Lessor's interest in the Demised Premises closes, as fully and completely as if such date were the date originally set forth in the Lease for the end of the term. In the event said sale and purchase is not consummated, this Lease shall continue in full force and effect until the termination date set forth in this Lease. Any proposed future sale by Lessor of the Demised Premises shall also be subject to this Section 2.18."

Right to Assign / Sublease. Section 3.13 of the Lease shall be deleted in its entirety, and shall be replaced with the following:

    "Section 3.13. Lessee shall have the right, with the consent of Lessor, not to be unreasonably withheld or delayed, to assign its interest in this Lease or sublease all or a portion of the Demised Premises, provided that (i) Lessor is given at least ten (10) days to review the document of assignment or sublease, (ii) Lessee agrees to remain liable to Lessor for the obligations of Lessee under the Lease after such assignment or sublease, and (iii) that the sublessee or assignee in question agrees to use the Demised Premises (or portion thereof sublet) in a manner substantially similar to that of Lessee. In the event Lessor unreasonably withholds its consent to such proposed assignment or sublease by Lessee, and Lessee has so agreed to remain liable to Lessor under the terms of the Lease, and the sublessee or assignee in question agrees to use the Demised Premises (or portion thereof sublet) in a manner substantially similar to that of Lessee, then (a) in the event of a proposed assignment or sublease of substantially all of the Demised Premises, Lessee shall have the right to terminate this Lease by delivering a Termination Notice to Lessor within ten days after Lessor refuses to so consent, or (b) in the event of a proposed sublease of less than substantially all of the Demised Premises, Lessee shall have the right to terminate this Lease only as to that portion of the Demised Premises that Lessee intended to sublet by delivering a Termination Notice to Lessor within ten days after Lessor refuses to so consent. If Lessee elects to terminate this Lease pursuant to either (a) or
(b) above, the term of this Lease shall end (as to either all or the portion of the Demised Premises Lessee intended to sublet, as the case may be) as of a date set forth in the Termination Notice delivered to Lessor, which date shall not be less than 90 days from the date Lessor receives Lessee's Termination Notice, as fully and completely as if such date were the date originally set forth in this Lease for the end of the term."

Miscellaneous.

In the event that there are any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control.

Except as specifically amended hereby, all of the other terms, conditions and covenants contained in the Lease shall continue in full force and effect and are hereby ratified, approved and republished.

This Amendment shall be binding upon and inure to the benefit of parties hereto and their respective heirs, executors, administrators, successors and assigns.

This Amendment may be executed in counterparts.


    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


LESSOR:                            LESSEE:

                                   Kranzco Realty Trust


__________________________         By:__________________________
Norman M. Kranzdorf                   Name:
                                      Title:




=============================================================================





                             AMENDMENT NO. 1 TO

               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                    among

                            KRANZCO REALTY TRUST,

                                 KRT TRUST,

                                CV REIT, INC.

                                     and

                            KRAMONT REALTY TRUST


                         Dated as of March 30, 2000




=============================================================================

                             AMENDMENT NO. 1 TO
               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Amendment"), dated as of March 30, 2000, among Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), KRT Trust, a Maryland real estate investment trust and a wholly owned subsidiary of Kranzco ("KRT Trust"), CV Reit, Inc., a Delaware corporation ("CV"), and Kramont Realty Trust, a Maryland real estate investment trust ("Kramont").

                                  RECITALS

     WHEREAS, Kranzco, KRT Trust, CV and Kramont are parties to the Agreement and Plan of Reorganization and Merger, dated as of December 10, 1999 (the "Merger Agreement"). Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Merger Agreement.

     WHEREAS, the parties hereto desire to amend certain exhibits of the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and intending to be legally bound thereby, the parties hereto hereby agree as follows:

     1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

          (a) Exhibit A. Exhibit A of the Merger Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

          (b) Exhibit F. Exhibit F of the Merger Agreement is hereby deleted and replaced in its entirety by Exhibit F attached hereto.

          (c) Exhibit I. Exhibit I of the Merger Agreement is hereby deleted and replaced in its entirety by Exhibit I attached hereto.

          (d) Exhibit J. Exhibit J of the Merger Agreement is hereby deleted and replaced in its entirety by Exhibit J attached hereto.

     2. Survival of Merger Agreement as Amended. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect in accordance with the terms thereof. All references to the "Agreement" in the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended by this Amendment.

     3. Entire Agreement. This Amendment, the Merger Agreement, the Exhibits, the Kranzco Disclosure Letter and the CV Disclosure Letter and any documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     4. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.




                 REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.


                                  KRANZCO REALTY TRUST
ATTEST:
By: /s/ Hermina Kranzdorf         By: /s/ Norman M. Kranzdorf
    -----------------------          -------------------------------
       Hermina Kranzdorf             Name: Norman M. Kranzdorf
       Secretary                     Title: President and
                                            Chief Executive Officer

                                  KRT TRUST
ATTEST:
By: /s/ Hermina Kranzdorf         By: /s/ Norman M. Kranzdorf
    -----------------------          -------------------------------
       Hermina Kranzdorf             Name:  Norman M. Kranzdorf
       Secretary                     Title:President and
                                            Chief Executive Officer


                                  CV REIT, INC.
ATTEST:
By: /s/ Orilla Floyd              By: /s/ Louis P. Meshon, Sr.
    -----------------------          -------------------------------
      Orilla Floyd                   Name: Louis P. Meshon, Sr.
      Secretary                      Title:President and
                                            Chief Executive Officer


                                  KRAMONT REALTY TRUST
ATTEST:
By: /s/ Hermina Kranzdorf         By: /s/ Louis P. Meshon, Sr.
    -----------------------          -------------------------------
       Hermina Kranzdorf               Name:Louis P. Meshon, Sr.
        Secretary                      Title: President and
                                              Chief Executive Officer

EXHIBIT A Amended and Restated Declaration of Trust of Kramont
EXHIBIT F Articles of Merger regarding Merger of Kranzco into KRT Trust II
          (Maryland)
EXHIBIT I Unit Contribution Agreement
EXHIBIT J Second Amended and Restated Agreement of Limited Partnership of CV
          Partnership

                                                  Exhibit A
                                                  to Amendment No. 1
                                                  to the Merger Agreement

          [See Appendix D to this Joint Proxy Statement/Prospectus]

                                                  Exhibit F
                                                  to Amendment No. 1
                                                  to the Merger Agreement



                             ARTICLES OF MERGER

                                     OF

                            KRANZCO REALTY TRUST

                                    INTO

                              KRT TRUST II LLC


THIS IS TO CERTIFY THAT:

     FIRST: Kranzco Realty Trust, a Maryland real estate investment trust (the "Merging Entity" or "Kranzco"), and KRT Trust II LLC, a Delaware limited liability company, agree to merge in the manner hereinafter set forth (the "Merger").

     SECOND: KRT Trust II LLC is the entity to survive the merger (the "Surviving Entity").

     THIRD: The Surviving Entity was formed on November 5, 1999 under the laws of the State of Delaware. The Merging Entity was formed as a real estate investment trust under the laws of the State of Maryland on June 17, 1992.

     FOURTH: The Surviving Entity is not registered or qualified to do business in the State of Maryland. The Surviving Entity does not have a principal office in the State of Maryland. The Merging Entity does not have a principal office in the State of Maryland.

     FIFTH: The Merging Entity owns no interest in land in the State of Maryland.

     SIXTH: The principal office of the Surviving Entity in its jurisdiction of organization is c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name and address of the Surviving Entity's resident agent in the State of Maryland are James J. Hanks, Jr., c/o Ballard Spahr Andrews & Ingersoll, LLP, 19th Floor, 300 East Lombard Street, Baltimore, Maryland 21202.

     SEVENTH: (a) The total number of shares of all classes of beneficial interest which the Merging Entity has the authority to issue and the number of shares of each class are as follows:

          100,000,000 shares of beneficial interest, $.01 par value per share, of which 96,543,845 shares are classified as Common Shares of Beneficial Interest ("Common Shares"), 11,155 shares are classified as Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest (the "Series A-1 Preferred Shares"), 1,235,000 shares are classified as 9.75% Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest (the "Series B-1 Preferred Shares"), 2,070,000 shares are classified as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series D Preferred Shares") and 140,000 are classified as Series E Junior Participating Preferred Shares of beneficial interest (the "Series E
Preferred Shares"). The aggregate par value of all shares of all classes having a par value is $1,000,000.

          (b) Upon the Effective Time (as defined below), the percentage interest in the Surviving Entity of each class of limited liability company interests of the Surviving Entity and the class of limited liability company interests and the respective number of units representing the limited liability company interests in each class of limited liability company interests will be as follows:

          membership common units (10,566,746) - 77.9191% of all outstanding membership units;

          Class A-1 membership preferred units (11,155) -- .0823% of all outstanding membership units;

          Class B-1 membership preferred units (1,183,277) -- 8.7254% of all outstanding membership units; and

          Class D membership preferred units (1,800,000) - 13.2732% of all outstanding membership units

          EIGHTH: Upon the Effective Time, the Merging Entity shall be merged into the Surviving Entity; and, thereupon, the Surviving Entity shall possess any and all purposes and powers of the Merging Entity; and all leases, licenses, property, rights, privileges, and powers of whatever nature and description of the Merging Entity shall be transferred to, vested in, and devolved upon the Surviving Entity, without further act or deed, subject to all of the debts and obligations of the Merging Entity.

          Upon the Effective Time, each Common Share of the Merging Entity shall be converted into one Common Share of Beneficial Interest, $.01 par value per share (each a "KRT Trust Common Share"), of KRT Trust, a Maryland real estate investment trust ("KRT Trust"), without the necessity of any action on the part of the holder thereof.

          Upon the Effective Time, each Series A-1 Preferred Share of the Merging Entity shall be converted into one Series A-1 Increasing Rate Cumulative Convertible Preferred Share of Beneficial Interest, $.01 par value per share, of KRT Trust, without the necessity of any action on the part of the holder thereof.

          Upon the Effective Time, each Series B-1 Preferred Share of the Merging Entity shall be converted into one 9.75% Series B-1 Cumulative Convertible Preferred Share of Beneficial Interest, $.01 par value per share, of KRT Trust, without the necessity of any action on the part of the holder thereof.

          Upon the Effective Time, each Series D Preferred Share of the Merging Entity shall be converted into one Series D Cumulative Redeemable Preferred Share of Beneficial Interest, $.01 par value per share, of KRT Trust, without the necessity of any action on the part of the holder thereof.

          No Series E Preferred Shares will be issued or outstanding at the Effective Time.

          Upon the Effective Time, each certificate representing a share of beneficial interest of Kranzco issued and outstanding prior to the Merger shall be deemed to be the certificate representing the share of beneficial interest of KRT Trust into which such share of beneficial interest of Kranzco was converted pursuant to the Merger, and neither KRT Trust nor the Surviving Entity shall issue any new certificates representing any common or preferred shares of beneficial interest or units of limited liability company interest at the Effective Time.

          Each KRT Trust Common Share held by the Merging Entity shall be canceled upon the Effective Time, without any action on the part of or receipt of any consideration by the holder thereof.

          Upon the Effective Time, all of the outstanding membership interest of the Surviving Entity shall be converted into 10,566,746 membership common units of the Surviving Entity, 11,155 Class A-1 membership preferred units of the Surviving Entity, 1,183,277 Class B-1 membership preferred units of the Surviving Entity, and 1,800,000 Class D membership preferred units of the Surviving Entity.

          NINTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Merging Entity in the manner and by the vote required by Maryland law and its declaration of trust, as follows:

          The Board of Trustees of the Merging Entity, at a meeting duly called and held on December 10, 1999, adopted a resolution approving the terms and conditions of the transaction described herein. No shareholder vote on the transaction is required pursuant to Section 8-501.1(c)(4) of the Maryland REIT Law since the Surviving Entity is a wholly-owned subsidiary of the Merging Entity.

          TENTH: The terms and conditions of the transaction described in these Articles were duly authorized and approved by the Surviving Entity in the manner and by the vote required by the laws of the State of Delaware and the certificate of formation of the Surviving Entity, as follows:

          The sole member approved the terms and conditions of the transaction described in these Articles by executing that certain Agreement and Plan of Merger and Reorganization by and between the Merging Entity and the Surviving Entity, dated as of December 10, 1999.

          ELEVENTH: The Merger shall become effective upon the later of (i) acceptance of these Articles for record by the State Department of Assessments and Taxation of Maryland or (ii) the filing of the certificate of merger merging Kranzco into KRT Trust II LLC with the Secretary of State of the State of Delaware (the "Effective Time").

          TWELFTH: Each undersigned President or Member acknowledges these Articles of Merger to be the act and deed of the entity on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each President or Member acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the party on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this ____ day of ___________, 2000.

                              MERGING ENTITY:

ATTEST:                       KRANZCO REALTY TRUST



_______________________       By:_______________________(SEAL)
__________, Secretary            _______________, President



                              SURVIVING ENTITY:

WITNESS:                      KRT TRUST II LLC



                           By:  KRT Trust, its sole Member



_______________________       By:____________________(SEAL)
                                 ______________, [Title]

                                                  Exhibit I
                                                  to Amendment No. 1
                                                  to the Merger Agreement

                         UNIT CONTRIBUTION AGREEMENT


      THIS AGREEMENT is made as of __________, 2000 among KRAMONT REALTY TRUST ("Kramont"), a Maryland real estate investment trust, the limited partners of Montgomery CV Realty L.P., a Delaware limited partnership, that are signatories to this Agreement (individually, a "Limited Partner" and collectively, the "Limited Partners"), KRT OPERATING PARTNERSHIP, L.P. ("Kramont OP"), a Delaware limited partnership (which will change its name to Kramont Operating Partnership, L.P. in connection with the Mergers (defined below)) CV PARTNER HOLDINGS, L.P. ("Holdings"), a Delaware limited partnership, and CV GP L.P. ("CV GP"), a Delaware limited partnership.

                              R E C I T A L S:


     A. WHEREAS, Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), KRT Trust, a Maryland real estate investment trust and a wholly-owned subsidiary of Kranzco, CV Reit, Inc., a Delaware corporation ("CV"), and Kramont have entered into an Agreement and Plan of Reorganization and Merger, dated as of December 10, 1999 (the "Reorganization Agreement"), pursuant to which, among other things, CV and KRT Trust will merge with and into Kramont (the "Mergers"), with Kramont as the surviving entity, and as a result of the Mergers, Kramont will become the sole general partner and a limited partner of Montgomery CV Realty L.P., a Delaware limited partnership ("CV Partnership").

     B. WHEREAS, prior to the Mergers, KRT Trust is the sole member of KRT Trust II LLC, a Delaware limited liability company, and is the sole general partner of Kramont OP.

     C. WHEREAS, in connection with and prior to the transactions contemplated by the Reorganization Agreement, it is contemplated that Kranzco will merge with and into KRT Trust II LLC (the "KRT Trust II Merger"), with KRT Trust II LLC being the surviving entity, and KRT Trust II LLC will then merge with and into Kramont OP (the "KRT Partnership Merger"), with Kramont OP being the sole surviving entity, and as a result of such transactions, (i) Kramont OP will own all of the assets formerly owned by Kranzco other than Kranzco's interest in KRT Trust and (ii) KRT Trust and KRT Trust I LLC, a Delaware limited liability company wholly-owned by KRT Trust, will own all of the common units of partnership interest of Kramont OP (the "Kramont Common OP Units") and all of the preferred units of partnership interest of Kramont OP (the "Kramont OP Preferred Units").

     D. WHEREAS, following consummation of the Mergers pursuant to the Reorganization Agreement, Kramont and KRT Trust I LLC, a limited liability company then wholly-owned by Kramont, will own all of the Kramont Common OP Units and Kramont OP Preferred Units, as well as general partner and limited partner interests in CV Partnership.

     E. WHEREAS, Kramont desires to contribute to Kramont OP immediately following the consummation of the Mergers all of the units of general partner interest and units of limited partner interest in CV Partnership held by Kramont in exchange for additional Kramont Common OP Units representing limited partner interests in Kramont OP, pursuant to the terms and conditions of this Agreement.

     F. WHEREAS, in connection with the Mergers, each Limited Partner desires simultaneously with the contribution described in Recital E above to either (i) contribute to Kramont OP all of the units of limited partner interest in CV Partnership then held by such Limited Partner in exchange for Kramont Common OP Units representing limited partner interests in Kramont OP or (ii) (A) first contribute to Holdings all of the units of limited partner interest in CV Partnership then held by such Limited Partner in exchange for units of limited partner interest in Holdings and (B) then contribute to Kramont OP all of the units of limited partner interest in Holdings then held by such Limited Partner (except that Louis P. Meshon, Sr. may retain units of limited partner interest in Holdings equal to 0.1% of the total units of limited partner interest in Holdings (the "Meshon Retained Interest") and contribute to Kramont OP all of his remaining units of limited partner interest in Holdings) in exchange for Kramont Common OP Units representing limited partner interests in Kramont OP, in each case, pursuant to the terms and conditions of this Agreement.

     G. WHEREAS, following the contribution to Kramont OP of units of general partner interest and units of limited partner interest in CV Partnership, all of the units of limited partner interest in Holdings (other than the Meshon Retained Interest) issued to the Limited Partners in exchange for their contribution to Holdings of units of limited partner interest in CV Partnership and 100% of the interests in CV OP Holdings LLC, the general partner of Holdings, pursuant to this Agreement (such contributed units, collectively, the "Interests"), Kramont OP desires to contribute the Interests to CV GP.

     H. WHEREAS, prior to the date hereof, the Limited Partners have each executed a Confidentiality Agreement with respect to the Mergers and the transactions contemplated hereby.

     I. All capitalized terms used herein but not otherwise defined herein shall have the meanings as set forth in the Reorganization Agreement.

                            A G R E E M E N T S:

     In consideration of the foregoing premises and the respective agreements, covenants and obligations herein contained and other good and valuable consideration, the parties agree as follows:

     1. Contributions. (a) Subject to the terms and conditions contained herein, Kramont hereby agrees to contribute to Kramont OP all of its units of general partner and limited partner interests in CV Partnership to be acquired by Kramont in connection with the Mergers (the "Kramont Contributed Interests"), free and clear of all liens, security interests, pledges, mortgages, rights of first refusal, options, proxies, voting trusts or other encumbrances ("Liens") in exchange for the number of Kramont Common OP Units representing limited partner interests in Kramont OP set forth in Section 2 hereof.


          (b) Subject to the terms and conditions contained herein, immediately after the Effective Time, Louis P. Meshon, Sr., holder of 100% of the interests in CV OP Holdings LLC, the general partner of Holdings ("GP of Holdings"), hereby agrees to contribute to Kramont OP his entire interest in the GP of Holdings, free and clear of all Liens, without further consideration.


          (c) Subject to the terms and conditions contained herein, each Limited Partner hereby agrees by checking (or failing to check) the appropriate box on the signature page hereof to either (i) contribute to Kramont OP all of its units of limited partner interest in CV Partnership (the "Limited Partner Contributed Interests" and together with the Kramont Contributed Interests, the "Contributed Interests"), free and clear of all Liens, in exchange for the number of Kramont Common OP Units representing limited partner interests in Kramont OP set forth in Section 2 hereof, and be admitted as a limited partner of Kramont OP or (ii) (A) first contribute to Holdings all of its Limited Partner Contributed Interests, free and clear of all Liens, in exchange for the number of units of limited partner interest in Holdings set forth in Section 2 hereof and (B) then contribute to Kramont OP all of its units of limited partner interest in Holdings (other than the Meshon Retained Interest), free and clear of all Liens, in exchange for the number of Kramont Common OP Units representing limited partner interests in Kramont OP set forth in Section 2 hereof, and be admitted as a limited partner of Kramont OP. Alternatively, by checking the box indicated on the signature page hereto, a Limited Partner may elect pursuant to section 8.6A(i) of the Partnership Agreement to have the Redemption Right (as defined in the Partnership Agreement) effective immediately. Holdings may decline to accept a contribution of Limited Partner Contributed Interests from any Limited Partner if Holdings determines in its reasonable discretion that such Limited Partner's adjusted basis for Federal tax purposes in such Limited Partner Contributed Interests is equal to or greater than such Limited Partner's share of the liabilities of CV Partnership. After the admission of the Limited Partners as limited partners of Kramont OP as contemplated by this
Section 1(c), KRT Trust I LLC shall cease to be a limited partner of Kramont OP and its limited partner interest in Kramont OP will be canceled without any consideration.

          (d) Subject to the terms and conditions contained herein, following contribution of the Interests to Kramont OP in accordance with Sections 1(a), (b) and (c) hereof, Kramont OP hereby agrees to contribute to CV GP all of the Interests, free and clear of all Liens.

     2. Consideration for Contributed Interests. (a) Solely in exchange for the contribution to Kramont OP by Kramont of its units of general partner and limited partner interests in CV Partnership, Kramont OP shall issue to Kramont such number of Kramont Common OP Units representing limited partner interests in Kramont OP as is set forth on Schedule 1 of this Agreement opposite Kramont's name, which shall equal the number of OP Units (as defined in the CV Partnership Agreement) in CV Partnership owned by CV immediately prior to the Mergers.

          (b) Solely in exchange for the contribution to Kramont OP of the Limited Partner Contributed Interests by each Limited Partner pursuant to
Section 1(c)(i) above, Kramont OP shall issue to such Limited Partner such number of Kramont Common OP Units representing limited partner interests in Kramont OP as is set forth on Schedule 2 to this Agreement opposite such Limited Partner's name, which shall equal the number of OP Units contributed by such Limited Partner pursuant hereto as set forth on the signature page to this Agreement executed by such Limited Partner. Promptly following the Closing, Kramont OP will issue to each Limited Partner who so requests a certificate representing such Limited Partner's Kramont Common OP Units representing limited partner interests in Kramont OP.

          (c) Solely in exchange for the contribution to Holdings of the Limited Partner Contributed Interests by each Limited Partner pursuant to
Section 1(c)(ii) above, Holdings shall issue to such Limited Partner such number of units of limited partner interest in Holdings as is equal the number of OP Units contributed by such Limited Partner pursuant hereto as set forth on the signature page to this Agreement executed by such Limited Partner.
Such units of limited partner interest in Holdings (other than the Meshon Retained Interest) shall be contributed to Kramont OP, and solely in exchange therefor Kramont OP shall issue to such Limited Partner such number of Kramont Common OP Units representing units of limited partner interest in Kramont OP as is set forth on Schedule 2 to this Agreement opposite such Limited Partner's name, which shall equal the number of units of limited partner interest in Holdings acquired by such Limited Partner pursuant to
Section 1(c)(ii)(A) above and contributed to Kramont OP. Promptly following the Closing, Kramont OP will issue to each Limited Partner who so requests a certificate representing such Limited Partner's Kramont Common OP Units representing limited partner interests in Kramont OP.

     3.   Delivery of Certificates; Execution of Documents.  (a)
Concurrently with the execution of this Agreement, each Limited Partner is irrevocably depositing with Louis P. Meshon, Sr. ("Meshon") solely for purposes of his making the deliveries contemplated hereunder (i) the certificates representing the Limited Partner Contributed Interests contributed by such Limited Partner to Kramont OP or to Holdings, as the case may be, with OP Unit powers duly endorsed in blank, and (ii) in the case of Limited Partners who will make contributions pursuant to Section 1(c)(ii) hereof, an Assignment of Partnership Interest in the form of Exhibit A hereto. Each Limited Partner hereby appoints Meshon as his, her or its attorney-in-fact, with full power and authority in his, her or its name, place and stead, upon the closing of the transactions contemplated by the Reorganization Agreement, (A) in the case of contributions made pursuant to Section 1(c)(i) hereof, to deliver to Kramont OP the certificates representing the Limited Partner Contributed Interests contributed by such Limited Partner, together with the related OP Unit powers, in exchange for the Kramont Common OP Units representing limited partner interests in Kramont OP described in Section 2 hereof and (B) in the case of contributions made pursuant to Section 1(c)(ii) hereof, to (x) deliver to Holdings the certificates representing the Limited Partner Contributed Interests contributed by such Limited Partner, together with the related OP Unit powers, in exchange for uncertificated units of limited partner interest in Holdings described in Section 2 hereof and then
(y) deliver to Kramont OP the Assignment of Partnership Interest executed by such Limited Partner in order to effect the contribution of the units of limited partner interest in Holdings held by such Limited Partner in exchange for the Kramont OP Common Units described in Section 2(b) above. By executing this Agreement, each Limited Partner acknowledges that he, she or it is irrevocably bound by the terms hereof, subject only to the consummation of the Reorganization, and that (i) the certificates representing the Limited
Partner Contributed Interests contributed by such Limited Partner shall be released by Meshon (A) to Kramont OP, in the case of contributions made pursuant to Section 1(c)(i) hereof, and (B) to Holdings, in the case of contributions made pursuant to Section 1(c)(ii) hereof and (ii) the Assignments of Partnership Interests shall be released by Meshon to Kramont OP upon consummation of the Mergers without any further action on the part of such Limited Partner.

          (b) Until consummation of the transactions contemplated hereby, the Limited Partners shall continue to be the owners of their OP Units represented by the certificates which are being deposited with Meshon hereunder and they shall be entitled to receive all distributions with respect thereto prior to such contribution.

     4.   Admission of Kramont OP and Withdrawal of Contributing Partners.

          (a) As required by the CV Partnership Agreement (as defined below), Kramont, in its capacity as the sole general partner of CV Partnership, hereby consents, effective immediately following the Effective Time, to the transfer of the Limited Partner Contributed Interests by the Limited Partners to Kramont OP or Holdings pursuant to this Agreement and to the admission of Holdings and Kramont OP as substitute limited partners of CV Partnership.

          (b) The Limited Partners, in their capacity as limited partners of CV Partnership, hereby consent, effective immediately following the Effective Time, to (i) the transfer by Kramont of the units of general partner interest in CV Partnership to Kramont OP, to the withdrawal of Kramont as the successor general partner of CV Partnership, and to the admission of Kramont OP as the successor general partner of CV Partnership, (ii) all transfers of interests in CV Partnership and interests in Holdings as set forth in Section 1 above and (iii) the adoption by CV GP of the amended and restated CV Partnership Agreement.

          (c) Kramont OP, in its capacity as the sole general partner and a limited partner of CV Partnership, and Holdings, in its capacity as a limited partner of CV Partnership, hereby consent, effective immediately following the contribution of all of the Contributed Interests to Kramont OP, to the transfer of the Contributed Interests to CV GP pursuant to this Agreement, as required by the CV Partnership Agreement, and to the admission of CV GP as the successor general partner of CV Partnership, to the withdrawal of Kramont OP as the general partner and a limited partner of CV Partnership, and to the admission of CV GP as a limited partner of CV Partnership.

          (d) CV GP, in its capacity as the sole general partner and a limited partner of CV Partnership, effective immediately following the contribution of the Interests to CV GP, hereby consents to the amendment and restatement of the Amended and Restated Agreement of Limited Partnership, dated as of December 31, 1997, by and among Montgomery CV Trust and the other parties set forth therein on Exhibit A thereto (the "CV Partnership Agreement") in substantially the form set forth on Exhibit B hereto.

          (e) Immediately following the Effective Time and simultaneously with the consummation of the contributions described in Sections 1(a), (b) and
(c) of this Agreement, Kramont OP shall be admitted to CV Partnership as a successor general partner of CV Partnership, and Kramont OP and Holdings shall be admitted to CV Partnership as substitute limited partners of CV Partnership. Immediately following the admission of Kramont OP as a successor general partner of CV Partnership, Kramont shall cease to be general partner of CV Partnership, and shall thereupon cease to have or exercise any right or power as a general partner of CV Partnership. Immediately following the admission of Kramont OP and Holdings as substitute limited partners of CV Partnership, Kramont and the Limited Partners shall cease to be limited partners of CV Partnership, and shall thereupon cease to have any right or power as limited partners of CV Partnership. By their execution of this Agreement, Kramont OP and Holdings hereby agree to accept all the terms and conditions of the CV Partnership Agreement.

          (f) Simultaneously with the contribution of the Interests to CV GP in accordance with Section 1(d) hereof, CV GP shall be admitted to CV Partnership as a successor general partner and substitute limited partner of CV Partnership. Immediately following the admission of CV GP as a successor general partner of CV Partnership, Kramont OP shall cease to be general partner of CV Partnership, and shall thereupon cease to have or exercise any right or power as a general partner of CV Partnership. Immediately following the admission of CV GP as a substitute limited partner of CV Partnership, Kramont OP shall cease to be a limited partner of CV Partnership, and shall thereupon cease to have any right or power as a limited partner of CV Partnership. By its execution of this Agreement, CV GP hereby agrees to accept all the terms and conditions of the CV Partnership Agreement (as defined below).

     5. Representation and Warranties of Kramont. Kramont represents and warrants to the Limited Partners and Kramont OP that Kramont is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland with the requisite trust power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The contribution by Kramont of the Kramont Contributed Interests hereunder has been duly authorized by all necessary action on the part of Kramont. This Agreement has been duly executed and delivered by Kramont and constitutes the valid and legally binding obligation of Kramont, enforceable against Kramont in accordance with its terms.

     6. Representation and Warranties of the Limited Partners. Each of the Limited Partners represents and warrants to Kramont and Kramont OP with respect to itself as follows:

          (a) Organization; Authority. Such Limited Partner is (i) an individual or an estate with the legal capacity or power to enter into and to consummate the transactions contemplated by this Agreement and the Partnership Agreement and otherwise to carry out his, her or its obligations hereunder and thereunder or (ii) a corporation duly incorporated, or a limited partnership, or a limited liability company or a trust duly formed or created, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or creation, with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Partnership Agreement and otherwise to carry out its obligations hereunder and thereunder. To the extent such Limited Partner is a corporation, limited partnership, limited liability company or a trust or other entity, the contribution by such Limited Partner of the Limited Partner Contributed Interests hereunder and the execution of, and the consummation of the transactions contemplated by, this Agreement have duly authorized by all necessary action on the part of such Limited Partner and the person signing on behalf of such entity is duly authorized to sign such agreement. This Agreement and the Partnership Agreement have been duly executed and delivered by such Limited Partner and constitute the valid and legally binding obligations of such Limited Partner, enforceable against such Limited
Partner, in accordance with their respective terms. The consummation of the transactions contemplated hereby and by the Partnership Agreement to be performed by such Limited Partner will not result in a breach or violation of, or a default under, (i) if such Limited Partner is not an individual, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, (ii) any material agreement by which such Limited Partner or any of such Limited Partner's properties are bound, (iii) if such Limited Partner is not an individual, any material agreement by which any of its partners, members, beneficiaries, trustees, or shareholders, as the case may be, is or are bound, or (iv) any statute, regulation, order or other law to which such Limited Partner is subject or (if such Limited Partner is not an individual) any of its partners, members, beneficiaries, trustees, executors, administrators or shareholders as the case may be, is or are subject.

          (b) Ownership of Limited Partner Contributed Interests. Each Limited Partner is contributing to Kramont OP (in the case of contributions made pursuant to Section 1(c)(i) hereof) or to Holdings (in the case of contributions made pursuant to Section 1(c)(ii) hereof) all of the units of limited partner interest in CV Partnership legally and/or beneficially owned by such Limited Partner. Each Limited Partner making a contribution pursuant to Section 1(c)(ii) hereof will contribute to Kramont OP all of the units of limited partner interest in Holdings legally and/or beneficially owned by such Limited Partner, provided, however, that Meshon shall retain the Meshon Retained Interest. Such Limited Partner is the record and beneficial owner of the Limited Partner Contributed Interests set forth on the signature page to this Agreement executed by such Limited Partner, and Kramont OP (in the case of contributions made pursuant to Section 1(c)(i) hereof) or Holdings (in the case of contributions made pursuant to Section 1(c)(ii) hereof), as the case may be, shall acquire complete and sole record and beneficial ownership of all such Limited Partner Contributed Interests, free and clear of all Liens, to be contributed by it hereunder, together with all rights, powers and privileges incident thereto and all duties and obligations and responsibilities incident thereto. Such Limited Partner that is making a contribution pursuant to Section 1(c)(ii) hereof will be the record and beneficial owner of the units of limited partner interest in Holdings acquired pursuant to this Agreement, and Kramont OP shall acquire complete and sole record and beneficial ownership of all such units of limited partner interest in Holdings acquired pursuant to this Agreement, free and clear of all Liens, to be contributed by it hereunder, together with all rights, powers and privileges incident thereto and all duties and obligations and responsibilities incident thereto. There is and on the Closing Date there will be no basis for any claim against such Limited Partner under any provision of the Master Agreement (as defined in the CV Partnership Agreement) or any other agreement with or relating to CV.

          (c) Consents. No consent, authorization, order or approval of any third party is required in connection with the execution, delivery and performance of this Agreement by such Limited Partner.

          (d) Investment Intent. Such Limited Partner is acquiring the Kramont Common OP Units acquired by it for its own account for investment purposes only and not with a view to or for distributing or reselling such Kramont Common OP Units or any part thereof or interest therein.

          (e) Limited Partner Status. If the appropriate box on the signature page to this Agreement executed by such Limited Partner is checked, at the time such Limited Partner was offered to exchange its Limited Partner Contributed Interests or its interests in Holdings for Kramont Common OP Units, it was, and, at the date hereof it is, and at the Closing Date it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act").

          (f) Experience of Limited Partners. Such Limited Partner either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Kramont Common OP Units, and has so evaluated the merits and risks of such investment. Such Limited Partner has been or has had an adequate opportunity to be represented by legal counsel in connection with this Agreement and the transactions contemplated hereby.

          (g) Ability of the Limited Partners to Bear Risk of Investment. Such Limited Partner is able to bear the economic risk of an investment in the Kramont Common OP Units, and, at the present time, is able to afford a complete loss of such investment.

          (h) Access to Information. Each Limited Partner acknowledges receipt of the private placement memorandum dated _________, 2000, which includes the Reorganization Agreement and a draft of the Joint Proxy Statement/Prospectus of Kranzco and CV (the "PPM") and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Kramont OP concerning the Reorganization and the terms and conditions of the contribution of the Limited Partner Contributed Interests and the merits and risks of investing in the Kramont Common OP Units and CV Partnership; (ii) access to information about Kramont OP and Kramont OP's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which Kramont OP possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the PPM. Each Limited Partner hereby acknowledges that no representations as to potential profit, cash flows, taxable income or loss, funds from operations or yield, if any, in respect of Kramont OP, Kramont or CV Partnership have been made by Kramont OP or Kramont or any employee or representative or Affiliate of Kramont OP or Kramont, and that any projections submitted to such Limited Partner shall not constitute any representation or warranty of any kind or nature, express or implied. Each Limited Partner acknowledges that no projections regarding taxes have been provided by Kramont OP or any of its partners, or any employee or representative or affiliate of any of its partners, and the Limited Partners are each relying on their own tax advisors with respect to the transactions contemplated by this Agreement.

          (i) Residence. The signature page correctly sets forth the state of principal residence, in the case of an individual Limited Partner signing this Agreement, and the legal residence, in the case of an entity which is a Limited Partner signing this Agreement.

          (j) Reliance. Each Limited Partner understands and acknowledges that (i) the Kramont Common OP Units are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and Kramont OP will rely upon the accuracy and truthfulness of, the foregoing representations and such Limited Partner hereby consents to such reliance.

     7. Representation and Warranties of Kramont OP. Kramont OP represents and warrants to Kramont and the Limited Partners as follows:

          (a) Organization; Authority. Kramont OP is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with the requisite partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Kramont OP and constitutes the valid and legally binding obligation of Kramont OP, enforceable against Kramont OP, in accordance with its terms.

          (b) Issuance of Contributed Interests. All action required to be taken by Kramont OP as a condition to the issuance and sale of the Kramont Common OP Units to Kramont and the Limited Partners pursuant hereto has been taken. Immediately following the Effective Time, such Kramont Common OP Units will represent duly and validly issued Kramont Common OP Units representing limited partner interests in Kramont OP, and each party hereto will have the rights of a general partner, in the case of Kramont, on the one hand, and a limited partner, in the case of the Limited Partners and Kramont, on the other hand, of Kramont OP and will have all the rights accruing to a general and/or limited partner under the Partnership Agreement. The consummation of the transactions contemplated by this Agreement will convey each Limited Partner good title to such Limited Partner's Kramont Common OP Units, free and clear of all Liens, except for those created by such Limited Partner, or those expressly set forth in the Partnership Agreement.

          (c) As of the Effective Time but prior to the transactions contemplated by Section 1, Kramont OP will have issued to Kramont only Kramont Common OP Units and Kramont OP Preferred Units (as defined in the Partnership Agreement) equal in number and having substantially similar economic terms, rights and preferences as the outstanding common shares and preferred shares, respectively, in Kranzco immediately prior to the transactions contemplated by the Reorganization Agreement. As of the Effective Time, other than the Kramont Common OP Units and Kramont OP Preferred Units described in the previous sentence (and the obligation of Kramont OP to issue Kramont Common OP Units to Kramont in the future in connection with the exercise by holders of outstanding stock options to acquire shares of Kramont), there will not be outstanding any securities convertible into or exchangeable for Kramont
Common OP Units or Kramont OP Preferred Units, and Kramont OP shall not be party to any agreement to issue any such securities.

          (d) Disclosure. The information regarding Kramont and Kramont OP in the PPM provided by or on behalf of Kramont OP to the Limited Partners and Kramont, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     8. Representations and Warranties of Holdings. Holdings represents and warrants to Kramont and the Limited Partners as follows:

          (a) Organization; Authority. Holdings is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with the requisite partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Holdings and constitutes the valid and legally binding obligation of Holdings, enforceable against Holdings, in accordance with its terms.

          (b) Issuance of Interests in Holdings. All action required to be taken by Holdings as a condition to the issuance and sale of the units of limited partner interest in Holdings to the Limited Partners pursuant hereto has been taken. Immediately following the Effective Time, such units of limited partner interest in Holdings will represent duly and validly issued units of limited partner interest in Holdings representing limited partner interests in Holdings, and each holder of such units will have all the rights accruing to a limited partner under the partnership agreement of Holdings. The consummation of the transactions contemplated by this Agreement will convey to such Limited Partners and to Kramont OP good title to the units of limited partner interest in Holdings, free and clear of all Liens, except for those created by such party, or those expressly set forth in the partnership agreement of Holdings.

          (c) No Prior Activities; Other Interests. Except for the obligations and liabilities incurred in connection with its formation and the negotiation and consummation of the transactions contemplated by this Agreement, Holdings has not engaged, and prior to the Effective Time Holdings will not engage, in any business of any type or kind or incurred any liabilities or obligations or entered into or will enter into any agreements or arrangements with any person or entity. Holdings does not own and, prior to the Effective Time will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, except as contemplated by this Agreement.

     9.   Execution of Partnership Agreement; No Liability.  (a)
Concurrently with the execution of this Agreement, (i) each Limited Partner that is contributing its Limited Partner Contributed Interests to Kramont OP pursuant to Section 1(c)(i) hereof shall execute a counterpart signature page to the Amended and Restated Agreement of Limited Partnership of Kramont OP substantially in the form attached hereto as Exhibit C (the " Partnership Agreement") and (ii) each limited partner that is contributing its Limited Partner Contributed Interests to Holdings pursuant to Section 1(c)(ii) shall execute a counterpart signature page to the Agreement of Limited Partnership of Holdings substantially in the form attached hereto as Exhibit D and a counterpart signature page to the Partnership Agreement. By execution of this Agreement, each Limited Partner hereby appoints Meshon as his, her or its attorney-in-fact, with full power and authority in its, his or her name, place and stead to (i) approve any and all changes to the Partnership Agreement which in his good faith judgment do not adversely affect the economic rights of the Limited Partners as Meshon shall deem necessary or appropriate to effect the transactions contemplated by this Agreement and the Reorganization Agreement, such approval to be conclusively evidenced by Meshon's own execution of a counterpart signature page to the Partnership Agreement, in his capacity as a Limited Partner and an attorney-in-fact and (ii) execute any and all documents and instruments and take all such other actions as may be necessary or appropriate in order to consummate the transactions contemplated by this Agreement.

          (b) Anything in this Agreement notwithstanding, Meshon shall have no liability to any Limited Partner or any other Person for any act or omission in connection with the transactions contemplated hereunder or under the Reorganization Agreement except in the case of gross negligence or intentional malfeasance.

     10. Further Assurances. Each of the parties hereto shall use its reasonable best efforts, on and after the date hereof, to take or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or desirable under applicable laws and regulations to carry out the purposes of this Agreement and to vest (i) Kramont OP, with full record and beneficial ownership, as of the Closing, to (A) all Contributed Interests contributed by the Limited Partners to Kramont OP pursuant to Section 1(c)(i) hereof and (B) all of the units of limited partner interest in Holdings contributed by the Limited Partners to Kramont OP pursuant to Section 1(c)(ii) hereof and (ii) Holdings, with full record and beneficial ownership, as of the Closing, to all Limited Partner Contributed Interests contributed by the Limited Partners to Holdings pursuant to Section 1(c)(ii) hereunder. Without limiting the foregoing, Kramont OP shall use its best efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications and take all other actions which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings. Nothing in this paragraph requires any Limited Partner to incur any expenses.

     11. Closing. The closing of the transactions contemplated hereby shall occur without any further action on the part of Kramont, Holdings, Kramont OP or CV GP on the same day and immediately following the consummation of the transactions contemplated by the Reorganization Agreement (the "Closing").
It is a condition to the obligation of each Limited Partner to consummate the transactions contemplated by this Agreement, that the representations and warranties of Kramont set forth in Section 5, of Kramont OP set forth in
Section 7 and of Holdings set forth in Section 8, shall be true and correct in all material respects. It is a condition to the obligation of Kramont OP and Holdings to consummate the transactions contemplated by this Agreement with respect to any Limited Partner that the representations and warranties of such Limited Partner set forth in Section 6 shall be true and correct in all material respects. To the extent the representations and warranties of any Limited Partner are not true and correct in any material respect, Kramont OP and Holdings will not be obligated to consummate the transactions contemplated by this Agreement with such Limited Partner but may consummate the transactions contemplated by this Agreement with such Limited Partner in Kramont OP and Holdings' discretion, but shall be obligated to consummate the transactions contemplated as this Agreement with any other Limited Partners. At the Closing, Meshon shall deliver the certificates representing the units of limited partner interest in CV Partnership and Assignments of Partnership Interest in Holdings in accordance with Section 3 and without further action on the part of any Limited Partner, and Holdings will issue the units of limited partner interest and Kramont OP will issue the Kramont Common OP Units in accordance with Section 2. Notwithstanding the provisions of this Paragraph 11, in the event that the Reorganization Agreement is terminated for any reason prior to the consummation of the Merger, this Agreement shall terminate and the Limited Partners, Kramont, Kramont OP, Holdings, and CV GP shall have no liability to each other and no further obligations pursuant to this Agreement, and the power of attorney granted to Meshon shall terminate.

     12. Effect of Transactions. The contributions of the Limited Partners contemplated by this Agreement are subject to and will become effective only upon consummation of the KRT Trust II Merger, the KRT Partnership Merger, and the transactions contemplated by the Reorganization Agreement. Thereafter, immediately upon admission of the Limited Partners signing this Agreement as limited partners of Kramont OP, the partnership interest of KRT Trust I LLC in Kramont OP will be cancelled without consideration. Upon the occurrence of the events set forth in this Section 12: (i) Kramont OP shall own all the assets formerly owned by Kranzco other than its interest in KRT Trust, and
(ii) all of the outstanding partnership interests in Kramont OP shall be the Kramont Preferred OP Units and Kramont Common OP Units described on
Schedule 12 owned by Kramont, as general and limited partner, and the Kramont Common OP Units owned by the Limited Partners signing this Agreement as limited partners.

     13.  Waiver.  Each Limited Partner acknowledges that such Limited
Partner has been offered the opportunity pursuant to Section 11.2D of the CV Partnership Agreement as in effect on the date hereof to exchange such Limited Partner's OP Units for an equal number of Common Shares of Kramont, effective upon and subject to the consummation of the Reorganization Agreement, and such Limited Partner has declined such offer.

     14. Binding Effect. This Agreement shall be binding on each limited partner of CV Partnership who executes this Agreement at the time such Limited Partner executes this Agreement, notwithstanding that less than all of the limited partners in CV Partnership may execute this Agreement and that different Limited Partners may execute at different times.

     15. Complete Agreement; Construction. This Agreement, including the exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

     16. Survival of Agreements. Except as otherwise contemplated by this Agreement, all representations, covenants and agreements of the parties contained in this Agreement will survive the consummation of the transactions contemplated hereby.

     17. Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the City of New York, Borough of Manhattan (collectively, the "Courts") in respect of any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding), whether commenced or threatened, arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its Contributed Interests and any Kramont Common OP Units acquired by it, generally and unconditionally, jurisdiction to the Courts. The parties hereto irrevocably waives to the fullest extent it may effectively do so under applicable law any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in any Court and any claim that any such proceeding brought in any Court has been brought in an inconvenient forum. Each party hereby irrevocably waives, to the fullest extent permitted by law, personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING OUT OF THIS AGREEMENT.

     18. Notices. All notices and other communications hereunder must be in writing and must be delivered by hand, federal express or courier service (with proof of service), mailed by registered or certified mail (return receipt requested and first-class postage prepaid) or sent by facsimile transmission (confirmed by any of the methods that follow) to the party for whom it is intended at the following address: (a) If to Kramont or Kramont
OP: 128 Fayette Street, Conshohocken, PA 19428-0805, Attention: Mr. Norman M. Kranzdorf, Fax: (610) 941-9193, with copies to: (i) Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, NY 10104,
Attention: Alan S. Pearce, Esq., Fax: (212) 541-4630; (ii) CV, 100 Century Road, West Palm Beach, FL 33417, Attention: Louis P. Meshon, Sr., Fax: (561) 640-3160, with a copy to Montgomery CV Realty L.P., Plymouth Plaza, 580 Germantown Pike, Suite 200, Plymouth Meeting, PA 19462, Attention: Louis P. Meshon, Sr., Fax: (610) 834-8110, and (iii) Fox, Rothschild, O'Brien & Frankel LLP, 2000 Market Street, Tenth Floor, Philadelphia, PA 19103, Attention:
Stanley S. Cohen, Esq., Fax: (215) 299-2150, (b) if to Holdings: Plymouth Plaza, 580 Germantown Pike, Suite 200, Plymouth Meeting, PA 19462, Attention:
Louis P. Meshon, Sr., Fax: (610) 834-6110, with a copy to Fox, Rothschild, O'Brien & Frankel LLP, 2000 Market Street, Tenth Floor, Philadelphia, PA 19103, Attention: Stanley S. Cohen, Esq., Fax: (215) 299-2150; (c) if to CV
GP: 128 Fayette Street, Conshohocken, PA 19428-0805, Attention: Mr. Norman M. Kranzdorf, Fax: (610) 941-9193, with copies to: Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, NY 10104,
Attention: Alan S. Pearce, Esq., Fax: (212) 541-4630; and (d) if to any of the Limited Partners, to the address set forth on the signature page executed by such Limited Partner, or at such other address for a party as may be specified by written notice as given, and such notice shall be deemed to have been delivered as of the date so delivered.

     19. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     20. Successors and Assigns. This Agreement is not assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     21. No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto and their respective successors and permitted assigns and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     22. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     23. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder are specifically enforceable.

     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                              KRAMONT REALTY TRUST

                              By:_______________________________________
                                  Name:
                                  Title:

                              KRT OPERATING PARTNERSHIP, L.P.

                              By: KRT Trust, its general partner


                                   By:__________________________________
                                      Name:
                                      Title:

                              CV PARTNER HOLDINGS, L.P.

                              By: CV OP Holdings LLC, its general partner


                                   By: __________________________________
                                       Name:
                                       Title:

                              CV GP L.P.

                              By:  CV GP LLC, its General Partner

                                   By:  KRT Operating Partnership, L.P., Sole
                                        Member

                                        By:  Kramont Realty Trust, its
                                             General Partner


                                             By:________________________
                                                Print Name:
                                                Title:

MONTGOMERY CV REALTY TRUST,
general partner of CV Partnership, hereby consents to the transactions contemplated by this Agreement

MONTGOMERY CV REALTY TRUST

By:_____________________________________
   Name:
   Title:


CV OP HOLDINGS LLC,
hereby consents to the transactions
contemplated by this Agreement

CV OP HOLDINGS LLC

By:
   ------------------------------
   Name:  Louis P. Meshon, Sr.
   Title: Managing Member
                                                  Exhibit A
                                                  to the Unit
                                                  Contribution Agreement

                     ASSIGNMENT OF PARTNERSHIP INTEREST


     ASSIGNMENT made as of the __ day of _______, 2000, by ________________
(the "Assignor"), a holder of units of limited partner interest in CV Partner Holdings, L.P. ("Holdings"), a Delaware limited partnership, to Kramont Operating Partnership, L.P., a Delaware limited partnership (the "Assignee").

     WHEREAS, Assignor is the holder of units of limited partner interest in Holdings, pursuant to that Agreement of Limited Partnership of Holdings, dated as of December 10, 1999 (the "Partnership Agreement"); and

     WHEREAS, Assignor desires to assign to the Assignee all of the units of limited partner interest in Holdings owned by the Assignor (other than the Meshon Retained Interest (as defined in the Unit Contribution Agreement)), and Assignee desires to acquire such interest pursuant to the terms of that certain Unit Contribution Agreement dated as of December 10, 1999 among Kramont Realty Trust, a Maryland real estate investment trust, the limited partners of Montgomery CV Realty L.P. signatories thereto ("Limited Partners"), Assignee, Holdings and CV GP LLC, a Delaware limited liability company ("CV GP") (the "Unit Contribution Agreement");

     NOW, THEREFORE, in accordance with the terms of the Unit Contribution Agreement, the Assignor does hereby assign unto the Assignee all of its right, title and interest in and to all of the units of limited partner interest in Holdings (other than the Meshon Retained Interest (as defined in the Unit Contribution Agreement)) held by such Assignor, subject, however, to all of the terms and conditions contained in the Partnership Agreement.

     TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns forever;

     AND the Assignee hereby accepts said interest and assumes and agrees to perform all of the terms, covenants and conditions on the part of the Assignor to be observed and performed under the Partnership Agreement.

     This Assignment of Partnership Interest shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

     This Assignment of Partnership Interest may be executed in one or more counterparts, all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the Assignor and the Assignee executed this instrument as of the date and the year first above written.

                                   Assignor


                                   By:__________________
                                         Name:
                                         Title:

                                   Assignee

                                   KRAMONT OPERATING PARTNERSHIP, L.P.

                                        By: Kramont Realty Trust, its
                                             General Partner

                                        By:___________________
                                             Name:
                                             Title:



                                                  Exhibit B
                                                  to the Unit
                                                  Contribution Agreement

                          CV Partnership Agreement

                  [See Exhibit J to this Amendment No. 1 to
              Agreement and Plan of Reorganization and Merger]

                                                  Exhibit C
                                                  to the Unit
                                                  Contribution Agreement


                      Kramont OP Partnership Agreement

          [See Appendix E to this Joint Proxy Statement/Prospectus]

                                                  Exhibit D
                                                  to the Unit
                                                  Contribution Agreement


                      AGREEMENT OF LIMITED PARTNERSHIP

                                     OF

                          CV PARTNER HOLDINGS, L.P.

          This Agreement of Limited Partnership of CV Partner Holdings, L.P. (this "Agreement"), is entered into by and between CV OP Holdings LLC, as general partner (the "General Partner"), and Louis P. Meshon, Sr., as limited partner (the "Initial Limited Partner").

          The General Partner and the Initial Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. Section 17-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

          1. Name. The name of the limited partnership formed hereby is CV Partner Holdings, L.P. (the "Partnership").

          2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

          3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

          4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

          5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

                    General Partner:

                    CV OP Holdings LLC
                    c/o Louis P. Meshon, Sr.
                    Montgomery CV Realty L.P.
                    Plymouth Plaza
                    580 West Germantown Pike
                    Suite 200
                    Plymouth Meeting, PA 19462

                    Initial Limited Partner:

                    Louis P. Meshon, Sr.
                    Montgomery CV Realty L.P.
                    Plymouth Plaza
                    580 West Germantown Pike
                    Suite 200
                    Plymouth Meeting, PA  19462

          6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

          7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, (c) at any time there are no limited partners of the Partnership unless the Partnership is continued in accordance with the Act, or
(d) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety
(90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one
(1) or more additional general partners of the Partnership.

          8. Capital Contributions. The General Partner and the Initial Limited Partner have not made any contributions to the Partnership.

          9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

          10. Allocation of Profits and Losses. The Partnership's profits and losses shall be allocated 100% to the Initial Limited Partner prior to consummation of the transactions described in Section 15 (and thereafter in accordance therewith).

          11. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated solely to the Initial Limited Partner prior to consummation of the transactions described in
Section 15 (and thereafter in accordance therewith).

          12.  Assignments.

               (a) The Initial Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

               (b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of any limited partner of the Partnership.

          13. Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

          14.  Admission of Additional or Substitute Partners.

               (a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner. Notwithstanding anything to the contrary contained in this Agreement, upon the contribution of units of limited partner interest in the Partnership by KRT Partnership to CV GP, as contemplated by the Contribution Agreement, CV GP shall be admitted to the Partnership as an additional limited partner of the Partnership.

               (b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.


          15. Authorization of Unit Contribution. Notwithstanding anything to the contrary contained in this Agreement, including Sections 10, 11, 12, 13 and 14 hereof, the Partnership, and the General Partner on behalf of the Partnership, without any further act, vote or approval of any other partner of the Partnership, is hereby authorized to execute, deliver and perform an agreement among the Partnership, KRT Operating Partnership, L.P., a Delaware limited partnership ("KRT Partnership"), Kramont Realty Trust, a Maryland real estate investment trust ("Kramont"), the limited partners of Montgomery CV Realty L.P., a Delaware limited partnership ("CV Partnership") who are parties thereto (the "CV LPs"), CV GP L.P., a Delaware limited partnership ("CV GP"), and such other persons or entities that may be parties to such agreement, in such form as the General Partner may determine in its sole discretion (the "Contribution Agreement"), that contemplates (i) the contribution of OP Units, representing limited partner interests in CV Partnership, by the CV LPs to the Partnership, (ii) the issuance of units of limited partner interest in the Partnership to the CV LPs on a one-for-one basis in return therefor and the admission of the Partnership as a limited partner of CV Partnership (following which all items of income or loss of the Partnership and all distributions of the Partnership (whether of ordinary cash flow, capital proceeds, liquidation proceeds, or otherwise) shall be allocated solely to the holders of units of limited partner interest in the Partnership in proportion to their units of limited partner interest in the Partnership), (iii) the contribution of the CV LPs' units of limited partner interest in the Partnership (other than the Meshon Retained Interest, as defined in the Contribution Agreement) to KRT Partnership, (iv) the issuance by KRT Partnership of units of limited partner interest in KRT Partnership to the CV LP's in exchange therefor, the admission of the CV LPs as limited partners of KRT Partnership, and the withdrawal of the CV LPs (other than Louis P. Meshon, Sr.) as limited partners of the Partnership, (v) the contribution of the units of limited partner interest in the Partnership (other than the Meshon Retained Interest as defined in the Contribution Agreement) from KRT Partnership to CV GP, and the admission of CV GP as a limited partner of the Partnership, and (vi) such other matters as may be contemplated therein. The General Partner may amend this Agreement to reflect the transactions contained in the agreement contemplated by the foregoing sentence without any further vote, act or approval of any other partner of the Partnership or any holder of units of limited partner interest in the Partnership. Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any partner or holder of a unit of limited partner interest in the Partnership on account of its interest in the Partnership if such distribution would violate
Section 17-607 of the Act or any other applicable law. As used herein, a "unit of limited partner interest" means a fractional, undivided share of any and all benefits to which the holder of such an interest is entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

          16. Liability of Initial Limited Partner. The limited partners (including the Initial Limited Partner) shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

          17.  Term.  The term of the Partnership shall be perpetual.

          18. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, without regard to principles of conflict of laws.

          19. Amendments. This Agreement may be amended with the written consent of the General Partner and the holders of a majority of the units of limited partner interest in the Partnership.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 10th day of December, 1999.

                              GENERAL PARTNER:

                              CV OP HOLDINGS LLC


                              By:__________________________________



                              INITIAL LIMITED PARTNER:


                              _____________________________
                              Louis P. Meshon, Sr.

                                 SCHEDULE 1

                           Kramont Common OP Units
                    to be issued pursuant to Section 2(a)


     Name                     Number of Kramont Common OP Units
     ----                     ---------------------------------

     Kramont

                                                            SCHEDULE 2

                           Kramont Common OP Units
                    to be issued pursuant to Section 2(b)


     Limited Partner          Number of Kramont Common OP Units
     --------------           ---------------------------------


                                                            SCHEDULE 12



     Name                     Number of Kramont Common OP Units
     ----                     ---------------------------------

     Kramont Common OP Units

     Class A-1 OP Preferred Units

     Class B-1 OP Preferred Units

     Class D OP Preferred Units


                         COUNTERPART SIGNATURE PAGE
                          TO CONTRIBUTION AGREEMENT

     The undersigned hereby agrees to be bound by the terms and conditions set forth in this Contribution Agreement.

                                   Address for Notice provisions:
                                   ____________________________________
                                   ____________________________________

                                   State of legal residence:___________

                                   Number of units of limited partner
                                   interest currently owned in CV
                                   Partnership:________________________


                                   By checking the box below, the undersigned
                                   confirms that, at the time specified in
                                   Section 6(e), it was, and at the date
                                   hereof it is, and at the Closing Date it
                                   will be, an "accredited investor" as
                                   defined in Rule 501(a) under the
                                   Securities Act.     [ ]

                                   Unless the box below is checked or the
                                   undersigned has elected the Redemption
                                   Right, the undersigned will contribute all of its Limited Partner Contributed Interests to Kramont OP. If the box below is checked, the undersigned will contribute its Limited Partner Contributed Interests to Holdings and will then contribute all of its limited partner interest in Holdings (except the Meshon Retained Interest) to Kramont OP.[ ]

                                   [ ]  By checking this box, the undersigned
                                        elects pursuant to section 8.6A(i) of
                                        the Partnership Agreement to have the
                                        Redemption Right effective
                                        immediately.


                                   ____________________________________
                                   Name:_______________________________


                         COUNTERPART SIGNATURE PAGE
                     TO AGREEMENT OF LIMITED PARTNERSHIP
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     The undersigned hereby agrees to be bound by the terms and conditions set forth in the Agreement of Limited Partnership of Kramont Operating Partnership, L.P., dated as of __________.


                                   ____________________________________
                                   Name:_______________________________


                                   Address for Notice provisions:
                                   ____________________________________
                                   ____________________________________



                         COUNTERPART SIGNATURE PAGE
                     TO AGREEMENT OF LIMITED PARTNERSHIP
                       OF CV PARTNER HOLDINGS, L.P.(1)


          The undersigned hereby agrees to be bound as a Limited Partner by the terms and conditions set forth in the Agreement of Limited Partnership of CV Partner Holdings, L.P., dated as of ______________.


                                   [              ]


                                   By: ________________________________
                                        Name:

                                   Address for Notice provisions:


                                   ____________________________________


___________________________
(1) To be used in connection with the admission of (i) the limited partners of Montgomery CV Realty L.P. who transfer their interest to CV Partner Holdings, L.P., (ii) Kramont Operating Partnership, L.P. and (iii) CV GP L.P. as limited partners of CV Partner Holdings, L.P.
                         COUNTERPART SIGNATURE PAGE
                    TO AMENDED AND RESTATED AGREEMENT OF
             LIMITED PARTNERSHIP OF MONTGOMERY CV REALTY L.P.(2)


          The undersigned hereby agrees to be bound as a Partner by the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P., dated as of ______________.


                                        [              ]


                                   By: ________________________________
                                        Name:

                                   Address for Notice provisions:


                                   ____________________________________


_______________________
(2) To be used in connection with the admission of (i) CV Partner Holdings, L.P., (ii) Kramont Operating Partnership, L.P. and (iii) CV GP L.P. as partners of Montgomery CV Realty L.P.

                         COUNTERPART SIGNATURE PAGE
                   TO LIMITED LIABILITY COMPANY AGREEMENT
                          OF CV OP HOLDINGS LLC(3)


          The undersigned hereby agrees to be bound as a member by the terms and conditions set forth in the Limited Liability Company Agreement of CV OP Holdings LLC, dated as of ______________.

                                        [              ]


                                   By: ________________________________
                                        Name:

                                   Address for Notice provisions:


                                   ____________________________________


____________________
(3) To be used in connection with the admission of (i) Kramont Operating Partnership, L.P. and (ii) CV GP L.P. as members of CV OP Holdings LLC.

                                                  Exhibit J
                                                  to Amendment No. 1
                                                  to the Merger Agreement









=============================================================================








                         SECOND AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP
                                     OF
                          MONTGOMERY CV REALTY L.P.













                               ________, 2000





=============================================================================
                              TABLE OF CONTENTS

                                                                        Page

ARTICLE 1 Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 2 Organizational Matters . . . . . . . . . . . . . . . . . . . . .14
     2.1  Continuation . . . . . . . . . . . . . . . . . . . . . . . . . .14
     2.2  Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     2.3  Registered Office and Agent; Principal Office. . . . . . . . . .14
     2.4  Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . .15
     2.5  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE 3 Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     3.1  Purpose and Business . . . . . . . . . . . . . . . . . . . . . .16
     3.2  Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

ARTICLE 4 Capital Contributions. . . . . . . . . . . . . . . . . . . . . .17
     4.1  Capital Contributions of the Partners. . . . . . . . . . . . . .17
     4.2  Additional Funds . . . . . . . . . . . . . . . . . . . . . . . .20
     4.3  Issuance of Additional Partnership Interests;
          Admission of Additional Limited Partners . . . . . . . . . . . .21
     4.4  Repurchase of Shares; Excess Shares. . . . . . . . . . . . . . .22
     4.5  No Third Party Beneficiary . . . . . . . . . . . . . . . . . . .22
     4.6  No Interest; No Return . . . . . . . . . . . . . . . . . . . . .23
     4.7  No Preemptive Rights . . . . . . . . . . . . . . . . . . . . . .23

ARTICLE 5 Distributions. . . . . . . . . . . . . . . . . . . . . . . . . .23
     5.1  Regular Distributions. . . . . . . . . . . . . . . . . . . . . .23
     5.2  Qualification as a REIT. . . . . . . . . . . . . . . . . . . . .23
     5.3  Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . .23
     5.4  Additional Partnership Interests . . . . . . . . . . . . . . . .24
     5.5  Distributions Upon Liquidation . . . . . . . . . . . . . . . . .24

ARTICLE 6 Allocations. . . . . . . . . . . . . . . . . . . . . . . . . . .24

ARTICLE 7 Management and Operations of Business. . . . . . . . . . . . . .24
     7.1  Management . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     7.2  Certificate of Limited Partnership . . . . . . . . . . . . . . .29
     7.3  Reimbursement of the General Partner's Allocable Expenses. . . .29
     7.4  Outside Activities of the General Partner. . . . . . . . . . . .30
     7.5  Contracts with Affiliates. . . . . . . . . . . . . . . . . . . .30
     7.6  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .31
     7.7  Liability of the General Partner . . . . . . . . . . . . . . . .33
     7.8  Other Matters Concerning the General Partner . . . . . . . . . .33
     7.9  Title to Partnership Assets. . . . . . . . . . . . . . . . . . .34
     7.10 Reliance by Third Parties. . . . . . . . . . . . . . . . . . . .35

ARTICLE 8 Rights and Obligations of Limited Partners . . . . . . . . . . .35
     8.1  Limitation of Liability. . . . . . . . . . . . . . . . . . . . .35
     8.2  Management of Business . . . . . . . . . . . . . . . . . . . . .35
     8.3  Outside Activities of Limited Partners . . . . . . . . . . . . .35
     8.4  Return of Capital. . . . . . . . . . . . . . . . . . . . . . . .36
     8.5  Rights of Limited Partners Relating to the Partnership . . . . .36
     8.6  Redemption Rights. . . . . . . . . . . . . . . . . . . . . . . .37

ARTICLE 9 Books, Records, Accounting, and Reports. . . . . . . . . . . . .41
     9.1  Records and Accounting . . . . . . . . . . . . . . . . . . . . .41
     9.2  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . .41
     9.3  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . .42

ARTICLE 10     Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .42
     10.1 Preparation of Tax Returns . . . . . . . . . . . . . . . . . . .42
     10.2 Tax Elections. . . . . . . . . . . . . . . . . . . . . . . . . .42
     10.3 Tax Matters Partner. . . . . . . . . . . . . . . . . . . . . . .43
     10.4 Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . .44

ARTICLE 11     Transfers and Withdrawals . . . . . . . . . . . . . . . . .46
     11.1 Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     11.2 Transfer of the General Partner's and the Company's Partnership
     Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     11.3 Limited Partners' Rights to Transfer . . . . . . . . . . . . . .47
     11.4 Substituted Limited Partners . . . . . . . . . . . . . . . . . .49
     11.5 Assignees. . . . . . . . . . . . . . . . . . . . . . . . . . . .49
     11.6 General Provisions . . . . . . . . . . . . . . . . . . . . . . .50

ARTICLE 12     Admission of Partners . . . . . . . . . . . . . . . . . . .51
     12.1 Admission of Successor General Partner . . . . . . . . . . . . .51
     12.2 Admission of Additional Limited Partners . . . . . . . . . . . .51
     12.3 Amendment of Agreement and Certificate of Limited Partnership. .52

ARTICLE 13     Dissolution, Liquidation, and Termination . . . . . . . . .52
     13.1 Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . .52
     13.2 Winding Up . . . . . . . . . . . . . . . . . . . . . . . . . . .53
     13.3 No Obligation to Contribute Deficit. . . . . . . . . . . . . . .54
     13.4 Rights of Limited Partners.. . . . . . . . . . . . . . . . . . .54
     13.5 Notice of Dissolution. . . . . . . . . . . . . . . . . . . . . .55
     13.6 Termination of Partnership and Cancellation of Certificate
          of Limited Partnership . . . . . . . . . . . . . . . . . . . . .55
     13.7 Reasonable Time for Winding-Up . . . . . . . . . . . . . . . . .55
     13.8 Waiver of Partition. . . . . . . . . . . . . . . . . . . . . . .55

ARTICLE 14     Amendment of Partnership Agreement;
               Action by Limited Partners. . . . . . . . . . . . . . . . .55
     14.1 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . .55
     14.2 Action by Limited Partners . . . . . . . . . . . . . . . . . . .56

ARTICLE 15     General Provisions. . . . . . . . . . . . . . . . . . . . .57
     15.1 Addresses and Notice . . . . . . . . . . . . . . . . . . . . . .57
     15.2 Titles and Captions. . . . . . . . . . . . . . . . . . . . . . .58
     15.3 Certain Terms. . . . . . . . . . . . . . . . . . . . . . . . . .58
     15.4 Further Action . . . . . . . . . . . . . . . . . . . . . . . . .58
     15.5 Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . .58
     15.6 Creditors. . . . . . . . . . . . . . . . . . . . . . . . . . . .58
     15.7 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
     15.8 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .58
     15.9 Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . .58
     15.10 Invalidity of Provisions. . . . . . . . . . . . . . . . . . . .58
     15.11 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .59



EXHIBIT A PARTNERS' CONTRIBUTIONS AND PARTNERSHIP INTERESTS
EXHIBIT B ALLOCATIONS OF PARTNERSHIP ITEMS
EXHIBIT C DESCRIPTION OF FLORIDA LAND
EXHIBIT D FORM OF NOTICE OF REDEMPTION
EXHIBIT E PROPERTIES TO WHICH SECTION 7.1A(3) IS APPLICABLE
EXHIBIT F FORM OF LETTER
        SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                     OF


                          MONTGOMERY CV REALTY L.P.

      This Second Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P. (the "Partnership"), dated as of ________, 2000, is entered into by and among CV GP L.P. ("CV GP"), a Delaware limited partnership, and the other parties whose names are set forth on Exhibit A attached hereto.

     WHEREAS the Partnership was formed pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware by filing, on May 29, 1997, a certificate of limited partnership with the Secretary of State of the State of Delaware and entering into the Agreement of Limited Partnership, as such agreement was amended and restated as of December 31, 1997 (the "Original Agreement"); and

     WHEREAS, Montgomery CV Realty Trust ("CV Trust"), a Delaware business" trust and wholly owned subsidiary of CV Reit, Inc., a Delaware corporation ("CV"), conveyed its general partner interest in the Partnership to CV in connection with the merger of CV Trust with and into CV, caused CV to be admitted to the Partnership as successor General Partner and withdrew as general partner of the Partnership.

     WHEREAS, CV assigned its general partner interest in the Partnership to Kramont Realty Trust ("Kramont"), a Maryland real estate investment trust, in connection with the merger of CV with and into Kramont, caused Kramont to be admitted to the Partnership as successor General Partner and withdrew as general partner of the Partnership.

     WHEREAS, Kramont assigned its general partner interest in the Partnership to Kramont Operating Partnership L.P. ("Kramont OP"), a Delaware limited partnership, caused Kramont OP to be admitted to the Partnership as successor General Partner and withdrew as general partner of the Partnership.

     WHEREAS, Kramont OP assigned its general partner interest in the Partnership to CV GP, caused CV GP to be admitted to the Partnership as successor General Partner and withdrew as general partner of the Partnership.

     WHEREAS, the Partners desire to continue the Partnership and to amend and to restate the Original Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby amend and restate the Original Agreement in its entirety and agree as follows:

                                   ARTICLE

                                Defined Terms

     The following definitions shall be applied for all purposes of this Agreement, unless otherwise clearly indicated to the contrary:

     "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

     "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 and who is shown as such on the books and records of the Partnership.

     "Adjusted Capital Account Deficit" means with respect to any Partner, the negative balance, if any, in such Partner's Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

          (a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

          (b) debit to such Capital Account the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

     "Adjustment Factor" means 1.0 (as adjusted from time to time in accordance with this definition); provided that, in the event that Kramont (i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides or splits its outstanding Shares, or (iii) combines its outstanding Shares into a smaller number of Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision, or combination (assuming for such purposes that such dividend, distribution, subdivision, or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision, or combination. Any adjustment to the Adjustment Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for the event giving rise thereto; it being intended that (x) adjustments to the Adjustment Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed, or exchanged without corresponding issuance, redemption, or exchange of OP Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, the Adjustment Factor applicable to such redemption shall be adjusted to take into account such event.

     "Affiliate" means, (a) with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Entity. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Second Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time, as the context requires.

     "Assignee" means a Person to whom one or more OP Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

     "Available Cash" means, with respect to any applicable period of measurement, the excess, if any, during such period of:

          (a) the gross cash receipts of the Partnership from all sources whatsoever, including, without limitation, the following:

               (i) all rents, revenues, income, and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Entity in which the Partnership has an interest;

               (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties, or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

               (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership;

               (iv) all capital contributions or loans received by the Partnership;

               (v) all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved;

               (vi) the proceeds of liquidation of the Partnership's property in accordance with this Agreement; and

               (vii) reductions in reserves not accompanied by cash expenditures;

     over (b) the sum of:

               (i) all operating costs and expenses, including costs relating to tenant improvements, brokerage expenses, taxes, and other expenses of the Properties of the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation, or other expenses not paid in cash or expenditures from reserves;

               (ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or acquisition, financing or refinancing, of property of the Partnership or the recovery of insurance or condemnation proceeds;

               (iii)  all fees, if any, provided for under this Agreement;

               (iv) all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

               (v) all capital contributions, advances, reimbursements, or similar payments made to any Person in which the Partnership has an interest;

               (vi) all loans made by the Partnership in accordance with the terms of this Agreement;

               (vii) all reimbursements to the General Partner or its Affiliates during such period; and

               (viii) any new reserves or increases in reserves reasonably determined by the General Partner to be necessary for working capital, acquisitions, capital improvements, payments of periodic expenditures, debt service, or other purposes for the Partnership or any Person in which the Partnership has an interest.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

     "Capital Account" means with respect to any Partner, the Capital Account maintained for such Partner in accordance with section 1.704-1(b) of the Regulations and the following provisions:

          a. to each Partner's Capital Account there shall be credited (i) such Partner's Capital Contributions, (ii) such Partner's distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

          b. to each Partner's Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B, and (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

          c. in the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it related to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided that it does not have an adverse effect on the amounts distributable to any Partner pursuant to Article 13 upon the dissolution of the Partnership. Pursuant to Regulations section 1.704-1(b)(2)(iv)(f) and (h) and after giving effect to Section 2.1, but before giving effect to the remainder of Article 4, the balance in the Capital Account of each of the Trust and the Original Limited Partner shall equal zero.

     "Capital Contribution" means, with respect to any Partner, any cash, cash equivalents, or the Gross Asset Value of property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4.

     "Cash Amount" means an amount of cash equal to the Value on the Specified Redemption Date of the Shares Amount.

     "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the office of the Delaware Secretary of State, as amended or restated from time to time in accordance with the terms hereof and the Act.

     "Charter" means the Declaration of Trust (or other instrument serving a similar function) of Kramont, as amended and restated from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Company" means Kramont, a Maryland real estate investment trust.

     "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner (including any deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Regulations promulgated under section 708 of the Code).

     "Depreciation" means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization, or other cost recovery deduction, as the case may be, allowed or allowable for Federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph 1 of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the Federal income tax depreciation, depletion, amortization, or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided, further, that if the Federal income tax depreciation, depletion, amortization, or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

     "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative, association or other entity.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

     "Florida Land" means the property described in Exhibit C.
     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

     "General Partner" means CV GP or its successors as the general partner of the Partnership from time to time.

     "General Partner Interest" means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of OP Units.

     "Gross Asset Value" means, with respect to any asset of the Partnership, such asset's adjusted basis for Federal income tax purposes, except as follows:

          1. the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof (as reflected on Exhibit A, as such Exhibit may be amended from time to time);

          2. if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

               a. a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest; or

               b. the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase of a Partnership Interest; or

               c.   the liquidation of the Partnership within the meaning of
section 1.704-1(b)(2)(ii)(g) of the Regulations;

          3. the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets without reduction for liabilities, as reasonably determined by the General Partner as of the date of distribution; and

          4. the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Net Income and Net Loss.

     "Immediate Family" means, with respect to any individual, such individual's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law, and daughters-in-law or any trust solely for the benefit of any of the foregoing family members whose sole beneficiaries include the foregoing family members.

     "Incapacity" or "Incapacitated" means, (i) as to any individual Partner, death, total physical disability, or entry of an order, judgment, or decree by a court of competent jurisdiction adjudicating such Partner incompetent to manage such Partner's person or estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization, or other relief under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency, or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b), above; (e) the Partner seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator for the Partner or for all or any substantial part of the Partner's properties; (f) any proceeding seeking liquidation, reorganization, or other relief of or against such Partner under any bankruptcy, insolvency, or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver, or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

     "Indemnitee" means (i) any Person made a party to a proceeding by reason of (A) such Person's status as (1) the General Partner or an Affiliate thereof, (2) a director, trustee, officer, manager or general partner of the Partnership or the General Partner (or an Affiliate thereof), or (3) in the case of a director, trustee, officer, manager or general partner of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or (B) such Person's liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

     "Kramont" shall mean Kramont Realty Trust, a Maryland real estate investment trust, and the general partner of Kramont OP.

     "Lien" means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, or right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other encumbrance of any nature whatsoever.

     "Limited Partner" means any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a limited partner of the Partnership. All Partners other than the General Partner (in its capacity as General Partner) are Limited Partners.
For purposes of any vote of the Limited Partners in connection with any merger, consolidation, or conversion involving the Partnership (except as provided in the definition of "Qualifying Limited Partner Interest"), the Limited Partners shall be treated as a single class or group.

     "Limited Partner Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of OP Units.

     "Liquidating Event" has the meaning set forth in Section 13.1.

     "Liquidator" has the meaning set forth in Section 13.2.

     "Master Agreement" means the Definitive Master Agreement dated as of September 19, 1997, among CV Reit, Inc., Montgomery CV Trust, Drexel Realty, Inc., and certain other Persons, as amended.

     "Meshon" means Louis P. Meshon, Sr.

     "Net Income" or "Net Loss" means, for each fiscal year or other applicable period, an amount equal to the Partnership's taxable income or loss for such year or period as determined for Federal income tax purposes by the General Partner, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (b) by treating as a deductible expense any expenditure of the Partnership described in section 705(a)(2)(B) of the Code (or which is treated as a section 705(a)(2)(B) expenditure pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to sections 267(a)(1) or 707(b) of the Code as expenditures described in section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for Federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to sections 1.704-1(b)(2)(iv)(e), (f), and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit B; and (f) by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to Paragraphs 1 and 2 of Exhibit B and Sections 4.1 and 7.3B.

     "Nonrecourse Deductions" has the meaning set forth in sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

     "Nonrecourse Liabilities" has the meaning set forth in section 1.704-2(b)(3) of the Regulations.

     "OP Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and 4.3. The number of OP Units outstanding and the Percentage Interests in the Partnership represented by such OP Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of OP Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time. The General Partner may reflect on any such certificate any transfer or other restriction, forfeitability risk, or similar matter that pertains to the OP Units evidenced thereby.

     "Partner" means a General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners collectively.

     "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

     "Partner Nonrecourse Debt" has the meaning set forth in Regulations section 1.704-2(b)(4).

     "Partner Nonrecourse Deductions" has the meaning set forth in Regulations section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(2).

     "Partnership" means Montgomery CV Realty L.P., a Delaware limited partnership, and any successor thereto.

     "Partnership Interest" means a partnership interest in the Partnership held by either a Limited Partner, the General Partner, or the predecessor in interest of a Partner or of an Assignee and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided and limited in this Agreement, including specifically, but without limitation, Section 11.5, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Units.

     "Partnership Minimum Gain" has the meaning set forth in Regulations section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations section 1.704-2(d).

     "Partnership Record Date" means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1.

     "Partnership Year" means the fiscal year of the Partnership, as set forth in Section 9.2.

     "Percentage Interest" means, as to a Partner or Assignee, owning OP Units the fractional part of the Partnership Interests owned by such Partner or Assignee and determined from time to time by dividing the number of OP Units owned by such Partner or Assignee at any such time by the total number of OP Units outstanding at such time.

     "Permitted Partners" has the meaning set forth in subparagraph 1(b) of Exhibit B.

     "Permitted Transferee" means any person to whom OP Units are permitted to be Transferred in accordance with Section 11.3 (determined without regard to Section 11.3E(iii)).

     "Person" means an individual or Entity.

     "Qualifying Limited Partner Interest" at any time means (a) if 5% or more of the OP Units at that time are not then held by the General Partner or its Affiliates, a majority of the OP Units of the Limited Partners (not including OP Units originally issued to the General Partner and then held by the General Partner or its Affiliates, but specifically including OP Units originally issued to other Limited Partners and subsequently acquired by the General Partner or its Affiliates pursuant to Section 8.6 or otherwise) and (b) otherwise, the OP Units then held by the General Partner and its Affiliates.

     "Quarter" means each of the three month periods ending on March 31, June 30, September 30, and December 31.

     "Regulations" means the final, temporary, or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "REIT" means a real estate investment trust as defined in section 856 of the Code.

     "REIT Requirements" has the meaning set forth in Section 5.2.

     "Restricted Partner" has the meaning set forth in Section 1(b) of Exhibit
B.

     "Section," "Article," or "Exhibit," when used without reference to the Code, ERISA, the Act, the Regulations, regulations of the Department of Labor, or other statute or document means a section or article of or exhibit to, as the case may be, this Agreement.

     "Share" means a common share of beneficial interest of the Company, par value $.01 per share.

     "Shares Amount" means a number of Shares equal to the product of the number of OP Units offered for redemption by a Redeeming Partner times the Adjustment Factor; provided that, in the event the Company issues to all holders of Shares rights, options, warrants, or convertible or exchangeable securities entitling such holders to subscribe for or to purchase Shares (collectively, the "rights"), then, for purposes of computing the Cash Amount and the Shares Amount, (i) but only if the Redeeming Partner shall tender to the General Partner the consideration then needed pursuant to such rights if such rights are then exercisable, the Shares Amount shall also include the number of Shares that a holder of Shares (in an amount equal to the product of the number of OP Units offered for redemption times the Adjustment Factor) would be entitled to receive upon exercise of such rights, options, warrants, or securities or (ii) if such rights are not at such time exercisable, the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive. In the case of a merger, consolidation, or recapitalization involving, or other change in identity, form or place of organization of, the Company, the "Shares Amount" shall mean a number of shares, certificates of beneficial interest, cash or other property or other securities of the successor to the Company in connection with such change equal to the product of the number of OP Units offered for redemption by a Redeeming Partner times the Adjustment Factor times the number (or fractional number) of such shares, certificates of beneficial interest, cash or other property or other securities issued or paid in exchange for one Share in connection with the transaction or series of related transactions effecting such change (and such shares, certificates of beneficial interest, cash or other property or other securities shall be considered "Shares" for purposes hereof).

     "Specified Redemption Date" means the tenth business day after receipt by the General Partner of a Notice of Redemption.

     "Stock Option Plans" means any plan adopted or assumed from time to time by the Company, Kramont OP, the General Partner, the Partnership or any of their respective Affiliates pursuant to which Shares are issued, or options to acquire Shares are granted, to employees, officers, directors or trustees of the General Partner, the Partnership, or their respective Affiliates in consideration for services or future services.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, or other Entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly (including, without limitation, through one or more other Subsidiaries), by such Person.

     "Substituted Limited Partner" means a Person who is admitted as a limited partner to the Partnership pursuant to Section 11.4.

     "Tax Items" has the meaning set forth in Exhibit B.

     "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

     "Transfer," as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance, or other transfer and, as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber, or otherwise transfer.

     "Value" means, with respect to any Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date on which the Notice of Redemption is received by the General Partner (or, if such date is not a trading day, on the next succeeding trading day). The market price for each such trading day shall be (i) if such shares are listed or admitted to trading on any securities exchange or the Nasdaq National Market, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (ii) if such shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner or (iii) if such shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of such shares shall be determined by the General Partner acting in good faith on the basis of such quotations, if any, and other information as it considers, in its reasonable judgment, appropriate. In the event that any such Share includes rights that a holder of such share has or would be entitled to receive, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, and the value of such rights, as determined, shall be added to the value of a Share, as determined in accordance with this definition, to determine the Value of such Share.

     Certain additional terms and phrases have the meanings set forth in Exhibit B.


                                  ARTICLE 2

                           Organizational Matters

          2.1 Continuation. The Partners hereby agree to continue the Partnership under and pursuant to the Act. The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

          2.2 Name. The name of the Partnership is Montgomery CV Realty L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may, upon 5 days prior written notice to the Limited Partners, change the name of the Partnership.

          2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 or such other address and/or registered agent as the General Partner may from time to time designate. The principal office of the Partnership shall be 580 West Germantown Pike, Plymouth Meeting, PA 19462, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

          2.4  Power of Attorney.

               A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                    (1) execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (a) all certificates, documents, and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify, or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms;
(c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal, or substitution of any Partner pursuant to, or other events described in, Article 11, 12, or 13 or the Capital Contribution of any Partner; and (e) all certificates, documents, and other instruments relating to the determination of the rights, preferences and privileges of any Partnership Interest; and

                    (2) execute, swear to, seal, acknowledge, and file all ballots, consents, approvals, waivers, certificates, and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm, or ratify any vote, consent, approval, agreement, or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 or as may be otherwise expressly provided for in this Agreement.

               B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner's or Assignee's OP Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns, and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designations, powers of attorney, and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

          2.5 Term. The term of the Partnership commenced on the date the Certificate was filed and shall continue until December 31, 2096, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.


                                  ARTICLE 3

                                   Purpose

          3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act including, without limitation, to engage in the following activities: to acquire, hold, own, develop, construct, improve, maintain, manage, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to undertake such other activities as may be necessary, advisable, desirable, incidental, or convenient to the business of the Partnership; and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes; all with a view to enabling the Partnership, consistent with operation of the Partnership in a prudent manner, to make pro rata distributions to all the Partners of at least 29 cents per OP Unit per quarter (or such greater amount as may be required to enable the General Partner to make distributions to Kramont OP sufficient to enable Kramont OP to make distributions to the Company sufficient to enable the Company to pay a regular quarterly dividend of at least 29 cents per share and any other dividend required to cause the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply), it being understood that no guarantee can be given that this purpose can be achieved. (In the event that an event described in clauses (i), (ii), or (iii) of the definition of "Adjustment Factor" occurs with respect to the Shares, the figure of 29 cents contained in this Section 3.1 and in Sections 4.2C and 4.3A shall be adjusted and shall be deemed to refer to the per share equivalent of a distribution by the Company of the same total amount as would have been distributed had no such event occurred and had 29 cents per share been distributed), provided, however, that such business shall be limited to and conducted in such a manner as to permit Kramont at all times to be classified as a real estate investment trust for federal income tax purposes. The Partnership shall have all powers necessary, advisable, desirable, incidental, or convenient to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions, and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge, or other Lien, and, directly or indirectly, to acquire and construct additional properties necessary or useful in connection with its business.

          3.2 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership (including specifically, but without limitation, to exercise all of the powers set out in Section 7.1); provided, that the Partnership shall refrain from taking any action which, in the General Partner's good faith belief, (i) could adversely affect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the Code) or to pay the regular quarterly dividend described in Section 3.1; (ii) could subject the Company to any additional taxes or other liability under the Code, including specifically, but without limitation, under sections 30, 42, 45A, 49, 50, 55, 453, 453A, 531, 541, 857, 1294, or 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its Affiliates, or their respective securities or properties.


                                  ARTICLE 4

                            Capital Contributions

          4.1  Capital Contributions of the Partners.

               A. The Partners owning OP Units or their predecessors in interest have made the Capital Contributions and have been issued OP Units in exchange therefor and have the Percentage Interest in the Partnership, all as set forth in Exhibit A (as such Exhibit A may hereafter be amended or corrected by the General Partner to reflect the provisions hereof). To the extent the Partnership acquires any property by the merger of any other Entity into the Partnership, or by the contribution to the Partnership of interests in other Entities, Persons who receive Partnership Interests in exchange for their interests in the Entity merging into the Partnership or, in the case of a contribution to the Partnership of interests in other Entities, in exchange for such interests in the other Entities, shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement, the applicable contribution agreement, or any other applicable document and as set forth in Exhibit A. Each Partner shall own OP Units in the amounts set forth in Exhibit A and shall have a Percentage Interest in the Partnership set forth in Exhibit A (but such OP Units and Percentage Interests may be further adjusted pursuant to Sections 4.1C). The number of OP Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner Interest.

               The number of OP Units issued to each Partner and the Capital Account of certain Partners shall be further adjusted in the circumstances provided in Section 4.1 (and the Gross Asset Value of property contributed by any Partner whose Capital Account is so adjusted shall be correspondingly adjusted). No Partner whose number of OP Units is reduced pursuant to Section
4.1 shall be required solely by reason thereof to return to the Partnership any distributions received prior to such reduction (but such Person may otherwise have liability to the Partnership or to other Persons under the Master Agreement). If, as a result of the making of any distributions prior to any such reduction, the Capital Accounts of the Partners shall be disproportionate to their Percentage Interests following such reduction, gross income or gross deductions of the Partnership shall be allocated to eliminate the disproportion so resulting.

               B. The General Partner shall contribute (or shall cause the Company and its qualified REIT subsidiaries to contribute) to the Partnership the net cash flow of the Company and such qualified REIT subsidiaries (including net sales and refinancing proceeds) attributable to ownership of the Florida Land (after payment of any expenditures of the Company and such qualified REIT subsidiaries with respect to the Florida Land, including, without limitation, management fees and principal and interest on any debt of the Company and such qualified REIT subsidiaries attributable to the Florida
Land) and shall follow (and shall cause the Company and its qualified REIT subsidiaries to follow) the directions of the Partnership with respect to the management, ownership, leasing, development, financing, and sale of the Florida Land. Such contribution shall be made promptly upon the realization of such amounts. No additional OP Units shall be issued to the Company or the General Partner, or such qualified REIT subsidiaries in connection with such contribution. Although, notwithstanding Section 4.1A and unless the General Partner shall otherwise determine, title to the Florida Land and all interests therein shall remain vested in the Company or such qualified REIT subsidiaries and shall not be, and shall not be deemed to have been, granted, assigned, transferred, or otherwise conveyed to or vested in the Partnership, this Agreement, including without limitation the determination of Capital Contributions, Available Cash, and Net Income and Net Loss, shall be applied as though the Florida Land had been contributed to the Partnership by CV on December 31, 1997, subject to any debt of CV and such qualified REIT subsidiaries attributable to the Florida Land. The intent of this provision and of Section 7.3B is that the Partnership (and not the General Partner, Kramont OP, the Company, or such qualified REIT subsidiaries) shall have the economic benefits and burdens that the Partnership would have had if it did own the Florida Land, subject to any debt of the Company and such qualified REIT subsidiaries attributable to the Florida Land, with the effect that the income, loss, cash flow, and cash expenditures attributable to the Florida Land shall be treated as income, loss, cash flow, and cash expenditures of the Partnership and not of the General Partner, Kramont OP, the Company, or such qualified REIT subsidiaries (and, to the extent they are for any reason not so treated, the principles of the antepenultimate sentence of Section 7.3B shall apply). The General Partner may at any time transfer (or cause to be transferred) all or any portion of the Florida Land, or all or any portion of the ownership interests in an Entity owning the Florida Land, to the Partnership and, to the extent of such transfer, this Section 4.1B and Section 7.3B, to the extent relating to the Florida Land, shall cease to apply. No additional OP Units shall be issued to the General Partner, Kramont OP, the Company, or its qualified REIT subsidiaries in connection with such a transfer.

               C.  (1)   Sections 1.6(c), 1.9, and 2.1 of the Master
Agreement provide that the number of OP Units to be issued to the Meshon Parties and the Levy Parties (each as defined in the Master Agreement) may, in certain circumstances, be adjusted. Such Sections 1.6(c), 1.9, and 2.1 are hereby incorporated herein, to the extent relating to OP Units to be issued to the Meshon Parties and the Levy Parties, but not otherwise reflected on Exhibit A. Any OP Units issued pursuant to the preceding sentences of this
Section 4.1C shall be deemed for purposes of Section 8.6 to have been issued on the date hereof. To the extent ascertainable on the date hereof, the amounts reflected on Exhibit A shall give effect to the provisions of this
Section 4.1C and, to the extent ascertained hereafter, any adjustments to such amounts shall be reflected on an amended or corrected Exhibit A prepared by the General Partner pursuant to Section 4.1A.

                    (2) In the event of any inaccuracy in or breach of any representation or warranty made in the Master Agreement by any Limited Partner (or predecessor in interest of a Limited Partner or Assignee) other than the General Partner and if the Company exercises its rights under section 1.4(b) of the Master Agreement, but subject to the provisions of section 12.2 of the Master Agreement (relating to time limitations on representations and warranties), the number of OP Units held by such Limited Partner (or the successor in interest of such Limited Partner) shall be reduced. If such inaccuracy or breach related to matters entering into the calculation of net operating income of any real property, interests in which were directly or indirectly contributed to the Partnership by such Limited Partner (or predecessor in interest of a Limited Partner or Assignee), the number of OP Units shall be reduced by 1 for each $1.16 per annum by which the net operating income attributable to the interest so contributed was overstated. If such inaccuracy or breach related to any other matter, the number of OP Units shall be reduced by 1 for each $11 by which the Partnership is damaged by reason of such inaccuracy or breach. The provisions of this Section 4.1C shall not preclude the exercise of any other remedy otherwise available to any party for any inaccuracy in or breach of any representation or warranty made in the Master Agreement or other breach hereof or of the Master Agreement by any other party.

               D. The Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

               E. The General Partner shall give notice to any Partner or Assignee affected thereby at the time of making any adjustment under
Section 4.1C.

          4.2  Additional Funds.

               A. The sums of money required to finance the business and affairs of the Partnership shall be derived from, among other things, the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership including, without limitation, distributions directly or indirectly received by the Partnership from any Entity. The General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate, (i) cause the Partnership to issue additional Partnership Interests and admit additional limited partners to the Partnership in accordance with Section 4.3; (ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2C); (iii) in the event additional financing is needed from sources other than as set forth in the preceding sentence for any reason, cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit, or otherwise borrow money on a secured or unsecured basis; (iv) make a loan or loans to the Partnership (subject to Section 4.2C); or (v) except as provided in Section 7.1A(3), sell any assets or properties of the Partnership.

               B. In no event shall the Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

               C. If the Company shall, after the date of this Second Amended and Restated Agreement of Limited Partnership, issue any debt securities (otherwise than to enable the Company to pay its regular quarterly dividend of 29 cents per share and any other dividend required to cause the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply), preferred stock, or common stock (including additional Shares (otherwise than (i) in connection with payment of the Shares Amount or (ii) in connection with the conversion or exchange of securities of the Company solely in conversion or exchange for other securities of the Company) or rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, "Securities"), the Company shall (i) in the case of debt securities, lend to Kramont OP, and Kramont OP shall lend to the General Partner, and the General Partner shall lend to the Partnership an amount equal to the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange, or conversion thereof (if applicable); (ii) in the case of equity Securities senior or junior to the Shares as to dividends and distributions on liquidation, contribute to Kramont OP, and Kramont OP shall contribute to the General Partner, and the General Partner shall contribute to the Partnership an amount equal to the proceeds of or consideration (including any property or other non-cash assets) received for such Shares or other Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange, or conversion thereof (if applicable), and receive from the Partnership interests in the Partnership in consideration therefor with the same economic terms and conditions, including dividend, dividend priority, and liquidation preference, as are applicable to such Securities; and (iii) in the case of Shares or other equity Securities on a parity with the Shares as to dividends and distributions on liquidation (including, without limitation, Shares or other Securities issued upon exercise of options issued under the Stock Option Plans), contribute to Kramont OP, and Kramont OP shall contribute to the General Partner, and the General Partner shall contribute to the Partnership an amount equal to the proceeds of or consideration (including any property or other non-cash assets) received for such Shares or other Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange, or conversion thereof (if applicable), and receive from the Partnership a number of additional OP Units in consideration therefor equal to the product of (x) the number of Shares or other equity Securities on a parity with Shares (appropriately adjusted if such parity is not share-for-share) issued the Company, multiplied by (y) a fraction the numerator of which is one and the denominator of which is the Adjustment Factor in effect on the date of such contribution. Any interests in the Partnership with rights different from OP Units held by the limited partners on the date hereof so issued to the General Partner shall be held at all times by the General Partner and shall not be transferable except to a successor General Partner hereunder.
Notwithstanding the foregoing, if at any time the Company, Kramont OP or the General Partner issues any Shares pursuant to a Stock Option Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur with respect to each such
Share: (i) the Company shall be deemed to contribute to the capital of Kramont OP, Kramont OP shall be deemed to contribute to the capital of CV GP, and CV GP shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a Share on the date such share is issued (or, if earlier, the date the related option is exercised); (ii) the Partnership shall be deemed to purchase from the Company a Share for an amount of cash equal to the amount of cash deemed contributed by the Company to the Partnership in clause (i) above (and such Share is deemed delivered to its owner under the Stock Option Plan); (iii) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by the Company with respect to such Share, if any, shall be concurrently transferred to the Partnership through Kramont OP and CV GP (and such net proceeds so transferred shall not constitute a capital contribution); and (iv) the Partnership shall issue to CV GP for each such Share one (1) additional OP Unit registered in the name of CV GP and Kramont OP shall issue one OP Unit to the Company. The Partnership shall retain any net proceeds that are paid directly to the Partnership.

          4.3  Issuance of Additional Partnership Interests;
               Admission of Additional Limited Partners.

               A. In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefor) in the form of OP Units or other Partnership Interests junior to the OP Units to any Persons at any time or from time to time, for consideration not less than the fair market value thereof (or the fair market value as of the date an option is granted) (as such fair market value is determined in the good faith discretion of the directors or trustees of the general partner of the General Partner), and on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion, without any approval being required from any Limited Partner (other than the Company, if the Company is not the General Partner) or any other Person; provided, however, that (i) such issuance does not effect a material adverse impact (as such material adverse impact is determined in the good faith discretion of the directors or trustees, of the general partner of the General Partner) on (A) the existing Limited Partners' right to exercise their rights under Section 8.6, (B) the economic effect upon the Limited Partners of the allocations set forth in Exhibit B (other than due to the issuance of OP Units or other interests in the Partnership as set forth in this Section 4.3 or Section 4.2C), or (C) the ability of the Company to pay the regular quarterly dividend of at least 29 cents per share described in Section 3.1; (ii) such issuance does not cause the Partnership to become, with respect to any employee benefit plan subject to title I of ERISA or section 4975 of the Code, a "party in interest" (as defined in section 3(14) of ERISA) or a "disqualified person" (as defined in section 4975(e) of the Code); and (iii) such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to section 2510.3-101 of the regulations of the United States Department of Labor. Subject to the limitations set forth in the preceding sentence and in Articles 11 and 12, the General Partner may take such steps as it, in its reasonable discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership, including, without limitation, amending the Certificate, Exhibit A, or any other provision of this Agreement (except as provided in Section 14.1C)

               B.   [INTENTIONALLY OMITTED]

          4.4 Repurchase of Shares; Excess Shares. In the event that the General Partner or any Affiliate thereof shall elect to purchase from the Company's shareholders Shares for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company or any Affiliate thereof, any employee stock purchase plan adopted by the Company or any Affiliate thereof, or any other obligation or arrangement undertaken by the Company or any Affiliate thereof in the future, the purchase price paid by the Company or any Affiliate thereof for such Shares and any other expenses incurred by the Company or any Affiliate thereof in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Company or such Affiliate, subject to the condition that:
(i) if such Shares subsequently are to be sold by the Company or any Affiliate thereof, as provided in Section 4.2C, the Company shall pay to the Partnership an amount equal to any net proceeds received by the Company or such Affiliate for such Shares (provided that an exchange of Shares for OP Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are not sold by the Company or any Affiliate thereof within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of OP Units held by the Company, as a Limited Partner, equal to the product of (x) the number of such Shares and (y) a fraction, the numerator of which is one and the denominator of which is the Adjustment Factor in effect on the date of such contribution.

          4.5 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

          4.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

          4.7 No Preemptive Rights. Subject to any preemptive rights that may be granted pursuant to Section 4.3, no Person shall have any preemptive or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any OP Units or other Partnership Interests.


                                  ARTICLE 5

                                Distributions

          5.1  Regular Distributions.  Except for distributions pursuant to
Section 13.2 in connection with the dissolution and liquidation of the Partnership, and subject to the provisions of Sections 5.3, 5.4, and 5.5, the General Partner shall cause the Partnership to distribute, from time to time as determined by the General Partner, but in any event not less frequently than quarterly, all Available Cash, to the Partners, in accordance with each Partner's respective Percentage Interest; provided, however, that in no event may a Partner receive a distribution of Available Cash with respect to an OP Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a Share for which such OP Unit has been exchanged.

          5.2 Qualification as a REIT. CV GP may (and, if CV GP is at any time not the general partner of the Partnership, the general partner of the Partnership shall use its best efforts, if so requested by CV GP, to) cause the Partnership (including, without limitation, by causing any Entity in which the Partnership holds an interest to make distributions to the Partnership) to distribute sufficient amounts under this Article 5 to enable CV GP to make distributions to Kramont OP sufficient to enable Kramont OP to make distributions to the Company sufficient to enable the Company to pay shareholder dividends that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and (ii) avoid any Federal income or excise tax liability of the Company (provided, however, that a general partner of the Partnership shall not be bound to comply with this covenant to the extent such distributions would violate applicable Delaware law).

          5.3 Withholding. With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to any OP Unit, the Partnership shall have the right to withhold amounts of Available Cash distributable to such Partner or with respect to such OP Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.4.

          5.4 Additional Partnership Interests. If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit B.

          5.5 Distributions Upon Liquidation. Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violation Section 17-607 of the Act or any other applicable law.


                                  ARTICLE 6

                                 Allocations

          The Net Income, Net Loss, and other items of the Partnership shall be allocated pursuant to the provisions of Sections 4.1 and 7.3B and Exhibit B.


                                  ARTICLE 7

                    Management and Operations of Business

          7.1  Management.

               A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section
3.2 hereof, and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

               (1) (a) the making of any expenditures, the lending or borrowing of money, including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will enable the General Partner to make distributions to Kramont OP sufficient to permit Kramont OP to make distributions to the Company sufficient to permit the Company (so long as the Company qualifies as a REIT) to avoid the payment of any Federal income tax (including, for this purpose, any excise tax pursuant to section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain REIT status, (b) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (c) the issuance of evidences of indebtedness (including the securing of the same by deed, mortgage, deed of trust, or other lien or encumbrance on the Partnership's assets), (d) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, and (e) the execution and delivery, on the Partnership's behalf, of evidences of indebtedness and documents granting security for the payment thereof (with or without warrant of attorney to confess judgment against the Partnership upon default) and, without limiting the generality of the foregoing, the granting of a warrant of attorney to confess judgment against the Partnership;

               (2) the making of tax, regulatory, and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

               (3) the acquisition, disposition, transfer, mortgage, pledge, encumbrance, hypothecation, or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership), or the merger or other combination or conversion of the Partnership with or into another entity; provided that (a) no disposition of an interest in a property listed on Exhibit E (whether by disposition of such property or by disposition of the Partnership's interest in an Entity owning such property) may be made prior to the date listed with respect to such property on Exhibit E (but only to the extent the Person identified with reference to the property on Exhibit E is a Limited Partner hereunder), without the consent of each individual listed with respect to such property on Exhibit E (b) (x) prior to August 1, 2000, except with the consent or at the request of Meshon and Paul Cohen (but only to the extent each is a Limited Partner hereunder), in the case of the Woodbourne Square Shopping Center shopping center, (y) prior to August 1, 1998, except with the consent or at the request of Meshon, in the case of the Rio Grande Plaza shopping center, or (z) prior to July 31, 2002, except with the consent or at the request of Meshon and Paul Cohen (but only to the extent each is a Limited Partner hereunder), in the case of the Chesterbrook Shopping Center Plaza shopping center, or, notwithstanding clauses (x), (y),and (z), except as required under the Master Agreement, the Partnership shall take no action (other than making capital improvements to the property involved, causing a sale not otherwise prohibited hereunder of the property involved or the Partnership's interest therein, making the principal amortization payments scheduled under the respective loan documents in effect on the date hereof, or issuing additional Partnership Interests under Section 4.3) which, of itself, would cause a reduction in the share of Meshon or Paul Cohen, (but only to the extent each is a Limited Partner hereunder) of the liabilities to which the Rio Grande Plaza, Woodbourne Square Shopping Center and Chesterbrook Shopping Center Plaza shopping centers are subject, if such reduction would, of itself, cause a realization or recognition of income to Meshon or Paul Cohen (to the extent a party hereto); provided that the consent of any individual described in this Section 7.1A(3) shall not be required after such individual's death;

               (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Company or its Affiliates, the Partnership, or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company or its Affiliates), and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

               (5) the management, operation, expansion, development, construction, leasing, landscaping, repair, alteration, demolition, or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

               (6) the negotiation, execution, and performance of any contracts, conveyances, or other instruments that the General Partner considers necessary, advisable, desirable, incidental, or convenient to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors, and other agents and the payment of their expenses and compensation out of the Partnership's assets;

               (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

               (8) the holding, managing, investing, and reinvesting cash and other assets of the Partnership;

               (9) the collection and receipt of revenues and income of the Partnership;

               (10) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees who may be designated as officers having titles such as "president," "vice president," "secretary" and "treasurer" of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

               (11) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

               (12) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures, or other relationships that it deems desirable (including, without limitation, the acquisition or disposal of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

               (13) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration, or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations, or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

               (14) the undertaking of any action in connection with the Partnership's direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

               (15) the determination of the fair market value of any Partnership property distributed in kind using such method of valuation as the General Partner may adopt;

               (16) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner's contribution of property or assets to the Partnership or otherwise;

               (17) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

               (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

               (19) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

               (20) the issuance of additional OP Units, in the General Partner's sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4;

               (21) the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries;

               (22) the commencing of a case under title 11 of the United States Code, as the same may be amended from time to time, the making of an assignment for the benefit of creditors and the dissolution of the Partnership pursuant to the laws of the State of Delaware, as the same may be amended from time to time, the consenting to or the acquiescing in the filing of any of the foregoing by any Person other than the General Partner or to take any action in furtherance of any of the foregoing;

               (23) the transfer of any property of the Partnership in complete or partial satisfaction of a creditor's claims including, without limitation, the holder of a mortgage or other lien on property of the Partnership, by executing and delivering a deed in lieu of foreclosure, bill of sale or otherwise;

               (24) the confessing of a judgment;

               (25) not contesting any foreclosure action commenced with respect to the property of the Partnership or any other action claiming a default under any mortgage or other lien on property of the Partnership; and

               (26) the making, execution, and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, or legal instruments or agreements in writing necessary, advisable, desirable, incidental, or convenient in the judgment of the General Partner, for the accomplishment of any of the foregoing.

          B. Each of the Limited Partners agrees that the General Partner is authorized to perform the above-mentioned acts, and to execute, deliver and perform any agreements, and transactions on behalf of the Partnership without any further act, approval, or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule, or regulation. The execution, delivery, or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

          C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

          D. In exercising its authority under this Agreement, the General Partner may, but (except as provided in Sections 3.2, 7.1A(3), and 10.2) shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

          7.2 Certificate of Limited Partnership. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification, and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5A(3), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

          7.3  Reimbursement of the General Partner's Allocable Expenses.

               A. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

               B. On such monthly or other basis as the General Partner may determine in its sole and absolute discretion, the Partnership shall pay for the account of the General Partner or reimburse the General Partner for (and, on a monthly basis or such other basis as the General Partner and the Company shall agree, the Partnership shall, if the Company or its Affiliate is not the General Partner, pay for the account of the Company or its Affiliate or reimburse the Company or its Affiliate for) the following "Reimbursable Amounts": all expenses that it (or any of its Affiliates) incurs relating to the ownership and operation of, or for the benefit of, the Partnership; including, without limitation, the allocable portion of: all of its (and its Affiliates') payroll and fringe benefit expense, professional fees
(including, without limitation, legal, audit, advisory, directors', and management, executive service, and similar fees), corporate insurance expense (including, without limitation, directors' and officers' insurance), public company expenses, office expenses, Delaware franchise taxes (regardless of whether or not included in the Company's liability for deferred income taxes on the date hereof, but not including any taxes attributable, under the rules of Treasury Regulation section 1.704-1(b)(2)(iv)(n), to periods ending on or before December 31, 1997), Pennsylvania capital stock, loans, and corporate net income taxes (regardless of whether or not included in the Company's liability for deferred income taxes on the date hereof, but not including any taxes attributable, under the rules of Treasury Regulation section 1.704-1(b)(2)(iv)(n), to periods ending on or before December 31, 1997), and other expenses of a similar nature; and, so long as the Company (or any of its Affiliates) owns the Florida Land, any net negative cash flow (taking into account any expenditures of the Company or its qualified REIT subsidiaries with respect to the Florida Land, including, without limitation, management fees and payment of principal and interest on debt attributable to the Florida
Land) attributable to the Florida Land. To the extent of Reimbursable Amounts not otherwise treated as expenses of the Partnership, gross income of the Partnership for the year of reimbursement or payment for a Partner's account shall be allocated to the Partner receiving such reimbursement and such reimbursement or payment for a Partner's account shall constitute a distribution from the Partnership to such Partner. To the extent of Reimbursable Amounts that are otherwise treated as expenses of the Partnership, payment of such amounts by the Partner receiving reimbursement shall be treated as a loan by such Partner to the Partnership and such reimbursement shall be treated as repayment of such loan. Any reimbursement or payment for a Partner's account pursuant to this Section 7.3B shall be in addition to any reimbursement made as a result of indemnification pursuant to
Section 7.6.

          7.4  Outside Activities of the General Partner.  The General
Partner or any of its Subsidiaries, other than the Partnership and any Subsidiaries of the Partnership, may not, directly or indirectly enter into or conduct any business not connected with the ownership, acquisition, development, and disposition of Partnership Interests and (subject to Sections 4.1B and 7.3B) the Florida Land and the management of the business of the Partnership and the management of (subject to Sections 4.1B and 7.3B) the Florida Land, and such activities as are incidental thereto, except that the General Partner may acquire, hold, develop, operate, and dispose of the properties which cannot be acquired by the Partnership or which the owner thereof is, for tax or other reasons, unwilling to transfer to the Partnership. If such properties are acquired by the General Partner, there shall be a proper allocation of expenses between the General Partner and the Partnership. The General Partner directly or indirectly may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

          7.5  Contracts with Affiliates.

               A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

               B. Except as provided in Section 7.4, the Partnership may Transfer assets to joint ventures, other partnerships, corporations, or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable and in the best interests of the Partnership.

               C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates (or any officers or directors of either) shall sell, Transfer, or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

               D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership, or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.

          7.6  Indemnification.

               A. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint, several, or joint and several, expenses (including, without limitation, reasonable attorneys' fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, that relate to the operations of the Partnership or its Affiliates as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such Indemnitee's action constituted intentional acts or omissions constituting gross negligence, willful misconduct, or fraud. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this
Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

               B. Reasonable expenses (including reasonable legal fees) incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding.

               C. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement to which such Indemnitee is a party.

               D. The Partnership may, but shall not be obligated to, purchase and maintain insurance (including so-called "D&O insurance"), on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement.

               E. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this
Section 7.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participant and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

               F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

               G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

               H. The provisions of this Section 7.6 are for the benefit of the Indemnitees and their heirs, successors, assigns, and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification, or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership's liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

               I. If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of
Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

          7.7  Liability of the General Partner.

               A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its officers or directors shall be liable for monetary damages to the Partnership, any Partners, or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith and without gross negligence or malfeasance.

               B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the partners of the Partnership, collectively, that the General Partner, subject to the provisions of Section 7.1D, is under no obligation to consider the separate interest of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions (except that the General Partner shall comply with Sections 3.2, 7.1A(3) and 10.2), and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith and without gross negligence or malfeasance. With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner shall have no duty to keep such indebtedness outstanding.

               C. Subject to its obligations and duties as General Partner set forth in Section 7.1A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

               D.   Any amendment, modification, or repeal of this Section
7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's and its officers' and directors' liability to the Partnership and the Limited Partners under this
Section 7.7 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

          7.8  Other Matters Concerning the General Partner.

               A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

               B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants, and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion or advice of such Persons as to matters which such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice.

               C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

               D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the
Code) or the ability of the General Partner to make distributions to Kramont OP sufficient to enable Kramont OP to make distributions to the Company sufficient to enable the Company to pay the regular quarterly dividend described in Section 3.1; or (ii) to avoid the Company's incurring any taxes or other liability under the Code, including specifically, but without limitation, under section 30, 42, 45A, 49, 50, 55, 453, 453A, 531, 541, 857,
1294, or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

          7.9 Title to Partnership Assets. Title to Partnership assets, whether real, personal, or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner or such nominee or Affiliate for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Florida Land is not a Partnership asset for purposes of this
Section 7.9.

          7.10 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell, or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate, or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document, or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document, or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document, or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document, or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.


                                  ARTICLE 8

                 Rights and Obligations of Limited Partners

          8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.4, or under the Act.

          8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent, member, manager, trustee or general partner of the General Partner, the Partnership, or any of their Affiliates, in their capacity as such) shall take part in the operation, management, or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name, or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent, or trustee of the General Partner, the Partnership, or any of their Affiliates, in their capacity as such, shall not affect, impair, or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

          8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than CV GP) and any officer, director, employee, agent, trustee, member, manager, Affiliate, or shareholder of any Limited Partner (other than CV GP) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

          8.4 Return of Capital. Except pursuant to Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided by Exhibit B (or Sections 4.1 or 7.3B) or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses, or distributions.

          8.5  Rights of Limited Partners Relating to the Partnership.

               A. In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5B hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own reasonable expense (including such copying and administrative charges as the General Partner may establish from time to time):

                    (1) to obtain a copy of the Partnership's Federal, state, and local income tax returns for each Partnership Year;

                    (2) to obtain a current list of the name and last known mailing address of each Partner;

                    (3) to obtain a copy of this Agreement and the Certificate and all amendments and/or restatements thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments and/or restatements thereto have been executed; and

                    (4) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

               B. The General Partner shall provide to each Limited Partner, without cost, copies of the Company's annual and quarterly reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

               C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential. To the extent permitted by law, the General Partner shall keep confidential from the Limited Partners any information that the General Partner determines, in its sole and absolute discretion, to be in the nature of trade secrets or other confidential information of the General Partner (or any of its Affiliates) or to constitute material non-public information of or relating to the General Partner (or any of its Affiliates) the disclosure of which is not in the best interests of the General Partner (or any of its Affiliates) or its (or their) business or could involve a violation of law.

          8.6  Redemption Rights.

               A.   General.

                    (i) Subject to Section 8.6C, below, on or after the date one year (or such other period as may be agreed between the General Partner and the holder of such OP Unit) after the issuance of an OP Unit to a Limited Partner pursuant to Article 4 (or upon the earlier death of such Limited Partner), the holder of such OP Unit (other than an OP Unit that is or has been held by the General Partner or any Affiliate of the General Partner) shall have the right (the "Redemption Right") to require the Partnership to redeem such OP Unit on a Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership.
Any such Redemption Right shall be exercised pursuant to a Notice of Redemption (in the form of Exhibit D hereto, as such form may be amended by the General Partner, in its reasonable discretion, from time to time, upon no less than 30 days' notice to the Limited Partners) delivered to the Partnership (with a copy simultaneously to the General Partner) by the Limited Partner who is exercising the Redemption Right (the "Redeeming Partner"). A Limited Partner may not exercise the Redemption Right for fewer than 1,000 OP Units or, if such Redeeming Partner holds fewer than 1,000 OP Units, for fewer than all of the OP Units held by such Redeeming Partner. In the sole discretion of the General Partner at the request of any Limited Partner, the General Partner may substitute "six months" (or some period of time greater than six months, but less than one year) for "one year" in applying the first sentence of this Section 8.6A(i) to such Limited Partner and, in connection with the exercise of such discretion, the General Partner may require that the Redeeming Partner provide a letter to the Partnership and the General Partner in substantially the form of Exhibit F hereto.

                    (ii) The Redeeming Partner shall have no right with respect to any OP Units so redeemed to receive any distributions paid after the Specified Redemption Date.

                    (iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6 and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

               B.   General Partner Assumption of Right.

                    (i) If a Limited Partner has delivered a Notice of Redemption, the General Partner shall, within 2 business days after receipt of such Notice, deliver to Kramont a copy of such Notice of Redemption. Kramont may, within 3 business days after receipt of such Notice, in its sole discretion (subject to any limitations on ownership and transfer of Shares set forth in Kramont's Declaration of Trust, as the same may be amended, restated, and supplemented from time to time (the "Declaration")), but only if Kramont has in effect (or, at the request of the Redeeming Partner, consents and within 60 days after such election causes to be in effect) a registration statement (the "Registration Statement") covering the immediate resale of all the Shares to be issued to the Redeeming Partner pursuant to such election (or, under then-applicable law, the Shares upon issuance would be freely tradeable without such a registration statement's being in effect), elect to assume directly and satisfy a Redemption Right by issuing to the Redeeming Partner the Shares Amount on the Specified Redemption Date, whereupon Kramont shall acquire the OP Units offered for redemption by the Redeeming Partner, and the General Partner shall be treated for all purposes of this Agreement as the owner of such OP Units by virtue of the contributions of the OP Units by Kramont to Kramont OP and by Kramont OP to the General Partner described in the third to last sentence of this Section 8.6B(i). If Kramont elects not to assume directly and satisfy the Redemption Right by issuing the Shares Amount to the Redeeming Partner, it shall notify the General Partner, and the General Partner may, in its sole discretion, assume directly and satisfy the Redemption Right by paying the Cash Amount to the Redeeming Partner on the Specified Redemption Date, whereupon the General Partner shall acquire the OP Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such OP Units. If it shall be necessary under the second preceding sentence for a Registration Statement to be caused to be in effect, Kramont will use commercially reasonable efforts to cause such Registration Statement to be filed within the 60-day period there described and to become effective as soon as reasonably practicable. Unless Kramont, in its sole discretion, shall exercise its right to assume directly and satisfy the Redemption Right, Kramont shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Redemption Right, and unless the General Partner, in its sole discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Redemption Right. In the event Kramont or the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the second and third sentences of this Section 8.6B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Redemption Right. In the event Kramont shall exercise its right to satisfy the Redemption Right, each of the Redeeming Partner, the Partnership, Kramont and the General Partner shall, for Federal income tax purposes, treat the transaction between Kramont and the Redeeming Partner as follows: (1) Kramont shall be deemed to have acquired the OP Units from the Redeeming Partner in exchange for the Shares Amount, (2) Kramont shall be deemed to contribute such OP Units to Kramont OP in exchange for an equal number of OP Common Units (as defined in the amended and restated agreement of limited partnership of Kramont OP), and (3) Kramont OP shall be deemed to contribute such OP Units to CV GP. In the event the General Partner shall exercise its right to satisfy the Redemption Right, each of the Redeeming Partner, the Partnership and the General Partner shall, for Federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner's OP Units to the General Partner. Nothing contained in this Section 8.6B shall imply any right of the General Partner to require any Limited Partner to exercise the Redemption Right afforded to such Limited Partner pursuant to Section 8.6A.

                    (ii) In the event that Kramont determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner's OP Units shall be the applicable Shares Amount. In the event this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

                    (iii) Each Redeeming Partner agrees to provide in a timely fashion such information and to execute such documents as the General Partner, Kramont and their Affiliates may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right and the registration of the resale of such Shares, including, without limitation, an agreement pursuant to which the Redeeming Partner agrees to indemnify and to hold harmless the General Partner, the Partnership, Kramont, the Affiliates of any of them, and the respective officers, directors, trustees, general partners, and agents of the General Partner, the Partnership, Kramont, and such Affiliates with respect to any information provided by the Redeeming Partner for inclusion in the Registration Statement and the General Partner agrees to indemnify and to hold harmless the Redeeming Partner with respect to information provided by Kramont in the Registration Statement.

                    (iv) So long as the Redeeming Partner confirms in writing that the Redeeming Partner continues to intend in good faith to sell all of its Shares received under this Section 8.6 under such Registration Statement, Kramont shall use its best efforts to keep the Registration Statement effective for up to one year after the effective date thereof, but only if the Redeeming Partner agrees not to make any offers or sales of any Shares under any such Registration Statement if the Redeeming Partner has received a notice from the General Partner or Kramont to the effect that, for a stated period (not in excess of 60 days), it would not for any reason (including, without limitation, by reason of the General Partner's, Kramont's or any of their Affiliate's having a good business reason not to disclose publicly certain information which may be material) be in the best interests of the General Partner, Kramont or any of their Affiliates for offers or sales to be effected under such Registration Statement. The General Partner and Kramont shall not give any Redeeming Partner such a notice more than twice in any 12-month period.

                    (v) If a Limited Partner is considering exercising its Redemption Right with respect to its OP Units and desires that the Shares it receives from Kramont in exchange for the redeemed OP Units, if any, be the subject to an effective Registration Statement at the time of receipt, it may, at its sole option, follow the procedure set forth in this clause (v). The Limited Partner shall give the General Partner written notice referring to this clause and stating that it is considering exercising its Redemption Right (a "Pre-Redemption Notice"). Upon receipt of the Pre-Redemption Notice, the General Partner shall send it to Kramont and if Kramont determines that it wishes to elect to assume the redemption obligation from the Partnership and wishes to give the Redeeming Partner Shares, Kramont shall file a Registration Statement with respect to the resale of all such Shares as soon as practicable and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as possible and within not more than 60 days. The General Partner shall notify the Limited Partner as soon as the Registration Statement has become effective. The other provisions of this
Section 8.6 shall apply with respect to such Registration Statement and with respect to any Redemption Notice given by such Limited Partner. Neither the giving of the Pre-Redemption Notice nor the filing of the Registration Statement (nor its becoming effective) shall obligate the Limited Partner to give a Notice of Redemption nor, if a Notice of Redemption is subsequently given, obligate the General Partner or Kramont to assume the redemption obligation and/or elect to give the Redeeming Partner Shares, as the case may be, in exchange for its OP Units. If the Limited Partner which gave the Pre-Redemption Notice does not give the Partnership a Redemption Notice with respect to its OP Units within 180 days after the effective date of such Registration Statement, neither the Partnership, Kramont, nor the General Partner shall have any obligation to continue to maintain the effectiveness of such Registration Statement and the Limited Partner which gave the Pre-Redemption Notice shall be liable for the costs of the Partnership, Kramont and the General Partner in filing the Registration Statement (including without limitation, legal fees and disbursements and any filing fees). No Limited Partner may give more than one Pre-Redemption Notice (unless the General Partner shall otherwise consent).

               C. Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of Sections 8.6A and 8.6B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6A if (but only as long as), in the written opinion of counsel to Kramont, the delivery of Shares to such Partner on the Specified Redemption Date (i) would be prohibited under the Declaration, (ii) would cause a violation of the REIT Requirements, or (iii) would be prohibited (after giving effect to any applicable exemptions) under applicable Federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Redemption Right).

               D. No Liens on OP Units Delivered for Redemption. Each Limited Partner covenants and agrees with the Partnership, the General Partner and Kramont that the Redeeming Partner shall transfer good title to all OP Units delivered for redemption to the Partnership, the General Partner or Kramont, as the case may be, free and clear of all Liens (as defined in Exhibit D), and, notwithstanding anything contained herein to the contrary, none of the General Partner, the Partnership nor Kramont shall be under any obligation to acquire OP Units which are or may be subject to any Liens. Each Limited Partner further agrees that, in the event any state or local property transfer tax is imposed on the Limited Partner (or jointly on the Limited Partner and the transferee) as a result of the transfer of its OP Units to the Partnership, the General Partner or Kramont, such Limited Partner shall assume and pay such transfer tax.

               E. Additional Partnership Interests. In the event that the Partnership issues OP Units to any Additional Limited Partner pursuant to
Article 4, the General Partner shall make such amendments to this Section 8.6 as it determines are necessary to reflect the issuance of such OP Units (including setting forth any restrictions on the exercise of the Redemption Right with respect to OP Units described in this Section 8.6E).

               F. Successor to CV GP. If CV GP shall cease to serve as General Partner, all of CV GP's rights under this Section 8.6 shall vest in CV GP's successor as General Partner, if such successor is an Affiliate of CV GP (or would have been an Affiliate of CV GP had CV GP continued to exist), and otherwise in such Affiliate of CV GP (or such Person that would have been an Affiliate of CV GP, had CV GP continued to exist) as CV GP may designate (or, if CV GP has not made any such designation, as any Person with authority to act on behalf of CV GP in connection with the winding up of its affairs or otherwise may designate).


                                  ARTICLE 9

                   Books, Records, Accounting, and Reports

          9.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists, and copies of documents required to be provided pursuant to Sections 8.5A and 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on or be in the form of any information storage device or system, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP, and, for tax purposes, on an accrual basis, or such other bases as the General Partner determines to be necessary or appropriate.

          9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

          9.3  Reports.

               A. As soon as practicable, but in no event later than 105 days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountant selected by the General Partner in its sole discretion.

               B. As soon as practicable, but in no event later than 45 days after the close of each calendar quarter (except the last calendar quarter of each calendar year), the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.


                                 ARTICLE 10

                                 Tax Matters

          10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for Federal and state income tax purposes and shall use reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for Federal and state income tax reporting purposes. At the time of any sale or refinancing of any property listed on Exhibit E, the General Partner shall give notice thereof to each individual listed with respect to such property on Exhibit E.

          10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. Except as provided in
Section 7.8D, the General Partner shall select (i) the "traditional method" of making allocations pursuant to Regulation section 1.704-3 (either without any curative allocations or with curative allocations to a contributing Partner solely of gain from sale of the property contributed) with respect to all Contributed Property received on or before the date of this Agreement, and
(ii) select any method allowed pursuant to Regulations section 1.704-3 with respect to all Contributed Property received after the date of this Agreement. By executing this Agreement, each Partner hereby agrees to report income, gain, loss, and deduction on such Partner's Federal income tax return in a manner that is consistent with the use of the method so selected. The General Partner shall have the right to seek to revoke any tax election it makes, including, without limitation, the election under section 754 of the Code, upon the General Partner's determination, in its sole and absolute discretion, that it could have caused the Partnership to refrain from making such election in the first instance.

          10.3 Tax Matters Partner.

               A. CV GP (or, if, for Federal income tax purposes, CV GP's General Partner Interest is treated as an asset of some other Person, such other Person) shall serve as the "tax matters partner" of the Partnership for Federal income tax purposes for any taxable year of the Partnership for which it is eligible to serve as such (regardless of whether CV GP is at the time of serving as such the General Partner). The General Partner from time to time shall serve as the tax matters partner for any other taxable year of the Partnership (regardless of whether the General Partner was a partner in the Partnership at any time during such year). All Partners and Assignees shall, at the request of a tax matters partner described in the preceding sentence, take such actions as are necessary, appropriate, or convenient to effect the designation of such tax matters partner pursuant to section 301.6231(a)(7)-1 of the Regulations. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, that such information is provided to the tax matters partner by the Limited Partners and the Assignees.

               B.   The tax matters partner is authorized, but not required:

                    (1) to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a "notice partner" (as defined in section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in section 6223(b)(2) of the
Code);

                    (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

                    (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

                    (4) to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

                    (5) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

                    (6) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 shall also be fully applicable to the tax matters partner in its capacity as such. Notwithstanding the foregoing provisions of this Section 10.3B, no tax matters partner described in the second sentence of
Section 10.3A may, without the prior written consent of the Company (which may be withheld in the Company's sole discretion), bind the Company, any of its Affiliates, or any qualified REIT subsidiary, partnership, limited liability company, or other Entity through which the Company or any of its Affiliates was a partner in the Partnership to any settlement agreement under section 6224 of the Code, file a petition for readjustment of partnership items in any court other than the Tax Court, or extend the period for assessing tax under section 6229 of the Code with respect to the Company, any of its Affiliates, or any qualified REIT subsidiary, partnership, limited liability company, or other Entity through which the Company or any of its Affiliates was a partner in the Partnership. The tax matters partner shall comply with the responsibilities imposed on it by section 301.6223(g)-1T of the Regulations.

               C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging one or more law or accounting firms to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

          10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of Federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required by law to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to section 1441, 1442, 1445, or 1446 of the Code. Any amount so paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4. In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.4, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by any of Citibank, N.A., Chase Manhattan Bank, and Morgan Guaranty Trust Company of New York, plus four
(4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.


                                 ARTICLE 11

                          Transfers and Withdrawals

          11.1 Transfer.

               A. The term "Transfer," when used in this Article 11 with respect to an OP Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign or pledge all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign or pledge all or any part of its Limited Partner Interest to another Person. The term "Transfer" when used in this Article 11 does not include any exchange of OP Units for Shares pursuant to Section 8.6 or any grant of a security interest to the Partnership pursuant to Section 10.4.

               B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

          11.2 Transfer of the General Partner's and the Company's Partnership Interests.

               A. The General Partner may not Transfer its General Partnership Interest or withdraw as General Partner, but such Transfer or withdrawal shall be permitted (1) if Limited Partners holding a Qualifying Limited Partner Interest consent to such Transfer or withdrawal or (2) in the case of a Transfer of all or a portion of the General Partner Interest to an entity which is, directly or indirectly, wholly-owned by the Company (including a qualified REIT subsidiary under section 856(i) of the Code). In the case of any Transfer permitted by this Section 11.2A, the transferee may be admitted as a General Partner with the consent of the transferor, but without any requirement that any Limited Partner consent thereto, all as provided in Section 12.1.

               B. In the event the General Partner withdraws as General Partner, except in accordance with clause (A), above, the General Partner's General Partner Interest shall immediately be converted into a Limited Partner Interest.

               C. CV GP may Transfer any of its OP Units reflecting Limited Partner Interests without the Consent of the General Partner or any Limited Partner, but may not transfer any other Partnership Interest except to a successor General Partner.

               D. Except in the case of a change in identity, form, or place of organization of the Company, however, effected, the Company shall not engage in any merger (including a triangular merger), consolidation, or other combination with or into another person, sale of all or substantially all of its assets, or reclassification, recapitalization, or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of "Adjustment Factor") ("Termination Transaction"), unless the Termination Transaction has been approved by the consent of Partners holding a majority or more of the then outstanding OP Units (including any OP Units held by the General Partner) and in connection with the Termination Transaction all Limited Partners either will receive or will have the right to elect to receive, for each OP Unit, an amount of cash, securities, or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities, or other property paid to a holder of Shares in consideration of one Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that, if, in connection with the Termination Transaction, a purchase, tender, or exchange offer shall have been made to and accepted by the holders or more than 50% of the outstanding Shares, each holder of OP Units shall receive or shall have the right to elect to receive the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its OP Units immediately prior to the expiration of such purchase, tender, or exchange offer and had thereupon accepted such purchase, tender, or exchange offer. Any Termination Transaction permitted under this Section 11.2D shall be permitted notwithstanding the provisions of Section 7.4 or any other provision of this
Article 11.

          11.3 Limited Partners' Rights to Transfer.

               A. (1) Subject to the provisions of Sections 11.3C, 11.3D, 11.3E, and 11.4, a Limited Partner (other than CV GP) may, without the consent of the General Partner:

                         (a)  Transfer such Limited Partner's OP Units to any
other Limited Partner, to a member of the family (as defined in section 267(c)(4) of the Code) of such transferring Limited Partner, or to a trust all of the beneficiaries of which are members of the family of such transferring Limited Partner, or pursuant to Section 8.6; and

                         (b)  pledge such Limited Partner's OP Units to any
financial institution as collateral for any loan with respect to which such Limited Partner is personally liable.

                    (2) Subject to the provisions of Sections 11.3C, 11.3D and 11.3E, a Limited Partner may Transfer any of such Limited Partner's OP Units, otherwise than in accordance with clause (1), above, only with the prior written consent of the General Partner.

               B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Limited Partner's estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of the Incapacitated Limited Partner's interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

               C. The General Partner may prohibit any Transfer by a Limited Partner of its OP Units if, in the opinion of legal counsel to the Partnership, such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any Federal or state securities laws or regulations applicable to the Partnership or the OP Units. The General Partner may require (but shall not be obligated to accept) an opinion of legal counsel to the Limited Partner, in form and substance acceptable to the General Partner, to the effect that such filing would not be required and that such laws and regulations would not be violated.

               D. No Transfer by a Limited Partner of its OP Units may be made to any Person if: (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership's being treated as an association or a publicly traded partnership taxable as a corporation; (ii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA other than a plan maintained by the General Partner or any Affiliate thereof, a "party-in-interest" (as defined in section 3(14) of ERISA) or, with respect to any "plan" (as defined in section 4975(e)(1) of the Code) other than a plan maintained by the General Partner or any Affiliate thereof, a "disqualified person" (as defined in section 4975(e)(2) of the Code); (iii) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.3-101; (iv) such Transfer would subject the General Partner, any of its Affiliates, or the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940, or the Employee Retirement Income Security Act of 1974, each as amended; (v) except with the consent of the General Partner, such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged; (vi) it would require the Partnership to register under the Investment Company Act of 1940; (vii) except with the consent of the General Partner, it would cause the Partnership to be considered for purposes of section 1.7704-1(h)(1)(ii) of the Regulations to have more than 100 partners at any time during any taxable year; or (viii) in the opinion of legal counsel to the Company, it could adversely affect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the Code), subject the Company to additional taxes or other liability under the Code, or violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its Affiliates, the Partnership, or their respective securities or properties.

               E. Section 11.3A shall not prohibit a Limited Partner from taking the following actions, to the extent otherwise permitted under this
Agreement: (i) exercising any options to purchase Shares issued to such Limited Partner under a Stock Option Plan, (ii) in connection with an exercise permitted by the preceding clause (i), delivering to the Company Shares in payment of the exercise price of such options or the withholding taxes payable in connection with such exercise, or (iii) transferring OP Units or Shares to a Permitted Transferee of such Limited Partner, provided that such transferee agrees in writing to the transfer restrictions contained in this Agreement (including this Section 11.3E).

          11.4 Substituted Limited Partners.

               A. Subject in each case to Section 11.4D: (1) the General Partner shall have the right to add or substitute a transferee which receives OP Units pursuant to Section 11.2C as a Limited Partner and (2) each Limited Partner shall have the right to substitute a Permitted Transferee which receives OP Units pursuant to Section 11.3A(1) as a Limited Partner in such Limited Partner's place.

               B. The General Partner shall have the right to consent to the admission of a transferee who receives OP Units pursuant to Section 11.3A(2), which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

               C. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

               D. No Permitted Transferee will be admitted as a Substituted Limited Partner unless (i) such transferee has furnished to the General Partner (a) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (b) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person's admission as a Substituted Limited Partner and (ii) in the case of a transferee who receives OP Units in accordance with Section 11.3A(2), the General Partner has consented to such admission in accordance with Section 11.4B. Upon the admission of a Substituted Limited Partner, the General Partner shall reflect the name, address, number of OP Units, and Percentage Interest of such Substituted Limited Partner on the records of the Partnership and eliminate or adjust, if necessary, the name, address, and interest of the predecessor of such Substituted Limited Partner.

          11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, and any other items, gain, loss deduction, and credit of the Partnership attributable to the OP Units assigned to such transferee and, as to the OP Units which were transferred to such Person in a manner permitted under this Agreement, shall have the rights and obligations set forth in Section 8.6 as though a Limited Partner, but shall not be deemed to be a holder of OP Units for any other purpose under this Agreement, and shall not be entitled to vote such OP Units in any matter presented to the Limited Partners for a vote (such OP Units being deemed, to the extent permitted by law, to have been voted on such matter in the same proportion as all other OP Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such OP Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of OP Units.

          11.6 General Provisions.

               A. No Limited Partner may withdraw from the Partnership otherwise than as a result of a permitted Transfer of all of such Limited Partner's OP Units in accordance with this Article 11 or pursuant to an exchange of all of its OP Units pursuant to Section 8.6.

               B. Any Limited Partner who shall Transfer all of its OP Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such OP Units as Substituted Limited Partners. Similarly, any Limited Partner who shall Transfer all of its OP Units pursuant to an exchange of all of its OP Units pursuant to Section 8.6 shall cease to be a Limited Partner.

               C. Except with the consent of the General Partner, transfers pursuant to this Article 11 (other than Transfers pursuant to Section 8.6B) may be made only as of the first day of each calendar month.

               D. If any Partnership Interest is transferred or assigned during the Partnership's fiscal year in compliance with the provisions of this
Article 11 or exchanged pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof, and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with section 706(d) of the Code, using such method as the General Partner shall determine in its sole discretion. Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate. All distributions of Available Cash attributable to such OP Units with respect to which the Partnership Record Date is before the date of such transfer, assignment, or exchange shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions of Available Cash thereafter attributable to such OP Units shall be made to the transferee Partner.

               E. Ownership of an OP Unit shall be determined by the identity of the registered holder thereof on the books of the Partnership. Transfer of an OP Unit can be made only in conformity with all provisions of this Agreement and upon compliance with the further requirement that such transfer can be made only upon presentation of the certificate evidencing such OP Unit, if any, accompanied by satisfactory and duly executed instruments of transfer.


                                 ARTICLE 12

                            Admission of Partners

          12.1 Admission of Successor General Partner. A successor to all of the General Partner Interest pursuant to Section 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer, and such admission shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the time the assignor ceases to be a general partner of the Partnership. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner's executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6D.

          12.2 Admission of Additional Limited Partners.

               A. After the admission to the Partnership of the Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (ii) such other documents or instruments as may be required in the sole discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

               B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

               C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof, and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with section 706(d) of the Code, using such method as the General Partner shall determine in its sole discretion. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

          12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.


                                 ARTICLE 13

                  Dissolution, Liquidation, and Termination

          13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. In the event of the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following ("Liquidating Events"):

               A.   the expiration of its term as provided in Section 2.5;

               B. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy listed in Sections 17-402(4) and (5) of the Act), unless, at the time, there is at least one other General Partner, who is hereby permitted to carry on the business of the Partnership, and such General Partner does so (in accordance with Section 12.1 or otherwise) or, within 90 days after such event of withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

               C. an election to dissolve the Partnership made by the General Partner;

               D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

               E. the sale of all or substantially all of the assets and properties of the Partnership;

               F. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any Federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner; and

               G. at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act.

          13.2 Winding Up.

               A. Upon the occurrence of a Liquidating Event that results in the dissolution of the Partnership, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding at least a majority of the Limited Partnership Interests (the General Partner or such other Person being referred to herein as the "Liquidator"), shall be responsible for overseeing the winding up and termination of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of beneficial interest or other securities of the General Partner or an Affiliate thereof) shall be applied and distributed in the following order:

                    (1) First, to the payment and discharge (or making reasonable provision for paying) of all of the Partnership's debts and liabilities to creditors other than the Partners;

                    (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners; and

                    (3) The balance, if any, to the General Partner and Limited Partners to the extent of and in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

               B. Notwithstanding the provisions of Section 13.2A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

               C. In the sole discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

                    (1)  distributed to a trust established for the benefit
of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any liabilities or obligations (including contingent) of the Partnership or the
General Partner arising out of or in connection with the Partnership.   The
assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

                    (2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2A as soon as practicable.

          13.3 No Obligation to Contribute Deficit. If any Partner has a deficit balance in such Partner's Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

          13.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

          13.5 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election, objection, consent, or agreement by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

          13.6 Termination of Partnership and Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership's assets, as provided in Section 13.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

          13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

          13.8 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

                                 ARTICLE 14

                     Amendment of Partnership Agreement;
                         Action by Limited Partners

          14.1 Amendments.

               A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partner or Limited Partners holding in the aggregate 25% or more of the Partnership Interests. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting on 15 days' notice to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 14.1B, 14.1C, or 14.1D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the consent of Limited Partners holding a Qualifying Limited Partner Interest.

               B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement (other than Sections 4.3, 7.4, 7.5, 11.2, and 14.2) to the extent expressly set forth herein (including, without limitation, in Section 8.6E) or as may be required to facilitate or implement any of the following purposes:

                    (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

                    (2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

                    (3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.3 hereof;

                    (4) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect; to cure any ambiguity, correct, or supplement in an inconsequential manner any provision in this Agreement not inconsistent with law or with other provisions; or to make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

                    (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling, or regulation of a Federal or state agency or contained in Federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1B is taken.

               C. Notwithstanding Section 14.1A and 14.1B, this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a general partnership interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner;
(iii) alter rights of the Partner to receive distributions pursuant to Article 5 or Article 13 or the allocations specified in Article 6 (except as permitted pursuant to Article 4 and Sections 5.4 and 14.1B(3)); (iv) cause the termination of the Partnership prior to the time set forth in Sections 2.5 and 13.1; or (v) amend Section 5.4 or 7.1A(3) or this Section 14.1C (or, in the case of an amendment pursuant to Section 14.1B, amend Section 4.1B, 8.5A, 8.6, or 9.3, the final sentence of Section 10.3B, or, except as provided in Article 4, Exhibit A).

          14.2 Action by Limited Partners.

               A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of the Limited Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Partners by the holders of such percentage of the Percentage Interests or OP Units as is expressly required by this Agreement or may be given in accordance with the procedure prescribed in Section 14.1A or in accordance with the procedure prescribed in Section 14.2B.

               B. Any vote or consent of the Limited Partners permitted or required under this Agreement and action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if written consent(s) setting forth the action so taken is signed by the holders of such percentage of the Percentage Interests or the OP Units as is expressly required by this Agreement. Such consent may be in one instrument or in several instruments. Such consent shall be filed with the records of the Partnership.

               C. Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or such Limited Partner's attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

               D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.


                                 ARTICLE 15

                             General Provisions

          15.1 Addresses and Notice. Any notice, demand, request, or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or three business days after being sent by first class United States mail or one business day after being sent by nationally recognized overnight delivery service or, upon receipt, when sent by facsimile transmission to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

          15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend, or describe the scope or intent of any provisions hereof.

          15.3 Certain Terms. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. References to the "sole discretion" of the General Partner or Liquidator mean the sole and absolute discretion of the General Partner or Liquidator, as the case may be.

          15.4 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

          15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.
Any reference to the "Company" herein shall also be deemed to include any successor thereto in connection with a change in identity, form, or place of organization of the Company.

          15.6 Creditors. Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

          15.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement, or condition.

          15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

          15.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

          15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

          15.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                         GENERAL PARTNER:

                         CV GP L.P.

                         By:  CV GP LLC, its General Partner

                              By:  Kramont Operating Partnership, L.P., Sole
                                   Member

                                   By:  Kramont Realty Trust, its General
                                        Partner


                                        By:
                                           ---------------------------------
--
                                           Print Name:
                                           Title:


                         LIMITED PARTNERS:

                         CV PARTNER HOLDINGS, L.P.

                         By:  CV OP Holdings LLC, its General Partner

                              By:  CV GP L.P., its Sole Member

                                   By:  CV GP LLC, its General Partner

                                        By: Kramont Operating Partnership,
                                            L.P., Sole Member

                                            By:  Kramont Realty Trust, its
                                                 General Partner


                                                 By:
                                                      ----------------------
                                                      Print Name:
                                                      Title:

                         CV GP L.P.

                         By:  CV GP LLC, its General Partner

                              By:  Kramont Operating Partnership, L.P., Sole
                                   Member

                                   By:  Kramont Realty Trust, its General
                                        Partner


                                        By:
                                            --------------------------------
                                            Print Name:
                                            Title:

Kramont is executing this
Agreement solely to indicate
its acceptance of the matters
set forth in Sections 4.1B, 8.6B
and 8.6D


KRAMONT REALTY TRUST

By: ___________________________
  Name:  Louis P. Meshon, Sr.
  Title: President and
         Chief Executive Officer

                                                                      Exhibit A
                                                                      to the CV
                                                                      Partnership Agreement
                                            [To be updated]

                           Partners' Contributions and Partnership Interests

                              Gross Asset
Name and         Cash          Value of                        Total Net
Address         Contri-       Contributed                       Contri-      OP      Percentage
of Partner      butions        Property      Liabilities        bution      Unit      Interest
----------     --------      -----------    ------------      ----------     -----  -----------

General Partner
---------------


Limited Partners
----------------

                                                       Exhibit B
                                                       to the CV
                                                       Partnership Agreement

                      Allocations of Partnership Items

1.    Allocation of Net Income and Net Loss.

(a) Net Income. Except as otherwise provided in Sections 4.1 and 7.3B and this Exhibit B, Net Income (or items thereof) for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b)  Net Loss. Except as otherwise provided in Section 4.1 and this Exhibit
B, Net Loss (or items thereof) of the Partnership for each fiscal year or other applicable period shall be allocated to the Partners in accordance with the Partners' respective Percentage Interests. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) allocated to a Partner under this subparagraph (b) would cause such Partner (hereinafter, a "Restricted Partner") to have an Adjusted Capital Account Deficit, or increase the amount of an existing Adjusted Capital Account Deficit, as of the end of the fiscal year or other applicable period to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the other Partner(s) (hereinafter, the "Permitted
Partners") pro rata in accordance with each Permitted Partner's Percentage
Interest.

(c) Terminating Capital Transaction; Liquidation. Allocations of Net Income or Net Loss (or items thereof) in connection with a Terminating Capital
Transaction or Liquidation (as defined in Treasury Regulation section 1.704-
1(b)(2)(ii)(g)) of the Partnership shall be made so that, to the extent possible, the Partners' respective Capital Account balances are proportionate to their Percentage Interests. In the event that the Capital Account balance of more than one Partner is disproportionate to such Partner's Percentage
Interest, the largest such relative disproportion shall be cured first, until it is equal, on a relative basis, to the next largest such disproportion, and so on, to the extent Net Income or Net Loss (or items thereof) are available.
Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) would be allocated to a Restricted Partner under this subparagraph
(c), such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the Permitted Partners pro rata in accordance with each Permitted Partner's Percentage Interest.

(d)  Rules of Construction.

     (1) Capital Account Increases. For purposes of making allocations pursuant to subparagraph 1(c) of this Exhibit B, a Partner's Capital Account balance shall be deemed to be increased by such Partner's share of any Partnership Minimum Gain and Partner Minimum Gain remaining at the close of the fiscal period in respect of which such allocations are being made.

     (2)  Change in Percentage Interests.  In the event any Partner's
Percentage Interest changes during a fiscal year for any reason (except by reason of Section 4.1C), including without limitation, the Transfer of any interest in the Partnership, the tax allocations contained in this Exhibit B shall be applied as necessary to reflect the varying interests of the Partners during such year. In the event any Partner's Percentage Interest changes by reason of Section 4.1C, the principles of subparagraph 1(c) of this Exhibit B shall be applied.

2.   Special Allocations.

Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

(a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain to the extent required by Regulations section 1.704-2(f). The items to be so allocated shall be determined in accordance with sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph
2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)  Partner Minimum Gain Chargeback.  Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704- 2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by section 1.704-2(i) of the Regulations.
The items to be so allocated shall be determined in accordance with sections
1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations, or distributions described in section
1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a "qualified income offset" under section
1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d) Other Chargeback of Impermissible Negative Capital Account. To the extent any Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, each such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph 2(d) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit B have been tentatively made as if this paragraph 2(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse
Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under sections
1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

(g) Intent of Allocations. The parties intend that the allocation provisions of this Exhibit B shall result in final Capital Account balances of the Partners that are in proportion to the Partners' respective Percentage
Interests, so that when liquidating distributions are made in accordance with such final Capital Account balances under Section 13.2A(3), such distributions will be made in proportion to the Partners' respective
Percentage Interests. To the extent that such final Capital Account balances would not so reflect the provisions of this Exhibit B, income and loss of the Partnership for the current year and future years, as computed for book purposes, shall be allocated among the Partners so as to result in final
Capital Account balances reflecting the provisions of this Exhibit B. This subparagraph shall control notwithstanding any reallocation of income, loss, or items thereof, as computed for book purposes, by the Internal Revenue
Service or any other taxing authority.

(h) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to section 734(b) of the Code or section 743(b) of the Code is required, pursuant to section
1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital
Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

3.   Tax Allocations.

(a) Items of Income or Loss. Except as is otherwise provided in this Exhibit B or in the Code and Regulations, an allocation of Partnership Net
Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction, and item of tax-exempt income or Code section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Regulations section
1.704-1(b)(2)(iv)(i)) ("Tax Items") that is taken into account in computing
Net Income or Net Loss. Tax Items with respect to Partnership property that is subject to Code section 704(c) and/or Regulations section
1.704-1(b)(2)(iv)(f) shall be allocated in accordance with Code section
704(c) and Regulations section 1.704-3.

(b) Section 1245/1250 Recapture. To the extent not otherwise required by the Code or Regulations, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Code section 1250 ("Affected Gain"), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 3(b) shall not alter the amount of Net Income
(or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). For the purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period. Items governed by section 1.1245-1(e) of the Regulations shall be allocated in accordance with that section.

(c)  Excess Nonrecourse Liability Safe Harbor.  Pursuant to Regulations
section 1.752-3(a)(3), solely for purposes of determining each Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership (as defined in Regulations section 1.752-3(a)(3)), the Partners' respective interest in the Partnership profits shall be determined in accordance with each Partner's Percentage Interest; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of "excess nonrecourse liabilities" of the Partnership which results in such Partner's being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income that would otherwise be realized by such Partner pursuant to section 731 of the Code in connection with the contribution of such asset to the Partnership or with any reduction in "section 704(c) minimum gain" with respect thereto prior to the end of the taxable year of the contribution (the "Liability
Shortfall"). In the event there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

(d) References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, in the event such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.

(e) Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss, and other items of Partnership income, gain, loss, deduction, and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.
                                                  Exhibit C
                                                  to the CV
                                                  Partnership Agreement

                                Florida Land


PROPERTY

1.   Century Village Administration Building
     100 Century Boulevard
     West Palm Beach, Florida

2.   The Land of the Presidents
     West Palm Beach, Florida

3.   Village Marina
     Griffin Road
     Dania Beach, Florida

4.   2 parcels located at the
     intersection of Palm Avenue
     and Miramar Boulevard
     Miramar, Florida

5.   Mobil Station
     2326 Okeechobee Boulevard
     West Palm Beach, Florida

6.   Partnership interests in Partnerships owning:

(a)  Warehouse
     4560 SW 72nd Avenue
     Miami, Florida

(b)  Warehouse
     1547 N. Florida Mang Road
     West Palm Beach, Florida

(c)  Warehouse
     4555 SW 72nd Avenue
     Miami, Florida


                                                       Exhibit D
                                                       to the CV
                                                       Partnership Agreement

                        Form of Notice of Redemption

To:

CV GP L.P.
580 West Germantown Pike
Plymouth Meeting, PA  19462


1.   The undersigned (the "Redeeming Partner") hereby elects to redeem ______
OP Units, pursuant to Section 8.6 of that certain Second Amended and Restated
Agreement of Limited Partnership of Montgomery CV Realty L.P., dated as of
________, 1999, and entered into by and among CV GP L.P. ("CV GP"), a Delaware limited liability company, and certain other parties set forth on Exhibit A thereto (the "Partnership Agreement"). Capitalized terms used in this Notice of Redemption and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.

2.   The Redeeming Partner, intending that the Company, CV GP, L.P., their
Affiliates, and Montgomery CV Realty L.P. (the "Partnership") rely on the representations and warranties in this Notice of Redemption, hereby represents and warrants as follows:

(i) The Redeeming Partner is the registered holder of ______ OP Units evidenced by Certificate number(s) _______ enclosed with this Notice of Redemption (the "Certificate"); (ii) the Redeeming Partner is the sole legal and beneficial owner (with any exceptions noted below) of the OP Units evidenced by the Certificate, free and clear of all liens, claims, encumbrances, restrictions, agreements or rights of third parties of any kind whatsoever ("Liens"); (iii) the Redeeming Partner has full power and authority to execute this Certificate and redeem the OP Units to which it relates and this Certificate is enforceable against the Redeeming Partner in accordance with its terms.

[State exceptions to full legal and beneficial ownership of the OP Units by the Redeeming Partner, free and clear of Liens, if any:
_____________________________________________________________________________
_____________________________________________________________________________
__________________________________________________

3. The Redeeming Partner understands that, upon receipt of this Notice by the Partnership, General Partner may, in its sole and absolute discretion, elect (the "Payment Election") to assume directly and satisfy the Redemption
Right being exercised herewith either by paying to the Redeeming Partner the Cash Amount or, with certain qualifications more fully detailed in the Partnership Agreement, issuing to the Redeeming Partner the Shares Amount.

4. In order for the General Partner to make an informed decision regarding the Payment Election, the Redeeming Partner hereby confirms, acknowledges, represents, and warrants that assuming the Redeeming Partner were to receive
Shares in lieu of the Cash Amount:

A. the Redeeming Partner understands that, subject to certain registration rights in the Partnership Agreement, offer and sale of the Shares are restricted under the Federal securities laws;

B. the Redeeming Partner will not offer, sell, or otherwise transfer the Shares without registration under the Securities Act or an exemption therefrom and compliance with and any applicable state securities laws;

C.  the Redeeming Partner is not domiciled in nor a resident of California
(nor is any direct or indirect owner of the Redeeming Partner domiciled in or a resident of California);

D. the Redeeming Partner is not a "benefit plan investor" within the meaning of 29 C.F.R. Section 2510.3-101;

E. the Redeeming Partner is able to bear the economic risk attendant with the ownership of the Shares;

F. the Redeeming Partner agrees that the following legend or a substantially similar legend may be placed on the certificates representing the Shares and a stop transfer order may be placed with respect thereto:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, AND CAN NOT BE OFFERED OR SOLD EXCEPT
PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION
FROM REGISTRATION UNDER SUCH ACT WHICH, IN THE OPINION OF COUNSEL FOR THE
HOLDER, IS AVAILABLE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO
COUNSEL FOR THIS CORPORATION.";

G. No provision of the Redeeming Partner's certificate of incorporation or by-laws, or of any agreement, instrument, or understanding to which the Redeeming Partner is a party or by which it is bound, has been or would be violated by the execution and delivery of this Notice of Redemption or the transactions contemplated hereby, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction of this Notice of Redemption or the transactions contemplated hereby shall have been, at or prior to the delivery of this Notice of Redemption, duly obtained;

H. If the General Partner shall transfer Shares to the Redeeming Partner in satisfaction of the Redemption Right and the Redeeming Partner shall be entitled to include such Shares under a Registration Statement of the Company, the Redeeming Partner:

     [check whichever is applicable]

          ___  Does

          ___  Does Not

intend to offer and to sell the Shares received under such Registration
Statement and will provide such information and sign such documents as the Company shall reasonably request with respect to inclusion of the sale of such Shares in such Registration Statement.

4. If the General Partner elects to satisfy the Redemption Rights which are the subject of this Notice of Redemption by paying to the Redeeming Partner the Shares Amount, please issue a certificate or certificates representing the Shares Amount such Redeeming Partner is entitled receive in the name of the Redeeming Partner.

5. Please issue a new certificate of OP Unit ownership evidencing the number of OP Units owned by the Redeeming Partner subsequent to the redemption which is the subject of this Notice of Redemption.

6.   The Redeeming Partner hereby agrees to indemnify and save the General
Partner and its Affiliates harmless from and defend it from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any inaccuracy or breach of any representation or warranty of the Redeeming Partner contained in this Notice of Redemption.


Dated: ______________


For Corporate, Partnership, Limited          For Individual Investors:
Liability Company, Trust, Employee
Benefit Plan or Other Entity Redeeming
Partner:


_______________________________              ______________________________
(Print Name of Entity)                        (Signature)

By:  ___________________________             Print Name: ___________________
       (Signature)

Print Name:  ____________________

Title:  _________________________

                                                       Exhibit E
                                                       to the CV
                                                       Partnership Agreement


                             Properties to Which
                      Section 7.1A(3)(a) Is Applicable



       Property                     Individuals                  Date
----------------------        ----------------------          --------
Chesterbrook Shopping         Paul Cohen                    July 31, 2002
Center                        Louis P. Meshon, Sr.


Woodbourne Square             Paul Cohen                    August 1, 2000
Shopping Center               Louis P. Meshon, Sr.


Rio Grande Shopping           Louis P. Meshon, Sr.          January 1, 2000
Center


The rights under Section 7.1A(3) and the final sentence of Section 10.1 granted to the persons listed on this Exhibit E shall terminate as to any such person when such person no longer owns, directly or indirectly (giving effect to the principles of section 267(c)(1) of the Code), any interest in the Partnership.

                                                  Exhibit F
                                                  to the CV
                                                  Partnership Agreement

                               Form of Letter

[Montgomery CV Realty] L.P.
580 West Germantown Pike
Plymouth Meeting, PA  19462

Kramont Operating Partnership, L.P.
580 West Germantown Pike
Plymouth Meeting, PA  19462

Gentlemen:

     This letter is being issued pursuant to Section 8.6A(i) of the Second
Amended and Restated Agreement of Limited Partnership (the "Partnership
Agreement") of Montgomery CV Realty L.P. (the "Partnership"), dated as of
____________, 1999, under which the General Partner of the Partnership has consented to reduce, from one year to ___ months, the period of time following which I, as a holder of OP Units, may elect to exercise the Redemption right provided under Section 8.6A of the Partnership Agreement, on condition that I provide to the Partnership, the General Partner, and their respective
Affiliates certain representations and indemnities relating to such consent.
(Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as contained in the Partnership Agreement.)

     Accordingly, I hereby acknowledge that my exercise of the Redemption
Right pursuant to Section 8.6A of the Partnership Agreement is being undertaken with full knowledge and understanding of the income tax consequences of such exercise and that no representations or warranties have been or are being made to me with respect to my ability to maintain my tax basis in the property contributed by me to the Partnership or to avoid the recognition of gain and the incurrence of tax liability in connection with the structure or completion of any of the transactions contemplated by the Partnership Agreement (including but not limited to the granting by the General Partner of the consent referred to in the preceding paragraph). I hereby agree that neither the Partnership, the General Partner, nor any of their respective Affiliates (including the Company), nor any of their respective general partners, limited partners, members, trustees, officers, directors, or employees shall have any liability or obligations in connection with any such occurrences and I hereby agree to protect, defend, indemnify, and hold harmless each of such Persons from and against any and all claims, demands, losses, expenses, and other damages (including without limitation taxes, fines and penalties, legal fees, and expenses) incurred by them, or any of them, as a result of any such liability or obligation or otherwise arising out of the reduction of such time period or such exercise.

                                   Very truly yours,

                                                            Appendix B

                  [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

December 10, 1999

The Board of Directors
CV Reit, Inc.
100 Century Boulevard
West Palm Beach, Florida 33417

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of CV Reit, Inc. ("CV Reit") of the CV Reit Exchange Ratio (defined below) provided for in the Agreement and Plan of Reorganization and Merger, dated as of December 10, 1999 (the "Agreement"), among Kranzco Realty Trust ("Kranzco"), KRT Trust, a wholly owned subsidiary of Kranzco ("KRT Trust"), CV Reit and Kramont Realty Trust ("Kramont"). As more fully described in the Agreement, (i) CV Reit will be merged with and into Kramont (the "CV Merger") pursuant to which each outstanding share of the common stock, par value $0.01 per share, of CV Reit (the "CV Reit Common
Stock") will be converted into 1.0 (the "CV Reit Exchange Ratio") common share of beneficial interest, par value $0.01 per share, of Kramont (the "Kramont
Common Shares") and (ii) KRT Trust will be merged with and into Kramont (the
"KRT Trust Merger" and, together with the CV Merger, the "Reorganization") pursuant to which each outstanding common share of beneficial interest, par value $0.01 per share, of KRT Trust (the "KRT Trust Common Shares") will be converted into 1.0 Kramont Common Share and each series of the outstanding preferred shares of beneficial interest of KRT Trust will be converted into a series of preferred shares of the beneficial interest of Kramont having such terms, rights and preferences as are designated in the Kramont Amended and Restated Declaration of Trust. The Agreement further provides that (A) prior to the Reorganization, (i) Kranzco will undertake a series of transactions as a result of which the shareholders of Kranzco will become shareholders of KRT
Trust and the assets of Kranzco will be transferred to a limited partnership
("KRT Partnership") of which KRT Trust will own, directly or indirectly, 100% of the interests (such series of transactions, the "Kranzco Reorganization") and (ii) Montgomery CV Realty Trust, a wholly owned subsidiary of CV Reit ("CV
Trust"), will be merged with and into CV Reit (the "CV Trust Merger"), (B) in connection with the Reorganization, KRT Partnership will offer each holder of units of limited partnership interest in Montgomery CV Realty L.P. (the "CV OP
Units"), other than CV Trust, the right to exchange the CV OP Units held by such holder for units of limited partnership interest in KRT Partnership (the
"Kramont OP Units") or, in the case of the holders of units of limited partnership interest in CV Partner Holdings, L.P., a partnership whose sole assets will be CV OP Units, the right to exchange such units of limited partnership interest for Kramont OP Units (collectively, the "Partnership
Contribution" and, together with the Kranzco Reorganization and the CV Trust
Merger, the "Related Transactions") and (C) immediately following the Reorganization, Kramont will exchange the CV OP Units held by Kramont for additional Kramont OP Units.

In arriving at our opinion, we reviewed the Agreement and certain related agreements and held discussions with certain senior officers, directors and other representatives and advisors of CV Reit and certain senior officers and other representatives and advisors of Kranzco concerning the businesses, operations and prospects of CV Reit and Kranzco. We examined certain publicly available business and financial information relating to CV Reit and Kranzco as well as certain financial forecasts and other information and data for CV
Reit and Kranzco which were provided to or otherwise discussed with us by the respective managements of CV Reit and Kranzco, including information relating to certain strategic implications and operational benefits anticipated to result from the Reorganization. We reviewed the financial terms of the Reorganization as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the CV
Reit Common Stock and the common stock of Kranzco; the historical and projected earnings and other operating data of CV Reit and Kranzco; and the capitalization and financial condition of CV Reit and Kranzco. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of CV Reit and Kranzco. We also evaluated the potential pro forma financial impact of the Reorganization on CV Reit and Kranzco. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of CV Reit and Kranzco that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CV Reit and Kranzco as to the future financial performance of CV Reit and Kranzco and the strategic implications and operational benefits anticipated to result from the Reorganization. We have assumed, with your consent, that the Reorganization will be treated as a tax-free reorganization for federal income tax purposes and that the Related Transactions will be consummated in all material respects in accordance with their terms. We also have assumed, with your consent, that CV Reit and Kranzco were organized and have operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for federal income tax purposes and that none of the Reorganization, the Related Transactions or the transactions contemplated thereby will adversely affect the REIT status or operations of Kramont. Our opinion, as set forth herein, relates to the relative values of CV Reit and Kranzco and the exchange ratio provided for in the CV Merger of CV
Reit Common Stock for Kramont Common Shares. We are not expressing any opinion as to what the value of the Kramont Common Shares actually will be when issued to CV Reit stockholders pursuant to the Reorganization or the price at which the Kramont Common Shares will trade subsequent to the Reorganization. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CV Reit or Kranzco nor have we made any physical inspection of the properties or assets of CV Reit or Kranzco. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of CV Reit. We express no view as to, and our opinion does not address, the relative merits of the Reorganization as compared to any alternative business strategies that might exist for CV Reit or the effect of any other transaction in which CV
Reit might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to CV Reit in connection with the proposed Reorganization and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Reorganization. We also will receive a fee upon delivery of this opinion. We and our affiliates have in the past provided certain financial services to Kranzco unrelated to the proposed Reorganization, including the issuance of a credit facility and a mortgage to Kranzco, for which services we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of CV Reit and Kranzco for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with CV Reit, Kranzco and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of CV Reit in its evaluation of the proposed Reorganization, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the CV Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the CV Reit Exchange Ratio is fair, from a financial point of view, to the holders of CV Reit Common Stock.

Very truly yours,

/s/ Salomon Smith Barney Inc.
-----------------------------
SALOMON SMITH BARNEY INC.

                                                                   Appendix C

                       [LETTERHEAD OF ING BARINGS LLC]

                                        December 10, 1999

Board of Trustees
Kranzco Realty Trust
128 Fayette Street
Conshohocken, PA 19428

Gentlemen:

     Kranzco Realty Trust, a Maryland real estate investment trust
("Kranzco"), KRT Trust, a Maryland real estate investment trust and a wholly owned subsidiary of Kranzco ("KRT Trust"), CV Reit, Inc., a Delaware corporation ("CV Reit"), and Kramont Realty Trust, a Maryland real estate investment trust ("Kramont") propose to enter into an Agreement and Plan of Reorganization and Merger (the "Proposed Transaction") pursuant to which each of Kranzco and CV Reit would merge into Kramont and the holder of each share of common stock of CV Reit shall be entitled to receive one common share of beneficial interest of Kramont and the holder of each common share of beneficial interest of Kranzco shall be entitled to receive one common share of beneficial interest of Kramont (the "Exchange Ratio") and the holder of each preferred share of beneficial interest of Kranzco shall be entitled to receive one preferred share of Kramont having the same rights, preferences and privileges as the preferred share of Kranzco held by it.

     You have requested our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to Kranzco and the holders of its common shares of beneficial interest, par value $0.01 per share, in the Proposed
Transaction.

     We have acted as financial advisor to the Board of Trustees of Kranzco in connection with the Proposed Transaction and will receive a fee for our services. In December 1998 ING Barings acted as financial advisor to Kranzco in connection with adopting a Shareholder Rights Plan and it continues to render certain investment banking and financial advisory services to Kranzco.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

     (i) certain documents which have been filed with the Securities and Exchange Commission by Kranzco and CV Reit, including the Kranzco
           Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the CV Reit Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as well as each of Kranzco and CV
           Reit's Form 10-Q for the period ended September 30, 1999;

     (ii) selected other publicly available information concerning Kranzco, CV Reit and the trading markets for their securities;

     (iii) selected publicly available information, including research reports, regarding certain other companies engaged in businesses we believe to be comparable to that of Kranzco and CV Reit, and the recent financial position, operating results and trading markets for the securities of such companies;

     (iv) certain non-public information relating to the businesses and prospects of Kranzco and CV Reit furnished to us by Kranzco and CV
           Reit;

     (v) the financial terms of selected recent mergers and acquisitions which we believe to be relevant;

     (vi) discussions with selected members of senior management of Kranzco and CV Reit concerning their business, operations, assets, present condition and future prospects; and

     (vii) such other analyses, examinations and procedures, review of such other agreements and documents, and consideration of such other factors, as we have deemed relevant in our sole judgment, to be necessary, appropriate or relevant to render an opinion.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the management of Kranzco and CV Reit as to the future financial condition and results of operations of their companies.
We have visited but have not conducted a physical inspection of the properties and facilities of Kranzco and CV Reit, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

     This letter and the opinion expressed herein are for the use of the Board of Trustees of Kranzco. This opinion does not address Kranzco's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the holders of its common shares of beneficial interest, par value $0.01 per share, as to how such shareholders should vote or as to any other action such shareholders should take regarding the Proposed
Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except Kranzco may include this opinion in its entirety in any proxy statement or information statement relating to the transaction sent to the holders of Kranzco's common shares of beneficial interest.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the Exchange Ratio is fair to Kranzco and the holders of common shares of beneficial interest of Kranzco from a financial point of view.

                         Very truly yours,

                         /s/ ING BARINGS LLC
                         -------------------------
                         ING BARINGS LLC
                                                                   Appendix D

                            KRAMONT REALTY TRUST

                    ARTICLES OF AMENDMENT AND RESTATEMENT


     FIRST:  Kramont Realty Trust, a Maryland real estate investment trust
(the "Trust") formed under Title 8 of the Corporations and Associations
Article of the Annotated Code of Maryland (the "Maryland REIT Law" or "MRL"), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

     SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

                                  ARTICLE I

                                  FORMATION

     The Trust is a real estate investment trust within the meaning of the Maryland REIT Law. The Trust is a separate legal person and shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal
Revenue Code of 1986, as amended (the "Code").

                                 ARTICLE II

                                    NAME

     The name of the trust (hereinafter called the "Trust") is:

                            Kramont Realty Trust

     Under circumstances in which the Board of Trustees of the Trust (the
"Board of Trustees" or "Board") determines that the use of the name Kramont
Realty Trust is not practicable, the Trust may use any other designation or name for the Trust.

                                 ARTICLE III

                             PURPOSES AND POWERS

     Section 3.1 Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Code.

     Section 3.2 Powers. The Trust shall have all of the powers granted to real estate investment trusts by the MRL and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

                                 ARTICLE IV

                               RESIDENT AGENT


     The name of the resident agent of the Trust in the State of Maryland is James J. Hanks, Jr., whose post office address is c/o Ballard Spahr Andrews &
Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland. The
Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

                                  ARTICLE V

                             BOARD OF TRUSTEES

     Section 5.1 Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

     The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust's beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

     Section 5.2 Number. The number of Trustees (hereinafter the "Trustees") initially shall be seven, which number may be increased or decreased pursuant to the Bylaws of the Trust. The Trustees shall be elected in the manner provided in the Bylaws. The names and addresses of the Trustees who shall serve until their successors are duly elected and qualify and the class of Trustees to which each is assigned are:

    Name                      Address                            Class
    ----                      -------                            -----
Norman M. Kranzdorf     c/o Kramont Realty Trust                  I
                        Plymouth Plaza
                        580 West Germantown Pike
                        Plymouth Meeting, Pennsylvania 19462

Louis P. Meshon, Sr.    c/o Kramont Realty Trust                  II
                        Plymouth Plaza
                        580 West Germantown Pike
                        Plymouth Meeting, Pennsylvania 19462

E. Donald Shapiro       c/o Kramont Realty Trust                  III
                        Plymouth Plaza
                        580 West Germantown Pike
                        Plymouth Meeting, Pennsylvania 19462

Bernard J. Korman       c/o Kramont Realty Trust                  I
                        Plymouth Plaza
                        580 West Germantown Pike
                        Plymouth Meeting, Pennsylvania 19462

H. Irwin Levy           c/o Kramont Realty Trust                  III
                        Plymouth Plaza
                        580 West Germantown Pike
                        Plymouth Meeting, Pennsylvania 19462

Alan Schulman           c/o Kramont Realty Trust                  II
                        Plymouth Plaza
                        580 West Germantown Pike
                        Plymouth Meeting, Pennsylvania 19462

Milton S. Schneider     c/o Kramont Realty Trust                  II
                        Plymouth Plaza
                        580 West Germantown Pike
                        Plymouth Meeting, Pennsylvania 19462

     The Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees prior to the first annual meeting of shareholders in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereafter elected.

     The Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the annual meeting of shareholders in 2001, another class to hold office initially for a term expiring at the annual meeting of shareholders in 2002 and another class to hold office initially for a term expiring at the annual meeting of shareholders in 2003, with the Trustees of each class to hold office until their successors are duly elected and qualify.
At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualify.

          Section 5.3 Resignation, Removal or Death. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice.
Subject to the rights of holders of one or more classes or series of Preferred
Shares to elect or remove one or more Trustees, a Trustee may be removed at any time, only for cause, at a meeting of the shareholders, by the affirmative vote of not less than two-thirds of all the votes entitled to be cast generally in the election of Trustees. Upon the resignation or removal of any Trustee, or his otherwise ceasing to be a Trustee, he shall automatically cease to have any right, title or interest in and to the Trust Property and shall execute and deliver such documents as the remaining Trustees require for the conveyance of any Trust Property held in his name, and shall account to the remaining Trustees as they require for all property which he holds as Trustee. Upon the incapacity or death of any Trustee, his legal representative shall perform those acts.

          Section 5.4 REIT Qualification. If the Trust elects to qualify for federal income tax treatment as a REIT, the Board of Trustees shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust REIT election pursuant to Section 856(g) of the Code. The Board of Trustees also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in
Article VII is no longer required for REIT qualification.

                                 ARTICLE VI

                        SHARES OF BENEFICIAL INTEREST

          Section 6.1  Authorized Shares.  The beneficial interest of the
Trust shall be divided into shares of beneficial interest (the "Shares").
The Trust has authority to issue a total of 100,000,000 Shares, $.01 par value per share, consisting of 96,683,845 common shares of beneficial interest and 3,316,155 preferred shares of beneficial interest. Of such 3,316,155 preferred shares, 11,155 shall be designated as Series A-1 Increasing Rate
Cumulative Convertible Preferred Shares (the "Series A-1 Increasing Rate
Preferred Shares"), 1,235,000 shall be designated as Series B-1 Cumulative
Convertible Preferred Shares (the "Series B-1 Preferred Shares") and
2,070,000 shall be designated as Series D Cumulative Redeemable Preferred
Shares (the "Series D Preferred Shares"). If shares of one class are reclassified into shares of another class of shares pursuant to this Article
VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

          Section 6.2 Common Shares. Each common share of beneficial interest of the Trust (each a "Common Share," and collectively "Common
Shares") shall entitle the holder thereof to one vote (on a non-cumulative basis) on each matter upon which holders of Common Shares are entitled to vote pursuant to Section 8.2. The Board of Trustees may reclassify any unissued
Common Shares from time to time into one or more classes or series of Shares.

          Section 6.3 Preferred Shares. The Board of Trustees may classify any unissued preferred shares of beneficial interest of the Trust (each a "Preferred Share," and collectively "Preferred Shares") and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more classes or series of Shares.

          Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT").
Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including, without limitation, the occurrence of any event and the contents of any document) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT.

          Section 6.5  Authorization by Board of Share Issuance.  The Board of
Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split, Share dividend or charitable contribution), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

          Section 6.6 Dividends and Distributions. The Board of Trustees may from time to time authorize the Trust to declare and pay to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees shall determine. The Board of Trustees shall endeavor to authorize the declaration and payment of such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Trust. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. No determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in
Section 562(c) of the Code.

          Section 6.7 General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

          Section 6.8 Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

          Section 6.9 Declaration and Bylaws. All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

          Section 6.10 Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders.

                                 ARTICLE VII

               RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

          Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

          Aggregate Share Ownership Limit.  The term "Aggregate Share
Ownership Limit" shall mean not more than 9.8 percent in value of the aggregate of the outstanding Equity Shares. The value of the outstanding
Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

          Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in
Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 7.3.1.

          Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          Common Share Ownership Limit.  The term "Common Share Ownership
Limit" shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate number of the outstanding
Common Shares. The number and value of outstanding Common Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

          Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity
Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          Declaration of Trust. The term "Declaration of Trust" shall mean these Articles of Amendment and Restatement as accepted for record by the SDAT, as hereafter amended and supplemented.

          Equity Shares. The term "Equity Shares" shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred
Shares.

          Excepted Holder. The term "Excepted Holder" shall mean any shareholder of the Trust for whom an Excepted Holder Limit is created by this
Article VII or by the Board of Trustees pursuant to Section 7.2.7.

          Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Trustees pursuant to Section 7.2.7.

          Initial Date. The term "Initial Date" shall mean the date upon which these Articles of Amendment and Restatement containing this Article VII are accepted for record by the SDAT.

          Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National
Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

          NYSE.  The term "NYSE" shall mean the New York Stock Exchange.

          Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted
Holder Limit applies.

          Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of
Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

          REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

          Restriction Termination Date.  The term "Restriction Termination
Date" shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

          SDAT. The term "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

          Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive
Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially
Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

          Trustee. The term "Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

          Section 7.2  Equity Shares.

               Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

                    (a)  Basic Restrictions.

                         (i)  (1) No Person, other than an Excepted Holder,
shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                         (ii) No Person shall Beneficially or Constructively
Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                         (iii) Notwithstanding any other provisions contained
herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

                    (b)  Transfer in Trust.  If any Transfer of Equity Shares
(whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity
Shares in violation of Section 7.2.1(a)(i) or (ii),

                         (i)  then that number of Equity Shares the
Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii)(rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Equity Shares; or

                         (ii) if the transfer to the Charitable Trust
described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate
Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

               Section 7.2.2 Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity
Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable
Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

               Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate
Section 7.2.1(a) or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of
Section 7.2.1(b) shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.

               Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

                    (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares and other Equity Shares
Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit; and

                    (b)  each Person who is a Beneficial or Constructive
Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

               Section 7.2.5 Remedies Not Limited. Subject to Section 5.1 of the Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.

               Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or
Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

               Section 7.2.7  Exceptions.

                    (a)  Subject to Section 7.2.1(a)(ii), the Board of
Trustees, in its sole discretion, may exempt a Person from the Aggregate Share
Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

                         (i)  the Board of Trustees obtains such
representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such Equity Shares will violate Section 7.2.1(a)(ii);

                         (ii) such Person does not and represents that it
will not own, actually or Constructively, an interest in a tenant of the Trust
(or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust's ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

                         (iii) such Person agrees that any violation or
attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.

                    (b)  Prior to granting any exception pursuant to
Section 7.2.7(a), the Board of Trustees may require a ruling from the Internal
Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                    (c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Equity
Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate
Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

                    (d)  The Board of Trustees may only reduce the Excepted
Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

               Section 7.2.8  Increase in Aggregate Share Ownership and
Common Share Ownership Limits. The Board of Trustees may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership
Limit.

               Section 7.2.9 Legend. Each certificate for Equity Shares shall bear substantially the following legend:

          The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Trust's maintenance of its status as a Real Estate Investment
          Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, (i) no Person may
          Beneficially or Constructively Own Common Shares of the
          Trust in excess of 9.8 percent (in value or number of shares) of the outstanding Common Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Equity
          Shares of the Trust in excess of 9.8 percent of the value of the total outstanding Equity Shares of the Trust, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Equity
          Shares that would result in the Trust being "closely held" under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and (iv) no Person may Transfer Equity Shares if such Transfer would result in Equity Shares of the Trust being owned by fewer than 100 Persons. Any Person who Beneficially or
          Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own
          Equity Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Charitable
          Trust for the benefit of one or more Charitable
          Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.

               Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

          Section 7.3  Transfer of Equity Shares in Trust.

               Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries, whether or not previously designated by the Trust pursuant to Section 7.3.6. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The
Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6. If the Trust has not designated a Charitable Beneficiary before the date of the transfer referred to in this Section 7.3.1, the Trust shall promptly do so thereafter.

               Section 7.3.2  Status of Shares Held by the Trustee.  Equity
Shares held by the Trustee shall be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

               Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee shall be paid with respect to such Equity Shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable
Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article
VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

               Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable
Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited
Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable
Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.
If, prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then
(i) such shares shall be deemed to have been sold on behalf of the Charitable
Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

               Section 7.3.5  Purchase Right in Shares Transferred to the
Trustee. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The
Trust shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

               Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections
170(b)(1)(A), 2055 and 2522 of the Code.

          Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

          Section 7.5 Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII for any purpose, including, without limitation, protection of the Trust's status as a REIT.

          Section 7.6 Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

                                ARTICLE VIII

                                SHAREHOLDERS

          Section 8.1 Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws.
If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

          Section 8.2 Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in
Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Section 10.3; (c) termination of the Trust as provided in Section 12.2; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the property of the Trust, as provided in Article XI; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

          Section 8.3 Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, or as may otherwise be provided by contract, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b), except as expressly required by the MRL, have any right to require the Trust to pay such holder the fair value of his Shares in an appraisal or similar proceeding.

          Section 8.4 Extraordinary Actions. Except as specifically provided in Section 5.3 (relating to removal of Trustees) and in Section 10.3 and Article XI, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

          Section 8.5 Board Approval. The submission of any action to the shareholders for their consideration shall first be approved by the Board of Trustees.

          Section 8.6 Action By Shareholders without a Meeting. The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast such number of votes as would be required to approve the matter at a meeting of the shareholders as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

                                 ARTICLE IX

                    LIABILITY LIMITATION, INDEMNIFICATION
                       AND TRANSACTIONS WITH THE TRUST

          Section 9.1 Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of being a shareholder.

          Section 9.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

          Section 9.3 Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of such status as a present or former shareholder, Trustee or officer of the Trust, or director, officer, partner, trustee, manager, employee or agent of such other real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or enterprise. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

          Section 9.4  Transactions Between the Trust and its Trustees,
Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                                  ARTICLE X

                                 AMENDMENTS

          Section 10.1 General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares.
All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. All references to the Declaration of Trust shall include all amendments thereto.

          Section 10.2 By Trustees. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by the MRL, without any action by the shareholders, to qualify as a real estate investment trust under the Code or under the MRL and as otherwise provided in the Declaration of Trust.

          Section 10.3  By Shareholders.  Any amendment to the Declaration of
Trust shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except (i) as otherwise provided in this Declaration of Trust, (ii) where approval of the shareholders is not required by the MRL or would not be required if the Trust were a Maryland corporation and (iii) any amendment to Section 5.2, Section 5.3 or
Article XI or to this sentence of the Declaration of Trust, which amendments shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

                                 ARTICLE XI

               MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

     Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity,
(b) consolidate the Trust with one or more other entities into a new entity or
(c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. Any such action must be approved by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of all the votes entitled to be cast on the matter except where approval of the shareholders is not required by the MRL or would not be required if the Trust were a Maryland corporation.

                                 ARTICLE XII

                      DURATION AND TERMINATION OF TRUST

          Section 12.1 Duration. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of the MRL.

          Section 12.2  Termination.

               (a)  Upon the termination of the Trust:

                    (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

                    (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                    (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trustees may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

               (b) After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

                                ARTICLE XIII

                                MISCELLANEOUS

          Section 13.1 Governing Law. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

          Section 13.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document;
(c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or
(g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

          Section 13.3  Severability.

               (a) The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, the MRL or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

               (b) If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

          Section 13.4 Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Board of Trustees or officers, to the extent appropriate and not inconsistent with the Code or the MRL, to Titles 1 through 3 of the Corporations and Associations
Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

          Section 13.5 Recordation. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto.
A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

                                 ARTICLE XIV

                    SERIES A-1 INCREASING RATE CUMULATIVE
                        CONVERTIBLE PREFERRED SHARES

     Section 14.1   Distributions.

          (a)  The holders of shares of the Series A-1 Increasing Rate
Preferred Shares will be entitled to receive, when, as and if authorized by the Board of Trustees out of assets of the Company legally available therefor
(and subject to the limitation described in the last sentence of this paragraph), cumulative cash distributions on the Series A-1 Increasing Rate
Preferred Shares from April 1, 2000 (such date, the "Initial Payment Period
Commencement Date"), notwithstanding that no Series A-1 Increasing Rate
Preferred Shares had been issued on such date, at the per share annual rates set forth below:


        Annual Rate per
     Series A-1 Increasing                   Period Covered By
      Rate Preferred Share                       Annual Rate
      --------------------                   ------------------

            60.00                  April 19, 1999 through April 18, 2000
            62.50                  April 19, 2000 through April 18, 2001
            65.00                  Thereafter

     Distributions shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2000, with the initial distribution being computed from the Initial Payment Period Commencement
Date, and shall be cumulative from the Initial Payment Period Commencement
Date, notwithstanding that no Series A-1 Increasing Rate Preferred Shares had been issued on such date. If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to holders of all classes of stock (the "Total
Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series A-1 Preferred Increasing Rate Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid or made available to the holders of the Series A-1 Increasing Rate Preferred Shares for the year and the denominator of which shall be the Total Distributions. Each distribution shall be paid to the holders of record of the Series A-1 Increasing Rate Preferred Shares as they appear on the share register of the Company on such record date, not more than 90 days preceding the distribution payment date thereof, as shall be fixed by the Board of Trustees or a duly authorized committee thereof;
provided, however, if a holder converts Series A-1 Increasing Rate Preferred
Shares into Common Shares (as hereinafter defined), then such holder, in addition to all accrued and unpaid distributions with respect to prior quarters, shall be entitled to receive a pro rata portion of the distribution which would have been payable on such converted Series A-1 Increasing Rate
Preferred Shares had such shares been outstanding for the entire such quarter determined by multiplying the amount of the distribution which would have been payable on such converted Series A-1 Increasing Rate Preferred Shares had such shares been outstanding for the entire such quarter by a fraction the numerator of which is the number of days in such quarter elapsed through the day immediately preceding the date of conversion of such converted Series A-1
Increasing Rate Preferred Shares and the denominator of which is the total number of days in such quarter; provided, further, that such converting holder will be required to pay to the Company (and the Company shall be entitled to deduct from the pro rata distribution which such holder is entitled to receive with respect to the converted Series A-1 Increasing Rate Preferred Shares for such quarter) at the time of such conversion a pro rata portion of the distribution which such converting holder is expected to receive on the Common
Shares into which his Series A-1 Increasing Rate Preferred Shares were converted for such quarter determined by multiplying the amount of the distribution which would have been payable on such Common Shares for the immediately preceding quarter by a fraction the numerator of which is the number of days in such quarter elapsed through the day immediately preceding the date of conversion of such converted Series A-1 Increasing Rate Preferred
Shares and the denominator of which is the total number of days in such quarter. In the event that the distribution on the Common Shares for the quarter in which the Series A-1 Increasing Rate Preferred Shares are converted to Common Shares is less than the distribution on the Common Shares for the immediately preceding quarter, the Company will pay such holder an amount equal to the difference between (i) the pro rata portion of the distribution on the Common Shares which the holder was expected to receive and which was deducted by the Company pursuant to the last proviso of the preceding sentence and (ii) the pro rata portion of the distribution on the Common Shares which the holder actually received.

          (b) No distribution or other payment with respect to redemption, purchase or other acquisition of the Common Shares or of any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing
Rate Preferred Shares as to distribution rights and the liquidation preference
(other than distributions in shares of Common Shares or in any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing
Rate Preferred Shares as to distribution rights and the liquidation preference) shall be declared or paid or set apart for payment or other distribution upon the Common Shares or upon any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate
Preferred Shares with respect to distributions or the liquidation preference, unless full cumulative distributions on the Series A-1 Increasing Rate
Preferred Shares have been paid or declared and a sum sufficient for such full payment on the next distribution date set apart in trust for payment for all past distribution periods. Holders of the Series A-1 Increasing Rate
Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares of beneficial interest, in excess of full accrued and cumulative distributions as herein provided other than liquidating distributions. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series A-1
Increasing Rate Preferred Shares that may be in arrears.

     The terms "accrued distributions," "distributions accrued" and "distributions in arrears," whenever used herein with reference to shares of preferred shares of beneficial interest, shall be deemed to mean an amount which shall be equal to distributions thereon at the annual distribution rates per share for the respective series thereof from the date or dates on which such distributions commence to accrue to the end of the then current quarterly distribution period for such preferred shares (or, in the case of redemption or conversion, to the date of redemption or conversion, as the case may be), less the amount of all distributions paid, or declared in full and set aside for the payment thereof, upon such shares of preferred shares.

          (c)  Distributions payable on the Series A-1 Increasing Rate
Preferred Shares for any period less than a full quarterly distribution period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Quarterly distributions payable on the Series A-1 Increasing Rate
Preferred Shares shall be computed by dividing the annual distribution rate by four.

     Section 14.2   Trustees' Right to Refuse to Transfer Series A-1
Increasing Rate Preferred Shares; Limitation on Holdings.

          (a) The terms and provisions of this Section 14.2 shall apply in addition to, and not in limitation of, the terms and provisions of Article VII hereof.

          (b) Each Person (as defined in Section 1.5 hereof) who owns directly or indirectly more than 5% in number or value of the total Series A-1
Increasing Rate Preferred Shares outstanding shall, within 30 days after January 1 of each year, give written notice to the Company stating the Person's name and address, the number of Series A-1 Increasing Rate Preferred
Shares directly or indirectly owned by such Person, and a description of the capacity in which such Series A-1 Increasing Rate Preferred Shares are held.
For purposes of this Article XIV, the value of the total Series A-1 Increasing
Rate Preferred Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Series A-1
Increasing Rate Preferred Shares, irrespective of such shareholder's percentage ownership of outstanding Series A-1 Increasing Rate Preferred
Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Series A-1 Increasing Rate
Preferred Shares as the Board of Trustees deems reasonably necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section 1.5 hereof), to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          (c) If, in the opinion of the Board of Trustees, which shall be binding upon any prospective transferor or acquiror of Series A-1 Increasing
Rate Preferred Shares, any proposed transfer or issuance of Series A-1
Increasing Rate Preferred Shares would jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance of refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

          (d) As a condition to any transfer and/or registration of transfer on the books of the Company of any Series A-1 Increasing Rate Preferred Shares which could result in direct or indirect ownership (as hereinafter defined) of Series A-1 Increasing Rate Preferred Shares exceeding 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding (the "Excess Preferred Shares") by a Person other than a Preferred
Excepted Person (as defined in Section 14.2(e) below), such prospective transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be reasonably required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

          (e) Any transfer of Series A-1 Increasing Rate Preferred Shares that would (i) create a direct or indirect owner of Excess Preferred Shares other than a Preferred Excepted Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series A-1 Increasing Rate Preferred Shares hereunder and shall be deemed never to have had an interest therein. Any issuance of Series A-1 Increasing Rate Preferred Shares that would (i) create a direct or indirect owner of Excess Preferred Shares other than a Preferred Excepted
Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series A-1
Increasing Rate Preferred Shares hereunder and shall be deemed never to have had an interest therein.

     "Preferred Excepted Person" shall mean David H. Hillman and any other
Person approved by the Board of Trustees, at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a real estate investment trust under the REIT Provisions of the Code.

          (f) The Company, by notice to the holder thereof, may purchase any or all Series A-1 Increasing Rate Preferred Shares that are proposed to be transferred or are the subject of an attempted transfer which is void pursuant to Section 14.2(e) or 14.2(h) hereof pursuant to which, in the opinion of the Board of Trustees, which shall be binding upon any proposed transferor or transferee of Series A-1 Increasing Rate Preferred Shares, a transfer would result in any Person acquiring Excess Preferred Shares, or would otherwise jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code. The Company shall have the power, by lot or other means deemed equitable by the Board of Trustees in their sole discretion, to purchase such Excess Preferred Shares from the prospective transferor or from any purported transferee of an attempted transfer which is void pursuant to Section 14.2(e) or 14.2(h) hereof. The purchase price for any Excess Preferred Shares shall be equal to the fair market value of the Series A-1 Increasing Rate Preferred Shares on the last trading day immediately preceding the day on which notice of such proposed transfer is sent or the date of the attempted transfer which is void pursuant to Section
14.2(e) or 14.2(h) hereof, as the case may be, as reflected in the closing sale price for the Series A-1 Increasing Rate Preferred Shares, if then listed on a national securities exchange, or such price for the Series A-1 Increasing
Rate Preferred Series on the principal exchange if then listed on more than one national securities exchange, or if the Series A-1 Increasing Rate
Preferred Shares are not then listed on a national securities exchange, the latest bid quotation for the Series A-1 Increasing Rate Preferred Shares if then traded over-the-counter, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the fair market value of such Series A-1 Increasing Rate Preferred Shares as determined by the Board of Trustees in good faith. Prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series
A-1 Increasing Rate Preferred Shares to be so redeemed shall have been made or duly provided for, the holder of any Excess Preferred Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Series A-1 Increasing Rate Preferred
Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Excess Preferred Shares prior to the discovery by the Company that the Series
A-1 Increasing Rate Preferred Shares have been transferred in violation of this Section 14.2 shall be repaid to the Company upon demand.

          (g) Notwithstanding any other provision in this Declaration of Trust or the Bylaws, Sections 14.2(e), (f), (g) and (h) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the Series A-1 Increasing Rate Preferred Shares then outstanding and entitled to vote. If Section 14.2(e), (f), (g) or (h) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series A-1 Increasing Rate Preferred Shares in violation of such Sections shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series A-1 Increasing Rate
Preferred Shares on behalf of the Company.

          (h) Subject to Section 14.2(l), notwithstanding any other provision of this Article XIV to the contrary, any purported transfer, sale or acquisition of Series A-1 Increasing Rate Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership of Series A-1 Increasing Rate Preferred Shares) which would result in the termination of the status of the Company as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio. Any such Series A-1 Increasing Rate Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Excess Preferred
Shares in subsection (f) of this Section 14.2.

          (i)  Subject to Section 14.2(l), nothing contained in this Section
14.2 or in any other provision of this Article XIV shall limit the authority of the Board of Trustees to take such other action as they deem necessary or advisable to protect the Company and the interests of the shareholders by preservation of the Company's status as a real estate investment trust under the REIT Provisions of the Code.

          (j) If any provision of this Section 14.2 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 14.2 may be inconsistent with any other provision of this Article XIV, this Section 14.2 shall be controlling.

          (k)  For purposes of this Article XIV, Series A-1 Increasing Rate
Preferred Shares not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such Series A-1 Increasing Rate Preferred Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, and/or would be considered to own such Series A-1 Increasing Rate Preferred Shares by reason of the REIT Provisions of the Code.

          (l) Notwithstanding any other provision of Section 14.2, nothing in this Article XIV shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 14.2 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this
Section 14.2.

     Section 14.3   Redemption at the Option of the Company.

     (a) The Series A-1 Increasing Rate Preferred Shares may be redeemed at the option of the Company by resolution of its Board of Trustees, in whole or from time to time in part, subject to the limitations set forth below, at the redemption price per share of One Thousand Dollars ($1,000) (the "Call
Price"), plus, in each case, all distributions accrued and unpaid on the shares of the Series A-1 Increasing Rate Preferred Shares up to the date of such redemption, upon giving notice as provided below:

     (b)  If fewer than all of the outstanding Series A-1 Increasing Rate
Preferred Shares are to be redeemed, the shares to be redeemed shall be determined pro rata unless the holders of more than 50% of the then outstanding Series A-1 Increasing rate Preferred Shares agree to another manner of selection reasonably acceptable to the Board of Trustees. In the event that such redemption is to be by lot, if as a result of such redemption any holder of Series A-1 Increasing Rate Preferred Shares (an "Excess Holder") would become a holder of in excess of 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding because such Excess Holder's Series A-1 Increasing Rate Preferred Shares were not redeemed, or were only redeemed in part, then the Company shall either, at its election (i) redeem the requisite number of Series A-1 Increasing Rate
Preferred Shares of such Excess Holder or (ii) redeem a fewer number of Series
A-1 Increasing Rate Preferred Shares from other shareholders of Series A-1
Increasing Rate Preferred Shares, as determined by and in the sole discretion of the Board of Trustees, such that such Excess Holder will not hold in excess of 75% of the lesser of the number or the value of the total Series A-1
Increasing Rate Preferred Shares outstanding subsequent to such redemption, unless the Excess Holder is a Preferred Excepted Person (as defined in Section
14.2(e) hereof), in which event the Company shall have the option to redeem or not redeem, as described above, such requisite number of Series A-1 Increasing
Rate Preferred Shares, as determined in the sole discretion of the Board of Trustees.

     (c) At least 30 days but not more than 90 days prior to the date fixed for the redemption of the Series A-1 Increasing Rate Preferred Shares, the Company shall mail a written notice to each holder of record of the Series A-1
Increasing Rate Preferred Shares to be redeemed in a postage prepaid envelope addressed to such holder at his address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), the redemption price, the number of shares to be redeemed (and, if fewer than all the Series A-1 Increasing Rate Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder) and the place(s) where the certificate(s) representing such shares are to be surrendered for payment. On or after the Redemption Date each holder of the Series A-1 Increasing Rate
Preferred Shares to be redeemed shall present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the Call Price of such shares and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by the Company in payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof), all distributions on the Series A-1 Increasing Rate Preferred Shares designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Company, except the right to receive the Call Price of such shares upon the surrender of certificates representing the same and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof, shall cease and terminate and such shares shall not thereafter be transferred
(except with the consent of the Company) on the books of the Company, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company prior to the Redemption Date may irrevocably deposit the Call Price and all accrued and unpaid distributions up to the Redemption
Date pro rated in the manner provided for in the second paragraph of Section
14.1(b) hereof of the Series A-1 Increasing Rate Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company
(having a capital surplus and undivided profits aggregating not less than $50,000,000) in the City of Philadelphia, Commonwealth of Pennsylvania, or Borough of Manhattan, City and State of New York, or in any city in which the Company at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of the Series A-1
Increasing Rate Preferred Shares to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof). Any interest accrued on such funds shall be paid to the Company from time to time. Any moneys so deposited which shall remain unclaimed by the holders of the Series A-1
Increasing Rate Preferred Shares at the end of two years after the Redemption
Date shall be returned by such bank or trust company to the Company.

     If a notice of redemption has been given pursuant to this Section 14.3 and any holder of Series A-1 Increasing Rate Preferred Shares shall, prior to the close of business on the last business day preceding the Redemption Date, give written notice to the Company pursuant to Section 14.6 below of the conversion of any or all of the shares to be redeemed held by such holder
(accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company, and any necessary transfer tax payment, as required by Section 14.6 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 14.6 below and any moneys set aside by the Company for the redemption of such shares of converted Series A-1 Increasing
Rate Preferred Shares shall revert to the general funds of the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all outstanding Series A-1 Increasing Rate Preferred Shares have been paid on or before the Redemption Date for all past distribution periods and the then current distribution period, no Series A-1 Increasing Rate Preferred Shares shall be redeemed unless all outstanding Series A-1 Increasing Rate Preferred
Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A-1 Increasing Rate
Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A-1 Increasing Rate Preferred
Shares. The Company shall not purchase or otherwise acquire directly or indirectly any Series A-1 Increasing Rate Preferred Shares or any shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing
Rate Preferred Shares as to distribution rights and the liquidation preference
(except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights or the liquidation preference), unless full cumulative distributions on all outstanding Series A-1 Increasing Rate
Preferred Shares have been paid or declared and a sum sufficient for the payment thereof on the next distribution date set apart in trust for payment for all past distribution periods and the then current distribution period.

     (d) The Series A-1 Increasing Rate Preferred Shares redeemed, repurchased or retired pursuant to the provisions of this Section 14.3 or surrendered to the Company upon conversion shall thereupon be retired and may not be reissued as Series A-1 Increasing Rate Preferred Shares but shall thereafter have the status of authorized but unissued shares of beneficial interest.

     Section 14.4   Voting Rights.

     The holders of Series A-1 Increasing Rate Preferred Shares shall not be entitled to vote on any matter except (i) as provided in Section 14.8, and
(ii) as required by law.

     Section 14.5   Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Series A-1 Increasing Rate Preferred Shares shall be entitled to receive, in cash, out of the remaining assets of the Company legally available therefor, the amount of One Thousand Dollars ($1,000.00) for each Series A-1
Increasing Rate Preferred Share, plus an amount equal to all distributions accrued and unpaid on each such share up to the date of such distribution of assets, before any distribution shall be made to the holders of Common Shares or any other shares of beneficial interest of the Company ranking (as to any such distribution of assets) junior to the Series A-1 Increasing Rate
Preferred Shares. If upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of Series A-1 Increasing
Rate Preferred Shares and all other classes and series of preferred shares ranking (as to any such distribution of assets) on a parity with the Series A-
1 Increasing Rate Preferred Shares are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable shall be distributed ratably among the holders of Series A-1 Increasing Rate
Preferred Shares and such other classes and series of preferred shares ranking
(as to any such distribution of assets) on a parity with the Series A-1
Increasing Rate Preferred Shares in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     (b) For purposes of this Section 14.5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation of merger of the Company with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation; provided, however, that, in each case, effective provision is made in the charter of the resulting and surviving corporation or otherwise for the recognition, preservation and protection of the rights of the holders of Series A-1
Increasing Rate Preferred Shares.

     (c) After the payment of the full preferential amounts provided for herein to the holders of Series A-1 Increasing Rate Preferred Shares or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Company.

     (d) In determining whether a distribution by dividend, redemption or other acquisition of Shares or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution; provided, however, if the Company were to be dissolved at the time of the distribution and, after giving effect to amounts that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution, the Company would not have been permitted to make such distribution by dividend, redemption or other acquisition of Shares or otherwise under the Maryland
General Corporation Law if such law were applicable to the Company, then the holders of the Series A-1 Increasing Rate Preferred Shares shall have the right to immediately convert all or any of the Series A-1 Increasing Rate
Preferred Shares into Common Shares in accordance with the provisions of
Section 14.6 below.

     Section 14.6   Conversion.

     (a) Holders of Series A-1 Increasing Rate Preferred Shares shall have the right, exercisable at any time and from time to time, subject, however, to the next sentence of this Section 14.6(a), after April 18, 1999 and prior to 5:00 p.m. on April 18, 2009, except in the case of the Series A-1 Increasing
Rate Preferred Shares called for redemption as set forth below, to convert all or any portion of such Series A-1 Increasing Rate Preferred Shares into such number of Common Shares as would then receive aggregate annual cash distributions based on the last quarterly distribution paid to holders of such Common Shares equal to the then aggregate annual cash distributions such holders of the Series A-1 Increasing Rate Preferred Shares are entitled to receive on the number of Series A-1 Increasing Rate Preferred Shares which such-holders elect to convert into Common Shares in accordance herewith.
Notwithstanding the foregoing, (i) in no event shall the aggregate number of Common Shares into which each share of Series A-1 Increasing Rate Preferred
Shares is convertible exceed the greater of (A) the number of Common Shares equal to the quotient of 500,000 divided by 11,155 or (B) the number of Common
Shares equal to the quotient of the number of Common Shares representing 5% of all of the outstanding Common Shares at the time of conversion divided by 11,155 and (ii) not more than the following number of Series A-1 Increasing
Rate Preferred Shares may be converted during the following periods
(commencing at 9:30 a.m. on the first day of each period and ending at 5:00 p.m. on the last day of each period):



                    Number of New Shares     Maximum Number of Shares
     Period             Convertible     Convertible During Period
     ------         --------------------     -------------------------

April 19, 1999 to
April 18, 2000                1,860                    1,860

April 19, 2000 to
April 18, 2001                1,860                    3,720

April 19, 2001 to
April 18, 2002                1,860                    5,578

April 19, 2002 to
April 18, 2003                1,860                    5,578

April 19, 2003 to
April 18, 2004                1,860                    5,578

April 19, 2004 to
April 18, 2005                1,855                    5,578

April 19, 2005 to
April 18, 2009                   0                     5,578

 In the event that the aggregate number of Common Shares into which each share of Series A-1 Increasing Rate Convertible Preferred Shares otherwise is convertible exceeds the greater of the numbers computed in accordance with clauses (A) and (B) of the foregoing sentence, shares of Series A-1 Increasing
Rate Convertible Preferred Shares shall, at the election of the holder, be convertible into the maximum number of Common Shares permitted pursuant to such clauses. In the event that the holders of Series A-1 Increasing Rate
Preferred Shares elect to convert more than the number of Series A-1
Increasing Rate Preferred Shares set forth above during any period, then each such holder electing to convert shall only be entitled to convert on a pro rata basis with all other holders electing to convert based upon the relative number of Series A-1 Increasing Rate Preferred Shares each holder elected to convert. In the case of Series A-1 Increasing Rate Preferred Shares called for redemption, all shares of Series A-1 Increasing Rate Preferred Shares called for redemption may be immediately converted to Common Shares in accordance with this Section 14.6 and such conversion right will expire at the close of business on the last business day preceding the Redemption Date.
Notice of redemption at the option of the Company must be mailed not less than 30 days and not more than 90 days prior to the Redemption Date as provided in
Section 14.3(c) hereof. Upon conversion, such holders shall be entitled to receive cash distributions payable on the number of Series A-1 Increasing Rate
Preferred Shares which such holders elect to convert into Common Shares in accordance with Section 14.1 hereof.

     (b)  Any holder of one or more Series A-1 Increasing Rate Preferred
Shares electing to convert such share or shares shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Shares, with the form of notice of election to convert as the Company shall prescribe fully completed and duly executed and (if so required by the Company or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Company and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to Section 14.6(a) or 14.6(d) hereof. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Shares upon said date.

     (c) No fractional Common Share or scrip representing a fractional share shall be issued upon conversion of Series A-1 Increasing Rate Preferred
Shares. If more than one Series A-1 Convertible Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full
Common Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A-1 Increasing Rate
Preferred Shares so surrendered. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series A-1 Increasing Rate
Preferred Shares, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for the Common Shares on the last trading day preceding the date of conversion. The closing price for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New
York Stock Exchange, or if the Common Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Shares or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Shares are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

     (d) If a holder converts Series A-1 Increasing Rate Preferred Shares, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of Common Shares upon the conversion. The holder, however, shall pay to the Company the amount of any tax which is due (or shall establish to the satisfaction of the Company payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Company any amount required by the last sentence of Section 14.6(a) hereof.

     (e) The Company shall reserve and shall at all times have reserved out of its authorized but unissued Common Shares a sufficient number of Common
Shares to permit the conversion of the then outstanding Series A-1 Increasing
Rate Preferred Shares. All Common Shares which may be issued upon conversion of Series A-1 Increasing Rate Preferred Shares shall be validly issued, fully paid and nonassessable, and not subject to preemptive or other similar rights.
In order that the Company may issue Common Shares upon conversion of Series A-
1 Increasing Rate Preferred Shares, the Company will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such Common Shares to be issued upon conversion on each securities exchange on which the Common Shares are listed.

     Section 14.7   Ranking.

     (a) With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series A-1
Increasing Rate Preferred Shares shall rank senior to the Common Shares but shall not rank senior to or on a parity with any other preferred shares issued by the Company, unless the terms of such other preferred shares so provide.
Nothing contained herein shall be deemed a limitation on the right of the Company to increase the number of authorized or issued Common Shares of any class or series. In the event the Company shall issue any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate
Preferred Shares, then notwithstanding the limitations in Section 14.6(a) above the holders of the Series A-1 Increasing Rate Preferred Shares shall have the right to immediately convert all or any of the Series A-1 Increasing
Rate Preferred Shares into Common Shares in accordance with the provisions of
Section 14.6 above.

     (b) So long as any Series A-1 Increasing Rate Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least a majority of the total number of outstanding shares of Series A-1 Increasing Rate Preferred
Shares, voting as a class, authorize, create or issue to any seller of real property to the Company in consideration of the purchase price for such real property, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate Preferred Shares.

     Section 14.8 Limitation on Amending this Article XIV. In addition to any other rights provided by applicable law, so long as any Series A-1
Increasing Rate Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least a majority of the total number of outstanding Series
A-1 Increasing Rate Preferred Shares, voting as a class, amend any of the provisions of this Article XIV so as to materially adversely affect the preferences, rights or powers of the Series A-1 Increasing Rate Preferred
Shares; provided, however, that no such vote or written consent of the holders of the Series A-1 Increasing Rate Preferred Shares shall be required if, at or prior to the time when such change is to take effect, the Company has mailed a notice of redemption as provided for in Section 14.3(c) above and sufficient funds have been deposited in trust for the redemption of all of the then outstanding Series A-1 Increasing Rate Preferred Shares on the Redemption Date set forth in such notice.

     Section 14.9   No Preemptive Rights.  No holder of Series A-1 Increasing
Rate Preferred Shares will possess any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

     Section 14.10  Notice of Taking Certain Actions.  In the event:

     (a) the Company shall declare any cash distribution on its Common Shares as a result of which holders would have the right to convert their shares of Series A-1 Increasing Rate Preferred Shares to Common Shares pursuant to
Section 14.5(d) hereof; or

     (b) the Company shall authorize the granting to holders of Common Shares of rights to subscribe for or purchase any shares of beneficial interest of any class or of any other rights; or

     (c) of any capital reorganization or reclassification of the shares of beneficial interest of the Company or of any consolidation, merger, or statutory share exchange of the Company with another corporation, or of the sale of all or substantially all of its assets to another corporation which is to be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or other assets with respect to or in exchange for Common Shares; or

     (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

     (e) of the issuance by the Company of any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate Preferred
Shares; or

     (f) of the amendment of these Articles Supplementary so as to materially adversely affect the preferences, rights or powers of the Series A-1
Increasing Rate Preferred Shares;

then the Company shall provide to the holders of the Series A-1 Increasing
Rate Preferred Shares, at least 10 days prior to the applicable date therefor, a notice stating (1) the date on which a record is to be taken for the purpose of such distribution or subscription rights, or, if a record is not to be taken, the date as of which the holders of Common Shares of record would be entitled to such distribution or subscription rights, (2) the date on which such capital reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or transfer is expected to become effective, or the date as of which it is elected that the holders of Common
Shares of record shall be entitled to exchange their Common Shares for securities or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or transfer, (3) the date of the issuance of shares of beneficial interest of the Company ranking senior to the Series A-1 Increasing Rate
Preferred Shares or (4) the date of amendment of this Article XIV.

     Section 14.11 Deposits in Trust. Whenever the Company is required or elects to set apart in trust (a) in the case of distributions, a sum sufficient for the payment of cumulative distributions on the outstanding
Series A-1 Increasing Rate Preferred Shares under this Article XIV or (b) in the case of redemption, a sum sufficient for the payment of the Call Price and all accrued and unpaid distributions through the Redemption Date as described in Section 14.3(c) hereof, the Company shall irrevocably deposit such sum in cash in trust for the holders of the Series A-1 Increasing Rate Preferred
Stock and shall have conveyed all right, title and interest to such sum for the benefit of the holders of the Series A-1 Increasing Rate Preferred Shares, under the terms of an irrevocable trust agreement in customary form, as trust funds in trust solely for the benefit of such holders with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000).

                                 ARTICLE XV

          9.75% SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED SHARES

     Section 15.1   Certain Definitions.

     Unless the context otherwise requires, the terms defined in this Section
15.1 shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series B-1 Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

     Additional Common Equity. The term "Additional Common Equity" shall have the meaning set forth in Section 15.4(f)(ii).

     Adjustment Event. The term "Adjustment Event" shall mean any event described in Section 15.4(f).

     Board of Trustees. The term "Board of Trustees" shall mean the Board of Trustees of the Company.

     Business Day. The term "Business Day" shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law to close.

     Call Price.  The term "Call Price" shall have the meaning set forth in
Section 15.7(a).

     Capital Gains Amount. The term "Capital Gains Amount" shall have the meaning set forth in Section 15.2(g).

     Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class or series of common shares of beneficial interest of the Company, including the Common Shares, and any other shares, howsoever designated, which have the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

     Common Share Distribution. The term "Common Share Distribution" shall have the meaning set forth in Section 15.4(a).

     Common Share Distribution Period.  The term "Common Share Distribution
Period" shall have the meaning set forth in Section 15.4(a).

     Common Share Equivalent. The term "Common Share Equivalent" shall have the meaning set forth in Section 15.4(f)(ii).

     Common Shares.  The term "Common Shares" shall mean the Common Shares of
Beneficial Interest, $.01 par value per share, of the Company.

     Company Affiliate. The term "Company Affiliate" shall have the meaning set forth in Section 15.4(f)(ii).

     Converted Series B-1 Preferred Share Distribution.  The term "Converted
Series B-1 Preferred Share Distribution" shall have the meaning set forth in
Section 15.4(a).

     Convertible Securities. The term "Convertible Securities" shall have the meaning set forth in Section 15.4(f)(ii).

     Current Market Price per Common Share. The term "Current Market Price per Common Share" shall mean the average of the closing prices for a Common
Share for the thirty trading days preceding the tenth trading day prior to the relevant date of determination. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, Inc., or if the Common Shares are not listed or admitted to trading on the New York Stock
Exchange, Inc., on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Shares or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Shares are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on such basis as it considers appropriate.

     Current Market Price per Kranzco Common Share.  The term "Current Market
Price per Kranzco Common Share" shall mean the average of the closing prices for a Kranzco Common Share for the thirty trading days preceding the tenth trading day prior to the relevant date of determination. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale took place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock
Exchange, Inc.

     Distribution. The term "Distribution" or "Distributions" shall mean any cash or other property paid or payable on or with respect to any share of beneficial interest, common or preferred, including, without limitation, any dividend or other distribution, whether in liquidation or otherwise.

     Distribution Payment Date. The term "Distribution Payment Date" shall have the meaning set forth in Section 15.2(b).

     Distribution Period. The term "Distribution Period" shall mean the period from and including the Initial Payment Period Commencement Date, notwithstanding that no Series B-1 Preferred Shares had been issued on such date, to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from and including any Distribution Payment
Date to, but not including, the next Distribution Payment Date.

     Distributions Accrued and Accrued Distributions.  The terms
"Distributions Accrued" and "Accrued Distributions" shall mean, with respect to any class or series of preferred shares of beneficial interest, an amount which shall be equal to distributions thereon at the annual distribution rates per share for the respective class or series thereof from the date or dates on which such distributions commence to accrue to the end of the then current distribution period for such preferred shares, less the amount of all distributions paid, with respect to such preferred shares for such period from the date such distributions commenced to accrue.

     Excess Amount. The term "Excess Amount" shall have the meaning set forth in Section 15.4(a).

     Excess Shares. The term "Excess Shares" shall have the meaning set forth in Section 15.6(d).

     Four Quarter Preferential Distribution Non-Payment.  The term "Four
Quarter Preferential Distribution Non-Payment" shall have the meaning set forth in Section 15.5(a)(ii).

     Initial Payment Period Commencement Date.  The term "Initial Payment
Period Commencement Date" shall mean April 20, 2000.

     Junior Shares.  The term "Junior Shares" shall mean, as the case may be,
(i) the Common Equity and any other class or series of Shares which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series B-1 Preferred Shares shall have been so paid or declared and set apart for payment or (ii) the Common Equity and any other class or series of Shares which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series B-1
Preferred Shares shall have received the entire amount to which such Class B
Preferred Shares is entitled upon such liquidation, dissolution or winding up.

     Kranzco. The term "Kranzco" shall mean Kranzco Realty Trust, a Maryland real estate investment trust.

     Kranzco Additional Common Equity.  The term "Kranzco Additional Common
Equity" shall mean all Kranzco Common Equity issued by Kranzco except:  (1)
the Kranzco Common Shares issued upon conversion of the Kranzco Series B-1
Preferred Shares; (2) the Kranzco Common Equity issued upon conversion of any
Kranzco Senior Shares, Kranzco Parity Shares, Kranzco Common Share
Equivalents or any other shares of beneficial interest of Kranzco which, by their terms, were convertible into Kranzco Common Equity and (a) which were outstanding on November 12, 1996, (b) for which no adjustment pursuant to
Subparagraph (D)(6) of the Kranzco Articles Supplementary Classifying
1,235,000 Shares of Beneficial Interest as 9.75% Series B-1 Cumulative
Convertible Preferred Shares of Beneficial Interest (the "Kranzco Articles
Supplementary") was required at the time of issuance or the time of any amendment or change thereto or (c) for which an adjustment was provided in another provision of Paragraph (D)(6) of the Kranzco Articles Supplementary;
(3) up to an aggregate of 250,000 shares of Kranzco Common Equity and shares of Kranzco Common Equity into which Kranzco Common Share Equivalents were exercisable, exchangeable or convertible, in each case issued to Affiliates of
Kranzco, at a price per share less than the Current Market Price per Kranzco
Common Share then in effect on the date of such issuance, including, without limitation, shares of Kranzco Common Equity or Kranzco Common Share
Equivalents issued to directors, officers, employees, or trustees of Kranzco or any Kranzco Subsidiary and those issued pursuant to stock option, stock purchase, performance or other remuneration plans adopted by the Board of
Trustees of Kranzco from time to time (including, without limitation,
Kranzco's 1992 Employee Share Option Plan, Kranzco's 1992 Trustee Share Option
Plan and Kranzco's 1995 Management Incentive Plan); (4) the issuance of shares of Kranzco Common Equity under any circumstances for which an adjustment was provided in Subparagraph (D)(6)(i) of the Kranzco Articles Supplementary; or
(5) Kranzco Common Equity issued pursuant to a dividend reinvestment plan or stock purchase plan available to all holders of Kranzco Common Equity.

     Kranzco Affiliate. The term "Kranzco Affiliate" shall mean, with respect to any issuance of Kranzco Additional Common Equity, (i) any trustee, director, officer or employee of Kranzco or of any subsidiary of Kranzco, (ii) any Person that was the direct or indirect owner of more than five percent of the issued and outstanding Kranzco Common Equity, (iii) any Person that controlled, was controlled by or was under common control with, Kranzco, (iv) any trustee, director, officer, employee or family member of any Person listed in clauses (i), (ii) or (iii) of this definition or (v) any Person with respect to which any Person listed in clauses (i) through (iv) of this definition was a director, officer or the direct or indirect owner of more than ten percent of the issued and outstanding equity securities of such Person immediately prior to any such issuance.

     Kranzco Common Equity. The term "Kranzco Common Equity" shall mean all shares which were authorized of any class or series of common shares of beneficial interest of Kranzco, including the Kranzco Common Shares, and any other shares, howsoever designated, which had the right (subject always to prior rights of any class or series of preferred shares of beneficial interest of Kranzco) to participate in the distribution of the assets and earnings of Kranzco without limit as to per share amount.

     Kranzco Common Share Equivalent.  The term "Kranzco Common Share
Equivalent" shall mean any evidence of indebtedness, shares of stock or beneficial interest (other than Kranzco Series B-1 Preferred Shares) or other securities which were or may have been convertible into or exchangeable for Kranzco Additional Common Equity ("Kranzco Convertible Securities"), or any warrant, option or other right to subscribe for any Kranzco Convertible
Securities or for any Kranzco Additional Common Equity.

     Kranzco Common Shares.  The term "Kranzco Common Shares" shall mean the
Common Shares of Beneficial Interest, $.01 par value per share, of Kranzco.

     Kranzco Parity Shares. The term "Kranzco Parity Shares" shall mean, as the case may be, (i) any class or series of Kranzco Shares which were entitled to receive payment of distributions on a parity with the Kranzco Series B-1
Preferred Shares or (ii) any class or series of Kranzco Shares which were entitled to receive assets upon liquidation, dissolution or winding up of the affairs of Kranzco on a parity with the Kranzco Series B-1 Preferred Shares.

     Kranzco Reorganization. The term "Kranzco Reorganization" shall mean the merger of Kranzco into KRT Trust II LLC, a Delaware limited liability company.

     Kranzco Senior Shares. The term "Kranzco Senior Shares" shall mean, as the case may be, (i) any class or series of Kranzco Shares which ranked senior to the Kranzco Series B-1 Preferred Shares in respect of the right to receive distributions or (ii) any class or series of Kranzco Shares which ranked senior to the Kranzco Series B-1 Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of Kranzco.

     Kranzco Series B-1 Preferred Shares.  The term "Kranzco Series B-1
Preferred Shares" shall mean the Series B-1 Cumulative Convertible Preferred
Shares of Beneficial Interest, $.01 par value per share, of Kranzco.

     Kranzco Shares. The term "Kranzco Shares" shall mean any transferable shares of beneficial interest of Kranzco of any class or series.

     Kranzco Subsidiary. The term "Kranzco Subsidiary" shall mean any corporation, partnership or other business entity of which more than 50% of the total voting securities or equity securities is owned or controlled by Kranzco.

     KRT Trust. The term "KRT Trust" shall mean KRT Trust, a Maryland real estate investment trust.

     KRT Trust Additional Common Equity.  The term "KRT Trust Additional
Common Equity" shall mean all KRT Trust Common Equity issued by KRT Trust except: (1) the KRT Trust Common Shares issued upon conversion of the KRT
Trust Series B-1 Preferred Shares; (2) the KRT Trust Common Equity issued upon conversion of any KRT Trust Senior Shares, KRT Trust Parity Shares, KRT Trust
Common Share Equivalents or any other shares of beneficial interest of KRT
Trust which, by their terms, were convertible into KRT Trust Common Equity and
(a) which were received in the Kranzco Reorganization in exchange for Kranzco
Senior Shares, Kranzco Parity Shares, Kranzco Common Share Equivalents or any other shares of beneficial interest of Kranzco issued by Kranzco prior to November 12, 1996, (b) for which no adjustment pursuant to Section 12.4(f) of the Declaration of Trust of KRT Trust (the "KRT Trust Declaration") was required at the time of issuance or the time of any amendment or change thereto or (c) for which an adjustment was provided in another provision of
Section 12.4(f) of the KRT Trust Declaration; (3) up to an aggregate of 250,000 shares of KRT Trust Common Equity and shares of KRT Trust Common
Equity into which KRT Trust Common Share Equivalents were exercisable, exchangeable or convertible, in each case issued to Affiliates of KRT Trust, at a price per share less than the Current Market Price per Kranzco Common
Share immediately prior to consummation of the Kranzco Reorganization, including, without limitation, shares of KRT Trust Common Equity or KRT Trust
Common Share Equivalents issued to directors, officers, employees, or trustees of KRT Trust or any KRT Trust Subsidiary and those issued pursuant to stock option, stock purchase, performance or other remuneration plans adopted by the Board of Trustees of KRT Trust from time to time; (4) the issuance of shares of KRT Trust Common Equity under any circumstances for which an adjustment was provided in Section 12.4(f)(i) of the KRT Trust Declaration; or
(5) KRT Trust Common Equity issued pursuant to a dividend reinvestment plan or stock purchase plan available to all holders of KRT Trust Common Equity.

     KRT Trust Affiliate. The term "KRT Trust Affiliate" shall mean, with respect to any issuance of KRT Trust Additional Common Equity, (i) any trustee, director, officer or employee of KRT Trust or of any subsidiary of KRT Trust, (ii) any Person that was the direct or indirect owner of more than five percent of the issued and outstanding KRT Trust Common Equity, (iii) any Person that controlled, was controlled by or was under common control with, KRT Trust, (iv) any trustee, director, officer, employee or family member of any Person listed in clauses (i), (ii) or (iii) of this definition or (v) any Person with respect to which any Person listed in clauses (i) through (iv) of this definition was a director, officer or the direct or indirect owner of more than ten percent of the issued and outstanding equity securities of such Person immediately prior to any such issuance.

     KRT Trust Common Equity. The term "KRT Trust Common Equity" shall mean all shares which were authorized of any class or series of common shares of beneficial interest of KRT Trust, including the KRT Trust Common Shares, and any other shares, howsoever designated, which had the right (subject always to prior rights of any class or series of preferred shares of beneficial interest of KRT Trust) to participate in the distribution of the assets and earnings of KRT Trust without limit as to per share amount.

     KRT Trust Common Share Equivalent.  The term "KRT Trust Common Share
Equivalent" shall mean any evidence of indebtedness, shares of stock or beneficial interest (other than KRT Trust Series B-1 Preferred Shares) or other securities which were or may have been convertible into or exchangeable for KRT Trust Additional Common Equity ("KRT Trust Convertible Securities"), or any warrant, option or other right to subscribe for any KRT Trust
Convertible Securities or for any KRT Trust Additional Common Equity.

     KRT Trust Common Shares. The term "KRT Trust Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of KRT
Trust.

     KRT Trust Parity Shares. The term "KRT Trust Parity Shares" shall mean, as the case may be, (i) any class or series of KRT Trust Shares which were entitled to receive payment of distributions on a parity with the KRT Trust
Series B-1 Preferred Shares or (ii) any class or series of KRT Trust Shares which were entitled to receive assets upon liquidation, dissolution or winding up of the affairs of KRT Trust on a parity with the KRT Trust Series B-1
Preferred Shares.

     KRT Trust Senior Shares. The term "KRT Trust Senior Shares" shall mean, as the case may be, (i) any class or series of KRT Trust Shares which ranked senior to the KRT Trust Series B-1 Preferred Shares in respect of the right to receive distributions or (ii) any class or series of KRT Trust Shares which ranked senior to the KRT Trust Series B-1 Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of KRT Trust.

     KRT Trust Series B-1 Preferred Shares.  The term "KRT Trust Series B-1
Preferred Shares" shall mean the Series B-1 Cumulative Convertible Preferred
Shares of Beneficial Interest, $.01 par value per share, of KRT Trust.

     KRT Trust Shares. The term "KRT Trust Shares" shall mean any transferable shares of beneficial interest of KRT Trust of any class or series.

     KRT Trust Subsidiary. The term "KRT Trust Subsidiary" shall mean any corporation, partnership or other business entity of which more than 50% of the total voting securities or equity securities is owned or controlled by KRT
Trust.

     Liquidation Preference.  The term "Liquidation Preference" shall mean
$25.00 per share.

     Merger. The term "Merger" shall mean the merger of KRT Trust into the Company.

     Notice of Redemption. The term "Notice of Redemption" shall have the meaning set forth in Section 15.7(b).

     Overlapping Period. The term "Overlapping Period" shall have the meaning set forth in Section 15.4(a).

     Parity Shares.  The term "Parity Shares" shall mean, as the case may be,
(i) any class or series of Shares which is entitled to receive payment of distributions on a parity with the Series B-1 Preferred Shares or (ii) any class or series of Shares which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series B-1 Preferred Shares.

     Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of the Series B-1
Preferred Shares (or who participated in a public offering of the Kranzco
Series B-1 Preferred Shares or the KRT Trust Series B-1 Preferred Shares);
provided, that such ownership by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT (or would not have resulted in Kranzco or KRT Trust, respectively, being "closely held" within the meaning of Section 856(h) of the Code, or otherwise have resulted in Kranzco or KRT Trust, respectively, failing to qualify as a REIT).

     Preferential Distribution Non-Payment.  The term "Preferential
Distribution Non-Payment" shall have the meaning set forth in Section
15.5(a)(ii).

     Preferred Shares Trustee. The term "Preferred Shares Trustee" shall have the meaning set forth in Section 15.5(a)(ii).

     Record Date. The term "Record Date" shall mean the date designated by the Board of Trustees at the time a distribution is declared; provided, that such Record Date shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Trustees for the payment of distributions that is not more than ninety (90) days prior to such Distribution Payment Date.

     Redemption Date. The term "Redemption Date" shall have the meaning set forth in Section 15.7(b).

     Redemption Distributions. The term "Redemption Distributions" shall have the meaning set forth in Section 15.7(a).

     REIT.  The term "REIT" shall mean a real estate investment trust under
Section 856 of the Code.

     Senior Shares.  The term "Senior Shares" shall mean, as the case may be,
(i) any class or series of Shares ranking senior to the Series B-1 Preferred
Shares in respect of the right to receive distributions or (ii) any class or series of Shares ranking senior to the Series B-1 Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

     Series A-1 Preferred Shares. The term "Series A-1 Preferred Shares" shall mean the Series A-1 Increasing Rate Cumulative Convertible Preferred
Shares of Beneficial Interest, $.01 par value per share, of the Company.

     Series A-1 Preferred Share Conversion Limit.  The term "Series A
Preferred Share Conversion Limit" shall have the meaning set forth in Section
15.4(f).

     Series B-1 Conversion Price. The term "Series B-1 Conversion Price" shall have the meaning set forth in Section 15.4(a).

     Series B-1 Excepted Person. The term "Series B-1 Excepted Person" shall have the meaning set forth in Section 15.6(e).

     Series B-1 Excess Shares. The term "Series B-1 Excess Shares" shall have the meaning set forth in Section 15.6(d).

     Shares. The term "Shares" shall mean any transferable shares of beneficial interest of the Company of any class or series.

     Six Quarter Preferential Distribution Non-Payment.  The term "Six
Quarter Preferential Distribution Non-Payment" shall have the meaning set forth in Section 15.5(a)(ii).

     Subsidiary. The term "Subsidiary" shall mean any corporation, partnership or other business entity of which more than 50% of the total voting securities or equity securities is owned or controlled by the Company.

     Total Distributions. The term "Total Distributions" shall have the meaning set forth in Section 15.2(g).

     Section 15.2   Distributions.

     (a) The record holders of Series B-1 Preferred Shares shall be entitled to receive from the Initial Payment Period Commencement Date, notwithstanding that no Series B-1 Preferred Shares had been issued on such date, when, as and if authorized by the Board of Trustees, out of assets legally available for payment of distributions, cumulative cash distributions at a rate of 9.75% per annum of the Liquidation Preference per Series B-1 Preferred Share, computed on the basis of a 360-day year consisting of twelve 30-day months.

     (b) Distributions on the Series B-1 Preferred Shares shall accrue and be cumulative from the Initial Payment Period Commencement Date, notwithstanding that no Series B-1 Preferred Shares had been issued on such date.
Distributions shall be payable quarterly in arrears for each Distribution
Period when, as and if authorized by the Board of Trustees, on January 20, April 20, July 20 and October 20 of each year (each, a "Distribution Payment
Date"), commencing on July 20, 2000. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding
Business Day.  The amount of distributions payable on Series B-1 Preferred
Shares for each full Distribution Period shall be computed by dividing by four the annual distribution rate set forth in Section 15.2(a). Distributions payable in respect of any Distribution Period which is less than a full
Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Subject to Section 15.4(a), distributions shall be paid to the record holders of the Series B-1 Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Record Date for such distribution. Subject to Section
15.4(a), distributions in respect of any past Distribution Periods that are in arrears may be authorized, declared, set apart for payment and paid at any time to record holders on the Record Date therefor. Any distribution payment made on Series B-1 Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. Upon issuance, the Series B-1 Preferred Shares will rank on a parity as to distributions with the Series A-1 Preferred Shares.

     (c)  Except as provided in the next sentence, if any Series B-1 Preferred
Shares are outstanding, no distributions (other than in Junior Shares or Common Shares) shall be authorized, declared, set apart for payment or paid on any class or series of Junior Shares or Parity Shares unless all accrued distributions on the Series B-1 Preferred Shares for all prior Distribution
Periods and the then current Distribution Period have been or contemporaneously are authorized, declared, set apart for payment or paid.
When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B-1 Preferred Shares and any other class or series of Parity Shares, all distributions authorized or declared upon the Series B-1 Preferred Shares and any such class or series of Parity Shares shall be authorized or declared pro rata so that the amount of distributions authorized or declared per share on the Series B-1 Preferred
Shares and such class or series of Parity Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series B-1 Preferred Shares and such class or series of Parity Shares bear to each other.

     (d) Except as provided in Section 15.2(c), unless all accrued distributions on the Series B-1 Preferred Shares have been or contemporaneously are authorized, declared, set apart for payment or paid for all prior Distribution Periods and the then current Distribution Period, no Junior Shares or Parity Shares shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Company (except by conversion into or exchange for Junior Shares or Common Shares). Holders of the Series B-1 Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or Shares, in excess of accrued and cumulative distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series B-1 Preferred Shares that may be in arrears.

     (e) No distribution on Series B-1 Preferred Shares shall be required to be authorized, declared, set apart for payment or paid by the Company to the extent such authorization, declaration, setting apart for payment or payment shall be restricted or prohibited by law. Notwithstanding that any distributions on Series B-1 Preferred Shares are restricted or prohibited by law, such distributions shall accrue and be cumulative.

     (f) Distributions on the Series B-1 Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue whether or not distributions are authorized or declared for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

     (g) If, for any taxable year, the Board of Trustees elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to holders of all classes of Shares (the "Total
Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series B-1 Preferred Shares shall be the Capital
Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid or made available to the holders of the Series B-1
Preferred Shares for the year and the denominator of which shall be the Total
Distributions.

     Section 15.3   Distributions Upon Liquidation, Dissolution or Winding
Up.

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution shall be made to the holders of any Junior Shares, and subject to the payment or provision or reserve for payment of the debts and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and the preferences of Senior Shares, if any, of the Company, the holders of Series
B-1 Preferred Shares shall be entitled to receive, out of the assets of the Company legally available for payment of distributions, liquidating distributions in cash (or property at its fair market value as determined in good faith by the Board of Trustees (or a combination thereof)) in the amount of the Liquidation Preference for each Series B-1 Preferred Share plus an amount equal to all accrued and unpaid distributions pursuant to Section 15.2
(whether or not authorized or declared, and whether or not there would be assets legally available for the payment of such distributions) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to this
Section 15.3(a), the holders of Series B-1 Preferred Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution.

     (b) Notwithstanding any provision in Section 15.3(a) to the contrary, in the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the assets legally available for payment of distributions are insufficient to pay (x) the full amount of the liquidating distributions to which holders of Series B-1
Preferred Shares would otherwise be entitled pursuant to Section 15.3(a) and
(y) the corresponding amounts of the liquidating distributions to which holders of Parity Shares would be entitled upon liquidation, dissolution or winding up of the affairs of the Company, then the holders of the Series B-1
Preferred Shares and the holders of the Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Upon issuance, the Series B-1 Preferred Shares will rank on a parity with the Series A-1 Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company.

     Section 15.4   Conversion.

     (a)  Holders of Series B-1 Preferred Shares shall have the right, at any time and from time to time, to convert all or any Series B-1 Preferred Shares
(except that upon any dissolution, liquidation or winding up of the affairs of the Company the right of conversion shall terminate at the close of business on the Business Day fixed for payment of the liquidating distributions to which holders of Series B-1 Preferred Shares are entitled) into such number of fully paid Common Shares as is obtained by:  (i) multiplying the number of
Series B-1 Preferred Shares to be converted by $25.00 and (ii) dividing the result by the conversion price listed below that will be in effect during the corresponding date of conversion listed below:

Date of Conversion                                          Conversion Price
------------------                                          ----------------
At any time after the issuance of Series B-1
    Preferred Shares                                             $ 17.7125
At any time after Notice of Redemption pursuant
    to Section 15.7 hereof                                       $ 16.2500

If, and each time, a conversion price listed above then in effect (the "Series
B-1 Conversion Price") shall be adjusted pursuant to the terms of these
Sections 15.1 through 15.14, all of the conversion prices listed above shall be so adjusted as though such conversion prices were in effect on the date of
adjustment.   The Series B-1 Conversion Price shall be the conversion price as last adjusted and then in effect.  Notwithstanding anything else to the contrary, holders of Series B-1 Preferred Shares shall have the right, exercisable at any time, to convert, in accordance with the terms of this
Section 15.4, all or any such Series B-1 Preferred Shares (except that upon any dissolution, liquidation or winding up of the affairs of the Company the right of conversion shall terminate at the close of business on the Business
Day fixed for payment of the liquidating distributions to which holders of
Series B-1 Preferred Shares are entitled) into such number of fully paid
Common Shares as is obtained by:   (x) multiplying the number of Series B-1
Preferred Shares to be converted by $25.00 and (y) dividing the result by
$17.7125, as adjusted pursuant to this Section 15.4.

     Notwithstanding the surrender of Series B-1 Preferred Shares for conversion into Common Shares, all accrued distributions with respect to such Series B-1 Preferred Shares for any past Distribution Periods that are in arrears at the time of such conversion shall be paid to the registered holder of such Series B-1 Preferred Shares in the same manner as if such registered holder continued to be the registered holder of such converted Series B-1
Preferred Shares following such conversion or, if upon conversion of such Series B-1 Preferred Shares there will be no more Series B-1 Preferred Shares outstanding, then at the time of such conversion. In addition, if any holder surrenders Series B-1 Preferred Shares for conversion into Common Shares, such holder shall be entitled to receive a distribution on such Series B-1
Preferred Shares converted for the portion of the current Distribution Period such holder owned the Series B-1 Preferred Shares surrendered for conversion, notwithstanding that the record date for the distribution payable for the current Distribution Period may not have occurred, in an amount per Series B-1
Preferred Share converted equal to the product of (i) the distribution payable on each Series B-1 Preferred Share converted for the current Distribution
Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in such Distribution Period elapsed to (but not including) the date of conversion and the denominator of which is the total number of calendar days in such Distribution Period.

     If any holder surrenders Series B-1 Preferred Shares for conversion into Common Shares and as a result thereof such holder is or will be entitled to receive distributions with respect to both such Series B-1 Preferred Shares converted and such Common Shares into which such Series B-1 Preferred Shares were converted for the same period of time (the "Overlapping Period"), then, at the time of and as a condition precedent to such conversion (or, if at the time of such conversion the amount of the distribution with respect to such Common Shares has not yet been determined, at the time of such determination), the Company shall withhold from any distribution payable on such Series B-1
Preferred Shares converted, an amount equal to the Excess Amount (defined below), if any. If the amount of any distribution payable on such Series B-1
Preferred Shares converted shall not be sufficient to pay any Excess Amount, such holder hereby authorizes the Company to withhold from any distribution payable to such holder on any Series B-1 Preferred Shares owned by such holder or, to the extent permissible, on any Common Shares owned by such holder, an amount equal to the Excess Amount. "Excess Amount" shall mean an amount equal to the product of (i) the sum of the distributions payable on each Common
Share into which such Series B-1 Preferred Shares were converted for the distribution period relating to the Common Shares in which the Overlapping
Period occurs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the Overlapping Period and the denominator of which is the total number of calendar days in such distribution period relating to the Common Shares in which the Overlapping Period occurs.

     (b) Any holder of one or more Series B-1 Preferred Shares electing to convert such Share or Shares shall deliver the certificate or certificates therefor to the principal office of the transfer agent for the Common Shares, with the form of notice of election to convert prescribed by the Company fully completed and duly executed and (if so required by the Company or any conversion agent) accompanied by instruments of transfer in form reasonably satisfactory to the Company and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and any payments (or evidence of payment) required pursuant to Section 15.4(d). The conversion right with respect to any such Series B-1 Preferred Shares shall be deemed to have been exercised on the date upon which the last of the conditions for conversion provided in this Section 15.4(b) have been satisfied by the holder of such Series B-1 Preferred Shares, and the Person or Persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

     (c)  No fractional Common Share or scrip representing a fractional
Common Share shall be issued upon conversion of Series B-1 Preferred Shares.
If more than one Series B-1 Preferred Share shall be surrendered for conversion on any day by the same holder, the number of full Common Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B-1 Preferred Shares so surrendered by such holder on such day. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series B-1 Preferred Shares, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Common Share.

     (d) If a holder converts Series B-1 Preferred Shares, the Company shall pay, at the time of and as a condition precedent to conversion, any documentary, stamp or similar issue or transfer tax due on the issuance of Common Shares upon the conversion. The holder, however, shall pay to the Company the amount of any tax which is due (or shall establish to the satisfaction of the Company payment thereof) if the shares are to be issued in a name other than the name of the Person in whose name such Series B-1
Preferred Shares are registered.

     (e) The Company shall reserve and shall at all times keep reserved out of its authorized but unissued Common Shares a sufficient number of Common
Shares to permit the conversion of the then outstanding Series B-1 Preferred
Shares that may then be converted. All Common Shares which may be issued upon conversion of Series B-1 Preferred Shares shall be validly issued and fully paid, and not subject to preemptive or other similar rights. In order that the Company may issue Common Shares upon conversion of Series B-1 Preferred
Shares, the Company will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such Common Shares to be issued upon conversion on each securities exchange on which the Common Shares are listed.

     The Series B-1 Preferred Shares converted pursuant to the provisions of this Section 15.4 shall thereupon be retired and may not be reissued as Series
B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

     (f) The conversion rate in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:

          (i)  Distribution of Common Shares; Reclassification; Subdivision;
     Combination. In case the Company shall (1) pay a dividend payable in, effect a split up of, or make any other distribution in, Common Shares to holders of the Common Shares, (2) reclassify the outstanding Common
     Shares into Shares of some other class or series of Shares, (3) subdivide the outstanding Common Shares into a greater number of Common Shares or
     (4) combine the outstanding Common Shares into a smaller number of Common
     Shares, the conversion rate immediately prior to such action shall be adjusted so that the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares which he would have owned immediately following such action had such Series B-1 Preferred Shares been converted immediately prior thereto. An adjustment made pursuant to this Section 15.4(f)(i) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a reclassification, subdivision or combination.

          (ii) Issuance of Additional Common Equity. (A) If the Company shall issue to a Person who is not a Company Affiliate (as defined below) at the time of issuance any Additional Common Equity (as defined below) at a price per share less than 85% of the Current Market Price per Common
     Share then in effect on the date of such issuance, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Additional Common Equity offered, and of which the denominator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Common Equity which the aggregate offering price of the Additional
     Common Equity offered would purchase at such Current Market Price per Share. Such adjustments shall become effective immediately after such issuance.

          (B)  If the Company shall issue to a Person who is a Company
     Affiliate at the time of issuance, in any one or a series of related transactions, any Additional Common Equity at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, then the number of Common Shares into which each Series
     B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Additional Common
     Equity offered, and of which the denominator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Common Equity which the aggregate offering price of the Additional Common Equity offered would purchase at such Current Market Price per Share. Such adjustments shall become effective immediately after such issuance.

     "Additional Common Equity" shall mean all Common Equity issued by the Company except: (1) the Common Shares issued upon conversion of the Series B-1 Preferred Shares; (2) the Common Equity issued upon conversion of any Senior Shares, Parity Shares, Common Share Equivalents or any other shares of beneficial interest which, by their terms, are convertible into Common Equity and (a) which were received in the Merger in exchange for KRT Trust Senior Shares, KRT Trust Parity Shares, KRT
     Trust Common Share Equivalents or any other shares of beneficial interest of KRT Trust which were received in the Kranzco Reorganization in exchange for Kranzco Senior Shares, Kranzco Parity Shares, Kranzco
     Common Share Equivalents or any other shares of beneficial interest of Kranzco issued by Kranzco prior to November 12, 1996, (b) for which no adjustment pursuant to this Section 15.4(f) was required at the time of issuance or the time of any amendment or change thereto or (c) for which an adjustment is provided in another provision of this Section 15.4(f);
     (3) up to an aggregate of 250,000 shares of Common Equity and shares of Common Equity into which Common Share Equivalents are exercisable, exchangeable or convertible, in each case issued to Affiliates of the Company, at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, including, without limitation, shares of Common Equity or Common Share Equivalents issued to directors, officers, employees, or trustees of the Company or any Subsidiary of the Company and those issued pursuant to stock option, stock purchase, performance or other remuneration plans adopted by the Board of Trustees from time to time (including, without limitation, the Company's 2000 Incentive Plan); (4) the issuance of shares of Common
     Equity under any circumstances for which an adjustment is provided in
     Section 15.4(f)(i); or (5) Common Equity issued pursuant to a dividend reinvestment plan or stock purchase plan available to all holders of Common Equity.

     "Company Affiliate" shall mean, with respect to any issuance of Additional Common Equity, (i) any trustee, director, officer or employee of the Company or of any subsidiary of the Company, (ii) any Person that is the direct or indirect owner of more than five percent of the issued and outstanding Common Equity of the Company, (iii) any Person that controls, is controlled by or is under common control with, the Company,
     (iv) any trustee, director, officer, employee or family member of any Person listed in clauses (i), (ii) or (iii) of this definition or (v) any Person with respect to which any Person listed in clauses (i) through
     (iv) of this definition is a director, officer or the direct or indirect owner of more than ten percent of the issued and outstanding equity securities of such Person immediately prior to any such issuance.

     "Common Share Equivalent" shall mean any evidence of indebtedness, shares of stock or beneficial interest (other than Series B-1 Preferred
     Shares) or other securities which are or may be convertible into or exchangeable for Additional Common Equity ("Convertible Securities"), or any warrant, option or other right to subscribe for any Convertible
     Securities or for any Additional Common Equity.

     For purposes of this Section 15.4(f)(ii), the number of Common Equity at any time outstanding shall not include Common Equity held in the treasury of the Company.

          (iii) Issuance of Common Share Equivalents. (A) If the Company shall issue to a Person who is not a Company Affiliate at the time of issuance any Common Share Equivalent and the aggregate of the price per Common Share Equivalent and the price per share for which shares of Additional Common Equity may be issuable thereafter pursuant to such Common Share Equivalent shall be below an amount equal to 85% of the Current Market Price per Common Share on the record date for determination of the holders of the Common Shares entitled to receive such issue, or, if, after any such issuance, the price per share for which shares of Additional Common Equity may be issuable thereafter is amended or changed and the aggregate of such price, as so amended or changed, and the price per Common Share Equivalent, shall be below an amount equal to 85% of the Current Market Price per Common Share at the effective time of such amendment or change, then the number of Common
     Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common
     Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable would purchase at such Current Market Price per Common Share. Such adjustments shall become effective immediately after such record date.

          (B)  If the Company shall issue to a Person who is a Company
     Affiliate at the time of issuance, in any one or a series of related transactions, any Common Share Equivalents and the aggregate of the price per Common Share Equivalent and the price per share for which shares of Additional Common Equity may be issuable thereafter pursuant to such Common Share Equivalent shall be below an amount equal to the Current
     Market Price per Common Share on the date of issue, or, if, after any such issuance, the price per share for which shares of Additional Common
     Equity may be issuable thereafter is amended or changed and the aggregate of such price, as so amended or changed, and the price per Common Share
     Equivalent, shall be below an amount equal to the Current Market Price per Common Share at the effective time of such amendment or change, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable would purchase at such Current
     Market Price per Common Share. Such adjustments shall become effective immediately after such issuance.

          (iv) Conversion of Series A-1 Preferred Shares. Notwithstanding anything to the contrary contained in this Section 15.4(f), if the aggregate number of Common Shares into which the Series A-1 Preferred
     Shares are converted exceeds 500,000 Common Shares, subject to adjustment pursuant to Section 15.4(f)(i) (the "Series A-1 Preferred
     Share Conversion Limit"), then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall be entitled to receive such number of Common Shares as would have been received by such holder of Series B-1 Preferred Shares having the same percentage of the then outstanding Common Shares upon such conversion as such holder would have received upon conversion if the aggregate number of Common Shares into which the Series A-1 Preferred
     Shares were converted equalled the Series A-1 Preferred Share Conversion
     Limit at the time of conversion of such Series B-1 Preferred Shares.

          (v) Additional Adjustments. In the event that the Company shall issue to Affiliates of the Company in excess of an aggregate of 250,000 shares of Common Equity and shares of Common Equity into which Common
     Share Equivalents are exercisable, exchangeable or convertible, in each case which are issued at a price per share less than the Current Market
     Price per Common Share then in effect on the date of such issuance, then the calculation of the number of Common Shares into which each Series B-1
     Preferred Share is convertible shall be adjusted pursuant to the provisions of this Section 15.4(f) for each such shares of Common Equity and Common Share Equivalents to Affiliates of the Company at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance.

          (vi) Limitation of Adjustments.  For purposes of this Section
     15.4(f), the number of Common Shares or Common Equity at any time outstanding shall not include Common Shares or Common Equity held in the treasury of the Company. No adjustment of the Series B-1 Conversion
     Price shall be made under Section 15.4(f)(iii), upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or rights, if any adjustment shall previously have been made in the Series B-1 Conversion Price then in effect upon the issuance of such warrants or other rights pursuant to Section 15.4(f)(iii) or otherwise pursuant to this Section 15.4(f).

          (vii) Additional Distributions. If the Company shall make a dividend or distribution of securities (other than Common Shares or Common Share Equivalents) or other property to the holders of Junior
     Shares and not to the holders of the Series B-1 Preferred Shares, then, unless the holders of the Series B-1 Preferred Shares are entitled to receive such distribution at a later time upon conversion of the Series
     B-1 Preferred Shares and such distribution has been set aside for such later distribution, each holder of Series B-1 Preferred Shares shall receive at the time of payment or issuance of such dividend or distribution, without payment or any consideration therefor, such securities or other property which he would have owned immediately following such dividend or distribution had such holder's Series B-1
     Preferred Shares been converted immediately prior thereto; and an appropriate provision therefor shall be made a part of any such dividend or distribution.

          (viii) Computation of Consideration. In making adjustments to the Series B-1 Conversion Price pursuant to this Section 15.4(f), the consideration received by the Company shall be deemed to be the following: to the extent that any Additional Common Equity, and Common
     Share Equivalents or rights shall be issued for a cash consideration, the consideration received by the Company therefor, or, if such Additional
     Common Equity or Common Share Equivalents are offered by the Company for subscription, the subscription price paid to and received by the Company, or, if such Additional Common Equity or Common Share Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in each such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with, the issue thereof; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the consideration received by the Company shall be the fair market value of such consideration at the time of such issuance as determined in good faith by the Board of Trustees. The consideration for any Additional Common Equity issuable pursuant to any Common Share Equivalents shall be the consideration received by the Company for issuing such Common Share Equivalents, plus the additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Share Equivalents. In the case of the issuance at any time of any Additional Common Equity or Common Share
     Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Shares, the Company shall be deemed to have received for such Additional Common Equity or Common Share Equivalents a consideration equal to the amount of such dividend so paid or satisfied.
     In any case in which the consideration to be received or paid shall be other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Trustees, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

     (g) No adjustment in the conversion rate shall be required until cumulative adjustments result in a change of 1% or more of the conversion price as in effect prior to the last adjustment of the conversion rate;
provided, that any adjustment which by reason of this Section 15.4(g) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 15.4 shall be rounded up to the nearest cent ($.01) or to the nearest one-thousandth
(1/1000) of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

     (h)  In the event that, as a result of an adjustment made pursuant to
Section 15.4(f), the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall become entitled to receive any Shares other than Common Shares, thereafter the number of such Shares so receivable upon conversion of any Series B-1 Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in this Section
15.4.

     (i) The Company may make such increases in the number of Common Shares to be received upon the conversion of Series B-1 Preferred Shares, in addition to those required by Section 15.4(f), as is considered to be advisable by the Board of Trustees in order that any event treated for Federal income tax purposes as a distribution of shares or share rights shall not be taxable to the recipients thereof.

     (j) Whenever the conversion rate is adjusted, the Company shall, in addition to any notice required to be delivered pursuant to Section 15.4(a) or 15.4(k), promptly, but in no event later than ten days following such adjustment, send notice to all holders of Series B-1 Preferred Shares of the adjustment and shall cause to be prepared a certificate signed by the principal financial officer of the Company setting forth, in reasonable detail, the adjusted conversion rate and a brief statement of the facts requiring such adjustment and the computation thereof (including a description of the basis on which the Board of Trustees made any determination relating to such adjustment); such certificate shall forthwith be filed with each transfer agent for the Series B-1 Preferred Shares.

     (k) Each holder of Series B-1 Preferred Shares shall be entitled to all notices, including notice of the record dates for any votes with respect to the Common Shares, delivered to holders of Common Shares. In addition, in the event that the Company resolves to take any action which, if it were to occur, would require an adjustment in the conversion rate, or takes such action, a holder of Series B-1 Preferred Shares, if it has a right to convert, may convert, at the applicable conversion ratio, some or all of such shares into Common Shares prior to the record date for, or the effective date of, the transaction so that it may receive the rights, warrants, securities or assets which a holder of Common Shares on that date may receive. Therefore, the Company shall, in addition to any notice required to be delivered pursuant to
Section 15.4(a) or 15.4(j), send notice to all holders of Series B-1 Preferred
Shares stating the proposed record or effective date of (i) any merger or consolidation of the Company with or into any Person, unless (A) immediately following such merger or consolidation, more than 50% of the surviving company's issued and outstanding voting securities are held by the holders of the Company's issued and outstanding voting securities immediately prior to such merger or consolidation and (B) effective provision is made in the charter documents of the surviving Person or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series B-1 Preferred Shares or (ii) any sale, lease, transfer, spin-off, or other disposal or distribution of all or substantially all of the assets of the Company at least 30 days before such date.

     In the event (a) that the Company shall authorize the granting to holders of Common Shares of rights to subscribe for or purchase any shares of beneficial interest of any class or of any other rights or (b) of any capital reorganization or reclassification of the shares of beneficial interest of the Company, then the Company shall provide to the holders of the Series B-1
Preferred Shares prompt notice stating (i) the date on which a record is to be taken for the purpose of such distribution or subscription rights, or, if a record is not to be taken, the date as of which the holders of Common Shares of record would be entitled to such distribution or subscription rights or
(ii) the date on which a capital reorganization or reclassification is expected to become effective.

     (l) In case of (i) any reclassification of outstanding Common Shares issuable upon conversion of Series B-1 Preferred Shares, or (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification of outstanding
Common Shares issuable upon such conversion), the rights of the holders of the outstanding Series B-1 Preferred Shares shall be adjusted in the manner described below:

          (i) In the event that the Company is the surviving corporation, each Series B-1 Preferred Share shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion of each Series B-1 Preferred Share, the holder thereof shall receive, in lieu of each Common Share theretofore issuable upon such conversion, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, consolidation or merger by the holder of one Common Share issuable upon such conversion had such conversion occurred immediately prior to such reclassification, consolidation or merger. Such Series B-1 Preferred Share shall be deemed to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 15.4(l). The provisions of this Section 15.4(l)(i) shall similarly apply to successive reclassifications, consolidations and mergers.

          (ii) In the event that the Company is not the surviving corporation,
     (A) effective provision shall be made in the charter documents of the surviving Person or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series B-1 Preferred Shares or (B) the surviving corporation shall, without payment of any additional consideration therefor, issue new Series B-1 Preferred Shares providing that, upon conversion thereof, the holder thereof shall receive, in lieu of each Common Share theretofore issuable upon conversion of the Series B-1
     Preferred Shares, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, consolidation or merger by the holder of one Common Share issuable upon conversion of the Series B-1 Preferred Shares had such conversion occurred immediately prior to such reclassification, consolidation or merger. Such new Series B-1 Preferred Shares shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 15.4(l)(ii). The provisions of this Section 15.4(l)(ii) shall similarly apply to successive reclassifications, consolidations and mergers.

     A change in par value, or from par value to no par value, or from no par value to par value, or a change as a result of a subdivision or combination, shall not be deemed a reclassification for purposes of these Sections 15.1 through 15.14.

     Section 15.5   Voting Rights.

     (a) (i)   The holders of Series B-1 Preferred Shares shall vote together with the holders of the Common Shares as a single class on all actions to be taken by the holders of the Common Shares.  Each holder of Series B-1
Preferred Shares shall be entitled to such number of votes as shall equal the number of Common Shares into which his Series B-1 Preferred Shares are then convertible, and be entitled to notice of all shareholder meetings with respect to which the holders of Common Shares are then entitled.

     (ii) If the Company shall have failed to authorize and pay or declare and set apart for payment the distributions accumulated on the outstanding Series
B-1 Preferred Shares (A) for any four quarterly Distribution Periods (a "Four
Quarter Preferential Distribution Non-Payment"), the number of trustees of the Board of Trustees shall be increased by one and the holders of the outstanding Series B-1 Preferred Shares, voting together as a separate class, shall be entitled to elect one additional trustee to the Board of Trustees (a
"Preferred Shares Trustee") and (B) for any six quarterly Distribution Periods
(a "Six Quarter Preferential Distribution Non-Payment"; each of a Six Quarter
Preferential Distribution Non-Payment and a Four Quarter Preferential
Distribution Non-Payment shall be referred to herein as a "Preferential
Distribution Non-Payment"), the number of trustees of the Board of Trustees shall be increased by one additional trustee and the holders of the outstanding Series B-1 Preferred Shares, voting together as a separate class, shall be entitled to elect a second Preferred Shares Trustee, until the full distributions accumulated on all outstanding Series B-1 Preferred Shares for such four or six, as the case may be, quarterly Distribution Periods have been authorized and paid or declared and set apart for payment.

     The right of the holders of Series B-1 Preferred Shares to elect a Preferred Shares Trustee may be exercised at any annual meeting of shareholders, or, within the limitations hereinafter provided, at a special meeting of holders of Series B-1 Preferred Shares held for such purpose. At any time after such voting power shall have so vested in the holders of Series
B-1 Preferred Shares, the Board of Trustees shall, at the request of holders of record of at least 25% of the Series B-1 Preferred Shares then outstanding, call a special meeting of the holders of Series B-1 Preferred Shares for the election of the Preferred Shares Trustee to be elected by the holders of Series B-1 Preferred Shares, to be held within 90 days after such call and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of shareholders; provided, however, that the Board of Trustees shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of shareholders. At any meeting so called or at any annual meeting,
(a) holders of a majority of the outstanding Series B-1 Preferred Shares, voting together as a separate class, in person or by proxy, shall be sufficient to constitute a quorum for the election of a Preferred Shares
Trustee as provided in this Section 15.5(a)(ii), and (b) holders of a plurality of the outstanding Series B-1 Preferred Shares, voting together as a separate class, shall have the power to elect a Preferred Shares Trustee. If any such special meeting required to be called as above provided shall not be called by the Board of Trustees within 90 days of a request pursuant to this
Section 15.5(a)(ii), then the holders of record of at least 25% of the Series
B-1 Preferred Shares then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the Company's expense, call such meeting to be held at the place and upon the notice above provided. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of the shareholders or a special meeting held in place thereof next succeeding the time when the holders of Series B-1 Preferred Shares become entitled to elect a Preferred Shares Trustee as above provided. No Preferred Shares Trustee elected by the holders of the Series B-1 Preferred Shares may be removed except by the vote of the holders of a majority of the outstanding Series B-1
Preferred Shares, voting together as a separate class, in person or by proxy, at a meeting called for such purpose. So long as a Preferential Distribution
Non-Payment shall continue, if a Preferred Shares Trustee who has been elected by the holders of Series B-1 Preferred Shares to serve on the Board of Trustees shall no longer serve on the Board of Trustees by reason of resignation, death or removal, such vacancy shall be filled by holders of a plurality of the outstanding Series B-1 Preferred Shares, voting together as a separate class, at a meeting called in accordance with the provisions of this
Section 15.5(a)(ii).

     If and when all accumulated distributions on the Series B-1 Preferred
Shares have been authorized and paid or declared and set apart for payment, the holders of the Series B-1 Preferred Shares shall be divested of the special voting rights provided by this Section 15.5(a), subject to revesting in the event of each and every subsequent Four Quarter Preferential
Distribution Non-Payment or Six Quarter Preferential Distribution
Non-Payment, as the case may be. Upon termination of such special voting rights attributable to all holders of the Series B-1 Preferred Shares, the term of office of the Preferred Shares Trustee or Trustees shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by one or two, as the case may be.

     (b) So long as any Series B-1 Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees shall at all times be such that the exercise, by the holders of the Series B-1 Preferred
Shares of the right to elect a Preferred Shares Trustee under the circumstances provided for in Section 15.5(a) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

     (c) A Preferred Shares Trustee elected pursuant to Section 15.5(a) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series B-1
Preferred Shares) and qualification of his successor or (y) the termination of the special voting rights as provided for in Section 15.5(a).

     Section 15.6   Trustees' Right to Refuse to Transfer Series B-1
Preferred Shares; Limitation on Holdings.

     (a) The terms and provisions of this Section 15.6 shall apply in addition to, and not in limitation of, the terms and provisions of Article
VII.

     (b) Each Person who owns directly or indirectly more than five percent in number or value of the total Shares outstanding shall, by January 30 of each year, give written notice to the Company stating the Person's name and address, the number of Shares directly or indirectly owned by such Person, and a description of the capacity in which such Shares are held. For purposes of this Section 15.6, the number and value of the total Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Shares, irrespective of such shareholder's percentage
"ownership" of outstanding Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Shares as the Board of Trustees deems reasonably necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section 1.5), to comply with the requirements of any taxing authority or governmental agency or to ensure or ascertain compliance with this Section 15.6. For purposes of this
Section 15.6, "ownership" shall be as defined in Section 15.6(k).

     (c) If, in the opinion of the Board of Trustees, which shall be binding upon any prospective acquiror of Series B-1 Preferred Shares, any proposed transfer or issuance would jeopardize the status of the Company as a REIT under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to cause any such transfer not to occur or to void any such issuance.

     (d) As a condition to any transfer and/or registration of transfer on the books of the Company of any Series B-1 Preferred Shares which could result in direct or indirect ownership of Shares exceeding 9.8% of the lesser of the number or the value of the total Shares (such excess shares, the "Excess
Shares") by a Person other than a Series B-1 Excepted Person, such prospective transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership. On each date of determination, the calculation of the number of the total Shares outstanding on such date shall be made assuming the conversion or exercise of all Series B-1 Preferred Shares, Common Share
Equivalents and Convertible Securities of such transferee on the date of determination in accordance with the terms of these Sections 15.1 through 15.14.

     (e)  Any transfer or issuance of Series B-1 Preferred Shares that would
(i) create a direct or indirect owner of Excess Shares other than a Series B-1
Excepted Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series B-1 Preferred Shares hereunder and shall be deemed never to have had an interest therein.

     "Series B-1 Excepted Person" shall mean (i) any Person defined as an "Excepted Person" pursuant to the Declaration of Trust, (ii) any Person approved prior to the issuance of Series B-1 Preferred Shares by the Board of Trustees, (iii) any Person approved after the issuance of Series B-1 Preferred
Shares by the Board of Trustees, at its option and in its sole discretion, and
(iv) each Person listed below, for so long as its direct or indirect ownership of Shares, individually or in the aggregate, in any combination, with those of any or all other Persons listed below, do not and could not exceed, the number of Shares or the percentage set forth below of the lesser of the number or the value of the Shares outstanding. Notwithstanding anything contained in these Sections 15.1 through 15.14 to the contrary, the Board of Trustees shall not grant approval to any Person, and no Person shall be or be deemed a Series B-1
Excepted Person, if such Person's direct or indirect ownership of Series B-1
Excess Shares would or could result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a REIT under the REIT provisions of the Code.


                                        Aggregate Number of Shares
Names of Series B-1 Excepted            or Percentage For All
Persons                                 Such Excepted Persons Combined
----------------------------            ------------------------------

Robert A. Mandor, Leonard S.       The maximum number of shares of beneficial
Mandor, Mill Neck Associates,      interest of the Company, into which such
B.& L. Associates, L.L.C. and/or   holders' Series B-1 Preferred Shares are
Mountain View Mall, Inc. and/or    then convertible, plus 33,200 Common
their affiliates.                  Shares, less any shares of beneficial
                                   interest of the Company transferred by any
                                   such holders to any Person who is not one
                                   of the Series B-1 Excepted Persons listed
                                   herein, but in no event less than 9.8%.

     (f) The Company, by notice to the holder, transferor or transferee thereof, as the case may be, may purchase any or all Excess Shares (i) that are or proposed to be transferred in violation of any of the provisions hereof or (ii) that are or proposed to be transferred pursuant to a transfer which, in the opinion of the Board of Trustees (which shall be binding upon any proposed transferor or transferee of Series B-1 Preferred Shares), would result in any Person acquiring Series B-1 Excess Shares, or would otherwise jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code. The Company shall have the power, by lot or other means deemed equitable by the Board of Trustees in its sole discretion, to purchase such Series B-1 Excess Shares. The purchase price for each Series
B-1 Excess Share shall be equal to the greatest of (i) the average of the closing prices for a Series B-1 Preferred Share for the thirty trading days preceding the day on which notice of such proposed transfer is sent, (ii) the product of (x) the average of the closing prices for a Common Share for the thirty trading days preceding the day on which notice of such proposed transfer is sent and (y) the number (including fractions) of Common Shares into which such Series B-1 Preferred Share may be converted on such day and
(iii) the sum of (x) the Liquidation Preference for such Series B-1 Preferred
Share and (y) the accrued and unpaid distributions on such Series B-1
Preferred Share. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case of the New York Stock Exchange, Inc., or if the Series B-1
Preferred Shares or Common Shares, as the case may be, are not listed or admitted to trading on the New York Stock Exchange, Inc., on the principal national securities exchange on which the Series B-1 Preferred Shares or Common Shares, as the case may be, are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Series B-1 Preferred Shares or Common Shares, as the case may be, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Series B-1 Preferred Shares or Common Shares, as the case may be, are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on such basis as it considers appropriate. Prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees, but in no event later than twenty Business Days after the Board of Trustees elects to make such purchase. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series
B-1 Preferred Shares to be so purchased shall have been made or duly provided for, the holder of any Series B-1 Excess Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Series B-1 Preferred Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Series B-1 Excess Shares prior to the discovery by the Company that the Series B-1 Preferred Shares have been transferred in violation of this Section 15.6 shall be repaid to the Company upon demand. The Series B-1 Preferred Shares purchased pursuant to the provisions of this Section 15.6(f) shall thereupon be retired and may not be reissued as Series B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

     (g) If Section 15.6(e), (f), (g) or (h) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series B-1 Preferred Shares in violation of such subsections shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series B-1 Preferred Shares on behalf of the Company. The Company, by notice to the acquiror thereof, may purchase any or all Series B-1 Preferred Shares so acquired in the manner designated by
Section 15.6(f).

     (h) Subject to Section 15.6(l), notwithstanding any other provision in these Sections 15.1 through 15.14 to the contrary, any purported transfer, sale or acquisition of Series B-1 Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect ownership, or attribution of ownership, of Series B-1 Preferred Shares) which would result in the termination of the status of the Company as a REIT under the REIT Provisions of the Code shall be null and void ab initio. Any such Series
B-1 Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Series B-1 Excess Shares in Section 15.6(f).

     (i) Subject to Section 15.6(l), nothing contained in this Section 15.6 or in any other provision of these Sections 15.1 through 15.14 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of the Shareholders by preservation of the Company's status as a REIT under the REIT
Provisions of the Code.

     (j) If any provision of this Section 15.6 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
To the extent this Section 15.6 may be inconsistent with any other provision in these Sections 15.1 through 15.14, this Section 15.6 shall be controlling.

     (k)  For purposes of these Sections 15.1 through 15.14, Series B-1
Preferred Shares not owned directly shall be deemed to be owned indirectly by a Person if that Person or a group of which he is a member would be the beneficial owner of such Series B-1 Preferred Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and/or would be considered to own such Series B-1 Preferred Shares by reason of the REIT
Provisions of the Code.

     (l) Notwithstanding any other provision of Section 15.6, nothing in these Sections 15.1 through 15.14 shall preclude the settlement of transactions entered into through the facilities of the New York Stock
Exchange, Inc. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 15.6 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 15.6.

     Section 15.7   Redemption at the Option of the Board of Trustees.

     (a) After February 27, 2002, if the aggregate Liquidation Preferences of all of the outstanding Series B-1 Preferred Shares shall at any time be less than $3,000,000, the Board of Trustees may, at its option and in its sole discretion, redeem the Series B-1 Preferred Shares in whole, subject to the limitations set forth below, at a redemption price equal to $25.00 per share
(the "Call Price"), plus (i) all distributions accrued and unpaid on such Series B-1 Preferred Shares for past Distribution Periods and (ii) the pro rata portion of the distributions on such Series B-1 Preferred Shares for the current Distribution Period through the Redemption Date (together, the
"Redemption Distributions"), upon giving notice as provided below.

     (b) At least 30 days but not more than 90 days prior to the date fixed for the redemption of the Series B-1 Preferred Shares (the "Redemption Date"), the Company shall mail a written notice (a "Notice of Redemption") to each holder of record of the Series B-1 Preferred Shares in a postage prepaid envelope addressed to such holder at his address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such Series B-1 Preferred Shares, stating the Redemption Date, the Call Price, the number of Series B-1 Preferred Shares then outstanding and to be redeemed and the place(s) where the certificate(s) representing such Series B-1
Preferred Shares are to be surrendered for payment.

     (c)  On or after the Redemption Date each holder of the Series B-1
Preferred Shares shall present and surrender his certificate or certificates for such Series B-1 Preferred Shares to the Company at the place designated in such notice for redemption and thereupon the Call Price and the Redemption
Distributions for such Series B-1 Preferred Shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Redemption Date (unless default shall be made by the Company in payment of the Call Price or the Redemption Distributions), (i) all distributions on the Series B-1 Preferred Shares shall cease to accrue, and all rights of the holders thereof as shareholders of the Company shall cease and terminate, except for the right (x) to surrender their Series B-1
Preferred Shares for conversion into Common Shares as provided for, and in accordance with, the provisions of these Sections 15.1 through 15.14, (including, without limitation, Section 15.4 hereof) at any time prior to the Redemption Date or (y) to receive the Call Price and the Redemption
Distributions with respect to such Series B-1 Preferred Shares upon the surrender of certificates representing the same, (ii) the Series B-1 Preferred
Shares shall no longer be deemed to be outstanding for any purpose whatsoever and (iii) the Series B-1 Preferred Shares redeemed pursuant to the provisions of this Section 15.7 shall thereupon be retired and may not be reissued as Series B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

     (d) If a Notice of Redemption has been given pursuant to Section 15.7(b) above and any holder of Series B-1 Preferred Shares shall, prior to the close of business on the last Business Day preceding the Redemption Date, give written notice to the Company pursuant to Section 15.4 of the conversion of any or all of the Series B-1 Preferred Shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then such redemption shall not become effective as to such Series B-1 Preferred Shares to be converted, such conversion shall become effective as provided in Section 15.4.

     Section 15.8   Exclusion of Other Rights.

     Except as may otherwise be required by law, the Series B-1 Preferred
Shares shall not have any preferences, conversion or other rights, voting powers, restrictions or limitations as to dividends or other distributions other than as specifically set forth in the Declaration of Trust.

     Section 15.9   Headings of Subdivisions.

     The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     Section 15.10  Severability of Provisions.

     If any of the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-1 Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, or limitations as to distributions of Series B-1 Preferred
Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-1 Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

     Section 15.11  Ranking.

     With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series B-1
Preferred Shares shall rank senior to any Junior Shares, the Common Shares and any Common Share Equivalent and on a parity with any other preferred shares issued by the Company, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of Section 15.12 hereof have been complied with. However, the Company may authorize or increase any class or series of Parity Shares or Junior Shares, or both, without the vote or consent of the holders of the Series B-1 Preferred Shares.

     Section 15.12  Limitations.

     In addition to any other rights provided to the holders of the Series B-1
Preferred Shares by applicable law, so long as any Series B-1 Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the total number of outstanding Series B-1
Preferred Shares, voting together as a separate class,

          (i) authorize, create or issue, or increase the par value or authorized or issued amount of, any class or series of Senior Shares, or rights to subscribe to or acquire, any security convertible into, any class or series of Senior Shares, or reclassify any shares of beneficial interest into any such Senior Shares or reclassify any Junior Shares into Parity Shares;

          (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including these Sections 15.1 through 15.14) so as to adversely affect the preferences, right to convert, conversion price adjustments, notice rights, special conversion rights, distribution and liquidation rights, preferences, restrictions or limitations, redemption rights or privileges, or voting powers or rights of the Series B-1 Preferred
     Shares; or

          (iii)  modify an express contract right of the Series B-1 Preferred
     Shares; but (except as otherwise provided in these Sections 15.1 through 15.14 or required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized Common Shares, or (ii) in connection with the authorization or increase of any class or series of Parity Shares or Junior Shares. The Company with the written consent or affirmative vote of the holders of a majority of the Series B-1 Preferred Shares shall have the right to amend, alter or repeal any of the provisions of these Sections 15.1 through 15.14 without the approval, consent or vote of any other class of shares of beneficial interest of the Company.

     Section 15.13  No Preemptive Rights.

     No holder of Series B-1 Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued Shares (whether now or hereafter authorized) or securities of the Company convertible, including securities into or carrying a right to subscribe to or acquire Shares.

     Section 15.14  Notices.

     Except as may otherwise be provided in the Declaration of Trust, all notices to holders of Series B-1 Preferred Shares shall be written, and delivered by first class mail, postage prepaid, addressed to record holders of the Series B-1 Preferred Shares as their names shall appear on the share records of the Company on the applicable record date, or, if no record date has been set, then on the date of delivery of such notice.

                                 ARTICLE XVI

                       SERIES D CUMULATIVE REDEEMABLE
                              PREFERRED SHARES


     Section 16.1   Certain Definitions.

     Unless the context otherwise requires, the terms defined in this Section
16.1 shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series D Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

     Capital Shares. The term "Capital Shares" shall mean, with respect to any Person, any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests
(however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital shares), warrants or options to purchase any thereof.

     Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common shares of beneficial interest of the Company, including the Common Shares, and any other shares of beneficial interest of the Company, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

     Common Shares.  The term "Common Shares" shall mean the Common Shares of
Beneficial Interest, $.01 par value per share, of the Company.

     Distribution Payment Date. The term "Distribution Payment Date" shall have the meaning set forth in Section 16.2(b).

     Distribution Period. The term "Distribution Period" shall mean the period from, and including, the Initial Payment Period Commencement Date, notwithstanding that no Series D Preferred Shares had been issued on such date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

     Distribution Record Date. The term "Distribution Record Date" shall mean the date designated by the Board of Trustees of the Company at the time a distribution is declared, provided, however, that such Distribution Record
Date shall be not more than 60 days nor less than ten days prior to such Distribution Payment Date.

     Initial Payment Period Commencement Date.  The term "Initial Payment
Period Commencement Date" shall mean April 20, 2000.

     Junior Shares.  The term "Junior Shares" shall mean, as the case may be,
(i) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series D Preferred Shares shall have been so paid or declared and set apart for payment and (ii) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series D Preferred Shares shall have received the entire amount to which such Class D Preferred Shares are entitled upon such liquidation, dissolution or winding up.

     Liquidation Preference.  The term "Liquidation Preference" shall mean
$25.00 per share.

     Parity Shares.  The term "Parity Shares" shall mean, as the case may be,
(i) any class or series of shares of beneficial interest of the Company which is entitled to receive payment of distributions on a parity with the Series D
Preferred Shares, (ii) any class or series of shares of beneficial interest of the Company which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series D
Preferred Shares, and (iii) the Series A-1 Preferred Shares and the Series B-1
Preferred Shares.

     Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange
Act of 1934, as amended, and a group to which an Excepted Holder Limit (as defined in paragraph (F) below) applies, but does not include an underwriter which participates in a public offering of the Series D Preferred Shares, provided that such ownership by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

     Preferential Distribution Non-Payment.  The term "Preferential
Distribution Non-Payment" shall have the meaning set forth in Section 16.5(b).


     Preferred Shares Trustee. The term "Preferred Shares Trustee" shall have the meaning set forth in Section 16.5(b).

     Redemption Date. The term "Redemption Date" shall have the meaning set forth in Section 16.4(b) below.

     Redemption Price. The term "Redemption Price" shall mean a price per Series D Preferred Share equal to $25.00 together with accrued and unpaid distributions, if any, thereon to the Redemption Date, without interest.

     Redemption Record Date. The term "Redemption Record Date" shall mean the date designated by the Board of Trustees of the Company for redemption of Series D Preferred Shares, provided, however, that such Redemption Record Date shall be not more than 60 days nor less than 30 days prior to such Redemption
Date.

     REIT.  The term "REIT" shall mean a real estate investment trust under
Section 856 of the Code.

     Senior Shares.  The term "Senior Shares" shall mean, as the case may be,
(i) any class or series of shares of beneficial interest of the Company ranking senior to the Series D Preferred
Shares in respect of the right to receive distributions or (ii) any class or series of shares of beneficial interest of the Company ranking senior to the Series D Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

     Series A-1 Preferred Shares. The term "Series A-1 Preferred Shares" shall mean the Series A-1 Increasing Rate Cumulative Convertible Preferred
Shares of Beneficial Interest, par value $.01 per share, of the Company.

     Series B-1 Preferred Shares. The term "Series B-1 Preferred Shares" shall mean the Series B-1 Cumulative Convertible Preferred Shares of
Beneficial Interest, par value $.01 per share, of the Company.

     Section 16.2   Distributions.

     (a) The record holders of Series D Preferred Shares shall be entitled to receive cash distributions, when, as and if authorized and declared by the Board of Trustees, out of assets legally available for payment of distributions. Such distributions shall be payable quarterly by the Company in cash at a rate of 9.5% of the Liquidation Preference per annum (equivalent to $2.375 per Series D Preferred Share per annum).

     (b) Distributions on Series D Preferred Shares shall be cumulative from the Initial Payment Period Commencement Date, notwithstanding that no Series D
Preferred Shares had been issued on such date. Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Trustees of the Company on the 20th day of January, April, July, and October of each year
(each, a "Distribution Payment Date"), commencing on July 20, 2000.  If any
Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day. The amount of distributions payable on Series D Preferred Shares for each full Distribution
Period shall be computed by dividing by four the annual distribution rate set forth in Section 16.2(a) above. Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be paid to the holders of record of the Series D
Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Distribution Record Date for such distribution. Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor. Any distribution payment made on Series
D Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. The Series D Preferred Shares rank pari passu to the Series A-1 Preferred Shares and the Series B-1
Preferred Shares.

     (c) If any Series D Preferred Shares are outstanding, no distributions shall be authorized or paid or set apart for payment on any other class or series of Junior Shares or Parity Shares for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Shares for all past Distribution Periods and the then current Distribution Period. When distributions are not paid in full
(or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Shares and any other class or series of Preferred Shares ranking on a parity as to distributions with the Series D Preferred Shares, all distributions authorized upon the Series D Preferred Shares and any other such class or series of Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Series D Preferred
Shares and such class or series of such Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series D Preferred Shares and such class or series of Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D Preferred
Shares which may be in arrears.

     (d) Except as provided in Section 16.2(c), unless full cumulative distributions on the Series D Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no distributions (other than in Junior Shares) shall be authorized or paid or set apart for payment or other distribution shall be authorized or made upon any Junior Shares or Parity Shares nor shall any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other Junior Shares).

     (e) Notwithstanding anything contained herein to the contrary, no distributions on Series D Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

     (f) Notwithstanding anything contained herein to the contrary, distributions on the Series D Preferred Shares, if not paid on the applicable
Distribution Payment Date, will accrue whether or not any agreement of the Company prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

     (g) If, for any taxable year, the Board of Trustees elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid for the year to holders of all classes of shares of beneficial interest of the Company (the
"Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series D Preferred Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid to the holders of the Series D Preferred Shares for the year and the denominator of which shall be the Total Distributions.

     Section 16.3   Distributions Upon Liquidation, Dissolution or Winding
Up.

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the prior preferences and other rights of any Senior Shares as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of Series D Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Company.

     (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series D Preferred Shares and the corresponding amounts payable on all shares of Parity Shares as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series D Preferred Shares and all such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. The Series D Preferred Shares rank pari passu to the Series A-1 Preferred Shares and the Series B-1 Preferred
Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company. Neither the consolidation or merger of the Company into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 16.3; provided that, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series D Preferred Shares.

     Section 16.4   Redemption by the Company.

     (a) The Series D Preferred Shares may be redeemed for cash, in whole or from time to time in part, on any date on or after December 11, 2002 as fixed by the Board of Trustees of the Company at the Redemption Price. The
Redemption Price of the Series D Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of other Capital Shares of the Company and not from any other source.

     (b) Each date fixed for redemption pursuant to Section 16.4(a) is called a "Redemption Date". If the Redemption Date is after a Distribution Record
Date and before the related Distribution Payment Date, the distribution payable on such Distribution Payment Date shall be paid to the holder in whose name the Series D Preferred Shares to be redeemed are registered at the close of business on such Distribution Record Date notwithstanding the redemption thereof between such Distribution Record Date and the related Distribution
Payment Date or the Company's default in the payment of the distribution.

     (c)  In case of redemption of less than all of the Series D Preferred
Shares at the time outstanding, the shares to be redeemed shall be selected by the Company pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Board of Trustees.

     In order to facilitate the redemption of Series D Preferred Shares, the Board of Trustees may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

     (d) Notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series D
Preferred Shares to be redeemed at their respective addressees as they appear on the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to any holder to whom the Company has failed to give notice or except as to any holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series D
Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series D Preferred Shares to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of Series D Preferred
Shares to be redeemed from such holder; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

     (e) If notice has been mailed in accordance with Section 16.4(d), and such notice provided that on or before the Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption
Date, distributions on the Series D Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Shares, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof.

     (f) Any funds deposited with a bank or trust company for the purpose of redeeming Series D Preferred Shares shall be irrevocable except that:

          (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

          (ii) any balance of monies so deposited by the Company and unclaimed by the holders of the Series D Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

     (g) No Series D Preferred Shares may be redeemed except with assets legally available for the payment of the Redemption Price.

     (h)  Unless full cumulative distributions on all Series D Preferred
Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series D Preferred Shares shall be redeemed unless all outstanding Series D
Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred
Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Shares from persons owning in the aggregate 9.8 percent or more of the lesser of the number or value of the total outstanding shares of beneficial interest of the Company pursuant to provisions of the Declaration of Trust, or 10 percent or more of the lesser of the number or value of the total outstanding Series D Preferred Shares pursuant to provisions of this
Article XVI.  Unless full cumulative distributions on all outstanding Series D
Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, the Company shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Shares (except by conversion into or exchange for shares of the Company ranking junior to the Series D Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company).

     (i) All Series D Preferred Shares redeemed pursuant to this Section 16.4 shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

     Section 16.5   Voting Rights.

     (a) The holders of Series D Preferred Shares shall not be entitled to vote on any matter except (i) as provided in Section 16.8 or (ii) as provided in Section 16.5(b).

     (b) In the event the Company shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding
Series D Preferred Shares for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a "Preferential
Distribution Non-Payment"), the number of trustees of the Company shall be increased by two and the holders of the outstanding Series D Preferred Shares, voting together as a class with all other classes or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights and then entitled to vote on the election of such additional two trustees, shall be entitled to elect such two additional trustees until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding Series D Preferred Shares have been authorized and paid or set apart for payment. Upon the occurrence of a Preferential Distribution
Non-Payment or a vacancy in the office of a Preferred Shares Trustee, the Board of Trustees may, and upon the written request of the holders of record of not less than 20% of the holders of the Series D Preferred Shares and all holders of other classes or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights who are then entitled to vote on the election of such additional trustee or trustees shall, call a special meeting of such holders for the purpose of electing the additional trustee or trustees. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Company and all holders of the Series D
Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights are afforded the opportunity to elect such additional trustee or trustees (or fill any vacancy) at such annual meeting of shareholders.

     If and when all accumulated distributions on the Series D Preferred
Shares have been authorized and paid or set aside for payment in full, the holders of the Series D Preferred Shares shall be divested of the special voting rights provided by this Section 16.5(b), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment.
Upon termination of such special voting rights attributable to all holders of the Series D Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series D
Preferred Shares with respect to distribution rights, the term of office of each trustee elected by the holders of the Series D Preferred Shares and such parity preferred shares (a "Preferred Shares Trustee") pursuant to such special voting rights shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by the number of Preferred Shares Trustees. Any Preferred Shares Trustee may be removed only by the vote of the holders of record of a majority of the outstanding Series D
Preferred Shares and all other series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights who would then be entitled to vote in such Preferred
Shares Trustee's election, voting together as a separate class, at a meeting called for such purpose.

     (c) So long as any Series D Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees of the Company shall at all times be such that the exercise, by the holders of the Series D Preferred
Shares and the holders of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights, of the right to elect trustees under the circumstances provided for in Section
16.5(b) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

     (d) Trustees elected pursuant to Section 16.5(b) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series D Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series D
Preferred Shares with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Shares Trustee upon the termination of the special voting rights as provided for in subparagraph (2) of this Section 16.5(b) or as otherwise provided for in Section 16.5(b).

     (e) So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by vote of the holders of record of a majority of the outstanding Series D Preferred
Shares and all other series of preferred shares ranking on a parity with the Series D Preferred Shares with respect to distribution rights who are then entitled to vote in the election of such Preferred Shares Trustee as provided above. As long as the Preferential Distribution Non-Payment shall continue, holders of the Series D Preferred Shares shall not, as such shareholders, be entitled to vote on the election or removal of trustees other than Preferred
Shares Trustees, but shall not be divested of any other voting rights provided to such shareholders by the Declaration of Trust and this Article XVI with respect to any other matter to be acted upon by the shareholders of the Company.

     Section 16.6   Restriction on Transfer and Ownership of Series D
Preferred Shares

     (a) The terms and provisions of this Section 16.6 shall apply in addition to, and not in limitation of, the terms and provisions of Article
VII.

     (b)  Definitions.  In addition to the definitions set forth in Section
16.1 above, for the purpose of this Section 16.6, the following terms shall have the following meanings:

          Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Series D Preferred Shares by a Person, whether the interest in Series D Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section
856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 16.6(d)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 16.6(d)(i).

          Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Series D Preferred Shares by a Person, whether the interest in Series D Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section
856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          Excepted Holder. The term "Excepted Holder" shall mean any shareholder of the Company for whom an Excepted Holder Limit is created by this Section 16.6 or by the Board of Trustees pursuant to Section
16.6(c)(vii)(A).

          Excepted Holder Limit. The term "Excepted Holder Limit" shall mean with respect to any Excepted Holder, provided that the affected Excepted
Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 16.6(c)(vii)(A), and subject to adjustment pursuant to Section 16.6(c)(viii), the percentage limit established by the Board of Trustees pursuant to Section 16.6(c)(vii)(A).

          Initial Date. The term "Initial Date" shall mean the date upon which this Article XVI containing this Section 16.6 is accepted for record by the State Department of Assessments and Taxation of Maryland.

          Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Series D Preferred Shares, the Closing Price for such Series D Preferred Shares on such date. The "Closing
Price" on any date shall mean the last sale price for such Series D Preferred
Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series D
Preferred Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Series D
Preferred Shares are listed or admitted to trading or, if such Series D
Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated
Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Series D
Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series D Preferred Shares selected by the Board of Trustees or, in the event that no trading price is available for such Series D
Preferred Shares, the fair market value of Series D Preferred Shares, as determined in good faith by the Board of Trustees, which determination shall be conclusive for all purposes hereof.

          Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of
Section 16.6(c)(i), would Beneficially Own or Constructively Own Series D
Preferred Shares in violation of the provisions of Section 16.6(c)(i)(A) and if appropriate in the context, shall also mean any Person who would have been the record owner of Series D Preferred Shares that the Prohibited Owner would have so owned.

          Restriction Termination Date. The term "Restriction Termination
Date" shall mean the first day, after the Initial Date, on which the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Series D Preferred Shares set forth herein is no longer required in order for the Company to qualify as a REIT.

          Series D Preferred Share Ownership Limit. The term "Series D
Preferred Share Ownership Limit" shall mean not more than 10 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Series D Preferred Shares. The number and value of outstanding
Series D Preferred Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

          Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive
Ownership, or any agreement to take any such actions or cause any such events, of Series D Preferred Shares or the right to vote or receive dividends on Series D Preferred Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series D Preferred
Shares or any interest in Series D Preferred Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Series D Preferred Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

          Trustee. The term "Trustee" shall mean the Person, unaffiliated with the Company and a Prohibited Owner, that is appointed by the Company to serve as trustee of the Charitable Trust.

     (c)  Series D Preferred Shares.

          (i) Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

               (A)  Basic Restrictions.  No Person, other than an Excepted
Holder, shall Beneficially Own or Constructively Own Series D Preferred Shares in excess of the Series D Preferred Share Ownership Limit, and no Excepted
Holder shall Beneficially Own or Constructively Own Series D Preferred Shares in excess of the Excepted Holder Limit for such Excepted Holder.

               (B)  Transfer in Trust. If any Transfer of Series D Preferred
Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Series D Preferred Shares in violation of Section 16.6(c)(i)(A),

                    (x) then that number of Series D Preferred Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 16.6(c)(i)(A) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 16.6(d), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Series D Preferred Shares; or

                    (y) if the transfer to the Charitable Trust described in clause (x) of this sentence would not be effective for any reason to prevent the violation of Section 16.6(c)(i)(A), then the Transfer of that number of Series D Preferred Shares that otherwise would cause any Person to violate
Section 16.6(c)(i)(A) shall be void ab initio and the intended transferee shall acquire no rights in such Series D Preferred Shares.

          (ii) Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section
16.6(c)(i) or that a Person intends to acquire or has attempted to acquire
Beneficial or Constructive Ownership of any Series D Preferred Shares in violation of Section 16.6(c)(i) (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem
Series D Preferred Shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 16.6(c)(i) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above, irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

          (iii) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Series D Preferred Shares that will or may violate Section 16.6(c)(i)(A), or any Person who would have owned Series D Preferred Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section
16.6(c)(i)(B), shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company's status as a REIT.

          (iv) Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

               (A) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Series D Preferred Shares, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Series D Preferred Shares
Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company's status as a REIT and to ensure compliance with the Series D Preferred Share Ownership Limit.

               (B) each Person who is a Beneficial or Constructive Owner of Series D Preferred Shares and each Person (including the shareholder of record) who is holding Series D Preferred Shares for a Beneficial or Constructive Owner shall provide to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

          (v)  Remedies Not Limited. Subject to Section 16.6(e) and Article
III, nothing contained in this subparagraph (3) of this Section 16.6(c) shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of its shareholders in preserving the Company's status as a REIT.

          (vi) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 16.6(c), Section 16.6(d) or any definition contained in Section 16.6(b), the Board of Trustees shall have the power to determine the application of the provisions of this Section 16.6(c) or Section 16.6(d) with respect to any situation based on the facts known to it. If Section 16.6(c) or 16.6(d) requires an action by the Board of Trustees and this Article XVI fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section
16.6(b), 16.6(c) or 16.6(d).

          (vii)  Exceptions.

               (A) The Board of Trustees, in its sole discretion, may exempt a Person from the Series D Preferred Share Ownership Limit, and may establish or increase an Excepted Holder Limit for such Person if:

                         (x)  the Board of Trustees obtains such
representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial or Constructive Ownership of such Series D Preferred Shares would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning
(actually or Constructively) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

                         (y)  such Person does not and represents that it
will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 10 percent interest (as set forth in Section 856(d) (2) (B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Company's ability to qualify as a REIT, shall not be treated as a tenant of the Company); and

                         (z)  such Person agrees that any violation or
attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 16.6(c)(i) through 16.6(c)(vi) will result in such Series D Preferred Shares being automatically transferred to a Charitable Trust in accordance with Section 16.6(c)(i)(A) and 16.6(d).

               (B)  Prior to granting any exception pursuant to Section
16.6(c)(vii)(A), the Board of Trustees may require a ruling from the Internal
Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

               (C) An underwriter which participates in a public offering or a private placement of Series D Preferred Shares (or securities convertible into or exchangeable for Series D Preferred Shares) may Beneficially Own or Constructively Own Series D Preferred Shares (or securities convertible into or exchangeable for Series D Preferred Shares) in excess of the Series D
Preferred Share Ownership Limit, but only to the extent and for so long as it is necessary to facilitate such public offering or private placement.

               (D)  The Board of Trustees may only reduce the Excepted Holder
Limit for an Excepted Holder: (1) with the written consent of such Excepted
Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Series D Preferred Share Ownership Limit.

          (viii)    Increase in Series D Preferred Share Ownership Limits.
The Board of Trustees may from time to time increase the Series D Preferred
Share Ownership Limit if the Board determines, in its sole discretion, that such increase will not adversely affect the Company's ability to qualify as a REIT.

          (ix) Legend. Each certificate for Series D Preferred Shares shall bear substantially the following legend:

          The shares evidenced by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Company's maintenance of its status as a Real Estate Investment
          Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Company's Declaration of Trust, as amended and supplemented, no Person may Beneficially or Constructively Own Series D Preferred Shares of the
          Company in excess of 10 percent (in value or number of shares) of the outstanding Series D Preferred Shares of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable). Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Series D Preferred Shares which cause or will cause a Person to Beneficially or Constructively
          Own Series D Preferred Shares in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership are violated, the Series D Preferred Shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in Article XVI of the Company's
          Declaration of Trust relating to the Series D Preferred shares, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Series D
          Preferred Shares of the Company on request and without charge.

     Instead of the foregoing legend, the certificate may state that the Company will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

     (d)  Transfer of Series D Preferred Shares in Trust.

          (i) Ownership in Trust. Upon any purported Transfer or other event described in Section 16.6(c)(i)(B) that would result in a transfer of Series D
Preferred Shares to a Charitable Trust, such Series D Preferred Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable
Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section
16.6(c)(i)(B). The Trustee shall be appointed by the Board of Trustees of the Company and shall be a Person unaffiliated with the Company and any Prohibited
Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 16.6(d)(vi).

          (ii) Status of Shares Held by the Trustee. Series D Preferred Shares held by the Trustee shall be issued and outstanding Series D Preferred Shares of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

          (iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Series D
Preferred Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid with respect to Series D Preferred Shares after the time that such Series D Preferred Shares have been transferred to the Trustee but before the discovery by the Company of such transfer shall be paid by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Series D Preferred Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that Series D Preferred
Shares have been transferred to the Trustee (but only votes cast with respect to such transferred Series D Preferred Shares) and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible trust action, then the Trustee shall not have authority to rescind and recast such vote. Notwithstanding the provisions of this Section
16.6, until the Company has received notification that Series D Preferred
Shares have been transferred into a Charitable Trust, the Company shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

          (iv) Sale of Shares by Trustee. Within 20 days of receiving notice from the Company that Series D Preferred Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 16.6(c)(i)(A). Upon such sale, the interest of the Charitable
Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 16.6(d)(iv). The
Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. In addition, if a Prohibited Owner has received any dividend or other distribution paid with respect to Series D Preferred Shares prior to the discovery by the Company that such Series D Preferred Shares have been transferred to the Trustee and the Prohibited Owner has not paid the Trustee the amount of such dividend or other distribution as required by
Section 16.6(d)(iii), the amount received by the Prohibited Owner pursuant to the preceding sentence shall be reduced by the amount of such dividend or other distribution. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.
If, prior to the discovery by the Company that Series D Preferred Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 16.6(d)(iv), such excess shall be paid by the Prohibited Owner to the Trustee upon demand.

          (v)  Purchase Right in Shares Transferred to the Trustee. Series D
Preferred Shares transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 16.6(d)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

          (vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Board of Trustees of the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Series D Preferred Shares held in the
Charitable Trust would not violate the restrictions set forth in Section
16.6(c)(i)(A) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     (e) Stock Exchange Transactions. Nothing in this Section 16.6 shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Section 16.6 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 16.6.

     (f) Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 16.6.

     (g) Non-Waiver. No delay or failure on the part of the Company or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

     Section 16.7   Ranking.

     With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series D Preferred
Shares rank senior to the Common Shares, and on a parity with the Series A-1
Preferred Shares and the Series B-1 Preferred Shares and any other preferred shares issued by the Company, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of Section 16.8 hereof have been complied with. However, the Company may authorize or increase any class or series of shares of beneficial interest ranking on a parity with or junior to the Series D Preferred Shares as to distribution rights or liquidation preference without the vote or consent of the holders of the Series D Preferred Shares.

     Section 16.8   Limitations.

     So long as any Series D Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series D
Preferred Shares, voting as a class,

                    1. authorize, create or issue, or increase the authorized or issued amount of, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or liquidation preference, senior to the Series D Preferred Shares, or reclassify any shares of beneficial interest into any such shares; or

                    2. amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including this Article XVI) that would change the preferences, rights or privileges with respect to the Series D Preferred Shares so as to affect the Series D
               Preferred Shares materially and adversely;

but (except as otherwise expressly required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized Common Shares; (ii) in connection with the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series D Preferred Shares; (iii) in connection with any merger or consolidation in which the Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series D Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation;
(iv) in connection with any merger or consolidation in which the Company is not the surviving entity if, as a result of the merger or consolidation, the holders of Series D Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series D Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series D
Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; or (v) if, at or prior to the time when the issuance of any such shares ranking senior to the Series D Preferred Shares is to be made or any such change is to take effect, as the case may be, the Series D Preferred Shares have been called for redemption upon proper notice and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series D Preferred Shares.

     Section 16.9   Exclusion of Other Rights.

     The Series D Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth herein or elsewhere in the Declaration of Trust.

     Section 16.10  Headings of Subdivisions.

     The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     Section 16.11  Severability of Provisions.

     If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series D
Preferred Shares set forth herein or elsewhere in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

     Section 16.12  No Preemptive Rights.

     No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

     Section 16.13  Conversion.

     The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

     THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

     The undersigned President acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


     IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ______ day of ____________, 2000.

ATTEST:                                 KRAMONT REALTY TRUST



_________________________               __________________________(SEAL)
                Secretary                           President


                                                                   Appendix E

=============================================================================











                            AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP
                                     OF
                     KRAMONT OPERATING PARTNERSHIP, L.P.













                               ________, 2000


=============================================================================

                              TABLE OF CONTENTS
                                                                        Page

ARTICLE 1   Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 2   Organizational Matters . . . . . . . . . . . . . . . . . . . .15
     2.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . .15
     2.2    Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     2.3    Registered Office and Agent; Principal Office. . . . . . . . .15
     2.4    Power of Attorney. . . . . . . . . . . . . . . . . . . . . . .16
     2.5    Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

ARTICLE 3   Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     3.1    Purpose and Business . . . . . . . . . . . . . . . . . . . . .17
     3.2    Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

ARTICLE 4   Capital Contributions. . . . . . . . . . . . . . . . . . . . .20
     4.1    Capital Contributions of the Partners. . . . . . . . . . . . .20
     4.2    Additional Funds . . . . . . . . . . . . . . . . . . . . . . .20
     4.3    Issuance of Additional Partnership Interests; Admission of
            Additional Limited Partners. . . . . . . . . . . . . . . . . .22
     4.4    Repurchase of Shares; Excess Shares. . . . . . . . . . . . . .23
     4.5    No Third Party Beneficiary . . . . . . . . . . . . . . . . . .24
     4.6    No Interest; No Return . . . . . . . . . . . . . . . . . . . .24
     4.7    No Preemptive Rights . . . . . . . . . . . . . . . . . . . . .24

ARTICLE 5   Distributions. . . . . . . . . . . . . . . . . . . . . . . . .24
     5.1    Regular Distributions. . . . . . . . . . . . . . . . . . . . .24
     5.2    Qualification as a REIT. . . . . . . . . . . . . . . . . . . .25
     5.3    Withholding. . . . . . . . . . . . . . . . . . . . . . . . . .25
     5.4    Distributions in Kind. . . . . . . . . . . . . . . . . . . . .25
     5.5    Distributions Upon Liquidation . . . . . . . . . . . . . . . .25

ARTICLE 6   Allocations. . . . . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE 7   Management and Operations of Business. . . . . . . . . . . . .26
     7.1    Management . . . . . . . . . . . . . . . . . . . . . . . . . .26
     7.2    Certificate of Limited Partnership . . . . . . . . . . . . . .30
     7.3    Reimbursement of the General Partner . . . . . . . . . . . . .31
     7.4    Outside Activities of the General Partner. . . . . . . . . . .31
     7.5    Contracts with Affiliates. . . . . . . . . . . . . . . . . . .32
     7.6    Indemnification. . . . . . . . . . . . . . . . . . . . . . . .32
     7.7    Liability of the General Partner . . . . . . . . . . . . . . .34
     7.8    Other Matters Concerning the General Partner . . . . . . . . .35
     7.9    Title to Partnership Assets. . . . . . . . . . . . . . . . . .36
     7.10   Reliance by Third Parties. . . . . . . . . . . . . . . . . . .36

ARTICLE 8   Rights and Obligations of Limited Partners . . . . . . . . . .37
     8.1    Limitation of Liability. . . . . . . . . . . . . . . . . . . .37
     8.2    Management of Business . . . . . . . . . . . . . . . . . . . .37
     8.3    Outside Activities of Limited Partners . . . . . . . . . . . .37
     8.4    Return of Capital. . . . . . . . . . . . . . . . . . . . . . .37
     8.5    Rights of Limited Partners Relating to the Partnership . . . .38
     8.6    Redemption Rights. . . . . . . . . . . . . . . . . . . . . . .39

ARTICLE 9   Books, Records, Accounting, and Reports. . . . . . . . . . . .43
     9.1    Records and Accounting . . . . . . . . . . . . . . . . . . . .43
     9.2    Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . .43
     9.3    Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . .43

ARTICLE 10  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .44
     10.1   Preparation of Tax Returns . . . . . . . . . . . . . . . . . .44
     10.2   Tax Elections. . . . . . . . . . . . . . . . . . . . . . . . .44
     10.3   Tax Matters Partner. . . . . . . . . . . . . . . . . . . . . .44
     10.4   Withholding. . . . . . . . . . . . . . . . . . . . . . . . . .46

ARTICLE 11  Transfers and Withdrawals. . . . . . . . . . . . . . . . . . .47
     11.1   Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . .47
     11.2   Transfer of the General Partner's and the Company's Partnership
            Interests. . . . . . . . . . . . . . . . . . . . . . . . . . .47
     11.3   Limited Partners' Rights to Transfer . . . . . . . . . . . . .48
     11.4   Substituted Limited Partners . . . . . . . . . . . . . . . . .50
     11.5   Assignees. . . . . . . . . . . . . . . . . . . . . . . . . . .50
     11.6   General Provisions . . . . . . . . . . . . . . . . . . . . . .51

ARTICLE 12  Admission of Partners. . . . . . . . . . . . . . . . . . . . .52
     12.1   Admission of Successor General Partner . . . . . . . . . . . .52
     12.2   Admission of Additional Limited Partners . . . . . . . . . . .52
     12.3   Amendment of Agreement and Certificate of Limited Partnership.53

ARTICLE 13  Dissolution, Liquidation, and Termination. . . . . . . . . . .53
     13.1   Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . .53
     13.2   Winding Up . . . . . . . . . . . . . . . . . . . . . . . . . .54
     13.3   No Obligation to Contribute Deficit. . . . . . . . . . . . . .56
     13.4   Rights of Limited Partners.. . . . . . . . . . . . . . . . . .56
     13.5   Notice of Dissolution. . . . . . . . . . . . . . . . . . . . .56
     13.6   Termination of Partnership and Cancellation of Certificate of
            Limited Partnership. . . . . . . . . . . . . . . . . . . . . .56
     13.7   Reasonable Time for Winding-Up . . . . . . . . . . . . . . . .56
     13.8   Waiver of Partition. . . . . . . . . . . . . . . . . . . . . .56

ARTICLE 14  Amendment of Partnership Agreement; Action by
            Limited Partners . . . . . . . . . . . . . . . . . . . . . . .57
     14.1   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . .57
     14.2   Action by Limited Partners . . . . . . . . . . . . . . . . . .58

ARTICLE 15  General Provisions . . . . . . . . . . . . . . . . . . . . . .59
     15.1   Addresses and Notice . . . . . . . . . . . . . . . . . . . . .59
     15.2   Titles and Captions. . . . . . . . . . . . . . . . . . . . . .59
     15.3   Certain Terms. . . . . . . . . . . . . . . . . . . . . . . . .59
     15.5   Further Action . . . . . . . . . . . . . . . . . . . . . . . .60
     15.6   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . .60
     15.7   Creditors. . . . . . . . . . . . . . . . . . . . . . . . . . .60
     15.8   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .60
     15.9   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .60
     15.10  Applicable Law . . . . . . . . . . . . . . . . . . . . . . . .60
     15.11  Invalidity of Provisions . . . . . . . . . . . . . . . . . . .60
     15.12  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .60



EXHIBIT A PARTNERS' CONTRIBUTIONS AND PARTNERSHIP INTERESTS (OP COMMON
          UNITS)
EXHIBIT B ALLOCATIONS OF PARTNERSHIP ITEMS
EXHIBIT C FORM OF NOTICE OF REDEMPTION
EXHIBIT D PROPERTIES TO WHICH SECTION 7.1A(3) IS APPLICABLE
EXHIBIT E FORM OF LETTER
EXHIBIT F CLASS A OP PREFERRED UNITS
EXHIBIT G CLASS B-1 OP PREFERRED UNITS
EXHIBIT H CLASS D OP PREFERRED UNITS
EXHIBIT I LIMITED PARTNERS
EXHIBIT J FLORIDA LAND

            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                     OF

                     KRAMONT OPERATING PARTNERSHIP, L.P.


            This Amended and Restated Agreement of Limited Partnership of
Kramont Operating Partnership, L.P. (the "Partnership"), dated as of
________, 2000, is entered into by and among KRT Trust, a Maryland real estate investment trust ("KRT Trust"), KRT Trust I LLC, a Delaware limited liability company ("KRT Trust I LLC") and the other parties whose names are set forth on Exhibit A attached hereto.

          WHEREAS, Kramont Operating Partnership, L.P. (formerly named "KRT
Operating Partnership, L.P.") was formed pursuant to the Revised Uniform
Limited Partnership Act of the State of Delaware by filing, on November 5,
1999, a certificate of limited partnership with the Secretary of State of the State of Delaware and the execution of an Agreement of Limited Partnership
(the "Original Agreement") by KRT Trust, as general partner and KRT Trust I
LLC, as limited partner;

          WHEREAS, pursuant to a certain Agreement and Plan of Reorganization and Merger, dated as of December __, 1999 (the "Merger Agreement"), among
Kranzco Realty Trust ("Kranzco"), a Maryland real estate investment trust, KRT
Trust, a wholly owned subsidiary of Kranzco, CV Reit, Inc. ("CV"), a Delaware corporation, and Kramont Realty Trust ("Kramont"), a Maryland real estate investment trust, among other things, KRT Trust will merge with and into Kramont (the "KRT Trust Merger") and Kramont, the surviving entity, shall become the general partner of the Partnership and of Montgomery CV Realty, L.P. ("CV Partnership"), an affiliate of CV;

          WHEREAS, following consummation of the transactions contemplated by the Merger Agreement and pursuant to the terms of a Unit Contribution
Agreement ("Contribution Agreement"), dated as of _________, 2000, Kramont will contribute to the Partnership its units of general and limited partner interest in CV Partnership in exchange for additional units of limited partner interest in the Partnership;

          WHEREAS, pursuant to the terms of the Contribution Agreement, certain holders of units of limited partner interest in CV Partnership ("CV LP
Holders"), will either (i) contribute to the Partnership units of limited partner interest in CV Partnership held by such holders in exchange for units of limited partner interest in the Partnership, at which time the CV LP
Holders shall be admitted as limited partners of the Partnership, or (ii) (A) first contribute to CV Partner Holdings, L.P., a Delaware limited partnership
("Holdings"), the units of limited partner interest in CV Partnership held by such holders in exchange for units of limited partner interest in Holdings and
(B) then contribute to the Partnership the units of limited partner interest in Holdings then held by such holders in exchange for units of limited partner interest in the Partnership;

          WHEREAS, pursuant to the terms of the Contribution Agreement, after acquisition of the units of general partner and limited partner interest in CV
Partnership and the units of limited partner interest in Holdings, described above, the Partnership will contribute all of such units of general partner and limited partner interest in CV Partnership and Holdings to CV GP L.P., a Delaware limited partnership (the "LP"); and

          WHEREAS, the Partners desire to continue the Partnership and to amend and to restate the Original Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby amend and restate the Original Agreement in its entirety and agree as follows:

                                  ARTICLE 1

                                Defined Terms

          The following definitions shall be applied for all purposes of this Agreement, unless otherwise clearly indicated to the contrary:

          "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

          "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 and who is shown as such on the books and records of the Partnership.

          "Adjusted Capital Account Deficit" means with respect to any Partner, the negative balance, if any, in such Partner's Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

               (a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

               (b) debit to such Capital Account the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

          "Adjustment Factor" means 1.0 (as adjusted from time to time in accordance with this definition); provided that, in the event that the Company
(i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides or splits its outstanding Shares, or (iii) combines its outstanding
Shares into a smaller number of Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision, or combination (assuming for such purposes that such dividend, distribution, subdivision, or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision, or combination. Any adjustment to the Adjustment Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for the event giving rise thereto; it being intended that (x) adjustments to the Adjustment Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed, or exchanged without corresponding issuance, redemption, or exchange of OP Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, the Adjustment Factor applicable to such redemption shall be adjusted to take into account such event.

          "Affiliate" means, (a) with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Entity. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms
"controlling" and "controlled" have meanings correlative to the foregoing.

          "Agreement" means this Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time, as the context requires.

          "Assignee" means a Person to whom one or more OP Common Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in
Section 11.5.

          "Available Cash" means, with respect to any applicable period of measurement, the excess, if any, during such period of:

               (a) the gross cash receipts of the Partnership from all sources whatsoever, including, without limitation, the following:

                   (i) all rents, revenues, income, and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Entity in which the Partnership has an interest;

                  (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties, or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

                 (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership;

                  (iv) all capital contributions or loans received by the Partnership;

                   (v) all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved;

                  (vi) the proceeds of liquidation of the Partnership's property in accordance with this Agreement; and

                 (vii) reductions in reserves not accompanied by cash expenditures;

     over (b) the sum of:

                   (i) all operating costs and expenses, including costs relating to tenant improvements, brokerage expenses, taxes, and other expenses of the Properties of the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation, or other expenses not paid in cash or expenditures from reserves);

                  (ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or acquisition, financing or refinancing, of property of the Partnership or the recovery of insurance or condemnation proceeds;

                 (iii)  all fees, if any, provided for under this Agreement;

                  (iv) all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

                   (v) all capital contributions, advances, reimbursements, or similar payments made to any Person in which the Partnership has an interest;

                  (vi) all loans made by the Partnership in accordance with the terms of this Agreement;

                 (vii) all reimbursements to the General Partner or its Affiliates during such period; and

                (viii) any new reserves or increases in reserves reasonably determined by the General Partner to be necessary for working capital, acquisitions, capital improvements, payments of periodic expenditures, debt service, or other purposes for the Partnership or any Person in which the Partnership has an interest.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

          "Capital Account" means with respect to any Partner, the Capital
Account maintained for such Partner in accordance with section 1.704-1(b) of the Regulations and the following provisions:

               a.   to each Partner's Capital Account there shall be credited
(i) such Partner's Capital Contributions, (ii) such Partner's distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit
B, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

               b.   to each Partner's Capital Account there shall be debited
(i) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B, and (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

               c. in the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it related to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections
1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto
(including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided that it does not have an adverse effect on the amounts distributable to any Partner pursuant to Article 13 upon the dissolution of the Partnership. The Capital Accounts of the Partners immediately after the execution of this Agreement are set forth on Exhibit A hereto and have been determined in accordance with Regulations Section 1.704-1(b)(2)(iv).

          "Capital Contribution" means, with respect to any Partner, any cash, cash equivalents, or the Gross Asset Value of property which such Partner contributes or is deemed to contribute to the Partnership pursuant to
Article 4.

          "Cash Amount" means an amount of cash equal to the Value on the Specified Redemption Date of the Shares Amount.

          "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the office of the Delaware Secretary of State, as amended or restated from time to time in accordance with the terms hereof and the Act.

          "Charter" means the Declaration of Trust (or other instrument serving a similar function) of the General Partner, as amended and restated from time to time.

          "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

          "Company" means KRT Trust and, after the effective time of the KRT
Trust Merger, Kramont.

          "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner (including any deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Regulations promulgated under section 708 of the Code).

          "Depreciation" means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization, or other cost recovery deduction, as the case may be, allowed or allowable for Federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in the Regulations, if there is a difference between the Gross Asset
Value (including the Gross Asset Value, as increased pursuant to paragraph 1 of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross
Asset Value of such asset as the Federal income tax depreciation, depletion, amortization, or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided, further, that if the Federal income tax depreciation, depletion, amortization, or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

          "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative, association or other entity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

          "Florida Land" means the property described in Exhibit J.

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

          "General Partner" means KRT Trust and, after the effective time of the KRT Trust Merger, Kramont, or any of their successors as the general partner of the Partnership from time to time.

          "General Partner Interest" means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner
Interest may be expressed as a number of OP Units.

          "Gross Asset Value" means, with respect to any asset of the Partnership, such asset's adjusted basis for Federal income tax purposes, except as follows:

               1. the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing
Partner and the Partnership on the date of contribution thereof (as reflected on Exhibit A, as such Exhibit may be amended from time to time);

               2. if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

                    a.   a Capital Contribution (other than a de minimis
Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest; or

                    b. the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase of a Partnership Interest; or

                    c. the liquidation of the Partnership within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations;

               3. the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets without reduction for liabilities, as reasonably determined by the General Partner as of the date of distribution; and

               4. the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital
Accounts pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Net Income and Net Loss.

          "Immediate Family" means, with respect to any individual, such individual's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law, and daughters-in-law or any trust solely for the benefit of any of the foregoing family members whose sole beneficiaries include the foregoing family members.

          "Incapacity" or "Incapacitated" means, (i) as to any individual
Partner, death, total physical disability, or entry of an order, judgment, or decree by a court of competent jurisdiction adjudicating such Partner incompetent to manage such Partner's person or estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization, or other relief under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency, or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b), above; (e) the Partner seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator for the Partner or for all or any substantial part of the Partner's properties; (f) any proceeding seeking liquidation, reorganization, or other relief of or against such Partner under any bankruptcy, insolvency, or other similar law now or hereafter in effect has not been dismissed within one hundred twenty
(120) days after the commencement thereof; (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver, or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

          "Indemnitee" means (i) any Person made a party to a proceeding by reason of (A) such Person's status as (1) the General Partner or an Affiliate thereof, (2) a director, trustee, officer, manager or general partner of the Partnership or the General Partner (or an Affiliate thereof), or (3) in the case of a director, trustee, officer, manager or general partner of any other
Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or (B) such Person's liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including
Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

          "Kramont" means Kramont Realty Trust, a Maryland real estate investment trust.

          "KRT Trust" means KRT Trust, a Maryland real estate investment trust.

          "Lien" means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, or right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other encumbrance of any nature whatsoever.

          "Limited Partner" means any Person named as a Limited Partner (other than the General Partner in its capacity as the holder of OP Preferred Units) in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a limited partner of the Partnership. All Partners other than the General Partner (in its capacity as General Partner) are Limited Partners. For purposes of any vote of the Limited Partners in connection with any merger, consolidation, or conversion involving the Partnership (except as provided in the definition of "Qualifying Limited
Partner Interest"), the Limited Partners shall be treated as a single class or group.

          "Limited Partner Interest" means a Partnership Interest of a
Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner
Interest may be expressed as a number of OP Common Units.

          "Liquidating Event" has the meaning set forth in Section 13.1.

          "Liquidator" has the meaning set forth in Section 13.2.

          "Master Agreement" means the Definitive Master Agreement dated as of September 19, 1997, among CV Reit, Inc., Montgomery CV Trust, Drexel
Realty, Inc., and certain other Persons, as amended.

          "Meshon" means Louis P. Meshon, Sr.

          "Net Income" or "Net Loss" means, for each fiscal year or other applicable period, an amount equal to the Partnership's taxable income or loss for such year or period as determined for Federal income tax purposes by the General Partner, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (b) by treating as a deductible expense any expenditure of the Partnership described in section 705(a)(2)(B) of the Code (or which is treated as a section
705(a)(2)(B) expenditure pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership
(unless an election is made pursuant to section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to sections 267(a)(1) or 707(b) of the Code as expenditures described in section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for Federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to sections
1.704-1(b)(2)(iv)(e), (f), and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net
Income or Net Loss pursuant to Exhibit B; and (f) by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to Paragraphs 1 and 2 of Exhibit B and Sections 4.1 and 7.3B.

          "Nonrecourse Deductions" has the meaning set forth in sections
1.704-2(b)(1) and 1.704-2(c) of the Regulations.

          "Nonrecourse Liabilities" has the meaning set forth in section
1.704-2(b)(3) of the Regulations.

          "OP Common Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2, and 4.3, but does not include any OP Preferred Unit or any other OP Unit not designated as an OP Common Unit; provided, however, that the General Partner
Interest and the Limited Partner Interests shall have the differences in rights, preferences and privileges as specified in this Agreement. The number of OP Common Units outstanding and the Percentage Interests in the Partnership represented by such OP Common Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of OP Common Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by such form of certificate for OP Common Units as the General
Partner may adopt from time to time. The General Partner may reflect on any such certificate any transfer or other restriction, forfeitability risk, or similar matter that pertains to the OP Common Units evidenced thereby.

          "OP Preferred Unit" means a fractional undivided share of the Partnership Interests of all Partners that the General Partner has authorized pursuant to Section 4.3 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the OP
Common Units.

          "OP Unit" shall mean an OP Common Unit, an OP Preferred Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.3 hereof (an "Other OP Unit").

          "OP Unit Designation" shall have the meaning set forth in Section
4.3A hereof.

          "Partner" means a General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners collectively.

          "Partner Minimum Gain" means an amount, with respect to each Partner
Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

          "Partner Nonrecourse Debt" has the meaning set forth in Regulations section 1.704-2(b)(4).

          "Partner Nonrecourse Deductions" has the meaning set forth in Regulations section 1.704-2(i)(2), and the amount of Partner Nonrecourse
Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(2).

          "Partnership" means Kramont Operating Partnership, L.P., a Delaware limited partnership, and any successor thereto.

          "Partnership Interest" means a partnership interest in the Partnership held by either a Limited Partner or the General Partner (or the predecessor in interest of an Assignee) and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided and limited in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership
Interest may be expressed as a number of OP Common Units, OP Preferred Units or other OP Units.

          "Partnership Minimum Gain" has the meaning set forth in Regulations section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations section 1.704-2(d).

          "Partnership Record Date" means the record date established by the General Partner for the distribution of Available Cash pursuant to Section
5.1.

          "Partnership Year" means the fiscal year of the Partnership, as set forth in Section 9.2.

          "Percentage Interest" means, as to a Partner owning OP Common Units the fractional part of the Partnership Interests owned by such Partner and determined from time to time by dividing the number of OP Common Units owned by such Partner at any such time by the total number of OP Common Units outstanding at such time.

          "Permitted Partners" has the meaning set forth in subparagraph 1(b) of Exhibit B.

          "Permitted Transferee" means any person to whom OP Units are permitted to be Transferred in accordance with Section 11.3 (determined without regard to Section 11.3E(iii)).

          "Person" means an individual or Entity.

          "Qualifying Limited Partner Interest" at any time means (a) if 5% or more of the OP Common Units at that time are not then held by the General
Partner or its Affiliates, a majority of the OP Common Units of the Limited
Partners (not including OP Common Units originally issued to the General
Partner and then held by the General Partner or its Affiliates, but specifically including OP Common Units originally issued to other Limited
Partners and subsequently acquired by the General Partner or its Affiliates pursuant to Section 8.6 or otherwise) and (b) otherwise, the OP Common Units then held by the General Partner and its Affiliates.

          "Regulations" means the final, temporary, or proposed Income Tax
Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "REIT" means a real estate investment trust as defined in section
856 of the Code.

          "REIT Requirements" has the meaning set forth in Section 5.2.

          "Restricted Partner" has the meaning set forth in Section 1(b) of Exhibit B.

          "Section," "Article," or "Exhibit," when used without reference to the Code, ERISA, the Act, the Regulations, regulations of the Department of Labor, or other statute or document means a section or article of or exhibit to, as the case may be, this Agreement.

          "Share" means a common share of beneficial interest of the General
Partner, if the General Partner is a trust, and a share of common stock of the General Partner, if the General Partner is a corporation.

          "Shares Amount" means a number of Shares equal to the product of the number of OP Common Units offered for redemption by a Redeeming Partner times the Adjustment Factor; provided that, in the event the General Partner issues to all holders of Shares rights, options, warrants, or convertible or exchangeable securities entitling such holders to subscribe for or to purchase
Shares (collectively, the "rights"), then, for purposes of computing the Cash
Amount and the Shares Amount, (i) but only if the Redeeming Partner shall tender to the General Partner the consideration then needed pursuant to such rights if such rights are then exercisable, the Shares Amount shall also include the number of Shares that a holder of Shares (in an amount equal to the product of the number of OP Common Units offered for redemption times the Adjustment Factor) would be entitled to receive upon exercise of such rights, options, warrants, or securities or (ii) if such rights are not at such time exercisable, the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive. In the case of a merger, consolidation, or recapitalization involving, or other change in identity, form or place of organization of, the General Partner, the "Shares Amount" shall mean a number of shares, certificates of beneficial interest, cash or other property or other securities of the successor General Partner in connection with such change equal to the product of the number of OP Common
Units offered for redemption by a Redeeming Partner times the Adjustment
Factor times the number (or fractional number) of such shares, certificates of beneficial interest, cash or other property or other securities issued or paid in exchange for one Share in connection with the transaction or series of related transactions effecting such change (and such shares, certificates of beneficial interest, cash or other property or other securities shall be considered "Shares" for purposes hereof).

          "Specified Redemption Date" means the tenth business day after receipt by the General Partner of a Notice of Redemption.

          "Stock Option Plans" means any plan adopted or assumed from time to time by the General Partner pursuant to which Shares are issued, or options to acquire Shares are granted, to employees, officers, directors or trustees of the General Partner, the Partnership, or their respective Affiliates in consideration for services or future services.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, or other Entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly (including, without limitation, through one or more other Subsidiaries), by such Person.

          "Substituted Limited Partner" means a Person who is admitted as a limited partner to the Partnership pursuant to Section 11.4.

          "Tax Items" has the meaning set forth in Exhibit B.

          "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

          "Transfer," as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance, or other transfer and, as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber, or otherwise transfer.

          "Value" means, with respect to any Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date on which the Notice of Redemption is received by the General Partner
(or, if such date is not a trading day, on the next succeeding trading day).
The market price for each such trading day shall be (i) if such shares are listed or admitted to trading on any securities exchange or the Nasdaq
National Market, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (ii) if such shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner or (iii) if such shares are not listed or admitted to trading on any securities exchange or the Nasdaq
National Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of such shares shall be determined by the General Partner acting in good faith on the basis of such quotations, if any, and other information as it considers, in its reasonable judgment, appropriate. In the event that any such Share includes rights that a holder of such share has or would be entitled to receive, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, and the value of such rights, as determined, shall be added to the value of a Share, as determined in accordance with this definition, to determine the Value of such Share.

          Certain additional terms and phrases have the meanings set forth in Exhibit B.


                                  ARTICLE 2

                           Organizational Matters

          2.1 Organization. The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. KRT Trust hereby continues as the General Partner until the effective time of the KRT Trust
Merger, and KRT Trust I LLC hereby continues as a Limited Partner until the CV LP Holders are admitted to the Partnership as Limited Partners. At the effective time of the KRT Trust Merger, notwithstanding anything to the contrary contained in this Agreement, including Articles 11 and 12 hereof, Kramont shall automatically and without further action be admitted to the Partnership as the General Partner and a Limited Partner, and thereafter KRT
Trust will cease to be the General Partner. Notwithstanding anything to the contrary contained in this Agreement, including Articles 11 and 12 hereof:
(i) upon the contribution to the Partnership of their units of limited partner interest in CV Partnership or Holdings, as contemplated by the Contribution
Agreement, the CV LP Holders shall automatically and without further action be admitted to the Partnership as Limited Partners; and (ii) effective immediately after the admission to the Partnership of the CV LP Holders as Limited Partners, all rights of KRT Trust I LLC as a Limited Partner and all of its interests in the Partnership shall be canceled without any consideration, and the only partners of the Partnership shall be Kramont as General Partner and as a Limited Partner and the CV LP Holders as Limited
Partners. The Partnership Interest of each Partner shall be personal property for all purposes.

          2.2  Name.  The name of the Partnership is Kramont Operating
Partnership, L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited
Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may, upon 5 days prior written notice to the Limited
Partners, change the name of the Partnership.

          2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street,
Wilmington, DE 19801 or such other address and/or registered agent as the General Partner may from time to time designate. The principal office of the Partnership shall be 580 West Germantown Pike, Plymouth Meeting, PA 19462, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General
Partner deems advisable.

          2.4  Power of Attorney.

               A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                    (1) execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (a) all certificates, documents, and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General
Partner or the Liquidator deems appropriate or necessary to form, qualify, or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership; (b) all instruments that the General
Partner deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms;
(c) all conveyances and other instruments or documents that the General
Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal, or substitution of any Partner pursuant to, or other events described in, Article
11, 12, or 13 or the Capital Contribution of any Partner; and (e) all certificates, documents, and other instruments relating to the determination of the rights, preferences and privileges of any Partnership Interest; and

                    (2) execute, swear to, seal, acknowledge, and file all ballots, consents, approvals, waivers, certificates, and other instruments appropriate or necessary, in the sole and absolute discretion of the General
Partner or any Liquidator, to make, evidence, give, confirm, or ratify any vote, consent, approval, agreement, or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole and absolute discretion of the General
Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 or as may be otherwise expressly provided for in this Agreement.

               B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General
Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited
Partner or Assignee and the Transfer of all or any portion of such Limited
Partner's or Assignee's OP Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns, and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designations, powers of attorney, and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

          2.5 Term. The term of the Partnership commenced on the date the Certificate was filed and shall continue until December 31, 2096, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.


                                  ARTICLE 3

                                   Purpose

          3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act including, without limitation, to engage in the following activities: to acquire, hold, own, develop, construct, improve, maintain, manage, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to undertake such other activities as may be necessary, advisable, desirable, incidental, or convenient to the business of the Partnership; to acquire, hold, own, sell, transfer, encumber, convey, exchange, and otherwise dispose of general partner and limited partner interests in CV Partnership and Holdings (and the membership interests in CV OP Holdings LLC) which may be held directly by the Partnership or through the LP, and to act and to cause the LP to act as a general partner and a limited partner of CV Partnership and Holdings (and as sole member of CV OP Holdings LLC); to acquire, hold, own, sell, transfer, encumber, convey, exchange, and otherwise dispose of partnership interests in the LP and in limited liability company interests in CV GP LLC, the general partner of the LP ("CV GP LLC"), and to act as a limited partner of the LP and as a member of CV GP LLC; and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes, all with a view to enabling the Partnership, consistent with operation of the Partnership in a prudent manner, to make pro rata distributions to all Partners sufficient to cause the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply; provided, however, that such business shall be limited to and conducted in such a matter as to permit the General Partner at all times to be classified as a real estate investment trust for federal income tax purposes.
The Partnership shall have all powers necessary, advisable, desirable, incidental, or convenient to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions, and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge, or other Lien, and, directly or indirectly, to acquire and construct additional properties necessary or useful in connection with its business. Notwithstanding anything in this Agreement to the contrary, the Company has the right to fail to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply.

          3.2 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership
(including specifically, but without limitation, to exercise all of the powers set out in Section 7.1); provided, that the Partnership shall refrain from taking any action which, in the General Partner's good faith belief, (i) could adversely affect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the Code); (ii) could subject the Company to any additional taxes or other liability under the Code, including specifically, but without limitation, under sections 30, 42, 45A, 49, 50, 55, 453, 453A, 531, 541, 857, 1294, or 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its Affiliates, or their respective securities or properties.

          Section 3.3    Representations and Warranties by the Parties.

          A. Each Partner that is an individual admitted to the Partnership as a Partner after the date hereof (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner(s) that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner's property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code
Section 1446(e), and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

          B. Each Partner admitted to the Partnership as a Partner after the date hereof (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional
Limited Partner or a Substituted Limited Partner) that is not an individual represents and warrants to each other Partner(s) that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Partner or any of such Partner's properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner of any of its partners, members trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code
Section 1446(e) and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

          C. Each Partner admitted to the Partnership as a Partner after the date hereof (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) represents, warrants and agrees that it has acquired its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each such Partner further represents and warrants that (together with its advisors and/or investor representative) it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership.

          D.   The representations and warranties contained in Sections
3.3.A, 3.3.B and 3.3.C hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or Substituted Limited Partner, the admission of such Additional Limited
Partner or Substituted Limited Partner as a Limited Partner in the
Partnership) and the dissolution, liquidation and termination of the Partnership.

          E.   Each Partner (including, without limitation, each Substituted
Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, taxable income or loss, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that any projections submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied. Each
Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no projections as to taxable income or loss in respect to the Partnership or the General Partner or the business or financial condition or property of the Partnership or the General Partner have been submitted to such Partner by any Partner or an employee or representative or Affiliate of any Partner, and each Partner is relying on its own tax advisors with respect to the transactions contemplated by this Agreement.


                                  ARTICLE 4

                            Capital Contributions

          4.1  Capital Contributions of the Partners.

               A. The Limited Partners owning OP Common Units have made, or upon the consummation of the transactions contemplated by the Contribution
Agreement, will have made, the Capital Contributions and have been issued, or upon consummation of the transactions contemplated by the Contribution
Agreement, will have been issued, OP Common Units in exchange therefor and have, or upon consummation of the transactions contemplated by the Contribution Agreement, will have, the Percentage Interest in the Partnership, all as set forth in Exhibit A (as such Exhibit A may hereafter be amended or corrected by the General Partner to reflect the provisions hereof).
The General Partner has made the Capital Contributions and has been issued the OP Common Units and the OP Preferred Units in exchange therefor, all as set forth in Exhibit A (and footnote 3 thereto) (as such Exhibit A may be amended or corrected by the General Partner to reflect the provisions hereof). To the extent the Partnership acquires any property by the merger of any other Entity into the Partnership, or by the contribution to the Partnership of interests in other Entities, including general partner or limited partner interests of CV Partnership or Holdings (and the membership interests in CV OP Holdings
LLC), Persons who receive Partnership Interests in exchange for their interests in the Entity merging into the Partnership or, in the case of a contribution to the Partnership of interests in other Entities, in exchange for such interests in the other Entities, shall be deemed to have made Capital
Contributions as provided in the applicable merger agreement, the applicable contribution agreement, or any other applicable document and as set forth in Exhibit A. The number of OP Common Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner
Interest.

               B. The Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

          4.2  Additional Funds.

               A. The sums of money required to finance the business and affairs of the Partnership shall be derived from, among other things, the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership including, without limitation, distributions directly or indirectly received by the Partnership from any Entity. The General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate, (i) cause the Partnership to issue additional Partnership Interests and admit additional limited partners to the Partnership in accordance with Section 4.3; (ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2B); (iii) in the event additional financing is needed from sources other than as set forth in the preceding sentence for any reason, cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit, or otherwise borrow money on a secured or unsecured basis; (iv) make a loan or loans to the Partnership
(subject to Section 4.2B); or (v) except as provided in Section 7.1A(3), sell any assets or properties of the Partnership.

               B. In no event shall the Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

               C. If the Company shall issue any debt securities (otherwise than to enable the Company to pay any dividend required to cause the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply), preferred stock, or common stock
(including additional Shares (otherwise than (i) in connection with payment of the Shares Amount pursuant to Section 8.6 of this Agreement (but not pursuant to Section 8.6 of the Second Amended and Restated Agreement of Limited
Partnership of CV Partnership) or (ii) in connection with the conversion or exchange of securities of the Company solely in conversion or exchange for other securities of the Company)) or rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, "Securities"), the Company shall (i) in the case of debt securities, lend to the Partnership an amount equal to the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any exercise, exchange, or conversion thereof (if applicable); (ii) in the case of equity
Securities senior or junior to the Shares as to dividends and distributions on liquidation, contribute to the Partnership an amount equal to the proceeds of or consideration (including any property or other non-cash assets) received for such Shares or other Securities and the proceeds of, or consideration received from, any exercise, exchange, or conversion thereof (if applicable), and receive from the Partnership interests in the Partnership in consideration therefor with the same economic terms and conditions, including dividend, dividend priority, and liquidation preference, as are applicable to such Securities; and (iii) in the case of Shares or other equity Securities on a parity with the Shares as to dividends and distributions on liquidation
(including, without limitation, Shares or other Securities issued upon exercise of options issued under the Stock Option Plans), contribute to the Partnership an amount equal to the proceeds of or consideration (including any property or other non-cash assets) received for such Shares or other
Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange, or conversion thereof (if applicable), and receive from the Partnership a number of additional OP Common Units in consideration therefor equal to the product of (x) the number of Shares or other equity
Securities on a parity with Shares (appropriately adjusted if such parity is not share-for-share) issued by the Company, multiplied by (y) a fraction the numerator of which is one and the denominator of which is the Adjustment
Factor in effect on the date of such contribution. Notwithstanding the foregoing, if at any time the Company issues any Shares pursuant to a Stock
Option Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur with respect to each such Share: (i) the Company shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a Share on the date such share is issued (or, if earlier, the date the related option is exercised); (ii) the Partnership shall be deemed to purchase from the Company a Share for an amount of cash equal to the amount of cash deemed contributed by the Company to the Partnership in clause (i) above (and such Share is deemed delivered to its owner under the Stock Option Plan); (iii) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by the Company with respect to such Share, if any, shall be concurrently transferred to the Partnership (and such net proceeds so transferred shall not constitute a capital contribution); and (iv) the Partnership shall issue to the Company for each such Share one (1) additional OP Common Unit registered in the name of the Company. The Partnership shall retain any net proceeds that are paid directly to the Partnership.

          4.3  Issuance of Additional Partnership Interests;
               Admission of Additional Limited Partners.

               A. General. The General Partner is hereby authorized to cause the Partnership (i) to issue additional Partnership Interests, in the form of OP Common Units for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, and (ii) to issue additional
Partnership Interests, in the form of OP Preferred Units or other OP Units to the General Partner, without further consideration, but only to the extent and with such economic terms and for such periods as shall be necessary to provide the General Partner with distributions at such times and in such amounts as shall be required to meet its payment obligations under the provisions of any class of preferred stock or other equity securities of the General Partner then issued and outstanding, provided that (y) such OP Units shall not be transferable by the General Partner except to a successor to the Company which becomes General Partner and (z) such OP Preferred Units or other OP Units
(other than OP Common Units) issued to the General Partner shall not entitle the holder thereof to vote on matters on which the Partners holding OP Common
Units may vote; in each case, all without the approval of any Limited
Partners. Subject to the foregoing, the General Partner is expressly authorized to cause the Partnership to issue OP Units (i) upon the conversion, redemption or exchange of any Debt, OP Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General
Partner concludes in good faith that such issuance is in the best interests of the Partnership, and (iii) in connection with any merger of any other Person into the Partnership. Subject to Delaware law and only as permitted by the first sentence of this Section 4.3A, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and such rights, powers and duties shall be set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, an "OP Unit Designation"). On the date hereof, the
Partnership has issued Class A-1, Class B-1 and Class D OP Preferred Units, in the amounts and with the designations, preferences and rights, powers and duties set forth on the OP Unit Designations attached hereto as Exhibits F, G and H, respectively. Without limiting the generality of the foregoing and only as permitted by the first sentence of this Section 4.3A, the General
Partner shall have authority to specify (a) the allocation of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership
Interests and such other rights, preferences and privileges as the General
Partner may determine.  Upon the issuance of any additional Partnership
Interests, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

               B.   Notwithstanding the foregoing, no issuance of Partnership
Interests pursuant to this Section 4.3 shall be made if (i) such issuance has a material adverse impact (as such material adverse impact is determined in the good faith discretion of the General Partner's Board of Directors) on (A) the existing Limited Partners' right to exercise their rights under Section
8.6, (B) the economic effect upon the Limited Partners of the allocations set forth in Exhibit B (other than due to the issuance of OP Units or other interests in the Partnership as set forth in this Section 4.3), (ii) such issuance causes the Partnership to become, with respect to any employee benefit plan subject to title I of ERISA or section 4975 of the Code, a "party in interest" (as defined in section 3(14) of ERISA) or a "disqualified person"
(as defined in section 4975(e) of the Code); and (iii) such issuance would not cause any portion of the assets of the Partnership to constitute "plan assets" within the meaning of the regulations promulgated by the Department of Labor, at 29 C.F.R. Section 2510.3-101. Subject to the limitations set forth in the preceding sentence and in Articles 11 and 12, the General Partner may take such steps as it, in its reasonable discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership, including, without limitation, amending Exhibit A or any other provisions of this Agreement (except as provided in Section 14.1C)

          4.4  Repurchase of Shares; Excess Shares.  In the event that the
General Partner or any Affiliate thereof shall elect to purchase from the Company's shareholders Shares for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company or any Affiliate thereof, any employee stock purchase plan adopted by the Company or any Affiliate thereof, or any other obligation or arrangement undertaken by the Company or any Affiliate thereof in the future, the purchase price paid by the Company or any Affiliate thereof for such Shares and any other expenses incurred by the Company or any Affiliate thereof in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Company or such Affiliate, subject to the condition that:
(i) if such Shares subsequently are to be sold by the Company or any Affiliate thereof, as provided in Section 4.2B, the Company shall pay to the Partnership an amount equal to any net proceeds received by the Company or such Affiliate for such Shares (provided that an exchange of Shares for OP Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are not sold by the Company or any Affiliate thereof within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of OP Units held by the Company, as a Limited
Partner, equal to the product of (x) the number of such Shares and (y) a fraction, the numerator of which is one and the denominator of which is the Adjustment Factor in effect on the date of such contribution.

          4.5 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

          4.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account.
Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

          4.7 No Preemptive Rights. Subject to any preemptive rights that may be granted pursuant to Section 4.3, no Person shall have any preemptive or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any OP Units or other
Partnership Interests.


                                  ARTICLE 5

                                Distributions

          5.1 Regular Distributions. Subject to the payment of any amounts required to be made to the General Partner in priority to the Limited Partners pursuant to any OP Unit Designation, and except for distributions pursuant to
Section 13.2 in connection with the dissolution and liquidation of the Partnership, and subject to the provisions of Sections 5.3, 5.4, and 5.5, the General Partner shall cause the Partnership to distribute, from time to time as determined by the General Partner, but in any event not less frequently than quarterly, all or such portion as the General Partner may in its sole discretion determine, of Available Cash generated by the Partnership during such quarter, to the holders of OP Common Units in accordance with their respective OP Common Units held on the Partnership Record Date with respect to such quarter; provided, however, that in no event may a Partner receive a distribution of Available Cash with respect to an OP Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a Share for which such OP Unit has been exchanged. Except as may otherwise be provided in the terms of any OP Unit Designation, distributions payable with respect to OP Units (other than OP Units held by the General Partner and any other OP Common Units issued pursuant to the Contribution Agreement) that were not outstanding during the entire quarterly period in respect of which any distribution is made shall be prorated based on the portion of the period such interests were outstanding.

          5.2  Qualification as a REIT.  The General Partner may cause the
Partnership (including, without limitation, by causing any Entity in which the Partnership holds an interest to make distributions to the Partnership) to distribute sufficient amounts under this Article 5 to enable the General
Partner to make distributions sufficient to (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and
(ii) avoid any Federal income or excise tax liability of the Company
(provided, however, that a general partner of the Partnership shall not be bound to comply with this covenant to the extent such distributions would violate applicable Delaware law).

          5.3 Withholding. With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to any OP Unit, the Partnership shall have the right to withhold amounts of Available Cash distributable to such Partner or with respect to such OP Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.4.

          5.4 Distributions in Kind. No right is given to any Unit holder to demand and receive property other than cash as provided in this Agreement.
The General Partner may determine, in its sole discretion, to make a pro rata distribution in kind of Partnership assets to the Partners.

          5.5  Distributions Upon Liquidation.  Proceeds from a Terminating
Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2. Notwithstanding any provision to the contrary contained in this Agreement (including any OP Unit
Designation), the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or holder of an OP Unit on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or any other applicable law.


                                  ARTICLE 6

                                 Allocations

          Subject to the allocations provided in any OP Unit Designation, the Net Income, Net Loss, and other items of the Partnership shall be allocated pursuant to the provisions of Section 7.3B and Exhibit B.


                                  ARTICLE 7

                    Management and Operations of Business

          7.1  Management.

               A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section
3.2 hereof, and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

                    (1) (a) the making of any expenditures, the lending or borrowing of money, including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts sufficient to permit the Company (so long as the Company qualifies as a REIT) to avoid the payment of any Federal income tax
(including, for this purpose, any excise tax pursuant to section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain REIT status, (b) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (c) the issuance of evidences of indebtedness (including the securing of the same by deed, mortgage, deed of trust, or other lien or encumbrance on the Partnership's assets), (d) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, and (e) the execution and delivery, on the Partnership's behalf, of evidences of indebtedness and documents granting security for the payment thereof (with or without warrant of attorney to confess judgment against the Partnership upon default) and, without limiting the generality of the foregoing, the granting of a warrant of attorney to confess judgment against the Partnership;

                    (2) the making of tax, regulatory, and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                    (3) the acquisition, disposition, transfer, mortgage, pledge, encumbrance, hypothecation, or exchange of any assets of the Partnership, the LP, CV GP LLC or of CV Partnership, of which the Partnership or the LP is the General Partner (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership), or the merger or other combination or conversion of the Partnership with or into another entity; provided that (a) no disposition (including a disposition described in Section 7.1A(23)) of an interest in a property listed on Exhibit
D (whether by disposition of such property or by disposition of the Partnership's interest in an Entity owning such property) may be made prior to the date listed with respect to such property on Exhibit D (but only to the extent the person listed with respect to such property on Exhibit D is a Limited Partner hereunder), without the consent of each person listed with respect to such property on Exhibit D (b) (x) prior to August 1, 2000, except with the consent or at the request of Meshon and Paul Cohen (but only to the extent each is a Limited Partner hereunder), in the case of the Woodbourne
Square Shopping Center shopping center, or (y) prior to July 31, 2002, except with the consent or at the request of Meshon, Patricia Meshon, Carol D. Cohen and Paul H. Cohen (but only to the extent each is a Limited Partner hereunder), in the case of the Chesterbrook Shopping Center Plaza shopping center, or (z) prior to June 24, 2002, except with the consent or at the request of Marlton Crossing Shopping Center Limited Partnership, a New Jersey limited partnership (but only to the extent it is a Limited Partner), in the case of the Marlton Crossing Shopping Center Phase I (the "Marlton Center"), or, notwithstanding clauses (x), (y), and (z), except as required under the Master Agreement, the Partnership shall take no action (other than making capital improvements to the property involved, causing a sale not otherwise prohibited hereunder of the property involved or the Partnership's interest therein, making the principal amortization payments scheduled under the respective loan documents in effect on the date hereof, or issuing additional
Partnership Interests under Section 4.3) which, of itself, would cause a reduction in the share of Meshon or Paul Cohen, (but only to the extent each is a Limited Partner hereunder) of the liabilities to which the Woodbourne
Square Shopping Center and Chesterbrook Shopping Center Plaza shopping centers are subject, if such reduction would, of itself, cause a realization or recognition of income to Meshon or Paul Cohen (in each case, to the extent a party hereto); provided that the consent of any individual described in this
Section 7.1A(3) shall not be required after such individual's death;

                    (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Company or its Affiliates, the Partnership, or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company or its Affiliates), and the repayment of obligations of the Partnership and its Subsidiaries and any other
Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

                    (5) the management, operation, expansion, development, construction, leasing, landscaping, repair, alteration, demolition, or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

                    (6) the negotiation, execution, and performance of any contracts, conveyances, or other instruments that the General Partner considers necessary, advisable, desirable, incidental, or convenient to the conduct of the Partnership's operations or the implementation of the General
Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors, and other agents and the payment of their expenses and compensation out of the Partnership's assets;

                    (7)  the distribution of Partnership cash or other
Partnership assets in accordance with this Agreement;

                    (8) the holding, managing, investing, and reinvesting cash and other assets of the Partnership;

                    (9) the collection and receipt of revenues and income of the Partnership;

                    (10) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership
(including, without limitation, employees who may be designated as officers having titles such as "president," "vice president," "secretary" and "treasurer" of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

                    (11) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

                    (12) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures, or other relationships that it deems desirable (including, without limitation, the acquisition or disposal of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

                    (13) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration, or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations, or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                    (14) the undertaking of any action in connection with the Partnership's direct or indirect investment in its Subsidiaries or any other
Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

                    (15) the determination of the fair market value of any Partnership property distributed in kind using such method of valuation as the General Partner may adopt;

                    (16) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner's contribution of property or assets to the Partnership or otherwise;

                    (17) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

                    (18) the exercise of any of the powers of the General
Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other
Person;

                    (19) the exercise of any of the powers of the General
Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

                    (20) the issuance of additional OP Units, in the General
Partner's absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4;

                    (21) the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries;

                    (22) the commencing of a case under title 11 of the United
States Code, as the same may be amended from time to time, the making of an assignment for the benefit of creditors and the dissolution of the Partnership pursuant to the laws of the State of Delaware, as the same may be amended from time to time, the consenting to or the acquiescing in the filing of any of the foregoing by any Person other than the General Partner or to take any action in furtherance of any of the foregoing;

                    (23) the transfer of any property of the Partnership in complete or partial satisfaction of a creditor's claims including, without limitation, the holder of a mortgage or other lien on property of the Partnership, by executing and delivering a deed in lieu of foreclosure, bill of sale or otherwise;

                    (24) the confessing of a judgment;

                    (25) not contesting any foreclosure action commenced with respect to the property of the Partnership or any other action claiming a default under any mortgage or other lien on property of the Partnership;

                    (26) the making, execution, and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, or legal instruments or agreements in writing necessary, advisable, desirable, incidental, or convenient in the judgment of the General Partner, for the accomplishment of any of the foregoing; and

                    (27) the execution, delivery and performance of the Contribution Agreement and any other documents necessary, advisable or incidental in the judgment of the General Partner, for the accomplishment of the transactions contemplated thereby.

               B.   Each of the Limited Partners agrees that the General
Partner is authorized to perform the above-mentioned acts, and to execute, deliver and perform any agreements, and transactions on behalf of the Partnership without any further act, approval, or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule, or regulation. The execution, delivery, or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General
Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

               C.   At all times from and after the date hereof, the General
Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

               D. In exercising its authority under this Agreement, the General Partner may, but (except as provided in Sections 3.2, 7.1A(3), and 10.2) shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited
Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

          7.2 Certificate of Limited Partnership. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification, and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5A(3), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited
Partner.

          7.3  Reimbursement of the General Partner.

               A. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

               B. On such monthly or other basis as the General Partner may determine in its sole and absolute discretion, the Partnership shall pay for the account of the General Partner or reimburse the General Partner for the following "Reimbursable Amounts": all expenses that it (or any of its Affiliates) incurs relating to the ownership and operation of, or for the benefit of, the Partnership; all of its (and its Affiliates') payroll and fringe benefit expense, professional fees (including, without limitation, legal, audit, advisory, directors', and management, executive service, and similar fees), corporate insurance expense (including, without limitation, directors' and officers' insurance), public company expenses, office expenses, Delaware franchise taxes (regardless of whether or not included in the Company's liability for deferred income taxes on the date hereof, but not including any taxes attributable, under the rules of Treasury Regulation section 1.704-1(b)(2)(iv)(n), to periods ending on or before the date hereof), Pennsylvania capital stock, loans, and corporate net income taxes (regardless of whether or not included in the Company's liability for deferred income taxes on the date hereof, but not including any taxes attributable, under the rules of Treasury Regulation section 1.704-1(b)(2)(iv)(n), to periods ending on or before the date hereof), and other expenses of a similar nature. To the extent of Reimbursable Amounts not otherwise treated as expenses of the Partnership, gross income of the Partnership for the year of reimbursement or payment for a Partner's account shall be allocated to the Partner receiving such reimbursement and such reimbursement or payment for a Partner's account shall constitute a distribution from the Partnership to such Partner. To the extent of Reimbursable Amounts that are otherwise treated as expenses of the Partnership, payment of such amounts by the Partner receiving reimbursement shall be treated as a loan by such Partner to the Partnership and such reimbursement shall be treated as repayment of such loan. Any reimbursement or payment for a Partner's account pursuant to this Section 7.3B shall be in addition to any reimbursement made as a result of indemnification pursuant to
Section 7.6.

          7.4  Outside Activities of the General Partner.  The General
Partner or any of its Subsidiaries, other than the Partnership and any Subsidiaries of the Partnership, may not, directly or indirectly enter into or conduct any business not connected with the ownership, acquisition, development, and disposition of Partnership Interests and (subject to Sections 4.1B and 7.3B of the limited partnership agreement of CV Partnership) the Florida Land and the management of the business of the Partnership and the management of (subject to Sections 4.1B and 7.3B of the limited partnership agreement of CV Partnership) the Florida land, and such activities as are incidental thereto, except that the General Partner may acquire and contribute properties to the Partnership for additional OP Units as provided in Section
4.2C.  The General Partner directly or indirectly may acquire Limited Partner
Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

          7.5  Contracts with Affiliates.

               A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

               B. Except as provided in Section 7.4, the Partnership may Transfer assets to joint ventures, other partnerships, corporations, or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable and in the best interests of the Partnership.

               C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates (or any officers or directors of either) shall sell, Transfer, or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

               D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership, or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.

          7.6  Indemnification.

               A. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint, several, or joint and several, expenses (including, without limitation, reasonable attorneys' fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, that relate to the operations of the Partnership or its Affiliates as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such Indemnitee's action constituted intentional acts or omissions constituting gross negligence, willful misconduct, or fraud.
Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this
Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

               B. Reasonable expenses (including reasonable legal fees) incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding.

               C. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement to which such Indemnitee is a party.

               D. The Partnership may, but shall not be obligated to, purchase and maintain insurance (including so-called "D&O insurance"), on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement.

               E. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this
Section 7.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participant and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

               F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

               G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

               H. The provisions of this Section 7.6 are for the benefit of the Indemnitees and their heirs, successors, assigns, and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
Any amendment, modification, or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership's liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

               I. If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner
(as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of
Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

          7.7  Liability of the General Partner.

               A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its officers or directors shall be liable for monetary damages to the Partnership, any Partners, or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith and without gross negligence or malfeasance.

               B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the partners of the Partnership, collectively, that the General Partner, subject to the provisions of Section 7.1D, is under no obligation to consider the separate interest of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions (except that the General Partner shall comply with Sections 3.2, 7.1A(3) and 10.2), and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith and without gross negligence or malfeasance. With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner shall have no duty to keep such indebtedness outstanding.

               C. Subject to its obligations and duties as General Partner set forth in Section 7.1A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

               D.   Any amendment, modification, or repeal of this Section
7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's and its officers' and directors' liability to the Partnership and the Limited Partners under this
Section 7.7 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

               E. To the fullest extent permitted by law, no officer, director, trustee or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a non-appealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services.

          7.8  Other Matters Concerning the General Partner.

               A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

               B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants, and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion or advice of such Persons as to matters which such General
Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice.

               C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

               D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the
Code); or (ii) to avoid the Company's incurring any taxes or other liability under the Code, including specifically, but without limitation, under sections 30, 42, 45A, 49, 50, 55, 453, 453A, 531, 541, 857, 1294, or 4981 of
the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

          7.9 Title to Partnership Assets. Title to Partnership assets, whether real, personal, or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General
Partner, or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General
Partner shall be held by the General Partner or such nominee or Affiliate for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

          7.10 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell, or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate, or disaffirm any action of the General
Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General
Partner or its representatives. Each and every certificate, document, or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document, or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document, or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document, or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.



                                  ARTICLE 8

                 Rights and Obligations of Limited Partners

          8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.4, or under the Act.

          8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent, or trustee of the General Partner, the Partnership, or any of their Affiliates, in their capacity as such) shall take part in the operation, management, or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name, or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent, or trustee of the General
Partner, the Partnership, or any of their Affiliates, in their capacity as such, shall not affect, impair, or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

          8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, director, employee, agent, trustee, Affiliate, or shareholder of any Limited Partner (other than the Company) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

          8.4  Return of Capital.  Except pursuant to Section 8.6, no Limited
Partner shall be entitled to the withdrawal or return of its Capital
Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided by Exhibit B (or Sections 4.1 or 7.3B) or as otherwise expressly provided in this Agreement or any OP Unit Designation, no Limited
Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses, or distributions.

          8.5  Rights of Limited Partners Relating to the Partnership.

               A. In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5B hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own reasonable expense (including such copying and administrative charges as the General Partner may establish from time to time):

                    (1) to obtain a copy of the Partnership's Federal, state, and local income tax returns for each Partnership Year;

                    (2) to obtain a current list of the name and last known mailing address of each Partner;

                    (3) to obtain a copy of this Agreement and the Certificate and all amendments and/or restatements thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments and/or restatements thereto have been executed; and

                    (4) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

               B.   The General Partner shall provide to each Limited
Partner, without cost, copies of the Company's annual and quarterly reports filed with the Securities and Exchange Commission pursuant to the Securities
Exchange Act of 1934.

               C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential. To the extent permitted by law, the General Partner shall keep confidential from the Limited Partners any information that the General Partner determines, in its sole and absolute discretion, to be in the nature of trade secrets or other confidential information of the General Partner (or any of its Affiliates) or to constitute material non-public information of or relating to the General Partner (or any of its Affiliates) the disclosure of which is not in the best interests of the General Partner (or any of its Affiliates) or its (or their) business or could involve a violation of law.

          8.6  Redemption Rights.

               A.   General.

                    (i) Subject to Section 8.6C, below, on or after the date one year (or such other period as may be agreed between the General Partner and the holder of an OP Common Unit hereafter acquired pursuant to Section 4.2 or 4.3 or, in the case of an OP Common Unit acquired pursuant to the Contribution Agreement by a Limited Partner who so elects in the Contribution
Agreement, immediately) after the issuance of an OP Common Unit to a Limited
Partner pursuant to Article 4 (or upon the earlier death of such Limited
Partner), the holder of such OP Common Unit (if other than the General Partner or any Subsidiary of the General Partner) shall have the right (the
"Redemption Right") to require the Partnership to redeem such OP Common Unit on a Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. Any such Redemption
Right shall be exercised pursuant to a Notice of Redemption (in the form of Exhibit C hereto, as such form may be amended by the General Partner, in its reasonable discretion, from time to time, upon no less than 30 days' notice to the Limited Partners) delivered to the Partnership (with a copy simultaneously to the General Partner) by the Limited Partner who is exercising the Redemption Right (the "Redeeming Partner"). A Limited Partner may not exercise the Redemption Right for fewer than 1,000 OP Common Units or, if such Redeeming Partner holds fewer than 1,000 OP Common Units, for fewer than all of the OP Common Units held by such Redeeming Partner. In the sole discretion of the General Partner at the request of any Limited Partner, the General
Partner may substitute "six months" (or some period of time greater than six months, but less than one year) for "one year" in applying the first sentence of this Section 8.6A(i) to such Limited Partner and, in connection with the exercise of such discretion, the General Partner may require that the Redeeming Partner provide a letter to the Partnership and the General Partner in substantially the form of Exhibit E hereto.

                    (ii) The Redeeming Partner shall have no right with respect to any OP Common Units so redeemed to receive any distributions paid after the Specified Redemption Date.

                    (iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6 and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's
Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

               B.   General Partner Assumption of Right.

                    (i) If a Limited Partner has delivered a Notice of Redemption, the General Partner may, within 5 business days after receipt of such Notice, in its sole discretion (subject to any limitations on ownership and transfer of Shares set forth in the Company's Certificate of Incorporation), elect to assume directly and satisfy a Redemption Right by paying to the Redeeming Partner either the Cash Amount or, but only if the Company has in effect (or, at the request of the Redeeming Partner, consents and within 60 days after such election causes to be in effect) a registration statement (the "Registration Statement") covering the immediate resale of all the Shares to be issued to the Redeeming Partner pursuant to such election
(or, under then-applicable law, the Shares upon issuance would be freely tradeable without such a registration statement's being in effect), the Shares
Amount, as the General Partner determines in its sole discretion on the Specified Redemption Date, whereupon the General Partner shall acquire the OP
Common Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such OP Common
Units. If it shall be necessary under the preceding sentence for a Registration Statement to be caused to be in effect, the General Partner will use commercially reasonable efforts to cause such Registration Statement to be filed and to become effective as soon as reasonably practicable and within the 60-day period theretofore described. Unless the General Partner, in its sole discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming
Partner's exercise of the Redemption Right. In the event the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership, and the General Partner shall, for Federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner's OP Common Units to the General Partner. Nothing contained in this Section 8.6B shall imply any right of the General Partner to require any Limited Partner to exercise the Redemption Right afforded to such Limited Partner pursuant to Section 8.6A.

                    (ii) In the event that the General Partner determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner's OP Common Units shall be the applicable Shares Amount. In the event this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming
Partner.

                    (iii) Each Redeeming Partner agrees to provide in a timely fashion such information and to execute such documents as the General
Partner and its Affiliates may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right and the registration of the resale of such Shares, including, without limitation, an agreement pursuant to which the Redeeming Partner agrees to indemnify and to hold harmless the General Partner, the Partnership, the Company, the Affiliates of any of them, and the respective officers, directors, general partners, and agents of the General Partner, the Partnership, the Company, and such Affiliates with respect to any information provided by the Redeeming Partner for inclusion in the Registration Statement and the General Partner agrees to indemnify and to hold harmless the Redeeming Partner with respect to information provided by the Company in the Registration Statement.

                    (iv) So long as the Redeeming Partner confirms in writing that the Redeeming Partner continues to intend in good faith to sell all of its Shares received under this Section 8.6 under such Registration
Statement, the Company shall use its best efforts to keep the Registration
Statement effective for up to one year after the effective date thereof, but only if the Redeeming Partner agrees not to make any offers or sales of any Shares under any such Registration Statement if the Redeeming Partner has received a notice from the General Partner to the effect that, for a stated period (not in excess of 60 days), it would not for any reason (including, without limitation, by reason of the General Partner's or any of its Affiliate's having a good business reason not to disclose publicly certain information which may be material) be in the best interests of the General
Partner or any of its Affiliates for offers or sales to be effected under such Registration Statement. The General Partner shall not give any Redeeming
Partner such a notice more than twice in any 12-month period.

                    (v) If a Limited Partner is considering exercising its Redemption Right with respect to its OP Common Units and desires that the Shares it receives from the General Partner in exchange for the redeemed OP
Common Units, if any, be the subject to an effective Registration Statement at the time of receipt, it may, at its sole option, follow the procedure set forth in this clause (v). The Limited Partner shall give the General Partner written notice referring to this clause and stating that it is considering exercising its Redemption Right (a "Pre-Redemption Notice"). Upon receipt of the Pre-Redemption Notice, if the General Partner determines that it wishes to elect to assume the redemption obligation from the Partnership and wishes to give the Redeeming Partner Shares and the Company consents to such election, the Company shall file a Registration Statement with respect to the resale of all such Shares as soon as practicable and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as possible and within not more than 60 days. The General Partner shall notify the Limited Partner as soon as the Registration Statement has become effective. The other provisions of this Section 8.6 shall apply with respect to such Registration Statement and with respect to any Redemption Notice given by such Limited Partner. Neither the giving of the Pre-Redemption Notice nor the filing of the Registration Statement (nor its becoming effective) shall obligate the Limited Partner to give a Notice of Redemption nor, if a Notice of Redemption is subsequently given, obligate the General Partner to assume the redemption obligation and/or elect to give the Redeeming Partner Shares in exchange for its OP Common Units. If the Limited Partner which gave the Pre-
Redemption Notice does not give the Partnership a Redemption Notice with respect to its OP Common Units within 180 days after the effective date of such Registration Statement, neither the Partnership, the Company, nor the General Partner shall have any obligation to continue to maintain the effectiveness of such Registration Statement and the Limited Partner which gave the Pre-Redemption Notice shall be liable for the costs of the Partnership, the Company and the General Partner in filing the Registration
Statement (including without limitation, legal fees and disbursements and any filing fees). No Limited Partner may give more than one Pre-Redemption Notice
(unless the General Partner shall otherwise consent).

               C.   Exceptions to Exercise of Redemption Right.
Notwithstanding the provisions of Sections 8.6A and 8.6B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6A if (but only as long as), in the written opinion of counsel to the General Partner, the delivery of Shares to such Partner on the Specified Redemption Date (i) would be prohibited under the Certificate of Incorporation, (ii) would cause a violation of the REIT Requirements, or (iii) would be prohibited (after giving effect to any applicable exemptions) under applicable Federal or state securities laws or regulations (in each case regardless of whether the General
Partner would in fact assume and satisfy the Redemption Right).

               D.   No Liens on OP Common Units Delivered for Redemption.
Each Limited Partner covenants and agrees with the Partnership and the General
Partner that the Redeeming Partner shall transfer good title to all OP Common
Units delivered for redemption to the Partnership or the General Partner, as the case may be, free and clear of all Liens (as defined in Exhibit C), and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire
OP Common Units which are or may be subject to any Liens.  Each Limited
Partner further agrees that, in the event any state or local property transfer tax is imposed on the Limited Partner (or jointly on the Limited Partner and the transferee) as a result of the transfer of its OP Common Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

               E.   Additional Partnership Interests.  In the event that the
Partnership issues OP Common Units to any Additional Limited Partner pursuant to Article 4, the General Partner shall make such amendments to this Section
8.6 as it determines are necessary to reflect the issuance of such OP Common
Units (including setting forth any restrictions on the exercise of the Redemption Right with respect to OP Common Units described in this Section
8.6E).

               F. Successor to the Company. If the Company shall cease to serve as General Partner, all of the Company's rights under this Section 8.6 shall vest in the Company's successor as General Partner, if such successor is an Affiliate of the Company (or would have been an Affiliate of the Company had the Company continued to exist), and otherwise in such Affiliate of the Company (or such Person that would have been an Affiliate of the Company, had the Company continued to exist) as the Company may designate (or, if the Company has not made any such designation, as any Person with authority to act on behalf of the Company in connection with the winding up of its affairs or otherwise may designate).


                                  ARTICLE 9

                   Books, Records, Accounting, and Reports

          9.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists, and copies of documents required to be provided pursuant to Sections 8.5A and 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on or be in the form of any information storage device or system, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP, and, for tax purposes, on an accrual basis, or such other bases as the General Partner determines to be necessary or appropriate.

          9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

          9.3  Reports.

               A. As soon as practicable, but in no event later than 105 days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountant selected by the General Partner in its sole discretion.

               B. As soon as practicable, but in no event later than 45 days after the close of each calendar quarter (except the last calendar quarter of each calendar year), the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.


                                 ARTICLE 10

                                 Tax Matters

          10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for Federal and state income tax purposes and shall use reasonable efforts to furnish, within one hundred sixty-five (165) days of the close of each taxable year, the tax information reasonably required by Limited Partners for Federal and state income tax reporting purposes. At the time of any sale or refinancing of any property listed on Exhibit D, the General Partner shall give notice thereof to each individual listed with respect to such property on Exhibit D.

          10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. Except as provided in
Section 7.8D, the General Partner shall (i) select (and cause Montgomery CV
Realty L.P. to select) the "traditional method" of making allocations pursuant to Regulation section 1.704-3 (either without any curative allocations or with curative allocations to a contributing Partner solely of gain from sale of the property contributed) with respect to all Contributed Property received on or before the date of this Agreement, and (ii) select any method allowed pursuant to Regulations section 1.704-3 with respect to all Contributed Property received after the date of this Agreement. By executing this Agreement, each Partner hereby agrees to report income, gain, loss, and deduction on such Partner's Federal income tax return in a manner that is consistent with the use of the method so selected. The General Partner shall have the right to seek to revoke any tax election it makes, including, without limitation, the election under section 754 of the Code, upon the General Partner's determination, in its sole and absolute discretion, that it could have caused the Partnership to refrain from making such election in the first instance.

          10.3 Tax Matters Partner.

               A. The Company shall serve as the "tax matters partner" of the Partnership for Federal income tax purposes for any taxable year of the Partnership for which it is eligible to serve as such (regardless of whether the Company is at the time of serving as such the General Partner). The
General Partner from time to time shall serve as the tax matters partner for any other taxable year of the Partnership (regardless of whether the General
Partner was a partner in the Partnership at any time during such year).  All
Partners and Assignees shall, at the request of a tax matters partner described in the preceding sentence, take such actions as are necessary, appropriate, or convenient to effect the designation of such tax matters partner pursuant to section 301.6231(a)(7)-1 of the Regulations. Pursuant to
Section 6230(e) of the Code, upon receipt of notice from the Internal Revenue
Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue
Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, that such information is provided to the tax matters partner by the Limited
Partners and the Assignees.

               B.   The tax matters partner is authorized, but not required:

                    (1)  to enter into any settlement with the Internal
Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;
or (ii) who is a "notice partner" (as defined in section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in section 6223(b)(2) of the
Code);

                    (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

                    (3)  to intervene in any action brought by any other
Partner for judicial review of a final adjustment;

                    (4) to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading
(petition or complaint) for judicial review with respect to such request;

                    (5)  to enter into an agreement with the Internal Revenue
Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

                    (6) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 shall also be fully applicable to the tax matters partner in its capacity as such. Notwithstanding the foregoing provisions of this Section 10.3B, no tax matters partner described in the second sentence of
Section 10.3A may, without the prior written consent of the Company (which may be withheld in the Company's sole discretion), bind the Company, any of its Affiliates, or any qualified REIT subsidiary, partnership, limited liability company, or other Entity through which the Company or any of its Affiliates was a partner in the Partnership to any settlement agreement under section
6224 of the Code, file a petition for readjustment of partnership items in any court other than the Tax Court, or extend the period for assessing tax under section 6229 of the Code with respect to the Company, any of its Affiliates, or any qualified REIT subsidiary, partnership, limited liability company, or other Entity through which the Company or any of its Affiliates was a partner in the Partnership. The tax matters partner shall comply with the responsibilities imposed on it by section 301.6223(g)-1T of the Regulations.

               C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging one or more law or accounting firms to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

          10.4 Withholding.  Each Limited Partner hereby authorizes the
Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of Federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required by law to withhold or pay with respect to any amount distributable or allocable to such Limited
Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to sections 1441, 1442, 1445, or 1446 of the Code. Any amount so paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited
Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4. In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.4, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited
Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited
Partner to the General Partner in repayment of such loan. Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by any of Citibank, N.A., Chase Manhattan Bank, and Morgan Guaranty Trust Company of New York, plus four
(4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.


                                 ARTICLE 11

                          Transfers and Withdrawals

          11.1 Transfer.

               A. The term "Transfer," when used in this Article 11 with respect to an OP Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign or pledge all or any part of its General
Partner Interest to another Person or by which a Limited Partner purports to assign or pledge all or any part of its Limited Partner Interest to another
Person. The term "Transfer" when used in this Article 11 does not include any exchange of OP Common Units for Shares pursuant to Section 8.6 or any grant of a security interest to the Partnership pursuant to Section 10.4.

               B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

          11.2 Transfer of the General Partner's and the Company's Partnership Interests.

               A.   The General Partner may not Transfer its General
Partnership Interest or withdraw as General Partner, but such Transfer or withdrawal shall be permitted (1) if Limited Partners holding a Qualifying
Limited Partner Interest consent to such Transfer or withdrawal or (2) in the case of a Transfer of all or a portion of the General Partner Interest to an entity which is, directly or indirectly, wholly-owned by the Company
(including a qualified REIT subsidiary under section 856(i) of the Code). In the case of any Transfer permitted by this Section 11.2A, the transferee may be admitted as a General Partner with the consent of the transferor, but without any requirement that any Limited Partner consent thereto, all as provided in Section 12.1.

               B.   In the event the General Partner withdraws as General
Partner, except in accordance with clause (A), above, the General Partner's
General Partner Interest shall immediately be converted into a Limited Partner
Interest.

               C.   The Company may Transfer any of its Limited Partner
Interest without the Consent of the General Partner or any Limited Partner, but may not transfer any OP Preferred Unit or Other OP Units except to a successor General Partner.

               D. Except in the case of a change in identity, form, or place of organization of the Company, however, effected, the Company shall not engage in any merger (including a triangular merger), consolidation, or other combination with or into another person, sale of all or substantially all of its assets, or reclassification, recapitalization, or change of outstanding
Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of "Adjustment Factor") ("Termination Transaction"), unless the Termination
Transaction has been approved by the consent of Partners holding a majority or more of the then outstanding OP Units (including any OP Units held by the General Partner) and in connection with the Termination Transaction all Limited Partners either will receive or will have the right to elect to receive, for each OP Unit, an amount of cash, securities, or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities, or other property paid to a holder of Shares in consideration of one Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that, if, in connection with the Termination Transaction, a purchase, tender, or exchange offer shall have been made to and accepted by the holders or more than 50% of the outstanding
Shares, each holder of OP Units shall receive or shall have the right to elect to receive the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its OP Units immediately prior to the expiration of such purchase, tender, or exchange offer and had thereupon accepted such purchase, tender, or exchange offer. Any Termination
Transaction permitted under this Section 11.2D shall be permitted notwithstanding the provisions of Section 7.4 or any other provision of this
Article 11.

          11.3 Limited Partners' Rights to Transfer.

               A.   (1)  Subject to the provisions of Sections 11.3C, 11.3D,
11.3E, and 11.4, a Limited Partner (other than the Company) may, without the consent of the General Partner:

                         (a)  Transfer such Limited Partner's OP Units to any
other Limited Partner, to a member of the family (as defined in section
267(c)(4) of the Code) of such transferring Limited Partner, or to a trust all of the beneficiaries of which are members of the family of such transferring
Limited Partner, or pursuant to Section 8.6; and

                         (b)  pledge such Limited Partner's OP Units to any
financial institution as collateral for any loan with respect to which such Limited Partner is personally liable.

                    (2) Subject to the provisions of Sections 11.3C, 11.3D and 11.3E, a Limited Partner may Transfer any of such Limited Partner's OP
Units, otherwise than in accordance with clause (1), above, only with the prior written consent of the General Partner.

               B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Limited Partner's estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited
Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of the Incapacitated Limited Partner's interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

               C. The General Partner may prohibit any Transfer by a Limited Partner of its OP Units if, in the opinion of legal counsel to the Partnership, such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any Federal or state securities laws or regulations applicable to the Partnership or the OP Units. The General Partner may require (but shall not be obligated to accept) an opinion of legal counsel to the Limited Partner, in form and substance acceptable to the General Partner, to the effect that such filing would not be required and that such laws and regulations would not be violated.

               D. No Transfer by a Limited Partner of its OP Units may be made to any Person if: (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership's being treated as an association or a publicly traded partnership taxable as a corporation; (ii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA other than a plan maintained by the General Partner or any Affiliate thereof, a "party-in-interest" (as defined in section 3(14) of ERISA) or, with respect to any "plan" (as defined in section 4975(e)(1) of the Code) other than a plan maintained by the General
Partner or any Affiliate thereof, a "disqualified person" (as defined in section 4975(e)(2) of the Code); (iii) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.3-101; (iv) such Transfer would subject the General Partner, any of its Affiliates, or the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors
Act of 1940, or the Employee Retirement Income Security Act of 1974, each as amended; (v) except with the consent of the General Partner, such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged; (vi) it would require the Partnership to register under the Investment Company Act of 1940; (vii) except with the consent of the General Partner, it would cause the Partnership to be considered for purposes of section 1.7704-1(h)(1)(ii) of the Regulations to have more than 100 partners at any time during any taxable year; or (viii) in the opinion of legal counsel to the General Partner, it could adversely affect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the Code), subject the Company to additional taxes or other liability under the Code, or violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its Affiliates, the Partnership, or their respective securities or properties.

               E. Section 11.3A shall not prohibit a Limited Partner from taking the following actions, to the extent otherwise permitted under this
Agreement: (i) exercising any options to purchase Shares issued to such Limited Partner under a Stock Option Plan, (ii) in connection with an exercise permitted by the preceding clause (i), delivering to the Company Shares in payment of the exercise price of such options or the withholding taxes payable in connection with such exercise, or (iii) transferring OP Units or Shares to a Permitted Transferee of such Limited Partner, provided that such transferee agrees in writing to the transfer restrictions contained in this Agreement
(including this Section 11.3E).

          11.4 Substituted Limited Partners.

               A.   Subject in each case to Section 11.4D: (1) the General
Partner shall have the right to add or substitute a transferee which receives
OP Units pursuant to Section 11.2C as a Limited Partner and (2) each Limited
Partner shall have the right to substitute a Permitted Transferee which receives OP Units pursuant to Section 11.3A(1) as a Limited Partner in such Limited Partner's place.

               B. The General Partner shall have the right to consent to the admission of a transferee who receives OP Units pursuant to Section 11.3A(2), which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

               C.   A transferee who has been admitted as a Substituted
Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited
Partner under this Agreement.

               D.   No Permitted Transferee will be admitted as a Substituted
Limited Partner unless (i) such transferee has furnished to the General
Partner (a) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (b) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person's admission as a Substituted Limited Partner and (ii) in the case of a transferee who receives
OP Units in accordance with Section 11.3A(2), the General Partner has consented to such admission in accordance with Section 11.4B. Upon the admission of a Substituted Limited Partner, the General Partner shall reflect the name, address, number of OP Common Units, and Percentage Interest of such Substituted Limited Partner on the records of the Partnership and eliminate or adjust, if necessary, the name, address, and interest of the predecessor of such Substituted Limited Partner.

          11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, and any other items, gain, loss deduction, and credit of the Partnership attributable to the OP
Units assigned to such transferee and, as to the OP Units which were transferred to such Person in a manner permitted under this Agreement, shall have the rights and obligations set forth in Section 8.6 as though a Limited
Partner, but shall not be deemed to be a holder of OP Units for any other purpose under this Agreement, and shall not be entitled to vote such OP Units in any matter presented to the Limited Partners for a vote (such OP Units being deemed, to the extent permitted by law, to have been voted on such matter in the same proportion as all other OP Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such OP Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of OP Units.

          11.6 General Provisions.

               A. No Limited Partner may withdraw from the Partnership otherwise than as a result of a permitted Transfer of all of such Limited
Partner's OP Units in accordance with this Article 11 or pursuant to an exchange of all of its OP Units pursuant to Section 8.6.

               B. Any Limited Partner who shall Transfer all of its OP Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such OP Units as Substituted Limited Partners. Similarly, any Limited Partner who shall
Transfer all of its OP Units pursuant to an exchange of all of its OP Units pursuant to Section 8.6 shall cease to be a Limited Partner.

               C. Except with the consent of the General Partner, transfers pursuant to this Article 11 (other than Transfers pursuant to Section 8.6B) may be made only as of the first day of each calendar month.

               D. If any Partnership Interest is transferred or assigned during the Partnership's fiscal year in compliance with the provisions of this
Article 11 or exchanged pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof, and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with section 706(d) of the Code, using such method as the General Partner shall determine in its sole discretion. Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate. All distributions of Available Cash attributable to such OP Units with respect to which the Partnership Record Date is before the date of such transfer, assignment, or exchange shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions of Available Cash thereafter attributable to such OP Units shall be made to the transferee
Partner.

               E. Ownership of an OP Unit shall be determined by the identity of the registered holder thereof on the books of the Partnership.
Transfer of an OP Unit can be made only in conformity with all provisions of this Agreement and upon compliance with the further requirement that such transfer can be made only upon presentation of the certificate evidencing such OP Unit, if any, accompanied by satisfactory and duly executed instruments of transfer.


                                 ARTICLE 12

                            Admission of Partners

          12.1 Admission of Successor General Partner. A successor to all of the General Partner Interest pursuant to Section 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer, and such admission shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the time the assignor ceases to be a general partner of the Partnership. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner's executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General
Partner and such successor as provided in Section 11.6D.



          12.2 Admission of Additional Limited Partners.

               A. The limited partners named in the signature pages are all admitted, or will be admitted as provided in Section 2.1 hereof, to the Partnership as Limited Partners with the OP Common Units set forth opposite the name of such Limited Partner on Exhibit I. After the admission to the Partnership of the Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in
Section 2.4, and (ii) such other documents or instruments as may be required in the sole discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

               B.   Notwithstanding anything to the contrary in this Section
12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

               C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then
Net Income, Net Losses, each item thereof, and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with section 706(d) of the Code, using such method as the General Partner shall determine in its sole discretion. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

          12.3 Amendment of Agreement and Certificate of Limited Partnership.
For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.


                                 ARTICLE 13

                  Dissolution, Liquidation, and Termination

          13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. In the event of the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The
Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following ("Liquidating Events"):

               A.   the expiration of its term as provided in Section 2.5;

               B. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy listed in Sections 17-402(4) and (5) of the Act), unless, at the time, there is at least one other General
Partner, who is hereby permitted to carry on the business of the Partnership, and such General Partner does so (in accordance with Section 12.1 or otherwise) or, within 90 days after such event of withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

               C. an election to dissolve the Partnership made by the General Partner;

               D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

               E. the sale of all or substantially all of the assets and properties of the Partnership;

               F. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any Federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner; and

               G. at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act.

          13.2 Winding Up.

               A. Upon the occurrence of a Liquidating Event that results in the dissolution of the Partnership, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No
Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs.
The General Partner, or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding at least a majority of the Limited Partnership Interests (the General Partner or such other Person being referred to herein as the "Liquidator"), shall be responsible for overseeing the winding up and termination of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of beneficial interest or other securities of the General Partner or an Affiliate thereof) shall be applied and distributed in the following order:

                    (1) First, to the payment and discharge (or making reasonable provision for paying) of all of the Partnership's debts and liabilities to creditors other than the Partners;

                    (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners;

                    (3) Third, to the General Partner to the extent required under any OP Preferred Units or Other OP Units senior to the OP Common Units, in accordance with the terms and priorities set forth in the respective OP
Unit Designations; and

                    (4) The balance, if any, to the Partners and Assignees owning OP Common Units in proportion to their respective Percentage Interests
(and to the holders of any Other OP Units junior to OP Common Units, to the extent of their entitlement, if any).

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

               B. Notwithstanding the provisions of Section 13.2A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.
Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

               C. In the sole discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General
Partner and Limited Partners pursuant to this Article 13 may be:

                    (1)  distributed to a trust established for the benefit
of the General Partner and Limited Partners for the purposes of liquidating
Partnership assets, collecting amounts owed to the Partnership, and paying any liabilities or obligations (including contingent) of the Partnership or the
General Partner arising out of or in connection with the Partnership.   The
assets of any such trust shall be distributed to the General Partner and
Limited Partners from time to time, in the reasonable discretion of the
Liquidator, in the same priorities and proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the
General Partner and Limited Partners pursuant to this Agreement; or

                    (2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2A as soon as practicable.

          13.3 No Obligation to Contribute Deficit. If any Partner has a deficit balance in such Partner's Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

          13.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited
Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

          13.5 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election, objection, consent, or agreement by one or more Partners pursuant to Section
13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

          13.6 Termination of Partnership and Cancellation of Certificate of
Limited Partnership. Upon the completion of the liquidation of the Partnership's assets, as provided in Section 13.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

          13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

          13.8 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.


                                 ARTICLE 14

                     Amendment of Partnership Agreement;
                    Action by Limited Partners

          14.1 Amendments.

               A. Amendments to this Agreement may be proposed by the General Partner or in writing by any Limited Partner or Limited Partners holding in the aggregate 25% or more of the Partnership Interests. Within such reasonable period of time as shall be determined by the General Partner following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting on not less than 10 days' notice to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section
14.1B or 14.1C, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the consent of Partners holding a majority or more of the then outstanding OP
Units (including OP Units held by the General Partner) (except for amendments to this Section 14.1 or Sections 4.3, 7.4, 7.5, 8.5A, 8.6, 9.3, 11.2 and 14.2,
and the final sentence of Section 10.3B which, so long as Limited Partners other than the General Partner own more than 5% of all Limited Partner
Interests, must be approved by Partners holding a majority of the Limited
Partner Interests (other than the General Partner)).

               B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of the Limited Partners, which consent is hereby deemed to have been given, to amend this Agreement (other than this Section 14.1 or Sections 4.3, 7.4, 7.5, 11.2, and 14.2) to the extent expressly set forth herein (including, without limitation, in Section 8.6E) or as may be required to facilitate or implement any of the following purposes:

                    (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

                    (2) to reflect the admission, substitution, termination, or withdrawal of Partners, or changes in the number or type of OP Units held by a Partner, accomplished in accordance with this Agreement;

                    (3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.3 hereof;

                    (4) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect; to cure any ambiguity, correct, or supplement in an inconsequential manner any provision in this Agreement not inconsistent with law or with other provisions; or to make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

                    (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling, or regulation of a Federal or state agency or contained in Federal or state law, rules or regulations.

After taking any action under this Section 14.1B, the General Partner shall provide notice to the Limited Partners of the taking of such action.

               C. Notwithstanding Section 14.1A and 14.1B, this Agreement shall not be amended without the consent of the General Partner and each Limited Partner materially adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a general partner interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter a Partner's right to receive distributions by specifically amending Section 5.1 or Section 13.2, or specifically alter the allocations specified in Article 6 by amending Article
6, Section 7.3B or Exhibit B (except as permitted pursuant to Article 4 and
Sections 5.4 and 14.1B(3)), provided that any amendment of any provision of this Agreement that, in the good faith judgment of the General Partner, does not have the effect of amending in a manner materially adverse to the Limited
Partners considered as a whole Section 5.1, Section 13.2, Article 6, Section
7.3B or Exhibit B shall not be subject to this Section 14.1C(iii); (iv) cause the termination of the Partnership prior to the time set forth in Sections 2.5 and 13.1; or (v) amend Section 7.1A(3) or this Section 14.1C (or, in the case of an amendment pursuant to Section 14.1B, amend Sections 8.5A, 8.6, or 9.3, the final sentence of Section 10.3B, or, except as provided in Article 4, Exhibit A).

          14.2 Action by Limited Partners.

               A.   Meetings of the Partners may be called by the General
Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting.
Whenever the vote or consent of the Limited Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Partners by the holders of such percentage of the Percentage Interests or OP
Common Units as is expressly required by this Agreement or may be given in accordance with the procedure prescribed in Section 14.1A or in accordance with the procedure prescribed in Section 14.2B.

               B. Any vote or consent of the Limited Partners permitted or required under this Agreement and action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if written consent(s) setting forth the action so taken is signed by the holders of such percentage of the Percentage Interests or the OP Common Units as is expressly required by this Agreement. Such consent may be in one instrument or in several instruments. Such consent shall be filed with the records of the Partnership.

               C. Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited
Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or such Limited Partner's attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

               D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.


                                 ARTICLE 15

                             General Provisions

          15.1 Addresses and Notice. Any notice, demand, request, or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or three business days after being sent by first class United States mail or one business day after being sent by nationally recognized overnight delivery service or, upon receipt, when sent by facsimile transmission to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

          15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend, or describe the scope or intent of any provisions hereof.

          15.3 Certain Terms. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. References to the "sole discretion" of the General
Partner or Liquidator mean the sole and absolute discretion of the General
Partner or Liquidator, as the case may be.

          15.4 Effectiveness of Certain Provisions.  The provisions of this
Agreement relating to the Persons who will be admitted as limited partners in the Partnership in connection with the transactions contemplated by the Contribution Agreement shall not be effective with respect to each such Person until consummation of the transactions contemplated by the Contribution
Agreement and admission of such Person as a limited partner of the Partnership which admission shall occur without any further action of any Person upon such consummation.

          15.5 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

          15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

          15.7 Creditors. Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

          15.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement, or condition.

          15.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

          15.10 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

          15.11 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

          15.12 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                         GENERAL PARTNER:

                         KRT TRUST

                         By:________________________________
                           Print Name:
                           Title:


 .                        LIMITED PARTNERS:

                         KRT TRUST I LLC

                         By:________________________________
                           Print Name:
                           Title:


                         COUNTERPART SIGNATURE PAGE
                      TO AMENDED AND RESTATED AGREEMENT
                                     OF
                             LIMITED PARTNERSHIP
                                     OF
                     KRAMONT OPERATING PARTNERSHIP, L.P.

          The undersigned agrees to be bound as successor General Partner by all of the terms and conditions of the Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership, L.P.


                         KRAMONT REALTY TRUST


                         By:________________________________
                           Name:
                           Title:

                           Address for Notice:


Dated:   _____________, 2000

                         COUNTERPART SIGNATURE PAGE
                      TO AMENDED AND RESTATED AGREEMENT
                                     OF
                             LIMITED PARTNERSHIP
                                     OF
                     KRAMONT OPERATING PARTNERSHIP, L.P.

          The undersigned agrees to be bound as a Limited Partner by all of the terms and conditions of the Amended and Restated Agreement of Limited
Partnership of Kramont Operating Partnership, L.P.


                         Name:


                         By:________________________________
                           Name:
                           Title:

                           Address for Notice:


Dated:   _____________, 2000

                                                                                     Exhibit A
                                                                                     to the Kramont
                                                                                     Partnership Agreement

                              Partners' Contributions and Partnership Interests as of ___________, 2000

                                                Gross Asset Value
Name and Address                      Cash       of Contributed                    Total Net      Op Common    Percentage
of Partner                        Contributions    Property(1)   Liabilities(1)  Contribution(2)    Units      Interest(3)
----------------                  ------------- ---------------- --------------  --------------- ----------   ------------
General Partner
---------------

Kramont Realty Trust                                                                                     1       0.000005%
580 West Germantown Pike
Plymouth Meeting, PA  19462

Limited Partners
----------------

Kramont Realty Trust                                                                            18,529,452      92.728727%
580 West Germantown Pike
Plymouth Meeting, PA  19462

Louis P. Meshon, Sr.                                                                               570,338       2.854198%
580 West Germantown Pike
Plymouth Meeting,
PA  19462

Louis P. Meshon                                                                                     89,909       0.449940%
& Patricia G. Meshon
580 West Germantown
Pike
Plymouth Meeting, PA  19462

Other Limited Partners                                                                             792,729       3.967130%
                                                                                                ----------     -----------

                                                                                                19,982,429(4)  100.000000%
                                                                                                ==========     ===========

1. All assets, including partnership interests, should be valued "gross" and all liabilities should be separately listed hereon. All capitalized terms used in the notes to this Exhibit A and not otherwise defined herein shall have the meanings ascribed to them in this Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership, L.P.

2. Provided that the Kranzco Reorganization and the Trust Merger (as those terms are defined in the Agreement and Plan of Reorganization and Merger among Kranzco Realty Trust, KRT Trust, CV Reit, Inc. and Kramont Realty Trust, dated as of December 10, 1999 (the "Plan of Reorganization")) shall have occurred immediately prior to the Effective Time (as defined in the Plan of Reorganization) and that the transactions described in section 5.3 of the Plan of Reorganization shall have occurred immediately after the Effective Time, it is appropriate to treat, and this Exhibit A accordingly does treat, all of the assets that are being contributed to the Partnership through the date hereof as having been contributed in a single transaction, without any need for revaluation under clause 2 of the definition of "Gross Asset Value."

     For purposes of this footnote, "Newco Preferred Amount" means the liquidation preference (exclusive of accumulated or accrued and unpaid dividends) of the Kramont Preferred Shares (as defined in the Plan of Reorganization) corresponding to the OP Preferred Units issued to the Company (hereafter "Kramont") on the date hereof, as such value is determined by Kramont in its reasonable discretion.

     All of Kranzco's (as defined in the Plan of Reorganization) and its qualified REIT subsidiaries' existing tangible and intangible assets, including goodwill and going concern value will be transferred to the Partnership, and all assets acquired by Kramont in the CV Merger (as defined in the Plan of Reorganization), including specifically, but without limitation, the interest of Montgomery CV Realty Trust (f/k/a Montgomery CV Trust) in Montgomery CV Realty L.P. (as such terms are defined in the Plan of Reorganization), except for (1) stock and beneficial interests in qualified REIT Subsidiaries, and (2) the Florida Land, will be contributed to the Partnership. The foregoing contributions will be subject to and the Partnership will assume all of Kranzco's and CV Reit, Inc.'s ("CV") (and their respective qualified REIT subsidiaries') liabilities. No cash will be retained at the Kramont level, except, possibly, cash needed to pay dividends declared (or relating to the current quarter), but not yet paid, on the closing date. Kramont's total net contribution (to which liabilities will be added back and from which cash contributed will be subtracted to determine the Gross Asset Value of Kramont's contribution of property other than cash) will be set at fair market value, which Kramont may determine to be not higher than the highest of and not lower than the lowest of (1) $___________ [an agreed upon fair market value of Kramont on a pro forma basis reflecting the Newco Preferred Amount and the values used to establish the exchange ratios used in the Reorganization (as defined in the Plan of Reorganization)], (2) the sum of the Newco Preferred Amount plus 175.42% of the excess of Kranzco's net GAAP book value on the date of signing of the Plan of Reorganization over the Newco Preferred Amount, (3) the sum of the Newco Preferred Amount plus 175.42% of the excess of Kranzco's net GAAP book value immediately prior to the Effective Time over the Newco Preferred Amount, (4) the sum of the Newco Preferred Amount plus the product of 18,529,453 multiplied by the price per share of one common share of beneficial interest in Kramont (such product, "Kramont's Market Capitalization") on the date of signing of the Plan of Reorganization, and (5) the sum of the Newco Preferred Amount plus Kramont's Market Capitalization immediately prior to the Effective Time, in each case appropriately adjusted for payment of transaction costs and retention of cash by Kramont.

     After subtracting the Newco Preferred Amount from Kramont's total net contribution (as determined above), the total net contributions for all Partners will be proportionate to their OP Common Units.

3. Percentage Interests may not add to exactly 100.000000% due to rounding. Kramont will also be issued the following OP Preferred Units: 11,155 Series A-1 OP Preferred Units; 274,029 Series B-1 OP Preferred Units; 909,248 Series B-2 OP Preferred Units; and 1,800,000 Series D Preferred Units. The Capital Contributions attributable to each of the OP Preferred Units shall be equal to their respective liquidation preferences (excluding accumulated or accrued and unpaid dividends) of the corresponding Kramont Preferred Shares, as determined by Kramont in its reasonable discretion.

4. Derived as follows and assuming participation by (i) Kramont, (ii) all former limited partners in Montgomery CV Realty L.P. who contribute such limited partner interests to CV Partner Holdings, L.P. ("Holdings") and then contribute their interests in Holdings to the Partnership (except Louis P. Meshon, Sr., as to a 0.1% indirect interest in Montgomery CV Realty L.P.), and (iii) all other limited partners in Montgomery CV Realty L.P. and without "rounding up for cash": There are currently outstanding 9,429,026 OP Units in Montgomery CV Realty L.P., of which direct and indirect interests in 99.9%, or 9,419,597 are assumed to be exchanged for 9,419,597 OP Common Units in the Partnership, at an exchange ratio of 1:1. Kranzco has outstanding today (prior to the Reorganization) 10,562,832 Common Shares. In exchange for transferring the Kranzco net assets to the Partnership, Kramont will be issued 10,562,832 OP Common Units plus the OP Preferred Units described in note 3 above. The sum of 9,419,597 and 10,562,832 is 19,982,429.

     The number of OP Common Units issued to Kramont equals the sum of 10,562,832 plus 7,966,621 (the number of OP Units in Montgomery CV Realty L.P. owned by CV and acquired by Kramont in the CV Merger). The number of OP Common Units issued to Louis P. Meshon, Sr. equals the excess of 579,767 (the number of OP Units in Montgomery CV Realty L.P. owned by him) over 9,429 (0.1% of the total number of OP Units, which 0.1% is to be retained by him indirectly through Holdings). The number of OP Common Units issued to Louis P. Meshon and Patricia G. Meshon equals 89,909 (the number of OP Units now owned by them). The OP Common Units for the other Limited Partners would be computed similarly.

     It is acknowledged that, pursuant to the Unit Contribution Agreement, the number of OP Units retained by Louis P. Meshon, Sr. indirectly through Holdings will in fact be less than 9,429 and that, the number of OP Common Units issued to him and the aggregate number of OP Common Units will increase in like amount.

                                                       Exhibit B
                                                       to the Kramont
                                                       Partnership Agreement

                      Allocations of Partnership Items

1.   Allocation of Net Income and Net Loss.

     (a) Net Income. (1) Except as otherwise provided in Section 7.3B, this Exhibit B and any OP Unit Designation, Net Income (or items thereof) for any fiscal year or other applicable period shall be allocated to the OP Common Unit Partners in accordance with their respective Percentage Interests.

          (2) Notwithstanding paragraph 1(a)(1) above, Net Income (or items thereof) shall first be allocated among the OP Preferred Unit Partners, in proportion to the amounts of Net Loss (or items thereof) that have been allocated to them pursuant to paragraph 1(b)(2) below, until the cumulative amounts of Net Income (or items thereof) allocated hereunder to each OP Preferred Unit Partner equals the cumulative amounts of Net Loss (or items thereof) theretofore allocated to each such OP Preferred Unit Partner.

     (b) Net Loss. (1) Except as otherwise provided in this Exhibit B, Net Loss (or items thereof) of the Partnership for each fiscal year or other applicable period shall be allocated to the OP Common Unit Partners in accordance with the OP Common Unit Partners' respective Percentage Interests. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) allocated to an OP Common Unit Partner under this subparagraph (b)(1) would cause such OP Common Unit Partner (hereinafter, a "Restricted Partner") to have an Adjusted Capital Account Deficit, or increase the amount of an existing Adjusted Capital Account Deficit, as of the end of the fiscal year or other applicable period to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the other OP Common Unit Partner(s) (hereinafter, the "Permitted Partners") pro rata in accordance with each Permitted Partner's Percentage Interest.

          (2) If there is no OP Common Unit Partner who does not have an Adjusted Capital Account Deficit, then Net Loss (or items thereof) shall be allocated among the OP Preferred Unit Partners in accordance with their respective positive Capital Account balances until such balances reach zero.

     (c) Terminating Capital Transaction; Liquidation. Allocations of Net Income or Net Loss (or items thereof) in connection with a Terminating Capital Transaction or Liquidation (as defined in Treasury Regulation section 1.704-1(b)(2)(ii)(g)) of the Partnership shall be made so that, to the extent possible, (i) first, the OP Preferred Unit Partners' respective Capital Account balances are equal (as nearly as possible) to the amounts they are entitled to receive pursuant to their respective OP Unit Designations, and
(ii) second, the OP Common Unit Partners' respective Capital Account balances are proportionate to their Percentage Interests. In the event that the Capital Account balance of more than one OP Common Unit Partner is disproportionate to such OP Common Unit Partner's Percentage Interest, the largest such relative disproportion shall be cured first, until it is equal, on a relative basis, to the next largest such disproportion, and so on, to the extent Net Income or Net Loss (or items thereof) are available. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) would be allocated to a Restricted Partner under this subparagraph
(c), such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the Permitted Partners pro rata in accordance with each Permitted Partner's Percentage Interest.

     (d)  Rules of Construction.

          (1) Capital Account Increases. For purposes of making allocations pursuant to subparagraph 1(c) of this Exhibit B, a Partner's Capital Account balance shall be deemed to be increased by such Partner's share of any Partnership Minimum Gain and Partner Minimum Gain remaining at the close of the fiscal period in respect of which such allocations are being made.

          (2) Change in Percentage Interests. In the event any Partner's Percentage Interest changes during a fiscal year for any reason, including without limitation, the Transfer of any interest in the Partnership, the tax allocations contained in this Exhibit B shall be applied as necessary to reflect the varying interests of the Partners during such year.

2.   Special Allocations.

     Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

     (a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain to the extent required by Regulations section 1.704-2(f). The items to be so allocated shall be determined in accordance with sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (b)  Partner Minimum Gain Chargeback.  Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704- 2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations, or distributions described in section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a "qualified income offset" under section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     (d) Other Chargeback of Impermissible Negative Capital Account. To the extent any Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, each such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph 2(d) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit B have been tentatively made as if this paragraph 2(d) were not in the Agreement.

     (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

     (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

     (g) Intent of Allocations. The parties intend that the allocation provisions of this Exhibit B shall result in final Capital Account balances of the (i) OP Preferred Unit Partners, equal to the amounts they are entitled to receive pursuant to their respective OP Unit Designations, and (ii) OP Common Unit Partners, that are in proportion to the OP Common Unit Partners' respective Percentage Interests, so that when liquidating distributions are made in accordance with Sections 13.2A(3) and (4), such distributions will be made to the (a) OP Preferred Unit Partners, in amounts equal to their respective Capital Account balances, and (b) OP Common Unit Partners, in proportion to respective Percentage Interests. To the extent that such final Capital Account balances would not so reflect the provisions of this Exhibit B, income and loss of the Partnership for the current year and future years, as computed for book purposes, shall be allocated among the OP Preferred Unit Partners and the OP Common Unit Partners so as to result in final Capital Account balances reflecting the provisions of this Exhibit B. This subparagraph shall control notwithstanding any reallocation of income, loss, or items thereof, as computed for book purposes, by the Internal Revenue Service or any other taxing authority.

     (h) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to section 734(b) of the Code or section 743(b) of the Code is required, pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

3.   Tax Allocations.

     (a) Items of Income or Loss. Except as is otherwise provided in this Exhibit B or in the Code and Regulations, an allocation of Partnership Net Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction, and item of tax-exempt income or Code section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Regulations section 1.704-1(b)(2)(iv)(i)) ("Tax Items") that is taken into account in computing Net Income or Net Loss. Tax Items with respect to Partnership property that is subject to Code section 704(c) and/or Regulations section 1.704-1(b)(2)(iv)(f) shall be allocated in accordance with Code section 704(c) and Regulations section 1.704-3.

     (b) Section 1245/1250 Recapture. To the extent not otherwise required by the Code or Regulations, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Code section 1250 ("Affected Gain"), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 3(b) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). Items governed by section 1.1245-1(e) of the Regulations shall be allocated in accordance with that section.

     (c) Excess Nonrecourse Liabilities. Each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of "excess nonrecourse liabilities" of the Partnership which results in such Partner's being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income that would otherwise be realized by such Partner pursuant to section 731 of the Code in connection with the contribution of such asset to the Partnership or with any reduction in "section 704(c) minimum gain" with respect thereto prior to the end of the taxable year of the contribution (the "Liability Shortfall"). In the event there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

     (d) References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, in the event such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.

     (e) Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss, and other items of Partnership income, gain, loss, deduction, and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

          For purposes of this Exhibit B the following terms have the meanings set forth below:

          "OP Common Unit Partner" means a holder of one or more OP Common Units; and

          "OP Preferred Unit Partner" means a holder of one or more OP Preferred Units.
                                                       Exhibit C
                                                       to the Kramont
                                                       Partnership Agreement

                        Form of Notice of Redemption








To:

Kramont Realty Trust
580 West Germantown Pike
Plymouth Meeting, PA  19462


1. The undersigned (the "Redeeming Partner") hereby elects to redeem ______ OP Units, pursuant to Section 8.6 of that certain Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership, L.P., dated as of ________, 1999, and entered into by and among ________ (the "Company"), a Maryland real estate investment trust, and certain other parties set forth on Exhibit A thereto (the "Partnership Agreement"). Capitalized terms used in this Notice of Redemption and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.

2. The Redeeming Partner, intending that the Company, its Affiliates, and Kramont Operating Partnership, L.P. (the "Partnership") rely on the representations and warranties in this Notice of Redemption, hereby represents and warrants as follows:

(i) The Redeeming Partner is the registered holder of ______ OP Units evidenced by Certificate number(s) _______ enclosed with this Notice of Redemption (the "Certificate") (to the extent OP Units are evidenced by certificates); (ii) the Redeeming Partner is the sole legal and beneficial owner (with any exceptions noted below) of the OP Units evidenced by the Certificate, free and clear of all liens, claims, encumbrances, restrictions, agreements or rights of third parties of any kind whatsoever ("Liens"); (iii) the Redeeming Partner has full power and authority to execute this Certificate and redeem the OP Units to which it relates and this Certificate is enforceable against the Redeeming Partner in accordance with its terms.

[State exceptions to full legal and beneficial ownership of the OP Units by the Redeeming Partner, free and clear of Liens, if any:]

3. The Redeeming Partner understands that, upon receipt of this Notice by the Partnership, General Partner may, in its sole and absolute discretion, elect (the "Payment Election") to assume directly and satisfy the Redemption Right being exercised herewith either by paying to the Redeeming Partner the Cash Amount or, with certain qualifications more fully detailed in the Partnership Agreement, issuing to the Redeeming Partner the Shares Amount.

4. In order for the General Partner to make an informed decision regarding the Payment Election, the Redeeming Partner hereby confirms, acknowledges, represents, and warrants that assuming the Redeeming Partner were to receive Shares in lieu of the Cash Amount:

     (i) the Redeeming Partner understands that, subject to certain registration rights in the Partnership Agreement, offer and sale of the Shares are restricted under the Federal securities laws;

     (ii) the Redeeming Partner will not offer, sell, or otherwise transfer the Shares without registration under the Securities Act or an exemption therefrom and compliance with and any applicable state securities laws;

     (iii) the Redeeming Partner is not domiciled in nor a resident of California (nor is any direct or indirect owner of the Redeeming Partner domiciled in or a resident of California);

     (iv) the Redeeming Partner is not a "benefit plan investor" within the meaning of 29 C.F.R. Section 2510.3-101;

     (v) the Redeeming Partner is able to bear the economic risk attendant with the ownership of the Shares;

     (vi) the Redeeming Partner agrees that the following legend or a substantially similar legend may be placed on the certificates representing the Shares and a stop transfer order may be placed with respect thereto:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND CAN NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, IS AVAILABLE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION.";

     (vii) No provision of the Redeeming Partner's certificate of incorporation or by-laws, or of any agreement, instrument, or understanding to which the Redeeming Partner is a party or by which it is bound, has been or would be violated by the execution and delivery of this Notice of Redemption or the transactions contemplated hereby, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction of this Notice of Redemption or the transactions contemplated hereby shall have been, at or prior to the delivery of this Notice of Redemption, duly obtained;

     (viii) If the General Partner shall transfer Shares to the Redeeming Partner in satisfaction of the Redemption Right and the Redeeming Partner shall be entitled to include such Shares under a Registration Statement of the Company, the Redeeming Partner:

          [check whichever is applicable]

               ___  Does

               ___  Does Not

intend to offer and to sell the Shares received under such Registration Statement and will provide such information and sign such documents as the Company shall reasonably request with respect to inclusion of the sale of such Shares in such Registration Statement.

4. If the General Partner elects to satisfy the Redemption Rights which are the subject of this Notice of Redemption by paying to the Redeeming Partner the Shares Amount, please issue a certificate or certificates representing the Shares Amount such Redeeming Partner is entitled receive in the name of the Redeeming Partner.

5. To the extent OP Units are evidenced by a certificate, please issue a new certificate of OP Unit ownership evidencing the number of OP Units owned by the Redeeming Partner subsequent to the redemption which is the subject of this Notice of Redemption.

6. The Redeeming Partner hereby agrees to indemnify and save the General Partner and its Affiliates harmless from and defend it from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any inaccuracy or breach of any representation or warranty of the Redeeming Partner contained in this Notice of Redemption.


Dated: ______________





For Corporate, Partnership, Limited          For Individual Investors:
Liability Company, Trust, Employee
Benefit Plan or Other Entity Redeeming
Partner:


_______________________________              ______________________________
(Print Name of Entity)                        (Signature)



By:  ___________________________             Print Name:  ___________________
       (Signature)

Print Name:  ____________________

Title:  _________________________

                                                  Exhibit D
                                                  to the Kramont
                                                  Partnership Agreement




                             Properties to Which
                      Section 7.1A(3)(a) Is Applicable



Property                    Individuals           Date

Chesterbrook Shopping       Paul H. Cohen         July 31, 2002
Center                      Louis P. Meshon, Sr.
                            Patricia Meshon
                            Carol D. Cohen


Woodbourne Square           Paul Cohen            August 1, 2000
Shopping Center             Louis P. Meshon, Sr.


Marlton Crossing Shopping   Marlton Crossing      June 24, 2002
                            Shopping
Center Phase I              Center Limited Partnership


The rights under Section 7.1A(3) and the final sentence of Section 10.1 granted to the persons listed on this Exhibit D shall terminate as to any such person when such person no longer owns, directly or indirectly (giving effect to the principles of section 267(c)(1) of the Code), any interest in the Partnership.

                                                  Exhibit E
                                                  to the Kramont
                                                  Partnership Agreement


                               Form of Letter


Kramont Operating Partnership, L.P.
580 West Germantown Pike
Plymouth Meeting, PA  19462

Kranzco Realty Trust
580 West Germantown Pike
Plymouth Meeting, PA  19462

Gentlemen:

          This letter is being issued pursuant to Section 8.6A(i) of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of Kramont Operating Partnership, L.P. (the "Partnership"), dated as of ____________, 1999, under which the General Partner of the Partnership has consented to reduce, from one year to ___ months, the period of time following which I, as a holder of OP Units, may elect to exercise the Redemption right provided under Section 8.6A of the Partnership Agreement, on condition that I provide to the Partnership, the General Partner, and their respective Affiliates certain representations and indemnities relating to such consent. (Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as contained in the Partnership Agreement.)

          Accordingly, I hereby acknowledge that my exercise of the Redemption Right pursuant to Section 8.6A of the Partnership Agreement is being undertaken with full knowledge and understanding of the income tax consequences of such exercise and that no representations or warranties have been or are being made to me with respect to my ability to maintain my tax basis in the property contributed by me to the Partnership or to avoid the recognition of gain and the incurrence of tax liability in connection with the structure or completion of any of the transactions contemplated by the Partnership Agreement (including but not limited to the granting by the General Partner of the consent referred to in the preceding paragraph). I hereby agree that neither the Partnership, the General Partner, nor any of their respective Affiliates (including the Company), nor any of their respective general partners, limited partners, members, trustees, officers, directors, or employees shall have any liability or obligations in connection with any such occurrences and I hereby agree to protect, defend, indemnify, and hold harmless each of such Persons from and against any and all claims, demands, losses, expenses, and other damages (including without limitation taxes, fines and penalties, legal fees, and expenses) incurred by them, or any of them, as a result of any such liability or obligation or otherwise arising out of the reduction of such time period or such exercise.

                                   Very truly yours,
                                                       Exhibit F
                                                       to the Kramont
                                                       Partnership Agreement

                         OP UNIT DESIGNATION OF THE
                         CLASS A OP PREFERRED UNITS
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     1.   NUMBER OF UNITS AND DESIGNATION.

     A class of OP Preferred Units is hereby designated as "Class A OP Preferred Units," and the number of OP Preferred Units constituting such class shall be 11,155.

     2.   DEFINITIONS.

     For purposes of the Class A OP Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the
Agreement:

     "Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of ______, 2000, as amended from time to time.

     "Class A OP Preferred Unit" means an OP Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit F. It is the intention of the General Partner that each Class A OP Preferred Unit shall be substantially the economic equivalent of one Series A Preferred Share.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the General Partner.

     "Distribution Payment Date" shall mean any date on which cash distributions are paid on the Series A Preferred Shares.

     "Junior OP Units" shall have the meaning set forth in paragraph (c) of
Section 8 of this Exhibit F.

     "Parity OP Units" shall have the meaning set forth in paragraph (b) of
Section 8 of this Exhibit F.

     "Partnership" shall mean Kramont Operating Partnership, L.P., a Delaware limited partnership.

     "Series A Preferred Shares" means the Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share, of the General Partner.

     "Senior OP Units" shall have the meaning set forth in paragraph (a) of
Section 8 of this Exhibit F.

     3.    DISTRIBUTIONS.

     On every Distribution Payment Date, the General Partner as holder of Class A OP Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class A OP Preferred Unit equal to the per share distribution payable on the Series A Preferred Shares on such Distribution Payment Date. No distribution or other payment with respect to redemption, purchase or other acquisition of OP Common Units or of any other Junior OP Units (other than distributions in OP Common Units or in any other Junior OP Units) shall be declared or paid or set apart for payment or other distribution upon the OP Common Units or upon any other Junior OP Units, unless full cumulative distributions on the Class A OP Preferred Units have been paid or declared and a sum sufficient for such full payment on the next Distribution Payment Date set apart in trust for payment for all past distribution periods. Each such distribution shall be payable to the General Partner as holder of the Class A OP Preferred Units, as they appear on the records of the Partnership at the close of business on the record date (the "Record Date") for the distribution payable with respect to the Series A Preferred Shares on such Distribution Payment Date. The General Partner, as holder of Class A OP Preferred Units, shall not be entitled to any distributions on the Class A OP Preferred Units, whether payable in cash, property or stock, except as provided herein.

     4.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Partnership, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Partnership, the General Partner as holder of Class A OP Preferred Units shall be entitled to receive, in cash, out of the remaining assets of the Partnership legally available therefor, the amount of One Thousand Dollars ($1,000) per Class A OP Preferred Unit (the "Liquidation Preference"), plus an amount per Class A OP Preferred Unit equal to all distributions accrued and unpaid on each Series A Preferred Share up to the date of such distribution of assets before any payment or distribution shall be made to the holders of OP Common Units or any other holders of Junior OP Units. If upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the General Partner as holder of Class A OP Preferred Units and holders of all Parity OP Units shall be insufficient to pay in full the preferential amount aforesaid and preferential amounts on any Parity OP Units, then the entire assets of the Partnership thus distributable shall be distributed ratably among the General Partner as holder of Class A OP Preferred Units and any holders of such Parity OP Units in proportion to the respective amounts that would be payable per Unit if all amounts payable thereon were paid in full.

          (b) For purposes of this Section 4, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Partnership with or into any other entity, (ii) any dissolution, liquidation, winding up or reorganization of the Partnership immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Partnership's assets to another entity; provided, however, that, in each case, effective provision is made in the organization documents of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the General Partner as holder of Class A OP Preferred Units.

          (c) Upon any liquidation, dissolution or winding up of the Partnership, after the payment of the full preferential amounts set forth herein to the General Partner as holder of Class A OP Preferred Units and any holders of Parity OP Units, as provided in this Section 4 or funds necessary for such payment have been set aside in trust for the holders thereof, such holders of the Class A OP Preferred Units shall be entitled to no other or further participation in the distribution of the assets of the Partnership.

     5.   REDEMPTION.

          (a) At any time that the General Partner redeems any Series A Preferred Shares for cash, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class A OP Preferred Units, at a redemption price per Class A OP Preferred Unit payable in cash and equal to the redemption price paid by the General Partner for such Series A Preferred Shares.

          (b) From and after any date fixed for redemption of the Class A OP Preferred Units pursuant to paragraph (a) of this Section 5 (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, all distributions on the Class A OP Preferred Units so called for redemption shall cease to accrue, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the General Partner as holder of Class A OP Preferred Units of the Partnership shall cease and terminate except the rights to receive the cash payable upon such redemption, without interest thereon.

     6.   STATUS OF REACQUIRED UNITS.

     All Class A OP Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7.   CONVERSION.

     Class A OP Preferred Units shall be convertible by the General Partner as holder thereof as follows:

          (a) Upon conversion of any number of Series A Preferred Shares into Common Shares, an equal number of Class A OP Preferred Units shall automatically be converted into OP Common Units. The conversion ratio in effect from time to time for the conversion of Class A OP Preferred Units into OP Common Units pursuant to this Section 7 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Series A Preferred Shares into Common Shares.

          (b) The General Partner, as holder of Class A OP Preferred Units shall be entitled, with respect to such Class A OP Preferred Units held, at the close of business on a Record Date, to receive the distribution payable on such units on the corresponding Distribution Payment Date (the period with respect which a distribution is made on a Distribution Payment Date called the "quarter"); provided, however, that if Class A OP Preferred Units are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Distribution Payment Date then the General Partner as such holder, in addition to all accrued and unpaid distributions with respect to prior quarters, shall be entitled to receive a pro rata portion of the distribution which would have been payable on such converted Class A OP Preferred Units had such Units been outstanding for the entire quarter determined by multiplying the amount of the distribution which would have been payable on such converted Class A OP Preferred Unit had such Units been outstanding for the entire such quarter by a fraction the numerator of which is the number of days in the current quarter elapsed through the day immediately preceding the date of conversion of such converted Class A OP Preferred Units and the denominator of which is the total number of days in the current quarter; provided, further, that the General Partner as such converting holder will be required to pay to the Partnership (and the Partnership shall be entitled to deduct from the pro rata distribution which the General Partner as such holder is entitled to receive with respect to the converted Class A OP Preferred Units for such quarter) at the time of such conversion a pro rata portion of the distribution which the General Partner as such converting holder is expected to receive on the OP Common Units into which his Class A OP Preferred Units were converted for such quarter determined by multiplying the amount of the distribution which would have been payable on such OP Common Units for the immediately preceding quarter by a fraction the numerator of which is the number of days in the current quarter elapsed through the day immediately preceding the date of conversion of such converted Class A OP Preferred Units and the denominator of which is the total number of days in the current quarter. In the event that the distribution on the OP Common Units for the quarter in which the Class A OP Preferred Units are converted to OP Common Units is less than the distribution on the OP Common Units for the immediately preceding quarter, the Partnership will pay the General Partner as such holder an amount equal to the difference between
(i) the pro rata portion of the distribution on the OP Common Units which the General Partner as holder was expected to receive and which was deducted by the Partnership pursuant to the last proviso of the preceding sentence and
(ii) the pro rata portion of the distribution on the OP Common Units which the holder actually received.

          (c) No fractional OP Common Units shall be issued upon conversion of Class A OP Preferred Units. Instead of any fractional OP Common Units that would otherwise be deliverable upon the conversion of Class A OP Preferred Units, the Partnership shall pay to the General Partner as holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted Series A Preferred Shares in lieu of fractional Common Shares.

          (d) The Partnership will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of (i) the issue or delivery of OP Common Units or other securities or property on conversion or redemption of Class A OP Preferred Units pursuant hereto, and
(ii) the issue or delivery of Common Shares or other securities or property on conversion or redemption of Series A Preferred Shares pursuant to the terms of the General Partner's Declaration of Trust, as the same may be amended, restated or supplemented from time to time.

     8.   RANKING.

     Any class or series of OP Units of the Partnership shall be deemed to rank:

          (a) prior or senior to the Class A OP Preferred Units, as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class A OP Preferred Units ("Senior OP Units");

          (b) (i) on a parity with the Class A OP Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class A OP Preferred Units if such class or series of OP Units shall be Class B-1 OP Preferred Units or Class D OP Preferred Units, and (ii) on a parity with the Class A OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class A OP Preferred Units, if the holders of such class or series of OP Units and the Class A OP Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid distributions per Unit or other denomination or liquidation preferences, without preference or priority one over the other (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity OP Units"); and

          (c) (i) junior to the Class A OP Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of OP Units shall be OP Common Units and (ii) junior to the Class A OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, the General Partner as holder of Class A OP Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of OP Units (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior OP Units").

     9.   SPECIAL ALLOCATIONS.

          (a) Gross income and, if necessary, gain shall be allocated to the General Partner as holder of Class A OP Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the General Partner as holder of Class A OP Preferred Units receive distributions on any Class A OP Preferred Units (other than an amount included in any redemption pursuant to Sections 4 or 5 hereof) with respect to such Fiscal Year (including distributions received after the end of such Fiscal Year but are made with respect to such Fiscal Year).

          (b) If any Class A OP Preferred Units are redeemed pursuant to Sections 4 or 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class A OP Preferred Units to the extent that the redemption amounts paid or payable with respect to such Class A OP Preferred Units so redeemed exceeds the aggregate Capital Account balance allocable to the Class A OP Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class A OP Preferred Units to the extent that the aggregate Capital Account balance allocable to the Class A OP Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class A OP Preferred Units so redeemed. The Capital Account balance of the General Partner as holder of Class A OP Preferred Units shall be determined solely with respect to Class A OP Preferred Units immediately prior to the redemption and after taking into account all other allocations of Net Income and Net Loss and distributions.

     10.  RESTRICTIONS ON OWNERSHIP.

     The Class A OP Preferred Units shall be owned and held solely by the General Partner but may be transferred to a successor General Partner.

     11.  VOTING RIGHTS.

     The General Partner, as holder of Class A OP Preferred Units, shall not be entitled to vote on any matters.

     12.  GENERAL.

          (a) The ownership of Class A OP Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Class A OP Preferred Units.

          (b) The rights of the General Partner in its capacity as holder of the Class A OP Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as holder of the Class A OP Preferred Units.


                                                       Exhibit G
                                                       to the Kramont
                                                       Partnership Agreement

                         OP UNIT DESIGNATION OF THE
                        CLASS B-1 OP PREFERRED UNITS
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     1.   NUMBER OF UNITS AND DESIGNATION.

     A class of OP Preferred Units is hereby designated as "Class B-1 OP Preferred Units," and the number of OP Preferred Units constituting such class shall be 1,235,000.

     2.   DEFINITIONS.

     For purposes of the Class B-1 OP Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

     "Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of ______, 2000, as amended from time to time.

     "Class B-1 OP Preferred Unit" means an OP Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit G. It is the intention of the General Partner that each Class B-1 OP Preferred Unit shall be substantially the economic equivalent of one Series B-1 Preferred Share.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the General Partner.

     "Distribution Payment Date" shall mean any date on which cash distributions are paid on the Series B-1 Preferred Shares.

     "Distribution Period" shall mean each quarterly period from and including any Distribution Payment Date (or from ________, 2000 if there has been no Distribution Payment Date since the date of the Agreement) to, but not including, the next Distribution Date.

     "Junior OP Units" shall have the meaning set forth in paragraph (c) of
Section 8 of this Exhibit G.

     "Parity OP Units" shall have the meaning set forth in paragraph (b) of
Section 8 of this Exhibit G.

     "Partnership" shall mean Kramont Operating Partnership, L.P., a Delaware limited partnership.

     "Series B-1 Preferred Shares" means the 9.75% Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share, of the General Partner.

     "Senior OP Units" shall have the meaning set forth in paragraph (a) of
Section 8 of this Exhibit G.

     3.    DISTRIBUTIONS.

          (a) On every Distribution Payment Date, the General Partner as holder of Class B-1 OP Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class B-1 OP Preferred Unit equal to the per share distribution payable on the Series B-1 Preferred Shares on such Distribution Payment Date. Except as provided in the next sentence, if any Class B-1 OP Preferred Units are outstanding, no distributions (other than in Junior OP Units or OP Common Units) shall be authorized, declared, set apart for payment or paid on any class or series of Junior OP Units or Parity OP Units unless all accrued distributions on the Class B-1 OP Preferred Units for all prior Distribution Periods and the then current Distribution Period have been or contemporaneously are authorized, declared, set apart for payment or paid. When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Class B-1 OP Preferred Units and any other class or series of Parity OP Units, all distributions authorized or declared upon the Class B-1 OP Preferred Units and any such class or series of Parity OP Units shall be authorized or declared pro rata so that the amount of distributions authorized or declared per Unit on the Class B-1 OP Preferred Units and such class or series of Parity OP Units shall in all areas bear to each other the same ratio that accrued and unpaid distributions per Unit on the Class B-1 OP Preferred Units and such class or series of Parity OP Units bear to each other. Each such distribution shall be payable to the General Partner as holder of the Class B-1 OP Preferred Units, as they appear on the records of the Partnership at the close of business on the record date (the "Record Date") for the distribution payable with respect to the Series B-1 Preferred Shares on such Distribution Payment Date. The General Partner as holder of Class B-1 OP Preferred Units, shall not be entitled to any distributions on the Class B-1 OP Preferred Units, whether payable in cash, property or stock, except as provided herein.

          (b) Except as provided in Section 3(a) hereof, unless all accrued distributions on the Class B-1 OP Preferred Units have been or contemporaneously are authorized, declared, set apart for payment or paid for all prior Distribution Periods and the then current Distribution Period, no Junior OP Units or Parity OP Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for Junior OP Units or OP Common Units).

     4.   LIQUIDATION PREFERENCE.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution shall be made to the holders of any Junior OP Units, and subject to the payment or provision or reserve for payment of the debts and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and the preferences of Senior OP Units, if any, of the Partnership, the General Partner as holder of Class B-1 OP Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for payment of distributions, liquidating distributions in cash (or property at its fair market value as determined in good faith by the General Partner (or a combination thereof)), in the amount of Twenty-five Dollars ($25.00) per Class B-1 OP Preferred Unit (the "Liquidation Preference"), plus an amount per Class B-1 OP Preferred Unit equal to all distributions accrued and unpaid (whether or not authorized or declared, and whether or not there would be assets legally available for the payment of such distribution) to the date of such liquidation, dissolution or winding up. After the payment of the full amount of liquidating distributions to which they are entitled as provided herein in this Section 4(a), the General Partner as holder of Class B-1 OP Preferred Units will have no right or claim to any of the remaining assets of the Partnership and shall not be entitled to any other distribution.

          (b) Notwithstanding the provisions of Section 4(a) hereof, in the event that, upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets legally available for payment of distributions are insufficient to pay (x) the full amount of the liquidating distributions to which the General Partner as holder of Class B-1 OP Preferred Units would otherwise be entitled pursuant to Section 4(a) hereof and (y) the corresponding amounts of the liquidating distributions to which holders of Parity OP Units would be entitled upon liquidation, dissolution or winding up of the affairs of the Partnership, then the General Partner as holder of the Class B-1 OP Preferred Units and the holders of the Parity OP Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.

     5.   REDEMPTION.

          (a) At any time that the General Partner redeems any Series B-1 Preferred Shares for cash, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class B-1 OP Preferred Units, at a redemption price per Class B-1 OP Preferred Unit payable in cash and equal to the redemption price paid by the General Partner for such Series B-1 Preferred Shares.

          (b) From and after any date fixed for redemption of the Class B-1 OP Preferred Units pursuant to paragraph (a) of this Section 5 (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, all distributions on the Class B-1 OP Preferred Units so called for redemption shall cease to accrue, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the General Partner as holder of Class B-1 OP Preferred Units of the Partnership shall cease and terminate except the rights to receive the cash payable upon such redemption, without interest thereon.

     6.   STATUS OF REACQUIRED UNITS.

     All Class B-1 OP Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7.   CONVERSION.

     Class B-1 OP Preferred Units shall be convertible by the General Partner as holder thereof as follows:

          (a) Upon conversion of any number of Series B-1 Preferred Shares into Common Shares, an equal number of Class B-1 OP Preferred Units shall automatically be converted into OP Common Units. The conversion ratio in effect from time to time for the conversion of Class B-1 OP Preferred Units into OP Common Units pursuant to this Section 7 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Series B-1 Preferred Shares into Common Shares.

          (b) Notwithstanding the conversion of Class B-1 OP Preferred Units into OP Common Units, all accrued distributions with respect to such Class B-1 OP Preferred Units for any past Distribution Periods that are in arrears at the time of such conversion shall be paid to the General Partner as holder of such Class B-1 OP Preferred Units in the same manner as if the General Partner continued to be the holder of such converted Class B-1 OP Preferred Units following such conversion or, if upon conversion of such Class B-1 OP Preferred Units there will be no more Class B-1 OP Preferred Units outstanding, then at the time of such conversion. In addition, upon the conversion of Class B-1 OP Preferred Units into OP Common Units, the General Partner as holder of such converted Class B-1 OP Preferred Units shall be entitled to receive a distribution on such Class B-1 OP Preferred Units converted for the portion of the current Distribution Period such holder owned the Class B-1 OP Preferred Units surrendered for conversion, notwithstanding that the record date for the distribution payable for the current Distribution Period may not have occurred, in an amount per Class B-1 OP Preferred Unit converted equal to the product of (i) the distribution payable on each Class B-1 OP Preferred Unit converted for the current Distribution Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in such Distribution Period elapsed to (but not including) the date of conversion and the denominator of which is the total number of calendar days in such Distribution Period.

          If upon conversion of Class B-1 OP Preferred Units into OP Common Units and as a result thereof the General Partner as holder of such converted Class B-1 OP Preferred Units is or will be entitled to receive distributions with respect to both such Class B-1 OP Preferred Units converted and such OP Common Units into which such Class B-1 OP Preferred Units were converted for the same period of time (the "Overlapping Period"), then, at the time of and as a condition precedent to such conversion (or, if at the time of such conversion the amount of the distribution with respect to such OP Common Units has not yet been determined, at the time of such determination), the Partnership shall withhold from any distribution payable on such Class B-1 OP Preferred Units converted, an amount equal to the Excess Amount (defined below), if any. If the amount of any distribution payable on such Class B-1 OP Preferred Units converted shall not be sufficient to pay any Excess Amount, such holder hereby authorizes the Partnership to withhold from any distribution payable to such holder on any Class B-1 OP Preferred Units owned by such holder or, to the extent permissible, on any OP Common Units owned by such holder, an amount equal to the Excess Amount. "Excess Amount" shall mean an amount equal to the product of (i) the sum of the distributions payable on each OP Common Unit into which such Class B-1 OP Preferred Units were converted for the distribution period relating to the OP Common Units in which the Overlapping Period occurs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the Overlapping Period and the denominator of which is the total number of calendar days in such distribution period relating to the OP Common Units in which the Overlapping Period occurs.

          (c) No fractional OP Common Unit or scrip representing a fractional OP Common Unit shall be issued upon conversion of Class B-1 OP Preferred Units. Instead of any fractional OP Common Units which would otherwise be issuable upon the conversion of Class B-1 OP Preferred Units, the Partnership shall pay to the General Partner as holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted Series B-1 Preferred Shares in lieu of fractional Common Shares.

          (d) The Partnership will pay, at the time of and as a condition precedent to conversion, any documentary, stamp, or similar issue or transfer tax due on the issuance of OP Common Units upon conversion. The holder, however, shall pay to the Partnership the amount of any tax which is due (or shall establish to the satisfaction of the Partnership payment thereof) if the Units are to be issued in a name other than the name of the person in whose name such Class B-1 OP Preferred Units are registered.

     8.   RANKING.

     Any class or series of OP Units of the Partnership shall be deemed to rank:

          (a) prior or senior to the Class B-1 OP Preferred Units, as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class B-1 OP Preferred Units ("Senior OP Units");

          (b) (i) on a parity with the Class B-1 OP Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class B-1 OP Preferred Units if such class or series of OP Units shall be Class A OP Preferred Units or Class D OP Preferred Units, and (ii) on a parity with the Class B-1 OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class B-1 OP Preferred Units if the holders of such class or series of OP Units and the Class B-1 OP Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid distributions per Unit or other denomination or liquidation preferences, without preference or priority one over the other (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity OP Units"); and

          (c) (i) junior to the Class B-1 OP Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of OP Units shall be OP Common Units and (ii) junior to the Class B-1 OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of Class B-1 OP Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of OP Units (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior OP Units").

     9.   SPECIAL ALLOCATIONS.

          (a) Gross income and, if necessary, gain shall be allocated to the General Partner as holder of Class B-1 OP Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the General Partner as holder of Class B-1 OP Preferred Units receive distributions on any Class B-1 OP Preferred Units (other than an amount included in any redemption pursuant to Sections 4 or 5 hereof) with respect to such Fiscal Year (including distributions received after the end of such Fiscal Year but which are made with respect to such Fiscal Year).

          (b) If any Class B-1 OP Preferred Units are redeemed pursuant to Sections 4 or 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class B-1 OP Preferred Units to the extent that the redemption amounts paid or payable with respect to such Class B-1 OP Preferred Units so redeemed exceeds the aggregate Capital Account balance allocable to the Class B-1 OP Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class B-1 OP Preferred Units to the extent that the aggregate Capital Account balance allocable to the Class B-1 OP Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class B-1 OP Preferred Units so redeemed. The Capital Account balance of the General Partner as holder of Class B-1 OP Preferred Units shall be determined solely with respect to Class B-1 OP Preferred Units immediately prior to the redemption and after taking into account all other allocations of Net Income and Net Loss and distributions.

     10.  RESTRICTIONS ON OWNERSHIP.

     The Class B-1 OP Preferred Units shall be owned and held solely by the General Partner but may be transferred to a successor General Partner.

     11.  VOTING RIGHTS.

     The General Partner, as holder of Class B-1 OP Preferred Units, shall not be entitled to vote on any matters.

     12.  GENERAL.

          (a) The ownership of Class B-1 OP Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Class B-1 OP Preferred Units.

          (b) The rights of the General Partner in its capacity as holder of the Class B-1 OP Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as holder of the Class B-1 OP Preferred Units.


                                                       Exhibit H
                                                       to the Kramont
                                                       Partnership Agreement

                         OP UNIT DESIGNATION OF THE
                         CLASS D OP PREFERRED UNITS
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     1.   NUMBER OF UNITS AND DESIGNATION.

     A class of OP Preferred Units is hereby designated as "Class D OP Preferred Units," and the number of OP Preferred Units constituting such class shall be 2,070,000.

     2.   DEFINITIONS.

     For purposes of the Class D OP Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the
Agreement:

     "Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of ______, 2000, as amended from time to time.

     "Class D OP Preferred Unit" means an OP Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit H. It is the intention of the General Partner that each Class D OP Preferred Unit shall be substantially the economic equivalent of one Series D Preferred Share.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the General Partner.

     "Distribution Payment Date" shall mean any date on which cash distributions are paid on the Series D Preferred Shares.

     "Distribution Period" shall mean each quarterly period from and including any Distribution Payment Date (or from ________, 2000 if there has been no Distribution Payment Date since the date of the Agreement) to, but not including, the next Distribution Date.

     "Junior OP Units" shall have the meaning set forth in paragraph (c) of
Section 7 of this Exhibit H.

     "Parity OP Units" shall have the meaning set forth in paragraph (b) of
Section 7 of this Exhibit H.

     "Partnership" shall mean Kramont Operating Partnership, L.P., a Delaware limited partnership.

     "Series D Preferred Shares" means the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the General Partner.

     "Senior OP Units" shall have the meaning set forth in paragraph (a) of
Section 7 of this Exhibit H.

     3.    DISTRIBUTIONS.

          (a) On every Distribution Payment Date, the General Partner as holder of Class D OP Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class D OP Preferred Unit equal to the per share distribution payable on the Series D Preferred Shares on such Distribution Payment Date. Each such distribution shall be payable to the General Partner as holder of the Class D OP Preferred Units, as they appear on the records of the Partnership at the close of business on the record date (the "Record Date") for the distribution payable with respect to the Series D Preferred Shares on such Distribution Payment Date. The General Partner, as holder of Class D OP Preferred Units, shall not be entitled to any distributions on the Class D OP Preferred Units, whether payable in cash, property or stock, except as provided herein.

          (b) If any Class D OP Preferred Units are outstanding, no distributions shall be authorized or paid or set apart for payment on any other class or series of Junior OP Units or Parity OP Units for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Class D OP Preferred Units for all past Distribution Periods and the then current Distribution Period. When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class D OP Preferred Units and any other class or series of Parity OP Units, all distributions authorized or declared upon the Class D OP Preferred Units and any such class or series of Parity OP Units shall be authorized pro rata so that the amount of distributions authorized per Unit on the Class D OP Preferred Units and such class or series of Parity OP Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Class D OP Preferred Units and such class or series of Parity OP Units bear to each other.

          (c) Except as provided in Section 3(b) hereof, unless full cumulative distributions on the Class D OP Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment therefor set apart for payment for all past Distribution Periods and the then current Distribution Period, no distributions (other than in Junior OP Units) shall be authorized or paid or set apart for payment or other distribution shall be authorized or made upon any Junior OP Units or Parity OP Units nor shall any Junior OP Units or Parity OP Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for Junior OP Units).

     4.   LIQUIDATION PREFERENCE.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, subject to the prior preferences and other rights of any Senior OP Units as to liquidation preferences, but before any distribution shall be made to the holders of any Junior OP Units as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Class D OP Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution to its partners, liquidating distributions in cash or property at its fair market value as determined by the General Partner in the amount of Twenty-Five Dollars ($25.00) per Class D OP Preferred Unit (the "Liquidation Preference"), plus an amount per Class D OP Preferred Unit equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the General Partner as holder of Class D OP Preferred Units will have no right or claim to any of the remaining assets of the Partnership and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Partnership.

          (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the legally available assets of the Partnership are insufficient to pay in full the amount of the Liquidation Preference per Unit of Class D OP Preferred Units plus an amount equal to all distributions accrued and unpaid on the Class D OP Preferred Units and the corresponding amounts payable on all Parity OP Units as to the distribution of assets upon liquidation, dissolution or winding up, then the General Partner as holder of the Class D OP Preferred Units and holders of all such Parity OP Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c) Neither the consolidation or merger of the Partnership into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Partnership immediately followed by organization of another entity to which such assets are distributed nor the sale, lease, transfer or conveyance of all or substantially all of the Partnership's assets to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Partnership within the meaning of this Section 4; provided, however, that, in each case, effective provision is made in the organization documents of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the General Partner as holder of Class D OP Preferred Units.

     5.   REDEMPTION.

          (a) At any time that the General Partner redeems any Series D Preferred Shares for cash, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class D OP Preferred Units, at a redemption price per Class D OP Preferred Unit payable in cash and equal to the redemption price paid by the General Partner for such Series D Preferred Shares.

          (b) From and after any date fixed for redemption of the Class D OP Preferred Units pursuant to paragraph (a) of this Section 5 (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, all distributions on the Class D OP Preferred Units so called for redemption shall cease to accrue, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the General Partner as holder of Class D OP Preferred Units of the Partnership shall cease and terminate except the rights to receive the cash payable upon such redemption, without interest thereon.

     6.   STATUS OF REACQUIRED UNITS.

     All Class D OP Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7.   RANKING.

     Any class or series of OP Units of the Partnership shall be deemed to rank:

          (a) prior or senior to the Class D OP Preferred Units, as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class D OP Preferred Units ("Senior OP Units");

          (b) (i) on a parity with the Class D OP Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class D OP Preferred Units if such class or series of OP Units shall be Class A OP Preferred Units or Class B-1 OP Preferred Units, and (ii) on a parity with the Class D OP Preferred Units, as to payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class D OP Preferred Units if the holders of such class or series of OP Units and the Class D OP Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid distributions per Unit or other denomination or liquidation preferences, without preference or priority one over the other (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity OP Units"); and

          (c) (i) junior to the Class D OP Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of OP Units shall be OP Common Units and (ii) junior to the Class D OP Preferred Units, as to the payment of distribution or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of Class D OP Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of OP Units (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior OP Units").

     8.   SPECIAL ALLOCATIONS.

          (a) Gross income and, if necessary, gain shall be allocated to the General Partner as holder of Class D OP Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the General Partner as holder of Class D OP Preferred Units receive distributions on any Class D OP Preferred Units (other than an amount included in any redemption pursuant to Sections 4 or 5 hereof) with respect to such Fiscal Year (including distributions received after the end of such Fiscal Year but are made with respect to such Fiscal Year).

          (b) If any Class D OP Preferred Units are redeemed pursuant to Sections 4 or 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class D OP Preferred Units to the extent that the redemption amounts paid or payable with respect to such Class D OP Preferred Units so redeemed exceeds the aggregate Capital Account balance allocable to the Class D OP Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class D OP Preferred Units to the extent that the aggregate Capital Account balance allocable to the Class D OP Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class D OP Preferred Units so redeemed. The Capital Account balance of the General Partner as holder of Class D OP Preferred Units shall be determined solely with respect to Class D OP Preferred Units immediately prior to the redemption and after taking into account all other allocations of Net Income and Net Loss and distributions.

     9.   RESTRICTIONS ON OWNERSHIP.

     The Class D OP Preferred Units shall be owned and held solely by the General Partner but may be transferred to a successor General Partner.

     10.  VOTING RIGHTS.

     The General Partner, as holder of Class D OP Preferred Units, shall not be entitled to vote on any matters.

     11.  GENERAL.

          (a) The ownership of Class D OP Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Class D OP Preferred Units.

          (b) The rights of the General Partner in its capacity as holder of the Class D OP Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as holder of the Class D OP Preferred Units.

                                                       Exhibit I
                                                       to the Kramont
                                                       Partnership Agreement


                              Limited Partners

                                                       Exhibit J
                                                       to the Kramont
                                                       Partnership Agreement



                                Florida Land


PROPERTY

1.   Century Village Administration Building
     100 Century Boulevard
     West Palm Beach, Florida

2.   The Land of the Presidents
     West Palm Beach, Florida

3.   Village Marina
     Griffin Road
     Dania Beach, Florida

4.   2 parcels located at the
     intersection of Palm Avenue
     and Miramar Boulevard
     Miramar, Florida

5.   Mobil Station
     2326 Okeechobee Boulevard
     West Palm Beach, Florida

6.   Partnership interests in Partnerships owning:

     (a)  Warehouse
          4560 SW 72nd Avenue
          Miami, Florida

     (b)  Warehouse
          1547 N. Florida Mang Road
          West Palm Beach, Florida

     (c)  Warehouse
          4555 SW 72nd Avenue
          Miami, Florida


                                                                   Appendix F


                            KRAMONT REALTY TRUST
                             2000 INCENTIVE PLAN


           KRAMONT REALTY TRUST, a Maryland real estate investment trust (the "Company"), hereby establishes and adopts the following 2000 Incentive Plan (the "Plan").

                                  RECITALS

          WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company and its subsidiaries and affiliates, to attract new individuals who are highly motivated and who will contribute to the success of the Company and to encourage such individuals to remain as officers, employees, consultants, advisors and/or trustees of the Company and its subsidiaries and affiliates by increasing their proprietary interest in the Company's growth and success.

          WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the granting of incentive awards through grants of options to purchase shares ("Options"), grants of share appreciation rights, grants of Share Purchase Awards (hereafter defined), grants of Restricted Share Awards (hereafter defined), or any other award made under the Plan to those persons (each such person a "Participant") whose judgment, initiative and efforts are, have been, or will be responsible for the success of the Company.

          NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:


                                 ARTICLE 1.

                             PURPOSE OF THE PLAN

          1.1. Purpose. The purpose of the Plan is to assist the Company in attracting and retaining selected individuals to serve as Trustees, officers, consultants, advisors, and employees of the Company who will contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentive inherent in the ownership of the Company's Common Shares of Beneficial Interest (the "Shares"). Options granted under the Plan will be either "incentive stock options," intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), or "nonqualified stock options." For purposes of the Plan, the term "subsidiary" shall mean "subsidiary corporation," as such term is defined in section 424(f) of the Code, and "affiliate" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of the Plan, the term "Award" shall include a grant of an Option, a grant of a share appreciation right, a grant of a Share Purchase Award, a grant of a Restricted Share Award, or any other award made under the terms of the Plan.


                                 ARTICLE 2.

                          SHARES SUBJECT TO AWARDS

          2.1.  Number of Shares.  Subject to the adjustment provisions of
Section 9.9 hereof, the aggregate number of Shares which may be issued under Awards under the Plan, whether pursuant to Options, Share Purchase Awards, Restricted Share Awards or any other award under the Plan shall not exceed 1,000,000 Shares. No Options to purchase fractional Shares shall be granted and no fractional shares shall be issued under the Plan. For purposes of this
Section 2.1, the Shares that shall be counted toward such limitation shall include all Shares:

          (1) issued or issuable pursuant to Options that have been or may be exercised;

          (2)  issued or issuable pursuant to Share Purchase Awards;

          (3)  issued as, or subject to issuance as a Restricted Share Award;
and

          (4) issued or issuable under any other award granted under the terms of the Plan.

          2.2. Shares Subject to Terminated Awards. The Shares covered by any unexercised portions of terminated Options granted under Articles 4 and 6, Shares forfeited as provided in Section 8.2(a) and Shares subject to any Awards which are otherwise surrendered by the Participant without receiving any payment or other benefit with respect thereto may again be subject to new Awards under the Plan, other than grants of Options intended to qualify as incentive stock options. In the event the purchase price of an Option is paid in whole or in part through the delivery of Shares, the number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of Awards under the Plan. Shares subject to Options, or portions thereof, which have been surrendered in connection with the exercise of share appreciation rights shall not again be available for the grant of Awards under the Plan.

          2.3. Character of Shares. Shares delivered under the Plan may be authorized and unissued Shares or Shares acquired by the Company, or both.

          2.4. Limitations on Grants to Individual Participant. Subject to adjustments pursuant to the provisions of Section 9.9 hereof, the maximum number of Shares with respect to which Options or stock appreciation rights may be granted hereunder to any employee during any fiscal year of the Company shall be 100,000 Shares (the "Limitation"). If an Option is canceled, the canceled Option shall continue to be counted toward the Limitation for the year granted. An Option (or a share appreciation right) that is repriced during any fiscal year is treated as the cancellation of the Option (or share appreciation right) and a grant of a new Option (or share appreciation right) for purposes of the Limitation for that fiscal year.

          2.5. No Repricing. Notwithstanding anything in this Plan to the contrary, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option, provided that (i) the foregoing shall not apply to adjustments or substitutions in accordance with Section 9.9 and (ii) if an Option is modified, extended or renewed and thereby deemed to be the issuance of a new Option under the Code or the applicable accounting rules, the exercise price of such Option may continue to be the original exercise price even if less than the Fair Market Value (as defined below) of the Shares at the time of such modification, extension or renewal.


                                 ARTICLE 3.

                       ELIGIBILITY AND ADMINISTRATION

          3.1. Awards to Employees, Trustees and Others. (a) Participants who receive Options under Articles 4 and 6 hereof (including share appreciation rights under Article 5) ("Optionees"), Share Purchase Awards under Article 7 or Restricted Share Awards or other Share-based awards under
Article 8 (in either case, a "Participant") shall consist of such key officers, employees, consultants, advisors and trustees of the Company or any of its subsidiaries or affiliates as the Committee (hereinafter defined) shall select from time to time. The Committee's designation of an Optionee or Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of an Optionee or Participant to receive Awards or grants under one portion of the Plan shall not require the Committee to include such Optionee or Participant under other portions of the Plan.

               (b) No Option that is intended to qualify as an "incentive stock option" may be granted (x) to any individual that is not an employee of the Company or any subsidiary thereof, or (y) to any employee who, at the time of such grant, owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Com-pany or any of its subsidiaries or a parent (within the meaning of Section 424(e) of the Code), unless at the time of such grant, (i) the option price is fixed at not less than 110% of the Fair Market Value (as defined below) of the Shares subject to such Option, determined on the date of the grant, and (ii) the exercise of such Option is prohibited by its terms after the expiration of five (5) years from the date such Option is granted.

          3.2. Administration. (a) The Plan shall be administered by a committee (the "Committee") consisting of not fewer than two trustees of the Company (the trustees of the Company being hereinafter referred to as the "Trustees"), as designated by the Trustees. The Trustees may remove from, add members to, or fill vacancies in the Committee. Unless otherwise determined by the Trustees, each member of the Committee is intended to be a "Non-Employee Director (Trustee)" within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act and an "outside director (trustee)" within the meaning of Section 162(m)(4)(C)(i) of the Code and the regulations thereunder.

               Any Award to a member of the Committee shall be on terms consistent with Awards made to other Trustees who are not members of the Committee and who are not employees, except where the Award is approved or ratified by the Compensation Committee (excluding persons who are also members of the Committee) of the Board of Trustees of the Company.

               (b) The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan. All actions of the Committee shall be taken by majority vote of its members. The Committee is also authorized, subject to the provisions of the Plan, to make provisions in various Awards pertaining to a "change of control" of the Company and, subject to Section 2.5, to amend or modify existing Awards.

               (c) Subject to the provisions of the Plan, the Committee shall have authority, in its sole discretion, to interpret the provisions of the Plan and any Award thereunder and, subject to the requirements of applicable law, including Rule 16b-3 of the Exchange Act, to prescribe, amend, and rescind rules and regulations relating to the Plan or any Award thereunder as it may deem necessary or advisable. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its shareholders, Trustees and employees, and Plan participants and beneficiaries.

          3.3.  Designation of Consultants/Liability.

               (a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of this Plan and may grant authority to employees to execute agreements or other documents on behalf of the Committee.

               (b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to Section 3.3(a) shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no officer or former officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it. To the maximum extent permitted by applicable law and to the extent not covered by insurance, each officer or former officer and member or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with this Plan, except to the extent arising out of such officer's or former officer's, member's or former member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or members or former officers, directors or members may have under applicable law. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under this Plan.


                                 ARTICLE 4.

                                   OPTIONS

          4.1. Grant of Options. The Committee shall determine, within the limitations of the Plan, those key officers, employees, consultants, advisors and Trustees of the Company and its subsidiaries and affiliates to whom Options are to be granted under the Plan, the number of Shares that may be purchased under each such Option and the option price, and shall designate such Options at the time of the grant as either "incentive stock options" or "nonqualified stock options;" provided, however, that Options granted to employees of an affiliate (that is not also a subsidiary) or to non-employees of the Company may only be "nonqualified stock options."

          All Options granted pursuant to this Article 4 and Article 6 herein shall be authorized by the Committee and shall be evidenced in writing by share option agreements ("Share Option Agreements") in such form and containing such terms and conditions as the Committee shall determine that are not inconsistent with the provisions of the Plan, and, with respect to any Share Option Agreement granting Options that are intended to qualify as "incentive stock options," are not inconsistent with Section 422 of the Code. The granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article 4 and Article 6 herein may hold more than one Option granted pursuant to such Articles at the same time and may hold both "incentive stock options" and "nonqualified stock options" at the same time. To the extent that any Option does not qualify as an "incentive stock option" (whether because of its provisions, the time or manner of its exercise or otherwise) such Option or the portion thereof which does not so qualify shall constitute a separate "nonqualified stock option."

          4.2.  Option Price.

               (a) Subject to Section 3.1(b), the option exercise price per each Share purchasable under any "incentive stock option" granted pursuant to this Article 4, any "nonqualified stock option" granted pursuant to Article 6 herein, or Options intended to be performance-based under Section 162(m) of the Code shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such Share on the date of the grant of such Option.

               (b) The option price per share of each Share purchasable under any "nonqualified stock option" that is not intended to be performance-based under Section 162(m) of the Code and is granted pursuant to this Article 4 shall be such amount as the Committee shall determine at the time of the grant of such Option.

          4.3. Other Provisions. Options granted pursuant to this Article 4 shall be made in accordance with the terms and provisions of Article 9 hereof and any other applicable terms and provisions of the Plan.


                                 ARTICLE V

                          SHARE APPRECIATION RIGHTS

          5.1. Grant and Exercise. Share appreciation rights may be granted in conjunction with all or part of any Option granted under the Plan provided such rights are granted at the time of the grant of such Option. A "share appreciation right" is a right to receive cash or whole Shares, as provided in this Article 5, in lieu of the purchase of a Share under a related Option. A share appreciation right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, and a share appreciation right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until, and then only to the extent that, the exercise or termination of the related Option exceeds the number of Shares not covered by the share appreciation right. A share appreciation right may be exercised by the holder thereof (the "Holder"), in accordance with Section 5.2 of this Article 5, by giving written notice thereof to the Company and surrendering the applicable portion of the related Option. Upon giving such notice and surrender, the Holder shall be entitled to receive an amount determined in the manner prescribed in Section
5.2 of this Article 5. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related share apprecia-tion rights have been exercised.

          5.2. Terms and Conditions. Share appreciation rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

               (a) Share appreciation rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of the Plan.

               (b) Upon the exercise of a share appreciation right, a Holder shall be entitled to receive up to, but no more than, an amount in cash or whole Shares equal to the excess of the then Fair Market Value of one Share over the option exercise price per Share specified in the related Option multiplied by the number of Shares in respect of which the share appreciation right shall have been exercised. The Holder shall specify in his written notice of exercise, whether payment shall be made in cash or in whole Shares (unless otherwise provided in the agreement governing the share appreciation right). Each share appreciation right may be exercised only at the time and so long as a related Option, if any, would be exercisable or as otherwise permitted by applicable law.

               (c) Upon the exercise of a share appreciation right, the Option or part thereof to which such share appreciation right is related shall be deemed to have been exercised for the purpose of the limitation of the number of Shares to be issued under the Plan, as set forth in Sec-tion 2.1 of the Plan.

               (d) With respect to share appreciation rights granted in connection with an Option that is intended to be an "incentive stock option," the following shall apply:

                    (i) No share appreciation right shall be transferable by a Holder otherwise than by will or by the laws of descent and distribution, and share appreciation rights shall be exercisable, during the Holder's lifetime, only by the Holder.

                    (ii) Share appreciation rights granted in connection with an Option may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the option exercise price at which Shares can be acquired pursuant to the Option.


                                 ARTICLE 6.

                               RELOAD OPTIONS

          6.1. Authorization of Reload Options. Concurrently with the award of any Option (such Option hereinafter referred to as the "Underlying Option") to any Participant in the Plan, the Committee may grant one or more reload options (each, a "Reload Option") to such Participant to purchase for cash or Shares (held for at least six months or such other period to avoid accounting charges against the Company's earnings) a number of Shares as specified below. A Reload Option shall be exercisable for an amount of Shares equal to (i) the number of Shares delivered by the Optionee to the Company to exercise the Underlying Option, and (ii) to the extent authorized by the Committee, the number of Shares used to satisfy any tax withholding requirement incident to the exercise of the Underlying Option, subject to the availability of Shares under the Plan at the time of such exercise. Any Reload Option may provide for the grant, when exercised, of subsequent Reload Options to the extent and upon such terms and conditions consistent with this Article 6, as the Committee in its sole discretion shall specify at or after the time of grant of such Reload Option. Except as otherwise determined by the Committee, a Reload Option will vest and become exercisable six months after the exercise of an Underlying Option or Reload Option whereby the Participant delivers to the Company Shares held by the Optionee for at least 6 months in payment of the exercise price and/or tax withholding obligations. Notwithstanding the fact that the Underlying Option may be an "incentive stock option," a Reload Option is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

          6.2. Reload Option Amendment. Each Share Option Agreement shall state whether the Committee has authorized Reload Options with respect to the Underlying Option. Upon the exercise of an Underlying Option or other Reload Option, the Reload Option will be evidenced by an amendment to the underlying Share Option Agreement.

          6.3. Reload Option Price. The option exercise price per Share deliverable upon the exercise of a Reload Option shall be the Fair Market Value of a Share on the date the corresponding Underlying Option is exercised.

          6.4. Term and Exercise. Except as otherwise determined by the Committee, each Reload Option vests and is fully exercisable six months after its grant (i.e., six months after the corresponding Underlying Option is exercised). The term of each Reload Option shall be equal to the remaining option term of the Underlying Option.

          6.5. Termination of Employment. No additional Reload Options shall be granted to Optionees when Options and/or Reload Options are exercised pursuant to the terms of this Plan following termination of the Optionee's employment unless the Committee, in its sole discretion, shall determine otherwise.

          6.6. Applicability of Other Sections. Except as otherwise provided in this Article 6, the provisions of Article 9 applicable to Options shall apply equally to Reload Options.


                                 ARTICLE 7.

                            SHARE PURCHASE AWARDS

          7.1. Grant of Share Purchase Award. The term "Share Purchase Award" means the right to purchase Shares of the Company and to pay for such Shares through a loan made by the Company to the Participant (a "Purchase Loan") as set forth in this Article 7.

          7.2.  Terms of Purchase Loans.

               (a) Purchase Loan. Each Purchase Loan shall be evidenced by a promissory note. The term of the Purchase Loan shall be for a period of years, as determined by the Committee, and the proceeds of the Purchase Loan shall be used exclusively by the Participant for purchase of Shares from the Company at a purchase price equal to the Fair Market Value on the date of the Share Purchase Award.

               (b) Interest on Purchase Loan. A Purchase Loan shall be non-interest bearing or shall bear interest at whatever rate the Committee shall determine (but not in excess of the maximum rate permissible under applicable law), payable in a manner and at such times as the Committee shall determine. Those terms and provisions as the Committee shall determine shall be incorporated into the promissory note evidencing the Purchase Loan.

               (c) Forgiveness of Purchase Loan. Subject to Section 7.4 hereof, the Company may forgive the repayment of up to 100% of the principal amount of the Purchase Loan, subject to such terms and conditions as the Committee shall determine and set forth in the promissory note evidencing the Purchase Loan. A Participant's Purchase Loan can be prepaid at any time, and from time to time, without penalty.

          7.3.  Security for Loans.

               (a) Stock Power and Pledge. Purchase Loans granted to Participants shall be secured by a pledge of the Shares acquired pursuant to the Share Purchase Award. Such pledge shall be evidenced by a pledge agreement (the "Pledge Agreement") containing such terms and conditions as the Committee shall determine. The share certificates for the Shares purchased by a Participant pursuant to a Share Purchase Award shall be issued in the Participant's name, but shall be held by the Company as security for repayment of the Participant's Purchase Loan together with a stock power executed in blank by the Participant (the execution and delivery of which by the Participant shall be a condition to the issuance of the Share Purchase Award). Unless otherwise determined by the Committee, the Participant shall be entitled to exercise all rights applicable to such Shares, including, but not limited to, the right to vote such Shares and the right to receive dividends and other distributions made with respect to such Shares. When the Purchase Loan and any accrued but unpaid interest thereon has been repaid or otherwise satisfied in full, the Company shall deliver to the Participant the share certificates for the Shares purchased by a Participant under the Share Purchase Award. Purchase Loans shall be recourse or non-recourse with respect to a Participant, as determined by the Committee.

               (b) Release and Delivery of Share Certificates During the Term of the Purchase Loan. The Company shall release and deliver to each Participant certificates for Shares purchased by a Participant pursuant to a Share Purchase Award, in such amounts and on such terms and conditions as the Committee shall determine, which shall be set forth in the Pledge Agreement.

               (c) Release and Delivery of Share Certificates Upon Repayment of the Purchase Loan. The Company shall release and deliver to each Participant certificates for the Shares purchased by the Participant under the Share Purchase Award and then held by the Company, provided the Participant has paid or otherwise satisfied in full the balance of the Purchase Loan and any accrued but unpaid interest thereon. In the event the balance of the Purchase Loan is not repaid, forgiven or otherwise satisfied within ninety
(90) days after (i) the date repayment of the Purchase Loan is due (whether in accordance with its term, by reason of acceleration or otherwise), or (ii) such longer time as the Committee, in its discretion, shall provide for repayment or satisfaction, the Company shall retain those Shares then held by the Company in accordance with the Pledge Agreement.

               (d) Recourse Purchase Loans. Notwithstanding Sections 7.3(a), (b) and (c) above, in the case of a recourse Purchase Loan, the Committee may make a Purchase Loan on such terms as it determines, including without limitation, not requiring a pledge of the acquired Shares.

          7.4.  Termination of Employment.

               (a) Termination of Employment by Death, Disability or by the Company Without Cause; Change of Control. In the event of a Participant's termination of employment by reason of death, "disability" or by the Company without "cause", or in the event of a "change of control", the Committee shall have the right (but shall not be required) to forgive the remaining unpaid amount (principal and interest) of the Purchase Loan in whole or in part as of the date of such occurrence. "Change of Control", "disability" and "cause" shall have the respective meanings as set forth in the promissory note evidencing the Purchase Loan.

               (b) Termination of Employment. Subject to Section 7.4(a) above, in the event of a Participant's termination of employment for any reason, the Participant shall repay to the Company the entire balance of the Purchase Loan and any accrued but unpaid interest thereon, which amounts shall become immediately due and payable, provided, however, that if the Participant voluntarily resigns as an employee in good standing, such amounts will become due and payable on the ninetieth (90th) day after the effective date of such resignation.

          7.5. Restrictions on Transfer. No Share Purchase Award or Shares purchased through such an Award and pledged to the Company as collateral security for the Participant's Purchase Loan (and accrued by unpaid interest thereon) may be otherwise pledged, sold, assigned or transferred (other than by will or by the laws of descent and distribution).


                                 ARTICLE 8.

                                SHARE AWARDS

          8.1. Restricted Share Awards. (a) A grant of Shares made pursuant to Sections 8.1 and 8.2 is referred to as a "Restricted Share Award." The Committee may grant to any Participant an amount of Shares in such manner, and subject to such terms and conditions relating to vesting, forfeitability and restrictions on delivery and transfer (whether based on performance standards, periods of service or otherwise) as the Committee shall establish (such Shares, "Restricted Shares"). The terms of any Restricted Share Award granted under this Plan shall be set forth in a written agreement (a "Restricted Share Agreement") which shall contain provisions determined by the Committee and not inconsistent with this Plan. The provisions of Restricted Share Awards need not be the same for each Participant receiving such Awards.

               (b) Issuance of Restricted Shares. As soon as practicable after the date of grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, Shares registered in the name of the Company, as nominee for the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company retroactive to the date of grant, if a Restricted Share Agreement delivered to the Participant by the Company with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Restricted Shares covered by Awards under this Article 8 shall be subject to the restrictions, terms and conditions contained in the Plan and the Restricted Share Agreement entered into by and between the Company and the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares shall be held in custody by the Company or its designee.

               (c) Shareholder Rights. Beginning on the date of grant of the Restricted Share Award and subject to execution of the Restricted Share Agreement as provided in Sections 8.1(a) and (b), the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Share Agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and shall be represented by book entry and held as prescribed in Section 8.1(b).

               (d) Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution), pledged or sold prior to lapse or release of the restrictions applicable thereto.

               (e) Delivery of Shares Upon Release of Restrictions. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 10.1, the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's beneficiary, one or more stock certificates for the appropriate number of Shares, free of all such restrictions, except for any restrictions that may be imposed by law.

          8.2.  Terms of Restricted Shares.

               (a) Forfeiture of Restricted Shares. Subject to Section 8.2(b), all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Restricted Share Agreement. The Committee in its sole discretion, shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

               (b) Waiver of Forfeiture Period. Notwithstanding anything contained in this Article 8 to the contrary, the Committee may, in its sole discretion and subject to the limitations imposed under Code Section 162(m) and the Treasury Regulations thereunder in the case of a Restricted Share Award intended to comply with the performance based exception under Code
Section 162(m), waive the forfeiture period and any other conditions set forth at grant in any Restricted Share Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) as determined by the Committee in its sole discretion and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

          8.3. Other Share-Based Awards. The Committee is authorized to grant other Share-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to any restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an affiliate, share appreciation rights (in tandem with Options), stock equivalent units, and Awards valued by reference to book value of Shares. Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of Shares to be awarded pursuant to or referenced by such Awards, and all other conditions of the Awards. Grants of other Share-based awards may be subject to such conditions, restrictions and contingencies as the Committee may determine which may include, but are not limited to, continuous service with the Company or an affiliate and/or the achievement of performance goals.

          8.4. Objective Performance Goals, Formulae or Standards. If the grant of Restricted Shares or other Share-based awards or the lapse of restrictions or vesting of Restricted Shares or other Share-based awards is based on the attainment of performance goals, the Committee shall establish the performance goals and the applicable vesting percentage of the Restricted Share Award or other Share-based award applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Share Award or other Share-based award that is intended to comply with Section 162(m) of the Code, to the extent any such provision would create impermissible discretion under
Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable performance goals shall be based on one or more of the Performance Criteria set forth in Exhibit A hereto. Other performance goals may be used to the extent such goals satisfy Section 162(m) of the Code or the Award is not intended to satisfy the requirements of Section 162(m) of the Code.

          8.5. Annual Limitation on Grants of Shares. Subject to adjustments pursuant to the provisions of Section 9.9 hereof, the maximum number of Shares subject to specified performance goals intended to satisfy the requirements of
Section 162(m) of the Code and in accordance with Section 8.4 hereof that may be granted as Restricted Shares to any employee or subject to any other Share-based awards to any employee during any fiscal year of the Company shall be 50,000 Shares.


                                 ARTICLE 9.

                       GENERALLY APPLICABLE PROVISIONS

          9.1. Option Period. Subject to Section 3.1(b), the period for which an Option is exercisable shall be set by the Committee and shall not exceed ten (10) years from the date such Option is granted. After the Option is granted, the option period may not be reduced, subject to expiration due to termination of employment.

          9.2. Fair Market Value. If the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, unless otherwise required by any applicable provision of the Code the "Fair Market Value" of a Share as of a specified date shall mean the average of the high and low price of the shares for the day immediately preceding the date as of which Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) reported on the principal securities exchange on which the Shares are listed or admitted to trading. If the Shares are not listed or admitted to trading on any such exchange but are listed as a national market security on the Nasdaq Stock Market, Inc. ("NASDAQ"), traded in the over-the-counter market or listed or traded on any similar system then in use, the Fair Market Value of a Share shall be the average of the high and low sales price for the day immediately preceding the date as of which the Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) reported on such system. If the Shares are not listed or admitted to trading on any such exchange, are not listed as a national market security on NASDAQ and are not traded in the over-the-counter market or listed or traded on any similar system then in use, but are quoted on NASDAQ or any similar system then in use, the Fair Market Value of a Share shall be the average of the closing high bid and low asked quotations on such system for the Shares on the date in question. If the Shares are not publicly traded, the method for determining Fair Market Value shall be determined in good faith by the Committee in its sole discretion. An Option shall be considered granted on the date the Committee acts to grant the Option or such later date as the Committee shall specify.

          9.3. Exercise of Options. Vested Options granted under the Plan shall be exercised by the Optionee thereof (or by his or her executors, administrators, guardian or legal representative, or by a Permitted Assignee, as provided in Sections 9.4, 9.6 and 9.7 hereof) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or by certified check or bank check or wire transfer of immediately available funds, (ii) with the consent of the Committee, by delivery of a promissory note in favor of the Company upon such terms and conditions as determined by the Committee, (iii) with the consent of Committee, by tendering previously acquired Shares (valued at its Fair Market Value, as determined by the Committee as of the date of tender) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company's earnings), (iv) if Shares are traded on a national securities exchange, the Nasdaq Stock Market, Inc. or quoted on a national quotation system sponsored by the National Association of Securities Dealers, Inc. and the Committee authorizes this method of exercise, through the delivery of irrevocable instructions to a broker approved by the Committee to deliver promptly to the Company an amount equal to the purchase price, or (v) with the consent of the Committee, any combination of (i), (ii),
(iii) and (iv). In connection with a tender of previously acquired Shares pursuant to clause (iii) above, the Committee, in its sole discretion, may permit the Optionee to constructively exchange Shares already owned by the Optionee in lieu of actually tendering such Shares to the Company, provided that adequate documentation concerning the ownership of the Shares to be constructively tendered is furnished in a form satisfactory to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. The Company shall, subject to Section 10.4 herein, effect the transfer of Shares purchased pursuant to an Option as soon as practicable, and, within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. No person exercising an Option shall have any of the rights of a holder of Shares subject to an Option until certificates for such Shares shall have been issued following the exercise of such Option. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

          9.4. Non-Transferability. Except as otherwise specifically provided herein, no Award shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution. All Options shall be exercisable, during the Participant's lifetime, only by the Participant. Any attempt to transfer any Award, except as specifically provided herein, shall be void, and no such Award shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that an Award, other than (x) an Option that is intended to be an incentive stock option (y) a share appreciation right covered by Section 5.2(d)(i) and a Restricted Share Award, that is otherwise not transferable pursuant to this Section 9.4 is transferable to a Family Member (defined below) in whole or in part and in such circumstances, and under such conditions as specified by the Committee. An Award that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the Award agreement. "Family Member" means, solely to the extent provided for in Securities Act Form S-8, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests or as otherwise defined in Securities Act Form S-8.

          9.5. Termination of Employment. Unless the Committee otherwise determines, in the event of the termination of employment of an Optionee or the termination or separation from service of an advisor, consultant or a Trustee (who is an Optionee) for any reason (other than death or disability as provided below), any Option(s) held by such Optionee (or its Permitted Assignee) under this Plan and not previously exercised or expired, to the extent vested on the date of such termination, shall be exercisable as of such termination for a period not to exceed three months after the date of such termination or separation, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 3.1(b)(ii) or 9.1 above. Notwithstanding the foregoing, in the event of the separation from service of a non-employee Trustee (who is an Optionee) by reason of death, disability or under conditions satisfactory to both the Trustee and the Company, any nonqualified stock options held by such Trustee (or its Permitted Assignee) under the Plan (to the extent vested on the date of such termination) and not previously exercised or expired shall be exercisable for a period not to exceed five (5) years after the date of such separation, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 3.1(b)(ii) or 9.1 above.

          9.6. Death. In the event an Optionee dies while employed by the Company or any of its subsidiaries or affiliates any Option(s) held by such Optionee (or its Permitted Assignee) and not previously expired or exercised shall, to the extent exercisable on the date of death, be exercisable by the estate of such Optionee or by any person who acquired such Option by bequest or inheritance, or by the Permitted Assignee at any time within one year after the death of the Optionee, unless earlier terminated pursuant to its terms, provided, however, that if the term of such Option would expire by its terms within six months after the Optionee's death, the term of such Option shall be extended until six months after the Optionee's death, provided further, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 3.1(b)(ii) or 9.1 above.

          9.7. Disability. In the event of the termination of employment (or separation from service) of an Optionee due to total disability, the Optionee, or his guardian or legal representative, or a Permitted Assignee shall have the unqualified right to exercise any Option that has not expired or been previously exercised and that the Optionee was eligible to exercise as of the first date of total disability (as determined by the Committee), at any time within one (1) year after such termination, unless earlier terminated pursuant to its terms, provided, however, that if the term of such Option would expire by its terms within six months after such termination, the term of such Option shall be extended until six months after such termination, provided further, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 3.1(b)(ii) or 9.1 above. The term "total disability" shall, for purposes of this Plan, be defined in the same manner as such term is defined in Section 22(e)(3) of the Code.

          9.8. Terms of Grant. Notwithstanding anything in Sections 9.5, 9.6 or 9.7 to the contrary, the Committee may grant an Option under such terms and conditions as may be provided in the Share Option Agreement given to the Optionee and, subject to Section 2.5, the Committee has the discretion to modify the terms and conditions of an Option after grant as long as no rights of the Participant are impaired, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term established pursuant to Sections 3.1(b)(ii) or 9.1 above.

          9.9. Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, com-bination, repurchase, or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event affects the Shares with respect to which Options have been or may be issued under the Plan, such that an adjustment is determined in good faith by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and type of Shares that thereafter may be made the subject of Awards,
(ii) the number and type of Shares subject to outstanding Awards, and (iii) subject to Section 2.5, the grant or exercise price with respect to any Option, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding Option; provided, in each case, that with respect to "incentive stock options," no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422(b) of the Code or any successor provision; and provided further, that the number of Shares subject to any Option denominated in Shares shall always be a whole number. In the event of any reorganization, merger, consolidation, split-up, spin-off, or other business combination involving the Company (each, a "Reorganization"), the Committee may cause any Award outstanding as of the effective date of the Reorganization to be canceled in consideration of a cash payment or alternate Award made to the holder of such canceled Award substantially equivalent in value to the fair market value of such canceled Award. The determination of fair market value shall be made by the Committee in its sole discretion.

          9.10. Amendment and Modification of the Plan. The Compensation Committee of the Board of Trustees of the Company may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including without limitation Sections 162(m) and 422 of the Code, or any rule of any stock exchange or quotation system on which Shares are listed or quoted; provided that such Compensation Committee may not amend the Plan, without the approval of the Company's shareholders, to increase the number of Shares that may be the subject of Options under the Plan (except for adjust-ments pursuant to Section 9.9 hereof). In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of an Optionee or a Participant (or a Permitted Assignee thereof) under any Award previously granted without such Optionee's or Participant's consent.

          9.11. Validity of Awards. The validity of any Award or grant of Options made pursuant to this Plan shall remain in full force and effect and shall not be affected by the compliance or noncompliance with Section 162(m) of the Code or Rule 16b-3 of the Exchange Act.


                                 ARTICLE 10.

                                MISCELLANEOUS

          10.1. Tax Withholding. The Company shall have the right to make all payments or distributions made pursuant to the Plan to an Optionee or Participant (or a Permitted Assignee thereof) net of any applicable federal, state and local taxes required to be paid as a result of the grant of any Award, exercise of an Option or stock appreciation rights or any other event occurring pursuant to this Plan. The Company shall have the right to withhold from wages or other payments otherwise payable to such Optionee or Participant (or a Permitted Assignee thereof) such withholding taxes as may be required by law, or to otherwise require the Optionee or Participant (or a Permitted Assignee thereof) to pay such withholding taxes. If the Optionee or Participant (or a Permitted Assignee thereof) shall fail to make such tax payments as are required, the Company or its subsidiaries or affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Optionee or Participant or to take such other action as may be necessary to satisfy such withholding obligations. In satisfaction of the requirement to pay required withholding taxes, the Optionee or Participant (or Permitted Assignee) may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to the Optionee (or Permitted Assignee) pursuant to the Plan, having an aggregate Fair Market Value equal to the required withholding taxes.

          10.2. Right of Discharge Reserved. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any employee, Trustee or other individual the right to continue in the employment or service of the Company or any subsidiary or affiliate of the Company or affect any right that the Company or any subsidiary or affiliate of the Company may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such employee, Trustee or other individual at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit with respect to an Award in the event of termination of an employment or other relationship even if the termination is in violation of an obligation of the Company or any subsidiary or affiliate of the Company to the Participant.

          10.3. Legend. All certificates for Shares delivered under this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed or any national securities association system upon whose system the Shares are then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          10.4.  Listing and Other Conditions.

               (a) As long as the Shares are listed on a national securities exchange or system sponsored by a national securities association, the issue of any Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to deliver such shares unless and until such shares are so listed; provided, however, that any delay in the delivery of such shares shall be based solely on a reasonable business decision and the right to exercise any Option with respect to such shares shall be suspended until such listing has been effected.

               (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to any Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to Shares or Award, and the right to any Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

               (c)  Upon termination of any period of suspension under this
Section 10.4, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

               (d) A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

               (e) If the grant of any Award or any sale or delivery of sale of Shares pursuant to any Award adversely affects the Company's qualification as a real estate investment trust within the meaning of Sections 856 through 860 of the Code, the Company shall have no obligation to make such grant, sale or delivery until such grant, sale or delivery will no longer adversely affect such qualification.

          10.5. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforce-able shall be made or provided under the Plan.

          10.6. Gender and Number. In order to shorten and to improve the understandability of the Plan document by eliminating the repeated usage of such phrases as "his or her" and any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural except when otherwise indicated by the context.

          10.7. Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares entitled to vote thereon, provided such approval is obtained within 12 months after the date of adoption of the Plan by the Board of Trustees. Awards may be granted under the Plan at any time and from time to time after the effective date of the Plan and on or prior to ___________ __, 2009, on which date the Plan will expire except as to Awards and related share appreciation rights then outstanding under the Plan. Such outstanding Awards and stock appreciation rights shall remain in effect until they have been exercised or terminated, or have expired.

          10.8. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed for the Company and any subsidiary or affiliate of the Company. Any income or gain realized pursuant to Awards under the Plan and any share appreciation rights constitutes a special incentive payment to the Optionee, Participant or Holder and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any subsidiary or affiliate of the Company, except as may be determined by the Committee or by the Trustees or directors of the applicable subsidiary or affiliate of the Company.

          10.9. Captions. The captions in this Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

          10.10. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Company and the Participants.

          10.11. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Maryland and construed accordingly.


                                  EXHIBIT A

                            PERFORMANCE CRITERIA

          Subject to the last sentence of Section 8.4 of the Plan, performance goals established for purposes of conditioning the grant of an Award of Restricted Shares or other Share-based awards based on performance or the vesting of performance-based Awards of Restricted Shares shall be based on one or more of the following performance criteria ("Performance Criteria"):
(i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, funds from operation of real estate investments or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;
(vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders' equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company's Shares and (x) the growth in the value of an investment in the Company's Shares assuming the reinvestment of dividends. For purposes of item
(i) above, "extraordinary items" shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

     In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or affiliate, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other real estate investment trusts. To the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria.


PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of its trustees and officers to the trust and its shareholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) acts or omissions involving active and deliberate dishonesty established by a final judgment as being material to the cause of action. Kramont's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Kramont's Bylaws require it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify (i) any present or former trustee or officer (including among the foregoing any individual who, while a trustee or officer and at the express request of Kramont, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in such capacity, against reasonable expenses incurred by him in connection with the proceeding and (ii) any present or former trustee or officer against any claim or liability to which he may become subject by reason of service in that capacity unless it is established that
(a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Kramont's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his status as a trustee or officer provided that Kramont shall have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Kramont as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Kramont if it shall ultimately be determined that the applicable standard of conduct was not met. Kramont's Bylaws also (i) permit Kramont to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of Kramont in such capacity and to any employee or agent of Kramont or a predecessor of Kramont, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit Kramont to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of Kramont pursuant to the foregoing provisions or otherwise, Kramont has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.


Item 21.  Exhibits and Financial Statement Schedules.

     (a)    Exhibits.

     2.1 Agreement and Plan of Reorganization and Merger among Kranzco Realty Trust, KRT Trust, CV Reit, Inc. and Kramont Realty Trust, dated as of December 10, 1999 (included as Appendix A to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     2.2 Amendment No. 1 to the Agreement and Plan of Reorganization and Merger among Kranzco Realty Trust, KRT Trust, CV Reit, Inc. and Kramont Realty Trust, dated as of March 30, 2000 (included as Appendix A to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     3.1    Declaration of Trust of Kramont Realty Trust.

     3.2 Form of Articles of Amendment and Restatement of Kramont Realty Trust (to be adopted at the closing of the merger) (included as Appendix D to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     3.3    Bylaws of Kramont Realty Trust.

     3.4 Form of Amended and Restated Bylaws of Kramont Realty Trust (to be adopted at the closing of the merger) (included as Exhibit B to Appendix A (Agreement and Plan of Reorganization and Merger) to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of issued shares.

     8.1 Opinion of Roberts & Holland LLP regarding certain tax aspects of the merger of KRT Trust and CV Reit, Inc. into Kramont.

     8.2 Opinion of Roberts & Holland LLP regarding REIT qualifications of CV Reit, Inc.

     8.3 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP regarding certain tax aspects of the merger of KRT Trust and CV Reit, Inc. into Kramont.

     8.4 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP regarding REIT qualifications of Kranzco Realty Trust.

     10.1 Form of Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership (included as Appendix E to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     10.2 Form of Second Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P. (included as Exhibit J to Appendix A (Amendment No. 1 to the Agreement and Plan of Reorganization and Merger) to the Joint Proxy
            Statement/Prospectus contained in this Registration Statement).

     10.3 Form of Unit Contribution Agreement among Kramont Realty Trust, Montgomery CV Realty L.P., Kramont Operating Partnership, L.P., CV Partner Holdings, L.P. and CV GP LP. (included as Exhibit I to Appendix A (Amendment No. 1 to the Agreement and Plan of Reorganization and Merger) to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     23.1   Consent of Arthur Andersen LLP.

     23.2   Consent of BDO Seidman, LLP.

     23.3 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included in Exhibits 8.3 and 8.4 hereof).

     23.4 Consent of Robert & Holland LLP (included in Exhibits 8.1 and 8.2 hereof).

     23.5   Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5.1 hereof).

     23.6   Consent of Bernard J. Korman.

     23.7   Consent of H. Irwin Levy.

     23.8   Consent of Milton S. Schneider.

     23.9   Consent of E. Donald Shapiro.

     23.10  Consent of Alan L. Shulman.

     99.1 Form of Proxy Card for Special Meeting of Shareholders of Kranzco Realty Trust.

     99.2   Form of Proxy Card for Special Meeting of Shareholders of CV Reit,
            Inc.

     99.3   Consent of Salomon Smith Barney Inc.

     99.4   Consent of ING Barings LLC.



Item 22.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5)  That every prospectus:  (i) that is filed pursuant to paragraph
     (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (8) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Plymouth Meeting, State of Pennsylvania, on April 10, 2000.


                              KRAMONT REALTY TRUST

                              By: /s/ Louis P. Meshon, Sr.
                                 --------------------------------
                                   Louis P. Meshon, Sr.
                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                       Title                     Date
     ----                       -----                     ----


/s/ Louis P. Meshon, Sr.   President, Chief Executive  April 10, 2000
-------------------------- Officer and Trustee
Louis P. Meshon, Sr.       (Principal Executive Officer,
                           Principal Financial and
                           Accounting Officer)

/s/ Norman M. Kranzdorf    Chairman of the Board       April 10, 2000
-------------------------- of Trustees
Norman M. Kranzdorf

                              INDEX TO EXHIBITS


     2.1 Agreement and Plan of Reorganization and Merger among Kranzco Realty Trust, KRT Trust, CV Reit, Inc. and Kramont Realty Trust, dated as of December 10, 1999 (included as Appendix A to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     2.2 Amendment No. 1 to the Agreement and Plan of Reorganization and Merger among Kranzco Realty Trust, KRT Trust, CV Reit, Inc. and Kramont Realty Trust, dated as of March 30, 2000 (included as Appendix A to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     3.1   Declaration of Trust of Kramont Realty Trust.

     3.2 Form of Articles of Amendment and Restatement of Kramont Realty Trust (to be adopted at the closing of the merger) (included as Appendix D to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     3.3   Bylaws of Kramont Realty Trust.

     3.4 Form of Amended and Restated Bylaws of Kramont Realty Trust (to be adopted at the closing of the merger) (included as Exhibit B to Appendix A (Agreement and Plan of Reorganization and Merger) to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of issued shares.

     8.1 Opinion of Roberts & Holland LLP regarding certain tax aspects of the merger of KRT Trust and CV Reit, Inc. into Kramont.

     8.2 Opinion of Roberts & Holland LLP regarding REIT qualifications of CV Reit, Inc.

     8.3 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP regarding certain tax aspects of the merger of KRT Trust and CV Reit, Inc. into Kramont.

     8.4 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP regarding REIT qualifications of Kranzco Realty Trust.

     10.1 Form of Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership (included as Appendix E to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     10.2 Form of Second Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P. (included as Exhibit J to Appendix A (Amendment No. 1 to the Agreement and Plan of Reorganization and Merger) to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     10.3 Form of Unit Contribution Agreement among Kramont Realty Trust, Montgomery CV Realty L.P., Kramont Operating Partnership, L.P., CV Partner Holdings, L.P. and CV GP LP. (included as Exhibit I to Appendix A (Amendment No. 1 to the Agreement and Plan of Reorganization and Merger) to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

     23.1  Consent of Arthur Andersen LLP.

     23.2  Consent of BDO Seidman, LLP.

     23.3 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included in Exhibits 8.3 and 8.4 hereof).

     23.4 Consent of Robert & Holland LLP (included in Exhibits 8.1 and 8.2 hereof).

     23.5  Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
           Exhibit 5.1 hereof).

     23.6  Consent of Bernard J. Korman.

     23.7  Consent of H. Irwin Levy.

     23.8  Consent of Milton S. Schneider.

     23.9  Consent of E. Donald Shapiro.

     23.10 Consent of Alan L. Shulman.

     99.1 Form of Proxy Card for Special Meeting of Shareholders of Kranzco Realty Trust.

     99.2  Form of Proxy Card for Special Meeting of Shareholders of CV Reit,
           Inc.

     99.3  Consent of Salomon Smith Barney Inc.

     99.4  Consent of ING Barings LLC.